As filed with the Securities and Exchange Commission on July 15, 2021

No. 333-254485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPG PACE TECH OPPORTUNITIES CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1499860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Telephone: (212) 405-8458

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Neugebauer

c/o

TPG Pace Tech Opportunities Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Telephone: (212) 405-8458

Facsimile: (512) 533-6601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Keith Fullenweider Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin St. Suite 2500 Houston, Texas 77002 (713) 758-2222	John M. Mutkoski Jocelyn M. Arel Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 14, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF TPG PACE TECH OPPORTUNITIES CORP.

TPG PACE TECH OPPORTUNITIES CORP.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Dear TPG Pace Tech Opportunities Corp. Shareholders:

You are cordially invited to attend an extraordinary general meeting of the shareholders of TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands (“TPG Pace”), which will be held on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 and virtually pursuant to the procedures described in the accompanying proxy statement/prospectus (the “extraordinary general meeting”). The extraordinary general meeting has been called to approve, among other things, the Business Combination (as defined below) between TPG Pace and Live Learning Technologies LLC, a Missouri limited liability company (“Nerdy”). As used in the accompanying proxy statement/prospectus, “OpCo” refers to Nerdy following the Merger (as defined below).

As further described in the accompanying proxy statement/prospectus, pursuant to the Domestication (as defined below), on the Closing Date (as defined below), prior to the Effective Time (as defined in the Business Combination Agreement), TPG Pace will become a Delaware corporation named “Nerdy Inc.” As part of the Domestication, the outstanding Class A ordinary shares of TPG Pace (the “Class A Shares”) and Class F ordinary shares of TPG Pace (the “Founder Shares” and, together with the Class A Shares, the “TPG Pace ordinary shares”) will convert into common stock of Nerdy Inc. in the manner described further below. In addition, the warrants of TPG Pace will become warrants to purchase Class A Common Stock of Nerdy Inc. In connection with the Domestication, Nerdy Inc. will be governed by materially different governance documents than TPG Pace. See “Comparison of Corporate Governance and Shareholder Rights” in the accompanying proxy statement/prospectus for more information. As used in the accompanying proxy statement/prospectus, “Nerdy Inc.” refers to TPG Pace after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, TPG Pace shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement (and the transactions contemplated thereby, the “Business Combination”) dated as of January 28, 2021 (as amended on March 19, 2021 and on July 14, 2021 and as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among TPG Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“TPG Pace Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with TPG Pace Merger Sub, the “Merger Subs”), Nerdy, and, solely for the purposes described therein, certain entities affiliated with the Blockers, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-I, A-II and A-III, including the transactions contemplated thereby.

As described in further detail below, the aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in Nerdy equity and the holders of Nerdy unit appreciation rights and profit units, collectively, the “Existing Nerdy Holders”) will be based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of Available Cash (as defined in the accompanying proxy statement/prospectus) over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants plus (iv) the Nerdy Earnout Consideration (as defined herein).

The Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing Nerdy Holders (other than the owners of the Blockers) to retain their equity ownership in Nerdy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units (as defined below) and OpCo warrants (as defined below). Immediately following the Closing, Existing Nerdy Holders are expected to own approximately 40% of the OpCo Units. Following the completion of the Business Combination, holders of OpCo Units (other than Nerdy Inc.) will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of their OpCo Units and corresponding shares of Class B Common Stock (as defined below) for Class A Common Stock (as defined below), subject to Nerdy Inc.’s right to acquire each tendered OpCo Unit directly from such holder for Class A Common Stock or an equivalent amount of cash. These acquisitions of OpCo Units will provide potential future tax benefits for Nerdy Inc. (a substantial portion of which Existing Nerdy Holders that are parties to the Tax Receivable Agreement will benefit from pursuant to the Tax Receivable Agreement). For more information, please see “Business Combination Proposal—Related Agreements—OpCo LLC Agreement” and “Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the Business Combination and related transactions will be accomplished as follows:

(a)

On the date of the transactions contemplated by the Business Combination Agreement (the “Closing Date”), prior to the Effective Time (as defined in the Business Combination Agreement), (i) TPG Pace will become a Delaware corporation (the “Domestication”) with the name “Nerdy Inc.” (for further details, see “Proposal No. 2—The Domestication Proposal”) and (ii) Nerdy will recapitalize its outstanding equity interests into Nerdy common units (subject to substantially the same terms and conditions, including applicable vesting requirements) (the “Nerdy Recapitalization”).

(b)

TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) certain limited liability company units in Nerdy (“OpCo Units”) and an equivalent number of shares of Nerdy Inc.’s Class B common stock (“Class B Common Stock”) and (C) certain Nerdy warrants and (ii) each holder of Nerdy unit appreciation rights will exchange all such unit appreciation rights for (1) corresponding stock appreciation rights in Nerdy Inc. or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement. In lieu of receiving OpCo Units and a corresponding number of shares of Class B Common Stock, each holder of Nerdy common units (other than the Blockers) may elect to receive shares of Nerdy Inc.’s Class A common stock (“Class A Common Stock” and, together with Class B Common Stock, “Common Stock”).

(c)

(i) Simultaneously with the Merger, through a series of separate merger transactions, the Blockers will merge with Nerdy Inc. (the “Blocker Mergers”), with Nerdy Inc. surviving the Blocker Mergers. In the Blocker Mergers, each holder of equity interests in the Blockers will exchange such equity interests for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Nerdy Inc. warrants. The Blocker Mergers are structured as separate mergers so as to effect such mergers in a tax-efficient manner.

(d)

Immediately following the Blocker Mergers and in connection with the Closing of the Business Combination (the “Closing”), Nerdy Inc. will contribute all of its assets (other than the OpCo Units it then holds and amounts necessary to fund any shareholder redemptions), which will consist of the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts and including the net cash proceeds to TPG Pace resulting from the Subscription Agreements (as defined below) and the Forward Purchase Agreements (as defined below)) (collectively, “Available Cash”) less the cash consideration paid to Nerdy equity holders, to OpCo in exchange for a number of additional OpCo Units and a number of warrants to purchase OpCo Units (“OpCo warrants”), such that Nerdy Inc. will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo warrants equal to the total number of Nerdy Inc. warrants, in each case, issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Nerdy Inc. to OpCo at the Closing of the Business Combination is estimated to be approximately $266 million, assuming no redemptions by TPG Pace shareholders.

Upon the Closing, Existing Nerdy Holders are expected to hold an aggregate of 90,184,678 shares of Common Stock, including (i) 18,208,679 shares of Class A Common Stock and (ii) 71,975,999 shares of Class B Common Stock (and a number of OpCo Units corresponding to this number of shares of Class B Common Stock). In addition, the Existing Nerdy Holders will be issued (i) 417,240 Nerdy Inc. warrants and (ii) 2,027,204 OpCo warrants. As described above, the Business Combination is being accomplished through an “Up-C” structure and the type and mix of consideration received by the Existing Nerdy Holders reflects the implementation of such structure.

Following the Closing and based on the assumptions set forth in the No Redemption Scenario, the Existing Nerdy Holders are expected (i) to own approximately 51% of the Common Stock of Nerdy Inc., comprised of approximately 17% of the outstanding Class A Common Stock and 100% of the outstanding Class B Common Stock, (ii) to own 13% of the outstanding aggregate warrants, including 100% of the OpCo warrants and 2% of the Nerdy Inc. warrants, and (iii) to receive approximately $388.2 million of cash consideration, assuming no redemptions by TPG Pace shareholders. For a summary of the assumptions surrounding the ownership percentages in the foregoing, please see “Questions and Answers For Shareholders of TPG Pace— What will the Existing Nerdy Holders receive in the Business Combination with TPG Pace?” As a result, the Existing Nerdy Holders will collectively have effective control over the management and decision-making of Nerdy Inc. following the Business Combination. For a diagram showing the expected post-closing corporate structure, please see the section entitled “Summary of the Proxy Statement—Organizational Structure” on page 7 of the accompanying proxy statement.

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination (the “PIPE Financing”). In addition, pursuant to the Forward Purchase Agreements (as defined herein), TPG Pace has agreed to issue an aggregate of 16,116,750 shares of Class A Common Stock and 3,000,000 warrants to purchase Class A Common Stock to certain accredited investors, including but not limited to, affiliates of TPG Pace for an aggregate of $150 million. For more information, please see “Business Combination Proposal—Related Agreements—Forward Purchase Agreements.”

You will also be asked to consider and vote upon (a) a proposed certificate of incorporation of Nerdy Inc. to be effective after giving effect to the Domestication, a copy of which is attached as Annex C to this proxy statement/prospectus (such proposal the “Charter Proposal”), (b) on a non-binding advisory basis, six (6) separate proposals to approve material differences between TPG Pace’s existing amended and restated memorandum and articles of association and the proposed certificate of incorporation of Nerdy Inc. and the proposed bylaws of Nerdy Inc. upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, which are referred to herein collectively as the “Governing Documents Proposals,” (c) a proposal to approve the election of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, which is referred to as the “Director Election Proposal,” (d) a proposal to approve, for purpose of complying with provisions of Section 312.03 of The New York Stock Exchange’s (“NYSE”) Listed Company Manual, the issuance of Class A Common Stock in connection with the Business Combination, including, without limitation, to the investors in the PIPE Financing and the forward purchases, which is referred to herein as the “NYSE Proposal,” (e) a proposal to approve and adopt the Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, which is referred to herein as the “Equity Incentive Plan Proposal,” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal

and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of the Class A Shares issued as part of the units (“public shares”) in the initial public offering of TPG Pace (the “TPG Pace IPO”) such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of the TPG Pace IPO (the “Trust Account”) in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such condition to the consummation of the Business Combination, the “Minimum Available Cash Condition”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreement, the OpCo LLC Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, the Waiver Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to its amended and restated memorandum and articles of association, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450 million as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such Class A Shares. TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that Nerdy’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) plus the net proceeds from the PIPE Financing and the forward purchases equaling or exceeding $250,000,000 as of the closing of the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by holders of public shares and a failure to consummate the PIPE Financing and forward purchases, this condition is not met or is not waived, then Nerdy may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in TPG Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that no holders of public shares exercise their redemption rights with respect to their Class A Shares.

Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood (the “TPG Pace Independent Directors,” and together with our Sponsor, the “TPG Pace Initial Shareholders”) as well as TPG Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any TPG Pace ordinary shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the TPG Pace Initial Shareholders own 20% of the issued and outstanding TPG Pace ordinary shares. The TPG Pace Initial Shareholders and the other directors and officers of TPG Pace have agreed to vote any TPG Pace ordinary shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The amended and restated memorandum and articles of association of TPG Pace includes a conversion adjustment and such mechanic shall be applied so that following the automatic conversion of the Founder Shares at the time of the Domestication into an equivalent number of Nerdy Inc. Class F Common Stock (“Nerdy Inc. Founder Shares”), and upon the completion of the Business Combination, such Nerdy Inc. Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the PIPE Financing and the forward purchases, subject to the waivers of certain conversion rights pursuant to the Waiver Agreement. Such adjustment will apply in connection with the Business Combination with respect to shares of Class A Common Stock received following the Domestication. Pursuant to the Waiver Agreement, Sponsor and each holder of Founder Shares has agreed to waive this adjustment with respect to (i) the Class A Common Stock issued in the PIPE Financing and (ii) any shares in excess of an aggregate of 15,000,000 shares of Class A Common Stock issued pursuant to the Forward Purchase Agreements. As a result of such waiver, immediately following the closing of the Business Combination the TPG Pace Initial Shareholders will hold approximately 11% of the total number of Class A Common Stock outstanding.

TPG Pace is providing the accompanying proxy statement/prospectus and accompanying proxy card to TPG Pace’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by TPG Pace’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of TPG Pace’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of TPG Pace has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to TPG Pace’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TPG Pace, you should keep in mind that TPG Pace’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination

Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and the Charter Proposal require a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (including virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person (including virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

We intend to offer an in-person attendance option for shareholders to attend the extraordinary general meeting in person. However, we are continuing to monitor the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the extraordinary general meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at https://www.tpg.com/pace-tech-opportunities for updated information and information regarding the protocols for attending the meeting in person, if applicable. If you are to attend the extraordinary general meeting, please check our website ten days prior to the meeting date. If the extraordinary general meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You may change or revoke your proxy until it is voted. As always, we encourage you to vote your shares prior to the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TPG PACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU

WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of TPG Pace’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Karl Peterson

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

TPG PACE TECH OPPORTUNITIES

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                , 2021

Dear TPG Pace Tech Opportunities Corp. Shareholders:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company (“TPG Pace”), will be held on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that TPG Pace’s entry into the Business Combination Agreement, dated as of January 28, 2021, as amended on March 19, 2021 and on July 14, 2021 (the “Business Combination Proposal” and, the transactions contemplated thereby, the “Business Combination”), by and among TPG Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“TPG Pace Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with TPG Pace Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Missouri limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers, a copy of which is attached to the proxy statement/prospectus as Annex A-I, A-II and A-III, which provides for, among other things, (i) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger, (ii) simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in Nerdy equity and the holders of Nerdy unit appreciation rights and profit units, collectively, the “Existing Nerdy Holders”) will be based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of Available Cash (as defined in the accompanying proxy statement/prospectus) over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants plus (iv) the Nerdy Earnout Consideration (as defined herein).

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Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that TPG Pace be de-registered in the Cayman Islands pursuant to article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, TPG Pace be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of TPG Pace as a corporation in the State of Delaware, the name of TPG Pace be changed from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (the “Domestication Proposal”).

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Proposal No. 3—The Charter Proposal—RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association of TPG Pace (“Existing Governing Documents”) be amended and restated by the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) of “Nerdy Inc.” (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), including authorization of the change in authorized share capital as indicated therein and the change of name of TPG Pace to “Nerdy Inc.” in connection with the Business Combination (such proposal, the “Charter Proposal”).

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Governing Documents Proposals—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, and to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the proposed new bylaws, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”), of Nerdy Inc. (such proposals, collectively, the “Governing Documents Proposals”):

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Proposal No. 4—Governing Documents Proposal A—RESOLVED, as an ordinary resolution, that upon the Domestication, the change in the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d)                shares of preferred stock, par value $0.0001 per share, of Nerdy Inc., be approved.

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Proposal No. 5—Governing Documents Proposal B—RESOLVED, as an ordinary resolution, that, upon the Domestication, the authorization to the board of directors of Nerdy Inc. (the “Nerdy Inc. Board”) to issue any or all shares of Nerdy Inc. preferred stock, par value $0.0001, in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the Delaware General Corporation Law, be approved.

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Proposal No. 6—Governing Documents Proposal C—RESOLVED, as an ordinary resolution, that, upon the Domestication, the provision that certain provisions of the certificate of incorporation of Nerdy Inc. are subject to the Stockholders Agreement be approved.

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Proposal No. 7—Governing Documents Proposal D—RESOLVED, as an ordinary resolution, that, upon the Domestication, the removal of the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting be approved.

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Proposal No. 8—Governing Documents Proposal E—RESOLVED, as an ordinary resolution, that, upon the Domestication, any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors be approved.

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Proposal No. 9—Governing Documents Proposal F—RESOLVED, as an ordinary resolution, that, upon the Domestication, all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual,

(iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, be approved.

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Proposal No. 10—The Director Election Proposal—RESOLVED, as an ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved (the “Director Election Proposal”).

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Proposal No. 11—The NYSE Proposal—RESOLVED, as an ordinary resolution, approve, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s (“NYSE”) Listed Company Manual, the issuance of more than 20% of TPG Pace’s common stock to the investors in the PIPE Financing (as defined below) (the “NYSE Proposal”).

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Proposal No. 12—The Equity Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that, upon the Domestication, the Nerdy Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved (the “Equity Incentive Plan Proposal”).

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Proposal No. 13—The Adjournment Proposal—RESOLVED, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of the Class A Shares issued as part of the units (“public shares”) in the initial public offering of TPG Pace (the “TPG Pace IPO”) such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of the TPG Pace IPO (the “Trust Account”) in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such condition to the consummation of the Business Combination, the “Minimum Available Cash Condition”) (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, NYSE Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to TPG Pace’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of TPG Pace’s shareholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56 of this proxy statement/prospectus.

After careful consideration, the board of directors of TPG Pace has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to TPG Pace’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TPG Pace, you should keep in mind that TPG Pace’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to its amended and restated memorandum and articles of association, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450 million as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such Class A Shares. TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that Nerdy’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) plus the net proceeds from the PIPE Financing and the forward purchases equaling or exceeding $250,000,000 as of the closing of the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by holders of public shares and a failure to consummate the PIPE Financing and forward purchases, this condition is not met or is not waived, then Nerdy may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in TPG Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that no holders of public shares exercise their redemption rights with respect to their Class A Shares.

TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware limited liability company (our “Sponsor”), and Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood (the “TPG Pace Independent Directors,” and together with our Sponsor, the “TPG Pace Initial Shareholders”), as well as TPG Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any TPG Pace ordinary shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares (as defined below) will be excluded from the pro rata calculation used to determine the per-share redemption price.

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination (the “PIPE Financing”). In addition, pursuant to the Forward Purchase Agreements (as defined herein), TPG Pace has agreed to issue an aggregate of 16,116,750 shares of Class A Common Stock and 3,000,000 warrants to purchase Class A Common Stock to certain accredited investors, including but not limited to, affiliates of TPG Pace for an aggregate of $150 million. For more information, please see “Business Combination Proposal—Related Agreements—Forward Purchase Agreements.”

In connection with the Closing, each share of Class A Common Stock purchased in the PIPE Financing and each share of Class A Common Stock and forward purchase warrants purchased pursuant to the Forward Purchase Agreements will be exchanged for an equivalent number of securities of Nerdy Inc. The securities to be issued pursuant to the Subscription Agreements and Forward Purchase Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), TPG Pace’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TPG Pace’s transfer agent, TPG Pace will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of TPG Pace —Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing pace.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of TPG Pace Tech Opportunities Corp.,

Karl Peterson

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TPG PACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	iii
TRADEMARKS	iii
SELECTED DEFINITIONS	iii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	x
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TPG PACE	xii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
TICKER SYMBOLS AND DIVIDEND INFORMATION	55
RISK FACTORS	56
EXTRAORDINARY GENERAL MEETING OF TPG PACE	111
BUSINESS COMBINATION PROPOSAL	120
DOMESTICATION PROPOSAL	164
CHARTER PROPOSAL	167
GOVERNING DOCUMENTS PROPOSALS	168
GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	171
GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NERDY INC. AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	173
GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE PROPOSED CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT	175
GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	177
GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING THE REMOVAL OF DIRECTORS, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	179
GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	181
NYSE PROPOSAL	186
EQUITY INCENTIVE PLAN PROPOSAL	188
ADJOURNMENT PROPOSAL	194
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	196
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	212
BUSINESS OF TPG PACE AND CERTAIN INFORMATION ABOUT TPG PACE	245
TPG PACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	266
INFORMATION ABOUT NERDY	274
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NERDY	299
EXECUTIVE COMPENSATION	317
MANAGEMENT OF NERDY INC. FOLLOWING THE BUSINESS COMBINATION	322
BENEFICIAL OWNERSHIP OF SECURITIES	327
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	329
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	333
DESCRIPTION OF NERDY INC. SECURITIES	336
SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK	348
STOCKHOLDER PROPOSALS AND NOMINATIONS	349

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning TPG Pace, without charge, by written request to TPG Pace Tech Opportunities Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, or by telephone request at (212) 405-8458; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing pace.info@investor.morrowsodali.com or from the SEC through the SEC website at http://www.sec.gov.

In order for TPG Pace’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of TPG Pace to be held on                 , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 , 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“additional forward purchasers” means third party purchasers not affiliated with TPG Global who commit to purchase securities under the Forward Purchase Agreements;

•	“amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of TPG Pace, effective October 6, 2020;

•

“Available Cash” means as of the closing, the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts) plus the net cash proceeds to TPG Pace resulting from the Subscription Agreements and the Forward Purchase Agreements;

•	“Blocker Merger Sub I” means TPG Pace Blocker Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of TPG Pace;

•	“Blocker Merger Sub II” means TPG Pace Blocker Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of TPG Pace;

•	“Blocker Merger Subs” means Blocker Merger Sub I and Blocker Merger Sub II;

•	“Blockers” means TCV Blocker and Learn Blocker;

•

“Business Combination Agreement” means that certain Business Combination Agreement, dated January 28, 2021, by and among TPG Pace, TPG Pace Merger Sub, TCV Blocker, Learn Blocker, Blocker Merger Sub I, Blocker Merger Sub II, Nerdy, and, solely for the purposes stated therein, certain entities affiliates with the Blockers (as amended on March 19, 2021 and on July 14, 2021 and as amended, supplemented or otherwise modified from time to time in accordance with its terms);

•	“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Call Right” means the right, pursuant to the OpCo LLC Agreement and upon the exercise of the OpCo Redemption Right by an OpCo Unitholder, for Nerdy Inc. to acquire each tendered OpCo Unit directly from such OpCo Unitholder for, at Nerdy Inc.’s election, (i) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash;

•	“Cayman Islands Companies Act” means the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time;

•	“Charter Proposal” means Proposal No. 3 to approve the Proposed Certificate of Incorporation of Nerdy Inc.;

•	“Class A Common Stock” means Class A common stock, $0.0001 par value of Nerdy Inc.;

•

“Class A Shares” means the Class A ordinary shares, $0.0001 par value in the capital of TPG Pace, which will automatically convert, on a one-for-one basis, into shares of Class A Common Stock in connection with the Domestication;

•	“Class B Common Stock” means the Class B common Stock, par value $0.0001 per share of Nerdy Inc.;

•	“Closing Date” means the date on which the Closing occurs;

•	“Closing” means the closing of the transactions contemplated by the Business Combination Agreement;

•	“Cohn” means, collectively, Cohn Investments, LLC and Charles K. Cohn VT Trust U/A/D May 26, 2017

•	“Common Stock” means the Class A Common Stock and Class B Common Stock;

•

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal, collectively;

•	“Continental” means Continental Stock Transfer & Trust Company;

•

“Domestication” means the transfer by way of continuation and deregistration of TPG Pace from the Cayman Islands and the continuation and domestication as a corporation registered in the State of Delaware, upon which TPG Pace will change its name to Nerdy Inc.;

•	“Earnout Equity” means the TPG Pace Sponsor Earnout Equity and the Nerdy Earnout Consideration;

•	“Effective Time” means the time at which the Merger becomes effective;

•	“Equity Incentive Plan” means the Nerdy Inc. 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•	“Excess Shares” means shares in excess of 15,000,000 aggregate forward purchase shares;

•	“Excess Share Forfeitures” means the forfeiture of Excess Shares pursuant to the Waiver Agreement;

•	“Existing Governing Documents” means the amended and restated memorandum and articles of association;

•

“Existing Nerdy Holders” means the existing holders of equity securities of Nerdy, but including with respect to the Blockers, the owners of the Blockers with respect to their indirect interest in Nerdy equity;

•	“Experts” means Nerdy’s tutors, instructors, subject matter experts, educators and other professionals;

•

“extraordinary general meeting” means the extraordinary general meeting of TPG Pace to be held on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals;

•

“Forward Purchase Agreements” means those certain forward purchase agreements, entered into in connection with the TPG Pace IPO, by and among TPG Pace, TPG Holdings and certain third parties pursuant to which TPG Holdings, certain transferees of TPG Holdings and certain third parties, upon the terms and subject to the conditions set forth therein, have agreed to purchase certain Class A Shares and forward purchase warrants prior to the consummation of TPG Pace’s initial business combination;

•	“forward purchase shares” means the shares of Class A Common Stock issuable pursuant to the Forward Purchase Agreements;

•	“forward purchase warrants” means the warrants issuable pursuant to the Forward Purchase Agreements;

•	“forward purchases” means the transactions contemplated under the Forward Purchase Agreements;

•	“forward purchase securities” means, collectively, forward purchase shares and forward purchase warrants;

•

“Founder Shares” means the 11,250,000 Class F ordinary shares, par value $0.0001 per share, of TPG Pace outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 160,000 were transferred to each of Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood (40,000 shares each) in October 2020, and, following the Domestication, the 11,250,000 Class F ordinary shares that will automatically convert, on a one-for-one basis, into Nerdy Inc. Founder Shares;

•	“Learn Blocker” means LCSOF XI VT, Inc., a Delaware corporation;

•	“Learn Capital” means, collectively, Learn Blocker, Learn Capital Special Opportunities Fund XIV, L.P. and Learn Capital Special Opportunities Fund XV;

•	“Learners” means Nerdy’s students, users, parents, guardians, and purchasers;

•	“Merger Subs” means the Blocker Merger Subs and TPG Pace Merger Sub;

•

“Merger” means the merger of TPG Pace Merger Sub with and into Nerdy pursuant to the Business Combination Agreement, with Nerdy as the surviving company in the Merger and, after giving effect to such Merger, OpCo becoming a subsidiary of TPG Pace;

•	“Minimum Available Cash Condition” means the condition in the Business Combination Agreement that states that Available Cash must equal no less than $250,000,000;

•	“Nerdy” means, prior to the Closing of the Business Combination, Live Learning Technologies LLC, a Missouri limited liability company;

•

“Nerdy Earnout Consideration” means those aggregate 4,000,000 (1) shares of Class A Common Stock or (2) OpCo Units (and a corresponding number of shares of Class B Common Stock) that may be paid to certain Existing Nerdy Holders (treating for such calculation each OpCo Unit and corresponding share of Pace Class B Common Stock as one), which such shares or units, as applicable, shall be issued but subject to forfeiture until the achievement of Triggering Event I with respect 1,333,333 shares or units, Triggering Event II with respect to 1,333,333 shares or units, and Triggering Event III with respect to 1,333,334 shares or units;

•	“Nerdy Inc. Board” means the board of directors of Nerdy Inc.;

•	“Nerdy Inc. Founder Shares” means, after the domestication, the Class F Common Stock, par value $0.0001 of Nerdy Inc.;

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•	“Nerdy Inc. Preferred Stock” means shares of Nerdy Inc. preferred stock, par value $0.0001;

•	“Nerdy Inc.” means Nerdy Inc., a Delaware corporation (f.k.a. TPG Pace Tech Opportunities Corp.), upon and after the Domestication;

•

“Nerdy Recapitalization” means the conversion of each outstanding class of Nerdy preferred units and the Nerdy profit units (whether vested or unvested) into Nerdy common units (subject to substantially the same terms and conditions, including applicable vesting requirements);

•	“Nerdy Securities” means Class A Common Stock and Nerdy Inc. warrants;

•	“Nerdy Stockholder Group” means, collectively, Cohn, Learn Capital and TCV;

•	“Nerdy Inc. warrants” means the warrants issued by Nerdy Inc. to acquire shares of Class A Common Stock;

•	“Nerdy warrants” means the Nerdy Inc. warrants and the OpCo warrants that will be issued to the equity holders of Nerdy in connection with the Business Combination.

•	“NYSE” means the New York Stock Exchange;

•	“OpCo” means, after the conversion to a Delaware limited liability company and the Merger, Nerdy, LLC, a Delaware limited liability company;

•	“OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo to be entered into in connection with the Closing;

•

“OpCo Redemption Right” means the right, pursuant to the OpCo LLC Agreement, for OpCo Unitholders (other than Nerdy Inc.) to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Class B Common Stock for shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification;

•	“OpCo Units” means the units of OpCo;

•	“OpCo Unitholder” means a holder of OpCo Units;

•	“OpCo warrants” means the warrants issued by OpCo to purchase OpCo Units;

•

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the certain investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination;

•	“PIPE Investors” means the investors who participated in the PIPE Financing.

•

“private placement warrants” means the 7,333,333 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor (which may become exercisable for Class A Shares at an exercise price of $11.50 per share), which are substantially identical to the public warrants sold as part of the units in the TPG Pace IPO, subject to certain limited exceptions, 2,444,444 of which will be forfeited by our Sponsor pursuant to the Waiver Agreement in connection with the Business Combination and, after the Domestication, the 4,888,889 private placement warrants (after giving effect to the forfeiture described in the foregoing) that will be exercisable for Class A Common Stock at $11.50 per share;

•	“Proposed Bylaws” means the proposed bylaws of Nerdy Inc. to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of Nerdy Inc. to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” means holders of public shares;

•	“public shares” means the currently outstanding 45,000,000 Class A Shares issued as part of the Units in the TPG Pace IPO;

•

“public warrants” means the currently outstanding 9,000,000 warrants to purchase Class A Shares that were issued as part of the Units in the TPG Pace IPO (which may become exercisable for Class A Shares at an exercise price of $11.50 per share) and, after the Domestication, the 9,000,000 warrants to purchase Class A Common Stock that will be exercisable for shares of Class A Common Stock at $11.50 per share;

•	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•

“Registration Rights Agreement” means that certain agreement with certain holders of Class A Common Stock and warrants after Closing, pursuant to which registration rights with respect to such securities will be offered;

•	“SEC” means the Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•

“Share Forfeitures” means, together, the Excess Share Forfeiture and the additional forfeiture of 2,000,000 shares of Class A Common Stock by holders of Founder Shares pursuant to the Waiver Agreement;

•

“Stockholders’ Agreement” means that certain agreement by and among TPG Pace, the Nerdy Stockholder Group and Sponsor, pursuant to which certain governing rights and obligations of the parties are given;

•	“Sponsor” means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware limited liability company;

•	“Subscription Agreements” means the subscription agreements, entered into by TPG Pace and certain investors in connection with the PIPE Financing;

•	“TCV” means, collectively, TCV Blocker, TCV VIII (A) VT, L.P., TCV VIII, L.P., TCV VIII (B), L.P., TCV Member Fund, L.P and TCV VIII Master, L.P.;

•	“TCV Blocker” means TCV VIII (A) VT, Inc., a Delaware corporation;

•	“TPG” means TPG Global, LLC and its affiliates;

•	“TPG Capital BD” means TPG Capital BD, LLC, an affiliate of our Sponsor and TPG Pace;

•	“TPG Global” means TPG Global, LLC;

•	“TPG Global Purchasers” means affiliates and employees of TPG Global that have committed to purchase forward purchase securities pursuant to the Forward Purchase Agreements;

•	“TPG Pace Board” means TPG Pace’s board of directors;

•	“TPG Pace Independent Directors” means each of Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood;

•	“TPG Pace Initial Shareholders” means our Sponsor and the TPG Pace Independent Directors;

•	“TPG Pace IPO” means TPG Pace’s initial public offering that was consummated on October 9, 2020;

•	“TPG Pace Merger Sub” means TPG Pace Tech Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TPG Pace;

•	“TPG Pace ordinary shares” means our Class A Shares and our Founder Shares;

•	“TPG Pace Public Securities” means Class A Shares and TPG Pace Public Warrants;

•

“TPG Pace Public Warrants” means the currently outstanding 9,000,000 warrants to purchase Class A Shares that were issued as part of the Units in the TPG Pace IPO (which may become exercisable for Class A Shares at an exercise price of $11.50 per share);

•

“TPG Pace Sponsor Earnout Equity” means 4,000,000 shares of Class A Common Stock that have been made subject to potential forfeiture by Sponsor following the Closing until the achievement of Triggering Event I with respect 1,333,333 shares, Triggering Event II with respect to 1,333,333 shares, and Triggering Event III with respect to 1,333,334 shares, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration;

•	“TPG Pace,” means TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;

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“TRA Holders” means the OpCo Unitholders (other than Nerdy Inc.) that are a party to the Tax Receivable Agreement (and their respective successors and permitted assigns under the Tax Receivable Agreement);

•	“transfer agent” means Continental, TPG Pace’s transfer agent;

•

“Triggering Event I” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

•

“Triggering Event II” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $14.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

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“Triggering Event III” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $16.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

•

“Trust Account” means the trust account established at the consummation of the TPG Pace’s IPO that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“Units” means the units of TPG Pace, each unit representing one Class A Share and one-fifth of one warrant to acquire one Class A Share, that were offered and sold by TPG Pace in its initial public offering and in its concurrent private placement;

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“Waiver Agreement” means that certain waiver agreement, dated January 29, 2021, by and among TPG Pace, our Sponsor and each holder of issued and outstanding Founder Shares which provides, among other things, that (i) holders of Founder Shares agreed to forfeit for no consideration a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock issued pursuant to certain Forward Purchase Agreements over an aggregate of 15,000,000 shares of Class A Common Stock, (ii) such holders of Founder Shares agreed to forfeit for no consideration 2,000,000 shares of Class A Common Stock, which shares of Class A Common Stock will be immediately cancelled upon the Closing, (iii) Sponsor agreed to forfeit for no consideration 2,444,444 private placement warrants that will be immediately cancelled upon the Closing and (iv) Sponsor further agreed to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration;

•	“warrants” means, collectively, the FPA Warrants, public warrants, private placement warrants and certain Nerdy warrants.

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus

•

includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which will be issued and outstanding as of Closing, but subject to forfeiture and (b) an expected 18,075,207 shares (of which 5,976,406 will be shares of Class A Common Stock of Nerdy, Inc. and 12,098,801 will be shares of Class B Common Stock of Nerdy Inc.) underlying (i) an expected 9,036,422 vested (of which 1,233,379 are vested unit appreciation rights and 7,803,043 are vested profit interest units) and (ii) 9,038,785 unvested (of which 4,743,027 are unvested stock appreciation rights and 4,295,758 are unvested profit interest units), which unvested stock appreciation rights and profit interest units will be subject to certain vesting conditions and a risk of forfeiture, that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing;

•

does not take into account (a), the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan, which is expected to include shares available for issuance for 15% of shares outstanding at Closing after giving effect to the shares of Class A Common Stock/OpCo Units issuable upon exercise of the warrants using treasury stock method assuming an $18.00 stock/unit price and assuming that the Nerdy Earnout Consideration is issued in full, plus additional shares relating to the forfeiture provisions set forth in the proposed Equity Incentive Plan and (b) 19,333,333 warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter; and

•	otherwise assumes that:

•	no public shareholders elect to have their public shares redeemed;

•

at the Closing, the forward purchasers purchase an aggregate 16,116,750 shares of Class A Common Stock and 3,000,000 forward purchase warrants for aggregate proceeds of $150 million and the TPG Pace Initial Shareholders are issued an aggregate 3,750,000 Class A Shares pursuant to the conversion adjustment set forth in the Proposed Certificate of Incorporation and otherwise complete the Share Forfeitures and Warrant Forfeitures;

•

at the Closing, the investors purchase 15,000,000 shares of Class A Common Stock in the PIPE Financing for aggregate proceeds of $150 million, and the TPG Pace Initial Shareholders waive the conversion adjustment pursuant to the Waiver Agreement;

•	none of TPG Pace’s existing shareholders or Nerdy equity holders purchase Class A Shares in the open market; and

•	there are no other issuances of equity interests of TPG Pace prior to or in connection with the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Nerdy has been provided by Nerdy and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Nerdy or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Business Combination Agreement having expired or been terminated; (iii) TPG Pace having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by NYSE of our initial listing application in connection with the Business Combination; (vi) there being immediately following the Effective Time, to the knowledge of TPG Pace, no single beneficial owner of Common Stock of greater than 9.9% and no three beneficial owners of shares of TPG Pace’s ordinary shares of greater than 25% and (vii) the consummation of the Domestication;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against TPG Pace and Nerdy following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, growth rate and market opportunity of Nerdy Inc.;

•	the ability to obtain and/or maintain the listing of the Class A Common Stock and the Nerdy Inc. warrants on the NYSE, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Nerdy as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

x

•	the period over which Nerdy anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	regulatory developments in the United States and foreign countries;

•	the impact of laws and regulations;

•	Nerdy’s ability to attract and retain key management personnel;

•	Nerdy’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Nerdy’s financial performance;

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Nerdy. There can be no assurance that future developments affecting us and/or Nerdy will be those that we and/or the Nerdy have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Nerdy) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Nerdy undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TPG PACE

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to TPG Pace’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036.

Q:	Why am I receiving this proxy statement/prospectus?

A:

TPG Pace shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger, (ii) simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger.

The aggregate consideration to be paid to the Existing Nerdy Holders (including the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of Available Cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-I, A-II and A-III and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Charter Proposal require a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock; (ii) each Founder Share will automatically convert at the time of the Domestication into a number of Nerdy Inc. Founder Shares; (iii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of TPG Pace that has not been previously separated into the underlying public share and underlying public warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A Common Stock and one-fifth of one warrant to acquire one share of Class A Common Stock. See “Domestication Proposal.” Upon the completion of the Business Combination, the Nerdy Inc. Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights pursuant to the Waiver Agreement.

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of TPG Pace?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of TPG Pace being asked to vote upon?

A:	At the extraordinary general meeting, TPG Pace is asking holders of the TPG Pace ordinary shares to consider and vote upon thirteen (13) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Certificate of Incorporation;

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the following six (6) separate proposals to approve, on a non-binding advisory basis, by ordinary resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to change in the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d)                shares of preferred stock, par value $0.0001 per share;

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to authorize the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the DGCL;

•	to approve the provision that certain provisions of the Proposed Certificate of Incorporation of Nerdy Inc. are subject to the Stockholders Agreement;

•	to approve the provision that removes the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting;

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to approve the provision that any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors; and

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

•

a proposal to approve by ordinary resolution the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

•

a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of TPG Pace’s common stock to the investors in the PIPE Financing;

•	a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Charter Proposal,” “Governing Documents Proposals,” “Director Election Proposal,” “NYSE Proposal,” “Equity Incentive Plan Proposal” and “Adjournment Proposal.”

TPG Pace will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of TPG Pace should read it carefully.

After careful consideration, the TPG Pace Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Governing Documents Proposals, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of TPG Pace and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by TPG Pace shareholders of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal. In addition, unless waived by Nerdy, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the Available Cash, which shall equal the amount in the Trust Account (net of any TPG Pace shareholder redemptions) plus the net proceeds from the PIPE Financing and the forward purchases, equaling or exceeding $250,000,000. Net proceeds from the PIPE Financing and the forward purchases are expected to exceed $250,000,000.

Q:	Why is TPG Pace proposing the Business Combination?

A:

TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on July 11, 2019 and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. TPG Pace’s acquisition plan is focused in the technology sector, but it may seek to complete a business combination in any industry or location, except that it is not, under its amended and restated memorandum and articles of association, permitted to effect a business combination with a blank check company or a similar type of company with nominal operations.

TPG Pace has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others: being in the technology, media or business services sectors and utilizing the extensive networks and strategic insights TPG Pace has built in those sectors, including those that can use technology, including big-data and sophisticated revenue management techniques, to drive meaningful operational improvements and efficiency gains, or enhance its strategic position by using technology solutions to differentiate its offering; being at an inflection point, such as requiring additional management expertise, innovation and development of new products or services or where TPG Pace believes it can drive improved financial performance and where an acquisition may help facilitate growth; having built a unique product or service that addresses a large consumer or business market with sustainable competitive differentiation; being mature, at scale and ready to access the public capital markets, but need help articulating a business model and opportunity to public investors; underperforming potential in industries that are otherwise exhibiting stable or improving fundamentals; exhibiting unrecognized value or other characteristics that TPG Pace believes have been misevaluated by the marketplace; and offering attractive risk-adjusted equity returns for TPG Pace shareholders. Based on its due diligence investigations of Nerdy and the industry in which it operates, including the financial and other information provided by Nerdy in the course of negotiations, TPG Pace believes that Nerdy meets the criteria and guidelines listed above.

The TPG Pace Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by TPG Pace’s management and TPG Pace’s advisors. As a result, the TPG Pace Board concluded that a transaction with Nerdy would present an attractive opportunity to maximize value for TPG Pace shareholders. Please see the section entitled “Business Combination Proposal—The TPG Pace Board’s Reasons for the Business Combination” for additional information.

Q:	Did the TPG Pace Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

No. The TPG Pace Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. TPG Pace’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including Pace Holdings Corp., which completed its business combination with Playa Hotels and Resorts

B.V. on March 13, 2017, TPG Pace Energy Holdings Corp., which completed its business combination with EnerVest, Ltd. to create Magnolia Oil & Gas Corporation on July 31, 2018, TPG Pace Holdings, which completed its business combination with Accel on November 20, 2019 and TPG Pace Beneficial Finance Corp., which is seeking shareholder approval of its business combination with ENGIE New Business S.A.S., and concluded that their experience and backgrounds, together with the experience and sector expertise of TPG Pace’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TPG Pace’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the TPG Pace Board in valuing Nerdy’s business and assuming the risk that the TPG Pace Board may not have properly valued such business.

Q:	What will the Existing Nerdy Holders receive in the Business Combination with TPG Pace?

A:

On the Closing Date, promptly following the consummation of the Domestication, among other things, TPG Pace Merger Sub will merge with and into Nerdy, with Nerdy (at such time, OpCo) as the surviving company in the Merger and, after giving effect to such Merger, OpCo shall be governed by the Board of Managers pursuant to the terms of Sections 6.1(b) and 6.4 of the OpCo LLC Agreement. The aggregate consideration to be paid to the Existing Nerdy Holders (including the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of Available Cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of OpCo’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable.

This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing Nerdy Holders (other than the owners of the Blockers) to retain their equity ownership in Nerdy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo units and OpCo warrants, and provides potential future tax benefits for Nerdy Inc. (a substantial portion of which the post-merger Nerdy holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger Nerdy holders of OpCo Units ultimately exchange their OpCo Units for shares of Class A Common Stock. Nerdy Inc. will be a holding company and, immediately after the consummation of the business combination, its only direct assets will consist of OpCo Units and OpCo warrants. Immediately following the Closing, Nerdy Inc. is expected to own approximately 60% of the OpCo Units.

The Existing Nerdy Holders will be issued at closing 4,000,000 (i) shares of Class A Common Stock or (ii) OpCo Units (and a corresponding number of Class B Common Stock), as applicable, that will be subject to forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date (the “Nerdy Earnout Consideration”). Following the Closing, the holders of Nerdy equity are expected (i) to own approximately 51% of the Common Stock of Nerdy Inc., comprised of 100% of the outstanding Class B Common Stock and approximately 17% of the outstanding Class A Common Stock, (ii) to own 13% of the outstanding aggregate warrants, including 100% of the OpCo warrants and 2% of the Nerdy Inc. Warrants, and (iii) to receive approximately $388.2 million of cash consideration, assuming no redemptions by TPG Pace shareholders. The foregoing and, unless indicated otherwise, other ownership percentages presented throughout this proxy statement/prospectus (a) include the shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc., (b) include the Nerdy Earnout Consideration, which is subject to forfeiture,

(c) assume no redemptions by TPG Pace shareholders and (d) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan which is expected to include shares available for issuance for up to 15% of shares outstanding at Closing after giving effect to the shares of Class A Common Stock/OpCo Units issuable upon exercise of the warrants using treasury stock method assuming an $18.00 stock/unit price and assuming that the Nerdy Earnout Consideration is issued in full and (ii) the issuance of any shares pursuant to the exercise of warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

For a diagram showing the expected post-closing corporate structure, please see the section entitled “Summary of the Proxy Statement—Organizational Structure” on page 7 of the accompanying proxy statement.

Q:	What is an “Up-C” Structure?

A:

Our corporate structure following the business combination, as described under the section entitled “Proposal No. 1—The Business Combination Proposal,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing Nerdy Holders (other than the owners of the Blockers) to retain their equity ownership in Nerdy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units and OpCo warrants, and provides potential future tax benefits for Nerdy Inc. (a substantial portion of which the post-merger Nerdy holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger Nerdy holders of OpCo Units ultimately exchange their OpCo Units for shares of Class A common stock. Nerdy Inc. will be a holding company and, immediately after the consummation of the business combination, its only direct assets will consist of OpCo Units and OpCo warrants. Immediately following the Closing, Nerdy Inc. is expected to own approximately 60% of the OpCo Units.

Q:	How will we be managed following the business combination?

A:	We anticipate that all of the executive officers of Nerdy will remain with Nerdy Inc.

Concurrently with the execution of the Business Combination Agreement, the Company, our Sponsor and the Nerdy Stockholder Group entered into the Stockholders’ Agreement, which governs certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Nerdy Inc. Board.

Pursuant to the Stockholders Agreement, the Nerdy Inc. Board appointed at the Closing will be, subject to certain exceptions, comprised of seven members, divided into three classes, comprised of three directors nominated by Cohn (each, a “Cohn Director Designee”); one director designated by Learn Capital (the “Learn Director Designee”); one director designated by TCV (the “TCV Director Designee”); one director designated by Sponsor (the “Sponsor Director Designee”) and one director mutually agreed to by Sponsor and Cohn who meets certain diversity and independence standards. The Nerdy Inc. Board shall be comprised initially of the following members:

•	Class I: Charles Cohn (a Cohn Director Designee), who will also serve as Nerdy Inc.’s Chief Executive Officer, and Greg Mrva (TPG Pace’s President and the Sponsor Director Designee)

•	Class II: Rob Hutter (Learn Director Designee) and Christopher (Woody) Marshall (TCV Director Designee)

•	Class III: Catherine Beaudoin (a Cohn Director Designee), Erik Blachford (a Cohn Director Designee), and Kathleen Philips (the Mutual Director)

All members of Nerdy Inc.’s Board shall be independent under the listing rules of the NYSE other than up to one director nominated by Cohn. Cohn’s nomination rights will be reduced to up to two directors (one of whom must be independent under the listing rules of the NYSE) when Cohn and its affiliates hold less than 30% but more than 20% and then one director when Cohn and its affiliates hold between 10% and 20% of the number of shares of Common Stock it will own at the Closing. Further, to the extent Cohn and its affiliates’ ownership falls below such 10% threshold but Charles Cohn continues to serve as Nerdy Inc.’s Chief Executive Officer, Charles Cohn shall be entitled to be nominated as a director to the Nerdy Inc. Board. The nomination rights of each of Sponsor, Learn Capital and TCV will continue for so long as it and its affiliates hold at least 50% of the Common Stock such party holds at the Closing. Additionally, for so long as Sponsor has the right to appoint one member to the Nerdy Inc. Board, it shall also have the right to appoint one (1) non-voting observer to the Nerdy Inc. Board. In addition, the Stockholders Agreement provides, among other things, that committee assignments on the Nerdy Inc. Board shall be mutually agreed upon by Sponsor and Cohn.

Please see the section entitled “Management Following the Business Combination” for further information.

Q:	Who will have effective management and control over the affairs and decision making of Nerdy after the Business Combination?

A:

Who will have effective control over the affairs and decision-making of Nerdy LLC after the Business Combination will depend on the level of redemptions by public shareholders. In the event that the level of redemptions is below 23,511,904 shares, or 52.2% of the public shares, control of Nerdy will rest with Nerdy Inc. In accordance with the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC, the Nerdy LLC Board of Managers is required to reflect the relative ownership of Nerdy LLC; therefore, in the event that the level of redemptions is below 52.2% of public shares Nerdy Inc. will designate three Managers to the Board of Managers with the remaining two Managers being designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc. Such composition of the OpCo Board is expected to reflect the relative ownership of OpCo held by Nerdy Inc., on the one hand, and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, on the other hand.

In the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, in accordance with the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC as described above, Nerdy Inc. will appoint two Managers to the Board of Managers of Nerdy LLC with the remaining three Managers each separately designated as follows: (i) one Manager shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (ii) one Manager shall be desiginated by TCV VII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iii) one Manager shall be desiginated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (i), (ii) or (iii) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights. Nerdy Inc. would be the single largest owner in OpCo and has the ability to designate the largest number of Managers of Nerdy LLC under all redemption scenarios, including a maximum redemption scenario. However, as Nerdy Inc. will not have majority control over the Board of Managers if redemptions exceed 52.2% of shares and will therefore lack majority control over the operational and financial decisions of Nerdy LLC, Nerdy Inc. will likely not consolidate Nerdy LLC in its financial statements. Nerdy Inc. will have the ability to exercise significant influence over the operational and financial decisions of Nerdy LLC in a scenario where redemptions exceed 52.2%, the Company believes after assessing the guidance in ASC 323-10: Investments — Equity Method and Joint Ventures, that the Nerdy Inc. investment in Nerdy LLC will be accounted for as an equity method investment.

In the event Nerdy Inc. is required to account for Nerdy LLC as an equity method investment, the assets of TPG Pace will be stated at historical cost and the TPG Pace Statement of Operations will reflect a continuation of the TPG Pace results. In such scenario, the Company currently expects to account for the TPG Pace equity method investment in Nerdy LLC by electing the fair value option. Under this treatment, the equity method investment will be marked-to-market each reporting period and the corresponding gains and losses will be recorded in the Statement of Operations. As a result in this scenario, Nerdy Inc.’s results of operations will be subject to significant volatility from period to period.

Operations management of Nerdy LLC will be the same under all redemption scenarios. In the event Nerdy Inc. is required to account for Nerdy LLC as an equity method investment, we do not anticipate there being any impact on the Company’s ability to meet the condition that Nerdy Inc.’s securities be accepted for listing on the NYSE or another national securities exchange.

Q:	What are the PIPE Financing and the Forward Purchase Agreements?

A:

In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which we refer to as the PIPE Financing. The Sponsor, directors, officers and their affiliates will not participate in the PIPE Financing.

TPG Pace entered into the Forward Purchase Agreements, in connection with the TPG Pace IPO. Pursuant to the Forward Purchase Agreements, TPG Pace has agreed to issue to (i) certain third parties and (ii) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”), an aggregate of 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A Share at $11.50 per share, for an aggregate purchase price of $150 million. Affiliates of TPG Global have agreed to purchase an aggregate of 2,602,000 Class A Shares, together with an aggregate of 520,400 warrants to purchase Class A Shares for a purchase price of approximately $26.0 million pursuant to the Forward Purchase Agreements. Of the amounts included in the previous sentence, officers and directors of TPG Pace have agreed to purchase an aggregate of 392,500 Class A Shares, together with an aggregate of 78,500 warrants to purchase Class A Shares, for a purchase price of $3.925 million. The forward purchase warrants are identical to the public warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the forward purchase warrants (or private warrants) are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. In addition, the forward purchase warrants and private placement warrants (along with the Class A Shares underlying the forward purchase warrants and private placement warrants) will have certain registration rights as long as they are held by initial purchasers or any of their permitted transferees. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination. In connection with the Domestication, the Class F ordinary shares, $0.0001 par value in the capital of TPG Pace will convert into an equivalent number of shares of Class F Common Stock, par value $0.0001 per share of Nerdy Inc. and the Proposed Certificate of Incorporation will include a conversion adjustment substantially identical to the existing conversion adjustment in the amended and restated memorandum and articles of association of TPG Pace, which provides that the Nerdy Inc. Founder Shares will automatically convert at the time of an initial business combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements). Accordingly, pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, the TPG Pace Initial Shareholders will be entitled to receive an additional aggregate 3,750,000 Class A Shares as a result of the issuance of 15,000,000 Class A Shares pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace has agreed to issue an additional number of Class A Shares equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional Class A Shares, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

Pursuant to the Waiver Agreement, TPG Pace Sponsor has agreed to (i) forfeit a corresponding 1,116,750 shares of Class A Common Stock in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any Excess Shares and (ii) waive its right to any conversion adjustment with respect to any Excess Shares or shares issued pursuant to the Subscription Agreements in the PIPE Financing.

The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into TPG Pace’s operating account.

Q:	What equity stake will current TPG Pace shareholders and current equityholders of Nerdy Inc. hold in Nerdy Inc. immediately after the consummation of the Business Combination?

A:

The following table presents the share ownership of various holders of Nerdy Inc. upon the closing of the Business Combination, does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions: This scenario assumes that no Class A Shares are redeemed from TPG Pace’s public shareholders.

Illustrative Redemption: This scenario assumes that 50% or 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed. Other than the $5,000,001 net tangible asset requirement and the 15% threshold described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Maximum Redemption: This scenario assumes 100% or 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $450,000,000. Other than the $5,000,001 net tangible asset requirement, which is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing, and the limitation on any group redeeming in excess of 15% of total outstanding shares described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	45,000,000	25.3	22,500,000	13.5	—	—
Sponsor and Affiliates (1)	14,552,200	8.2	14,552,200	8.7	14,552,200	8.7
Nerdy Equity Holders (2)	90,184,678	50.6	101,500,000	60.8	124,000,000	74.3
Forward Purchasers (excluding Affiliates) (3)	13,447,800	7.5	13,447,800	8.0	13,447,800	8.0
PIPE Investors	15,000,000	8.4	15,000,000	9.0	15,000,000	9.0

Total	178,184,678	100.0	167,000,000	100.0	167,000,000	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures and (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved and (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

(3)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

If the actual facts are different from the TPG Pace assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

The scenarios above do not give effect to the potential exercise of any warrants. The maximum number of warrants currently expected to be outstanding at the closing includes (i) 9,000,000 warrants to be issued upon the exchange of outstanding public warrants, (ii) 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement as discussed herein, (iii) 2,444,444 private placement warrants that will be issued to Existing Nerdy Holders pursuant to the forfeitures described in the foregoing, (iv) 1,000,000 forward purchase warrants issued to TPG Holdings and (v) 2,000,000 forward purchase warrants to be issued to the additional forward purchasers. If each such warrant were exercisable and exercised following completion of the Business Combination, with proceeds to Nerdy Inc. of approximately $222.3 million, then ownership of Nerdy Inc. would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	54,000,000	27.3	31,500,000	16.9	9,000,000	4.8
Sponsor and Affiliates (1)	19,961,489	10.1	19,961,489	10.7	19,961,489	10.7
Nerdy Equity Holders (2)	92,629,122	46.9	103,944,444	55.8	126,444,444	67.9
Forward Purchasers (excluding Affiliates) (3)	15,927,400	8.1	15,927,400	8.5	15,927,400	8.5
PIPE Investors	15,000,000	7.6	15,000,000	8.1	15,000,000	8.1

Total	197,518,011	100.0	186,333,333	100.0	186,333,333	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures, (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved, and (iv) including 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement. Amounts also include 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved, (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc., and (iii) taking into account 2,444,444 private placement warrants issued in connection with the forfeitures of private placement warrants by Sponsor and the TPG Independent Directors discussed in the foregoing.
(3)	Excludes 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

The amount of proceeds to Nerdy Inc. upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. For further information on the circumstances in which the public warrants, the private placement warrants and the forward warrants may be exercised on a cashless basis, please see the section entitled “Description of Nerdy Inc. Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Why is TPG Pace proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of TPG Pace and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of TPG Pace?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, TPG Pace’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace TPG Pace’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value US $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value US $0.0001 per share, and (iii) 1,000,000 preference shares, par value US $0.0001 per share.	The Proposed Governing Documents authorize (i) shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (ii) shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (iii) shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (iv) shares of preferred stock, par value $0.0001 per share, of Nerdy Inc.

	See paragraph 5 of our Memorandum of Association.	See Article Fourth, Section 1 of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Governing Documents authorize the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Nerdy Inc. Board may determine.

	See Article 3.1 of our Articles of Association.	See Article First of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Stockholders’ Agreement (Governing Documents Proposal C)	The Existing Governing Documents do not state that the Certificate of Incorporation may be subject to a stockholders’ agreement.	The Proposed Governing Documents will provide that certain provisions of the Certificate of Incorporation are subject to the Stockholders’ Agreement.

Section 2.9 of the Proposed Bylaws

Action by Written Consent in Lieu of Meeting (Governing Documents Proposal D)	The Existing Governing Documents allow for action by written resolution.	The Proposed Governing Documents will remove the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting.

	See Article 22.3 of our Articles of Association and the definition of “Ordinary Resolution” thereto.	See Section 2.14 of the Proposed Bylaws.

Director Removal from Office (Governing Documents Proposal E)	The Existing Governing Documents allow for removal of directors with or without cause. See Article 29.3 of our Articles of Association.	The Proposed Governing Documents will provide that any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors.

See Section 3.10 of the Proposed Bylaws.

Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “TPG Pace Tech Opportunities Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Nerdy Inc.”

	See Paragraph 1 of our Memorandum of Association.	See Article First of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents

Perpetual Existence (Governing Documents Proposal F)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by October 9, 2022 (twenty-fourth months after the closing of the TPG Pace IPO), TPG Pace will cease all operations except for the purposes of winding up and will redeem the shares issued in the TPG Pace IPO and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to Nerdy Inc.’s ongoing existence; the default under the DGCL will make Nerdy Inc.’s existence perpetual.

See Article 49.7 of our Articles of Association.

Exclusive Forum (Governing Documents Proposal F)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the federal securities laws.

See Article Eleventh of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal F)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into a share of Class A Common Stock; (ii) each Founder Share will automatically convert at the time of the Domestication into a number of Nerdy Inc. Founder Shares (iii) each Nerdy Inc. Founder Share upon completion of the Business Combination will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights pursuant to the Waiver Agreement, (iv) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common

Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement; and (v) each issued and outstanding unit of TPG Pace that has not been previously separated into the underlying public share and underlying public warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A Common Stock and one-fifth of one warrant to acquire one share of Class A Common Stock. See “Domestication Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders,” the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders”) on the date of the Domestication. Consequently, for U.S. federal income tax purposes:

•

a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TPG Pace Public Warrants) Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of TPG Pace stock entitled to vote and less than 10% of the total value of all classes of TPG Pace stock, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b)”; and

•

a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TPG Pace Public Warrants) Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. Because TPG Pace is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, TPG Pace believes that it likely was treated as a PFIC for the 2019 and 2020 taxable years and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

If finalized in their proposed form, proposed U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Shares and TPG Pace Public Warrants, as applicable, for Class A Common Stock and Nerdy Inc. warrants in the Domestication if TPG Pace were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Shares or TPG Pace Public Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Shares (but not its TPG Pace Public Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Shares and in which TPG Pace was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) with respect to its Class A Shares. Generally, neither election is available with respect to the TPG Pace Public Warrants.

TPG Pace does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders”). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of Class A Common Stock after the Domestication.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of TPG Pace Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and the tax consequences if the Domestication were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the discussion below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without TPG Pace’s consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without TPG Pace’s consent.

The TPG Pace Initial Shareholders have agreed to waive their redemption rights with respect to all of their TPG Pace ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, TPG Pace’s public shareholders may request that TPG Pace redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so;

(ii)

submit a written request to Continental, TPG Pace’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.

The address of Continental, TPG Pace’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 31, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You must cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The receipt of cash by a Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations”) of Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders”) and may be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders”). Please see the discussion below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Redemption of Class A Common Stock” or “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Redemption of Class A Common Stock,” as applicable, for additional information. All Holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Because the Domestication will occur immediately prior to the redemption of Class A Common Stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication. The tax considerations for U.S. Holders with respect to the Domestication are discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders.”

All Holders of TPG Pace Public Securities considering exercising their redemption rights are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights and of the Domestication.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $450,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement units was placed in the Trust Account. As of December 31, 2020, funds in the Trust Account totaled approximately $450 million and were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by October 9, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of Nerdy Inc., the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 100% or 45,000,000 Class A ordinary shares held by our public shareholders were redeemed, the 9,000,000 retained outstanding public warrants would have had an aggregate value of $16,470,000 on July 13, 2021. If a substantial number of, but not all, public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.

In no event will TPG Pace redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

In the No redemption, Illustrative redemption, and Maximum redemption scenarios, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts and the secondary offering size, will remain $10.00 per share as illustrated in the sensitivity table below.

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	45,000,000	26.4	22,500,000	14.2	—	—
Sponsor and Affiliates (1)	10,552,200	6.2	10,552,200	6.6	10,552,200	6.6
Nerdy Equity Holders	86,184,678	50.7	97,500,000	61.3	120,000,000	75.5
Forward Purchasers (excluding Affiliates) (2)	13,447,800	7.9	13,447,800	8.5	13,447,800	8.5
PIPE Investors	15,000,000	8.8	15,000,000	9.4	15,000,000	9.4

Total Shares Outstanding Excluding Earnout Shares and Warrants	170,184,678	100.0	159,000,000	100.0	159,000,000	100.0

Total Equity Value Post-Redemptions and Secondary ($ in millions)	$1,702		$1,590		$1,590

Per Share Value	$10.00		$10.00		$10.00

(1)	Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.
(2)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

Q:	How do the public warrants differ from the private placement warrants and forward purchase warrants and what are the related risks for any public warrant holders post business combination?

The public warrants are identical to the forward purchase warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants—Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants or forward purchase warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of the initial business combination.

As a result, following the business combination, Nerdy Inc. may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the public warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Class A Common Stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws, or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such ordinary shares under the blue sky laws of the state of such residence in those states in which the public warrants were offered by us in this offering. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants.

In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. Historical trading prices for TPG Pace ordinary shares have exceeded the $10.00 per share threshold at which the public warrants would become redeemable. In such a case, the holders will be able to exercise their public warrants prior to redemption for a number of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Please see “Description of Nerdy Inc. Securities—Warrants—Public warrants—Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00.” The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants, including because the number of shares received is capped at 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment) irrespective of the remaining life of the public warrants.

In each case, we may only call the public warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each public warrant holder, provided that holders will be able to exercise their public warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis. Please see “Description of Nerdy Inc. Securities—Warrants.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated early in the second half of 2021. This date depends, among other things, on the approval of the proposals to be put to TPG Pace shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually, or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders have elected to redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

TPG Pace will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If TPG Pace is not able to consummate the Business Combination with Nerdy nor able to complete another business combination by October 9, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the TPG Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on                , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to TPG Pace shareholders that hold their shares in registered form and are registered as shareholders in TPG Pace’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held on                , 2021 at                 local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, unless the extraordinary general meeting is adjourned.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (“COVID-19”) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at https://www.cstproxy.com/tpgpacetechopportunities/2021, and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 Pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of COVID-19 on the business of TPG Pace and Nerdy, and there is no guarantee that efforts by TPG Pace and Nerdy to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If TPG Pace or Nerdy is unable to recover from a business disruption on a timely basis, the Business Combination and Nerdy Inc.’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of TPG Pace and Nerdy may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed                , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of TPG Pace at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

TPG Pace shareholders are entitled to one vote at the extraordinary general meeting for each TPG Pace ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 56,250,000 TPG Pace ordinary shares issued and outstanding, of which 45,000,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 28,125,000 TPG Pace ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Charter Proposal: The approval of the Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals require, on a non-binding advisory basis, an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, TPG Pace had 56,250,000 TPG Pace ordinary shares issued and outstanding. TPG Pace shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. The TPG Pace Initial Shareholders hold 11,250,000, or approximately 20%, of the outstanding TPG Pace ordinary shares entitled to vote at the extraordinary general meeting. Each TPG Pace Initial Shareholder has agreed to vote in favor of approving the Business Combination. Assuming only the minimal number of shares required to constitute a quorum are present at the Extraordinary General Meeting, taking into account the 20% of shares to be voted by TPG Pace Initial Shareholders, approximately 6% of the outstanding TPG Pace ordinary shares will be needed to approve all proposals, other than the Business Combination Proposal and the Domestication Proposal, which will require approximately 17% of the outstanding TPG Pace ordinary shares to approve such proposals.

Assuming all holders that are entitled to vote on such matter vote all of their TPG Pace ordinary shares in person or by proxy, 28,125,001 shares will need to be voted in favor of each of the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their TPG Pace ordinary shares in person or by proxy, 37,500,001 shares will need to be voted in favor of each of the Domestication Proposal and the Charter Proposal, in order to approve the Domestication Proposal and the Charter Proposal.

Q:	What are the recommendations of the TPG Pace Board?

A:

The TPG Pace Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other TPG Pace Initial Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the TPG Pace Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the TPG Pace Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the TPG Pace Initial Shareholders own approximately 20% of the issued and outstanding TPG Pace ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the TPG Pace Initial Shareholders, Nerdy and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the TPG Pace Initial Shareholders, Nerdy and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) Nerdy Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the forward purchases.

Entering into any such arrangements may have a depressive effect on the TPG Pace ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What interests do the TPG Pace Initial Shareholders and TPG Pace’s other current officers and directors have in the Business Combination?

A:

The TPG Pace Initial Shareholders, certain members of the TPG Pace Board and certain TPG Pace officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights and forfeiture of certain Class A Shares pursuant to the Waiver Agreement. As a result, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $                , resulting in a theoretical gain of $                , but, given the restrictions on such shares, TPG Pace believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose the theoretical gain of $                 based on the Trust Account balance as of                 , 2021;

•

the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if TPG Pace fails to complete an initial business combination by October 9, 2022 resulting in a loss of approximately $11,000,000;

•

the fact that our Sponsor paid an aggregate of $11,000,000 for its 7,333,333 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by October 9, 2022;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to TPG Pace may be converted into warrants to purchase Class A Shares at a price of $1.50 per warrant at the option of the lender;

•	the fact that TPG Pace’s officers and directors, other than TPG Pace’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that certain of TPG Pace’s officers and directors are expected to purchase an aggregate of 392,500 Class A Shares and 78,500 forward purchase warrants under the Forward Purchase Agreements for a purchase price equal to $3.925 million in the aggregate, one of whom TPG Pace has agreed to issue an additional 500 Class A Shares pursuant thereto;

•

the anticipated designation of each of Greg Mrva, TPG Pace’s President, and Kathleen Phillips, a director of TPG Pace, as a director of Nerdy Inc. following the Business Combination and the designation of Karl Peterson, TPG Pace’s Chairman, as a board observer;

•

the continued indemnification of TPG Pace existing directors and officers under the Articles of Association and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

•

the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive $375,000 in fees (plus a portion of a $750,000 incentive fee allocable in TPG Pace’s discretion to one or more Capital Markets Advisors), and TPG Pace’s ability to allocate in its discretion 30% of deferred underwriting fees and placement agent fees (which discretionary fees total $6.375 million in the aggregate) for the Forward Purchase Agreement to any financial institution that is a member of FINRA, including TPG Capital BD. TPG Pace will not make that allocation until closing, and the fees described above in each case are subject to the completion of the Business Combination;

•

the fact that our Sponsor and TPG Pace’s officers and directors will lose their entire investment of approximately $11,000,000 in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses (of which an approximately $2.0 million sponsor loan is awaiting reimbursement as of the date hereof) if an initial business combination is not consummated by October 9, 2022. As described above, following the business combination, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of TPG Pace’s four independent directors held

40,000 Founder Shares. Additionally, our Sponsor purchased 7,333,333 Private Placement Warrants to purchase Class A Shares simultaneously with the consummation of the TPG Pace IPO for an aggregate purchase price of $11,000,000. The 11,723,250 Class A Shares expected to be owned by our Sponsor would have had an aggregate market value of $116,646,338 based upon the closing price of $9.95 per public share on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 7,333,333 private placement warrants held by our Sponsor would have had an aggregate market value of $13,419,999 based upon the closing price of $1.83 per public warrant on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other TPG Pace shareholders experience a negative rate of return in the post-business combination company; and

•	the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Business of TPG Pace— Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

The TPG Pace Board considered the conflicts listed above in negotiating and recommending the business combination, and in certain instances, had the conflicted transactions approved by the audit committee of the board in accordance with TPG Pace’s related party transaction policy. These interests may influence the TPG Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I sell my TPG Pace ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our secretary at our address set forth below so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of Nerdy Inc. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of TPG Pace. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

TPG Pace will pay the cost of soliciting proxies for the extraordinary general meeting. TPG Pace has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. TPG Pace has agreed to pay Morrow a fee of $32,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. TPG Pace will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Shares and in obtaining voting instructions from those owners. TPG Pace’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. TPG Pace will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokerage firms: (203) 658-9400

E-mail: pace.info@investor.morrowsodali.com

You also may obtain additional information about TPG Pace from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, TPG Pace’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Nerdy and its subsidiaries prior to the Business Combination and to Nerdy Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Mission

Our mission is to transform how people learn through technology. We are enabling access to high quality, personalized, live learning in any subject, anywhere, at any time.

Business Overview

Nerdy is a leading direct-to-consumer platform for live online learning. We have built a comprehensive online learning destination that enables the delivery of scaled, high-quality, live instruction for Learners of all ages across more than 3,000 subjects. Through our flagship business, Varsity Tutors, we delivered over 4.7 million hours of live learning in 2020, including 1.6 million paid hours of live learning and 3.1 million hours of free live learning, across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Our purpose-built proprietary platform leverages technology, including artificial intelligence, or AI, to source, evaluate, and match tutors, instructors, subject matter experts, educators and other professionals (“Experts”) directly with students, users, parents, guardians, and purchasers (“Learners”).

Every day millions of student and professional learners in our country struggle to get the help they need to master the subjects they are attempting to learn. Whether it is seeking help understanding algebra or chemistry, learning to code, studying for a nursing exam or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance.

We attract Learners across a variety of audiences and subjects including K-8, High School, College, Graduate, Professional, and other Adult Learners to get the knowledge that they need. The breadth of our platform offering in terms of both subject and learning format, combined with our ability to build trust, own the customer relationship, and make good on our customer promises has allowed us to generate high customer satisfaction as evidenced by our Net Promoter Score of 68 for customers surveyed in 2020. This relationship with our customers and a relentless focus on delivering an exceptional customer experience enables longer-term and higher lifetime value relationships with Learners.

We attract Experts to our platform who are highly qualified to instruct across a variety of audiences and subjects. We offer Experts the opportunity to generate income from the convenience of home with less hassle, deliver a superior online instruction experience, and empower them to help people learn. Our technology platform matches Learners to the Experts who are qualified to provide the unique assistance our Learners need, which results in long-term highly-satisfied customer relationships that generate sustained income for our Experts.

Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, which enables us to match Learners to the Experts who are ideally qualified to help them learn. The result is an exceptional experience for Learners. We use AI to select the ideal Expert for a given Learner’s needs, taking into account more than 100 variables, including Learner and Expert attributes, diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for Nerdy, something that legacy offline models and online directories struggle to do well.

Nerdys Model Open Online Marketplace Directories / Models Online Offline / Legacy Models Technology driven-process for Limited qualifying and vetting of Limited ability to find top Experts due identifying and curating top Experts Experts to constraint of local geography Technology-driven matching process Limited effort to match the Experts best Limited ability to optimize matching helps Learners identify the right suited to help a specific Learner and due to geographic constraints Expert for their particular needs limited data captured programmatically and limited data captured to inform personalization programmatically to inform personalization Multiple learning formats woven Limited formats typically involving one Multiple offline formats requiring together into one comprehensive online format or only facilitating off- in-person attendance online experience platform learning Efficient, convenient, Inefficient, inconsistent customer Inefficient, inconvenient and costly and high customer satisfaction experience and satisfaction

A recent industry report estimates that the global market for supplemental education in 2020 is $1.3 trillion, excluding government-funded education. The vast majority, approximately 98%, of this direct-to-consumer market remains offline. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning. COVID-19 has further highlighted the inadequacies of traditional in-person models as well as the benefits of online supplemental learning. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024.

Nerdy’s multi-format online learning destination improves access and lowers cost barriers to high-quality, live learning and other additive learning resources. In addition to our paid one-on-one instruction and small group class products, we offer free live large-format online classes that are interactive and can accommodate 500 to over 50,000 Learners. In 2020, over 500,000 Learners experienced over 3 million hours of free live online instruction, including classes taught by celebrity scientists, astronauts, and wildlife experts completely free of charge to Learners. In addition, Nerdy’s library of hundreds of thousands of resources, including online adaptive diagnostic tests and practice problems, are offered completely free for Learners. Our free content helps attract new users to our platform and complements our paid product offerings by increasing retention of our existing users.

Our platform and multiple learning formats allow us to deliver value in more ways and establish lasting relationships between Learners and Experts. This generates powerful network effects in our business: high customer satisfaction attracts more Learners to our platform which in turn attracts more Experts as well. Our business has delivered growth and healthy unit economics.

Active Learner growth is up 67% for the quarter ended March 31, 2021 compared to the same period in 2020, while paid Online Sessions have grown 186% in the same time frame. For the year ended December 31, 2020, Active Learners increased by 37% from approximately 63 thousand in 2019 to approximately 87 thousand in 2020, while paid Online Sessions increased by 103% in the same time frame from 549 thousand to 1.1 million sessions.

Revenue for the quarter ended March 31, 2021 was $34.6 million, up 50% from $23.0 million in the quarter ended March 31, 2020, driven by strong user and engagement growth, which drove a 100% increase in online revenue for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020. Revenue for the year ended December 31, 2020 increased $13.5 million from $90.5 million to $104.0 million, or 15% compared to the same period in 2019. Online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year over year.

We experienced increased gross margins of 67.6% for the quarter ended March 31, 2021 as compared to 63.2% in the quarter ended March 31, 2020. For the year ended December 31, 2020, gross margins increased to 66.5% from 65.9% in the year ended December 31, 2019. Margin expansion for both the quarter and year ended December 31, 2020 was primarily driven by increased adoption of our online services.

We experienced net loss of $5.7 million in the quarter ended March 31, 2021 as compared to a net loss of $8.0 million in the same period in 2020. Net loss in the year ended December 31, 2020 was $24.7 million, compared to a net loss of $22.4 million in the same period in 2019.

Our Market Opportunity

A recent industry report estimates that the global market for supplemental education in 2020 is estimated to be $1.3 trillion, excluding government-funded education. GSV Ventures estimates that online penetration of this market is expected to grow 5 fold over the next seven years, which represents a CAGR of 30%, providing significant macroeconomic tailwinds for our business. COVID-19 has further highlighted the need for consumers to take ownership of their own education. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students conducted by a third-party indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward.

The market for direct-to-consumer learning is large, fragmented, and ripe for disruption. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning platforms. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024. We believe that a significant portion of our market opportunity is currently being served by traditional in-person learning models but is rapidly transitioning online. We view our market opportunity across a handful of major categories:

•

Academic Tutoring: Academic Tutoring encompasses private tutoring services availed by students from third-party training providers to supplement learning through academic education, including subjects such as STEM, arts, and foreign languages. The Academic Tutoring market in the U.S. as of 2019 is estimated to be $10.7 billion and is projected to reach $13.5 billion by 2024.

•

Test Preparation: Test Preparation encompasses tools, study materials, and live instruction delivered through online and blended learning models, serving students in their preparation for elementary, high school, undergraduate, and graduate school exams. The Test Preparation market size in the U.S. as of 2019 is estimated to be $19.9 billion and is projected to reach $27.1 billion by 2024.

•

Professional Certifications, Training, & Skills: Professional Certifications, Training, & Skills encompasses test preparation services tools, study materials, and live instruction delivered through online and blended learning models, serving professionals seeking new training, upskilling, or certifications. The size of this market in the US is estimated to be $10.7 billion in 2019 and is projected to be $14.3 billion by 2024.

•

Other Education: Other Education encompasses instruction in non-academic segments such as enrichment, visual arts, and technology. The size of this market in the US is estimated to be $5.8 billion in 2019 and is projected to grow to $6.9 billion by 2024, according to IBISWorld research from June 2020.

Our Competitive Strengths

Innovative highly scalable technology platform purpose-built for online learning.

We have built our proprietary technology platform from the ground up with the purpose of transforming how people learn. We leverage AI and process automation to scale high quality, live instruction, and our platform is designed to optimize online Learner-Expert interactions through tech-enabled features. Our platform is built to scale quickly to accommodate high volumes, and the rapid introduction of new learning formats and subjects. In the first quarter of 2021, our platform hosted 477 thousand paid online sessions serving approximately 47 thousand Active Learners, representing 186% and 67% year-over-year growth, respectively. Our recently introduced large classes format served over 500,000 Active Learners in 2020. We believe our highly scalable platform provides us with opportunities to continue to grow with relatively low capital expenditure requirements.

Trusted online learning destination with a leading consumer brand

We provide an engaging and enjoyable learning experience for both our Learners and the Experts, as reflected in our Net Promoter Score of 68 and average all-time session rating of 4.9 out of 5.0 for each quarter in 2020. The engagement of Experts on the platform is growing, demonstrated by the increase in paid sessions per Active Expert in the first quarter 2021 of 60% from the same period in 2020. Our high-quality free large class format drives incremental traffic, brand awareness, and engagement on our platform. Our aided brand awareness is rapidly increasing, growing from 31% in 2019 to 64% in 2020 based on a survey of 1,000 parents of K-12 learners conducted by a third party. As a result of our commitment to quality, we have become a trusted online learning destination with 90% of Learners believing Varsity Tutors offers high quality instruction and 87% believing Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

Strong unit economics

We generate revenue from our Learner’s consumption of paid online sessions across both one-on-one instruction and group classes. In 2020, we generated approximately $1,100 per Active Learner. As a result, our customers are profitable on their first package purchase, unlike many other gig-economy business models that depend on substantial retention before an individual customer is profitable. Additional formats and our adaptive self-study capability provide the opportunity to consume more free and paid resources through our platform, which has proven to even further extend the lifetime value of our Learners.

Superior learning experience powered by a rich dataset

As a result of our online direct-to-consumer model, we are able to instrument and capture a rich dataset that we utilize to enhance the learning experience throughout the customer journey, which also creates a data driven competitive advantage that would be hard for competitors to replicate. We leverage AI and process automation to rigorously identify and vet highly qualified Experts to ensure high quality instruction at scale is consistently delivered to Learners. Our AI powered proprietary matching algorithm analyzes over 100 attributes per Learner and Expert to identify the Learner-to-Expert matches with the highest projected probability of a successful interaction. Our data asset grows more valuable as the platform scales, allowing us to better leverage the growing dataset of learning interactions to better personalize the Learner experience. We are leveraging software and AI to scale personalized learning in a way that we believe is unparalleled and nearly impossible to replicate via an antiquated in-person model.

Founder-led, seasoned management team

We are a company of thinkers, builders, and innovators with a passion for learning. Our management team brings extensive technology, consumer brand, and e-commerce experience and, together with our founder, are deeply passionate about transforming how people learn through technology. We embrace diversity of experience, thought, and skill sets to ensure our team has complementary strengths to succeed in a rapidly evolving industry.

Our Growth Strategy

We have multiple growth vectors that will enable us to further scale our platform by attracting and retaining more Learners and Experts through more deep and meaningful relationships.

Audience and subject expansion

As a leading provider of direct-to-consumer, live, online learning and one of the largest platforms for live, online learning in the United States, we attract and help Learners across multiple audience segments and subjects. We are continually investing in broadening our existing catalogue of over 3,000 subjects for audiences across the learning lifecycle, including live instruction solutions, as well as proprietary content used for adaptive self-study. Most recently, we have made investments to enter the learning market for professionals by expanding our subject coverage to include one-on-one and group instruction for professional certifications. There is also considerable and relatively untapped opportunity to extend our platform to reach audiences beyond the United States. We believe that as our range of subjects offered and audiences served grows across learning categories, our market presence and brand recognition will expand, driving more Learners and Experts to our platform.

Learning formats expansion and class penetration

We’ve added several learning formats beyond one-on-one instruction and are constantly exploring new methods of learning that will allow us to broaden our appeal to more Learners. As we continue to improve the breadth of our class products, including small group classes, make the class experience more immersive and interactive; add selection; and optimize pricing, we aim to grow the live class business in the coming years as we seek to penetrate this large and growing market. We have seen strong initial demand for live online classes and believe there is an opportunity to further monetize this learning format and expand gross margins.

Cross-sell existing Learners to new offerings and new learning formats

Our comprehensive learning platform provides an opportunity to engage Learners across multiple formats as we continue to expand beyond one-on-one instruction to large group classes, small group classes, and self-study formats. Our platform has evolved from an episodic, needs-based solution to a continuous, multi-format, learning experience. As Learners diversify their experiences to meet more learning needs, multi-format engagement is driving recurring relationships and expanding revenue per Learner. Average revenue per Learner is more than 60% higher in the first year from Learners who use just one additional learning format beyond one-on-one instruction, including free products. We believe our revenues will continue to increase as we further capitalize with our Learners by delivering great experiences through our free large classes and adaptive self-study tool, expanding subject coverage, increasing the number of learning formats, and improving the personalized learning experience on our platform.

Product innovation and expansion

We make continuous innovations to our technology that power meaningful improvements to the experiences for Learners and Experts. As we gain further scale, our ability to leverage data to infuse more personalization throughout the experience compounds. This leads to improved retention, monetization, and organically driven growth of new Learners and Experts using the platform. We continue to evolve and enhance our product experience to build relevance and find solutions to unmet needs across all of our audiences, which opens up new avenues for new growth and lifetime value expansion.

Targeted acquisitions

We intend to leverage our leadership position, deep experience in the sector, and the scale of our platform to opportunistically acquire businesses that unlock additional technology capabilities, and provide our Learners with transformative learning technologies that drive continuous improvements across our platform and the user experience.

The Parties to the Business Combination

TPG Pace

TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on July 11, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. TPG Pace consummated the TPG Pace IPO on October 9, 2020, generating gross proceeds of approximately $450,000,000. Substantially concurrently with the consummation of the TPG Pace IPO, TPG Pace completed the private sale of the private placement warrants at a purchase price of $1.50 per private placement warrants, to TPG Pace Sponsor, generating gross proceeds to TPG Pace of approximately $11,000,000. A total of $461,000,000, comprised of $450,000,000 of the proceeds from the TPG Pace IPO and $11,000,000 of the proceeds of the sale of the private placement warrants, were placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee.

TPG Pace’s securities are traded on the NYSE under the ticker symbols “PACE,” “PACE.U” and “PACE WS.” Upon the closing of the Business Combination, the TPG Pace securities will be delisted from the NYSE.

The mailing address of TPG Pace’s principal executive office is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

Nerdy

Nerdy is a Missouri limited liability company. Nerdy’s principal executive office is located at 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105. Nerdy’s corporate website address is https://www.nerdy.com. Nerdy’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Organizational Structure

(a) Post-Combination – No Redemption Scenario

The following diagram illustrates the ownership structure of Nerdy Inc. immediately following the Closing under the no redemption scenario, which assumes that no Class A Shares are redeemed from TPG Pace’s public shareholders in connection with the extraordinary general meeting. The equity interests shown in the diagram includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which will be issued and outstanding as of Closing, but subject to forfeiture and (b) any shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

The equity interests shown in the diagram are also based on the assumptions that (i) no public shareholders elect to have their public shares redeemed; (ii) the issuances are completed pursuant to the forward purchases and the PIPE Financing; (iii) none of the parties set forth in the chart below purchases Class A Shares in the open market; and (iv) the Nerdy Inc. Founder Shares are converted (including the effect of the Share Forfeitures). Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan.

The Business Combination is conducted through an “Up-C” structure, where following the Closing, the public investors in TPG Pace, Sponsor and independent directors, Forward Purchasers, PIPE Investors and certain of the Existing Nerdy Holders will hold a direct voting and economic equity ownership interest in Nerdy Inc. in the form of our Class A Common Stock, and an indirect ownership interest in Nerdy LLC, or OpCo, through Nerdy Inc.’s ownership of OpCo Units in Nerdy LLC. By contrast, certain of the Existing Nerdy Holders will own direct economic interests in Nerdy LLC, or OpCo, in the form of OpCo Units and a corresponding non-economic voting equity interest in Nerdy Inc. in the form of shares of our Class B Common Stock. The Class A Common Stock, Class B Common Stock and OpCo Unit ownership presented in the diagram above corresponds to the following respective aggregate voting power and economic interest in Nerdy Inc. and Nerdy LLC: 50.6% for Existing Nerdy Holders; 25.3% for TPG Pace Public Shareholders, 8.2% for Sponsor/Independent Directors; 7.5% for Forward Purchasers; 8.4% for PIPE Investors.

The Sponsor’s ownership includes 2,668,950 shares of Class A Common Stock, or approximately 2.5% of the outstanding Class A Common Stock, to be issued to Sponsor and its affiliates pursuant to the Forward Purchase Agreements. Cohn will beneficially own OpCo Units and Class B Common Stock representing approximately 23% of the aggregate voting power and economic interest in Nerdy Inc.

As depicted above, Nerdy Inc. will have effective control of OpCo under the OpCo LLC Agreement. However, the Existing Nerdy Holders will collectively have effective control over the management and decision-making of Nerdy Inc. following the Business Combination. Therefore, the operations of OpCo following the Business Combination will effectively be controlled by the Existing Nerdy Holders.

(b) Post-Combination – Illustrative Redemption Scenario

The following diagram illustrates the ownership structure of Nerdy Inc. immediately following the Closing under the Illustrative redemption scenario, which assumes 50% or 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed in connection with the extraordinary general meeting for an aggregate payment of approximately $225,003,000 based on an estimated per share redemption price of approximately $10.00 per share that was calculated based on 50% of the $450,006,000 in the Trust Account. The equity interests shown in the diagram includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which will be issued and outstanding as of Closing, but subject to forfeiture and (b) any shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

The equity interests shown in the diagram are also based on the assumptions that (i) 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $225,003,000; (ii) the issuances are completed pursuant to the forward purchases and the PIPE Financing; (iii) none of the parties set forth in the chart below purchases Class A Shares in the open market; and (iv) the Nerdy Inc. Founder Shares are converted (including the effect of the Share Forfeitures). Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan.

The Business Combination is conducted through an “Up-C” structure, where following the Closing, the public investors in TPG Pace, Sponsor and independent directors, Forward Purchasers, PIPE Investors and certain of the Existing Nerdy Holders will hold a direct voting and economic equity ownership interest in Nerdy Inc. in the form of our Class A Common Stock, and an indirect ownership interest in Nerdy LLC, or OpCo, through Nerdy Inc.’s ownership of OpCo Units in Nerdy LLC. By contrast, certain of the Existing Nerdy Holders will own direct economic interests in Nerdy LLC, or OpCo, in the form of OpCo Units and a corresponding non-economic voting equity interest in Nerdy Inc. in the form of shares of our Class B Common Stock. The Class A Common Stock, Class B Common Stock and OpCo Unit ownership presented in the diagram above corresponds to the following respective aggregate voting power and economic interest in Nerdy Inc. and Nerdy LLC: 60.8% for Existing Nerdy Holders; 13.5% for TPG Pace Public Shareholders, 8.7% for Sponsor/Independent Directors; 8.0% for Forward Purchasers; 9.0% for PIPE Investors.

The Sponsor’s ownership includes 2,668,950 shares of Class A Common Stock, or approximately 3.2% of the outstanding Class A Common Stock, to be issued to Sponsor and its affiliates pursuant to the Forward Purchase Agreements. Cohn will beneficially own OpCo Units and Class B Common Stock representing approximately 28% of the aggregate voting power and economic interest in Nerdy Inc.

As depicted above, Nerdy Inc. will have effective control of OpCo under the OpCo LLC Agreement. However, the Existing Nerdy Holders will collectively have effective control over the management and decision-making of Nerdy Inc. following the Business Combination. Therefore, the operations of OpCo following the Business Combination will effectively be controlled by the Existing Nerdy Holders.

(c) Post-Combination – Maximum Redemption Scenario

The following diagram illustrates the ownership structure of Nerdy Inc. immediately following the Closing under the Maximum redemption scenario, which assumes 100% or 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed in connection with the extraordinary general meeting for an aggregate payment of approximately $450,000,000. The equity interests shown in the diagram includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which will be issued and outstanding as of Closing, but subject to forfeiture and (b) any shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

The equity interests shown in the diagram are also based on the assumptions that (i) 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $450,000,000; (ii) the issuances are completed pursuant to the forward purchases and the PIPE Financing; (iii) none of the parties set forth in the chart below purchases Class A Shares in the open market; and (iv) the Nerdy Inc. Founder Shares are converted (including the effect of the Share Forfeitures). Notwithstanding the foregoing, the ownership percentages set forth below do not take into account (a) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan.

The Business Combination is conducted through an “Up-C” structure, where following the Closing, the public investors in TPG Pace, Sponsor and independent directors, Forward Purchasers, PIPE Investors and certain of the Existing Nerdy Holders will hold a direct voting and economic equity ownership interest in Nerdy Inc. in the form of our Class A Common Stock, and an indirect ownership interest in Nerdy LLC, or OpCo, through Nerdy Inc.’s ownership of OpCo Units in Nerdy LLC. By contrast, certain of the Existing Nerdy Holders will own direct economic interests in Nerdy LLC, or OpCo, in the form of OpCo Units and a corresponding non-economic voting equity interest in Nerdy Inc. in the form of shares of our Class B Common Stock. The Class A Common Stock, Class B Common Stock and OpCo Unit ownership presented in the diagram above corresponds to the following respective aggregate voting power and economic interest in Nerdy Inc. and Nerdy LLC: 74.3% for Existing Nerdy Holders; 0% for TPG Pace Public Shareholders, 8.7% for Sponsor/Independent Directors; 8.0% for Forward Purchasers; 9.0% for PIPE Investors.

The Sponsor’s ownership includes 2,668,950 shares of Class A Common Stock, or approximately 4.2% of the outstanding Class A Common Stock, to be issued to Sponsor and its affiliates pursuant to the Forward Purchase Agreements. Cohn will beneficially own OpCo Units and Class B Common Stock representing approximately 32% of the aggregate voting power and economic interest in Nerdy Inc.

As depicted above, Nerdy Inc. will not have effective control of OpCo. However, the Existing Nerdy Holders will collectively have effective control over the management and decision-making of Nerdy Inc. and OpCo following the Business Combination. Therefore, the operations of OpCo following the Business Combination will effectively be controlled by the Existing Nerdy Holders.

(d) Pre-Combination Nerdy

The following diagram illustrates the ownership structure of Nerdy immediately prior to the Closing.

(e) Pre-Combination TPG Pace

The following diagram illustrates the ownership structure of TPG Pace immediately prior to the Closing.

Sources and Uses for the Business Combination

The following tables summarizes the estimated sources and uses for funding the Business Combination under each of the No Redemption Scenario, Illustrative Redemption Scenario and Maximum Redemption Scenario.

No Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$450	Cash to Nerdy Shareholders	$388
Forward Purchase Agreements	150	Repayment of Outstanding Debt	41
PIPE Financing	150	Cash to Balance Sheet	266

		Transaction Fees & Expenses	55

Total Sources	$750	Total Uses	$750

Illustrative Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$225	Cash to Nerdy Shareholders	$275
Forward Purchase Agreements	150	Repayment of Outstanding Debt	41
PIPE Financing	150	Cash to Balance Sheet	162

		Transaction Fees & Expenses	47

Total Sources	$525	Total Uses	$525

Maximum Redemption Scenario

Sources of Funds		Uses of Funds
(in millions)		(in millions)
Cash in Trust Account	$—	Cash to Nerdy Shareholders	$50
Forward Purchase Agreements	150	Repayment of Outstanding Debt	41
PIPE Financing	150	Cash to Balance Sheet	170

		Transaction Fees & Expenses	39

Total Sources	$300	Total Uses	$300

The transaction fees and expenses differ materially based on the level of redemptions, with the highest fees and expenses occurring under the no redemption scenario, because the TPG Pace IPO deferred underwriting fees are due based on the number of shares of Nerdy Inc. Class A Common Stock issued to the current TPG Pace shareholders that remain outstanding following the business combination. Under a no redemption scenario, $15.8 million of deferred underwriting costs will be paid to the TPG Pace IPO underwriters at the closing of the Business Combination. In the illustrative redemption scenario, only 22,500,000 shares of Class A Common Stock will remain outstanding following the business combination. Accordingly, only approximately $7.9 million of the underwriting fees will be paid. Under a maximum redemption scenario, no deferred underwriting costs will be paid to the TPG Pace IPO underwriters at the closing of the Transaction.

Proposals to be Put to the Shareholders of TPG Pace at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of TPG Pace and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Governing Documents Proposals and the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, TPG Pace is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, at the Effective Time:

(a) TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware, upon which TPG Pace will change its name to “Nerdy Inc.”; (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (subject to substantially the same terms and conditions, including the applicable vesting requirements) and (iii) TCV Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy.

(b) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) OpCo Units, subject to applicable vesting requirements, and an equivalent number of shares of Class B Common Stock, in the case of converted Nerdy profit units, subject to substantially the same terms and conditions, including applicable vesting requirements, as those in effect prior the Effective Time, or (y) Class A Common Stock, and (C) certain Nerdy warrants and (ii) each holder of unit appreciation rights granted under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for (1) corresponding stock appreciation rights in Nerdy Inc., which will be subject to substantially the same terms and conditions, including applicable vesting requirements, as the prior unit appreciation rights or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (ii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Nerdy Inc. warrants.

(d)    Immediately following the Blocker Mergers and in connection with the Closing, Nerdy Inc. will contribute all of its assets (other than the OpCo Units it then holds), which will consist of the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts and including the net cash proceeds to TPG Pace resulting from the Subscription Agreements (as defined below) and the Forward Purchase Agreements (as defined below)) (collectively, “Available Cash”) less the cash consideration paid to Nerdy equity holders, to OpCo in exchange for a number of additional OpCo Units and a number of OpCo warrants, such that Nerdy Inc. will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo warrants equal to the total number of Nerdy Inc. warrants, in each case, issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Nerdy Inc. to OpCo at the Closing of the Business Combination is estimated to be approximately $266 million, assuming no redemptions by TPG Pace shareholders.

For further details, see “Business Combination Proposal—Business Combination Agreement.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things: the delivery of the Written Consent (as defined in the Business Combination Agreement); the approval of the Condition Precedent Proposals; no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Blocker Mergers and the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Blocker Mergers and the Merger; all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated; the acceptance of the Class A Common Stock for listing on the NYSE or other national securities exchange; the completion of the Domestication; the effectiveness of this proxy statement/prospectus; and TPG Pace shall have at least $5,000,001 of net tangible assets after giving effect to the PIPE Financing and following the exercise of redemption rights by TPG Pace’s public shareholders in accordance with TPG Pace’s organizational documents.

For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Business Combination Proposal

TPG Pace will ask its shareholders to approve by an ordinary resolution, the Business Combination Agreement, dated as of January 28, 2021 (as amended on March 19, 2021 and on July 14, 2021 and as may be amended, supplemented or otherwise modified from time to time), by and among TPG Pace, TPG Pace Merger Sub, TCV Blocker, Learn Blocker, Blocker Merger Sub I, Blocker Merger Sub I, Blocker Merger Sub II, Nerdy, and, solely for the purposes described therein, certain entities affiliated with the Blockers.

Domestication Proposal

As discussed in this proxy statement/prospectus, TPG Pace will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of TPG Pace has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of TPG Pace’s jurisdiction of registration from the Cayman Islands to the State of Delaware. Accordingly, while TPG Pace is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, Nerdy Inc. will be governed by the DGCL. There are substantive differences between Cayman Islands corporate law and Delaware corporate law as well as between the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal” and “Governing Documents Proposals.”

Charter Proposal

TPG Pace will ask its shareholders to approve by special resolution the amendment and restatement of the Existing Governing Documents (as defined herein) in their entirety by the Proposed Certificate of Incorporation, including authorization of the change in authorized share capital as indicated therein and the change of name of TPG Pace to “Nerdy Inc.” We encourage shareholders to carefully consult the information set out below under “Charter Proposal” and a complete copy of the Certificate of Incorporation is attached hereto as Annex C.

Governing Documents Proposals

TPG Pace will ask its shareholders to approve, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of Nerdy

Inc. The TPG Pace Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of Nerdy Inc. after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

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Governing Documents Proposal A—to change in the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d)                shares of preferred stock, par value $0.0001 per share.

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Governing Documents Proposal B—to authorize the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the DGCL.

•	Governing Documents Proposal C—to approve that certain provisions of the Proposed Certificate of Incorporation of Nerdy Inc. are subject to the Stockholders Agreement.

•	Governing Documents Proposal D—to approve the provision that removes the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting.

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Governing Documents Proposal E—to approve the provision that any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors.

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Governing Documents Proposal F—to amend and restate the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

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The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of Nerdy Inc., attached hereto as Annexes C and D.

Director Election Proposal

TPG Pace will ask its shareholders to approve by ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

NYSE Proposal

Assuming the Business Combination Proposal and the Governing Document Proposals are approved, our stockholders are also being asked to approve the NYSE Proposal by ordinary resolution.

The NYSE Proposal is a proposal to approve, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of more than 20% of TPG Pace’s common stock to the investors in the PIPE Financing.

If the NYSE Proposal is adopted, 15 million shares of Class A Common Stock will be issued in the PIPE Financing.

Equity Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the Equity Incentive Plan, 27,774,924 shares of Class A Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance pursuant to awards granted thereunder, plus an additional share reserve relating to the forfeiture provisions of the Equity Incentive Plan. For additional information, see “Equity Incentive Plan Proposal.” The full text of the Equity Incentive Plan is attached hereto as Annex K.

Adjournment Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace Ordinary Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if TPG Pace shareholders elected to redeem an amount of the public shares such that the condition to the consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the Trust Account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and the forward purchases equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

TPG Pace’s Reasons for the Business Combination

TPG Pace was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The TPG Pace Board sought to do this by utilizing the networks and industry experience of both Sponsor and the TPG Pace Board to identify, acquire and operate one or more businesses.

In particular, the TPG Pace Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination:

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Market Opportunity and Nerdy’s Scale and Market Share. The TPG Pace Board considered the opportunistic timing element of entering into a transaction with Nerdy, which would allow TPG Pace to enter into the live learning and online education market, in both the North American and European markets, on an accelerated timeline relative to other potential business combinations. The TPG Board considered the secular shift from offline consumption to online consumption in the learning and education markets, and that Nerdy was poised to be a long-term beneficiary of this secular trend. The TPG Pace Board also considered that Nerdy is in the technology industry and can benefit from the extensive networks and insights TPG Pace and Sponsor has built.

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Nerdy’s Asset-Light Business Model. The TPG Pace Board considered Nerdy’s asset-light model, which is focused on providing a comprehensive online learning service. The TPG Pace Board noted that Nerdy’s complete and differentiated product portfolio providing multi-format learning destinations covers more than 3,000 subjects and includes one-on-one instruction, live small and large group classes and adaptive self-study tools.

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Nerdy’s Financial Performance and Growth Rate. The TPG Pace Board considered the recent successful business performance achieved by Nerdy and the company’s ability to execute through the COVID-19 pandemic. The TPG Pace Board noted the acceleration in user growth and in user engagement in the business as well as the acceleration in online revenue. The TPG Pace Board also noted the improved gross margins attributable to the shift in business online and to the introduction of the small group class learning format. Lastly the TPG Pace Board noted the recent improvements in unit economics driven by increase customer retention and the improvement in gross margins.

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Nerdy’s Proprietary Technology Platform. The TPG Pace Board noted that Nerdy’s proprietary technology platform leverages AI to source, evaluate and match top Experts to Learners, ensuring a high-quality experience on both sides of the network. The TPG Pace Board considered the competitive differentiation of Nerdy’s proprietary technology platform vs. other offline and online competitors.

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Nerdy’s direct-to-consumer go-to-market strategy. The TPG Pace Board considered Nerdy’s direct-to-consumer go-to-market strategy as an effective approach to building a differentiated business. The TPG Pace Board noted the network effect components of the marketplace model and evidence of user growth and engagement on the platform, driving attractive unit economics and their ability to improve customer lifetime value over time.

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Amount and type of consideration to be paid to Existing Nerdy Holders. The TPG Pace Board also considered the amount and type of consideration to be paid to acquire Nerdy, which is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the Available Cash in excess of $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of OpCo’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. The TPG Pace Board’s primary objective in structuring the consideration for the Business Combination was to insure that the Company receives at least $250 million of Available Cash to invest in its growth objectives outlined in this registration statement after paying transaction expenses, and secondarily to provide some liquidity to the Existing Nerdy Investors with respect to their investment with Nerdy, noting that at the agreed upon liquidity levels, the Existing Nerdy Investors would still have very significant equity ownership in

Nerdy Inc. after the Business Combination. The TPG Pace Board also considered providing the Existing Nerdy Owners participation in the upside of their equity investment in Nerdy through the inclusion of Nerdy Earnout Consideration in the consideration mix.

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Role of Independent Directors and Continued Ownership by Existing Nerdy Holders. The TPG Pace Board noted that the Nerdy management team is ready to operate in the scrutiny of public markets, with strong management, corporate governance and a diverse and independent board prior to the Business Combination. The TPG Pace Board also considered that the Existing Nerdy Holders would receive a significant amount of the outstanding and issued common stock of the combined company as its consideration and that a substantial majority of the Existing Nerdy Holders are “rolling over” their existing equity interests in connection with the Business Combination.

•	Public Reception. The TPG Pace Board noted that Nerdy will likely be well received by public investors and are expected to have good access to the public capital markets.

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Terms of the Business Combination Agreement. The TPG Pace Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

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Independent Director Role. TPG Pace’s independent directors took an active role in guiding TPG Pace management as TPG Pace evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the TPG Pace Board’s independent directors unanimously approved, as members of the TPG Pace Board, the Business Combination Agreement and the Business Combination.

After consideration of the factors identified and discussed above, the TPG Pace Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for TPG Pace’s IPO, including that the businesses of Nerdy had built a unique product or service that addresses a large consumer or business market with sustainable competitive differentiation. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

For more information about the TPG Pace Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal—The TPG Pace Board’s Reasons for the Business Combination.”

Nerdy’s Board’s Reasons for the Business Combination

In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement and resolving to recommend that Nerdy members adopt and approve the Business Combination Agreement and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Nerdy board of managers consulted with Nerdy’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Nerdy’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing a traditional initial public offering of Nerdy. Among the various factors that the Nerdy board of managers considered in favor of its decision are:

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Benefits Over a Traditional Initial Public Offering. Prior to executing the Business Combination Agreement, the Nerdy board of managers considered the alternative of a traditional initial public offering. The Nerdy board of managers determined that the Business Combination provided certain advantages over a traditional initial public offering that outweighed its disadvantages. In particular, the Nerdy board of managers considered that, based on available information, including with respect to the conditions of the initial public offering market for companies of a similar size and industry as Nerdy, the Business Combination with TPG Pace was likely to provide for a more efficient means for a financing with an increased certainty of closing in light of the committed equity investments and greater valuation certainty. The Nerdy board of managers also considered that a merger would not involve due diligence review by one or more underwriters to protect against their liability for disclosures in a registration statement, as would occur in an initial public offering. Please see “Risk Factors—Risks Related to the Business Combination and TPG Pace—We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Nerdy’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.”

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Benefits of a Relationship with TPG. The Nerdy board of managers considered the benefits of the post-combination company’s relationship with TPG Pace. TPG Pace will initially have the right to appoint one director to the post-combination company’s board and will hold a significant investment in the company. Nerdy considered the benefit to the post-combination company from this relationship, including access to TPG Pace’s operational expertise and its reputation, as well as TPG Pace’s access to potential transactional opportunities that could benefit the post-combination company.

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Terms of the Business Combination Agreement. The Nerdy board of managers considered the terms and conditions of the Business Combination Agreement, including but not limited to the nature and scope of the representations, covenants, closing conditions and the likelihood of obtaining necessary regulatory approvals.

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Size of the Post-Combination Company. The Nerdy board of managers considered the implied equity value in connection with the Business Combination of approximately $1.7 billion for Nerdy Inc., providing Nerdy’s equity holders with the opportunity to continue their ownership in a public company with a larger market capitalization.

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Access to Capital and Liquidity. The Nerdy board of managers expects that the Business Combination will be a more efficient means to access capital than other options considered, including an initial public offering. In addition, the Nerdy board of managers considered the size of the commitments under the forward purchase agreements and the PIPE Financing, thereby allowing Nerdy to keep cash on the balance sheet while also providing some liquidity to existing equity holders.

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Benefits of Becoming a Public Company. The Nerdy board of managers believes that as a publicly traded company, Nerdy will generally have more access to financial resources (through the capital markets) to pursue its growth strategy. The Nerdy board of managers also considered the value of being a publicly traded company in Nerdy’s efforts to attract and retain key employees. In addition, the Nerdy board of managers considered the liquidity options afforded to Nerdy equity holders as a result of the Business Combination.

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Transaction Support Agreements. The Nerdy board of managers considered that, concurrently with the execution of the Business Combination Agreement, various Existing Nerdy Holders entered into the Transaction Support Agreements with TPG Pace, pursuant to which the Existing Nerdy Holders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint TPG Pace or any individual designated by TPG Pace as such Existing Nerdy Holder’s attorney-in-fact and proxy to attend on behalf of such Existing Nerdy Holder any meeting of TPG Pace’s shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

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Registration Rights Agreement. The Nerdy board of managers also considered that, concurrently with the execution of the Business Combination Agreement, TPG Pace and Nerdy negotiated a form of Registration Rights Agreement, to be entered into in connection with the consummation of the Business Combination. Pursuant to the Registration Rights Agreement, following the Closing, stockholders party to the Registration Rights Agreement may request to sell all or any portion of their registrable securities pursuant to various registration statements. The Registration Rights Agreement also provides that Nerdy Inc. will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For more information about the Nerdy Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal—Nerdy’s Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements related to the Business Combination that have been executed or will be executed in connection with the closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements.”

Stockholders’ Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, our Sponsor and the Nerdy Stockholder Group entered into the Stockholders’ Agreement, which governs certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Nerdy Inc. Board.

Pursuant to the Stockholders Agreement, the board of directors of Nerdy Inc. appointed at the Closing will be, subject to certain exceptions, comprised of seven members, divided into three classes, comprised of three directors nominated by Cohn; one director designated by Learn Capital; one director designated by TCV; one director designated by Sponsor and one director mutually agreed to by Sponsor and Cohn who meets certain diversity and independence standards. The Nerdy Inc. Board shall be comprised initially of the following members:

•	Class I: Charles Cohn (a Cohn Director Designee), who will also serve as Nerdy Inc.’s Chief Executive Officer, and Greg Mrva (TPG Pace’s President and the Sponsor Director Designee)

•	Class II: Rob Hutter (Learn Director Designee) and Christopher (Woody) Marshall (TCV Director Designee)

•	Class III: Catherine Beaudoin (a Cohn Director Designee), Erik Blachford (a Cohn Director Designee), and Kathleen Philips (the Mutual Director)

All members of the Nerdy Inc. Board shall be independent under the listing rules of the NYSE other than up to one director nominated by Cohn. Any Learn Director Designee, TCV Director Designee or Sponsor Director Designee shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld.

Cohn will continue to have the right to designate three directors as long as he owns at least 30% of the number of shares of Common Stock owned by Cohn at Closing, calculated in accordance with the terms of the Stockholders Agreement (the “Initial Cohn Share Ownership”). Cohn’s nomination rights will be reduced to two directors (one of whom must be independent under the listing rules of the NYSE) and then one director when Cohn and its affiliates hold generally between 20% and 30% and then between 10% and 20%, respectively, of the Initial Cohn Share Ownership. Further, to the extent Cohn and its affiliates’ ownership falls below such 10% threshold but Charles Cohn continues to serve as Nerdy Inc.’s Chief Executive Officer, Charles Cohn shall be entitled to be nominated as a director to the Nerdy Inc. Board. The nomination rights of each of Sponsor, Learn Capital and TCV will continue for so long as it and its affiliates generally hold at least 50% of the Common Stock such party holds at the Closing, calculated in accordance with the terms of the Stockholders Agreement. Additionally, for so long as Sponsor has the right to appoint one member to the Nerdy Inc. Board, it shall also have the right to appoint one (1) non-voting observer to the Nerdy Inc. Board, who shall initially be Karl Peterson, the Company’s Non-Executive Chairman and Director.

The foregoing description is qualified in its entirety by reference to the Stockholders’ Agreement, which is attached hereto as Annex E.

Registration Rights Agreement

Concurrently with the Closing of the Business Combination, Nerdy Inc. will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain holders of Class A Common Stock and private placement warrants (the “RRA Holders”), pursuant to which Nerdy Inc. will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act, all or any portion of the shares of Class A Common Stock and private placement warrants held by the RRA Holders as of the date of the Registration Rights Agreement, and that they may acquire thereafter, including upon the conversion, exchange or redemption of any other security therefor, including any shares of Class A Common Stock or OpCo Units (and a corresponding number of shares of Class B Common Stock) received in the Earnout or issuable upon conversion of the securities received in the Earnout (the “Registrable Securities”). Nerdy Inc. will agree to use commercially reasonable efforts to file a registration statement covering the Registrable Securities held by the RRA Holders within 30 days after the Closing. Nerdy Inc. will also provide certain RRA Holders with certain customary demand registration rights. Under the Registration Rights Agreement, the RRA Holders will also have “piggyback” registration rights that allow them to include their Registrable Securities in certain registrations initiated by Nerdy Inc. until such RRA Holders hold less than $10 million of Registrable Securities. Subject to customary exceptions, RRA Holders will also have the right to request one or more underwritten offerings of Registrable Securities. If the sale of registered securities under a registration statement would require disclosure of certain material information not otherwise required to be disclosed, Nerdy Inc. may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. Nerdy Inc. may not delay or suspend a registration statement on more than two occasions or for more than 60 consecutive calendar days or more than 90 total calendar days, in each case, during any twelve-month period. The Registration Rights Agreement shall replace the registration rights agreement entered into in connection with the TPG Pace IPO.

The foregoing description is qualified in its entirety by reference to the Registration Rights Agreement, which is attached hereto as Annex F.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements, providing an aggregate commitment amount of approximately $150,000,000. Pursuant to the Subscription Agreements, the PIPE Investors agreed to purchase from Nerdy Inc. an aggregate of 15,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share.

Nerdy Inc. has agreed to register the resale of such shares of Class A Common Stock issued to the PIPE Investors pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto (and Nerdy), (iii) if any of the conditions to the Subscription Closing (as defined in the Subscription Agreements) are not satisfied on or prior to the Subscription Closing and (iv) at the election of the PIPE Investor, on or after the “Outside Date” as defined in the Business Combination Agreement (as such Outside Date may be amended or extended from time to time).

The Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE Financing have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in

Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Forward Purchase Agreements

TPG Pace entered into the Forward Purchase Agreements, in connection with the TPG Pace IPO. Pursuant to the Forward Purchase Agreements, TPG Pace has agreed to issue to (i) certain third parties and (ii) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”), an aggregate of 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A Share at $11.50 per share, for an aggregate purchase price of $150,000,000. Affiliates of TPG Global have agreed to purchase an aggregate of 2,602,000 Class A Shares, together with an aggregate of 520,400 warrants to purchase Class A Shares for a purchase price of approximately $26.0 million pursuant to the Forward Purchase Agreements. Of the amounts included in the previous sentence, officers and directors of TPG Pace have agreed to purchase an aggregate of 392,500 Class A Shares, together with an aggregate of 78,500 warrants to purchase Class A Shares, for a purchase price of $3.925 million. The forward purchase warrants are identical to the public warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants or forward purchase warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. In addition, the forward purchase warrants and private placement warrants (along with the Class A Shares underlying the forward purchase warrants and private placement warrants) will have certain registration rights as long as they are held by initial purchasers or any of their permitted transferees. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination. In connection with the Domestication, the Class F ordinary shares, $0.0001 par value in the capital of TPG Pace will convert into an equivalent number of shares of Class F Common Stock, par value $0.0001 per share of Nerdy Inc. and the Proposed Certificate of Incorporation will include a conversion adjustment substantially identical to the existing conversion adjustment in the amended and restated memorandum and articles of association of TPG Pace, which provides that the Nerdy Inc. Founder Shares will automatically convert at the time of an initial business combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements). Accordingly, pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, the TPG Pace Initial Shareholders will be entitled to receive an additional aggregate 3,750,000 shares of Class A Common Stock as a result of the issuance of 15,000,000 shares of Class A Common Stock pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace has agreed to issue an additional number of shares of Class A Common Stock equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional shares of Class A Common Stock, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into TPG Pace’s operating account.

The terms of the forward purchase securities and additional forward purchase securities will generally be identical to the terms of the Class A Common Stock and the redeemable warrants included in the units issued in the TPG Pace IPO, respectively, except that the forward purchase shares and additional forward purchase shares will have no redemption rights and will have no right to liquidating distributions from the Trust Account. In connection with the sale of the forward purchase shares and additional forward purchase shares, except to the extent of any forfeitures of Founder Shares by our Sponsor in connection with the Waiver Agreement, TPG Pace expects that our Sponsor will receive an aggregate number of additional shares of Class A Common Stock so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Class A Shares at the time of the closing of the Business Combination.

Nerdy Inc. will register the resale of the forward purchase shares issued to the forward purchasers pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Forward Purchase Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The Class A Common Stock to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

For additional information, see “Business Combination Proposal—Related Agreements—Forward Purchase Agreements.”

Waiver Agreement

Concurrently with the execution of the Business Combination Agreement, TPG Pace, Sponsor and each holder of Founder Shares have entered into the Waiver Agreement, pursuant to which such holders of Founder Shares have agreed to waive the receipt of certain shares of Class A Common Stock in connection with the closing of the Business Combination, among other items. In particular, pursuant to the Waiver Agreement, the holders of Founder Shares have agreed to waive the receipt of certain shares of Class A Common Stock that would otherwise result in connection with the purchases of Class A Common Stock under the Subscription Agreements from the application of a provision (the “Adjustment Provision”) of the Company’s proposed certificate of incorporation to be adopted in connection with the Domestication that would otherwise provide for an issuance of shares in order for the holders of Class F Shares to maintain 20% of outstanding shares. Holders of Founder Shares have also agreed to waive such adjustment with respect to FPA Excess Shares contemplated to be issued in connection with the Forward Purchase Agreements that would otherwise result from the application of the Adjustment Provision.

In addition, the Waiver Agreement provides that (i) holders of Founder Shares agreed to forfeit for no consideration a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock issued pursuant to certain Forward Purchase Agreements over an aggregate of 15,000,000 shares of Class A Common Stock, (ii) such holders of Founder Shares agreed to forfeit for no consideration 2,000,000 shares of Class A Common Stock, which shares of Class A Common Stock will be immediately cancelled upon the Closing, and (iii) Sponsor agreed to forfeit for no consideration 2,444,444 private placement warrants that will be immediately cancelled upon the Closing. Sponsor further agreed to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration.

The foregoing description is qualified in its entirety by reference to the Waiver Agreement, which is attached hereto as Annex J.

Transaction Support Agreements

Pursuant to the Business Combination Agreement, various Existing Nerdy Holders entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with TPG Pace, pursuant to which the Existing Nerdy Holders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint the Company or any individual designated by the Company as such Existing Nerdy Holder’s, attorney-in-fact and proxy to attend on behalf of such Existing Nerdy Holder any meeting of the Company’s shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Pursuant to the obligations of the Transaction Support Agreements, the Business Combination Agreement provides that Nerdy shall obtain the Written Consent (as defined in the Business Combination Agreement), in which the requisite amount of Existing Nerdy Holders needed in order to approve the Business Combination and the transactions contemplated thereby, including the Merger, have executed such Written Consent.

The foregoing description is qualified in its entirety by reference to the form of Transaction Support Agreement, which is attached hereto as Annex H.

Tax Receivable Agreement

The OpCo Unitholders (other than Nerdy Inc.) may cause their OpCo Units to be redeemed for shares of Class A Common Stock or cash, as applicable, pursuant to the OpCo Redemption Right following the Business Combination. In addition, Nerdy Inc. will acquire OpCo Units for Class A Common Stock or cash from certain OpCo Unitholders in connection with the Business Combination. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of the Code that will be effective for the taxable year of the Business Combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, the acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units by Nerdy Inc. in connection with the Business Combination or pursuant to the OpCo Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and these adjustments will be allocated solely to Nerdy Inc. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to Nerdy Inc. absent its acquisition or deemed acquisition of OpCo Units pursuant to the Business Combination or the exercise of the OpCo Redemption Right or the Call Right. Further, we intend to cause OpCo to use a portion of the cash contributed to it by Nerdy Inc. in connection with the Business Combination to repay a portion of OpCo’s outstanding debt in connection with the Business Combination, which, as a result of the Section 754 election, is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, a portion of which will be allocated to Nerdy Inc. The anticipated basis adjustments that are allocable to Nerdy Inc. are expected to increase (for U.S. federal income tax purposes) Nerdy Inc.’s depreciation and amortization deductions and may also decrease Nerdy Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Nerdy Inc. would otherwise be required to pay in the future.

Nerdy Inc. will enter into the Tax Receivable Agreement with the TRA Holders at the closing of the Business Combination. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes in periods after the Business Combination as a result of: (i) certain increases in tax basis that occur as a result of (A) the Business Combination (including as a result of cash received in the Business Combination and debt repayment occurring in connection with the Business Combination) or (B) exercises of the OpCo Redemption Right or Call Right; and (ii) imputed interest deemed to be paid by Nerdy Inc. and additional basis arising from any payments under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings. The rights of the TRA Holders (including the right to receive payments) under the Tax Receivable Agreement are transferable by the TRA Holders as long as the transferee of such rights has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are Nerdy Inc.’s obligations and not obligations of OpCo, and Nerdy Inc. expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of Nerdy Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of Nerdy Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis associated with the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Nerdy Inc. generates in the future, the timing and amount of any earlier payments that Nerdy Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable to Nerdy Inc., and the portion of Nerdy Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing Nerdy Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and certain simplifying assumptions with respect to state and local income taxes) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The amount and timing of any payments under the Tax Receivable Agreement are dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Nerdy Inc.’s realization of tax benefits.

We expect that if there were a redemption of all of the outstanding OpCo Units (other than those held by Nerdy Inc.) immediately after the Business Combination, the estimated tax benefits to Nerdy Inc. subject to the Tax Receivable Agreement would be approximately $370.5 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Nerdy Inc. will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefit, the estimated early termination payments would be, in the aggregate, approximately $263.6 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of approximately $314.9 million, representing an amount equal to 85% of the approximately $370.5 million of estimated tax benefits to Nerdy Inc. that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of redemptions of OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo’s taxable income to the redeeming OpCo Unitholder prior to the redemption. Stock price increases or decreases at the time of each redemption of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in the expected net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon Nerdy Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Nerdy Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Nerdy Inc.’s future income tax liabilities.

The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies, acceleration upon a change of control or early termination, or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to Nerdy Inc. by OpCo are not sufficient to permit Nerdy Inc. to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors—Risks Related to the Business Combination and TPG Pace—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either OpCo or Nerdy Inc.

In addition, although Nerdy Inc. is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable TRA Holders will not reimburse Nerdy Inc. for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after Nerdy Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, Nerdy Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

The term of the Tax Receivable Agreement will commence upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless Nerdy Inc. exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances described below) and Nerdy Inc. makes the termination payment specified in the Tax Receivable Agreement.

Payments generally will be made under the Tax Receivable Agreement as Nerdy Inc. realizes actual cash tax savings in periods after consummation of the Business Combination from the tax benefits covered by the Tax Receivable Agreement. However, if the Tax Receivable Agreement terminates early (at Nerdy Inc.’s election or due to other circumstances, including Nerdy Inc.’s breach of a material obligation thereunder or upon the election of the TRA Holders in connection with certain changes of control described below), Nerdy Inc. would be required to make an immediate payment to each TRA Holder equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement (described below)) and determined by applying a discount rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 150 basis points, and the aggregate amount of such termination payments is expected to be substantial. If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the

Nerdy Inc. board), unless each TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction, the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions applicable to an early termination of the Tax Receivable Agreement, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement).

The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Nerdy Inc. has sufficient income to fully utilize the tax attributes covered by the Tax Receivable Agreement, (ii) net operating losses and credits that are available as of the termination are utilized through the earlier of the scheduled expiration of such losses or credits or the fifth anniversary of the termination, (iii) the applicable tax rates will be those specified by law as in effect as of the termination date, (iv) non-amortizable asset basis is utilized on an accelerated timeline, and (v) any OpCo Units (other than those held by Nerdy Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

The Tax Receivable Agreement provides that in the event that (i) Nerdy Inc. breaches any of its material obligations thereunder (whether as a result of failure to make any payment within three months of the date when due, as a result of the failure to honor any other material obligation required under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise) or (ii) (A) Nerdy Inc. (x) commences any case, proceeding or other action seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeks an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or makes a general assignment for the benefit of creditors or (B) there is commenced against Nerdy Inc. any case, proceeding or other action of the nature referred to in clause (A) that remains undismissed or undischarged for a period of sixty calendar days, all obligations under the Tax Receivable Agreement are automatically accelerated and immediately due and payable, which would cause all of Nerdy Inc.’s payment and other obligations under the Tax Receivable Agreement to accelerate and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), Nerdy Inc. could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, Nerdy Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock or reducing the consideration paid in any such transaction to holders of Class A Common Stock. There can be no assurance that Nerdy Inc. will be able to meet its obligations under the Tax Receivable Agreement.

Decisions Nerdy Inc. makes in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OpCo Units may increase the tax liability of applicable holders of OpCo Units without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable holders of OpCo Units and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of Nerdy Inc.’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 100 basis points. Other than upon a change of control, in the event that Nerdy Inc. fails to make a payment when due under the Tax Receivable Agreement, such failure is not considered to be a breach of a material obligation under the Tax Receivable Agreement if Nerdy Inc. fails to make such payment when due to the extent that Nerdy Inc. has insufficient funds to make such payment, provided that Nerdy Inc. has used commercially reasonable efforts to obtain such funds. In such case, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR (or a replacement rate, if applicable) plus 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 100 basis points if Nerdy Inc. is unable to make such payment as a result of limitations imposed by certain senior obligations. Nerdy Inc. has no present intention to defer payments under the Tax Receivable Agreement.

The Tax Receivable Agreement generally may be amended if approved in writing by Nerdy Inc. and the TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders under the Tax Receivable Agreement if Nerdy Inc. had exercised its right of early termination on the date of the most recent exercise of the OpCo Redemption Right (excluding all payments made to any TRA Holder since the date of such most recent exercise of the OpCo Redemption Right). To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent such TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders disproportionately affected if Nerdy Inc. had exercised its right of early termination on the date of the most recent exercise of the OpCo Redemption Right (excluding all payments made to any TRA Holder pursuant since the date of such most recent exercise of the OpCo Redemption Right).

Because Nerdy Inc. is a holding company with no operations of its own, Nerdy Inc.’s ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Nerdy Inc. in an amount sufficient to cover Nerdy Inc.’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant credit agreements or debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that Nerdy Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid (as described above).

The Tax Receivable Agreement is included as Exhibit H to the Business Combination Agreement which is attached to this proxy statement as Annex L. The foregoing description is qualified in its entirety by reference to the Tax Receivable Agreement, which is attached hereto as Annex L.

Second Amended and Restated Limited Liability Company Agreement of OpCo

Following the closing of the Business Combination, Nerdy Inc. will operate its business through OpCo. At the Closing, Nerdy Inc. and the other OpCo Unitholders will enter into the OpCo LLC Agreement. The operations of OpCo, and the rights and obligations of the OpCo Unitholders, will be set forth in the OpCo LLC Agreement. OpCo Units converted from Nerdy profit units will be subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to such Nerdy profit units prior to the Effective

Time, and consequently certain OpCo Units will be subject to vesting requirements. The form of the OpCo LLC Agreement is attached to this proxy statement as Exhibit G, which, as agreed to by the parties, modifies the OpCo LLC Agreement that was included as Exhibit E to the Business Combination Agreement.

Management of OpCo

Under the OpCo LLC Agreement, OpCo will be managed by a five person board of managers designated by Nerdy Inc. and the other members holding outstanding vested units of OpCo LLC (the “OpCo Board”). Initially, the OpCo Board will be composed of three persons that were designated by Nerdy Inc. and two persons that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc.; provided, however, under both the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, such Managers shall be designated as follows: (i) two (2) Persons (as defined in the OpCo LLC Agreement) shall be individuals designated by PubCo (as defined in the OpCo LLC Agreement); (ii) one (1) Person shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iv) one (1) Person shall be designated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights. Such composition of the OpCo Board is expected to reflect the relative ownership of OpCo held by Nerdy Inc., on the one hand, and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, on the other hand. Following the completion of the Business Combination, PubCo will have the ability to increase or decrease the size of the OpCo Board and adjust the composition of the OpCo Board as necessary to reflect as closely as reasonably practicable the relative ownership of OpCo held by Nerdy Inc., on the one hand, and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, on the other hand. Pursuant to the terms of Sections 6.1(b) and 6.4 of the OpCo LLC Agreement, after the Closing, the OpCo Board will be elected annually by vote or written consent of the holders of a majority of the outstanding vested OpCo Units held by Nerdy Inc. and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, and the managers on the OpCo Board may be removed only upon the written consent of PubCo. Each OpCo Unitholder will agree to vote for the composition of the OpCo Board as designated by the members pursuant to the terms of Sections 6.1(b) and 6.4 of the OpCo LLC Agreement. Except as otherwise specifically required under the OpCo LLC Agreement, the OpCo Board will have full and complete control of all affairs of OpCo. The OpCo Board will manage and control all business activities and operations of OpCo and control the day-to-day management of the business of OpCo and its subsidiaries.

OpCo Redemption Rights

Following completion of the Business Combination, under the OpCo LLC Agreement, the OpCo Unitholders (other than Nerdy Inc.) will, subject to certain limitations, have the right, pursuant to the OpCo Redemption Right, to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Class B Common Stock for shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification. Alternatively, upon the exercise of the OpCo Redemption Right by an OpCo Unitholder, Nerdy Inc. (instead of OpCo) will have the right, to acquire each tendered OpCo Unit directly from such OpCo Unitholder for, at Nerdy Inc.’s election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (y) an equivalent amount of cash. In addition, Nerdy Inc. generally will have the right to require, upon a change of control of Nerdy Inc., each OpCo Unitholder (other than Nerdy Inc.) to exercise its OpCo Redemption Right with respect to some or all of its OpCo Units. As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, Nerdy Inc.’s membership interest in OpCo will correspondingly increase, the number of shares of Class A Common Stock outstanding will increase, and the number of shares of Class B Common Stock will decrease.

Distributions and Allocations

Under the OpCo LLC Agreement, subject to the obligations of OpCo to make tax distributions and to reimburse Nerdy Inc. for its corporate and other overhead expenses, Nerdy Inc. will have the right to determine when distributions will be made to the OpCo Unitholders and the amount of any such distributions. Following completion of the Business Combination, if Nerdy Inc. authorizes a distribution, such distribution will be made to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of vested OpCo Units.

The OpCo Unitholders, including Nerdy Inc., will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of OpCo are legally available for distribution, and subject to any restrictions contained in any credit agreement to which OpCo or its subsidiaries is bound, the OpCo LLC Agreement will require OpCo to make pro rata cash distributions to the OpCo Unitholders, including Nerdy Inc., in an amount generally intended to allow the OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions and increased to the extent necessary, if any, to ensure that the amount distributed to Nerdy Inc. is sufficient to enable Nerdy Inc. to pay its actual tax liabilities. In addition, the OpCo LLC Agreement will require OpCo to reimburse Nerdy Inc. for its corporate and other overhead expenses.

Issuance of Equity

The OpCo LLC Agreement will provide that, except in certain specified circumstances, at any time Nerdy Inc. issues a share of its Class A Common Stock or any other equity security, the net proceeds received by Nerdy Inc. with respect to such issuance, if any, shall be concurrently contributed to OpCo, and OpCo shall issue to Nerdy Inc. one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Nerdy Inc.’s Class A Common Stock are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by Nerdy Inc., upon the same terms and for the same price, as the shares of Nerdy Inc.’s Class A Common Stock redeemed, repurchased or otherwise acquired.

OpCo Warrants

Under the OpCo LLC Agreement, the OpCo warrants held by the OpCo Unitholders (other than Nerdy Inc.) are exercisable for OpCo Units at the same price and on substantially the same terms as the private placement warrants and are subject, mutatis mutandis, to the terms of the Warrant Agreement. Nerdy Inc. will hold a number of OpCo warrants equal to the total number of Nerdy Inc. warrants issued and outstanding, which OpCo warrants will be exercised for OpCo Units upon the exercise of the corresponding Nerdy Inc. warrants.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve OpCo. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of vested OpCo Units owned by each of them.

The foregoing description is qualified in its entirety by reference to the OpCo LLC Agreement, which is attached hereto as Annex G.

Ownership of Nerdy Inc.

The following table presents the share ownership of various holders of Nerdy Inc. upon the closing of the Business Combination, does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions: This scenario assumes that no Class A Shares are redeemed from TPG Pace’s public shareholders.

Illustrative Redemption: This scenario assumes that 50% or 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed. Other than the net tangible asset requirement and the 15% threshold described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Maximum Redemption: This scenario assumes 100% or 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $450,000,000. Other than the $5,000,001 net tangible asset requirement, which is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing, and the limitation on any group redeeming in excess of 15% of total outstanding shares described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	45,000,000	25.3	22,500,000	13.5	—	—
Sponsor and Affiliates (1)	14,552,200	8.2	14,552,200	8.7	14,552,200	8.7
Nerdy Equity Holders (2)	90,184,678	50.6	101,500,000	60.8	124,000,000	74.3
Forward Purchasers (excluding Affiliates) (3)	13,447,800	7.5	13,447,800	8.0	13,447,800	8.0
PIPE Investors	15,000,000	8.4	15,000,000	9.0	15,000,000	9.0

Total	178,184,678	100.0	167,000,000	100.0	167,000,000	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures and (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved and (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

(3)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

If the actual facts are different from the TPG Pace assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

The scenarios above do not give effect to the potential exercise of any warrants. The maximum number of warrants currently expected to be outstanding at the closing includes (i) 9,000,000 warrants to be issued upon the exchange of outstanding public warrants, (ii) 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement as discussed herein, (iii) 2,444,444 private placement warrants that will be issued to Existing Nerdy Holders pursuant to the forfeitures described in the foregoing, (iv) 1,000,000 forward purchase warrants issued to TPG Holdings and (v) 2,000,000 forward purchase warrants to be issued to the additional forward purchasers. If each such warrant were exercisable and exercised following completion of the Business Combination, with proceeds to Nerdy Inc. of approximately $222.3 million, then ownership Nerdy Inc. would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	54,000,000	27.3	31,500,000	16.9	9,000,000	4.8
Sponsor and Affiliates (1)	19,961,489	10.1	19,961,489	10.7	19,961,489	10.7
Nerdy Equity Holders (2)	92,629,122	46.9	103,944,444	55.8	126,444,444	67.9
Forward Purchasers (excluding Affiliates) (3)	15,927,400	8.1	15,927,400	8.5	15,927,400	8.5
PIPE Investors	15,000,000	7.6	15,000,000	8.1	15,000,000	8.1

Total	197,518,011	100.0	186,333,333	100.0	186,333,333	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures, (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved, and (iv) including 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement. Amounts also include 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved, (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc., and (iii) taking into account 2,444,444 private placement warrants issued in connection with the forfeitures of private placement warrants by Sponsor and the TPG Independent Directors discussed in the foregoing.

(3)	Excludes 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

The amount of proceeds to Nerdy Inc. upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. For further information on the circumstances in which the public warrants, the private placement warrants and the forward warrants may be exercised on a cashless basis, please see the section entitled “Description of Nerdy Inc. Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Date, Time and Place of Extraordinary General Meeting of TPG Pace’s Shareholders

The extraordinary general meeting of TPG Pace, will be on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

TPG Pace shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The warrants do not have voting rights. As of the close of business on the record date, there were 56,250,000 ordinary shares issued and outstanding, of which 45,000,000 were issued and outstanding public shares.

Quorum and Vote of TPG Pace Shareholders

A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 28,125,000 ordinary shares would be required to achieve a quorum.

The TPG Pace Initial Shareholders have, pursuant to the Waiver Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the TPG Pace Initial Shareholders own approximately 20% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Waiver Agreement” in the accompanying proxy statement/prospectus for more information related to the Waiver Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Charter Proposal: The approval of the Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires, on a non-binding advisory basis, an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to its amended and restated memorandum and articles of association, TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares in connection with the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding Class A Shares. The per-share amount TPG Pace will pay to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that TPG Pace will pay to the underwriters of the TPG Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450 million as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such Class A Shares.

TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold. Each redemption of Class A Shares by

TPG Pace’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that Nerdy’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) plus the net proceeds from the PIPE Financing and the forward purchases equaling or exceeding $250,000,000 as of the closing of the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Class A Shares by holders of public shares and a failure to consummate the PIPE Financing and forward purchases, this condition is not met or is not waived, then Nerdy may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in TPG Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement. Holders of outstanding public warrants do not have redemption rights in connection with the Business Combination. TPG Pace shareholders who wish to redeem their public shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of TPG Pace—Redemption Rights” to properly redeem their public shares.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. TPG Pace has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of TPG Pace—Revoking Your Proxy.”

Interests of TPG Pace’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the TPG Pace Board to vote in favor of the Business Combination, TPG Pace shareholders should be aware that aside from their interests as shareholders, the TPG Pace Initial Shareholders and certain members of the TPG Pace Board and certain TPG Pace officers have interests in the Business Combination that are different from, or in addition to, those of other TPG Pace shareholders generally. The TPG Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to TPG Pace shareholders that they approve the Business Combination. TPG Pace shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights and forfeiture of certain Class A Shares pursuant to the Waiver Agreement. As a result, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $                 , resulting in a theoretical gain of $                 , but, given the restrictions on such shares, TPG Pace

believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose the theoretical gain of $ based on the Trust Account balance as of , 2021;

•

the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if TPG Pace fails to complete an initial business combination by October 9, 2022 resulting in a loss of approximately $11,000,000;

•

the fact that our Sponsor paid an aggregate of $11,000,000 for its 7,333,333 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by October 9, 2022;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to TPG Pace may be converted into warrants to purchase Class A Shares at a price of $1.50 per warrant at the option of the lender;

•	the fact that TPG Pace’s officers and directors, other than TPG Pace’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

•

the fact that certain of TPG Pace’s officers and directors are expected to purchase an aggregate of 392,500 Class A Shares and 78,500 forward purchase warrants under the Forward Purchase Agreements for a purchase price equal to $3.925 million in the aggregate, one of whom TPG Pace has agreed to issue an additional 500 Class A Shares pursuant thereto;

•

the anticipated designation of each of Greg Mrva, TPG Pace’s President, and Kathleen Phillips, a director of TPG Pace, as a director of Nerdy Inc. following the Business Combination and the designation of Karl Peterson, TPG Pace’s Chairman, as a board observer;

•

the continued indemnification of TPG Pace existing directors and officers under the Articles of Association and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

•

the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive $375,000 in fees (plus a portion of a $750,000 incentive fee allocable in TPG Pace’s discretion to one or more Capital Markets Advisors), and TPG Pace’s ability to allocate in its discretion 30% of deferred underwriting fees and placement agent fees (which discretionary fees total $6.375 million in the aggregate) for the Forward Purchase Agreement to any financial institution that is a member of FINRA, including TPG Capital BD. TPG Pace will not make that allocation until closing, and the fees described above in each case are subject to the completion of the Business Combination;

•

the fact that our Sponsor and TPG Pace’s officers and directors will lose their entire investment of approximately $11,000,000 in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses (of which an approximately $2.0 million sponsor loan is awaiting reimbursement as of the date hereof) if an initial business combination is not consummated by October 9, 2022. As described above, following the business combination, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of TPG Pace’s four independent directors held 40,000 Founder Shares. Additionally, our Sponsor purchased 7,333,333 Private Placement Warrants to purchase Class A Shares simultaneously with the consummation of the TPG Pace IPO for an aggregate purchase price of $11,000,000. The 11,723,250 Class A Shares expected to be owned by our Sponsor would have had an aggregate market value of $116,646,338 based upon the closing price of $9.95 per public share on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 7,333,333 private placement warrants held by our Sponsor would have had an aggregate market value of $13,419,999 based upon the closing price of $1.83 per public warrant on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other TPG Pace shareholders experience a negative rate of return in the post-business combination company; and

•	the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

These interests may influence the TPG Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Recommendation to Shareholders of TPG Pace

The TPG Pace Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Director Election proposal, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Material Cayman Islands Tax Considerations

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon TPG Pace or its shareholders.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of TPG Pace as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Nerdy Inc. immediately following the Domestication will be the same as those of TPG Pace immediately prior to the Domestication.

The Transaction

Under both the No redemption and Illustrative redemption scenarios, the Transaction will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, TPG Pace has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders comprising a relative majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Nerdy with the Business Combination being treated as the equivalent of Nerdy issuing stock for the net assets of Nerdy, accompanied by a recapitalization. The net assets of Nerdy will be stated at historical costs, with no goodwill or other intangible assets recorded.

Under the “Maximum redemption” scenario or in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, the Transaction will be accounted for as an acquisition of a non-controlling equity method investment in Nerdy LLC by TPG Pace. Under the Maximum Redemption Scenario, Nerdy Inc.’s ownership interest, representing 38.1% of the voting interest in Nerdy LLC will be accounted for as an equity method investment in conformity with US GAAP. As the Nerdy LLC Board of Managers is required to reflect the relative ownership of Nerdy LLC, Nerdy Inc. will appoint two Managers to the Board of Managers with the remaining three Managers each separately designated as follows: (i) one Manager shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (ii) one Manager shall be desiginated by TCV VII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iii) one Manager shall be desiginated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (i), (ii) or (iii) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights, under both the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares. Nerdy Inc. would be the single largest owner in OpCo and has the ability to designate the largest number of Managers of Nerdy LLC under all redemption scenarios, including a maximum redemption scenario. However, as Nerdy Inc. will not have majority control over the Board of Managers if redemptions exceed 52.2% of shares and will therefore lack majority control over the operational and financial decisions of Nerdy LLC, Nerdy Inc. will not consolidate Nerdy LLC. Nerdy Inc. will have the ability to exercise significant influence over the operational and financial decisions of Nerdy LLC in a scenario where redemptions exceed 52.2%, the Company believes after assessing the guidance in ASC 323-10: Investments – Equity Method and Joint Ventures, that the Nerdy Inc. investment in Nerdy LLC will be accounted for as an equity method investment. In the event of a Maximum redemption scenario, the Company is expecting to account for the equity method investment using the fair value election as permitted under ASC 825: Financial Instruments. The assets of TPG Pace will be stated at historical cost and the TPG Pace Statement of Operations will reflect a continuation of the TPG Pace results. Under this treatment, the equity method investment will be marked-to-market each reporting period and the corresponding gains and losses will be recorded in the Statement of Operations.

Emerging Growth Company

TPG Pace is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TPG Pace has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, TPG Pace, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TPG Pace’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We expect to remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified.

Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors discussed or referenced below and set forth under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances discussed or referenced below or in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of

TPG Pace and Nerdy to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of Nerdy Inc. following consummation of the Business Combination.

Risks Related to Nerdy’s Business Model, Operations and Growth Strategy

•	Nerdy has a limited operating history, which makes it difficult to predict future financial and operating results, and Nerdy may not achieve expected financial and operating results in the future.

•

Nerdy has incurred significant net losses since its formation, and its operating expenses are expected to increase significantly in the foreseeable future, which may make it more difficult to achieve and maintain profitability.

•	COVID-19 may materially and adversely affect Nerdy’s business and its financial results.

•

Nerdy contracts with some individuals and entities classified as independent contractors, not employees, and is subject to the federal laws and regulations, including but not limited to Internal Revenue Service regulations, and applicable state laws and regulations.

•

Nerdy’s business depends heavily on the adoption by new and existing customers of one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. If Nerdy fails to attract new Learners or retain existing Learners, its revenue growth and profitability will suffer.

•	Nerdy did not design or maintain an effective control environment that meets its accounting and reporting requirements.

•	Nerdy faces various litigation risks which may be heightened by the fact that many users on its platform are minor children.

•	Attracting new Learners and Experts for existing offerings and the launch of new offerings is complex and time-consuming.

•	Nerdy faces competition from established as well as other emerging companies, which could result in pricing pressure or otherwise significantly reduce its revenue.

•

Nerdy could lose Learners, Experts, and employees, suffer economic and reputational harm, and/or be exposed to protracted and costly litigation if its security measures are breached or fail and result in unauthorized disclosure of data.

•	Nerdy relies on third party vendors, tools, and platforms including for services including and not limited to hosting, discovery, advertising, delivering content, and more.

•

Errors, defects, or disruptions in Nerdy’s platform could diminish its brand, subject it to liability, and materially and adversely affect its business, prospects, financial condition, and results of operations.

•	Computer malware, viruses, hacking, phishing attacks, and spamming could harm Nerdy’s business and results of operations.

•	Nerdy’s future products may not gain market acceptance.

•	The seasonality of Nerdy’s business.

Risks Related to Regulations

•

Any changes in laws or regulations relating to consumer data privacy or data protection or other laws applicable to Nerdy, or any actual or perceived failure by Nerdy to comply with such laws and regulations or its privacy policies.

Risks Related to Intellectual Property

•

Nerdy operates in an industry with extensive intellectual property litigation, and has been, and may be in the future, subject to claims related to a violation of third party’s intellectual property rights. Such claims against Nerdy or its important vendors and suppliers, even where meritless, can be costly to defend and may hurt Nerdy’s business, results of operations, and financial condition.

•	Failure to adequately protect Nerdy’s intellectual property and other proprietary rights could adversely affect its business, results of operations, and financial conditions.

Risks Related to this Offering, Ownership of Class A Common Stock, and Nerdy Inc.’s Status as a Public Company

•

Nerdy is expected to be an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Nerdy Inc.’s Class A Common Stock may be less attractive to investors.

Risks Related to the Business Combination and TPG Pace

•	Our Sponsor and our directors and officers have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•	Neither the TPG Pace Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

•	The Business Combination may be materially adversely affected by world health events, including the COVID-19 pandemic.

•

The TPG Pace Initial Shareholders, certain other members of the TPG Pace Board and TPG Pace’s officers have interests in the Business Combination that are different from or are in addition to other TPG Pace shareholders in recommending that TPG Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•

The TPG Pace Initial Shareholders, including our Sponsor and TPG Pace’s independent directors, hold a significant number of TPG Pace Ordinary shares. They will lose their entire investment in TPG Pace if a business combination is not completed.

•

The exercise of TPG Pace’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TPG Pace’s shareholders’ best interest.

•

Charles Cohn, Nerdy Inc.’s Chief Executive Officer, will beneficially own a significant portion of Nerdy Inc.’s Common Stock and have significant influence over us after completion of the Business Combination.

•

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

•	Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of Nerdy Inc., almost all of whom we expect to be from

TPG Pace and Nerdy, and some of whom may join Nerdy Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Nerdy Inc.

Risks Related to Consummation of the Domestication

•	U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Domestication.

•

Delaware law and Nerdy Inc.’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption

•

TPG Pace does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TPG Pace to complete a business combination with which a substantial majority of its shareholders do not agree.

•

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Shares issued in the TPG Pace IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the TPG Pace IPO.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TPG PACE

The following table contains summary historical financial data of TPG Pace as of March 31, 2021 and for each of the three months ended March 31, 2021 and 2020, and the year ended December 31, 2020 and as of and for the period from July 11, 2019 (inception) through December 31, 2019. Such data for the period from July 11, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020 and as of December 31, 2020 and 2019 have been derived from the audited financial statements of TPG Pace included elsewhere in this proxy statement/prospectus. The selected historical statements of operations data of TPG Pace for the three months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 are derived from TPG Pace’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the section entitled “TPG Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TPG Pace’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Condensed Statement of Operations Data:

	For the Three Months Ended March 31, 2021 (Unaudited)	For the Three Months Ended March 31, 2020 (Unaudited)	For the Year Ended December 31, 2020 (As Restated)	For the Period from July 11, 2019 (inception) to December 31, 2019
	(dollars in thousands, besides per share information)	(dollars in thousands, besides per share information)	(dollars in thousands, besides per share information)
Revenue	$—	$—	$—	$—
Professional fees and other expenses	4,492.3	—	1,396.0	8.6
Change in fair value of derivatives	(32,816.7)	—	31,926.7	—

Income (Loss) from operations	28,324.4	—	(33,322.7)	(8.6)
Interest income	6.8	—	5.9	0.1

Net income (loss) attributable to ordinary shares	$28,331.2	$—	$(33,316.8)	$(8.5)

Net income (loss) per ordinary share:
Class A ordinary shares - basic and diluted	0.50	—	(2.58)	(0.00)
Class F ordinary shares - basic and diluted	0.50	—	(0.37)	(0.00)

Weighted average ordinary shares outstanding:
Class A ordinary shares - basic and diluted	45,000.0	—	10,327.9	—
Class F ordinary shares - basic and diluted	11,250.0	20,000.0	18,050.4	16,321.8

Condensed Balance Sheet Data:

(dollars in thousands)	As of March 31, 2021 (Unaudited)	As of December 31, 2020 (As Restated)	As of December 31, 2019

Assets
Current assets:
Cash	$1,708.7	$534.1	$25.1
Prepaid Expenses	239.0	277.9	—

Total current assets	1,947.7	812.0	25.1

Investments held in Trust Account	450,012.7	450,005.9

Total assets	$451,960.4	$450,817.9	$25.1

Liabilities and Shareholders’ equity
Current liabilities:
Accrued professional fees and other expenses	$4,161.9	$533.9	$8.6
Note payable to Sponsor	2,000.0	—	—
Derivative liabilities	26,720.0	59,536.7	—
Deferred underwriting compensation	15,750.0	15,750.0

Total liabilities	$48,631.9	$75,820.6	$8.6
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 45,000,000, 45,000,000 and 0 shares at March 31, 2021, December 31, 2020 and 2019, respectively, at a redemption value of $10.00 per share	450,012.7	450,005.9	—
Shareholders’ (deficit) equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 45,000,000 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, 0 shares issued and outstanding at December 31, 2019	—	—	—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 11,250,000, 11,250,000 and 20,000,000 shares issued and outstanding at March 31, 2021, December 31, 2020 and 2019, respectively	1.1	1.1	2.0
Additional paid-in capital	—	—	23.0
Accumulated deficit	(46,685.3)	(75,009.7)	(8.5)

Total Shareholders’ (deficit) equity	(46,684.2)	(75,008.6)	16.5

Total liabilities and Shareholders’ (deficit) equity	$451,960.4	$450,817.9	$25.1

SELECTED HISTORICAL FINANCIAL INFORMATION OF NERDY

The following tables set forth selected historical financial information and operating data of Nerdy. You should read the following summary historical financial information and operating data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy” and Nerdy’s consolidated financial statements and related notes, all included elsewhere in this proxy statement/prospectus. We derived the consolidated statements of operations data, consolidated statements of cash flows data for each of the three months ended March 31, 2021 and 2020, and the consolidated balance sheet data as of March 31, 2021, from Nerdy’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. We derived the consolidated statements of operations data, consolidated statements of cash flows data for the three years ended December 31, 2020, and the consolidated balance sheet data as of December 31, 2020 and 2019 from Nerdy’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Nerdy’s historical results may not be indicative of the results that may be achieved in the future.

	ThreeMonths Ended March 31,		YearEnded December 31,
	2021 Unaudited	2020 Unaudited	2020	2019	2018
	(in thousands)		(in thousands)
Consolidated Statements of Operations Data:
Revenue	$34,565	$22,995	$103,968	$90,452	$72,038
Cost of revenue	11,192	8,459	34,834	30,830	26,501

Gross profit	23,373	14,536	69,134	59,622	45,537
Sales and marketing expenses	14,582	10,205	43,838	37,967	30,494
General and administrative expenses	13,245	11,173	43,231	42,192	40,592

Operating loss	(4,454)	(6,842)	(17,935)	(20,537)	(25,549)
Interest expense	1,244	1,122	4,904	2,101	157
Other expense (income), net	28	34	1,824	(199)	(329)

Net loss	$(5,726)	$(7,998)	$(24,663)	$(22,439)	$(25,377)

	As of March 31,	December 31,
	2021 Unaudited	2020	2019
	(in thousands)	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$25,565	$29,265	$25,044
Restricted cash	1,417	1,417	2,852
Total assets	55,803	57,274	58,791
Long-term obligations	41,314	42,598	34,629
Total liabilities	80,658	76,939	55,643
Redeemable preferred units	378,796	378,796	159,539
Members’ equity	6,793	6,793	6,793
Additional paid-in capital	7,335	6,833	5,103
Accumulated deficit	(418,109)	(412,383)	(168,463)
Total liabilities, redeemable preferred units and members’ equity	$55,803	$57,274	$58,791

	Three Months Ended March 31,		Year Ended December 31,
	2021 Unaudited	2020 Unaudited	2020	2019	2018
	(in thousands)		(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(2,415)	$(4,725)	$(6,654)	$(16,318)	$(14,668)
Net cash used in investing activities	$(848)	$(701)	$(2,874)	$(6,356)	$(15,842)
Net cash (used in) provided by financing activities	$(444)	$4,000	$12,293	$24,387	$11,033

Key Financial and Operating Metrics

“Active Learners” is defined as the unique number of Learners attending a paid online one-on-one instruction or a paid online class in a given period. Variations in the number of Active Learners are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new products and learning formats and therefore is a key indicator of our ability to attract and engage Learners. During the year ended December 31, 2020, the Company transitioned to 100% online learning. The following table summarizes the number of Active Learners for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Active Learners	47,231	28,355	86,614	63,060	47,137

In conjunction with that change, it is estimated that approximately 11 thousand offline learners converted to online learners during the year ended December 31, 2020. During the year ended December 31, 2019, the Company had approximately 23 thousand unique paid offline learners.

“Revenue per Active Learner” is calculated as online revenue divided by the number of Active Learners in a given year or period. The Company estimates that online revenue from existing Learners that previously received in-person instruction during the period January 1, 2019 to February 29, 2020 totaled approximately $8.8 million for the period March 1, 2020 through December 31, 2020. The following table summarizes Revenue per Active Learner for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue per Active Learner	$732	$611	$1,125	$1,021	$888

“Paid Sessions” is defined as the total number of online one-on-one sessions and the number of paid online group classes attendees in a given period (excluding Legacy Businesses and VT+). The following table summarizes total Paid Sessions for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Paid Sessions	477	167	1,113	549	381

“Sessions Taught per Active Expert” is calculated as the number of one-on-one sessions and the number of paid online group classes per active Expert in a given period. The following table summarizes sessions taught per

Active Experts for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Sessions Taught per Active Expert	43	27	67	54	45

“One-on-One Average Session Length” is defined as a session (e.g., an instructional meeting) between a single Learner and a single Expert in an online, one-on-one setting (excluding Legacy Businesses and VT+). The following table summarizes total One-on-One Average Session Length for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 (in hours):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
One-on-One Average Session Length	1.30	1.44	1.39	1.49	1.52

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (Loss) is a non-GAAP financial measure and should not be considered a substitute for any other performance metric derived in accordance with GAAP. Adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash compensation expense, transaction related costs, and losses on subleases. Nerdy’s management believes that Adjusted EBITDA (Loss) provides useful information to management and investors regarding certain financial and business trends relating to Nerdy’s financial condition and results of operations. TPG Pace believes that the use of Adjusted EBITDA (Loss) provides an additional tool for investors to use in evaluating ongoing operating results and trends. Adjusted EBITDA (Loss) is not a GAAP measure of our financial performance or liquidity and management does not consider Adjusted EBITDA (Loss) in isolation or as an alternative to financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA (Loss) differently, and therefore the Adjusted EBITDA (Loss) of Nerdy included in this presentation may not be directly comparable to similarly titled measures of other companies. Please refer to the consolidated financial statements and notes thereto included elsewhere in this prospectus.

The following table sets forth a reconciliation of net loss determined in accordance with GAAP to Adjusted EBITDA (Loss) for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net loss	$(5,726)	$(7,998)	$(24,663)	$(22,439)	$(25,377)
Interest expense (income), net	1,237	1,071	4,827	1,815	(214)
Income taxes	64	69	139	106	122
Depreciation and amortization	1,585	1,482	6,043	5,009	2,534
Stock-based compensation	502	396	1,730	1,747	1,821
Transaction related costs(1)	2,046	—	1,288	—	—
Loss on sublease(2)	—	—	1,772	—	—

Adjusted EBITDA loss(3)	$(292)	$(4,980)	$(8,864)	$(13,762)	$(21,114)

(1)	Represents accounting and legal fees incurred related to the Company’s process of becoming a publicly listed company.
(2)	Represents the loss related to the Tempe, AZ, sublease agreements the Company entered into during fiscal 2020.
(3)

Adjusted EBITDA (Loss) is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA (Loss) should not be considered as an alternative to net loss as a measure of financial performance.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The summary unaudited pro forma condensed combined financial information for each of the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical consolidated statement of operations of TPG Pace and Nerdy, giving effect to the Business Combination and certain other transactions as if they had been completed on January 1, 2020. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited consolidated balance sheets of TPG Pace and Nerdy, giving effect to the Business Combination and certain other transactions as if they had been completed on March 31, 2021. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”

The summary unaudited pro forma condensed combined financial information is presented for informational purposes only. The summary unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the specified transactions actually occurred on the dates indicated, and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the transactions in the Business Combination Agreement or any potential changes in compensation plans. Additionally, the unaudited pro forma adjustments made in the summary unaudited pro forma condensed combined financial information, which are described in those notes, are preliminary and may be revised.

	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming Illustrative Redemption Scenario)	Pro Forma (Assuming Maximum Redemption Scenario)
	(in thousands, except per unit and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Three Months Ended March 31, 2021:
Revenue	$34,565	$34,565	$—
Net Loss attributable to Nerdy, Inc.	$(1,020)	$(855)	$6,636
Net (loss) income per share - Class A - basic	$(0.01)	$(0.01)	$0.10
Net (loss) income per share - Class A - diluted	$(0.01)	$(0.01)	$0.04
Weighted-average Class A shares outstanding - basic	101,526,296	79,890,072	59,102,747
Weighted-average Class A shares outstanding - diluted	101,526,296	79,890,072	164,325,342
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2021:
Total assets	$322,002	$218,017	$283,238
Total liabilities	126,982	126,982	57,682
Total stockholders’ equity	$195,020	$91,035	$225,556
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Year Ended December 31, 2020:
Revenue	$103,968	$103,968	$—
Net Loss attributable to Nerdy, Inc.	$(45,104)	$(37,986)	$(146,925)
Net loss per share - Class A - basic	$(0.44)	$(0.48)	$(2.49)
Net loss per share - Class A - diluted	$(0.44)	$(0.48)	$(2.49)
Weighted-average Class A shares outstanding - basic	101,526,296	79,890,072	59,102,747
Weighted-average Class A shares outstanding - diluted	101,526,296	79,890,072	59,102,747

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of TPG Pace for the three months ended March 31, 2021 and the year ended December 31, 2020;

•	historical per share information of Nerdy for the three months ended March 31, 2021 and the year ended December 31, 2020; and

•

unaudited pro forma per share information of the combined company for the three months ended March 31, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination, the PIPE Financing and the forward purchases, assuming three redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no TPG Pace shareholders exercise redemption rights with respect to their public shares.

•	Assuming Illustrative Redemptions: This assumes that 50% or 22,500,000 Class A ordinary shares outstanding are redeemed from TPG Pace’s public shareholders.

•	Assuming Maximum Redemptions: This assumes that 100% or 45,000,000 Class A ordinary shares outstanding are redeemed from TPG Pace’s public shareholders.

The following table is also based on the assumption that an aggregate of 31,000,000 shares of Class A Common Stock will be issued in connection with the PIPE Financing and the forward purchases. If the actual facts are different than this assumption, the below numbers will be different. These numbers also do not take into account the exercise of any of the warrants to purchase Class A Common Stock or OpCo Warrants that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of Nerdy,” “Selected Historical Financial Information of TPG Pace,” “Nerdy’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of Nerdy and TPG Pace, each contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of Nerdy Inc. would have been had the Business Combination been completed or to project Nerdy Inc. results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Nerdy Inc. would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Historical		Pro forma
	TPG Pace Tech Opportunities Corp.	Nerdy	No Redemption Scenario	Illustrative Redemption Scenario	Maximum Redemption Scenario
As of and for the Three Months Ended March 31, 2021:
Book value per Class A share - basic and diluted(1)	$(1.04)	$(0.29)	$1.92	$1.14	$3.82
Net (loss) income per Class A share - basic(2)	$0.50	$(0.07)	$(0.01)	$(0.01)	$0.10
Net (loss) income per Class A share - diluted(2)	$0.50	$(0.67)	$(0.01)	$(0.01)	$0.04
Cash distributions per common share	N/A	N/A	N/A	N/A	N/A

As of and for the Year ended December 31, 2020
Book value per Class A share - basic and diluted (1)	$(1.67)	$(0.23)	N/A	N/A	N/A
Net income (loss) per Class A share - basic and diluted (2)	$(2.58)	$(2.86)	$(0.44)	$(0.48)	$(2.49)
Cash distributions per common share	N/A	N/A	N/A	N/A	N/A

(1)	Book value per share is calculated as total equity divided by:

•	Class A ordinary shares outstanding at March 31, 2021 and December 31, 2020 for TPG Pace;

•	Units outstanding at March 31, 2021 and December 31, 2020 for Nerdy;

•	Common shares outstanding at March 31, 2021 and December 31, 2020 for the pro forma information.

(2)	Net loss per common share and cash distributions per common share are based on:

•	Weighted average number of Class A ordinary shares outstanding for the three months ended March 31, 2021 and for the year ended December 31, 2020 for TPG Pace; and

•	Weighted average number of units outstanding for the three months ended March 31, 2021 and for the year ended December 31, 2020 for Nerdy.

TICKER SYMBOLS AND DIVIDEND INFORMATION

TPG Pace

Units, Common Shares and Warrants

Our Class A Shares and public warrants are currently listed on the NYSE under the symbols “PACE” and “PACE WS,” respectively. Certain of TPG Pace’s Class A Ordinary Shares and public warrants currently trade as units consisting of one Class A Ordinary Share and one fifth of one warrant, and are listed on the NYSE under the symbol “PACE.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, TPG Pace intends to change its name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” TPG Pace intends to list the Class A Common Stock and Nerdy Inc. warrants (other than the private placement warrants) on the NYSE under the symbols “NRDY” and “NRDY WS,” respectively, upon the Closing.

Holders

As of                , 2021, there were                holders of record of the units,                holder of record of Class A Shares and                holders of record of TPG Pace’s warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A Shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

TPG Pace has not paid any cash dividends on its Class A Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Nerdy Inc.’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Nerdy Inc. Board at such time.

RISK FACTORS

TPG Pace shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to Nerdy prior to the consummation of the Business Combination and, together, to OpCo, including its subsidiaries, and Nerdy Inc. following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy.”

Risks Related to Our Business Model, Operations and Growth Strategy

We have a limited operating history, which makes it difficult to predict our future financial and operating results, and we may not achieve our expected financial and operating results in the future.

We have a limited operating history and we may not achieve our expected financial and operating results in the future. Further, we cannot assure you that our newer products and services, or any other products and services we may introduce or acquire, will be integrated effectively into our business, achieve or sustain profitability, or achieve market acceptance at levels sufficient to justify our investment.

Our ability to fully integrate these new services into our platform or achieve satisfactory financial results from them is unproven. Because we have a limited operating history and the market for our services, including newly built products and services, is rapidly evolving, it is difficult for us to predict our operating results, particularly with respect to our most recent offerings. If the market for a direct-to-consumer, online, learning platform does not develop as we expect, or if we fail to address the needs of this market, our business may be harmed. Some of our offerings, including small group classes, large format group classes, and adaptive self-study, have only been meaningfully integrated into our broader platform over the past year and thus have limited operating history.

You should consider our business and prospects in light of the risks, expenses, and difficulties typically encountered by companies in their early stage of development, including, but not limited to our ability to successfully:

•	execute on our relatively new, evolving, and unproven business model, including our shift in 2020 to operate 100% online;

•	build new products and services, both internally or through third parties;

•	acquire complementary products and services to expand our offerings and enhance our platform;

•

attract and retain students, users, parents, guardians, and purchasers (“Learners”) and tutors, instructors, subject matter experts, educators and other professionals (“Experts”) and increase their engagement with/through our platform;

•	manage the growth of our business, including increasing or unforeseen expenses;

•	develop and scale a technology infrastructure to efficiently handle increased utilization by Learners, especially during peak periods;

•	maintain and manage relationships with strategic partners;

•	ensure our platform remains secure and protects the information of Learners, experts, and other users;

•	build and pursue a profitable business model and pricing strategy;

•	compete with companies that offer similar services or products;

•	expand into adjacent markets;

•	navigate the ongoing evolution and uncertain application of regulatory requirements, such as privacy laws, to our business; and

•	continue our expansion into new geographic markets, including markets outside the United States.

We have encountered and will continue to encounter these risks and if we do not manage them successfully, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We have incurred significant net losses since our formation, and we expect our operating expenses to increase significantly in the foreseeable future, which may make it more difficult for us to achieve and maintain profitability.

We have experienced significant net losses since our formation in October 2007, and we may continue to experience net losses in the future. Our net losses for the years ended December 31, 2020, 2019 and 2018 were $24.7 million, $22.4 million and $25.4 million, respectively.

We expect to make significant investments in the building and expansion of our business and platform and anticipate that our cost of revenues and operating expenses will increase. In addition, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We may not succeed in increasing our revenue sufficiently to offset these higher expenses, and our efforts to grow the business may prove more expensive than we currently anticipate. We may incur significant losses in the future for a number of reasons, including slowing demand for online learning by consumers, slowing demand for our other products and services, increasing competition, including increasing price competition, decreasing spending on learning and education by consumers, impacts of the COVID-19 pandemic, and other risks described in this prospectus. We may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors as we pursue our business plan and our business model continues to evolve. While our revenue has grown in recent periods, this growth may not be sustainable and we cannot assure you that we will be able to achieve profitability, which will require us to scale our operations efficiently.

A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on Learners and Experts that use the platform, and consumer spending more broadly, as well as impacts from remote work arrangements, actions taken to contain the disease or treat its impact and the speed and extent of the recovery.

A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, on March 11, 2020 COVID-19 was declared by the World Health Organization as a global pandemic, and has had numerous effects on the global economy. Governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets.

As a result of the COVID-19 pandemic, as near-term measures, we have transitioned most of our employees to remote working arrangements and closed most of our corporate, sales, product/engineering, and administrative offices in the United States (including not renewing office space and subleasing office space). Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, market by market.

As a result of the COVID-19 pandemic, most of our personnel are working remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security, and fraud concerns, as well as increase our exposure to potential employment-related issues and claims.

In addition, we have experienced significant growth in the usage of our platform during the COVID-19 pandemic, when in-person learning alternatives were less attractive or not available. It is possible that a portion of the customers that have purchased online sessions during the COVID-19 pandemic may subsequently reduce or discontinue their use of our services after the impact of the pandemic has tapered and in-person learning can safely be resumed.

We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in consumer behavior. Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Many countries have imposed limitations on gatherings, social distancing measures and restrictions on movement, only allowing essential businesses to remain open. Such orders or restrictions have resulted in temporary store closures, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, any of which may negatively impact workforces, customers, consumer sentiment and the economies in many of our markets, and as a result, may adversely affect our operations.

At this point, there is still significant uncertainty relating to the potential impact of COVID-19, including the impact to global and local economic conditions. Purchase and utilization of our offerings may be affected by changes in the U.S. economy and by global economic conditions, including the impact of the COVID-19 pandemic as well as economic changes unrelated to the pandemic. An improvement in the COVID-19 pandemic would have an unknown impact on our business and may reduce demand among potential Learners for online learning services. Conversely, a worsening of the conditions resulting from the COVID-19 pandemic would have an unknown impact on our business and may reduce the willingness of Learners to purchase or consume online learning services. Given the uncertainties associated with COVID-19 or any other regional or global health pandemic, it is difficult to fully predict the magnitude of potential effects on our business, both positive and negative, and our strategic partners, financial condition, and results of operations.

To the extent the COVID-19 pandemic or any other regional or global health pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk factors” section.

We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted.

We engage independent contractors and are subject to the federal laws and regulations, including but not limited to Internal Revenue Service regulations, and applicable state laws and regulations regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it could be determined that the independent contractor classification is inapplicable to the nature of the relationship between us and the independent contractors. Further, if legal standards for classification of independent contractors change, it may be necessary to change our business model or modify our compensation structure for these roles, including by paying additional compensation or reimbursing expenses (or whatever other requirements related to employees, versus independent contractors, are implicated by any such determination(s) or change(s)).

For example, the California Legislature passed AB 5, which was signed into law on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. A campaign for the 2020 California ballot initiative to address AB 5 and preserve flexibility for certain independent contractors, known as Proposition 22, passed, which changes the impact of AB 5 in certain instances. In addition, several other states may be considering adopting legislation similar to the 2020 California ballot initiative, which may increase costs in such jurisdictions and could also adversely impact results of operations. Even with the passage of the 2020 California ballot initiative and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. Additionally, an increasing number of jurisdictions are considering implementing standards similar to AB 5 to determine worker classification.

A determination in, or settlement of, any legal proceeding(s), whether we are party to such legal proceeding or not, that classifies independent contractors with whom we contract as employees, could harm our business, financial condition, and results of operations, including as a result of:

•

monetary exposure arising from or relating to failure to withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, including related to attorney general actions by states, and government fines;

•	injunctions prohibiting continuance of existing business practices;

•	claims for employee benefits, social security, workers’ compensation, and unemployment;

•	claims of discrimination, harassment, and retaliation under civil rights laws;

•	claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;

•

other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and

•	harm to our reputation and brand.

As of December 31, 2020, the Company had independent contractor agreements with approximately 20 thousand Experts (of which approximately 15 thousand Experts were active in 2020). The Company defines an Active Expert as having instructed one or more sessions in a given period (excluding the Legacy Businesses and VT+). We engage all of our Experts as independent contractors, and therefore, any of these outcomes could result in substantial costs to us, could significantly impair our financial condition and our ability to conduct our business as we choose, and could damage our reputation and our ability to attract and retain Experts and employees. We may also choose to cease engaging with Experts who are located in jurisdictions where we may be prohibited or otherwise restricted from engaging Experts as independent contractors, which may adversely affect our business.

Our business depends heavily on the adoption by new and existing customers of one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. If we fail to attract new Learners or retain existing Learners, our revenue growth and profitability will suffer.

The success of our business depends heavily on our ability to attract and retain new and existing Learners for one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. The growth of our business also depends on the level of engagement by existing Learners with our platform. The substantial majority of our revenue depends on small transactions made by a widely dispersed population with an inherently high rate of turnover primarily as a result of changing needs. In 2020, our average revenue per Active Learner was approximately $1,100. The rate at which we expand our user base of Active Learners and increase Active Learner engagement with our platform may decline or fluctuate because of several factors, including:

•	our ability to consistently provide Learners with a convenient, high quality experience;

•	the pricing of our offerings in relation to other alternatives, including the prices charged by offline competitors and other learning alternatives;

•	the quality and prices of our products and services that we offer to Learners and those of our competitors and other learning alternatives;

•	our ability to acquire and retain Learners of all age segments;

•	changes in standardized testing or admissions requirements;

•	changes in college or university enrollment;

•	changes in online versus in-person attendance at schools, colleges, or universities;

•	changes in professional licensure or certification requirements or regulations;

•	changes in learning-related spending levels by consumers;

•	the effectiveness of our sales and marketing efforts;

•

seasonal demands for one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings may fluctuate with the seasonal nature of traditional academic calendars; and

•	our ability to introduce new products and services that are favorably received by Learners.

If we do not attract more Learners to our platform and offerings or if Learners do not increase their level of engagement with our platform, our revenue may grow more slowly than expected or decline. In particular, in order to engage new Learners, we need to convince Learners of our ability to provide high quality learning online that is better than offline alternatives they may have. It may be difficult to overcome any skepticism, and there can be no assurance that online offerings of the kind we develop will ever achieve mass market acceptance.

We rely on our new and existing Learners to drive utilization and to generate revenue and pay for our services.

Building awareness of our product offerings and platform is critical to our ability to acquire prospective Learners, drive consumption and utilization, and generate revenue. A substantial portion of our expenses is attributable to marketing and sales efforts dedicated to attracting potential Learners to adopt our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Because we generate revenue based on Learners making purchases for services delivered by Experts on our behalf, it is critical to our success that we identify prospective Learners in a cost-effective manner and that Learners purchase and remain active in our offerings.

The following factors, many of which are largely outside of our control, may prevent us from successfully driving and maintaining purchase and utilization of our online offerings in a cost-effective manner or at all:

•

Negative perceptions about online learning offerings and other non-traditional online services. As a non-traditional form of delivering learning and/or instruction direct-to-consumers over the internet, our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings will be subject to increased scrutiny by prospective Learners. Online product offerings that we or our competitors offer may not be successful or operate efficiently, and new entrants to the field of online learning also may not perform well. Such underperformance could create the perception that online offerings in general are not an effective way to learn or educate, whether or not our offerings achieve satisfactory performance, which could make it difficult for us to successfully attract prospective Learners. Additionally, as a result of the COVID-19 pandemic, telehealth services, and other non-traditional online services are becoming increasingly prevalent. If any of these online products or services fail to perform well, Learners may become reluctant to purchase or consume online offerings for fear that the learning experience may be substandard and begin to look for alternatives to online learning.

•

Ineffective marketing efforts. We invest substantial resources in developing and implementing marketing and sales strategies that focus on identifying new Learners and Experts for our platform. If our execution of this strategy proves to be inefficient or unsuccessful in generating a sufficient quantity of high quality prospective Learners and Experts, our revenue could be adversely affected.

•

Impact of the COVID-19 pandemic and other general economic and social conditions. Purchase and utilization of our offerings may be affected by changes in the U.S. economy and, to a lesser extent, by global economic conditions, including the impact of the COVID-19 pandemic. An improvement in the COVID-19 pandemic would have an unknown impact on our business and may reduce demand among potential Learners for direct-to-consumer online learning services. Conversely, a worsening of the conditions resulting from the COVID-19 pandemic would have an unknown impact on our business and may reduce the willingness of Learners to purchase or consume online learning services.

If one or more of these factors reduces demand from Learners for our offerings, purchase or utilization could be negatively affected or our costs associated with acquisition and retention could increase, or both. These developments could also harm our reputation and make it more difficult for us to engage additional Learners or to produce new products and services, which would negatively impact our ability to expand our business.

We did not design or maintain an effective control environment that meets our accounting and reporting requirements.

We did not design or maintain an effective control environment that meets our accounting and reporting requirements. Specifically, we did not have a sufficient complement of personnel with an appropriate degree of accounting knowledge and experience to appropriately analyze, record, and disclose accounting matters commensurate with our accounting and reporting requirements and lacked related internal controls necessary to satisfy our accounting and financial reporting requirements.

This material weakness contributed to the following additional material weaknesses:

•

We did not maintain effective controls over risk assessment, including designing and maintaining formal accounting and information technology (“IT”) policies, procedures, and controls over significant accounts and disclosures to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including with respect to segregation of duties controls including controls over the preparation and review of account reconciliations and journal entries and controls over review of assurance reports from third party service organizations.

•

We did not design and maintain effective controls over IT general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls for financial systems to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; and (iii) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The material weaknesses related to the control environment and risk assessment resulted in adjustments to accounts and disclosures in the December 31, 2020, 2019 and 2018 annual financial statements. The IT deficiencies did not result in an adjustment to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Additionally, each of these material weaknesses could result in a misstatement of account balances and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have implemented and are continuing to implement measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including continuing to evaluate cybersecurity risks, developing a priority list of key information systems and designing and implementing control activities such as implementing additional security policies and processes, hiring and training additional personnel, strengthening supervisory reviews and further enhancing our processes and internal control documentation.

The Company is working to remediate the material weaknesses as efficiently and effectively as possible but expects that full remediation could potentially go beyond December 31, 2021. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, incur significant costs, and place significant demands on our financial and operational resources.

In addition, if we are unable to successfully remediate existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and the stock price may decline as a result. We also could become subject to investigations by the SEC or other regulatory authorities.

Illegal, improper, or otherwise inappropriate activity of Experts and Learners, whether or not occurring while utilizing our platform, could expose us to liability and harm our business, brand, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activities by Experts and Learners, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our platform could adversely affect our brand, business, financial condition, and results of operations. These activities may include harassment, sexual misconduct, unauthorized use of credit and debit cards or bank accounts, sharing of Learner accounts, sharing of Experts’ accounts, and other misconduct. While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring in connection with our offerings. Such conduct could expose us to liability or adversely affect our brand or reputation. At the same time, if the measures we have taken to guard against these illegal, improper, or otherwise inappropriate activities, such as our requirement that Experts undergo third-party background check(s) as part of the initial contracting process and every other year thereafter, periodic Google/internet checks done inhouse, and other related policies, are too restrictive and inadvertently prevent qualified Experts otherwise in good standing from using our offerings, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of qualified Experts on our platform and their utilization of our platform could be negatively impacted. Further, any negative publicity related to the foregoing, whether such incident occurred on our platform, on our competitors’ platforms, or on any online platform, could adversely affect our reputation and brand or public perception of our industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition, and results of operations.

Many of our Learners are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

Because of the nature of our business, many of our Learners are minors under the age of 18. As a result, we may be subject to additional laws and regulations that are applicable when businesses interact with children, such as the Child Online Privacy Protection Act. Additionally, although transactions with minor children are ultimately authorized and paid for by a parent or guardian, these minor children may not have the capacity to enter into binding agreements or may have the ability to subsequently void contracts. As a result, we may not be able to enforce the terms of these agreements. An incident involving a child, and in particular an incident that has the potential to compromise the safety or privacy of a child, could garner negative attention, which could harm our brand or reputation and affect our business.

We may be exposed to claims and losses, including class action lawsuits, brought by or on behalf of our Learners or Experts, which could have a material adverse effect on our business.

We may be exposed to claims and losses, including class action lawsuits, brought by or on behalf of our Learners or Experts, which could have a material adverse effect on our business. We have written contracts with Learners and Experts (either directly or through related and affiliated entities) that establish the terms and conditions of the relationships memorialized therein. Learners and Experts could seek to challenge those terms and conditions, including but not limited to: network access, minors, recorded sessions, taxes, integration with other policies, confidentiality, content, restrictions, arbitration, disclaimer of warranties, limitation of liability, indemnification, third party beneficiaries, non-solicitation provisions, non-disclosure provisions, non-exclusivity, non-disparagement, governing law/choice of law, jurisdiction, venue, notice requirements, affiliate marketing, other platform activities, contract termination (including early contract termination), authority, installment payments, subscriptions, refunds, minimum billing, redemptions, guarantees, compensation (and adjustments/additions thereto), independent contractor status, insurance, intellectual property rights, and economics of the relationships (noting that some of these items apply solely to Learners, some apply solely to Experts, and some apply to both).

We may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation by our Experts. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Our reputation, brand, and the network effects among Experts and Learners on our platform are important to our success, and if we are not able to maintain and continue developing our reputation, brand, and network effects, our business, financial condition, and results of operations could be adversely affected.

We believe that building a strong reputation and brand as a safe, reliable, and effective platform and continuing to increase the strength of the network effects among Experts and Learners on our platform are critical to our ability to attract and retain qualified Experts and Learners. The successful development of our reputation, brand, and network effects will depend on a number of factors, many of which are outside our control.

Negative perception of our platform or company may harm our reputation, brand, and networks effects, including as a result of:

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complaints or negative publicity about us, Experts on our platform, our product offerings, or our policies and guidelines, including our practices and policies, even if factually incorrect or based on isolated incidents;

•	illegal, negligent, reckless, or otherwise inappropriate behavior by Experts or Learners or third parties;

•	a failure to provide Experts with competitive compensation and opportunities to work with Learners;

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actual or perceived disruptions or defects in our platform, such as privacy or data security breaches, site outages, payment disruptions, or other incidents that impact the reliability of our offerings;

•	litigation over, or investigations by regulators into, our platform or our business;

•	Learners’ lack of awareness of, or compliance with, our policies and terms and conditions;

•	Experts’ lack of awareness of, or compliance with, our terms and conditions;

•	changes to our policies that Learners or others perceive as overly restrictive, unclear, or inconsistent with our values or mission or that are not clearly articulated;

•	changes to our terms and conditions that Experts perceive as overly restrictive, unclear, or inconsistent with our values or mission or that are not clearly articulated;

•	a failure to enforce our policies or terms and conditions in a manner that users perceive as effective, fair, and transparent;

•	inadequate or unsatisfactory Learner support service experiences;

•	illegal or otherwise inappropriate behavior by Experts, management team members, or other employees or contractors;

•	negative responses by Experts or Learners to new offerings on our platform;

•	impacts of COVID-19 generally;

•	political or social policies or activities; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Charles Cohn, our Founder, Chairman & Chief Executive Officer, may adversely impact our brand and reputation. If we do not successfully maintain and develop our brand, reputation, and network effects and successfully differentiate our offerings from competitive offerings, our business may not grow, we may not be able to compete effectively, and we could lose existing qualified Experts or existing Learners or fail to attract new qualified Experts or new Learners, any of which could adversely affect our business, financial condition, and results of operations.

Attracting new Learners for the launch of new offerings is complex and time-consuming. If we pursue unsuccessful offerings, we may forego more profitable offerings and our operating results and growth would be harmed.

The process of identifying new products and services that will be a good fit for our platform is complex and time-consuming. Because of the initial reluctance on the part of some Learners to embrace a new method of delivering their learning experience, the process to attract and engage a new Learner can be lengthy. We invest significant resources in these new offerings and there is no guarantee that we will recoup these costs. As a result, we may ultimately be unable to recover the full investment that we make in a new offering or achieve our expected level of profitability for the offering.

Attracting new Experts for our existing online offerings and the launch of new offerings is complex and time-consuming. If we pursue unsuccessful offerings, we may forego more profitable offerings and our operating results and growth would be harmed.

To launch a new offering, we must integrate our platform with the relevant products, content, subject information, Experts with subject knowledge and other operating model or platform modifications that we use to manage functions for our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other direct-to-consumer online learning offerings. This process of launching a new offering is time-consuming and costly and we are primarily responsible for the significant costs of this effort even before we generate any revenue. Additionally, we often need to attract new Experts to provide the new offerings that we launch and we are responsible for the associated costs. We invest significant resources in these new offerings and there is no guarantee that we will recoup these costs.

The time that it takes for us to recover our investment in a new offering depends on a variety of factors, primarily the level of our Learner acquisition costs and the rate of growth in Learner purchase and/or repeat purchase of the product. Because of the lengthy period required to recoup our investment in an offering, unexpected developments beyond our control could occur that result in current Learners ceasing or significantly curtailing an offering before we are able to fully recoup our investment. It may be several years, if ever, before we generate revenue from a new offering sufficient to recover our costs. As a result, we may ultimately be unable to recover the full investment that we make in a new offering or achieve our expected level of profitability for the offering.

If we are not successful in quickly and efficiently scaling up offerings with new and existing Learners, our reputation and our profitability will suffer.

Our continued growth and profitability depends on our ability to successfully scale up our existing and newly launched products. As we continue aggressively growing our business, we plan to continue to hire new employees at a rapid pace, particularly in software engineering, data science, product, design, marketing, sales, and customer service. If we cannot adequately recruit, train, or retain these new employees, we may not be successful in acquiring potential Learners for our offerings, which would adversely impact our ability to generate revenue. In addition, the Learners in our offerings could lose confidence in the knowledge and capability of the Experts on the platform. If we cannot quickly and efficiently scale up our technology to handle growing purchases and utilization and new offerings, the Learners’ experiences with our platform may suffer, which could damage our reputation among Experts and Learners.

Our ability to effectively manage any significant growth of new offerings and increasing purchases and utilization will depend on a number of factors, including our ability to:

•	satisfy existing Learners in, and attract and engage new Learners for, our offerings;

•	attract qualified Experts to support expanding offerings and utilization;

•	develop and produce new products;

•	successfully introduce new features and enhancements and maintain a high level of functionality in our platform; and

•	deliver high quality technical support and customer service to Experts and Learners using our platform.

Establishing new offerings or expanding existing offerings will require us to make investments in management and key staff, increased investments in our technology platform, incur additional marketing expenses and reallocate other resources. If purchases or utilization of our offerings does not increase, we are unable to launch new offerings in a cost-effective manner or we are otherwise unable to manage new offerings effectively, our ability to grow our business and achieve profitability would be impaired, and the quality of our solutions and the satisfaction of the Learners using our platform could suffer.

Our financial performance depends heavily on Learner retention within our offerings, and factors influencing Learner retention may be out of our control.

Once a Learner begins consuming one or more of our learning offerings, we must retain Learners to generate ongoing revenue from that Learner. Our strategy involves offering high quality support to Learners for a variety of needs, including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other direct-to-consumer online learning offerings in order to drive Learner satisfaction and retention. If we do not help Learners to quickly resolve any learning, technological, or logistical issues they encounter, otherwise provide effective ongoing support to Learners or deliver the type of high quality, engaging products that Learners expect, they may withdraw from our offerings, which would negatively impact our revenue.

In addition, Learner retention could be compromised by the following factors, many of which are largely outside of our control:

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Learner dissatisfaction or changes in preference. Learners may decline to continue in our offerings based on their individual perceptions of the value they are getting from us. For example, we may face retention challenges as a result of Learners’ dissatisfaction with the quality of the products or platform, quality of the Experts, level and quality of customer service, platform reliability, or other factors. In addition, it is possible that a portion of the Learners that have purchased online sessions during the COVID-19 pandemic may subsequently reduce or discontinue their use of our services after the impact of the pandemic has tapered and in-person learning can safely be resumed. Factors outside our control related to Learners’ satisfaction with, and overall perception of, an offering may contribute to decreased retention rates for that offering.

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Poor Performance by Experts. Experts that are responsible for instructing may not understand what is involved in meeting Learner expectations, or may otherwise be unwilling to change the ways in which they present the same content in an in-person setting, if necessary. Our ability to maintain high Learner retention will depend in part on the ability of the Experts to devote the necessary time and effort to develop their own teaching style(s), lesson plans, course curriculum, and content. Inability of Experts to meet Learner needs could cause the quality of the instruction and the quality of the customer experience to decline, which could contribute to decreased Learner satisfaction and retention.

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Personal factors. Factors impacting a Learner’s willingness and ability to stay engaged in an offering include personal factors, such as ability to continue to pay for the offering(s), lack of interest in continuing to learn in a particular area, distractions in the Learner’s learning environment, and sufficient time to engage in the offering(s), all of which are generally beyond our control.

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Circumvention of the platform/Disintermediation. Although both Learners and Experts are contractually prohibited from doing so, Learners and Experts may make arrangements for services and payments outside of our platform or through another platform, which may contribute to decreased retention rates, in addition to lost revenue.

Any of these factors could significantly reduce the revenue that we generate, which would negatively impact our operations and could compromise our ability to grow our business and achieve profitability.

We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model may be compromised.

We have experienced rapid growth in a relatively short period of time. Our revenue grew from $72.0 million in 2018 to $90.5 million in 2019 and $104.0 million in 2020. The number of our full-time employees increased from 588 as of December 31, 2018 to 678 as of December 31, 2019, with a reduction to 530 as of December 31, 2020 (pandemic related), and we plan to hire a significant number of additional employees in the future. In addition, we currently contract with thousands of independent contractors, and we plan to vet and contract with a significant number of additional independent contractors to engage as Experts on the platform in the future.

Our rapid growth has placed, and will continue to place, a significant strain on our administrative and operational infrastructure and other resources. Our ability to manage our operations and growth will require us to continue to expand our marketing and sales personnel, technology team, finance, accounting, legal, and administration teams, as well as our infrastructure. We will also be required to refine our operational, financial, and management controls and reporting systems and procedures. If we fail to efficiently manage this expansion of our business, our costs and expenses may increase more than we plan and we may not successfully expand our customer base, enhance our platform and technology-enabled services, develop new offerings with new and existing customers, attract a sufficient number of new customers in a cost-effective manner, attract a sufficient number of qualified Experts in a cost-effective manner, satisfy the requirements of our existing customers, respond to competitive challenges or otherwise execute our business plan. Although our business has experienced significant growth in the past, we cannot provide any assurance that our revenue will continue to grow at the same rate in the future.

Our ability to effectively manage any significant growth of our business will depend on a number of factors, including our ability to:

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effectively recruit, onboard, motivate, and retain a large number of new employees, including in software engineering, data science, product, design, marketing, sales, and customer service, while retaining existing employees, maintaining the most important aspects of our corporate culture and effectively executing our business plan;

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effectively recruit, vet, contract, and curate a large number of new independent contractors, while retaining existing independent contractors, maintaining and improving our platform and its curation while effectively executing our business plan;

•	continue to improve our operational, financial, and management controls;

•	protect and further develop our strategic assets, including our intellectual property rights; and

•	make sound business decisions in light of the scrutiny associated with operating as a public company.

These activities will require significant capital expenditures and allocation of valuable management and employee resources, and our growth will continue to place significant demands on our management and our operational and financial infrastructure.

There are no guarantees that we will be able to effectively manage any future growth in an efficient, cost-effective, or timely manner, or at all. In particular, any failure to successfully implement systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems, and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our offerings could suffer, which could negatively affect our reputation, results of operations, and overall business.

We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, and significantly reduce our revenue.

We expect existing competitors and new entrants to the online learning market to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other market participants introduce new or improved delivery of direct-to-consumer online learning and technology-enabled services that we cannot match or exceed in a timely or cost-effective manner, our ability to grow our revenue and achieve profitability could be compromised.

We compete against thousands of companies and hundreds of thousands of independent professionals. Some of our current and tangential and potential competitors have significantly greater financial resources than we do. Increased competition may result in competitive pressure for us or a decrease in our market share, which could negatively affect our revenue and future operating results and our ability to grow our business.

A number of competitive factors could cause us to lose potential opportunities or force us to offer our solutions on less favorable economic terms, including:

•	competitors may develop service offerings that Learners find to be more compelling than ours;

•	competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in student requirements;

•	competitors may offer better compensation to Experts or divert qualified Experts from our platform;

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current and potential competitors may establish relationships among themselves or with third parties to enhance their products and expand their markets, and our industry is likely to see an increasing number of new entrants and increased consolidation. Accordingly, new competitors may emerge and rapidly acquire significant market share.

We may not be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.

Our business is affected by seasonality driven by school and standardized testing schedules.

Our business is affected by the general seasonal trends common to education, tutoring and standardized testing markets. We have observed increased traffic during the late summer and early fall months of August and September as Learners seek educational enrichment tools to start the school year. We have also historically observed increased traffic on our platform in advance of standardized tests. This seasonality may adversely affect our business and cause our results of operations to fluctuate.

Part of our revenue is based on demand related to certain tests and admissions to certain types of schools, which could face headwinds.

College and graduate school attendance dropped due to the COVID-19 pandemic, decreasing demand for both academic and test prep-related support.

Testing for both professional and standardized exams including the Series Exams, GMAT, LSAT, GRE, MCAT, NCLEX, GMAT, LSAT, SAT, ACT, and numerous other exams were cancelled or had testing center and test administration problems in the past year. Additionally, some universities indicated they were moving to ‘test optional’ admissions that does not require a standardized test score related to one of these exams. If this trend becomes pervasive, or if it extends to all of standardized testing at all age and education levels, it could have a negative impact on our business.

We may need additional capital in the future to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to grow our business.

We believe that our existing cash balances, in addition to the proceeds we expect to receive from the Business Combination, will be sufficient to meet our minimum anticipated cash requirements for at least the next twelve months. We may, however, need to raise additional funds to respond to business challenges or opportunities, accelerate our growth, develop new offerings, or enhance our platform. If we seek to raise additional capital, it may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit our ability to manage our business and to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute our stock ownership. If adequate additional funds are not available if and when needed, we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy.

Individuals, including celebrity instructors, that appear in content hosted on our platform may claim violation of their agreements.

Experts and Learners that appear in video segments hosted or digital images located on our platform may claim that proper assignments, licenses, consents and releases were not obtained for use of their likenesses, images, or other contributed content. Experts and Learners are contractually required to ensure that proper assignments, licenses, consents and releases are obtained for their course material, but we cannot know with certainty that they have obtained all necessary rights. Moreover, the laws governing rights of publicity and privacy, and the laws governing copyright or ownership, are imprecise and adjudicated on a case-by-case basis, such that the enforcement of agreements to transfer the necessary rights, if any, is unclear. As a result, we could incur liability to third parties for the unauthorized duplication, display, distribution, or other use of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. Our various liability insurance coverages may not cover potential claims of this type adequately or at all, and we may be required to alter or cease our use of such material, which may include changing or removing content from courses, or to pay monetary damages. Moreover, claims by Experts and Learners could damage our reputation, regardless of whether such claims have merit.

Our employees located outside of the United States and the international residents accessing our platform and purchasing our offerings expose us to international risks.

Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that are different from those in the United States. We have international employees in the United Kingdom. Because we have employees in the United Kingdom, we are subject to the compensation and benefits regulations of those jurisdictions, which differ from compensation and benefits regulations in the United States. Further, acquiring international applicants and purchases or utilization by Learners requires us to comply with international data privacy regulations of the countries from which our offerings draw Learners to our platform. Failure to comply with international regulations or to adequately adapt to international markets could harm our ability to successfully operate our business and pursue our business goals.

Experts may access the platform and continue to offer one-on-one and group instruction from any location in which they have access to our platform, even if located outside of the United States, which exposes us to international risks.

Experts may access the platform and continue to offer one-on-one and group instruction from any location in which they have access to our platform, even if located outside of the United States, which exposes us to international risks. While we primarily operate in the United State today, the products and services on our platform are digitally delivered over the internet and therefore our Experts and Learners worldwide can interface with our platform. We cannot be certain that we are in compliance with country-specific laws, including those related to data privacy, consumer protection, employment laws, among others. Moreover, we may contract with Experts who have provided a United States address but may actually be residents of non-US jurisdictions, or an Expert can change geographic locations without our awareness. While we attempt to monitor the location of Experts, and terminate contracts where we are aware that an Expert has moved to a restricted or governmentally prohibited geography, we are subject to risks that could arise when Experts access our platform from new or foreign locations.

Failures of our platform, or disruption to its access, could reduce Learners’ and Experts’ satisfaction with our offerings and could harm our reputation.

The performance and reliability of our platform, and its uninterrupted access, are critical to our operations, reputation, and ability to attract new Learners and Experts, as well as our acquisition and retention of Learners and Experts already using our platform. Learners and Experts both rely on our technology platform to receive and provide their online offerings, which requires them to be able access to our platform on a frequent basis. Accordingly, any errors, defects, disruptions, or other performance problems with our platform, including features in third party products that restrict or prevent access to our platform or our ability to adequately communicate with Learners and Experts, could damage our reputation, decrease satisfaction and retention, and impact our ability to attract new Learners and Experts in the future. If any of these problems occur, Learners and Experts may decide to terminate their relationship with us, not repurchase or renew, or make claims against us. In addition, we license certain technology from third parties and the failure by any of these licensed technologies to perform could similarly harm our ability to provide these services and our reputation in the marketplace.

Our online systems, including our website and mobile apps, could contain undetected errors, or “bugs,” that could adversely affect their performance. Additionally, we regularly update and enhance our website, platform, and our other online systems and introduce new versions of our software products and apps. These updates may contain undetected errors when first introduced or released, which may cause disruptions in our services and may, as a result, cause us to lose market share, and our brand, business, prospects, financial condition, and results of operations could be materially and adversely affected.

If our security measures are breached or fail and result in unauthorized disclosure of data, we could lose Learners, Experts, and employees; fail to attract new Learners, Experts, and employees; and could be exposed to protracted and costly litigation.

Our business involves the storage, processing, and transmission of users’ proprietary, confidential and personal data as well as the use of third-party partners who store, process, and transmit users’ proprietary, confidential, and personal data. We also maintain certain other proprietary and confidential data relating to our business and personal data of our personnel and applicants. There are risks of security incidents both on and off our systems as we increase the types of technology used to operate our platform, which includes mobile apps and third-party payment processing providers. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or users’ data, the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our users. We have experienced attempted security incidents in the past and we may face additional attempted security intrusions in the future.

Any such incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines, and potential liability. An increasing number of online services have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we and our third-party partners may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our or our third-party vendors’ and suppliers’ security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose users. Data security breaches and other cybersecurity incidents may also result from non-technical means, for example, actions by employees, contractors, or vendors. Any compromise of our or our third-party vendors’ and suppliers’ security could result in a violation of applicable security, privacy, or data protection; consumer and other laws; regulatory or other governmental investigations; enforcement actions; and legal and financial exposure, including potential contractual liability, in all cases that may not always be limited to the amounts covered by our insurance. Any such compromise could also result in damage to our brand and a loss of confidence in our security and privacy or data protection measures.

Our systems and the systems we use under contract with third-parties may be vulnerable to computer viruses and other malicious software, physical or electronic break-ins, or weakness resulting from intentional or unintentional actions by us, our third-party service providers, as well as similar disruptions that could make all or portions of our website or apps unavailable for periods of time. While we currently employ various antivirus and computer protection software in our operations, we cannot assure you that such protections will in all cases successfully prevent hacking or the transmission of any computer virus or malware, which could result in significant damage to our hardware and software systems and databases, disruptions to our business activities, including to our e-mail and other communications systems, breaches of security and the inadvertent disclosure of personal, confidential, or sensitive data; interruptions in access to our website through the use of “denial of service;” or similar attacks and other material adverse effects on our operations.

Further, we may need to expend significant resources to protect against, and to address issues created by, security breaches and other incidents. Security breaches and other security incidents, including any breaches of our security measures or those of parties with which we have commercial relationships (e.g., third-party service providers who provide development or other services to us) that result in the unauthorized access of users’ confidential, proprietary or personal data, or the belief that any of these have occurred, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Significant unavailability of our platform due to attacks could cause users to cease using our platform and materially and adversely affect our business, prospects, financial condition, and results of operations. Although we maintain cybersecurity liability insurance, we cannot be certain our coverage will be adequate for liabilities actually incurred or will continue to be available to us on reasonable terms, or at all.

Many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure, and/or other processing of personal data. Such laws and regulations may include data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions or international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), requirements that companies implement privacy or data protection and security policies, or requirements that companies grant individuals certain rights, such as the right to access, correct, and delete personal data stored or maintained by such companies, be informed of security breaches that affect their personal data or provide consent to use their personal data for other purposes. While we have implemented various measures intended to enable us to comply with applicable privacy or data protection laws, regulations, and contractual obligations, these measures may not always be effective and do not guarantee compliance. In addition, privacy or data protection laws and regulations may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another; and may conflict with one another, other requirements, or legal obligations, or our practices. Further, the existence and need to comply in certain markets could impact our ability to make our platform available in those markets (without taking additional compliance steps). Cultural norms around privacy or data protection also vary from country to country and can drive a need to localize or customize certain features of our platform in order to address varied privacy or data protection concerns, which can add cost and time to our development of new features and platform enhancements.

We depend on third party vendors, tools, and platforms for services including and not limited to hosting, discovery, advertising, delivering content, and more.

We depend on major vendors including Amazon, Apple, Facebook, Google, and Microsoft for services including and not limited to hosting, discovery, advertising, delivering content and more. In addition to proprietary technologies, we also rely on third party tools and platforms for delivering certain products and services including Zoom, YouTube, and other infrastructure providers. These vendors and other third parties could change their rules, cost structure, marketing programs, and/or algorithms from time to time and any such changes could adversely impact our ability to generate revenue or deliver paid products and services. If we do not sufficiently differentiate the customer experience for Learners, including product interactions, we may not attract or retain Learners at the same levels.

Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, physical or electronic break-ins, and similar disruptions could lead to interruptions and delays in our service and operations and loss, misuse, or theft of data. Computer malware, viruses, computer hacking, and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future. We believe that we could be a target for such attacks because of the incidence of hacking among students.

Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our Cyber Liability/Tech E&O insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal system. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our offerings and technical infrastructure may harm our reputation, brand, and our ability to attract Learners and Experts to our platform. Any significant disruption to our website or internal systems could result in a loss of Learners and Experts and, particularly if disruptions occur during the peak periods at the beginnings of each academic term, could adversely affect our business and results of operations.

Additionally, depending on the nature of the information compromised, in the event of a security breach or other privacy or security related incident, we may also have obligations to notify affected individuals and regulators about the incident, and we may need to provide some form of remedy, such as a subscription to credit monitoring services, payment of significant fines, or payment of compensation in connection with a class-action settlement (including under international and state privacy laws). Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises our, our users’, our employees’, or other confidential or personal information.

Our platform contains open source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to market or operate our platform.

We use open source software in connection with our technology and services. Some open source software licenses require those who distribute open source software as part of their software to publicly disclose all or part of the source code (including proprietary code) to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. The use of such open source code may ultimately require us to replace certain code used on our platform or discontinue certain aspects of our platform. From time to time, we may face claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of the open source software or derivative works that we developed using such software (which could include our proprietary source code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to pay substantial damages, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of, or remove, the implicated open source software.

In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as the original developers of open source code generally do not provide warranties (with respect to, for example, non-infringement or functionality) or indemnities or other contractual protections. Our use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage.

Our business accepts payment by credit card that, among other payment methods, are subject to government regulations and other requirements.

In order to process credit card payments, we are required to comply with payment rules established by payment card networks, such as the Payment Card Industry and its Data Security Standard. Our failure to comply with these laws or requirements could result in fines or impact our ability to accept payments in the future. Any restrictions that impact our ability to accept payments in the future will affect our business, including loss of credit card acceptance privileges. Some jurisdictions have adopted laws that govern payments and other financial activities. These laws could require us to obtain money transmitter licenses, or other licenses or approval for financial transactions, that may cause disruption regarding our ability to accept credit card payments and thereby impacting our sales and revenue.

If we do not retain our senior management team and key employees, we may not be able to sustain our growth or achieve our business objectives.

Our future success is substantially dependent on the continued service of our senior management team. We do not maintain key-person insurance on any of our employees, including our senior management team, other than the key-person insurance policy on Mr. Cohn. The loss of the services of any individual on our senior management team could make it more difficult to successfully operate our business and pursue our business goals.

Our future success also depends heavily on the retention of personnel from our software engineering, data science, product, design, marketing, sales, and customer service teams that are necessary to continue to attract and retain customers in our offerings, thereby generating revenue for us. In particular, our highly-skilled technical employees are responsible for maintaining and enhancing our products and platform, which ultimately have a significant impact on customer satisfaction and retention. Competition for these employees is heightened. As a result, we may be unable to attract or retain these key personnel that are critical to our success, resulting in harm to our relationships with customers, loss of expertise or know-how and unanticipated recruitment and training costs.

Risks Related to Regulations

Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change.

Many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure, and/or other processing of personal data. Such laws and regulations may include data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions or international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), requirements that companies implement privacy or data protection and security policies, or requirements that companies grant individuals certain rights, such as the right to access, correct and delete personal data stored or maintained by such companies, be informed of security breaches that affect their personal data or provide consent to use their personal data for other purposes. While we have implemented various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance.

In addition, privacy or data protection laws and regulations may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, or our practices. Further, the existence and need to comply in certain markets could impact our ability to offer our platform in those markets (without taking additional compliance steps). As we continue to expand into new markets outside the United States, cultural norms around privacy or data protection will vary from country to country and can drive a need to localize or customize certain features of our platform in order to address varied privacy or data protection concerns, which can add cost and time to our development of new features and platform enhancements.

Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business.

We receive, collect, store, process, transfer and use personal data and other user data. The effectiveness of our ability to offer our platform to users relies on the collection, storage and use of this data concerning freelancers and other users, including personally identifying or other sensitive data. Our collection and use of this data might raise privacy and data protection concerns, which could negatively impact the demand for our services. Privacy and data protection laws could restrict or add regulatory and compliance processes to our ability to effectively use and profit from those services.

There are numerous Federal, state and international laws and regulations regarding privacy, data protection, information security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal data and other content (such as the CAN-SPAM Act of 2003, the TCPA, the FCRA, FTC guidelines related to communications with consumers, COPPA, CPRA, GDPR, among others), the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other laws and regulations. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security to the extent possible. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to our business operations may limit the use and adoption of our services and reduce overall demand for them. However, the regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of personal data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new services and features.

If we were found in violation of any applicable privacy or data protection laws or regulations, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features available through our platform. In addition, these laws and regulations could impose significant costs on us and could make it more difficult for us to use our current technology to promote certain offerings and connect Experts with Learners. In addition, if a breach of data security were to occur, or other violation of privacy or data protection laws and regulations were to be alleged, solutions may be perceived as less desirable and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions, such as those passed in Nevada, California, and other states, which are continuing to emerge and evolve. For example, California passed the California Consumer Privacy Act (“CCPA”) that became effective on January 1, 2020, and passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”) in November 2020, which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. These laws may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. Additionally, the CCPA and other legal and regulatory changes are making it easier for certain individuals to opt-out of having their personal data processed and disclosed to third parties through various opt-out mechanisms, which could result in an increase to our operational costs to ensure compliance with such legal and regulatory changes. In recent years, there has also been an increase in attention to and regulation of data protection and data privacy across the globe, including in the United States with the increasingly active approach of the Federal Trade Commission (“FTC”) to enforcing data privacy under the FTC Act Section 5 of the Unfair and Deceptive Acts framework.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Additionally, certain actions of our users that are deemed to be a misuse of or unauthorized disclosure of another user’s personal data could negatively affect our reputation and brand and impose liability on us. While we have adopted policies regarding the misuse or unauthorized disclosure of personal data obtained through our services by our users and retain authority to put a hold on or permanently disable user accounts, users could nonetheless misuse or disclose another user’s personal data. The safeguards we have in place may not be sufficient to avoid liability on our part or avoid harm to our reputation and brand, especially if such misuse or unauthorized disclosure of personal data was high profile, which could adversely affect our ability to expand our user base, and our business and financial results.

If the personally identifiable information we collect from Learners or Experts is unlawfully acquired, accessed, or obtained, we could be required to pay substantial fines and bear the cost of investigating the data breach and providing notice to individuals whose personally identifiable information was unlawfully accessed.

In providing services to Learners and contracting with Experts to provide offerings to Learners, we collect personally identifiable information from Learners, prospective Learners, and those Experts, such as names, birth dates, contact information and payment information as well as limited access to social security numbers of employees and Experts through third party systems. In the event that the personally identifiable information is unlawfully accessed or acquired, the majority of states and many jurisdictions have laws that require institutions to investigate and immediately disclose the data breach to impacted individuals, usually in writing. In addition to costs associated with investigating and fully disclosing a data breach in such instances, we could be subject to substantial monetary fines or private claims by affected parties and our reputation would likely be harmed.

Risks Related to Intellectual Property

We operate in an industry with extensive intellectual property litigation, and we have been, and may be in the future, subject to claims related to a violation of third party’s intellectual property rights. Such claims against us or our important vendors and suppliers, even where meritless, can be costly to defend and may hurt our business, results of operations, and financial condition.

Our success depends, in part, upon our ability to avoid infringing intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The technology and software fields generally are characterized by extensive intellectual property litigation and many companies that own, or claim to own, intellectual property have aggressively asserted their rights. From time to time, we have been and may be subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties will assert intellectual property claims against us, particularly as we expand the complexity and scope of our business. In addition, some of our agreements with certain third parties may require us to indemnify others against claims that our platform infringes a third party’s intellectual property rights.

Future litigation may be necessary to defend against intellectual property infringement claims or to establish our proprietary rights. Some of our competitors have substantially greater resources than we do and would be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

•	hurt our reputation;

•	adversely affect our relationships with our current or future Learners, Experts, or other instructors or business relationships;

•	cause delays or stoppages in providing our offerings;

•	divert management’s attention and resources;

•	require technology changes to our platform or other software that could cause us to incur substantial cost;

•	subject us to significant liabilities; and

•	require us to cease some or all of our activities.

In addition to liability for monetary damages against us, which may include attorneys’ fees and/or treble damages in the event of a finding of willful infringement, or, in some circumstances, damages against Experts, we may be prohibited from developing, commercializing or continuing to provide some or all of our bundled technology-enabled solutions unless we obtain licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

Failure to adequately protect our intellectual property and other proprietary rights could adversely affect our business, results of operations, and financial conditions.

Our ability to compete effectively depends, in part, upon protection of our rights in trademarks, trade names, trade secrets, copyrights, and other intellectual property rights. We rely on and plan to rely on contractual provisions, confidentiality procedures, and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights, and such measures may be inadequate. We may be unable to preclude third parties from misappropriating or infringing our technology and intellectual property. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information. Any litigation or claims brought by us could result in substantial costs and diversion of our resources. If the protection of our intellectual property and proprietary rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

Third parties may challenge any copyrights, trademarks, and other intellectual property and proprietary rights owned or held by us. Third parties may knowingly or unknowingly infringe, misappropriate, or otherwise violate our patents, copyrights, trademarks, and other proprietary rights and we may not be able to prevent infringement, misappropriation, or other violation without substantial expense to us. Additionally, if we fail to protect our domain names, it could adversely affect our reputation and brand and make it more difficult for students to find our website, our content, and our services. If we pursue litigation to assert our intellectual property or proprietary rights, an adverse decision could limit our ability to assert our intellectual property or proprietary rights, limit the value of our intellectual property or proprietary rights, or otherwise negatively impact our business, financial condition, and results of operations.

In addition, while we have written contracts with Learners and Experts (either directly or through related and affiliated entities) that establish the terms and conditions of the relationships memorialized therein, Learners and Experts could seek to challenge those terms and conditions, including but not limited to network access, recorded sessions, confidentiality, content restrictions, disclosure provisions and other intellectual property rights. We have not faced litigation on these agreements or the provisions therein and accordingly there is uncertainty as to whether any or all of these protective provisions would be enforceable.

Risks Related to this Business Combination, Ownership of Class A Common Stock, and Our Status as a Public Company

Our quarterly operating results have fluctuated in the past and may do so in the future, which could cause our stock price to decline.

Our quarterly operating results have historically fluctuated due to seasonality and changes in our business, and our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may cause fluctuations in our quarterly operating results include, but are not limited to, the following:

•	Timing of our costs incurred in connection with the launch of new offerings and the delay in receiving revenue from these new offerings, which delay may last for several years;

•	Seasonal variation driven by the seasonal nature of traditional academic calendars;

•	Changes in Learner purchases, utilization, and retention levels in our offerings;

•	Changes in our key metrics or the methods used to calculate our key metrics;

•	Changes in our pricing;

•	Changes in the mix of our product offerings;

•	Timing and amount of our marketing and sales expenses;

•	Costs necessary to improve and maintain our software platform; and

•	Changes in the prospects of the economy generally, which could alter current or prospective customers’ spending priorities, or could increase the time it takes us to launch new offerings.

Our operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of Class A Common Stock to decline substantially.

An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

Prior to the closing of the Business Combination, there has been no public market for Class A Common Stock. Although we have applied to list the Class A Common Stock on the NYSE, an active trading market may never develop or be sustained. If an active market for the Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

The trading price of the shares of Class A Common Stock may be volatile, and purchasers of the Class A Common Stock could incur substantial losses.

Our stock price may be volatile. The stock market in general and the market for technology companies and learning technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Common Stock at or above the price paid for the shares. The market price for the Class A Common Stock may be influenced by many factors, including:

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	conditions or trends in our industry;

•	changes as a result of the COVID-19 pandemic, or similar macroeconomic events;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the software and information technology industries;

•	announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	capital commitments;

•	investors’ general perception of our company and our business;

•	recruitment or departure of key personnel; and

•	sales of Class A Common Stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of Class A Common Stock after the completion of the Business Combination, and such lack of research coverage may adversely affect the market price of Class A Common Stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Concentration of ownership among members of our senior management, our existing directors, and principal stockholders may prevent new investors from influencing significant corporate decisions.

Concentration of ownership among members of our senior management, our existing directors, and principal stockholders may prevent new investors from influencing significant corporate decisions. As a result, these persons, if they were to act together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. For example, Mr. Cohn, our Founder, Chairman & Chief Executive Officer, has the right to designate a certain number of directors based on his stock ownership and currently has the right to designate three directors.

Moreover, some of these persons or entities may have interests different than yours. For example, because many of these stockholders have held their shares for a long period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Nerdy Inc.’s Class A Common Stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We may be an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of Nerdy Inc.’s initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if  (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) the market value of Class A Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Class A Common Stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Class A Common Stock less attractive as a result, there may be a less active trading market for the Class A Common Stock and our stock price may decline or become more volatile.

We will incur significant increased costs to implement an effective system of internal controls and as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance initiatives. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in our company.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Nerdy has identified material weaknesses in its internal control over financial reporting. See “—We have identified material weaknesses in our internal control over financial reporting. This could result in material misstatements in our historical financial statements and, if we are unable to successfully remediate any current or future material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, investors may lose confidence in the accuracy and completeness of our financial statements and the market price of our Class A Common Stock may be materially and adversely affected.”

To comply with the requirements of being a public company, we may need to undertake actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal controls over financial reporting or we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports. As a result, the market price of the Class A Common Stock could be materially adversely affected.

Because we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in the Class A Common Stock to provide dividend income. We have not declared or paid cash dividends on the Class A Common Stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of our existing credit facility preclude, and the terms of any future debt agreements we may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Class A Common Stock.

We will incur increased costs and demands upon management as a result of being a public company.

As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We are subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining our provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of our operations, changes in our future levels of research and development spending, mergers and acquisitions or the result of examinations by various tax authorities. Although we believe our tax estimates are reasonable, if the United States Internal Revenue Service or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Future interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States, or GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, or AICPA, the SEC and various other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and they could affect the reporting of transactions completed before the announcement of a change.

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation that will become effective upon the closing of the Business Combination specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business.

Risks Related to the Business Combination and TPG Pace

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to TPG Pace. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “TPG Pace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Sponsor and our directors and officers have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each of our directors and officers, pursuant to the Letter Agreement, has agreed, among other things, to vote all of their ordinary shares, including the Founder Shares, in favor of any proposed business combination and to not redeem any such ordinary shares in connection with such shareholder approval. As of the date of this proxy statement/prospectus, our Sponsor and our directors and officers own approximately 20% of the issued and outstanding ordinary shares (excluding the private placement shares underlying the private placement units).

Neither the TPG Pace Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the TPG Pace Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that TPG Pace is paying for Nerdy is fair to TPG Pace from a financial point of view. Neither the TPG Pace Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the TPG Pace Board and management conducted due diligence on Nerdy and researched the industry in which Nerdy operates. The TPG Pace Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Nerdy and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the TPG Pace Board and management in valuing Nerdy, and the TPG Pace Board and management may not have properly valued Nerdy’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Nerdy’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, we performed a due diligence review of Nerdy and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Nerdy pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Class A Common Stock that will be issued pursuant to this registration statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Nerdy’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

The Business Combination may be materially adversely affected by world health events, including the COVID-19 pandemic.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 pandemic has resulted, and a significant outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of TPG Pace’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination may be materially adversely affected. Each of TPG Pace and Nerdy may also incur additional costs in consummating the Business Combination due to delays caused by COVID-19, which could adversely affect TPG Pace’s financial condition and results of operations.

The TPG Pace Initial Shareholders, certain other members of the TPG Pace Board and TPG Pace’s officers have interests in the Business Combination that are different from or are in addition to other TPG Pace shareholders in recommending that TPG Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

The TPG Pace Initial Shareholders, certain members of the TPG Pace Board and certain TPG Pace officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

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the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights and forfeiture of certain Class A Shares pursuant to the Waiver Agreement. As a result, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $            , resulting in a theoretical gain of $            , but, given the restrictions on such shares, TPG Pace believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose the theoretical gain of $             based on the Trust Account balance as of             , 2021;

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the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if TPG Pace fails to complete an initial business combination by October 9, 2022 resulting in a loss of approximately $11,000,000;

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the fact that our Sponsor paid an aggregate of $11,000,000 for its 7,333,333 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by October 9, 2022;

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the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to TPG Pace may be converted into warrants to purchase Class A Shares at a price of $1.50 per warrant at the option of the lender;

•	the fact that TPG Pace’s officers and directors, other than TPG Pace’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

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the fact that certain of TPG Pace’s officers and directors are expected to purchase an aggregate of 392,500 Class A Shares and 78,500 forward purchase warrants under the Forward Purchase Agreements for a purchase price equal to $3.925 million in the aggregate, one of whom TPG Pace has agreed to issue an additional 500 Class A Shares pursuant thereto;

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the anticipated designation of each of Greg Mrva, TPG Pace’s President, and Kathleen Phillips, a director of TPG Pace, as a director of Nerdy Inc. following the Business Combination and the designation of Karl Peterson, TPG Pace’s Chairman, as a board observer;

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the continued indemnification of TPG Pace existing directors and officers under the Articles of Association and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

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the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive $375,000 in fees (plus a portion of a $750,000 incentive fee allocable in TPG Pace’s discretion to one or more Capital Markets Advisors), and TPG Pace’s ability to allocate in its discretion 30% of deferred underwriting fees and placement agent fees (which discretionary fees total $6.375 million in the aggregate) for the Forward Purchase Agreement to any financial institution that is a member of FINRA, including TPG Capital BD. TPG Pace will not make that allocation until closing, and the fees described above in each case are subject to the completion of the Business Combination;

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the fact that our Sponsor and TPG Pace’s officers and directors will lose their entire investment of approximately $11,000,000 in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses (of which an approximately $2.0 million sponsor loan is awaiting reimbursement as of the date hereof) if an initial business combination is not consummated by October 9, 2022. As described above, following the business combination, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of TPG Pace’s four independent directors held 40,000 Founder Shares. Additionally, our Sponsor purchased 7,333,333 Private Placement Warrants to purchase Class A Shares simultaneously with the consummation of the TPG Pace IPO for an aggregate purchase price of $11,000,000. The 11,723,250 Class A Shares expected to be owned by our Sponsor would have had an aggregate market value of $116,646,338 based upon the closing price of $9.95 per public share on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 7,333,333 private placement warrants held by our Sponsor would have had an aggregate market value of $13,419,999 based upon the closing price of $1.83 per public warrant on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

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the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other TPG Pace shareholders experience a negative rate of return in the post-business combination company; and

•	the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

The personal and financial interests of the initial shareholders as well as TPG Pace’s directors and executive officers may have influenced their motivation in identifying and selecting Nerdy as a business combination target, completing an initial business combination with Nerdy and influencing the operation of the business following the initial business combination. In considering the recommendations of the TPG Pace Board to vote for the proposals, its shareholders should consider these interests.

The TPG Pace Initial Shareholders, including our Sponsor and TPG Pace’s independent directors, hold a significant number of TPG Pace Ordinary shares. They will lose their entire investment in TPG Pace if a business combination is not completed.

The TPG Pace Initial Shareholders hold in the aggregate 11,250,000 Founder Shares, representing 20% of the total outstanding TPG Pace Ordinary shares upon completion of the TPG Pace IPO. The Founder Shares will be worthless if TPG Pace does not complete a business combination by October 9, 2022. In addition, our Sponsor holds an aggregate of 7,333,333 Private Placement Warrants that will also be worthless if TPG Pace does not complete a business combination by October 9, 2022.

The Founder Shares are identical to the Class A Shares, except that (i) holders of the Founder Shares have the exclusive right to vote on the appointment of TPG Pace directors prior to an initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, and (iii) the TPG Pace Initial Shareholders, officers and directors have entered into a letter agreement with TPG Pace, pursuant to which they have agreed (A) to waive their redemption rights with respect to their TPG Pace ordinary shares in connection with the completion of the initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if TPG Pace fails to complete the initial business combination by October 9, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Class A Shares they hold if TPG Pace fails to complete the initial business combination by October 9, 2022), and (iv) the Founder Shares are automatically convertible into Class A Shares at the time of a business combination, as described herein.

The personal and financial interests of TPG Pace’s officers and directors may have influenced their motivation in identifying and selecting Nerdy and entering into the Business Combination Agreement.

The exercise of TPG Pace’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TPG Pace’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require TPG Pace to agree to amend the Business Combination Agreement, to consent to certain actions taken by Nerdy or to waive rights that TPG Pace is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Nerdy’s business, a request by Nerdy to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Nerdy’s business and would entitle TPG Pace to terminate the Business Combination Agreement. In any of such circumstances, it would be at TPG Pace’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TPG Pace does not believe there will be any changes or waivers that TPG Pace’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, TPG

Pace will circulate a new or amended proxy statement/prospectus and re-solicit TPG Pace’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Charles Cohn, Nerdy Inc.’s Founder, Chairman & Chief Executive Officer, will beneficially own a significant portion of Nerdy Inc.’s Common Stock and have significant influence over us after completion of the Business Combination.

Based on the assumptions discussed in “Business Combination Proposal—Ownership of Nerdy Inc.,” upon the completion of the Business Combination, Charles Cohn will beneficially own (i) approximately 23% of the outstanding Class A Common Stock, assuming conversion of his Class B Common Stock and that none of TPG Pace’s outstanding public shares are redeemed in connection with the Business Combination as described in the “No Redemption” scenario, (ii) approximately 28% of the outstanding Class A Common Stock, assuming conversion of his Class B Common Stock and that 50% of the shares of TPG Pace Class A Common Stock are redeemed in connection with the Business Combination as described in the “Illustrative Redemption” scenario, (iii) or approximately 32% of the outstanding Class A Common Stock, assuming conversion of his Class B Common Stock and that the maximum number of shares of TPG Pace Class A Common Stock are redeemed in connection with the Business Combination as described in the “Maximum Redemption” scenario. Furthermore, as discussed under “Business Combination Proposal—Related Agreements—Stockholders Agreement,” so long as Mr. Cohn beneficially owns certain specified percentages of the Class A Common Stock owned by him at the Closing, Mr. Cohn will have rights to nominate up to three directors to the Nerdy Inc. Board of Directors, and will also have consent rights with respect to other parties’ nominees under the Stockholders Agreement. As long Mr. Cohn owns or controls a significant percentage of outstanding voting power, he will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Mr. Cohn may have interests different than yours. For example, because Mr. Cohn’s Common Stock was obtained at prices substantially below the current trading price of the Class A Common Stock and has held such interests for a longer period, he may be more interested in a transaction involving the sale of Nerdy Inc. or Mr. Cohn may want Nerdy Inc. to pursue strategies that deviate from your interests.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Nerdy has identified all material issues or risks associated with Nerdy, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our recognizing losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Nerdy Inc. Accordingly, any shareholders of TPG Pace who choose to remain Nerdy Inc. stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of Nerdy Inc., almost all of whom we expect to be from Nerdy, and some of whom may join Nerdy Inc. following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Nerdy Inc.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect Nerdy’s current management to remain in place. We cannot assure you that we will be successful in retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Nerdy Inc.’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Nerdy being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Nerdy at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of Nerdy Inc.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights. TPG Pace’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will TPG Pace redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that TPG Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that Nerdy’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) and the proceeds from the PIPE Financing and the Forward Purchase Agreements, equaling or exceeding $250,000,000 as of the closing of the Business Combination. As a result, TPG Pace may be able to complete the Business Combination even though a substantial portion of its public shareholders have redeemed their shares, which would have a significant impact on the public float of Nerdy Inc.

Sponsor, as well as Nerdy, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, Nerdy and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, Nerdy and/or their directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) Nerdy Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the forward purchases.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our Class A ordinary shares or warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against TPG Pace, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share.

TPG Pace’s placing of funds in the Trust Account may not protect those funds from third party claims against TPG Pace. TPG Pace seeks to have all vendors, service providers (other than TPG Pace’s independent auditors), prospective target businesses or other entities with which TPG Pace does business execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of TPG Pace’s public shareholders. However, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account. Such claims include, but are not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case to gain advantage with respect to a claim against TPG Pace’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, TPG Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to TPG Pace than any alternative.

Examples of possible instances where TPG Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TPG Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of TPG Pace’s public shares, if TPG Pace is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, TPG Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against TPG Pace within the ten years following redemption. Accordingly, the per share redemption amount received by TPG Pace’s public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Our Sponsor will not be responsible to the extent of any liability for such third party claims. TPG Pace has not independently verified whether our Sponsor has sufficient funds to satisfy its indemnification obligations and believes that our Sponsor’s only assets are securities of TPG Pace. Our Sponsor may not have sufficient funds available to satisfy those obligations. TPG Pace has not asked Our Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, TPG Pace may not be able to complete the Business Combination, and TPG Pace shareholders would receive such lesser amount per share in connection with any redemption of public shares.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial registration, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our ordinary shares held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Nerdy is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Nerdy Inc. management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Nerdy Inc. after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of Nerdy Inc.’s Class A Common Stock and Nerdy Inc. warrants may be volatile.

Upon consummation of the Business Combination, the price of Class A Common Stock and Nerdy Inc. warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which Nerdy Inc. and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in Nerdy Inc.’s quarterly or annual operating results;

•	publication of research reports by securities analysts about Nerdy Inc. or its competitors or its industry;

•	the public’s reaction to Nerdy Inc.’s press releases, its other public announcements and its filings with the SEC;

•	Nerdy Inc.’s failure or the failure of its competitors to meet analysts’ projections or guidance that Nerdy Inc. or its competitors may give to the market;

•	additions and departures of key personnel, including Charles Cohn, Nerdy Inc.’s Founder, Chairman & Chief Executive Officer;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving Nerdy Inc.;

•	changes in Nerdy Inc.’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Class A Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Class A Common Stock and Nerdy Inc. warrants regardless of the operating performance of Nerdy Inc.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Class A Common Stock to drop significantly, even if Nerdy Inc.’s business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock.

It is anticipated that, upon completion of the Business Combination, assuming no redemptions, (i) the Existing Nerdy Holders will own, collectively, approximately 51% of our outstanding Common Stock, which includes (A) Class A Common Stock and (B) Opco Units (and an equivalent number of Class B Common Stock) that may be exchanged into Class A Common Stock, (ii) the TPG Pace Initial Stockholders will own approximately 7% of the outstanding Common Stock and (iii) the purchasers in the PIPE Financing and under the Forward Purchase Agreements will own approximately 17% of the outstanding Common Stock, in each case, assuming that none of TPG Pace’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 90,184,678 shares of Common Stock are issued to the holders of shares of equity securities of Nerdy at Closing, which would be the number of shares of Common Stock issued to these holders. The number of shares of Common Stock to be paid to the holders of Nerdy equity and the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) will be based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting an amount of cash equal to the excess of the amount of Available Cash over $250,000,000 (but not to exceed $388,200,000) paid to holders of Nerdy Equity, plus (ii) certain Nerdy warrants, plus (iii) the Nerdy Earnout Consideration, if payable.

Although the Nerdy Shareholders will be subject to certain restrictions regarding the transfer of Class A Common Stock, these shares may be sold after the expiration of the respective applicable lock-up under the Stockholders’ Agreement. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the equity consideration issued in the Business Combination and in the PIPE Financing and pursuant to the Forward Purchase Agreements.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each holder of unit appreciation rights granted under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for (1) corresponding stock appreciation rights in Nerdy Inc., which will be subject to substantially the same terms and conditions, including applicable vesting requirements, as the prior unit appreciation rights, based on an implied Nerdy equity value of $1,250,000,000 or (2) certain cash consideration.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of TPG Pace securities, and may adversely affect prevailing market prices for the Class A Common Stock and/or the Nerdy Inc. warrants.

TPG Pace warrants will become exercisable for Nerdy Inc. Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 19,333,333 shares of Nerdy Inc. Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable on October 9, 2021. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Nerdy Inc. Class A Common Stock will be issued, which will result in dilution to the holders of Nerdy Inc. Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Nerdy Inc. Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

Our warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants, the forward purchase warrants and additional forward purchase warrants, may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants, forward purchase warrants and additional forward purchase warrants, voting together as a single class, to make any change that adversely affects the interests of the registered holders of warrants, forward purchase warrants and additional forward purchase warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the warrant agreement with respect to the private placement warrants or working capital warrants, 50% of the then outstanding private placement warrants or working capital warrants, as applicable, voting together as a single class. Accordingly, we may amend the terms of the warrants, forward purchase warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants, forward purchase warrants and additional forward purchase warrants, voting together as a single class, approve of such amendment. Our ability to amend the terms of such warrants with the consent of at least 50% of the then outstanding warrants includes, but is not limited to amendments to increase the exercise price, convert such warrants into cash or shares, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of such warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Class A ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws, or we are unable to effect such registration or qualification.

We will use our commercially reasonable efforts to register or qualify such ordinary shares under the blue sky laws of the state of such residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. Historical trading prices for TPG Pace ordinary shares have exceeded the $10.00 per share threshold at which the public warrants would become redeemable. In such a case, the holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.3611 Class A ordinary shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants or forward purchase warrants will be redeemable by us, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

The NYSE may not list Nerdy Inc.’s securities on its exchange, which could limit investors’ ability to make transactions in Nerdy Inc.’s securities and subject Nerdy Inc. to additional trading restrictions.

An active trading market for Nerdy Inc.’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have Nerdy Inc.’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if Nerdy Inc.’s securities are listed on the NYSE, Nerdy Inc. may be unable to maintain the listing of its securities in the future.

If Nerdy Inc. fails to meet the listing requirements and the NYSE does not list its securities on its exchange, neither Nerdy or TPG Pace would be required to consummate the Business Combination. In the event that either party elected to waive this condition, and the Business Combination was consummated without Nerdy Inc.’s securities being listed on the NYSE or on another national securities exchange, Nerdy Inc. could face significant material adverse consequences, including:

•	a limited availability of market quotations for Nerdy Inc.’s securities;

•	reduced liquidity for Nerdy Inc.’s securities;

•

a determination that Class A Common Stock is a “penny stock,” which will require brokers trading in Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Nerdy Inc.’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Nerdy Inc.’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We are subject to and Nerdy Inc. will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased TPG Pace’s, and will increase Nerdy Inc.’s, costs and the risk of non-compliance.

We are and Nerdy Inc. will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and Nerdy Inc.’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Nerdy Inc.’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect Nerdy Inc.’s and OpCo’s business and future profitability.

Nerdy Inc. will have no material assets other than its interest in OpCo, which will hold, directly or indirectly, all of our business. OpCo generally will not be subject to U.S. federal income tax, but may be subject to certain U.S. state and local and non-U.S. taxes. Nerdy Inc. is a U.S. corporation that will be subject to U.S. corporate income tax on its allocable share of the income of OpCo. Further, since our operations and customers are located throughout the United States, Nerdy Inc. and OpCo will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Nerdy Inc. or OpCo and may have an adverse effect on our business, cash flows and future profitability.

President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (such as Nerdy Inc.) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long-term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the Biden administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Nerdy Inc.’s or OpCo’s business, cash flows and future profitability.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.

In the event that our operating business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of our business.

Additionally, after the Business Combination, we may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, I changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

The only principal asset of Nerdy Inc. following the business combination will be its interest in OpCo, and, accordingly, Nerdy Inc. will depend on distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover Nerdy Inc.’s corporate and other overhead expenses.

Upon consummation of the Business Combination, Nerdy Inc. will be a holding company and will have no material assets other than its ownership interest in OpCo. Nerdy Inc. has no independent means of generating revenue or cash flow. To the extent the funds of OpCo are legally available for distribution, and subject to any restrictions contained in any credit agreement to which OpCo or its subsidiaries is bound, Nerdy Inc. intends to cause OpCo (i) to make generally pro rata distributions to its unitholders, including Nerdy Inc., in an amount generally intended to allow the OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions, and (ii) to reimburse Nerdy Inc. for its corporate and other overhead expenses. In the future, Nerdy Inc. may be limited, however, in its ability to cause OpCo and its subsidiaries to make these and other distributions to Nerdy Inc. due to restrictions contained in any credit agreement to which OpCo or any of its subsidiaries is bound. To the extent that Nerdy Inc. needs funds and OpCo or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements or are otherwise unable to provide such funds, Nerdy Inc.’s liquidity and financial condition could be adversely affected.

Moreover, because Nerdy Inc. will have no independent means of generating revenue, Nerdy Inc.’s ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Nerdy Inc. in an amount sufficient to cover Nerdy Inc.’s tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions contained in any credit agreement to which OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest are bound. To the extent that Nerdy Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid.

Nerdy Inc. will be required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be substantial.

In connection with the Business Combination, Nerdy Inc. will enter into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement generally will provide for the payment by Nerdy Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes in periods after the Business Combination as a result of: (i) certain increases in tax basis that occur as a result of (A) the Business Combination (including as a result of cash received in the Business Combination and debt repayment occurring in connection with the Business Combination) or (B) exercises of the

OpCo Redemption Right or Call Right; and (ii) imputed interest deemed to be paid by Nerdy Inc. as a result of, and additional basis arising from, any payments under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings.

The term of the Tax Receivable Agreement will commence upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless Nerdy Inc. exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances described below) and Nerdy Inc. makes the termination payment specified in the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are Nerdy Inc.’s obligations and not obligations of OpCo, and Nerdy Inc. expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of Nerdy Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of Nerdy Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis associated with the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Nerdy Inc. generates in the future, the timing and amount of any earlier payments that Nerdy Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable to Nerdy Inc. and the portion of Nerdy Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing Nerdy Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and certain simplifying assumptions with respect to state and local income taxes) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The amount and timing of any payments under the Tax Receivable Agreement are dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Nerdy Inc.’s realization of tax benefits.

For additional information regarding the Tax Receivable Agreement, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If the Tax Receivable Agreement terminates early (at Nerdy Inc.’s election or due to other circumstances, including Nerdy Inc.’s breach of a material obligation thereunder or upon the election of the TRA Holders in connection with certain changes of control described below), Nerdy Inc. would be required to make an immediate payment to each TRA Holder equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 150 basis points) and the aggregate amount of such early termination payments is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Nerdy Inc. has sufficient income to fully utilize the tax attributes covered by the Tax Receivable Agreement, (ii) net operating losses and credits that are available as of the termination are utilized through the earlier of the scheduled expiration of such losses or credits or the fifth anniversary of the termination, (iii) the applicable tax rates will be those specified by law as in effect as of the termination date, (iv) non-amortizable asset basis is utilized on an accelerated timeline, and (v) any OpCo Units (other than those held by Nerdy Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions applicable to an early termination of the Tax Receivable Agreement, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction, in which case the Tax Receivable Agreement will terminate with respect to such TRA Holder as described in the paragraph above. Any payment made under the Tax Receivable Agreement following a change of control may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which such payment relates.

If the Tax Receivable Agreement terminates early (in the situations described above), Nerdy Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock. For example, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated early termination payments would be, in the aggregate, approximately $263.6 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of approximately $314.9 million, calculated based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Nerdy Inc. will have sufficient taxable income to utilize such estimated tax benefits). The foregoing number is merely an estimate and the actual payment could differ materially.

If Nerdy Inc.’s obligation to make payments under the Tax Receivable Agreement is accelerated by election of the TRA Holders in connection with a change of control, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. However, Nerdy Inc. may be required to fund such payment from other sources, and, as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity. We do not currently expect to cause an acceleration due to Nerdy Inc.’s breach, and we do not currently expect that Nerdy Inc. would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that Nerdy Inc. will be able to meet its obligations under the Tax Receivable Agreement. Please read “Proposal No. 1—The Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

If Nerdy Inc.’s payment obligations under the Tax Receivable Agreement are accelerated in connection with certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Nerdy Inc.’s Class A Common Stock could be substantially reduced.

If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), then Nerdy Inc.’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, and, in such situations, payments under the Tax Receivable Agreement may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of Nerdy Inc.’s payment obligations under the Tax Receivable Agreement, holders of Nerdy Inc. Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, Nerdy Inc.’s payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in Nerdy Inc. or OpCo, and the rights of the TRA Holders (including the right to receive payments) under the Tax Receivable Agreement are generally transferable by the TRA Holders as long as the transferee of such rights has executed and delivered, or in connection with such transfer executes and delivers, a joinder to the Tax Receivable Agreement. Accordingly, the TRA Holders’ interests may conflict with those of the holders of Nerdy Inc.’s Class A Common Stock. Please read “Risk Factors—Risks Related to the Business Combination and TPG Pace —In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement” and “Proposal No. 1—The Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

Nerdy Inc. will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on certain tax reporting positions, and the IRS or another tax authority may challenge all or part of the tax basis increases upon which payment under the Tax Receivable Agreement are based, as well as other related tax positions Nerdy Inc. takes, and a court could sustain such challenge. The TRA Holders will not reimburse Nerdy Inc. for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after Nerdy Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, Nerdy Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Nerdy Inc. and OpCo might be subject to potentially significant tax inefficiencies, and Nerdy Inc. would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the OpCo Redemption Right or other transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of OpCo Unitholders, and the OpCo LLC Agreement, which will be entered into in connection with the consummation of the Business Combination, will provide for limitations on the ability of OpCo Unitholders to transfer their OpCo Units and will provide Nerdy Inc. with the right to cause the imposition of limitations and restrictions (in addition to those already in place) on the ability of OpCo Unitholders to redeem their OpCo Units pursuant to the OpCo Redemption Right to the extent Nerdy Inc. believes it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Nerdy Inc. and OpCo, including as a result of Nerdy Inc.’s inability to file a consolidated U.S. federal income tax return with OpCo. In addition, Nerdy Inc. may not be able to realize tax benefits covered under the Tax Receivable Agreement, and Nerdy Inc. would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo Unitholders, including Nerdy Inc., and the tax distributions that OpCo will be required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

OpCo will generally make quarterly tax distributions, to the OpCo Unitholders, including Nerdy Inc. Such distributions will be pro rata and be in an amount sufficient to cause each OpCo Unitholder to receive a distribution at least equal to such OpCo Unitholder’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local income tax rate that may potentially apply to any member for the applicable taxable year. The highest marginal U.S. federal income tax rate applicable to corporations such as Nerdy Inc. is significantly lower than the highest marginal U.S. federal income tax rate applicable to non-corporate taxpayers. In addition, the per-OpCo Unit taxable income allocable to Nerdy Inc. will likely be lower than the per-OpCo Unit taxable income allocated to other OpCo Unitholders. As a result of these disparities, Nerdy Inc. may receive tax distributions from OpCo significantly in excess of its actual tax liability and its obligations under the Tax Receivable Agreement.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained (or reinvested in OpCo without an accompanying stock dividend with respect to our Class A Common Stock), could cause the value of an OpCo Unit to deviate from the value of a share of Class A Common Stock, contrary to the one-to-one relationship described in the section titled “Business Combination Proposal—Related Agreements—OpCo LLC Agreement”. If Nerdy Inc. retains such cash balances (or reinvests such balances in OpCo without an accompanying stock dividend with respect to our Class A Common Stock), the other OpCo Unitholders would benefit from any value attributable to such accumulated or reinvested cash balances as a result of their exercise of the OpCo Redemption Right. We intend to cause Nerdy Inc. to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Class A Common Stock and reinvesting such cash balances in OpCo for additional OpCo Units (with an accompanying stock dividend with respect to our Class A Common Stock).

The tax distributions to the OpCo Unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TPG Pace prior to the Business Combination and to Nerdy Inc. and its subsidiaries following the Business Combination.

U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Domestication.

U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders”) may recognize gain for U.S. federal income tax purposes as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.

As discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—The Domestication,” the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). However, Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization, may apply with respect to U.S. Holders on the date of the Domestication and would require such U.S. Holders to recognize gain (but not loss) with respect to the Domestication unless a certain election is made to include the “all earnings and profits” amount attributable to such U.S. Holder, as discussed more fully below under the caption “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b).”

Additionally, TPG Pace believes that it likely was treated as a PFIC for the 2019 and 2020 taxable years and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication). If finalized in their proposed form, proposed U.S. Treasury regulations may require gain recognition by a U.S. Holder with respect to its exchange of Class A Shares and TPG Pace Public Warrants, as applicable, for Class A Common Stock and Nerdy Inc. warrants in the Domestication. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules.” A U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Shares (but not its TPG Pace Public Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Shares and in which TPG Pace was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) with respect to its Class A Shares. Generally, neither election is available with respect to the TPG Pace Public Warrants.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of TPG Pace Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and if the Domestication were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders.” Upon consummation of the Business Combination, the rights of holders of Class A Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Class A Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of Class A Common Stock will differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Nerdy Inc. becomes involved in costly litigation, which could have a material adverse effect on Nerdy Inc.

In addition, there are differences between the Proposed Governing Documents of Nerdy Inc. and the current constitutional documents of TPG Pace. For a more detailed description of the rights of holders of Class A Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see

“Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Nerdy Inc. are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and Nerdy Inc.’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Nerdy Inc. Board and therefore depress the trading price of Nerdy Inc. Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Nerdy Inc. board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents, include provisions regarding:

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the ability of the Nerdy Inc. Board to issue shares of preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, Nerdy Inc.’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by the Chief Executive Officer, the Chairman of the Board or the Nerdy Inc. Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the Nerdy Inc. Board to amend the bylaws, which may allow the Nerdy Inc. Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Nerdy Inc. Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Nerdy Inc. Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Nerdy Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Nerdy Inc. Board or management.

Nerdy Inc.’s Proposed Bylaws will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between Nerdy Inc. and its stockholders, which could limit Nerdy Inc.’s stockholders’ ability to obtain a favorable judicial forum for disputes with Nerdy Inc. or its directors, officers, stockholders, employees or agents.

The Proposed Bylaws, which will be in effect upon consummation of the Business Combination, provides that, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the

State of Delaware be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Nerdy Inc. to Nerdy Inc. or Nerdy Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action asserting a claim against Nerdy Inc. governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

This choice of forum provision in our Proposed Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Nerdy Inc. or any of Nerdy Inc.’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and investors cannot waive compliance with the federal securities laws and the rules and regulations proposed thereunder. If a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, Nerdy Inc. may incur additional costs associated with resolving such action in other jurisdictions, which could harm Nerdy Inc.’s business, results of operations and financial condition.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TPG Pace prior to the Business Combination and to Nerdy Inc. and its subsidiaries following the Business Combination.

Shareholders of TPG Pace who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the Trust Account.

TPG Pace public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the extraordinary general meeting. To obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because TPG Pace does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will a receive per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPG Pace to pay its taxes, divided by the number of then outstanding public shares. Please see the section entitled “Extraordinary General Meeting of TPG Pace Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of TPG Pace’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

TPG Pace will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite TPG Pace’s compliance with these rules, if a public shareholder fails to receive TPG Pace’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that TPG Pace will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with to validly redeem public shares. If a shareholder fails to comply with these procedures, its shares may not be redeemed.

TPG Pace does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TPG Pace to complete a business combination with which a substantial majority of its shareholders do not agree.

TPG Pace’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will TPG Pace redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that TPG Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, the Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) and the proceeds from the Private Placement and the Forward Purchase Agreements, equaling or exceeding $250,000,000 as of the closing of the Business Combination. As a result, TPG Pace may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor or TPG Pace’s officers, directors, advisors or their affiliates.

If the aggregate cash consideration TPG Pace would be required to pay for all Class A Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to TPG Pace, TPG Pace will not complete the Business Combination or redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof, and TPG Pace instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Shares issued in the TPG Pace IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the TPG Pace IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the TPG Pace IPO without the prior consent of TPG Pace. Any beneficial holder of Class A Shares on whose behalf a redemption right is being exercised must identify itself to TPG Pace in connection with any redemption election in order to validly elect to redeem such Class A Shares. To determine whether a shareholder is acting in concert or as a group with another shareholder, TPG Pace will require each public shareholder seeking to exercise redemption rights to certify to TPG Pace whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to TPG Pace at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which TPG Pace makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over TPG Pace’s ability to consummate the Business Combination and you could suffer a material loss on your investment in TPG Pace if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if TPG Pace consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the TPG Pace IPO and, to dispose of such excess shares, you would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge TPG Pace’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

TPG Pace’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

We cannot be certain as to the number of public shares that will be redeemed and the potential impact to TPG Pace shareholders who do not elect to redeem their public shares. There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a TPG Pace shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares, may cause an increase or decrease in the share price, and may result in a lower value realized now than a shareholder of TPG Pace might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per public share on the NYSE was $9.95. Public shareholders should be aware that, while we are unable to predict the price per share of Class A Common Stock following the consummation of the Business Combination—and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming shareholders—increased levels of redemptions by public shareholders may be a result of the price per share of Class A Common Stock falling below the redemption price. We expect that more public shareholders may elect to redeem their public shares if the share price of the Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more public shareholders may elect not to redeem their public shares if the share price of the Class A Common Stock is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to Nerdy from the Trust Account and (ii) a corresponding increase in each public shareholder’s pro rata ownership interest in Nerdy following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $10.00 per share that was calculated based on $450,006,000 in the Trust Account, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $4,500,060 of cash available in the Trust Account. In addition, if a stockholder does not redeem its shares, but other public stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per value, which would decrease from $1.92 per share (assuming no redemptions), to $1.14 per share (assuming illustrative redemption scenario), and increase to $3.82 per share (assuming maximum redemption scenario), on a pro forma basis as of March 31, 2021. In addition, the net loss per share for non-redeeming stockholders would increase from $0.44 per share (assuming no redemptions), to $0.48 per share (assuming illustrative redemption scenario), to $2.49 per share (assuming maximum redemptions), on a pro forma basis for the year ended December 31, 2020. The net loss per share for non-redeeming stockholders would increase from $0.01 per share (assuming no redemptions), to $0.01 per share (assuming illustrative redemption scenario), to income of $0.10 per share (assuming maximum redemptions), on a pro forma basis for the three months ended March 31, 2021.

Finally, if a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 100% or 45,000,000 Class A ordinary shares held by our public shareholders were redeemed, the 9,000,000 retained outstanding public warrants would have had an aggregate value of $16,470,000 on July 13, 2021. If a substantial number of, but not all, public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.

Whether a redemption of Class A Common Stock will be treated as a sale of such Class A Common Stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning Private Placement Warrants or Nerdy Inc. warrants or otherwise) relative to all of our shares outstanding both before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from us. For more information about the U.S. federal income tax treatment of the redemption of Class A Common Stock, see the section entitled “— Material U.S. Federal Income Tax Considerations —U.S. Federal Income Taxation of U.S. Holders — Redemption of Class A Common Stock.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the TPG Pace Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The TPG Pace Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the TPG Pace Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to TPG Pace.

Pursuant to Section 49.7 of its amended and restated memorandum and articles of association, if TPG Pace is unable to complete a business combination by October 9, 2022, TPG Pace will cease all operations except for the purpose of winding up, and TPG Pace will redeem the public shares and liquidate.

Our Sponsor and TPG Pace’s executive officers and directors have agreed that TPG Pace must complete a business combination by October 9, 2022. If TPG Pace has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of tax (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TPG Pace’s remaining shareholders and the TPG Pace Board, dissolve and liquidate, subject in each case to TPG Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per public unit in the TPG Pace IPO. In addition, if TPG Pace fails to complete an initial business combination by October 9, 2022, there will be no redemption rights on liquidating distributions with respect to TPG Pace Public Warrants or the Private Placement Warrants, which will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or redeemable warrants, potentially at a loss.

Our public shareholders are entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of our initial business combination including the closing of the Business Combination and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination by October 9, 2022 or (ii) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by October 9, 2022, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to such warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If TPG Pace is unable to consummate a business combination by October 9, 2022, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

Pursuant to Section 49.7 of its amended and restated memorandum and articles of association, if TPG Pace is unable to consummate a business combination by October 9, 2022, TPG Pace will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses) pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of TPG Pace’s affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of the amended and restated memorandum and articles of association prior to any voluntary winding up. If TPG Pace is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act of the Cayman Islands. In that case, TPG Pace shareholders may be forced to wait beyond October 9, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. TPG Pace has no obligation to return funds to shareholders prior to the date of the redemption or liquidation unless it consummates a business combination or amends certain provisions of our Existing Governing Documents prior thereto and only then in cases where shareholders have sought to redeem their Class A Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if TPG Pace is unable to complete a business combination.

If the net proceeds of our initial public offering and the sale of the private placement warrants not being held in the trust account are insufficient to allow us to operate through October 9, 2022, and we are unable to raise additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may receive $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

As of December 31, 2020, we had cash of approximately $534,095 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2020, we had total current liabilities of approximately $60,070,575. The funds available to us outside of the trust account may not be sufficient to allow us to operate until October 9, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF TPG PACE

General

This proxy statement/prospectus is being provided to TPG Pace shareholders as part of a solicitation of proxies by the TPG Pace Board for use at the extraordinary general meeting of TPG Pace shareholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the extraordinary general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                 , 2021 to all shareholders of record of TPG Pace as of                 , 2021, the record date for the extraordinary general meeting. Shareholders of record who owned TPG Pace ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the extraordinary general meeting. On the record date, there were 56,250,000 TPG Pace ordinary shares outstanding.

Date, Time and Place

The extraordinary general meeting will be held on                 , 2021 at                  local time at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 and virtually pursuant to the procedures described in this proxy statement/prospectus, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Purpose of the TPG Pace Extraordinary General Meeting

At the extraordinary general meeting, TPG Pace shareholders will vote on the following proposals:

1.

Business Combination Proposal—To approve as an ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the transactions contemplated thereby (the “Business Combination Proposal”);

2.

Domestication Proposal—To approve as a special resolution, that TPG Pace be de-registered in the Cayman Islands pursuant to article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware pursuant to Part XII and, conditional upon, and with effect from, the registration of TPG Pace as a corporation in the State of Delaware, the name of TPG Pace be changed from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (the “Domestication Proposal”);

3.

Charter Proposal—To approve as a special resolution that, upon the Domestication, the Existing Governing Documents be amended and restated by the Proposed Certificate of Incorporation of “Nerdy Inc.” (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL), including authorization of the change in authorized share capital as indicated therein and the change of name of TPG Pace to “Nerdy Inc.” in connection with the Business Combination (“Charter Proposal”).

To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of Nerdy Inc. (such proposals, collectively, the “Governing Documents Proposals”);

4.

Governing Documents Proposal A—To change the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                 shares of Class A common stock, par value $0.0001 per

share, of Nerdy Inc., (b) shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c) shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d) shares of preferred stock, par value $0.0001 per share;

5.

Governing Documents Proposal B—To approve as an ordinary resolution, the authorization to the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the DGCL;

6.

Governing Documents Proposal C—To approve as an ordinary resolution, the provision that certain provisions of the Proposed Certificate of Incorporation of Nerdy Inc. are subject to the Stockholders Agreement;

7.	Governing Documents Proposal D—To approve as an ordinary resolution, the provision that removes the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting;

8.

Governing Documents Proposal E—To approve as an ordinary resolution, the provision that any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors;

9.

Governing Documents Proposal F—To amend and restate the Existing Governing Documents and authorize all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of federal securities laws, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination;

10.

The Director Election Proposal—To approve as an ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal;

11.

The NYSE Proposal—To approve as an ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of common stock in connection with the PIPE Financing;

12.	The Equity Incentive Plan Proposal—To approve as an ordinary resolution the Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved;

13.

The Adjournment Proposal—To approve as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders elected to redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the Trust Account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and the forward purchases, equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

Recommendation of the TPG Pace Board

The TPG Pace Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TPG Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Director Election Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Voting Power; Record Date

As a shareholder of TPG Pace, you have a right to vote on certain matters affecting TPG Pace. The proposals that will be presented at the extraordinary general meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned TPG Pace ordinary shares at the close of business on                 , 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each TPG Pace ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 56,250,000 TPG Pace ordinary shares outstanding, of which 45,000,000 are public shares and 11,250,000 are Founder Shares held by the TPG Pace Initial Shareholders.

Vote of the TPG Pace Initial Shareholders and TPG Pace’s Other Directors and Officers

Prior to the TPG Pace IPO, TPG Pace entered into agreements with the TPG Pace Initial Shareholders and the other current directors and officers of TPG Pace, pursuant to which each agreed to vote any TPG Pace ordinary shares owned by them in favor of an initial business combination. These agreements apply to the TPG Pace Initial Shareholders, including our Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination. As of the record date, the TPG Pace Initial

Shareholders and the other current directors and officers own 11,250,000 TPG Pace ordinary shares, including Founder Shares, representing 20% of the TPG Pace ordinary shares then outstanding and entitled to vote at the extraordinary general meeting.

The TPG Pace Initial Shareholders and the other current directors and officers of TPG Pace have waived any redemption rights, including with respect to Class A Shares purchased in the TPG Pace IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the TPG Pace Initial Shareholders have no redemption rights upon the liquidation of TPG Pace and will be worthless if no business combination is effected by TPG Pace by October 9, 2022. However, the TPG Pace Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of TPG Pace with respect to any Class A Shares they may own.

Quorum

A quorum of TPG Pace shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the issued and outstanding TPG Pace ordinary shares entitled to vote as of the record date at the extraordinary general meeting are present, in person (including virtually) or represented by proxy. As of the record date for the extraordinary general meeting, 28,125,000 TPG Pace ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TPG Pace but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, including the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the NYSE Proposal and the Equity Incentive Plan Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person (or virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Charter Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal, and the Governing Documents Proposals are being submitted for approval on a non-binding advisory basis.

Voting Your Shares—Shareholders of Record

If you are a TPG Pace shareholder of record, you may vote by mail or in person (or virtually) at the extraordinary general meeting. Each TPG Pace ordinary share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting. Your one or more proxy cards show the number of TPG Pace ordinary shares that you own.

There are two ways to vote your TPG Pace ordinary shares at the extraordinary general meeting:

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend in person. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your TPG Pace ordinary shares will be voted as recommended by the TPG Pace Board. The TPG Pace Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” the Governing Documents Proposal, “FOR” the Direction Election Proposal, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by                  Eastern Time on                 , 2021.

Voting in Person at the Meeting. If you attend the extraordinary general meeting and plan to vote in person, you will be provided with a ballot at the extraordinary general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the extraordinary general meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, you will need to bring to the extraordinary general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way TPG Pace can be sure that the broker, bank or nominee has not already voted your TPG Pace ordinary shares.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the extraordinary general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the extraordinary general meeting, you will need to bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at the extraordinary general meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify TPG Pace’s Secretary in writing to TPG Pace Tech Opportunities Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your TPG Pace ordinary shares, you may call Morrow, TPG Pace’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to TPG Pace’s amended and restated memorandum and articles of association, any holders of Class A Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds a portion of the proceeds of the TPG Pace IPO and the sale of the Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $450 million as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00.

To exercise your redemption rights you must:

•

if you hold public units, you must deliver the certificate for such public units to Continental, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units;

•

prior to                  Eastern Time on                 , 2021 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that TPG Pace redeem your public shares for cash to Continental, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and;

•

deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the extraordinary general meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the transfer agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the extraordinary general meeting, or to deliver their shares to the transfer agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the extraordinary general meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Class A Shares by TPG Pace’s public shareholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $450 million as of December 31, 2020. The Business Combination Agreement provides that Nerdy’s obligation to consummate the Business Combination is conditioned on the amount in the Trust Account (net of the amount of any TPG Pace public shareholder redemptions) and the proceeds from the Private Placement and the forward purchases, equaling no less than $250 million after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination. The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of holders of public shares, this condition is not met or is not waived, then Nerdy may elect not to consummate the Business Combination. In addition, in no event will TPG Pace redeem its Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in TPG Pace’s amended and restated memorandum and articles of association and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Business Combination Agreement.

Prior to exercising redemption rights, TPG Pace shareholders should verify the market price of the Class A Shares, as shareholders may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Common Stock in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of TPG Pace, if any. You will be entitled to receive cash for your Class A Shares only if you properly and timely demand redemption.

Pursuant to Section 49.7 of the amended and restated memorandum and articles of association, if the Business Combination is not approved and TPG Pace does not consummate an initial business combination by October 9, 2022, TPG Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of TPG Pace’s warrants will expire worthless.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

TPG Pace is soliciting proxies on behalf of the TPG Pace Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. TPG Pace has engaged Morrow to assist in the solicitation of proxies for the extraordinary general meeting. TPG Pace and its directors, officers and employees may also solicit proxies in person. TPG Pace will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

TPG Pace will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. TPG Pace will pay Morrow a fee of $32,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as TPG Pace’s proxy solicitor. TPG Pace will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to TPG Pace shareholders. Directors, officers and employees of TPG Pace who solicit proxies will not be paid any additional compensation for soliciting.

TPG Pace Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 56,250,000 ordinary shares issued and outstanding, which includes an aggregate of 11,250,000 Founder Shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,333,333 warrants, comprised of 7,333,333 private placement warrants held by Sponsor and the 9,000,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Nerdy and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Nerdy and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Director Election Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) Nerdy Inc.’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and the forward purchases.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). TPG Pace shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-I, A-II and A-III to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-I, A-II and A-III to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of specific contractual arrangements among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TPG Pace, the Merger Subs, Nerdy, the Blockers or any other matter.

On January 28, 2021, TPG Pace, TPG Pace Merger Sub, TCV Blocker, Learn Blocker, Blocker Merger Sub I, Blocker Merger Sub II, Nerdy and certain other parties affiliated with the Blockers entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a) On the Closing Date, prior to the Effective Time, (i) TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware, upon which TPG Pace will change its name to “Nerdy Inc.”; (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (subject to substantially the same terms and conditions, including the applicable vesting requirements) and (iii) TCV

Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy.

(b) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) OpCo Units, subject to applicable vesting requirements, and an equivalent number of shares of Class B Common Stock, in the case of converted Nerdy profit units, subject to substantially the same terms and conditions, including applicable vesting requirements, as those in effect prior the Effective Time, or (y) Class A Common Stock, and (C) certain Nerdy warrants and (ii) each holder of unit appreciation rights granted under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for (1) corresponding stock appreciation rights in Nerdy Inc., which will be subject to substantially the same terms and conditions, including applicable vesting requirements, as the prior unit appreciation rights or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (ii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Nerdy Inc. warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, Nerdy Inc. will contribute all of its assets (other than the OpCo Units it then holds), which will consist of the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts and including the net cash proceeds to TPG Pace resulting from the Subscription Agreements (as defined below) and the Forward Purchase Agreements (as defined below)) (collectively, “Available Cash”) less the cash consideration paid to Nerdy equity holders, to OpCo in exchange for a number of additional OpCo Units and a number of OpCo warrants, such that Nerdy Inc. will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo warrants equal to the total number of Nerdy Inc. warrants, in each case, issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Nerdy Inc. to OpCo at the Closing of the Business Combination is estimated to be approximately $266 million, assuming no redemptions by TPG Pace shareholders.

On March 19, 2021, TPG Pace, the Merger Subs, the Blockers, the Company and the Blocker Holders entered into the First Amendment to Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, the parties thereto amended the timing of the Merger and the Reverse Blocker Mergers to occur simultaneously at the Effective Time.

On July 14, 2021, TPG Pace, the Merger Subs, the Blockers, the Company and the Blocker Holders entered into the Second Amendment to Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, the parties thereto (a) adopted a new form of OpCo LLC Agreement in which the parties further refined the governance structure of OpCo LLC to provide that in the event that PubCo holds less than a majority of the outstanding Units of the Company, the Board shall be fixed at five (5) Managers and such Managers shall be designated as follows: (i) two (2) Persons shall be individuals designated by PubCo; (ii) one (1) Person shall be designated by Charles Cohn so long as an entity controlled by Charles Cohn remains a member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iv) one (1) Person shall be designated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the Member holding the next greatest number of Units after PubCo and any other Members then holding Manager designation rights, (b) revised the six month lock-up provision to provide that, to the extent that redemptions in connection with the business combination are in excess of the number of shares necessary for TPG Pace to retain in excess of 50.0% of OpCo and any Company Holder elects to receive shares of TPG Pace Class A Common Stock instead of shares of Class B Common Stock and OpCo Units at Closing solely to the extent necessary for TPG Pace to retain in excess of 50.0% of OpCo at Closing, such Company Holder shall be permitted to sell a number of shares of TPG Pace Class A Common Stock necessary to cover the cost of income taxes incurred by such member in connection with the receipt of such shares of TPG Pace Class A Common Stock at Closing at any time and (c) amended the Outside Date (as defined below) from the date that is 180 days after the date of the Business Combination Agreement to August 31, 2021.

This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing Nerdy Holders (other than the owners of the Blockers) to retain their equity ownership in Nerdy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units and OpCo warrants, and provides potential future tax benefits for Nerdy Inc. (a substantial portion of which the post-merger Nerdy holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger Nerdy holders of OpCo Units ultimately exchange their OpCo Units for shares of Class A Common Stock. Nerdy Inc. will be a holding company and, immediately after the consummation of the business combination, and its only direct assets will consist of OpCo Units and OpCo warrants. Immediately following the Closing, Nerdy Inc. is expected to own approximately 60% of the OpCo Units.

The Existing Nerdy Holders will be issued at closing 4,000,000 (i) shares of Class A Common Stock or (ii) OpCo Units (and a corresponding number of shares of Class B Common Stock), as applicable, that will be subject to forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date (the “Nerdy Earnout Consideration”). Following the Closing, the holders of Nerdy equity are expected (i) to own approximately 51% of the Common Stock of Nerdy Inc., comprised of 100% of the outstanding Class B Common Stock and approximately 17% of the outstanding Class A Common Stock, (ii) to own 13% of the outstanding aggregate warrants, including 100% of the OpCo warrants and 2% of the Nerdy Inc. warrants, and (iii) to receive approximately $388.2 million of cash consideration, assuming no redemptions by TPG Pace shareholders. The foregoing and, unless indicated otherwise, other ownership percentages presented throughout this proxy statement/prospectus (a) include the shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc., (b) include the Nerdy Earnout Consideration, which is subject to forfeiture, (c) assume no redemptions by TPG Pace shareholders and (d) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Equity Incentive Plan which is expected to include shares available for issuance for 15% of shares outstanding at Closing after giving effect to the shares of Class A Common Stock/OpCo Units issuable upon exercise of the warrants using treasury stock method assuming an $18.00 stock/unit price and assuming that the Nerdy Earnout Consideration is issued in full, plus additional shares reserved for the Equity Incentive Plan relating to the forfeiture provisions of the proposed plan, and (ii) the issuance of any shares pursuant to the exercise of warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination (the “PIPE Financing”). The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE Financing have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. TPG Pace will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreement, the OpCo LLC Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, the Waiver Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.

Effect of the Domestication on Existing TPG Pace Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time:

•	each issued and outstanding Class A Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock;

•	each issued and outstanding Founder Share will convert automatically by operation of law, on a one-for-one basis, into Nerdy Inc. Founder Shares;

•

each issued and outstanding whole warrant to purchase Class A Shares will represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement;

•

the governing documents of TPG Pace will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and TPG Pace’s name will change to “Nerdy Inc.”; and

in connection with the first three bullets above, each issued and outstanding unit of TPG Pace that has not been previously separated into the underlying Class A Shares and underlying TPG Pace warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Class A Common Stock and one-fifth of one warrant representing the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the warrant agreement.

Consideration to Existing Nerdy Holders in the Business Combination

The aggregate consideration to be paid to the Existing Nerdy Holders (including the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the Available Cash in excess of $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of OpCo’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as TPG Pace and Nerdy may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•	the Written Consent (as defined in the Business Combination Agreement) shall have been delivered to TPG Pace;

•

the Condition Precedent Proposals shall have been approved and adopted by the requisite affirmative vote of the TPG Pace shareholders in accordance with this registration statement, applicable law, TPG Pace’s organizational documents and the rules and regulations of the NYSE;

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Blocker Mergers and the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Blocker Mergers and the Merger;

•

all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•

the Class A Common Stock shall have been accepted for listing on the NYSE (subject to the Closing of the Business Combination Agreement occurring), or another national securities exchange mutually agreed to by the parties in writing, as of the Closing Date;

•	the Domestication having been consummated;

•

this registration statement shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of this registration statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement shall have been initiated or be threatened in writing by the SEC; and

•

TPG Pace shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placement and following the exercise of redemption rights by TPG Pace’s public shareholders in accordance with TPG Pace’s organizational documents.

Other Conditions to the Obligations of TPG Pace and the Merger Subs

The obligations of TPG Pace and the Merger Subs to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of Nerdy and the Blockers, in most instances disregarding qualifications contained therein relating to materiality or Nerdy Material Adverse Effect (as defined below), must be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Nerdy and the Blockers to be so true and correct would not be reasonably likely to have a Nerdy Material Adverse Effect; provided, that certain of the representations and warranties of Nerdy contained in the section titled (a) “Capitalization” must be true and correct except for de minimis inaccuracies and (b) “Financial Statements” must be true and correct except for immaterial amounts;

•

Nerdy and the Blockers shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

•	each of Nerdy, TCV Blocker and Learn Blocker shall have delivered to TPG Pace a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions;

•

All parties to the Registration Rights Agreement (other than TPG Pace and the TPG Pace stockholders party thereto) shall have delivered, or caused to be delivered, to TPG Pace copies of the Registration Rights Agreement duly executed by all such parties;

•	no Nerdy Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing;

•

Nerdy shall have delivered to TPG Pace (i) true and complete copies of any audited financial statements and any unaudited financial statements, in each case, that are required to be filed in connection with a Current Report on Form 8-K to be filed by TPG Pace under the Exchange Act as a result of consummation of the transactions contemplated by the Business Combination Agreement and (ii) any consents of Nerdy’s independent registered public accounting firm required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K; and

•

Nerdy shall have delivered or caused to be delivered, copies of the OpCo LLC Agreement, duly executed by the Existing Nerdy Holders required to approve the OpCo LLC Agreement and copies of the Tax Receivable Agreement duly executed by Nerdy.

Other Conditions to the Obligations of Nerdy and the Blockers

The obligations of Nerdy and the Blockers to consummate the Business Combination, including the Blocker Mergers and the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

the representations and warranties of TPG Pace and the Merger Subs, in most instances disregarding qualifications contained therein relating to materiality or TPG Pace Material Adverse Effect (as defined below), must be true and correct as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of TPG Pace and the Merger Subs to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a TPG Pace Material Adverse Effect; provided, that certain of the representations and warranties of TPG Pace contained in the section titled “Capitalization” must be true and correct except for de minimis inaccuracies;

•

TPG Pace and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing;

•	TPG Pace shall have delivered to Nerdy a customary officer’s certificate, dated the date of the Closing, signed by the President of TPG Pace, certifying as to the satisfaction of certain conditions;

•	TPG Pace shall have delivered a copy of the Registration Rights Agreement duly executed by TPG Pace and the TPG Pace stockholders party thereto;

•	no TPG Pace Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing;

•	the amount of Available Cash shall not be less than $250,000,000; and

•	TPG Pace shall have delivered, or caused to be delivered, to Nerdy a copy of the OpCo LLC Agreement, duly executed by TPG Pace and a copy of the Tax Receivable Agreement, duly executed by TPG Pace.

Representations and Warranties

Under the Business Combination Agreement, Nerdy made customary representations and warranties to TPG Pace and the Merger Subs relating to, among other things: organization and qualification of Nerdy and its subsidiaries; organizational documents; capitalization; authority relative to the Business Combination Agreement; no conflict, required filings and consents; permits and compliance; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property and title to assets; intellectual property; tax matters; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; interested party transactions; the Exchange Act; brokers; sexual harassment and misconduct; and exclusivity of representations and warranties.

Under the Business Combination Agreement, each Blocker made customary representations and warranties to TPG Pace relating to, among other things: corporate organization and absence of employees; capitalization; authority; no conflict; litigation; brokers; assets and liabilities; tax matters; and exclusivity of the representations.

Under the Business Combination Agreement, and subject to limitations as set forth in certain TPG Pace reports filed with the SEC, TPG Pace and the Merger Subs made customary representations and warranties to Nerdy relating to, among other things: organization; organizational documents; capitalization; authorization; no conflict; filings and consents; compliance; SEC Filings, financial statements, and the Sarbanes-Oxley Act; absence of certain changes or events; absence of litigation; board approval and vote required; no prior operations of the Merger Subs; brokers; the trust account; absence of employees; tax matters; registration and listing; TPG Pace’s and Merger Subs’ investigation and reliance; and exclusivity of representation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Nerdy are qualified in whole or in part by materiality thresholds. In addition, certain representation and warranties of Nerdy are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Nerdy Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Nerdy and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Nerdy of its obligations under the Business Combination Agreement or the consummation of the Merger or Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Nerdy Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Nerdy and its subsidiaries operate, including changes in the education, education technology and tutoring industries, business to consumer markets, and businesses in the so-called “gig economy” platforms; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 and any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Nerdy or its subsidiaries as required by the Business Combination Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or Business Combination, including the impact thereof on the relationships, contractual or otherwise, of Nerdy or its subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Business Combination); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Nerdy Material Adverse Effect; (viii) any Effect attributable to any outage of the Nerdy online learning platform that is not sustained; (ix) any Effect attributable to the death or disability of any key employees; (x) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained, including software/algorithmic changes by vendors with short-term Effects; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which TPG Pace has requested in writing or to which it has consented in writing.

Under the Business Combination Agreement, certain representations and warranties of TPG Pace and the Merger Subs are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “TPG Pace Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of TPG Pace, or (b) would prevent, materially delay or materially impede the performance by TPG Pace or Merger Subs of their respective obligations under the Business Combination Agreement or the consummation of the Merger or Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a TPG Pace Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TPG Pace operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by TPG Pace as required by the Business Combination Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or the Business Combination (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the Business Combination), or (c) any actions taken, or failures to take action, or such other changes or events, in each case, which Nerdy has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that TPG Pace is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which TPG Pace operates.

Covenants of the Parties

Covenants of TPG Pace

TPG Pace made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by Nerdy (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, TPG Pace and Merger Subs will conduct their business in the ordinary course of business and in a manner consistent with past practice.

•

Subject to certain exceptions contemplated by the Business Combination Agreement or any certain other agreements referenced therein, neither TPG Pace nor Merger Subs shall, between the date of the Business Combination Agreement and the Effective Time, or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of Nerdy, which consent is not to be unreasonably withheld, delayed or conditioned:

•	amend or otherwise change the existing organizational documents of TPG Pace or the Merger Subs or form any subsidiary of TPG Pace other than Merger Subs;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust account that are required pursuant to the existing organizational documents of TPG Pace;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the public shares or public warrants except for redemptions from the trust account and conversions of the Founder Shares as contemplated by the Business Combination Agreement and the Proposed Certificate of Incorporation;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of TPG Pace or Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of TPG Pace or Merger Subs, except in connection with conversion of the Founder Shares as contemplated by the Business Combination Agreement and the Proposed Certificate of Incorporation;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of TPG Pace, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of TPG Pace’s officers and directors to finance TPG Pace’s transaction costs in connection with the Business Combination;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•

amend any material tax return, change any material method of tax accounting, make (inconsistent with past practice), change or rescind any material election relating to taxes, or settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of TPG Pace or any Merger Sub;

•

enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or

•	enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Business Combination Agreement will require TPG Pace to obtain consent from Nerdy to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give Nerdy, directly or indirectly, the right to control or direct the ordinary course of business operations of TPG Pace prior to the Closing Date. Prior to the Closing Date, each of TPG Pace and Nerdy will exercise, consistent with the terms and conditions of the Business Combination Agreement, complete control and supervision of its respective operations, as required by law.

Covenants of Nerdy

Nerdy made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in writing by TPG Pace (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time or the earlier termination of the Business Combination Agreement, Nerdy will and will cause its subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Nerdy and its subsidiaries.

•

Subject to certain exceptions or as consented to in writing by TPG Pace (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective time or the early termination of the Business Combination Agreement, each Blocker will conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects.

•

Subject to certain exceptions, prior to the Effective Time or the early termination of the Business Combination Agreement, Nerdy will and will cause its subsidiaries to, not do any of the following without TPG Pace’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Nerdy or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests (including, without limitation, any phantom interest), of Nerdy or any its subsidiaries; or sell any assets of Nerdy or any of its subsidiaries that would reasonably be expected to have a Nerdy Material Adverse Effect;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (a) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among Nerdy and its subsidiaries or (2) indebtedness that is incurred in the ordinary course of business consistent with past practice (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of Nerdy and its subsidiaries); or (b) merge, consolidate, combine or amalgamate with any person;

•

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause I), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers; I hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsections (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice (and not to exceed 10% with respect to any such executive officer);

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•	materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

•

amend any material tax Return, change any material method of tax accounting; make (inconsistent with past practice), change or rescind any material election relating to taxes (including, for the avoidance of doubt, any election that results in Nerdy or any of its subsidiaries being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•	amend certain material contracts of Nerdy in a manner that is material and adverse to Nerdy;

•

fail to maintain certain real property leased by Nerdy, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of the Business Combination Agreement, except where the failure to maintain such leased real property would reasonably be expected to have a Nerdy Material Adverse Effect;

•

fail to maintain the existence of, or use reasonable efforts to protect, certain intellectual property owned by Nerdy to the extent that such action or inaction would reasonably be expected to have a Nerdy Material Adverse Effect;

•

permit any material item of intellectual property owned by Nerdy to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Nerdy to the extent that such action or inaction would reasonably be expected to have a Nerdy Material Adverse Effect;

•

waive, release, assign, settle or compromise any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate; or

•	enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Business Combination Agreement will require Nerdy to obtain consent from TPG Pace to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give Nerdy, directly or indirectly, the right to control or direct the ordinary course of business operations of TPG Pace prior to the Closing Date. Notwithstanding anything in the Business Combination Agreement to the contrary, during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing, Nerdy will reasonably consult with TPG Pace, and consider in good faith TPG Pace’s input, in respect of any matters brought to the board of managers of Nerdy for its approval, subject to certain exceptions. Prior to the Closing Date, each of TPG Pace and Nerdy will exercise, consistent with the terms and conditions of the Business Combination Agreement, complete control and supervision of its respective operations, as required by law.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•	using reasonable best efforts to obtain all permits, consents, approvals, authorizations and qualifications;

•	keeping the other party apprised of the status of matters relating to the Business Combination;

•	making relevant public announcements;

•	making prompt filings or applications under Antitrust laws;

•	cooperating in connection with any filing or submission and in connection with any investigation or other inquiry;

•	cooperating in connection with certain tax matters and filings;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements.

In addition, TPG Pace and Nerdy agreed that TPG Pace and Nerdy will prepare and mutually agree upon and TPG Pace will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the Nerdy Inc. Board will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and Class II each consisting of two directors and Class III consisting of three directors. Pursuant to the Stockholders’ Agreement, the Nerdy Inc. Board will consist of three directors nominated by Cohn; one director designated by Learn who, if not Rob Hutter, shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; one director designated by TCV who, if not Christopher (Woody) Marshall, shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; one director designated by Sponsor, which person shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; and one director nominated in accordance with Nerdy Inc.’s constituent documents, each of whom shall be independent under the listing rules of the NYSE other than up to one director nominated by Cohn. For more information, see “—Related Agreements—Stockholders’ Agreement”.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which by their terms expressly apply in whole or in part after the Effective Time (and only with respect to breaches occurring after the Closing), covenants and agreements relevant to the conversion of securities and allocation of aggregate consideration, the representations and warranties of Nerdy and TPG Pace regarding exclusivity of representations and warranties, the transfer and voting restrictions, and certain indemnification obligations of the Blockers.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any necessary approval by the Existing Nerdy Holders to approve certain items related to the Business Combination and adoption of the Business Combination by the stockholders of Nerdy or TPG Pace, by the following:

•	by the mutual written consent of TPG Pace and Nerdy;

•

by either TPG Pace or Nerdy if the Effective Time has not occurred prior to August 31, 2021 (as extended in accordance with the Business Combination Agreement, the “Outside Date”), provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation will have proximately caused the failure to consummate the Business

Combination on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will automatically be extended by the length of any such extension; or

•	by either TPG Pace or Nerdy,

•

if any governmental authority in the United States enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporarily, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Business Combination; or

•	if any of the Condition Precedent Proposals fail to receive the requisite approval necessary at the extraordinary general meeting;

•

by TPG Pace, if any of the representations or warranties made by Nerdy or Blockers are not true and correct or if Nerdy or any Blocker has failed to perform any covenant or agreement on the part of Nerdy or any Blocker, as applicable, set forth in the Business Combination Agreement such that certain conditions to the obligations of TPG Pace and Merger Subs would not be satisfied (“Terminating Nerdy Breach”), provided neither TPG Pace nor any Merger Sub is then in breach of their respective representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent certain conditions to the obligations of Nerdy and Blockers from being satisfied; provided further that, if such Terminating Nerdy Breach is curable by Nerdy, TPG Pace may not terminate the Business Combination Agreement for as long as Nerdy continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by TPG Pace to Nerdy, and (ii) the Outside Date;

•

by Nerdy, if any of the representations or warranties made by TPG Pace or Merger Subs are not true and correct or if TPG Pace or any Merger Sub has failed to perform any covenant or agreement on the part of TPG Pace or any Merger Sub, as applicable, as set forth in the Business Combination Agreement such that certain conditions to the obligations of Nerdy and Blockers would not be satisfied (“Terminating TPG Pace Breach”), provided that neither Nerdy nor any Blocker is then in breach of their representations, warranties, covenants or agreements in the Business Combination Agreement so as to prevent certain conditions to the obligations of TPG Pace and Merger Subs from being satisfied; provided, however, that, if such Terminating TPG Pace Breach is curable by TPG Pace and Merger Subs, Nerdy may not terminate the Business Combination Agreement for as long as TPG Pace and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Nerdy to TPG Pace, and (ii) the Outside Date; or

•

by TPG Pace, if Nerdy does not deliver, or cause to be delivered to TPG Pace, the Written Consent (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement within two business days following the time at which this registration statement / proxy statement is declared effective under the Securities Act.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a willful material breach of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that if the Closing occurs, TPG Pace will pay, or cause to be paid, as soon as reasonably practicable upon consummation of the Business Combination and release of proceeds from the trust account, certain expenses of Nerdy and TPG Pace.

Governing Law

The Business Combination Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to the Business Combination Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal suit, claim, charge, grievance, action, proceeding, audit or investigation may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties submit to the exclusive jurisdiction of the aforesaid courts and agree not to commence any suit, claim, charge, grievance, action, proceeding, audit or investigation arising out of or relating to the Business Combination Agreement except in the courts described above in Delaware, other than material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Notice as provided in the Business Combination Agreement will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any suit, claim, charge, grievance, action, proceeding, audit or investigation arising out of or relating to the Business Combination Agreement or the Business Combination, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in the Business Combination Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, claim, charge, grievance, action, proceeding, audit or investigation in any such court is brought in an inconvenient forum, (ii) the venue of such suit, claim, charge, grievance, action, proceeding, audit or investigation is improper or (iii) the Business Combination Agreement, or the subject matter thereof, may not be enforced in or by such courts.

Amendments

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties to the Business Combination Agreement.

Ownership of Nerdy Inc.

As of the date of this proxy statement/prospectus, there are 56,250,000 TPG Pace ordinary shares issued and outstanding, which includes an aggregate 11,250,000 Founder Shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,333,333 warrants, comprised of 7,333,333 private placement warrants held by Sponsor and 9,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A Share and, following the Domestication, will entitle the holder thereof to purchase one share of Class A Common Stock.

The following table presents the share ownership of various holders of Nerdy Inc. upon the closing of the Business Combination, does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions: This scenario assumes that no Class A Shares are redeemed from TPG Pace’s public shareholders.

Illustrative Redemption: This scenario assumes that 50% or 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed. Other than the net tangible asset requirement and the 15%

threshold described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Maximum Redemption: This scenario assumes 100% or 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $450,000,000. Other than the $5,000,001 net tangible asset requirement, which is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing, and the limitation on any group redeeming in excess of 15% of total outstanding shares described above, TPG Pace has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	45,000,000	25.3	22,500,000	13.5	—	—
Sponsor and Affiliates (1)	14,552,200	8.2	14,552,200	8.7	14,552,200	8.7
Nerdy Equity Holders (2)	90,184,678	50.6	101,500,000	60.8	124,000,000	74.3
Forward Purchasers (excluding Affiliates) (3)	13,447,800	7.5	13,447,800	8.0	13,447,800	8.0
PIPE Investors	15,000,000	8.4	15,000,000	9.0	15,000,000	9.0

Total	178,184,678	100.0	167,000,000	100.0	167,000,000	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures and (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved and (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

(3)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

If the actual facts are different from the TPG Pace assumptions or the scenarios presented above, the interests of TPG Pace shareholders and other estimates set forth in this proxy statement/prospectus set forth above will differ and such differences may be material.

The scenarios above do not give effect to the potential exercise of any warrants. The maximum number of warrants currently expected to be outstanding at the closing includes (i) 9,000,000 warrants to be issued upon the exchange of outstanding public warrants, (ii) 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement as discussed herein, (iii) 2,444,444 private placement warrants that will be issued to Existing Nerdy Holders pursuant to the forfeitures described in the foregoing, (iv) 1,000,000 forward purchase warrants issued to TPG Holdings and (v) 2,000,000 forward purchase warrants to be issued to the additional forward purchasers. If each such warrant were exercisable and exercised following completion of the Business Combination, with proceeds to Nerdy Inc. of approximately $222.3 million, then ownership Nerdy Inc. would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
TPG Pace Public Shareholders	54,000,000	27.3	31,500,000	16.9	9,000,000	4.8
Sponsor and Affiliates (1)	19,961,489	10.1	19,961,489	10.7	19,961,489	10.7
Nerdy Equity Holders (2)	92,629,122	46.9	103,944,444	55.8	126,444,444	67.9
Forward Purchasers (excluding Affiliates) (3)	15,927,400	8.1	15,927,400	8.5	15,927,400	8.5
PIPE Investors	15,000,000	7.6	15,000,000	8.1	15,000,000	8.1

Total	197,518,011	100.0	186,333,333	100.0	186,333,333	100.0

(1)

Nerdy Inc. Class A Common Stock owned upon conversion of Nerdy Inc. Founder Shares and, in the case of our Sponsor, (i) taking into account the 3,750,000 shares issued to the Sponsor pursuant to the conversion adjustment in connection with the issuance of shares pursuant to the Forward Purchase Agreements and the waiver of the conversion adjustment pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and the transactions contemplated by the PIPE Financing, (ii) taking into account the Share Forfeitures, (iii) including 4,000,000 shares subject to forfeiture if certain stock price thresholds are not achieved, and (iv) including 4,888,889 private placement warrants held by Sponsor and the TPG Independent Directors after taking into account the forfeiture of 2,444,444 private placement warrants pursuant to the Waiver Agreement. Amounts also include 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

(2)

Represents shares of Class A Common Stock and Class B Common Stock (and accompanying OpCo Units) issued to holders of Nerdy common units in the Business Combination, including (i) 4,000,000 shares issued as Nerdy Earnout Consideration subject to forfeiture if certain stock price thresholds are not achieved, (ii) shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units that will be held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which is expected to be 18,075,207 shares, consisting of 5,976,406 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc., and (iii) taking into account 2,444,444 private placement warrants issued in connection with the forfeitures of private placement warrants by Sponsor and the TPG Independent Directors discussed in the foregoing.

(3)	Excludes 2,668,950 shares of Class A Common Stock and 520,400 warrants to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

The amount of proceeds to Nerdy Inc. upon the exercise of all outstanding warrants following the completion of the Business Combination could be nil, as (i) all such warrants are exercisable on a cashless basis under certain circumstances and (ii) the public warrants may be redeemed for $0.01 per warrant under certain circumstances. For further information on the circumstances in which the public warrants, the private placement warrants and the forward warrants may be exercised on a cashless basis, please see the section entitled “Description of Nerdy Inc. Securities.” For further information regarding our post-combination capital structure, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The

Stockholders’ Agreement, form of Registration Rights Agreement, form of Subscription Agreement, forms of Forward Purchase Agreements, the Waiver Agreement, the form of Transaction Support Agreement, the form of Tax Receivable Agreement and the form of OpCo LLC Agreement are attached hereto as Annex E, Annex F, Annex I, Annex M, Annex J, Annex H, Annex L and Annex G, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Stockholders’ Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, our Sponsor and the Existing Nerdy Holders entered into the Stockholders’ Agreement, which governs certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Nerdy Inc. Board.

Under the Stockholders’ Agreement, the Nerdy Inc. Board will be, subject to certain exceptions, comprised of seven members, divided into three classes, comprised of three directors designated by Cohn; one director designated by Learn Capital, who, if not Rob Hutter, shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; one director designated by TCV, who, if not Christopher (Woody) Marshall, shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; one director designated by Sponsor, who, if not Greg Mrva, shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld; and one director nominated in accordance with Nerdy Inc.’s constituent documents who meets certain diversity and independence standards. All members of Nerdy Inc.’s Board shall be independent under the listing rules of the NYSE other than up to one director nominated by Cohn. Cohn’s nomination rights will be reduced to up to two directors (one of whom must be independent under the listing rules of the NYSE) when Cohn and its affiliates hold less than 30% but more than 20% of the number of shares of Common Stock it will own at the Closing and then one director when Cohn and its affiliates hold between 10% and 20% of the number of shares of Common Stock it will own at the Closing, in all cases as calculated in accordance with the terms of the Stockholders’ Agreement. Further, to the extent Cohn and its affiliates’ ownership falls below such 10% threshold but Charles Cohn continues to serve as Nerdy Inc.’s Chief Executive Officer, Charles Cohn shall be entitled to be nominated as a director to the Nerdy Inc. Board. The nomination rights of each of Sponsor, Learn Capital and TCV will continue for so long as it and its affiliates hold at least 50% of the Common Stock such party holds at the Closing. Additionally, for so long as Sponsor has the right to appoint one member to the Nerdy Inc. Board, it shall also have the right to appoint one (1) non-voting observer to the Nerdy Inc. Board. In addition, the Stockholders’ Agreement provides, among other things, that committee assignments on the Nerdy Inc. Board shall be mutually agreed upon by Sponsor and Cohn.

Registration Rights Agreement

Certain persons who will be holders of the Common Stock following the Business Combination, including our Sponsor, certain Existing Nerdy Holders, Chad Leat, Wendy Sturgis, Kathleen Philips, and Kneeland Youngblood (the “RRA Holders”), will be entitled to registration rights pursuant to the Registration Rights Agreement to be entered into in connection with the closing of the Business Combination. Nerdy Inc. will use its reasonable best efforts to cause to be filed with the SEC within 30 calendar days after closing of the Business Combination a registration statement providing for the sale by each RRA Holder as of the closing of the Business Combination of all of the Class A Common Stock and private placement warrants held by the RRA Holders as of the date of the Registration Rights Agreement, and that they may acquire thereafter, including upon the conversion, exchange or redemption of any other security therefor, including any shares of Class A Common Stock or OpCo Units (and a corresponding number of shares of Class B Common Stock) received in the Earnout or issuable upon conversion of the securities received in the Earnout (the “Registrable Securities”) requested to be registered by such RRA Holder and will use reasonable best efforts to cause such registration statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof, but no later than the date that is six months after Closing. Nerdy Inc. will also provide certain RRA Holders with certain customary demand registration rights. Under the Registration Rights Agreement, the RRA Holders will also have

“piggyback” registration rights that allow them to include their Registrable Securities in certain registrations initiated by Nerdy Inc. until such RRA Holders hold less than $10 million of Registrable Securities. Subject to customary exceptions, RRA Holders will also have the right to request one or more underwritten offerings of Registrable Securities. If the sale of registered securities under a registration statement would require disclosure of certain material information not otherwise required to be disclosed, Nerdy Inc. may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. The Registration Rights Agreement shall replace the registration right rights entered into in connection with the TPG Pace IPO.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements, providing an aggregate commitment amount of approximately $150 million. Pursuant to the Subscription Agreements, the PIPE Investors agreed to purchase from Nerdy Inc. an aggregate of 15,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share.

Nerdy Inc. has agreed to register the resale of such shares of Class A Common Stock issued to the PIPE Investors pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Subscription Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Business Combination and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) if any of the conditions to the Closing are not satisfied on or prior to the closing date and (iv) at the election of the PIPE Investor, on or after the “Outside Date” as defined in the Business Combination Agreement (as such Outside Date may be amended or extended from time to time).

The Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE Financing have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Forward Purchase Agreements

TPG Pace entered into the Forward Purchase Agreements, in connection with the TPG Pace IPO. Pursuant to the Forward Purchase Agreements, TPG Pace has agreed to issue to (i) certain third parties and (ii) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”), an aggregate of 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A Share at $11.50 per share, for an aggregate purchase price of $150 million. Affiliates of TPG Global have agreed to purchase an aggregate of 2,602,000 Class A Shares, together with an aggregate of 520,400 warrants to purchase Class A Shares for a purchase price of approximately $26.0 million pursuant to the Forward Purchase Agreements. Of the amounts included in the previous sentence, officers and directors of TPG Pace have agreed to purchase an aggregate of 392,500 Class A Shares, together with an aggregate of 78,500 warrants to purchase Class A Shares, for a purchase price of $3.925 million. The forward purchase warrants are identical to the public warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants or forward purchase warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. In addition, the forward purchase warrants and private placement warrants (along with the Class A Shares underlying the forward purchase warrants and private placement warrants) will have certain registration rights as long as they are held by initial purchasers or any of their permitted transferees. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination. In connection with the Domestication, the Class F ordinary shares, $0.0001 par value in the capital of TPG Pace will convert into an equivalent number of shares of Class F Common Stock, par value $0.0001 per share of Nerdy Inc. and the Proposed Certificate of Incorporation will include a conversion adjustment substantially identical to the existing conversion adjustment in the amended and restated memorandum and articles of association of TPG Pace, which provides that the Nerdy Inc. Founder Shares will automatically convert at the time of an initial business combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements). Accordingly, pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, the TPG Pace Initial Shareholders will be entitled to receive an additional aggregate 3,750,000 shares of Class A Common Stock as a result of the issuance of 15,000,000 shares of Class A Common Stock pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace has agreed to issue an additional number of shares of Class A Common Stock equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional shares of Class A Common Stock, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into TPG Pace’s operating account.

The terms of the forward purchase securities and additional forward purchase securities will generally be identical to the terms of the Class A Common Stock and the redeemable warrants included in the units issued in the TPG Pace IPO, respectively, except that the forward purchase shares and additional forward purchase shares will have no redemption rights and will have no right to liquidating distributions from the Trust Account. In connection with the sale of the forward purchase shares and additional forward purchase shares, except to the extent of any forfeitures of Founder Shares by our Sponsor in connection with the Waiver Agreement, TPG Pace expects that our Sponsor will receive an aggregate number of additional shares of Class A Common Stock so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Class A Shares at the time of the closing of the Business Combination.

Nerdy Inc. will register the resale of the forward purchase shares issued to the forward purchasers pursuant to a registration statement that must be filed within 30 calendar days after the consummation of the Business Combination. The Forward Purchase Agreements also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The Class A Common Stock to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Waiver Agreement

Concurrently with the execution of the Business Combination Agreement, TPG Pace, Sponsor and each holder of Founder Shares have entered into the Waiver Agreement, pursuant to which such holders of Founder Shares have agreed to waive the receipt of certain shares of Class A Common Stock in connection with the consummation of (i) issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate 15,000,000 shares of Class A Common Stock and (ii) the PIPE Financing that would result from the application by the terms of the Business Combination Agreement of the mechanism of Article 17 of the amended and restated memorandum and articles of association of TPG Pace. In addition, pursuant to the Waiver Agreement, (i) holders of Founder Shares agreed to forfeit for no consideration a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock issued pursuant to certain Forward Purchase Agreements over an aggregate of 15,000,000 shares of Class A Common Stock, (ii) such holders of Founder Shares agreed to forfeit for no consideration 2,000,000 shares of Class A Common Stock, which shares of Class A Common Stock will be immediately cancelled upon the closing, and (iii) Sponsor agreed to forfeit for no consideration 2,444,444 private placement warrants that will be immediately cancelled upon the closing. Sponsor further agreed to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the Nerdy Earnout Consideration.

Transaction Support Agreements

Pursuant to the Business Combination Agreement, various Existing Nerdy Holders entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with TPG Pace, pursuant to which the Existing Nerdy Holders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint the Company or any individual designated by the Company as such Existing Nerdy Holder’s attorney-in-fact and proxy to attend on behalf of such Existing Nerdy Holder any meeting of the Company’s shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

The foregoing description is qualified in its entirety by reference to the form of Transaction Support Agreement, which is attached hereto as Annex H

Tax Receivable Agreement

The OpCo Unitholders (other than Nerdy Inc.) may cause their OpCo Units to be redeemed for shares of Class A Common Stock or cash, as applicable, pursuant to the OpCo Redemption Right following the Business Combination. In addition, Nerdy Inc. will acquire OpCo Units for Class A Common Stock or cash from certain OpCo Unitholders in connection with the Business Combination. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of the Code that will be effective for the taxable year of the Business Combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, the acquisition (or deemed acquisition, for U.S. federal income tax purposes) of OpCo Units by Nerdy Inc. in connection with the Business Combination or pursuant to the OpCo Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and these adjustments will be allocated solely to Nerdy Inc. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to Nerdy Inc. absent its acquisition or deemed acquisition of OpCo Units pursuant to the Business Combination or the exercise of the OpCo Redemption Right or the Call Right. Further, we intend to cause OpCo to use a portion of the cash contributed to it by Nerdy Inc. in connection with the Business Combination to repay a portion of OpCo’s outstanding debt in connection with the Business Combination, which, as a result of the Section 754 election, is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, a portion of which will be allocated to Nerdy Inc. The anticipated basis adjustments that are allocable to Nerdy Inc. are expected to increase (for U.S. federal income tax purposes) Nerdy Inc.’s depreciation and amortization deductions and may also decrease Nerdy Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Nerdy Inc. would otherwise be required to pay in the future.

Nerdy Inc. will enter into the Tax Receivable Agreement with the TRA Holders at the closing of the Business Combination. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes in periods after the Business Combination as a result of: (i) certain increases in tax basis that occur as a result of (A) the Business Combination (including as a result of cash received in the Business Combination and debt repayment occurring in connection with the Business Combination) or (B) exercises of the OpCo Redemption Right or Call Right; and (ii) imputed interest deemed to be paid by Nerdy Inc. and additional basis arising from any payments under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings. The rights of the TRA Holders (including the right to receive payments) under the Tax Receivable Agreement are transferable by the TRA Holders as long as the transferee of such rights has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are Nerdy Inc.’s obligations and not obligations of OpCo, and Nerdy Inc. expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of Nerdy Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of Nerdy Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis associated with the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Nerdy Inc. generates in the future, the timing and amount of any earlier payments that Nerdy Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable to Nerdy Inc., and the portion of Nerdy Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing Nerdy Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and certain simplifying assumptions with respect to state and local income taxes) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The amount and timing of any payments under the Tax Receivable Agreement are dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Nerdy Inc.’s realization of tax benefits.

We expect that if there were a redemption of all of the outstanding OpCo Units (other than those held by Nerdy Inc.) immediately after the Business Combination, the estimated tax benefits to Nerdy Inc. subject to the Tax Receivable Agreement would be approximately $370.5 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Nerdy Inc. will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefit, the estimated early termination payments would be, in the aggregate, approximately $263.6 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of approximately $314.9 million, representing an amount equal to 85% of the approximately $370.5 million of estimated tax benefits to Nerdy Inc. that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of redemptions of OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo’s taxable income to the redeeming OpCo Unitholder prior to the redemption. Stock price increases or decreases at the time of each redemption of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in the expected net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon Nerdy Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Nerdy Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Nerdy Inc.’s future income tax liabilities.

The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies, acceleration upon a change of control or early termination, or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to Nerdy Inc. by OpCo are not sufficient to permit Nerdy Inc. to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors—Risks Related the Business Combination and TPG Pace—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either OpCo or Nerdy Inc.

In addition, although Nerdy Inc. is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable TRA Holders will not reimburse Nerdy Inc. for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after Nerdy Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, Nerdy Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

The term of the Tax Receivable Agreement will commence upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless Nerdy Inc. exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances described below) and Nerdy Inc. makes the termination payment specified in the Tax Receivable Agreement

Payments generally will be made under the Tax Receivable Agreement as Nerdy Inc. realizes actual cash tax savings in periods after consummation of the Business Combination from the tax benefits covered by the Tax Receivable Agreement. However, if the Tax Receivable Agreement terminates early (at Nerdy Inc.’s election or due to other circumstances, including Nerdy Inc.’s breach of a material obligation thereunder or upon the election of the TRA Holders in connection with certain changes of control described below), Nerdy Inc. would be required to make an immediate payment to each TRA Holder equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement (described below)) and determined by applying a discount rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus

150 basis points, and the aggregate amount of such termination payments is expected to be substantial. If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), unless each TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction, the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions applicable to an early termination of the Tax Receivable Agreement, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement).

The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Nerdy Inc. has sufficient income to fully utilize the tax attributes covered by the Tax Receivable Agreement, (ii) net operating losses and credits that are available as of the termination are utilized through the earlier of the scheduled expiration of such losses or credits or the fifth anniversary of the termination, (iii) the applicable tax rates will be those specified by law as in effect as of the termination date, (iv) non-amortizable asset basis is utilized on an accelerated timeline, and (v) any OpCo Units (other than those held by Nerdy Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

The Tax Receivable Agreement provides that in the event that (i) Nerdy Inc. breaches any of its material obligations thereunder (whether as a result of failure to make any payment within three months of the date when due, as a result of the failure to honor any other material obligation required under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise) or (ii) (A) Nerdy Inc. (x) commences any case, proceeding or other action seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeks an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or makes a general assignment for the benefit of creditors or (B) there is commenced against Nerdy Inc. any case, proceeding or other action of the nature referred to in clause (A) that remains undismissed or undischarged for a period of sixty calendar days, all obligations under the Tax Receivable Agreement are automatically accelerated and immediately due and payable, which would cause all of Nerdy Inc.’s payment and other obligations under the Tax Receivable Agreement to accelerate and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), Nerdy Inc. could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, Nerdy Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock or reducing the consideration paid in any such transaction to holders of Class A Common Stock. There can be no assurance that Nerdy Inc. will be able to meet its obligations under the Tax Receivable Agreement.

Decisions Nerdy Inc. makes in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of

OpCo Units may increase the tax liability of applicable holders of OpCo Units without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable holders of OpCo Units and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of Nerdy Inc.’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 100 basis points. Other than upon a change of control, in the event that Nerdy Inc. fails to make a payment when due under the Tax Receivable Agreement, such failure is not considered to be a breach of a material obligation under the Tax Receivable Agreement if Nerdy Inc. fails to make such payment when due to the extent that Nerdy Inc. has insufficient funds to make such payment, provided that Nerdy Inc. has used commercially reasonable efforts to obtain such funds. In such case, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR (or a replacement rate, if applicable) plus 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 100 basis points if Nerdy Inc. is unable to make such payment as a result of limitations imposed by certain senior obligations. Nerdy Inc. has no present intention to defer payments under the Tax Receivable Agreement.

The Tax Receivable Agreement generally may be amended if approved in writing by Nerdy Inc. and the TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders under the Tax Receivable Agreement if Nerdy Inc. had exercised its right of early termination on the date of the most recent exercise of the OpCo Redemption Right (excluding all payments made to any TRA Holder since the date of such most recent exercise of the OpCo Redemption Right). To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent such TRA Holders who would be entitled to receive at least 50% of the total amount of the early termination payments payable to all TRA Holders disproportionately affected if Nerdy Inc. had exercised its right of early termination on the date of the most recent exercise of the OpCo Redemption Right (excluding all payments made to any TRA Holder pursuant since the date of such most recent exercise of the OpCo Redemption Right).

Because Nerdy Inc. is a holding company with no operations of its own, Nerdy Inc.’s ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Nerdy Inc. in an amount sufficient to cover Nerdy Inc.’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant credit agreements or debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that Nerdy Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid (as described above).

The Tax Receivable Agreement is included as Exhibit H to the Business Combination Agreement which is attached to this proxy statement as Annex L.

Second Amended and Restated Limited Liability Company Agreement of OpCo

Following the closing of the Business Combination, Nerdy Inc. will operate its business through OpCo. At the Closing, Nerdy Inc. and the other OpCo Unitholders will enter into the OpCo LLC Agreement. The operations of OpCo, and the rights and obligations of the OpCo Unitholders, will be set forth in the OpCo LLC Agreement. OpCo Units converted from Nerdy profit units will be subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to such Nerdy profit units prior to the Effective Time, and consequently certain OpCo Units will be subject to vesting requirements. The form of the OpCo LLC Agreement is attached to this proxy statement as Exhibit G, which, as agreed to by the parties, modifies the OpCo LLC Agreement that was included as Exhibit E to the Business Combination Agreement.

Management of OpCo

Under the OpCo LLC Agreement, OpCo will be managed by a five person board of managers designated by Nerdy Inc. and the other members holding outstanding vested units of OpCo LLC (the “OpCo Board”). Initially, the OpCo Board will be composed of three persons that were designated by Nerdy Inc. and two persons that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc.; provided, however, under both the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, such Managers shall be designated as follows: (i) two (2) Persons shall be individuals designated by PubCo; (ii) one (1) Person shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iv) one (1) Person shall be designated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights. Such composition of the OpCo Board is expected to reflect the relative ownership of OpCo held by Nerdy Inc., on the one hand, and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, on the other hand. Following the completion of the Business Combination, PubCo will have the ability to increase or decrease the size of the OpCo Board and adjust the composition of the OpCo Board as necessary to reflect as closely as reasonably practicable the relative ownership of OpCo held by Nerdy Inc., on the one hand, and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, on the other hand. Except as otherwise specifically required under the OpCo LLC Agreement, the OpCo Board will have full and complete control of all affairs of OpCo. The OpCo Board will manage and control all business activities and operations of OpCo and control the day-to-day management of the business of OpCo and its subsidiaries. Pursuant to the terms of Sections 6.1(b) and 6.4 of the OpCo LLC Agreement, after the Closing, the OpCo Board will be elected annually by vote or written consent of the holders of a majority of the outstanding vested OpCo Units held by Nerdy Inc. and the other members that are affiliated with Nerdy immediately prior to the completion of the Business Combination, and the managers on the OpCo Board may be removed only upon the written consent of PubCo. Each member of OpCo will agree to vote for the composition of the OpCo Board as designated by the members pursuant to the terms of Sections 6.1(b) and 6.4 of the OpCo LLC Agreement.

OpCo Redemption Rights

Following completion of the Business Combination, under the OpCo LLC Agreement, the OpCo Unitholders (other than Nerdy Inc.) will, subject to certain limitations, have the right, pursuant to the OpCo Redemption Right, to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Class B Common Stock for shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification. Alternatively, upon the exercise of the OpCo Redemption Right by an OpCo Unitholder, Nerdy Inc. (instead of OpCo) will have the right, to acquire each tendered OpCo Unit directly from such OpCo Unitholder for, at Nerdy Inc.’s election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (y) an equivalent amount of cash. In addition, Nerdy Inc. generally will have the right to require, upon a change of control of Nerdy Inc., each OpCo Unitholder (other than Nerdy Inc.) to exercise its OpCo Redemption Right with respect to some or all of its OpCo Units. As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, Nerdy Inc.’s membership interest in OpCo will correspondingly increase, the number of shares of Class A Common Stock outstanding will increase, and the number of shares of Class B Common Stock will decrease.

Distributions and Allocations

Under the OpCo LLC Agreement, subject to the obligations of OpCo to make tax distributions and to reimburse Nerdy Inc. for its corporate and other overhead expenses, Nerdy Inc. will have the right to determine when distributions will be made to the OpCo Unitholders and the amount of any such distributions. Following completion of the Business Combination, if Nerdy Inc. authorizes a distribution, such distribution will be made to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of vested OpCo Units.

The OpCo Unitholders, including Nerdy Inc., will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of OpCo are legally available for distribution, and subject to any restrictions contained in any credit agreement to which OpCo or its subsidiaries is bound, the OpCo LLC Agreement will require OpCo to make pro rata cash distributions to the OpCo Unitholders, including Nerdy Inc., in an amount generally intended to allow the OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions and increased to the extent necessary, if any, to ensure that the amount distributed to Nerdy Inc. is sufficient to enable Nerdy Inc. to pay its actual tax liabilities. In addition, the OpCo LLC Agreement will require OpCo to reimburse Nerdy Inc. for its corporate and other overhead expenses.

Issuance of Equity

The OpCo LLC Agreement will provide that, except in certain specified circumstances, at any time Nerdy Inc. issues a share of its Class A Common Stock or any other equity security, the net proceeds received by Nerdy Inc. with respect to such issuance, if any, shall be concurrently contributed to OpCo, and OpCo shall issue to Nerdy Inc. one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Nerdy Inc.’s Class A Common Stock are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by Nerdy Inc., upon the same terms and for the same price, as the shares of Nerdy Inc.’s Class A Common Stock redeemed, repurchased or otherwise acquired.

OpCo Warrants

Under the OpCo LLC Agreement, the OpCo warrants held by the OpCo Unitholders (other than Nerdy Inc.) are exercisable for OpCo Units at the same price and on substantially the same terms as the private placement warrants and are subject, mutatis mutandis, to the terms of the Warrant Agreement. Nerdy Inc. will hold a number of Opco warrants equal to the total number of Nerdy Inc. warrants issued and outstanding, which OpCo warrants will be exercised for OpCo Units upon the exercise of the corresponding Nerdy Inc. warrants.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve OpCo. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of vested OpCo Units owned by each of them.

Background of the Business Combination

TPG Pace is a blank check company incorporated as a Cayman Islands exempted company on July 11, 2019 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TPG Pace leveraged its global network and the investing and operating experience of the TPG Pace management team, the TPG Pace Board and its affiliate, TPG, to conduct its search for a Business Combination. The terms of the Business Combination resulted from arm’s-length negotiations between the TPG Pace Board (including TPG Pace’s independent directors) and management team, Sponsor and, at various junctures as further described below, Nerdy, Nerdy’s management team, and their respective advisors. The following is a brief description of the material background of these negotiations, the Business Combination and related transactions.

On October 9, 2020, TPG Pace completed the TPG Pace IPO of 45,000,000 public units at a price of $10.00 per public unit, raising gross proceeds of $450,000,000 before underwriting discounts and expenses. Each public unit consists of one Class A Share and one-fifth of a TPG Pace public warrant. Each whole TPG Pace public warrant is exercisable to purchase one Class A Share for $11.50 per share, subject to adjustment. Prior to the closing of the TPG Pace IPO, TPG Pace completed the private placement of 9,000,000 Private Placement Warrants, each exercisable to purchase one Class A Share for $11.50 per share, subject to adjustment, to Sponsor at a price of $1.50 per Private Placement Warrant for gross proceeds of $11,000,000. The underwriters of the TPG Pace IPO performed additional services after the TPG Pace IPO as Capital Markets Advisors to TPG Pace and placement agents of the PIPE Financing. In addition, part of the IPO underwriting fee was deferred and conditioned on the completion of a business combination. In the aggregate, $25,750,000 in fees payable to the TPG Pace IPO underwriters are contingent on the completion of the Business Combination provided, however, that the underwriters of the TPG Pace IPO have agreed to waive their right to the deferred IPO underwriting fee with respect to any Class A Common Stock that is redeemed by public shareholders. Also in connection with the TPG Pace IPO, TPG Pace entered into the Forward Purchase Agreements with TPG Holdings and the additional forward purchasers, pursuant to which TPG Holdings (or its assignees thereunder) and the additional forward purchasers agreed to purchase an aggregate of 15,000,000 Class A Shares and 3,000,000 forward purchase warrants for an aggregate purchase price of approximately $150,000,000. The Proposed Certificate of Incorporation will include a conversion adjustment substantially identical to the existing conversion adjustment in the amended and restated memorandum and articles of association of TPG Pace, which provides that the Founder Shares will automatically convert at the time of an initial business combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements), subject to certain exceptions. Accordingly, pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, but subject to certain waivers and forfeitures contemplated by the Waiver Agreement as described below, the TPG Pace Initial Shareholders will be entitled to receive an additional aggregate 3,750,000 Class A Common Stock as a result of the issuance of 15,000,000 shares of Class A Common Stock pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace has agreed to issue an additional number of shares of Class A Common Stock equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional shares of Class A Common Stock, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

Additionally, Sponsor agreed to (i) forfeit up to a corresponding 1,116,750 shares of Class A Common Stock pursuant to the Waiver Agreement in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any shares in excess of an aggregate of 15,000,000 shares of Class A Common Stock and (ii) waive its right to any conversion adjustment with respect to any Excess Shares or shares issued pursuant to the Subscription Agreements in the PIPE Financing. In addition, pursuant to the Waiver Agreement, (i) such holders of Founder Shares agreed to forfeit for no consideration 2,000,000 shares of Class A Common Stock, which shares of Class A Common Stock will be immediately cancelled upon the closing, and (ii) Sponsor agreed to forfeit for no consideration 2,444,444 private placement warrants that will be immediately cancelled upon the closing. Sponsor further agreed to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration. Following the Closing, and taking into account the Waivers and Share Forfeitures, Sponsor is expected to own approximately 7% of the Common Stock of Nerdy Inc., including the TPG Sponsor Earnout Equity and assuming no redemptions by TPG Pace shareholders.

Promptly following the TPG Pace IPO, TPG Pace’s management and the TPG Pace Board began pursuing prospective opportunities to acquire businesses and assets with substantial operations in North America using TPG Pace’s and TPG’s network of affiliated private equity funds, investment bankers, private equity firms, and numerous other business relationships. In evaluating potential businesses and assets to acquire, TPG Pace, together with Sponsor and TPG, surveyed the landscape of potential acquisition opportunities based on their respective familiarity with relevant industry sectors. TPG Pace was focused on sponsoring the public listing of a company that combines attractive business fundamentals with, or with the potential for, a unique product or service that addresses a large consumer or business market with sustainable competitive difference through a business combination. The TPG Pace team was also focused on sponsoring a company in segments of the economy that were poised to benefit from long term secular shifts in adoption of technology. Accordingly, TPG Pace generally looked for acquisition targets that (i) were of a size relevant to the public markets, which TPG Pace generally viewed as companies with an equity market capitalization of at least $1,500 million, (ii) were positioned, operationally and financially, to be successful as a publicly held entity and (iii) it believed would benefit from being a publicly held entity, particularly with respect to access to capital for both organic growth and acquisitions. TPG Pace also looked for those business combinations that it believed would be received well by the public markets. In addition, TPG Pace anticipated that three potential company types would be attractive for a business combination from its perspective: (i) mature, at scale companies that had already built a unique product or service that addresses a large consumer or business market that could benefit from growth capital or access to the public markets and (ii) companies in the technology, media or business services sectors where TPG Pace’s capital and shareholder leadership, extensive networks and strategic insights could help accelerate and significantly improve or enhance its strategic position and outcomes.

Representatives of TPG Pace, Sponsor and TPG contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities. As part of this process, TPG Pace management considered and conducted an analysis of over twenty potential acquisition targets (other than Nerdy) in a wide variety of industry sectors, entering into non-disclosure agreements with nine potential acquisition targets (other than Nerdy). Of those nine, TPG Pace engaged in more detailed due diligence and discussions directly with the senior executives and/or shareholders of seven such potential acquisition targets (the “Other Potential Targets”).

The seven Other Potential Target businesses comprised: (i) a company in the online healthcare industry (“Company A”), (ii) a company in the technology infrastructure space (“Company B”), (iii) a company in the retail IT industry (“Company C”), (iv) a company in the innovative packaging industry (“Company D”), (v) a company in the home IT integration industry (“Company E”), (vi) a company in the fintech space (“Company F”), (vii) and a company in the sports IT industry (“Company G”). As part of its acquisition strategy, TPG Pace generally did not pursue potential business combinations as part of widely competitive or wide auction processes, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Targets regarding a potential business combination. Both TPG Pace management and the TPG Pace Board reviewed each of the Other Potential Targets and analyzed the benefits of proceeding with a transaction with each of the Other Potential Targets.

TPG Pace engaged in discussions with Company B, Company C, Company D, Company E, Company F and Company G but decided not to proceed following initial due diligence. TPG Pace engaged in discussions with Company A, submitted an LOI and proceeded to perform significant diligence in person, but decided not to proceed.

Mr. Greg Mrva, President of TPG Pace, was familiar with Nerdy as a result of his previous experience in the Investment Banking industry as well as his operating experience in the direct-to-consumer Internet industry. Mr Mrva was also familiar with the company as a result of his professional relationship with one of Nerdy’s early stage venture capital investors.

Mr. Karl Peterson was familiar with Nerdy in the context of a TPG-affiliated fund, The Rise Fund (“TPG Rise”), having a focus on targeting impactful education companies. TPG Rise had followed and met with Nerdy’s management over the last several years.

Beginning on October 12, 2020, following the closing of the TPG Pace IPO, Mr. Mrva and representatives of Sponsor contacted several potential acquisition targets and contacted the parent companies and major investors of several other potential targets, including the Other Potential Targets and Nerdy. At such time, Mr. Mrva and representatives of Sponsor approached TCV for the first time regarding a potential business combination transaction between TPG Pace and Nerdy. Following such discussion, on November 19, 2020, a senior partner of TCV introduced Mr. Mrva and representatives of Sponsor to Mr. Charles Cohn, CEO and founder of Nerdy. Mr. Mrva and members of the TPG Pace team had several conversations with Mr. Cohn and the Nerdy management team to learn more about the business and discuss the merits of a potential business combination between Nerdy and TPG PACE.

Effective December 2, 2020, Nerdy entered into a non-disclosure agreement with TPG Pace to facilitate TPG Pace’s further due diligence review with respect to Nerdy and, accordingly, TPG Pace was granted access to an electronic data room. The electronic data room was populated over the course of December 2020 and January 2021 with, among other things, documents relating to Nerdy’s organizational structure, governing documents of Nerdy and its subsidiaries, Nerdy’s historical financial statements and material contracts. The TPG Pace team conducted diligence on Nerdy’s business including its financial outlook, product roadmap, technology platform, sales and marketing channels and growth initiatives. TPG Pace started working with Nerdy’s Management to align on a business plan to share with public investors that accelerated the company’s growth investments in product development, technology and marketing.

On December 14th and 15th, 2020, the TPG Pace team continued discussions with Mr. Cohn and TCV related to the high-level approach regarding a potential transaction and began to socialize key terms of a potential transaction.

TPG Pace and Nerdy continued their dialogue through mid-December 2020 and TPG Pace sent Nerdy a preliminary summary term sheet on December 15, 2020, subject to further diligence review and negotiation. The preliminary summary term sheet outlined the proposed material terms of the Business Combination Agreement, including the structure of the Business Combination and pre-money equity consideration of $1,250 million to be paid by TPG Pace to Nerdy thereunder, all subject to further diligence review, resulting in a market value of $1,700 million. The preliminary summary term sheet also contemplated that TPG Pace would seek to issue, in a private placement, at least $100 million of additional Class A Shares contained and other terms customary for a transaction of the type being proposed, including with respect to registration rights, the mutual agreement of an initial board of the combined company and a form of shareholders’ agreement for appropriate post-closing director nomination rights.

On December 23, 2020, the TPG Pace Board held a meeting at which members of TPG Pace management were present. TPG Pace management and representatives of Sponsor provided the TPG Pace Board with an update on their discussions with representatives of Nerdy and conveyed their belief that Nerdy was a more attractive acquisition opportunity than the Other Potential Targets. TPG Pace management and representatives of Sponsor provided the TPG Pace Board with a description of the potential “sources and uses” for the Business Combination. Representatives of Sponsor noted that a private placement of Class A Shares would be an attractive financing option for the Business Combination. The TPG Pace Board authorized TPG Pace management and Sponsor to engage in discussions with potential investors in such a private placement.

On December 23, 2020, following ongoing discussions Nerdy and TPG Pace signed a letter of intent, which contained the summary of terms, to consummate the potential business combination as described in the letter. The letter of intent also contained terms for Sponsor to agree to waive its right, with respect to the shares to be issued in the PIPE Financing, to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding ordinary shares after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination pursuant to the Waiver Agreement.

Earlier in December, TPG Pace engaged Vinson & Elkins L.L.P. (“Vinson & Elkins”) to serve as its legal counsel with respect to a potential business combination with Nerdy and engaged KPMG, LLP (“KPMG”) to assist with related accounting due diligence. Also, in December 2020, TPG Pace engaged Maples Group (“Maples”) to serve as Cayman counsel with respect to a potential transaction.

Additionally, Nerdy continued its engagement of Goodwin Procter LLP (“Goodwin”) to serve as its legal counsel and engaged Goldman Sachs, LLC (“Goldman”) to serve as its financial advisor in connection with a potential business combination with TPG Pace.

From December 2, 2020 through January 28, 2021, representatives of Sponsor met with representatives of Nerdy, including Nerdy’s executive management team, via video teleconference to diligence Nerdy’s business, operations and strategy, including its customer base and sales structure, historical operating results, future operating budgets and other matters relating to its historical performance and anticipated financial and operations outlook.

On December 28, 2020, Vinson & Elkins was granted access to Nerdy’s electronic data room and initiated its legal due diligence process, which continued through the balance of December 2020 and throughout January 2021.

On December 29, 2020, representatives of Nerdy, Goldman, TPG Pace, Goodwin and Vinson & Elkins participated in a video teleconference during which the parties discussed transaction structuring considerations, including with respect to the desire to implement an Up-C structure, as well as the anticipated timing for execution of the relevant transaction documents and TPG Pace’s marketing of the potential PIPE Financing. The parties agreed that late-January 2021 was a reasonable target for completing their due diligence review, executing the transaction documents and announcing the Business Combination.

Beginning in late December 2020 and throughout January 2021, TPG Pace management and representatives of Sponsor held intermittent conversations with certain potential investors in the PIPE Financing. In preparation for the PIPE Financing, TPG Pace management had discussions with certain investment banks, including Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc. and TPG Capital BD (collectively, the “Capital Markets Advisors”), regarding serving as placement agents and capital markets advisors with respect to the PIPE Financing. On January 18, 2021, TPG Pace management and representatives of Sponsor, the Capital Markets Advisors and Vinson & Elkins finalized the investor presentation and the preliminary form of Subscription Agreement for the potential PIPE Financing and, from such date through January 26, 2021, engaged in discussions with potential investors in the PIPE Financing. During this time, TPG Pace, Goodwin and representatives of Vinson & Elkins also negotiated subscription agreements and other related documentation with potential investors in the PIPE Financing and, following significant investor demand resulting in oversubscription, increased the size of the PIPE Financing to $150 million. The Capital Markets Advisors executed a definitive engagement letter with TPG Pace on January 27, 2021.

Throughout December 2020 and January 2021, TPG Pace and Nerdy management held several meetings to discuss the historical operating results and future operating budgets for Nerdy. The management of Nerdy provided TPG Pace with internally prepared prospective financial information for the post-business combination company, which assumed relatively low investments in growth, resulting in projected break-even cash flows and positive EBITDA in 2021. After consulting with TPG Pace, the management of both companies agreed that in order to further the strategic goals of the business combination and the long-term value of Nerdy, the combined company needed to focus on increased investment in customer acquisition, diversification and continued innovation of its service portfolio and scaling operations by making additional hires. While this would delay break-even cash flows and positive EBITDA, the management teams agreed that the strategy would be in the best interest of the combined company to maximize longterm growth. Based on this information, Nerdy management and TPG Pace management went through several iterations of revising the original Nerdy management forecast to prepare the internal, unaudited prospective financial information for the post-business combination company ultimately presented to the TPG Pace board, set forth under “Proposal No. 1—The Business Combination Proposal—Unaudited Prospective Financial Information.”

On January 6, 2021, Vinson & Elkins delivered an initial draft of the Business Combination Agreement to Nerdy and Goodwin.

On January 8, 2021, Vinson & Elkins delivered an initial draft of the Waiver Agreement to Nerdy and Goodwin.

On January 15, 2021, Goodwin sent Vinson & Elkins its proposed revisions to the Business Combination Agreement, as well as a list of key issues identified in the Business Combination Agreement.

On January 18, 2021 and January 21, 2021, Vinson & Elkins delivered initial drafts of the Registration Rights Agreement and Stockholders’ Agreement, respectively, to Nerdy and Goodwin.

Throughout January 2021, the parties and their respective counsels engaged in discussions and negotiations to complete due diligence and finalize the Business Combination Agreement, including numerous discussions regarding Nerdy’s business and operations, tax matters and labor and employment matters, among others. During the weeks leading up to the execution of the Business Combination Agreement, Vinson & Elkins and Goodwin exchanged several drafts of the Business Combination Agreement, as well as related documentation, to resolve issues raised by TPG Pace or Nerdy, principally regarding representations and warranties of Nerdy, certain closing conditions and certain covenants among the parties regarding actions to be taken by the parties between execution of the Business Combination Agreement and Closing. Also, during this time, the parties and their respective counsels negotiated the key terms of the Stockholders’ Agreement, including ongoing board and committee nomination rights of the parties and the term of the Stockholders’ Agreement. For more information about these agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.” These discussions and negotiations included numerous telephone conversations between the parties’ executives and representatives.

Throughout January 2021, representatives of Sponsor met with representatives of Nerdy, including members of Nerdy’s executive management team, via video teleconference to discuss TPG Pace’s continued due diligence review of Nerdy and Nerdy continually provided responses to TPG Pace’s diligence request list. Vinson & Elkins sent Goodwin further requests in light of such responses on January 4, 7, 10 and 19.

On January 18, 2021, the TPG Pace Board held a meeting at which members of TPG Pace management were in attendance. During this meeting the TPG Pace Board discussed the financial model prepared in coordination with the management of Nerdy and other matters related to the proposed business combination. Specifically, at the meeting, the TPG Pace management team reviewed key elements of these projections (summarized below), the key drivers behind the projections, and how the projections differed from the original model prepared by the Nerdy management team. The change in projections was driven by a number of diligence findings, including TPG Pace management’s expectation that the positive performance realized by the Company in the second half of 2020, which reflected better returns on investments than originally forecasted by the company in terms of the effectiveness of customer acquisitions and products consumed by those customers, would carry over into the first quarter of 2021 and the rest of 2021. Nerdy’s proposed projections also assumed no additional capital injected into its business, and therefore made no assumptions for additional investments that could be funded with proceeds from the Business Combination. The projections also required breakeven cash flows in 2021. Nerdy had identified a number of initiatives that could be accelerated given the access to additional capital, and TPG Pace’s management agreed to accelerate many of those initiatives after numerous discussions with Nerdy’s management. Given the fact the proposed Business Combination, assuming no redemptions by TPG Pace shareholders, would add approximately $300 million of incremental cash to the combined company’s balance sheet, a key assumption made in connection with the financial model is that the combined company would significantly increase investments in customer acquisition, expansion and continued innovation of its service portfolio and scaling operations by making additional hires, which both are expected to drive an increase in Active Learners and revenues from the original Nerdy model, but also increased expenses related to Sales & Marketing, Operations & Fulfillment, Product Costs and General & Administrative, ultimately delaying expected break-even cash flows and positive EBITDA to 2023 in the financial model shown to the TPG Pace board relative to 2021 in the original Nerdy model. Another key assumption of the financial model presented to the TPG Pace board is the continued expansion of small class format, which results in an assumed less revenue per active learner than one-on-one instruction, but the combination is expected to drive improved gross margins over time. TPG Pace’s rationale for entering into a business combination agreement with Nerdy was discussed as well, namely the growth in online learning through Nerdy’s scalable platform and Nerdy’s experienced management team. In addition, TPG Pace management updated the TPG Pace Board on the status of the PIPE Financing, legal, accounting, business and other diligence efforts and the proposed Business Combination and its documentation generally.

On January 27, 2021, the TPG Pace Board held a meeting at which members of TPG Pace management and representatives of Vinson & Elkins were in attendance. During this meeting, TPG Pace management updated the TPG Pace Board on the status of the Business Combination. Thereafter, representatives of Vinson & Elkins reviewed with the TPG Pace Board an overview of its fiduciary duties, and reviewed with the TPG Pace Board the terms of the Business Combination, including the Business Combination Agreement and the other draft definitive agreements, copies of all of which were provided to the TPG Pace Board in advance of the meeting. In addition, representatives of Vinson & Elkins provided the TPG Pace Board with an overview of Vinson & Elkins’ key findings in its legal due diligence review. The TPG Pace Board concluded, after a thorough review of the materials provided and taking into account materials presented to the TPG Pace Board at prior meetings, the Other Potential Targets and certain other business combination opportunities reasonably available to TPG Pace, that the Business Combination represented the best potential business combination opportunity for TPG Pace based upon TPG Pace’s evaluation and assessment of other potential acquisition targets, including the Other Potential Targets, and the TPG Pace Board’s and TPG Pace management’s belief that such processes had not presented a better alternative. After thorough discussion and deliberation, the TPG Pace Board executed unanimous written resolutions approving the following: (i) the Business Combination Agreement, Stockholders Agreement and Registration Rights Agreement, and each of the transactions and ancillary agreements contemplated by such agreements, including the Business Combination and the issuance of Common Stock thereunder, (ii) the Domestication and (iii) the PIPE Financing whereby certain investors (including certain related persons of TPG Pace) agreed to purchase 15 million shares of Class A Common Stock at a purchase price of $10.00 per share.

On January 27, 2021, the Audit Committee of the TPG Pace Board (the “Audit Committee”) approved by unanimous written consent the following related party transactions contemplated in connection with the Business Combination: (i) the appointment of TPG Capital BD, an affiliate of TPG Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive $375,000 in fees (plus a portion of a $750,000 incentive fee allocable in TPG Pace’s discretion to one or more Capital Markets Advisors), and TPG Pace’s ability to allocate in its discretion 30% of deferred underwriting fees and placement agent fees (which discretionary fees total $6.375 million in the aggregate) for the Forward Purchase Agreement to any financial institution that is a member of FINRA, including TPG Capital BD. TPG Pace will not make that allocation until closing, and the fees described above in each case are subject to the completion of the Business Combination, and the related fees payable to TPG Capital BD for its services, which fees relate to a percentage of the proceeds to TPG Pace from certain financing transactions related to the Business Combination; (ii) the Stockholders’ Agreement; (iii) the Registration Rights Agreement; (iv) the transfer of forward purchase securities under the Forward Purchase Agreements to certain affiliates of TPG Pace; and (v) the Waiver Agreement. The Audit Committee also approved the issuances of Common Stock pursuant to the Business Combination to officers of TPG Pace in accordance with Section 16 of the Exchange Act. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any related person transaction or other significant conflict of interest of TPG Pace in accordance with applicable TPG Pace policies. Pursuant to TPG Pace’s Related Person Transaction Policy, the Audit Committee is responsible for reviewing all related person transactions and, where the Audit Committee determines that such transactions are in the best interests of TPG Pace, the Audit Committee will approve such transactions in advance of such transaction being given effect.

On January 27, 2021, the Capital Markets Advisors memorialized their engagement with TPG Pace, which contained customary indemnification provisions and requires TPG Pace to reimburse the Capital Markets Advisors for a portion of their out-of-pocket expenses.

On the evening of January 28, 2021, Nerdy and TPG Pace executed the Business Combination Agreement and certain other documentation related to the Business Combination, and TPG Pace and the investors subscribing to purchase Class A Common Stock in the PIPE Financing executed the Subscription Agreements and other documentation related to the PIPE Financing. Before the market opened on January 29, 2021, TPG Pace announced the execution of the Business Combination Agreement and the Business Combination.

On March 19, 2021, TPG Pace, the Merger Subs, the Blockers, the Company and the Blocker Holders entered into the First Amendment to Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, the parties thereto amended the timing of the Merger and the Reverse Blocker Mergers to occur simultaneously at the Effective Time. In conjunction with entry into the First Amendment to the Business Combination Agreement, TPG Pace also entered into a side letter effecting certain amendments to the OpCo LLC Agreement to revise the governance structure from one that had Nerdy Inc as the managing member to a governance structure that contemplated OpCo governed by a board of managers with proportional representation based on Nerdy Inc and other holders ownership of OpCo.

On July 14, 2021, TPG Pace, the Merger Subs, the Blockers, the Company and the Blocker Holders entered into the Second Amendment to Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein, the parties thereto (a) adopted a new form of OpCo LLC Agreement in which the parties further refined the governance structure of OpCo LLC to provide that in the event that PubCo holds less than a majority of the outstanding Units of the Company, the Board shall be fixed at five (5) Managers and such Managers shall be designated as follows: (i) two (2) Persons shall be individuals designated by PubCo; (ii) one (1) Person shall be designated by Charles Cohn so long as an entity controlled by Charles Cohn remains a member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iv) one (1) Person shall be designated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the Member holding the next greatest number of Units after PubCo and any other Members then holding Manager designation rights, (b) revised the six month lock-up provision to provide that, to the extent that redemptions in connection with the business combination are in excess of the number of shares necessary for TPG Pace to retain in excess of 50.0% of OpCo and any Company Holder elects to receive shares of TPG Pace Class A Common Stock instead of shares of Class B Common Stock and OpCo Units at Closing solely to the extent necessary for TPG Pace to retain in excess of 50.0% of OpCo at Closing, such Company Holder shall be permitted to sell a number of shares of TPG Pace Class A Common Stock necessary to cover the cost of income taxes incurred by such member in connection with the receipt of such shares of TPG Pace Class A Common Stock at Closing at any time and (c) amended the Outside Date (as defined below) from the date that is 180 days after the date of the Business Combination Agreement to August 31, 2021. With respect to the revisions to the OpCo LLC governance structure, TPG Pace management discussed these requested governance changes with the board of TPG Pace, including the impact that such changes might have in a heavier redemption scenario which would result in Nerdy Inc. not having majority control over the Board of Managers and therefore lacking majority control over the operational and financial decisions of Nerdy LLC, and Nerdy Inc. not consolidating Nerdy LLC in its financial statements. Those parties considered the fact that in all redemption scenarios that Nerdy Inc. would be the single largest owner in OpCo and has the ability to designate the largest number of Managers of Nerdy LLC under all redemption scenarios, including a maximum redemption scenario, the fact that ultimately the same Existing Investors who would ultimately be determining appointments to the OpCo board in a scenario where redemptions are above 52.2% are the same parties who control five out of seven board seats at Nerdy Inc. via their stockholder designation rights under the Stockholders’ Agreement, and, to a lesser degree, the relatively low likelihood of redemptions above the 52.2% level, and taking those facts into consideration, approved the revisions to the OpCo LLC Agreement. In addition, TPG Pace considered that OpCo is eligible to make a Section 754 Election under the Internal Revenue Code regardless of the level of redemptions and whether OpCo is under the management and control of Nerdy Inc., and, accordingly, the level of redemptions does not impact the anticipated tax benefits of an election under Section 754.

The TPG Pace Board’s Reasons for the Business Combination

The TPG Pace Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the TPG Pace Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The TPG Pace Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TPG Pace Board may have given different weight to different factors. This explanation of the reasons for the TPG Pace Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the TPG Pace Board reviewed the results of the due diligence conducted by TPG Pace’s management and TPG Pace’s advisors, which included:

•	meetings and calls with Nerdy’s management regarding business model, operations and forecasts;

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a legal due diligence review conducted by Vinson & Elkins which included, among other things, a review of employment matters, material contracts, intellectual property matters and other legal documents posted to a virtual data room, conference calls with Nerdy and its attorneys and certain public record searches of Nerdy;

•	tax and accounting due diligence review conducted by KPMG;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Nerdy and the Business Combination; and

•	the financial statements of Nerdy.

In approving the Business Combination, the TPG Pace Board determined not to obtain a fairness opinion. The officers and directors of TPG Pace have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the TPG Pace Board included, but were not limited to, the following:

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Market Opportunity and Nerdy’s Scale and Market Share. The TPG Pace Board considered the opportunistic timing element of entering into a transaction with Nerdy, which would allow TPG Pace to enter into the live learning and online education market, in both the North American and European markets, on an accelerated timeline relative to other potential business combinations. The TPG Pace Board considered the secular shift from offline consumption to online consumption in the learning and education markets, and that Nerdy was poised to be a long-term beneficiary of this secular trend. The TPG Pace Board also considered that Nerdy is in the technology industry and can benefit from the extensive networks and insights TPG Pace and Sponsor has built.

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Nerdy’s Asset-Light Business Model. The TPG Pace Board considered Nerdy’s asset-light model, which is focused on providing a comprehensive online learning service. The TPG Pace Board noted that Nerdy’s complete and differentiated product portfolio providing multi-format learning destinations covers more than 3,000 subjects and includes one-on-one instruction, live small and large group classes and adaptive self-study tools.

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Nerdy’s Financial Performance and Growth Rate. The TPG Pace Board considered the recent successful business performance achieved by Nerdy and the company’s ability to execute through the COVID-19 pandemic. The TPG Pace Board noted the acceleration in user growth and in user engagement in the business as well as the acceleration in online revenue. The TPG Pace Board also noted the improved gross margins attributable to the shift in business online and to the introduction of the small group class learning format. Lastly the TPG Pace Board noted the recent improvements in unit economics driven by increase customer retention and the improvement in gross margins.

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Amount and type of consideration to be paid to Existing Nerdy Holders. The TPG Pace Board also considered the amount and type of consideration to be paid to acquire Nerdy, which is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the Available Cash in excess of $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of OpCo’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. The TPG Pace Board’s primary objective in structuring the consideration for the Business Combination was to insure that the Company receives at least $250 million of Available Cash to invest in its growth objectives outlined in this registration statement after paying transaction expenses, and secondarily to provide some liquidity to the Existing Nerdy Investors with respect to their investment with Nerdy, noting that at the agreed upon liquidity levels, the Existing Nerdy Investors would still have very significant equity ownership in Nerdy Inc. after the Business Combination. The TPG Pace Board also considered providing the Existing Nerdy Owners participation in the upside of their equity investment in Nerdy through the inclusion of Nerdy Earnout Consideration in the consideration mix.

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Nerdy’s Proprietary Technology Platform. The TPG Pace Board noted that Nerdy’s proprietary technology platform leverages AI interactions to source, evaluate and match top Experts to Learners, ensuring a high-quality experience on both sides of the network. The TPG Pace Board considered the competitive differentiation of Nerdy’s proprietary technology platform vs. other offline and online competitors.

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Nerdy’s direct-to-consumer go-to-market strategy. The TPG Pace Board considered Nerdy’s direct-to-consumer go-to-market strategy as an effective approach to building a differentiated business. The TPG Pace Board noted the network effect components of the marketplace model and evidence of user growth and engagement on the platform, driving attractive unit economics and their ability to improve customer value over time.

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Role of Independent Directors and Continued Ownership by Existing Nerdy Holders. The TPG Pace Board noted that the Nerdy management team is ready to operate in the scrutiny of public markets, with strong management, corporate governance and a diverse and independent board prior to the Business Combination. The TPG Pace Board also considered that the Existing Nerdy Holders would receive a significant amount of the outstanding and issued common stock of the combined company as its consideration and that a substantial majority of the Existing Nerdy Holders are “rolling over” their existing equity interests in connection with the Business Combination.

•	Public Reception. The TPG Pace Board noted that Nerdy will likely be well received by public investors and is expected to have good access to the public capital markets.

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Terms of the Business Combination Agreement. The TPG Pace Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

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Independent Director Role. TPG Pace’s independent directors took an active role in guiding TPG Pace management as TPG Pace evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the TPG Pace Board’s independent directors unanimously approved, as members of the TPG Pace Board, the Business Combination Agreement and the Business Combination.

In addition, the TPG Pace Board determined that the Business Combination satisfies the investment criteria that the TPG Pace Board identified in connection with the IPO. For more information, see the subsection entitled “Business Combination Proposal—Background of the Business Combination.”

In the course of its deliberations, the TPG Pace Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

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Competitive & Geographic Expansion Risk. The risk that Nerdy currently faces competition from a number of companies and expects to face significant competition in the future as the market for online learning develops and it attempts to expand and replicate its success in North America and additional European markets.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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COVID-19 Risk. The risks that Nerdy currently faces related to world health events, including the ongoing COVID-19 pandemic, which could have an adverse effect on its business and results of operations.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

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Redemption Risk. The risk that a significant number of TPG Pace’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to TPG Pace’s existing amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to the post-combination company to accelerate its business plan following the Closing.

•	Shareholder Vote Risk. The risk that TPG Pace’s shareholders may fail to provide the votes necessary to effect the Business Combination.

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Litigation Risk. The risk of the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TPG Pace’s control.

•	No Third-Party Valuation Risk. The risk that TPG Pace did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

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Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination.

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Diversion of Management. The risk for the potential diversion of management and employee attention during the period prior to the Closing of the Business Combination, and the potential negative effects on Nerdy’s business.

•	Other Risks. Various other risk factors associated with Nerdy’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the TPG Pace Board also considered that the officers and directors of TPG Pace may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TPG Pace’s shareholders. TPG Pace’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TPG Pace Board, the Business Combination Agreement and the Business Combination. For more information, see the subsection entitled “—Interests of Certain Persons in the Business Combination.”

The TPG Pace Board concluded that the potential benefits that it expects TPG Pace and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the TPG Pace Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement are in the best interest of TPG Pace’s shareholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the shareholders of TPG Pace approve each of the Transaction Proposals.

The above discussion of the material factors considered by the TPG Pace Board is not intended to be exhaustive but does set forth the principal factors considered by the TPG Pace Board.

Nerdy’s Board’s Reasons for the Business Combination

In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement and resolving to recommend that Nerdy members adopt and approve the Business Combination Agreement and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Nerdy board of managers consulted with Nerdy’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Nerdy’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing a traditional initial public offering of Nerdy. Among the various factors that the Nerdy board of managers considered in favor of its decision are:

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Benefits Over a Traditional Initial Public Offering. Prior to executing the Business Combination Agreement, the Nerdy board of managers considered the alternative of a traditional initial public offering. The Nerdy board of managers determined that the Business Combination provided certain advantages over a traditional initial public offering that outweighed the disadvantages. In particular, the Nerdy board of managers considered that, based on available information, including with respect to the conditions of the initial public offering market for companies of a similar size and industry as Nerdy, the Business Combination with TPG Pace was likely to provide for a more efficient means for a financing with an increased certainty of closing in light of the committed equity investments and greater valuation certainty. The Nerdy board also considered that a merger would not involve due diligence review by one or more underwriters to protect against their liability for disclosures in a registration statement, as would occur in an initial public offering. Please see “Risk Factors—Risks Related to the Business Combination and TPG Pace—We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Nerdy’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.”

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Benefits of a Relationship with TPG. The Nerdy board of managers considered the benefits of the post-combination company’s relationship with TPG Pace. TPG Pace will initially have the right to appoint one director to the post-combination company’s board and will hold a significant investment in the company. Nerdy considered the benefit to the post-combination company from this relationship, including access to TPG Pace’s operational expertise and its reputation, as well as TPG Pace’s access to potential transactional opportunities that could benefit the post-combination company.

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Terms of the Business Combination Agreement. The Nerdy board of managers considered the terms and conditions of the Business Combination Agreement, including but not limited to the nature and scope of the representations, covenants, closing conditions and the likelihood of obtaining necessary regulatory approvals.

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Size of the Post-Combination Company. The Nerdy board of managers considered the implied equity value in connection with the Business Combination of approximately $1.7 billion for Nerdy Inc., providing Nerdy’s equity holders with the opportunity to continue their ownership in a public company with a larger market capitalization.

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Access to Capital and Liquidity. The Nerdy board of managers expects that the Business Combination will be a more efficient means to access capital than other options considered, including an initial public offering. In addition, the Nerdy board of managers considered the size of the commitments under the forward purchase agreements and the PIPE Financing, thereby allowing Nerdy to keep cash on the balance sheet while also providing some liquidity to existing equity holders.

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Benefits of Becoming a Public Company. The Nerdy board of managers believes that as a publicly traded company, Nerdy will generally have more access to financial resources (through the capital markets) to pursue its growth strategy. The Nerdy board of managers also considered the value of being a publicly traded company in Nerdy’s efforts to attract and retain key employees. In addition, the Nerdy board of managers considered the liquidity options afforded to Nerdy equity holders as a result of the Business Combination.

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Transaction Support Agreements. The Nerdy board of managers considered that, concurrently with the execution of the Business Combination Agreement, various Existing Nerdy Holders entered into the Transaction Support Agreements with TPG Pace, pursuant to which the Existing Nerdy Holders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) irrevocably appoint TPG Pace or any individual designated by TPG Pace as such Existing Nerdy Holder’s attorney-in-fact and proxy to attend on behalf of such Existing Nerdy Holder any meeting of TPG Pace’s shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

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Registration Rights Agreement. The Nerdy board of managers also considered that, concurrently with the execution of the Business Combination Agreement, TPG Pace and Nerdy negotiated a form of Registration Rights Agreement, to be entered into in connection with the consummation of the Business Combination. Pursuant to the Registration Rights Agreement, following the Closing, stockholders party to the Registration Rights Agreement may request to sell all or any portion of their registrable securities pursuant to various registration statements. The Registration Rights Agreement also provides that Nerdy Inc. will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

The Nerdy board of managers also considered the following negative factors:

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Risk that Business Combination may not be completed. The Nerdy board of managers considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a failure to satisfy various conditions to closing or the failure of TPG Pace to obtain stockholder approval.

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Impact on reputation and business if the Business Combination is not completed. The Nerdy board of managers considered the possibility that the Business Combination might not be completed and the potential material adverse effect on Nerdy’s reputation and business in the event the Business Combination is not completed.

•	Expenses. The Nerdy board of managers considered the significant expenses to be incurred in connection with the Business Combination.

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Costs and obligations of being a public company. The Nerdy board of managers considered the additional expenses and obligations that Nerdy’s business and management will be subject to as a public company following the Business Combination that it has not previously experienced.

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Restrictions on operation of Nerdy’s business. The Nerdy board of managers considered the fact that, although Nerdy will continue to exercise, consistent with the terms and conditions of the Business Combination Agreement, control and supervision over its operations prior to the completion of the Business Combination, the Business Combination Agreement generally obligates Nerdy, subject to TPG Pace’s prior consent, to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent Nerdy from undertaking certain business opportunities that might arise pending completion of the Business Combination.

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Interests of Nerdy executive officers and directors. The Nerdy board of managers considered the fact that certain executive officers and directors of Nerdy have interests in the Business Combination that may be different from, or in addition to, the interests of Nerdy members generally, including the manner in which they would be affected by the Business Combination.

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Other risks. The Nerdy board of managers considered various other risks associated with the combined organization and the Business Combination, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the factors considered by the Nerdy board of managers is not intended to be exhaustive, but, rather, includes the material factors considered by the Nerdy board of managers. In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Nerdy board of managers did not quantify or assign any relative weights to the factors considered, and individual managers may have given different weights to different factors. The Nerdy board of managers considered all these factors as a whole, including discussions with, and questioning of, Nerdy’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The Nerdy board of managers concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Nerdy equity holders would receive as a result of the Business Combination, including the belief of the Nerdy board of managers that the Business Combination would eliminate certain of the risks and uncertainties affecting the future prospects of Nerdy, including the potential execution risks associated with a traditional initial public offering of Nerdy. Accordingly, the Nerdy board of managers determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are advisable to, and in the best interests of, Nerdy and its equity holders, and adopted and approved, and declared advisable, the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement.

Certain Financial Projections Provided to the TPG Pace Board

The management of Nerdy provided TPG Pace with its internal financial data for the year ending December 31, 2020 and its internally prepared projections for the fiscal years ending December 31, 2021, 2022 and 2023, which assumed limited investments in growth calibrated towards resulting in projected break-even cash flows and positive EBITDA in 2021. After consulting with TPG Pace, the management of both companies agreed to present in an updated financial plan the positive performance realized by the Company in the second half of 2020, which reflected better returns on investments than originally forecasted by the company in terms of the effectiveness of customer acquisitions and products consumed by those customers, would carry over into the first quarter of 2021 and the rest of 2021. Nerdy’s proposed projections also assumed no additional capital injected into its business, and therefore made no assumptions for additional investments that could be funded with proceeds from the Business Combination. The projections also required breakeven cash flows in 2021. Nerdy had identified a number of initiatives that could be accelerated given the access to additional capital, and TPG Pace’s management agreed to accelerate many of those initiatives after numerous discussions with Nerdy’s management. In order to further the strategic goals of the business combination and the long-term value of Nerdy, the combined company would increase investments in customer acquisition, expansion and continued innovation of its service portfolio and scaling operations by making additional hires. While this would delay expected break-even cash flows and positive EBITDA, the management teams agreed that the strategy would be in the best interest of the combined company to maximize long-term growth, and is expected to provide a very favorable return on capital with respect to the approximately $300 million in cash proceeds that is expected to be provided to the combined company upon the consummation of the proposed Business Combination, assuming no redemptions by TPG Pace shareholders. Based on this information, Nerdy and TPG Pace prepared projections for the fiscal years ending December 31, 2021, 2022 and 2023 described below and TPG Pace management presented these projections to the TPG Pace Board in connection with evaluating the business combination. TPG Pace and Nerdy do not as a matter of course make public projections as to future sales, earnings, or other results. The projections presented to the TPG Pace Board present the projected paid users, total revenue, gross profit, gross margin, total operating expenses, Net Income, Adjusted EBITDA (loss) and free cash flow of Nerdy for 2021 through 2023. The prospective financial information was not prepared with a view towards public disclosure, with a view towards a public offering, or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board with respect to prospective financial information, but was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nerdy.

These projections were prepared solely for use by the TPG Pace Board in evaluating the transaction and internal use, and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. The projections are not fact and should not be relied upon as necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on prospective financial information.

The projections reflect numerous assumptions, including assumptions with respect to general business, economic, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Nerdy’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Specifically, the projections prepared in coordination between Nerdy and TPG Pace assume, upon Closing, an implementation of an investment strategy to grow the combined company through increased spending in several areas. Sales & Marketing Expense is projected to increase in each of the next three years, and 148% overall between 2020 and 2023. This was assumed as management intends to accelerate the acquisition of new Learners through increased performance marketing as well as brand building opportunities. Technology and Product Costs are projected to increase by 158% from 2020 to the end of 2023, as Nerdy Inc. focuses on developing its multi-format strategy and continuing to innovate new products for Active Learners. These expenditures were all expected to drive Active Learner and Revenue growth over the same period, each projected to increase 226% and 157% from 2020 to the end of 2023. Another key assumption of the financial model presented to the TPG Pace board is the continued expansion of small class format, which is expected to result in less revenue per active learner than one-on-one instruction, but improved gross margins over time, resulting in a projected increase in gross margins by 6 percentage points from 2020 to the end of 2023. G&A expenses are also expected to increase as the combined company comes to scale and increases its headcount and operations and adds additional expenses related to public company costs. The projections should be read in conjunction with the accounting policies included in the historical audited consolidated financial statements of Nerdy included in this proxy statement/prospectus.

The financial projections are forward-looking statements that are based on growth and other assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Nerdy’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Nerdy, TPG Pace or any of their representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections collectively developed by Nerdy and TPG Pace were used by TPG Pace and its board as a component in its overall evaluation of Nerdy, and are included in this proxy statement/prospectus on that account. Nerdy has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to TPG Pace. Neither Nerdy nor TPG Pace’s management nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Nerdy compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Nerdy will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The Projections included in this document have been prepared by, and are the responsibility of, Live Learning Technologies LLC d/b/a Nerdy’s management and TPG Pace. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Live Learning Technologies LLC d/b/a Nerdy’s previously issued financial statements. It does not extend to the Projections and should not be read to do so

The key elements of the projections internally prepared by Nerdy and TPG Pace Management are summarized below ($ in millions):

$ in Millions	2021	2022	2023
Active Learners (in thousands)	130	199	284
Total Revenue	$138	$198	$267
% YoY Growth	33%	43%	35%
Gross Profit	$96	$141	$193
Gross Margin %	70%	71%	72%
Total Operating Expenses	$111	$155	$191
Net Income (loss)	$(8)	$(14)	$1
Net Income Margin %	(6)%	(7)%	1%
Adjusted EBITDA (Loss)	$(7)	$(3)	$14
Adjusted EBITDA Margin %	(5)%	(2)%	5%
Free Cash Flow	$(15)	$(14)	$6
Free Cash Flow Margin %	(11)%	(7)%	2%

Nerdy defines Adjusted EBITDA (Loss) as net income (loss) before net interest income (expense), taxes, depreciation and amortization expense, non-cash compensation expense and other non-recurring items. Free cash flow is defined as operating cash flows less cash paid for capital expenditures. Management believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Nerdy’s financial condition and results of operations. TPG Pace believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. Other companies may calculate non-GAAP measures differently, and therefore the non-GAAP measures included in the projections above may not be directly comparable to similarly titled measures of other companies.

Due to the forward-looking nature of these projections, reconciling such projections to U.S. GAAP measures is not practicable. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by TPG Pace have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Nerdy generally used to approve the transaction, the TPG Pace Board determined that this requirement was met. The TPG Pace Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of TPG Pace and its shareholders and appropriately reflected Nerdy’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Nerdy’s historical growth rate and its potential for future growth in revenue and profits. The TPG Pace Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Nerdy met this requirement.

Interests of TPG Pace’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the TPG Pace Board to vote in favor of the Business Combination, TPG Pace shareholders should be aware that aside from their interests as shareholders, the TPG Pace Initial Shareholders and certain members of the TPG Pace Board and certain TPG Pace officers have interests in the

Business Combination that are different from, or in addition to, those of other TPG Pace shareholders generally. The TPG Pace Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to TPG Pace shareholders that they approve the Business Combination. TPG Pace shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

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the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed not to redeem any TPG Pace ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A Common Stock at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of the Class A Common Stock after giving effect to the issuance of any Class A Common Stock in connection with the Business Combination (including pursuant to the Forward Purchase Agreements), subject to the waivers of certain conversion rights and forfeiture of certain Class A Shares pursuant to the Waiver Agreement. As a result, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $             , resulting in a theoretical gain of $             , but, given the restrictions on such shares, TPG Pace believes such shares have less value. If the Business Combination is not consummated, our Sponsor will lose the theoretical gain of $             based on the Trust Account balance as of             , 2021;

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the fact that the TPG Pace Initial Shareholders and TPG Pace directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if TPG Pace fails to complete an initial business combination by October 9, 2022 resulting in a loss of approximately $11,000,000;

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the fact that our Sponsor paid an aggregate of $11,000,000 for its 7,333,333 private placement warrants to purchase Class A Shares and that such private placement warrants will expire worthless if a business combination is not consummated by October 9, 2022;

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the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by our Sponsor or any of its affiliates to TPG Pace may be converted into warrants to purchase Class A Shares at a price of $1.50 per warrant at the option of the lender;

•	the fact that TPG Pace’s officers and directors, other than TPG Pace’s Independent Directors, collectively own, directly or indirectly, a material interest in our Sponsor;

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the fact that certain of TPG Pace’s officers and directors are expected to purchase an aggregate of 392,500 Class A Shares and 78,500 forward purchase warrants under the Forward Purchase Agreements for a purchase price equal to $3.925 million in the aggregate, one of whom TPG Pace has agreed to issue an additional 500 Class A Shares pursuant thereto;

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the anticipated designation of each of Greg Mrva, TPG Pace’s President, and Kathleen Phillips, a director of TPG Pace, as a director of Nerdy Inc. following the Business Combination and the designation of Karl Peterson, TPG Pace’s Chairman, as a board observer;

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the continued indemnification of TPG Pace existing directors and officers under the Articles of Association and the continuation of TPG Pace’s directors’ and officers’ liability insurance after the Business Combination;

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the appointment of TPG Capital BD, an affiliate of our Sponsor and TPG Pace (and for which Julie Hong Clayton, one of TPG Pace’s existing directors, acts as a FINRA-registered representative), as a “Capital Markets Advisor” to TPG Pace in connection with the Business Combination, for which TPG Capital BD expects to receive $375,000 in fees (plus a portion of a $750,000 incentive fee allocable in

TPG Pace’s discretion to one or more Capital Markets Advisors), and TPG Pace’s ability to allocate in its discretion 30% of deferred underwriting fees and placement agent fees (which discretionary fees total $6.375 million in the aggregate) for the Forward Purchase Agreement to any financial institution that is a member of FINRA, including TPG Capital BD. TPG Pace will not make that allocation until closing, and the fees described above in each case are subject to the completion of the Business Combination;

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the fact that our Sponsor and TPG Pace’s officers and directors will lose their entire investment of approximately $11,000,000 in TPG Pace and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses (of which an approximately $2.0 million sponsor loan is awaiting reimbursement as of the date hereof) if an initial business combination is not consummated by October 9, 2022. As described above, following the business combination, our Sponsor ultimately expects to receive 11,723,250 Class A Shares in connection with the conversion of the Founder Shares in connection with the Business Combination and each of TPG Pace’s four independent directors held 40,000 Founder Shares. Additionally, our Sponsor purchased 7,333,333 Private Placement Warrants to purchase Class A Shares simultaneously with the consummation of the TPG Pace IPO for an aggregate purchase price of $11,000,000. The 11,723,250 Class A Shares expected to be owned by our Sponsor would have had an aggregate market value of $116,646,338 based upon the closing price of $9.95 per public share on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 7,333,333 private placement warrants held by our Sponsor would have had an aggregate market value of $13,419,999 based upon the closing price of $1.83 per public warrant on the NYSE on July 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

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the fact that if the Trust Account is liquidated, including in the event TPG Pace is unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify TPG Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which TPG Pace has entered into an acquisition agreement or claims of any third party for services rendered or products sold to TPG Pace, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

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the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other TPG Pace shareholders experience a negative rate of return in the post-business combination company; and

•	the terms and provisions of the Related Agreements as set forth in detail under “The Business Combination Agreement and Related Agreements.”

These interests may influence the TPG Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of TPG Pace as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Nerdy Inc. immediately following the Domestication will be the same as those of TPG Pace immediately prior to the Domestication.

The Business Combination

Under the No redemption and Illustrative redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America, or GAAP. Under this method of accounting, TPG Pace has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders comprising a relative majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Nerdy with the Business Combination being treated as the equivalent of Nerdy issuing stock for the net assets of Nerdy, accompanied by a recapitalization. The net assets of Nerdy will be stated at historical costs, with no goodwill or other intangible assets recorded.

Under the Maximum redemption scenario or in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, the Transaction will be accounted for as an acquisition of a non-controlling equity method investment in Nerdy LLC by TPG Pace. Under both the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, the Nerdy LLC Board of Managers will consist of two Managers designated by Nerdy Inc. and three Managers each separately designated as follows: (i) one Manager shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (ii) one Manager shall be desiginated by TCV VII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iii) one Manager shall be desiginated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (i), (ii) or (iii) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights. TPG Pace would be the single largest owner in OpCo and has the ability to designate the largest number of Managers of Nerdy LLC under all redemption scenarios, including a maximum redemption scenario. TPG Pace expects to account for Nerdy as an equity method investment. The ongoing financial statements of the registrant will reflect the net assets of TPG Pace at historical cost and the TPG Pace investment in Nerdy will be accounted for as an equity method investment.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of a majority of the TPG Pace ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that TPG Pace’s entry into the Business Combination Agreement, dated January 28, 2021, as amended on March 19, 2021 and on July 14, 2021, and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the TPG Pace Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT THE TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, TPG Pace is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the TPG Pace Board has unanimously approved, and TPG Pace shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of TPG Pace’s jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. To effect the Domestication, TPG Pace will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which TPG Pace will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share and each issued and outstanding Founder Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock and Nerdy Inc. Founder Shares, respectively; (ii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per shares of Class A Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of TPG Pace that has not been previously separated into the underlying Class A Share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A Common Stock and one-fifth of one warrant to acquire one share of Class A Common Stock.

The Domestication Proposal, if approved, will approve a change of TPG Pace’s jurisdiction of registration from the Cayman Islands to the State of Delaware. Accordingly, while TPG Pace is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, Nerdy Inc. will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then TPG Pace will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws of Nerdy Inc. under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of TPG Pace, attached hereto as Annex B and the Proposed Governing Documents of Nerdy Inc., attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of TPG Pace and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Nerdy Inc., its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Nerdy Inc.’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Nerdy Inc.’s incorporation in Delaware may make Nerdy Inc. more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Nerdy Inc. to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of TPG Pace as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Nerdy Inc. immediately following the Domestication will be the same as those of TPG Pace immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

RESOLVED, as a special resolution, that TPG Pace be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, TPG Pace be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of TPG Pace as a corporation in the State of Delaware, the name of TPG Pace be changed from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.”

Recommendation of the TPG Pace Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER PROPOSAL

Overview

The Charter Proposal—to consider and vote upon a proposal to approve as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association be amended and restated by the Proposed Certificate of Incorporation in the form attached hereto as Annex C, including authorization of the change in authorized share capital as indicated therein and the change of name from TPG Pace to “Nerdy Inc.” in connection with the Business Combination.

For a summary of the key differences between the amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation under the DGCL, please see “Shareholder Proposal 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the votes cast by the holders of the issued TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Charter Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, upon the Domestication, the amended and restated memorandum and articles of association be amended and restated by the Proposed Certificate of Incorporation in the form attached hereto as Annex C, including authorization of the change in authorized share capital as indicated therein and the change of name from TPG Pace to “Nerdy Inc.” in connection with the Business Combination, be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, TPG Pace will replace the Existing Governing Documents, with the Proposed Certificate of Incorporation and Proposed Bylaws of Nerdy Inc., in each case, under the DGCL.

TPG Pace’s shareholders are asked to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Existing Governing Documents, to approve the following material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws. The Governing Documents Proposals are conditioned on the approval of the Domestication Proposal and the Charter Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal, the Domestication Proposal and the Charter Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of TPG Pace ordinary shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for Nerdy Inc. This summary is qualified by reference to the complete text of the Existing Governing Documents of TPG Pace, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value US $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value US $0.0001 per share, and (iii) and 1,000,000 preference shares, par value US $0.0001 per share.	The Proposed Governing Documents authorize (i) shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (ii) shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (iii) shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (iv) shares of preferred stock, par value $0.0001 per share, of Nerdy Inc.

	See paragraph 5 of our Memorandum of Association.	See Article Fourth, Section 1 of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined	The Proposed Governing Documents authorize the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or

	Existing Governing Documents	Proposed Governing Documents
	from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Nerdy Inc. Board may determine.

	See Article 3.1 of our Articles of Association.	See Article First of the Proposed Certificate of Incorporation.

Stockholders’ Agreement (Governing Documents Proposal C)	The Existing Governing Documents do not state that the Certificate of Incorporation may be subject to a stockholders’ agreement.	The Proposed Governing Documents will provide that certain provisions of the Certificate of Incorporation are subject to the Stockholders’ Agreement.

Section 2.9 of the Proposed Bylaws

Action by Written Consent in Lieu of Meeting (Governing Documents Proposal D)	The Existing Governing Documents allow for action by written resolution.	The Proposed Governing Documents will remove the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting.

	See Article 22.3 of our Articles of Association and the definition of “Ordinary Resolution” thereto.	See Section 2.14 of the Proposed Bylaws.

Director Removal from Office (Governing Documents Proposal E)	The Existing Governing Documents allow for removal of directors with or without cause. See Article 29.3 of our Articles of Association.	The Proposed Governing Documents will provide that any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors.

See Section 3.10 of the Proposed Bylaws.

Corporate Name (Governing Documents Proposal F)	The Existing Governing Documents provide the name of the company is “TPG Pace Tech Opportunities Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Nerdy Inc.”
	See Paragraph 1 of our Memorandum of Association.	See Article First of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal F)	The Existing Governing Documents provide that if we do not consummate a business	The Proposed Governing Documents do not include any provisions relating to Nerdy Inc.’s

	Existing Governing Documents	Proposed Governing Documents
	combination (as defined in the Existing Governing Documents) by October 9, 2022 (twenty-fourth months after the closing of the TPG Pace IPO), TPG Pace will cease all operations except for the purposes of winding up and will redeem the shares issued in the TPG Pace IPO and liquidate its trust account.	ongoing existence; the default under the DGCL will make Nerdy Inc.’s existence perpetual.

See Article 49.7 of our Articles of Association.

Exclusive Forum (Governing Documents Proposal F)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the United States Federal District Courts as the exclusive forum for litigation arising out of the federal securities laws.

See Article Eleventh of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal F)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A— as an ordinary resolution, to authorize (i)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (ii)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (iii)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (iv)                shares of preferred stock, par value $0.0001 per share, of Nerdy Inc.

As of the date of this proxy statement/prospectus, there are 56,250,000 ordinary shares issued and outstanding, which includes an aggregate of 11,250,000 Founder Shares held by the TPG Pace Initial Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,333,333 warrants to acquire Class A Shares, comprised of 7,333,333 Private Placement Warrants held by Sponsor and 9,000,000 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A Share and each issued and outstanding Founder Share will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock and Nerdy Inc. Founder Shares, respectively; (ii) each issued and outstanding warrant to purchase Class A Shares will automatically represent the right to purchase one share of Class A Common Stock at an exercise price of $11.50 per shares of Class A Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of TPG Pace that has not been previously separated into the underlying Class A Share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Class A Common Stock and one-fifth of one warrant to acquire one share of Class A Common Stock.

In order to ensure that Nerdy Inc. has sufficient authorized capital for future issuances, the TPG Pace Board has approved, subject to stockholder approval, that, upon the Domestication, the Proposed Governing Documents of Nerdy Inc. change in the authorized share of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d)                shares of preferred stock, par value $0.0001 per share, of Nerdy Inc.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of Nerdy Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of Nerdy Inc. that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Governing Documents Proposal A requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that upon the Domestication, the change in the authorized share capital of TPG Pace from US $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001, to (a)                shares of Class A common stock, par value $0.0001 per share, of Nerdy Inc., (b)                shares of Class F common stock, par value $0.0001 per share, of Nerdy Inc., (c)                shares of Class B common stock, par value $0.0001 per share, of Nerdy Inc., in order to provide for our “Up-C” structure and (d)                shares of preferred stock, par value $0.0001 per share, of Nerdy Inc., be approved.”

Recommendation of the TPG Pace Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NERDY INC. AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B—to authorize the Nerdy Inc. Board to issue any or all shares of Nerdy Inc. Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of the TPG Pace Board, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of Nerdy Inc. will be             shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the Nerdy Inc. Board, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of Nerdy Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Nerdy Inc. and thereby protect continuity of or entrench its management, which may adversely affect the market price of Nerdy Inc. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Nerdy Inc., such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Nerdy Inc. Board to issue the authorized preferred stock on its own volition will enable Nerdy Inc. to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Nerdy Inc. currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal B is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the authorization to the board of directors of Nerdy Inc. (the “Nerdy Inc. Board”) to issue any or all shares of Nerdy Inc. preferred stock, par value $0.0001, in one or more classes or series, with such terms and conditions as may be expressly determined by the Nerdy Inc. Board and as may be permitted by the Delaware General Corporation Law, be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C— APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE PROPOSED CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT

Overview

Governing Documents Proposal C—to authorize the Nerdy Inc. Board to include in the Proposed Certificate of Incorporation that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders Agreement.

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of the TPG Pace Board, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

Concurrently with the execution of the Business Combination Agreement, the Company, our Sponsor and the Nerdy Stockholder Group entered into the Stockholders’ Agreement, which governs certain rights and obligations of the parties, and, among other things, sets forth certain requirements regarding the composition of the Nerdy Inc. Board.

Pursuant to the Stockholders’ Agreement, the Nerdy Inc. Board appointed at the Closing will be, subject to certain exceptions, comprised of seven members, divided into three classes, comprised of three directors nominated by Cohn; one director designated by Learn Capital; one director designated by TCV; one director designated by Sponsor and one director mutually agreed to by Sponsor and Cohn who meets certain diversity and independence standards. The Nerdy Inc. Board shall be comprised initially of the following members:

•	Class I: Charles Cohn (a Cohn Director Designee), who will also serve as New Nerdy’s Chief Executive Officer, and Greg Mrva (TPG Pace’s President and the Sponsor Director Designee)

•	Class II: Rob Hutter (Learn Director Designee) and Christopher (Woody) Marshall (TCV Director Designee)

•	Class III: Catherine Beaudoin (a Cohn Director Designee), Erik Blachford (a Cohn Director Designee), and Kathleen Philips (the Mutual Director)

All members of the Nerdy Inc. Board shall be independent under the listing rules of the NYSE other than up to one director nominated by Cohn. Any Learn Director Designee, TCV Director Designee or Sponsor Director Designee shall be subject to the consent of Cohn, which consent shall not be unreasonably withheld.

Cohn will continue to have the right to designate three directors as long as Cohn and its affiliates own at least 30% of the number of shares of Common Stock owned by Cohn and its affiliates at Closing, calculated in accordance with the terms of the Stockholders’ Agreement (the “Initial Cohn Share Ownership”). Cohn’s nomination rights will be reduced to two directors (one of whom must be independent under the listing rules of the NYSE) and then one director when Cohn and its affiliates hold generally between 20% and 30% and then between 10% and 20%, respectively, of the Initial Cohn Share Ownership. Further, to the extent Cohn and its affiliates’ ownership falls below such 10% threshold but Charles Cohn continues to serve as Nerdy Inc.’s Chief Executive Officer, Charles Cohn shall be entitled to be nominated as a director to the Nerdy Inc. Board. The nomination rights of each of Sponsor, Learn Capital and TCV will continue for so long as it and its affiliates generally hold at least 50% of the Common Stock such party holds at the Closing, calculated in accordance with the terms of the Stockholders Agreement. Additionally, for so long as Sponsor has the right to appoint one member to the Nerdy Inc. Board, it shall also have the right to appoint one (1) non-voting observer to the Nerdy Inc. Board, who shall initially be Karl Peterson, the Company’s Non-Executive Chairman and Director. For additional information, see “Business Combination Proposal—Related Agreements—Stockholders’ Agreement.”

This summary is qualified by reference to the complete text of the Proposed Governing Documents of Nerdy Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of the Proposed Certificate of Incorporation do not conflict with the rights granted under the Stockholders’ Agreement. See “Business Combination Proposal—Related Agreements—Stockholders’ Agreement.”

Vote Required for Approval

The approval of Governing Documents Proposal C requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. As discussed above, a vote on the Governing Documents Proposal C is an advisory vote, and therefore is not binding on TPG Pace or the TPG Pace Board. Accordingly, regardless of the outcome of the non-binding advisory vote, TPG Pace intends that the Proposed Certificate of Incorporation, in the form set forth on Annex C containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Governing Documents Proposal C is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the provision that certain provisions of the Proposed Certificate of Incorporation are subject to the Stockholders Agreement be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D—to authorize the removal of the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of Nerdy Inc. must be effected at a duly called annual or special meeting of stockholders of Nerdy Inc., and may not be effected by any consent in writing by such stockholder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of Nerdy Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, Nerdy Inc.’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Nerdy Inc.’s organizational documents outside of a duly called special or annual meeting of the stockholders of Nerdy Inc. Further, the TPG Pace Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the Nerdy Inc. Board and management would need to devote to stockholder proposals, which time and effort could distract the Nerdy Inc. Board and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which TPG Pace is aware to obtain control of Nerdy Inc., and TPG Pace and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the TPG Pace Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Nerdy Inc. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Governing Documents Proposal D requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. As discussed above, a vote on the Governing Documents Proposal D is an advisory vote, and therefore is not binding on TPG Pace or the TPG Pace Board. Accordingly, regardless of the outcome of the non-binding advisory vote, TPG Pace intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Governing Documents Proposal D is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the removal of the ability of Nerdy Inc. stockholders to take action by written consent in lieu of a meeting be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING THE REMOVAL OF DIRECTORS, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal E—to authorize that the removal from office of any director or the entire board of directors of Nerdy Inc. may be only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding Common Stock entitled to vote generally for the election of directors.

Our shareholders are also being asked to approve Governing Documents Proposal E, which is, in the judgment of the TPG Pace Board, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of Nerdy Inc., copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, Nerdy Inc.’s stockholders will not have the ability to remove from office, any director or the entire Nerdy Inc. Board except only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding Common Stock entitled to vote generally for the election of directors. Allowing directors to only be removed for cause is, in the opinion of the TPG Pace Board, desirable to enhance continuity and stability of the Nerdy Inc. Board. The requirement that directors be removed for cause is also appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the TPG Pace Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our Common Stock following the Business Combination.

Vote Required for Approval

The approval of Governing Documents Proposal E requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. As discussed above, a vote on the Governing Documents Proposal E is an advisory vote, and therefore is not binding on TPG Pace or the TPG Pace Board. Accordingly, regardless of the outcome of the non-binding advisory vote, TPG Pace intends that the Proposed Governing Documents, in the form set forth on Annex C and Annex D containing the provisions noted herein, will take effect at the consummation of the Domestication and the Business Combination, assuming adoption of the Charter Proposal.

Governing Documents Proposal E is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, any director or the entire board of directors of Nerdy Inc. may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of Nerdy Inc. entitled to vote generally for the election of directors be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal F—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

Our shareholders are also being asked to approve Governing Documents Proposal F, which is, in the judgment of the TPG Pace Board, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Nerdy Inc.” In addition, the Proposed Governing Documents will make Nerdy Inc.’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless Nerdy Inc. consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Nerdy Inc. to Nerdy Inc. or Nerdy Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action asserting a claim against Nerdy Inc. governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, Nerdy Inc. will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of Nerdy’s Existing Governing Documents with Nerdy Inc.’s Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents

Proposal E, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of Nerdy Inc., attached hereto as Annex C and Annex D, as well as the information set forth under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” is desirable to reflect the Business Combination with Nerdy and to clearly identify Nerdy Inc. as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making Nerdy Inc.’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Nerdy Inc. following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Nerdy Inc. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Nerdy Inc. will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, unless we consent in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve Nerdy Inc. and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for Nerdy Inc. following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the TPG Pace IPO be held in the trust account until a business combination or liquidation of TPG Pace has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal C requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal F is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “TPG Pace Tech Opportunities Corp.” to “Nerdy Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Nerdy Inc.’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

The Director Election Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Our shareholders are also being asked to approve the Director Election Proposal, which is, in the judgment of the TPG Pace Board, necessary to adequately address the needs of Nerdy Inc. after the Business Combination.

The TPG Pace Board currently consists of seven (7) directors. Pursuant to our amended and restated memorandum and articles of association, the members of the TPG Pace Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Following the Closing, it is expected that the Nerdy Inc. Board will continue to consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and Class II each consisting of two directors and Class III consisting of three directors. The Nerdy Inc. Board is expected to consist of Charles Cohn, Catherine Beaudoin, Erik Blachford, Rob Hutter, Christopher (Woody) Marshall, Greg Mrva, and Kathleen Philips. It is currently contemplated that Charles Cohn and Greg Marva will be nominated to serve as Class I Directors, Rob Hutter and Christopher (Woody) Marshall will be nominated to serve as Class II Directors and Catherine Beaudoin, Erik Blachford, and Kathleen Philips will be nominated to serve as Class III Directors. Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Upon consummation of the Business Combination, Nerdy Inc. will be subject to the terms of the Stockholders’ Agreement, including those regarding Nerdy Inc. Board director nomination rights. For further details, see “Business Combination Proposal—Related Agreements—Stockholders Agreement.”

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Director Election Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the election, effective immediately in connection with the consummation of the Business Combination, of two directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders and three directors to serve until the 2024 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The NYSE Listed Company Manual, the issuance of more than 20% of TPG Pace’s common stock to the investors in the PIPE Financing (as defined below) (the “NYSE Proposal”).

Reasons for the Approval of the NYSE Proposal

Under Section 312.03I of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or securities convertible into or exercisable for common stock. TPG Pace will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock prior to such issuance, or 20% or more of its voting power prior to the issuance, pursuant to the PIPE Financing.

Shareholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of the Proposal on Current Shareholders

If the NYSE Proposal is adopted, 15 million shares of Class A Common Stock will be issued in the PIPE Financing. The issuance of such shares would result in significant dilution to TPG Pace’s shareholders, and would afford TPG Pace’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of TPG Pace.

In the event that this proposal is not approved by TPG Pace’s shareholders, the Business Combination may not be consummated. In the event that this proposal is approved by TPG Pace’s shareholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of Common Stock pursuant to the PIPE Financing, Nerdy Inc. will not issue such shares of Class A Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued TPG Pace Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, approve, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of The New York Stock Exchange’s Listed Company Manual, the issuance of more than 20% of TPG Pace’s common stock to the investors in the PIPE Financing.”

Recommendation of the TPG PACE Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TPG PACE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of TPG Pace’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of TPG Pace and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution, upon the Domestication, the Nerdy Inc. Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved (the “Equity Incentive Plan Proposal”).

A total of (i) 15% of the shares of Class A Common Stock, after giving effect to the shares of Class A Common Stock issuable upon exercise of the Nerdy Inc. warrants using treasury stock method assuming an $18.00 stock price and OpCo warrants using treasury stock method assuming an $18.00 stock price and assuming that the Nerdy Earnout Consideration is issued in full, plus (ii) an additional number of shares of Class A Common Stock issuable with respect to unit appreciation rights that are outstanding as of the Effective Time under the Varsity Tutors LLC 2016 U.S. Unit Appreciation Rights Plan and the Varsity Tutors LLC 2016 Canadian Unit Appreciation Rights Plan (collectively, the “UAR Plans”) that are forfeited or cancelled without payment following the Effective Time, plus (iii) an additional number of shares of Class A Common Stock equal to the number of Profits Interest Units that are forfeited or cancelled prior to vesting under the Incentive Unit Plan, will be reserved for issuance under the Equity Incentive Plan. On July 13, 2021, the closing price on the NYSE per Class A ordinary share, each of which shall be converted to one share of Class A Common Stock, was $9.95. The TPG Pace Board approved the Equity Incentive Plan on                , 2021, subject to approval by TPG Pace’s shareholders. If the Equity Incentive Plan is approved by our shareholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex K to this proxy statement/prospectus.

Summary of the Equity Incentive Plan

The Equity Incentive Plan was adopted by the TPG Pace Board prior to the Closing, subject to stockholder approval, and will become effective upon the Closing. The Equity Incentive Plan allows Nerdy Inc. to make equity and equity-based incentive awards to certain officers, employees, directors and consultants. The purpose of the Equity Incentive Plan is to provide a means through which Nerdy Inc. and its affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of Nerdy Inc. and its affiliates. In addition, the Equity Incentive Plan is intended to provide a means through which persons upon whom the responsibilities of the successful administration and management of Nerdy Inc. and its affiliates rest, and whose present and potential contributions to Nerdy Inc. and its affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of Nerdy Inc., thereby strengthening their concern for Nerdy Inc. and its affiliates.

TPG Pace has initially reserved (i) 27,774,924 shares of Class A Common Stock for the issuance of awards under the Equity Incentive Plan, after giving effect to the shares of Class A Common Stock issuable upon exercise of the Nerdy Inc. warrants using treasury stock method assuming an $18.00 stock price and OpCo warrants using treasury stock method assuming an $18.00 stock price and assuming that the Nerdy Earnout Consideration is issued in full, plus (ii) an additional number shares of Class A Common Stock issuable in respect of unit appreciation rights that are outstanding as of the Effective Time granted under the UAR Plans that are forfeited or canceled without payment, such number of shares of Class A Common Stock determined as of the date of such forfeiture or cancelation, for the issuance of shares of Class A Common Stock upon the exercise of options or stock appreciation rights, plus (iii) an additional number of shares of Class A Common Stock equal to the number of Profits Interest Units that are forfeited or cancelled prior to vesting under the Incentive Unit Plan (collectively, the “Share Limit”). It is anticipated that as of the Effective Time, the maximum numbers of shares of Class A Common Stock that may become issuable under the Equity Incentive Plan pursuant to the forfeiture or cancellation of unit appreciation rights under the UAR Plans is 5,976,406 shares of Class A Common Stock, although this amount is subject to change based upon the numbers of unit appreciation rights that become vested or are exercised following the Effective time and the value of Nerdy Inc. Common Stock. The Share Limit is subject to adjustment in the event of a subdivision, consolidation, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in Nerdy Inc.’s capitalization. The maximum aggregate number of shares of Class A Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Share Limit. Based upon a price per share of $10.00, the maximum aggregate market value of the Class A Common Stock that could potentially be issued under the Equity Incentive Plan at Closing is $277,749,240.

The Equity Incentive Plan will be administered by the Compensation Committee of the Nerdy Inc. Board, the Nerdy Inc. Board or such other committee of two or more members of the Nerdy Inc. Board pursuant to the terms of the Equity Incentive Plan (the “Committee”). The Committee, which initially will be the Compensation Committee of the Nerdy Inc. Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The Committee may delegate to a subcommittee of directors or one or more officers the Committee’s powers and duties under the Equity Incentive Plan, including the authority to grant awards, so long as such delegation does not violate applicable law or result in the loss of an exemption under Rule 16b-3(d)(1) for awards granted to participants subject to Section 16 of the Exchange Act, subject to certain limitations and guidelines under the Equity Incentive Plan or established by the Committee. Persons eligible to participate in the Equity Incentive Plan will be officers, employees, non-employee directors and other service providers as selected from time to time by the Committee in its discretion, subject to the terms of the Equity Incentive Plan and applicable law.

The Equity Incentive Plan permits the granting of options to purchase Class A Common Stock that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonstatutory options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options to the extent such fail to qualify as incentive stock options or exceed the annual limit on incentive stock options under Section 422 of the Code. Incentive stock options may only be granted to employees of Nerdy Inc. and certain of its affiliates. Nonstatutory options may be granted to any persons generally eligible to receive awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the Committee but may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of the fair market value of the Class A Common Stock on the date of grant. The term of each option will be fixed by the Committee and may not exceed ten years from the date of grant, or, in the case of an incentive stock option granted to a ten percent stockholder, five years from the date of grant. The Committee will determine at what time or times each option may be exercised, including in connection with a termination of employment or other service relationship, upon the occurrence of certain event or the achievement of applicable performance goals. Upon exercise of options, the Committee will determine the methods by which the applicable exercise price may be paid, including cash, common stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the option), other awards, other property, or any other legal consideration the Committee deems appropriate.

The Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Class A Common Stock, cash or other consideration, equal to the value of the appreciation of Class A Common Stock on the grant date over the exercise price. The exercise price may not be less than 100% of the fair market value of Class A Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the Committee and may not exceed ten years from the date of grant. The Committee will determine at what time or times each stock appreciation right may be exercised.

The Committee may award restricted shares of Class A Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. During the restricted period applicable to restricted shares of Class A Common Stock granted under the Equity Incentive Plan, the holder will have rights as a stockholder, including the right to vote the shares of Class A Common Stock. Unless otherwise determined by the Committee, dividends or distributions on the restricted shares of Class A Common Stock during the restricted period shall be held by Nerdy Inc. and be subject to the same “vesting” terms as applicable to the restricted shares of Class A Common Stock. Restricted stock units are notional shares that entitle the participant to receive at the end of a specified period (which may or may not be coterminous to the vesting period applicable to the award) shares of Class A Common Stock or cash equal to the then fair market value of shares of Class A Common Stock, or any combination of such shares and cash, as determined by the Committee. The Committee may also grant shares of Class A Common Stock that are free from any restrictions under the Equity Incentive Plan. Unrestricted stock may be granted to participants as a bonus, as additional compensation, or in lieu of cash compensation any such participant is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

The Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A Common Stock. With respect to dividend equivalents awarded in connection with another award, absent a contrary provision in the applicable award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue and shall not be paid unless and until such award has vested and been earned.

The Committee may grant other stock-based awards that consist of a right denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Class A Common Stock. In the discretion of the Committee, other stock-based awards may be subject to such vesting and other terms as the Committee may establish, including performance goals.

The Committee is also authorized to grant cash awards under the Equity Incentive Plan. Cash awards on a free-standing basis or as an element of, or a supplement, or in lieu of any other award under the Equity Incentive Plan in such amounts and subject to any other terms and conditions as the Committee deems appropriate.

Individuals who become eligible to participate in the Equity Incentive Plan following a merger, consolidation or other acquisition by Nerdy Inc. may be entitled to receive substitute awards in exchange for similar awards that the individual may have held prior to the applicable merger, consolidation or other acquisition.

The Equity Incentive Plan provides that upon the effectiveness of a “Change in Control” (as defined in the Equity Incentive Plan) or other changes in the shares of Class A Common Stock by reason of a recapitalization, merger, combination or certain other events, an acquirer or successor entity may assume, continue or substitute outstanding awards under the Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the Change in Control or such other event, the Committee may (i) accelerate the time of exercisability or vesting of any awards; (ii) redeem in whole or in part outstanding awards in exchange for a payment to each holder an amount of cash or other consideration equal to the fair market value or price per share offered in such Change in Control or other event, less the applicable exercise with respect to options and less the grant price with respect to stock appreciation rights; (iii) cancel awards that are unvested or remain subject to a restricted period; or (iv) make such other adjustments to outstanding awards that the Committee deems appropriate to reflect such Change in Control or other event.

Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that Nerdy Inc. is required by law to withhold upon the exercise of options or stock appreciation rights or payment, vesting or settlement of other awards. In certain circumstances specified in the Equity Incentive Plan and subject to approval by the Committee, participants may elect to have the tax withholding obligations satisfied by authorizing Nerdy Inc. to withhold shares of Class A Common Stock to be issued pursuant to the exercise or vesting of such award.

The Committee may alter or amend the Equity Incentive Plan or any part thereof from time to time; provided that no change in the Equity Incentive Plan may be made that would materially and adversely affect the rights of any participant under any award previously granted without the consent of such participant, and provided, further, that the Committee may not, without the approval of the Nerdy Inc. stockholders, amend the Equity Incentive Plan to increase the aggregate maximum number of shares of Class A Common Stock that may be issued under the Equity Incentive Plan, materially modify the requirements for participation in the Equity Incentive Plan or take any other action that otherwise must be approved by stockholders in order to comply with the any federal or state law or regulation or the rules of any stock exchange on which the shares of Class A Common Stock may then be listed or quoted. No awards may be granted under the Equity Incentive Plan after the date that is ten years from the effective date of the Equity Incentive Plan. No awards under the Equity Incentive Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Class A Common Stock issuable under the Equity Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal federal income tax consequences of certain transactions under the Equity Incentive Plan. The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the Equity Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the Equity Incentive Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Class A Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) Nerdy Inc. will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option under Section 422 of the Code. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Class A Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Class A Common Stock) over the option price thereof, and (ii) Nerdy Inc. will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Class A Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonstatutory Options. No income is generally realized by the optionee at the time a nonstatutory option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Class A Common Stock on the date of exercise, and Nerdy Inc. receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Class A Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonstatutory option is paid by tendering shares of Class A Common Stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. Nerdy Inc. generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement. A recipient of a restricted stock award will generally be subject to the foregoing treatment where such participant does not make a valid election under Section 83(b) of the Code. In cases where a participant makes a valid election under Section 83(b) of the Code, such participant will recognize ordinary compensation income in an amount equal to the fair market value of the restricted shares of Class A Common Stock at the time the shares are granted. If a Section 83(b) election is made and the shares of Class A Common Stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Class A Common Stock.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the shares of Class A Common Stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of Class A Common Stock will commence on the later of the date the shares of Class A Common Stock are received or the restrictions lapse. Subject to the application of Section 162(m) of the Code, Nerdy Inc. will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Reasonable Compensation. In order for the amounts described above to be deductible by Nerdy Inc. (or, if applicable, one of its affiliates), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Compensation of Covered Employees. The ability of Nerdy Inc. (or, if applicable, the ability of one of its affiliates) to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits Nerdy Inc.’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in ownership or effective control within the meaning of Section 280G of the Code (such as a Change in Control) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Code. Any such parachute payments may be non-deductible to Nerdy Inc., in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the Committee. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the NYSE Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, upon the Domestication, the Nerdy Inc. Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”

Recommendation of the TPG PACE Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the TPG Pace Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares (as defined below) represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders elected to redeem an amount of the public shares such that the condition to the consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of TPG Pace’s initial public offering (the “Trust Account”) in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and the forward purchases equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied. See “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the TPG Pace Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to TPG Pace shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TPG Pace ordinary shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from TPG Pace shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if TPG Pace shareholders elected to redeem an amount of the public shares such that the condition to the consummation of the Business Combination that the aggregate cash proceeds to be received by TPG Pace from the trust account established at the consummation of TPG Pace’s initial public offering in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing and the forward purchases equal no less than $250,000,000 after deducting any amounts paid to TPG Pace shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the TPG Pace Board

THE TPG PACE BOARD UNANIMOUSLY RECOMMENDS THAT TPG PACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of TPG Pace’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TPG Pace and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPG Pace’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of TPG Pace’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations for Holders (as defined below) of Class A Shares and TPG Pace Public Warrants (“TPG Pace Public Securities”) immediately prior to the Business Combination with respect to (i) the Domestication, (ii) electing to have their Class A Common Stock redeemed for cash if the Business Combination is completed and (iii) the ownership and disposition of Class A Common Stock and Nerdy Inc. warrants (“Nerdy Securities”) following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of TPG Pace Public Securities immediately prior to the Business Combination or, as a result of owning such TPG Pace Public Securities, of Nerdy Securities immediately following the Business Combination. Although not entirely clear, because Units (each Unit consisting of one Class A Share and one-fifth of one TPG Pace Public Warrant) can be separated into their component parts at the option of the Holder, we intend to treat a Holder of a Unit as the owner of the underlying TPG Pace Public Securities for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to Holders of Class A Shares and TPG Pace Public Warrants should also apply to Holders of Units (as the deemed owners of the underlying TPG Pace Public Securities that constitute the Units).

This discussion applies only to TPG Pace Public Securities and Nerdy Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. TPG Pace has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of Class A Shares in the Private Placements or in connection with the Forward Purchase Agreements. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell TPG Pace Public Securities or Nerdy Securities under the constructive sale provisions of the Code;

•	persons that acquired TPG Pace Public Securities or Nerdy Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold TPG Pace Public Securities or Nerdy Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of TPG Pace or Nerdy Inc.;

•	holders of Founder Shares, private placement warrants, forward purchase warrants, Nerdy Inc. private placement warrants and Nerdy Inc. forward purchase warrants; and

•	the TPG Pace Initial Shareholders, TPG Pace Sponsor, and TPG Pace’s or Nerdy Inc.’s officers or directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Units, TPG Pace Public Securities or Nerdy Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding TPG Pace Public Securities or Nerdy Securities to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The Domestication

The discussion under this heading “—U.S. Federal Income Taxation of U.S. Holders—The Domestication” constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to TPG Pace, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Class A Shares and TPG Pace Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications, and limitations, and the assumptions, qualifications, and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of TPG Pace. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (such a reorganization, an “F Reorganization”). Pursuant to the Domestication, TPG Pace will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (and in connection with the Domestication will change its name to “Nerdy Inc.”). The Domestication should qualify as an F Reorganization.

Under generally applicable tax rules, if the Domestication qualifies as an F Reorganization, for U.S. federal income tax purposes:

•

TPG Pace should be treated (i) as having transferred all of its assets and liabilities to Nerdy Inc. in exchange for all of the outstanding common stock and warrants of Nerdy Inc., and then (ii) as having distributed the common stock and warrants of Nerdy Inc. to the shareholders and warrant holders of TPG Pace in liquidation of TPG Pace, and the taxable year of TPG Pace should end on the date of the Domestication;

•

subject to certain rules discussed under “—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b)” and “—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges it Class A Shares for Class A Common Stock and/or TPG Pace Public Warrants for Nerdy Inc. warrants in the Domestication should not recognize any gain or loss on such exchange;

•

subject to certain rules discussed under “—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below, the tax basis of a share of Class A Common Stock or a Nerdy Inc. warrant, as applicable, received by a U.S. Holder in the Domestication should be equal to the U.S. Holder’s adjusted tax basis in the Class A Share or TPG Pace Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder pursuant to Section 367(b) of the Code; and

•

the holding period for a share of Class A Common Stock or a Nerdy Inc. Warrant, as applicable, received by a U.S. Holder should include such U.S. Holder’s holding period for the Class A Share or TPG Pace Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its Class A Shares and TPG Pace Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of Class A Common Stock or Nerdy Inc. warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in the Class A Share or TPG Pace Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the share of Class A Common Stock or Nerdy Inc. Warrant received in the Domestication would be equal to the fair market value of that share of Class A Common Stock or that Nerdy Inc. warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of Class A Common Stock or Nerdy Inc. warrant received in the Domestication would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of Class A Common Stock described in the subsection of this proxy statement/prospectus entitled “Business of TPG Pace and Certain Information about TPG Pace—Redemption Rights for Public Shareholders,” U.S. Holders exercising their redemption rights with respect to their Class A Common Stock will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising their redemption rights with respect to their Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF TPG PACE PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain non-recognition transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A. U.S. Holders that Own Less than 10 Percent (by Vote and Value) of TPG Pace

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TPG Pace Public Warrants) Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of TPG Pace stock entitled to vote and less than 10% of the total value of all classes of TPG Pace stock, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits” election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Class A Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Class A Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury regulations and generally must include, among other things, (i) a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury regulations), (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Nerdy Inc. establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Shares and (B) a representation that the U.S. Holder has notified Nerdy Inc. that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice that it is making the election to Nerdy Inc. no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding TPG Pace’s earnings and profits upon written request.

EACH U.S. HOLDER, INCLUDING THOSE WHO OWN 10 PERCENT OR MORE OF TPG PACE (BY VOTE OR VALUE), IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

B. U.S. Holders that Own Class A Shares with a Fair Market Value of Less than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TPG Pace Public Warrants) Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b),” the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code.

A. PFIC Status of TPG Pace

In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because TPG Pace is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, TPG Pace believes that it likely was treated as a PFIC for the 2019 and 2020 taxable years and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

B. Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. If finalized in their proposed form, those proposed U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Shares and TPG Pace Public Warrants, as applicable, for Class A Common Stock and Nerdy Inc. warrants in the Domestication if TPG Pace were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Shares or TPG Pace

Public Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its Class A Shares (but not its TPG Pace Public Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Shares and in which TPG Pace was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below) with respect to its Class A Shares. Generally, neither election is available with respect to the TPG Pace Public Warrants.

Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Class A Shares or TPG Pace Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of TPG Pace’s taxable year in which TPG Pace was a PFIC, would be taxed as ordinary income; and

•

the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “—Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of Class A Shares that have not made a timely QEF Election or a Mark-to-Market Election (both as defined and described below) and U.S. Holders of TPG Pace Public Warrants may, pursuant to the proposed U.S. Treasury regulations, be subject to taxation on the Domestication to the extent their Class A Shares or TPG Pace Public Warrants have a fair market value in excess of their tax basis.

C. QEF Election with Respect to Class A Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Shares (but not its TPG Pace Public Warrants, for which a QEF Election is not available) will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat TPG Pace as a “qualified electing fund” under Section 1295 of the Code (which we refer to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Shares and TPG Pace is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of TPG Pace, regardless of whether TPG Pace makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from TPG Pace. Upon written request, TPG Pace will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that TPG Pace will timely provide such required information.

D. Mark-to-Market Election with Respect to Class A Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Shares (but not its TPG Pace Public Warrants, for which a Mark-to-Market Election is not available) may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its Class A Shares. No assurance can be given that the Class A Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange (on which Class A Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A Shares and in which TPG Pace was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Shares.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF TPG PACE PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Business of TPG Pace and Certain Information about TPG Pace—Redemption Rights for Public Shareholders,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, the U.S. Holder will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from Nerdy Inc. with the tax consequences described below under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Nerdy Inc. warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a distribution from Nerdy Inc.) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Nerdy Inc. or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the Class A Common Stock which could be acquired pursuant to the exercise of the Nerdy Inc. warrants.

In order to meet the substantially disproportionate test, the percentage of Nerdy Inc.’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Class A Common Stock must, among other requirements, be less than 80% of the percentage of Nerdy Inc.’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive (and effectively waives in accordance with specific rules) the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including stock constructively owned by the U.S. Holder as a result of owning Nerdy Inc. warrants). The redemption of Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Nerdy Inc. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Nerdy Inc. will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, the redemption will be treated as a distribution from Nerdy Inc. and the tax considerations will be as described under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Nerdy Inc. warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if our Class A Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Class A Common Stock, and such holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Taxation of Distributions with Respect to Class A Common Stock

If Nerdy Inc. pays distributions of cash or other property to U.S. Holders of shares of Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Nerdy Inc.’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common

Stock and will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants” below.

Distributions treated as dividends that Nerdy Inc. pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Nerdy Inc. pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. It is unclear whether the redemption rights that applied with respect to the Class A Shares prior to the Domestication may prevent a U.S. Holder of Class A Common Stock from taking the holding period of its Class A Shares into account when determining whether it has satisfied the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be, with respect to such U.S. Holder’s Class A Common Stock held after the Domestication. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction or the lower preferential rate for qualified dividend income, as the case may be, for any dividends paid with respect to Class A Common Stock.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants

Upon a sale or other taxable disposition of Class A Common Stock or Nerdy Inc. warrants (which, in general, would include a redemption of Class A Common Stock or Nerdy Inc. warrants that is treated as a sale of such securities as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Nerdy Inc. warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Nerdy Inc. warrants, as applicable, so disposed of exceeds one year. It is unclear whether the redemption rights that applied with respect to the Class A Shares prior to the Domestication may prevent a U.S. Holder of Class A Common Stock from taking the holding period of its Class A Shares into account when determining whether it has satisfied the applicable holding period with respect to its Class A Common Stock held after the Domestication for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A Common Stock or Nerdy Inc. warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Nerdy Inc. warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Nerdy Inc. warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Shares or TPG Pace Public Warrants exchanged therefore (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”) or, as discussed below, the U.S. Holder’s initial basis for the Class A Common Stock received upon exercise of Nerdy Inc. warrants, less, in the case of Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Exercise or Redemption of a Nerdy Inc. Warrant

Except as discussed below with respect to the cashless exercise of a Nerdy Inc. warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A Common Stock upon the exercise of a Nerdy Inc. warrant. The U.S. Holder’s tax basis in its Class A Common Stock received upon exercise of a Nerdy Inc. warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the TPG Pace Public Warrant exchanged for the Nerdy Inc. warrant (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”) and the exercise price of such Nerdy Inc. warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Nerdy Inc. warrant will commence on the date of exercise of the Nerdy Inc. warrant or the date following the date of exercise of the Nerdy Inc. warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Nerdy Inc. warrant.

The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of a Nerdy Inc. warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange were treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

Nerdy Inc. intends to treat any cashless exercise of a Nerdy Inc. warrant occurring after its giving notice of an intention to redeem the Nerdy Inc. warrant for cash as permitted under the terms of the Warrant Agreement as if Nerdy Inc. redeemed such Nerdy Inc. warrant for shares in a cashless redemption qualifying as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder should not recognize any gain or loss on the redemption of Nerdy Inc. warrants for shares of Class A Common Stock. A U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal the U.S. Holder’s aggregate tax basis in the Nerdy Inc. warrants redeemed, and the holding period for the shares of Class A Common Stock received in redemption of the Nerdy Inc. warrants would include the U.S. Holder’s holding period for the redeemed Nerdy Inc. warrants. Alternatively, if the cashless exercise were treated as a cashless redemption that was not treated as a realization event, a U.S. Holder’s basis in the Class A Common Stock received would generally equal the U.S. Holder’s basis in the Nerdy Inc. warrants, and it is unclear whether a U.S. Holder’s holding period in the Class A Common Stock would be treated as commencing on the date of exercise of the Nerdy Inc. warrants or on the date following the date of exercise of the Nerdy Inc. warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Nerdy Inc. warrants.

However, if such cashless exercise of a Nerdy Inc. warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the Nerdy Inc. warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the Nerdy Inc. warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such Nerdy Inc. warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Nerdy Inc. warrants having an aggregate value equal to the exercise price of the number of Nerdy Inc. warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the Nerdy Inc. warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the Nerdy Inc. warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the Nerdy Inc. warrants deemed exercised and the exercise price of the Nerdy Inc. warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Nerdy Inc. warrants or on the date following the date of exercise of the Nerdy Inc. warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Nerdy Inc. warrants.

If Nerdy Inc. redeems the Nerdy Inc. warrants for cash as permitted under the terms of the Warrant Agreement or if Nerdy Inc. purchases Nerdy Inc. warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants” above.

Expiration of a Nerdy Inc. Warrant

If a Nerdy Inc. warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Nerdy Inc. warrant (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”). The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Nerdy Inc. Warrants

The terms of the Nerdy Inc. warrants provide for an adjustment to the number of shares of Class A Common Stock for which Nerdy Inc. warrants may be exercised or to the exercise price of the Nerdy Inc. warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the Nerdy Inc. warrants would, however, be treated as receiving a constructive distribution from Nerdy Inc. if, for example, the adjustment increases the warrant holders’ proportionate interest in Nerdy Inc.’s assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Nerdy Inc. warrant) as a result of a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Nerdy Inc. warrants received a cash distribution from Nerdy Inc. generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A Common Stock described herein. See “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock” above. For certain information reporting purposes, Nerdy Inc. is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which Nerdy Inc. may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Units, Class A Common Stock and Nerdy Inc. warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

The Domestication

TPG Pace does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Class A Shares and TPG Pace Public Warrants.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Business of TPG Pace and Certain Information about TPG Pace—Redemption Rights for Public Shareholders,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “—U.S. Federal Income Taxation of U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will correspond to that described below in “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock” and “—U.S. Federal Income Taxation of U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Taxation of Distributions with Respect to Class A Common Stock

Distributions (including constructive distributions) of cash or property on Class A Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of Nerdy Inc.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed Nerdy Inc.’s current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “—U.S. Federal Income Taxation of U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants” below. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on its Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Holder.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants

Subject to the discussion below under “—U.S. Federal Income Taxation of U.S. Holders—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A Common Stock or Nerdy Inc. warrants (including an expiration or redemption of Nerdy Inc. warrants) unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

Class A Common Stock and Nerdy Inc. warrants constitute United States real property interests by reason of Nerdy Inc.’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Nerdy Inc. does not believe that it will be a USRPHC for U.S. federal income tax purposes, and Nerdy Inc. does not expect to become a USRPHC for the foreseeable future. However, in the event that Nerdy Inc. were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for applicable security, (i) more than 5% of the Class A Common Stock or (ii) more than 5% of the Nerdy Inc. warrants, provided the warrants are considered to be regularly traded, as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of Nerdy Inc.’s status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of Nerdy Inc. warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Class A Common Stock. In addition, special rules may apply in the case of a disposition of Nerdy Inc. warrants if the Class A Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. Nerdy Inc. can provide no assurance as to its future status as a USRPHC or as to whether the Class A Common Stock or Nerdy Inc. warrants will be treated as regularly traded. If Nerdy Inc. were to become a USRPHC and its Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Nerdy Securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Class A Common Stock, Units and Nerdy Inc. warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a Nerdy Inc. Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Nerdy Inc. warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Nerdy Inc. warrant by a U.S. Holder, as described under “—U.S. Federal Income Taxation of U.S. Holders—Exercise or Redemption of a Nerdy Inc. Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “—U.S. Federal Income Taxation of Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Nerdy Inc. warrants for cash as permitted under the terms of the Warrant Agreement (or if Nerdy Inc. purchases Nerdy Inc. warrants in an open market transaction) generally will correspond to that described above in “—U.S. Federal Income Taxation of Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Nerdy Inc. Warrants.”

Expiration of a Nerdy Inc. Warrant

The U.S. federal income tax treatment of the expiration of a Nerdy Inc. warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Nerdy Inc. warrant held by a U.S. Holder, as described under “—U.S. Federal Income Taxation of U.S. Holders—Expiration of a Nerdy Inc. Warrant” above.

Possible Constructive Distributions with Respect to Nerdy Inc. Warrants

The terms of the Nerdy Inc. warrants provide for an adjustment to the number of shares of Class A Common Stock for which Nerdy Inc. warrants may be exercised or to the exercise price of the Nerdy Inc. warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Nerdy Inc. warrants would, however, be treated as receiving a constructive distribution from Nerdy Inc. if, for example, the adjustment increases the warrant holders’ proportionate interest in Nerdy Inc.’s assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Nerdy Inc. warrant) as a result of a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Nerdy Inc. warrants received a cash distribution from Nerdy Inc. generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A Common Stock described herein. See “—U.S. Federal Income Taxation of Non-U.S. Holders—Taxation of Distributions with Respect to Class A Common Stock” above. For certain information reporting purposes, Nerdy Inc. is required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which Nerdy Inc. may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of Units, Class A Common Stock and Nerdy Inc. warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Units, Class A Common Stock and Nerdy Inc. warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Units, Class A Common Stock or Nerdy Inc. warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF NERDY SECURITIES FOLLOWING THE BUSINESS COMBINATION.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) paid on Class A Common Stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules.

Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of Units, Class A Common Stock or Nerdy Inc. warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF TPG PACE PUBLIC SECURITIES OR NERDY SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING NERDY SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Nerdy Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the “Transaction” as described in the Business Combination Agreement entered into between TPG Pace and Nerdy and in this proxy statement/prospectus. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786”Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet of Nerdy Inc. as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations of Nerdy Inc. for the year ended December 31, 2020 and the three months ended March 31, 2021 present the combination of the financial information of TPG Pace Tech Opportunities Corp. (“TPG Pace”) and Live Learning Technologies LLC d/b/a Nerdy, a Missouri limited liability company (“Nerdy”) after giving effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes. TPG Pace and Nerdy are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Transaction, the PIPE Financing, and the Forward Purchase Agreements, are referred to herein as Nerdy Inc. See the accompanying notes to the Unaudited Condensed Combined Pro Forma Financial Information for a discussion of assumptions made.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes (the “Pro Forma Transactions”) as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, gives pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes as if they were completed on March 31, 2021.

The historical financial information of Nerdy was derived from the Live Learning Technologies LLC d/b/a Nerdy December 31, 2020 Audited Consolidated Financial Statements and March 31, 2021 Unaudited Condensed Consolidated Financial Statements, which are included elsewhere in this proxy statement/prospectus. The historical financial information of TPG Pace was derived from the TPG Pace December 31, 2020 Audited Financial Statements, as amended and restated, and March 31, 2021 Unaudited Condensed Financial Statements, which are included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the Live Learning Technologies LLC d/b/a Nerdy Audited December 31, 2020 Consolidated Financial Statements and accompanying notes, the Live Learning Technologies LLC d/b/a Nerdy Unaudited March 31, 2021 Condensed Consolidated Financial Statements and accompanying notes, the TPG Pace Audited December 31, 2020 Financial Statements and accompanying notes, the TPG Pace Unaudited March 31, 2021 Condensed Financial Statements and accompanying notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy” and “TPG Pace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Information of TPG Pace” and “Selected Historical Financial Information of Nerdy” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transaction

On January 28, 2021, TPG Pace entered into the Business Combination Agreement with Nerdy. TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware (the

“Domestication”), upon which TPG Pace will change its name to “Nerdy Inc.” Immediately after the Domestication, (i) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (“Nerdy Common Units”) (subject to substantially the same terms and conditions, including applicable vesting requirements) (the “Nerdy Recapitalization”) and (ii) TCV Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy, Inc.

TPG Pace Merger Sub will merge with and into Nerdy, with Nerdy surviving the Merger, and Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger, and immediately following the Merger and Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc., with Nerdy Inc. surviving each Direct Blocker Merger. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in Nerdy equity and the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000 thousand (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of available cash over $250,000 thousand (but not to exceed $388,200 thousand), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. In addition, immediately after the completion of the Transaction, certain investors have agreed to subscribe for and purchase 15,000,000 shares of Class A common stock for an aggregate of $150,000 thousand in the PIPE Financing. In addition, pursuant to the Forward Purchase Agreements certain investors have agreed to purchase 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A share at $11.50 per share, at an aggregate transaction price of approximately $150,000 thousand. With respect to certain of the additional forward purchases, TPG Pace has agreed to issue an additional 1,116,750 shares of Class A Common stock, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

In connection with the Transaction, certain of Nerdy’s equity holders will receive 4,000,000 earnout shares and 2,444,444 warrants (the “Nerdy Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Nerdy Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

In connection with the Transaction, certain of TPG Pace’s equity holders will receive 4,000,000 earnout shares and 4,888,889 warrants (the “Sponsor Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Sponsor Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Sponsor Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

The following summarizes the pro forma number of Class A and Class B Common Stock outstanding following the consummation of the Transaction, the PIPE Financing and the Forward Purchase Agreements under three separate scenarios, discussed further in the sections below, based on the estimated exercise price of all vested existing equity of Nerdy at the consummation of the Transaction excluding the potential dilutive effect of the exercise or vesting of warrants, stock-based compensation, Nerdy Earnout Consideration, and Sponsor Earnout Consideration:

	No Redemption Scenario		Illustrative Redemption Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%
TPG Pace Public Stockholders	45,000,000	26.4%	22,500,000	14.2%	—	—%
Nerdy equity and unitholders	86,184,678	50.7%	97,500,000	61.3%	120,000,000	75.5%
Sponsor and its affiliates	10,552,200	6.2%	10,552,200	6.6%	10,552,200	6.6%
PIPE Investors	15,000,000	8.8%	15,000,000	9.4%	15,000,000	9.4%
Forward purchase agreement investors	13,447,800	7.9%	13,447,800	8.5%	13,447,800	8.5%

Closing shares	170,184,678	100.0%	159,000,000	100.0%	159,000,000	100.0%

In connection with the Transaction, Nerdy Inc. will enter into the Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to certain holders of Nerdy Common Units (or their permitted assignees) (“TRA Holders”) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the Transaction as a result of: (i) certain increases in tax basis that occur as a result of (A) the Transaction (including as a result of cash received in the Transaction and debt repayment occurring in connection with the Transaction) or (B) exercises of the redemption or call rights set forth in the OpCo LLC Agreement; and (ii) imputed interest deemed to be paid by Nerdy Inc. as a result of, and additional basis arising from, any payments Nerdy Inc. makes under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings. If Nerdy Inc. elects to terminate the Tax Receivable Agreement early, Nerdy Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement). If a change of control occurs (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction.

Anticipated Accounting treatment

Under both the “No redemption” and “Illustrative redemption” scenarios, the Transaction will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, TPG Pace will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders expecting to comprise a majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with three Managers designated by Nerdy Inc. and two Managers that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Nerdy and TPG Pace at historical cost, with no goodwill or other intangible assets recognized.

Under the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares, the Transaction will be accounted for as an equity method investment in Nerdy LLC by TPG Pace. Under the Maximum Redemption Scenario, Nerdy Inc.’s ownership interest, representing 38.1% of the voting interest in Nerdy LLC will be accounted for as an equity method investment in conformity with US GAAP. As the Nerdy LLC Board of Managers is required to reflect the relative ownership of the Nerdy LLC, Nerdy Inc. will appoint two Managers to the Board of Managers with the remaining three Managers each separately designated as follows: (i) one Manager shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (ii) one Manager shall be desiginated by TCV VII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iii) one Manager shall be desiginated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (i), (ii) or (iii) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights, under the “Maximum redemption” scenario and in the event that the level of redemptions is at or exceeds 23,511,904 shares, or 52.2% of the public shares. Nerdy Inc. would be the single largest owner in OpCo and has the ability to designate the largest number of Managers of Nerdy LLC under all redemption scenarios, including a maximum redemption scenario. However, as Nerdy Inc. will not have majority control over the Board of Managers if redemptions exceed 52.2% of shares and will therefore lack majority control over the operational and financial decisions of Nerdy LLC, Nerdy Inc. will not consolidate Nerdy LLC. Although Nerdy Inc. will have the ability to exercise significant influence over the operational and financial decisions of Nerdy LLC even in a scenario where redemptions exceed 52.2%, the Company believes after assessing the guidance in ASC 323-10: Investments – Equity Method and Joint Ventures, that the Nerdy Inc. investment in Nerdy LLC will be accounted for as an equity method investment. The Company is currently expecting to account for the equity method investment using the fair value election as permitted under ASC 825: Financial Instruments. The assets of TPG Pace will be stated at historical cost. The TPG Pace Statement of Operations would reflect a continuation of the TPG Pace results. Under this treatment, the equity method investment will be marked-to-market each reporting period and the corresponding gains and losses will be recorded in the Statement of Operations.

The Company is currently evaluating the accounting treatment related to its warrants upon the close of the Transaction at which point the Company expects that the warrants will be subject to liability accounting. Therefore, for purposes of the unaudited pro forma condensed combined financial information, all warrants are classified as derivative liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change.

Additionally, Nerdy Inc. is currently evaluating the accounting treatment of the TPG Pace Founders shares and related Sponsor Earnout shares. For the purposes of the unaudited pro forma condensed financial information presented under the Maximum redemption scenario, the TPG Pace Founders shares and Sponsor Earnout shares are accounted for as stock-based compensation which is recognized upon the completion of the Transaction.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Nerdy Inc.’s financial condition or results of operations would have been had the Transaction, the PIPE Financing, and the Forward Purchase Agreements occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Nerdy Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Pro Forma Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined information contained herein assumes that the TPG Pace’s shareholders approve the Transaction. TPG Pace’s public shareholders may elect to redeem their public shares for cash even if they approve the Transaction. TPG Pace cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, Nerdy Inc. has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios, which produce different allocations of total Nerdy Inc. equity between holders of the ordinary shares as described below:

•

Assuming no redemptions: This presentation assumes that none of TPG Pace’s public shareholders will exercise their redemption rights with respect to their TPG Pace public shares upon consummation of the Transaction.

•

Illustrative Redemption: This scenario assumes that 50% or 22,500,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed. Other than the net tangible asset requirement and the 15% threshold described elsewhere in the proxy statement/prospectus, TPG Pace has no specified Maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

•

Maximum redemptions: This scenario assumes 45,000,000 Class A ordinary shares held by TPG Pace’s public shareholders are redeemed for an aggregate payment of approximately $450,000,013. Other than the $5,000,001 net tangible asset requirement (which will be satisfied by the PIPE Financing and Forward Purchase Agreements) and the limitation on any group redeeming in excess of 15% of total outstanding shares described elsewhere in the proxy statement/prospectus, TPG Pace has no specified Maximum redemption threshold under its amended and restated memorandum and articles of association. As noted above, the Minimum Available Cash Condition is expected to be met with the combined proceeds of the Forward Purchase Agreements and the PIPE Financing.

The actual results will be within the parameters described by the three scenarios. However, there can be no assurance regarding that any of the three scenarios will equal the actual results. Further, the actual redemptions of TPG Pace public shares may exceed the illustrative example provided. We have provided the illustrative scenario as we believe it is a meaningful representation of a high redemption scenario for TPG Pace based on our evaluation of redemption levels in the initial business combinations completed by other blank check companies who completed initial public offerings during the twelve months ended March 15, 2021 with proceeds in excess of $200 million. The average redemption level across all of those transactions was approximately 21%. Under both the no redemption scenario and illustrative redemption scenario, Nerdy is considered the “accounting acquirer”, and thus the Transaction is reflected in the unaudited pro forma condensed combined financial information as a reverse recapitalization whereby Nerdy is issuing equity in exchange for the net assets of TPG Pace, as further discussed in Note 1, Basis of Presentation. However, to the extent more than approximately 22,500,000 of the holders of TPG Pace public shares elected to redeem their shares for a pro rata portion of the funds contained in the trust account as of March 31, 2021, management believes the Transaction would result in TPG Pace acquiring an equity method investment in Nerdy.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

				No Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)
Assets
Current assets
Cash and cash equivalents	$1,709	$25,565	$—	450,013	(A)	$293,314
				150,000	(B)
				150,000	(C)
				(388,153)	(E)
				(15,750)	(F)
				(7,067)	(G)
				(29,716)	(H)
				(41,287)	(I)
				(2,000)	(T)
Accounts receivable, net	—	1,260	—	—		1,260
Prepaid expenses	238	939	—	—		1,177
Other current assets	—	1,104	—	—		1,104

Total current assets	1,947	28,868	—	266,040		296,855
Fixed assets, net	—	9,953	—	—		9,953
Goodwill	—	5,717	—	—		5,717
Intangible assets, net	—	8,293	—	—		8,293
Other assets	—	1,184	—	—		1,184
Deferred issuance costs	—	1,788		(1,788)	(U)	(0)
Deferred tax assets	—	—	—	—	(J)	—
Investments held in Trust Account	450,013	—	—	(450,013)	(A)	—

Total assets	$451,960	$55,803	$—	$(185,761)		$322,002

Liabilities redeemable preferred units, and members’ Equity
Current liabilities
Accounts payable	$—	$4,324	$—	$(1,439)	(G)	$2,885
Other current liabilities	—	8,444	4,161	(5,628)	(G)	6,977
Promissory note	—	7,936	—			7,936
Deferred revenue	—	18,640	—			18,640
Accrued professional fees and other expenses	4,161	—	(4,161)	—	(G)	—
Note payable to Sponsor	2,000	—	—	(2,000)	(T)	—
Derivative liabilities	26,720	—	—	(620)	(S)	26,100

Total current liabilities	32,881	39,344	—	(9,687)		62,538
Other liabilities	—	1,504	—			1,504
Long-term debt, net	—	39,810	—	(39,453)	(I)	357
Tax receivable agreement liability	—	—	—	—	(K)	—
Deferred underwriting commissions	15,750	—	—	(15,750)	(F)	—
Earnout liability	—	—	—	62,583	(M)	62,583

Total liabilities	48,631	80,658	—	(2,307)		126,982
Commitments and Contingencies
Redeemable shares
TPG Pace Class A ordinary shares subject to redemption - 45,000,000 as of March 31, 2021, at a redemption value of $10.00 per share	450,013	—		(450,013)	(N)	—

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

				No Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)
Redeemable preferred units
Nerdy Class B Redeemable Preferred Units, no par value - 40,499,299 units authorized, issued and outstanding as of March 31, 2021	—	259,638		(259,638)	(E)	—
Nerdy Class C Redeemable Preferred Units, no par value - 18,586,623 units authorized, issued and outstanding as of March 31, 2021	—	119,158		(119,158)	(E)	—
Shareholders’ equity
Nerdy Class A Preferred Units, no par value - 7,906,980 units authorized, issued and outstanding as of March 31, 2021	—	3,309		(3,309)	(E)	—
Nerdy Class A-1 Preferred Units, no par value - 7,822,681 units authorized, issued and outstanding as of March 31, 2021	—	3,398		(3,398)	(E)	—
Nerdy Common units, $0.000001 par value - 85,564,605 units authorized, issued and outstanding as of March 31, 2021	—	86		(86)	(E)	—
Nerdy Class A ordinary shares, $0.0001 par value - 200,000,000 shares authorized; 2,046,599 shares issued and outstanding as of March 31, 2021	—	—		—		—
TPG Pace Class F ordinary shares, $0.0001 par value - 20,000,000 shares authorized, 11,250,000 shares issued and outstanding as of March 31, 2021	1	—		(1)	(Q)	—
Noncontrolling interest	—	—		78,678	(O)	78,678
Class A common shares				1	(B)	5
				1	(C)
				2	(E)
				1	(Q)
Class B common shares				7	(E)	7
Additional paid-in capital	—	7,335		149,999	(B)	558,756
				149,999	(C)
				(388,153)	(E)
				(28,083)	(H)
				450,013	(N)
				385,589	(E)
				(9)	(E)
				(78,545)	(O)
				(46,685)	(P)
				21,047	(R)
				(62,583)	(M)
				620	(S)
				(1,788)	(U)

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

				No Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)
Accumulated deficit	(46,685)	(418,109)		(1,633)	(H)	(442,623)
				(1,834)	(I)
				46,685	(P)
				(21,047)	(R)

Accumulated other comprehensive loss	—	330		(133)	(O)	197

Total redeemable shares, redeemable preferred units and members’ equity	403,329	(24,855)		(183,454)		195,020

Total liabilities, redeemable shares, redeemable preferred units, and members’ equity	$451,960	$55,803		$(185,761)		$322,002

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

				Illustrative Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming Illustrative redemptions)	Notes	Pro Forma Combined (Assuming Illustrative redemptions)
Assets
Current assets
Cash and cash equivalents	$1,709	$25,565	$ —	225,007	(D)	$189,329
				150,000	(B)
				150,000	(C)
				(275,007)	(E)
				(7,875)	(F)
				(7,067)	(G)
				(29,716)	(H)
				(41,287)	(I)
				(2,000)	(T)
Accounts receivable, net	—	1,260	—	—		1,260
Prepaid expenses	238	939	—	—		1,177
Other current assets	—	1,104	—	—		1,104

Total current assets	1,947	28,868	—	162,055		192,870
Fixed assets, net	—	9,953	—	—		9,953
Goodwill	—	5,717	—	—		5,717
Intangible assets, net	—	8,293	—	—		8,293
Other assets	—	1,184	—	—		1,184
Deferred issuance costs	—	1,788		(1,788)	(U)	—
Deferred tax assets	—	—	—	—	(J)	—
Investments held in Trust Account	450,013	—	—	(450,013)	(D)	—

Total assets	$451,960	$ 55,803	$ —	$(289,746)		$218,017

Liabilities redeemable preferred units, and members’ Equity
Current liabilities
Accounts payable	$ —	$ 4,324	$ —	$ (1,439)	(G)	$ 2,885
Other current liabilities	—	8,444	4,161	(5,628)	(G)	6,977
Promissory note	—	7,936	—	—		7,936
Deferred revenue	—	18,640	—	—		18,640
Accrued professional fees and other expenses	4,161	—	(4,161)	—	(G)	—
Note payable to Sponsor	2,000	—	—	(2,000)	(T)	—
Derivative liabilities	26,720	—	—	(620)	(S)	26,100

Total current liabilities	32,881	39,344	—	(9,687)		62,538
Other liabilities	—	1,504	—	—		1,504
Long-term debt, net	—	39,810	—	(39,453)	(I)	357
Tax receivable agreement liability	—	—	—	—	(L)	—
Deferred underwriting commissions	15,750	—	—	(15,750)	(F)	—
Earnout liability	—	—	—	62,583	(M)	62,583

Total liabilities	48,631	80,658	—	(2,307)		126,982
Commitments and Contingencies
Redeemable shares
TPG Pace Class A ordinary shares subject to redemption - 45,000,000 as of March 31, 2021, at a redemption value of $10.00 per share	450,013	—		(450,013)	(N)	—
Redeemable preferred units
Nerdy Class B Redeemable Preferred Units, no par value - 40,499,299 units authorized, issued and outstanding as of March 31, 2021	—	259,638		(259,638)	(E)	—
Nerdy Class C Redeemable Preferred Units, no par value - 18,586,623 units authorized, issued and outstanding as of March 31, 2021	—	119,158		(119,158)	(E)	—

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

				Illustrative Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments (Assuming Illustrative redemptions)	Notes	Pro Forma Combined (Assuming Illustrative redemptions)
Shareholders’ equity				—		—
Nerdy Class A Preferred Units, no par value - 7,906,980 units authorized, issued and outstanding as of March 31, 2021	—	3,309	—	(3,309)	(E)	—
Nerdy Class A-1 Preferred Units, no par value - 7,822,681 units authorized, issued and outstanding as of March 31, 2021	—	3,398	—	(3,398)	(E)	—
Nerdy Common units, $0.000001 par value - 85,564,605 units authorized, issued and outstanding as of March 31, 2021	—	86	—	(86)	(E)	—
Nerdy Class A ordinary shares, $0.0001 par value - 200,000,000 shares authorized; 2,046,599 shares issued and outstanding as of March 31, 2021	—	—	—	—		—
TPG Pace Class F ordinary shares, $0.0001 par value - 20,000,000 shares authorized, 11,250,000 shares issued and outstanding as of March 31, 2021	1	—	—	(1)	(Q)	—
Noncontrolling interest	—	—	—	45,294	(O)	45,294
Class A common shares				1	(B)	5
				1	(C)
				2	(E)
				1	(Q)
Class B common shares			—	8	(E)	8
Additional paid-in capital	—	7,335	—	149,999	(B)	488,185
				149,999	(C)
				(275,007)	(E)
				(28,083)	(H)
				450,013	(N)
				385,589	(E)
				(10)	(E)
				(45,130)	(O)
				(46,685)	(P)
				21,047	(R)
				(62,583)	(M)
				(225,006)	(D)
				7,875	(F)
				620	(S)
				(1,788)	(U)
Accumulated deficit	(46,685)	(418,109)	—	(1,633)	(H)	(442,623)
				(1,834)	(I)
				46,685	(P)
				(21,047)	(R)
Accumulated other comprehensive loss	—	330	—	(164)	(O)	166

Total redeemable shares, redeemable preferred units and members’ equity	403,329	(24,855)		(287,439)		91,035

Total liabilities, redeemable shares, redeemable preferred units, and members’ equity	$451,960	$55,803		$(289,746)		$218,017

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

		Maximum Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Transaction Accounting Adjustments (Assuming Maximum redemptions)	Notes	Pro Forma (Assuming Maximum redemptions)
Assets
Current assets
Cash and cash equivalents	$1,709	$150,000	(KK)	$—
		150,000	(LL)
		(283,000)	(NN)
		(4,161)	(PP)
		(12,839)	(QQ)
		(2,000)	(WW)
		291	(XX)
Accounts receivable, net	—	—		—
Prepaid expenses	238	—		238
Other current assets	—	—		—

Total current assets	1,947	(1,709)		238
Fixed assets, net	—	—		—
Goodwill	—	—		—
Intangible assets, net	—	—		—
Other assets	—	—		—
Deferred issuance costs	—	—		—
Deferred tax assets	—	—	(RR)	—
Investments held in Trust Account	450,013	(450,013)	(MM)	—
Equity method investment	—	283,000	(NN)	283,000

Total assets	$451,960	$(168,722)		$283,238

Liabilities redeemable preferred units, and members’ Equity
Current liabilities
Accounts payable	$—	$291	(XX)	$291
Other current liabilities	—	—		—
Promissory note		—		—
Deferred revenue		—		—
Accrued professional fees and other expenses	4,161	(4,161)	(PP)	—
Note payable to Sponsor	2,000	(2,000)	(WW)	—
Derivative liabilities	26,720	(620)	(UU)	26,100

Total current liabilities	32,881	(6,490)		26,391
Other liabilities	—			—
Long-term debt, net	—			—
Tax receivable agreement liability	—	—	(SS)	—
Deferred underwriting commissions	15,750	(15,750)	(OO)	—
Earnout liability	—	62,583	(TT)	31,291
		(31,292)	(YY)

Total liabilities	$48,631	$9,051		$57,682
Commitments and Contingencies
Redeemable shares
TPG Pace Class A ordinary shares subject to redemption - 45,000,000 as of March 31, 2021, at a redemption value of $10.00 per share	450,013	(450,013)	(MM)	—

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

(amounts in thousands)

Maximum Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Transaction Accounting Adjustments (Assuming Maximum redemptions)	Notes	Pro Forma (Assuming Maximum redemptions)
Shareholders’ equity

TPG Pace Class F ordinary shares, $0.0001 par value - 20,000,000 shares authorized, 11,250,000 shares issued and outstanding as of March 31, 2021	1	(1)	(VV)	—
Class A common shares		1	(KK)	4
		1	(LL)
		1	(YY)
		1	(VV)
Class B common shares	—	—		—
Additional paid-in capital	—	149,999	(KK)	384,405
		149,999	(LL)
		15,750	(OO)
		(62,583)	(TT)
		31,292	(YY)
		620	(UU)
		(8,500)	(QQ)
		107,828	(YY)
Accumulated deficit	(46,685)	(107,829)	(YY)	(158,853)
		(4,339)	(QQ)
Accumulated other comprehensive loss	—	—		—

Total redeemable shares and shareholders’ equity	403,329	(177,773)		225,556

Total liabilities, redeemable shares and shareholders’ equity	$451,960	$(168,722)		$283,238

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Three Months Ended

March 31, 2021

(amounts in thousands, except share and per share amounts)

				No Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassifications	Transaction Accounting Adjustments (Assuming no redemptions)	Notes	Pro Forma Combined (Assuming no redemptions)
Revenue	$—	$34,565	$—	$—		$34,565
Cost of revenue	—	11,192	—	—		11,192

Gross profit	—	23,373	—	—		23,373

Sales and marketing expenses	—	14,582		—		14,582
Professional fees and other expenses	4,492	—	(4,492)			—
General and administrative expenses	—	13,245	4,492	8,178	(V)	25,915
Change in fair value of derivatives	(32,817)	—	—	17,350	(W)	(15,467)

Operating income (loss)	28,325	(4,454)	—	(25,528)		(1,657)

Interest expense (income)	(7)	1,244	—	(1,223)	(X)	21
	—	—	—	7	(Y)
Other expense (income), net	—	28	—	—		28

Income (loss) before income taxes	28,332	(5,726)	—	(24,312)		(1,706)
Income tax benefit	—	—	—	—	(Z)	—

Net income (loss)	28,332	(5,726)	—	(24,312)		(1,706)
Net loss attributable to noncontrolling interest	—	—	—	(686)	(AA)	(686)
Net loss attributable to Nerdy, Inc.	$28,332	$(5,726)	$—	$(23,626)		$(1,020)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$0.50				(BB)	$(0.01)
Class F ordinary shares - basic and diluted	$0.50					$—
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	45,000,000					101,526,296
Class F ordinary shares - basic and diluted	11,250,000					—

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Three Months Ended

March 31, 2021

(amounts in thousands, except share and per share amounts)

				Illustrative Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassifications	Transaction Accounting Adjustments (Assuming Illustrative redemptions)	Notes	Pro Forma Combined (Assuming Illustrative redemptions)
Revenue	$—	$34,565	$—	$—		$34,565
Cost of revenue	—	11,192	—	—		11,192

Gross profit	—	23,373	—	—		23,373
Sales and marketing expenses	—	14,582		—		14,582
Professional fees and other expenses	4,492	—	(4,492)	—		—
General and administrative expenses	—	13,245	4,492	8,178	(V)	25,915
Change in fair value of derivatives	(32,817)	—	—	17,350	(W)	(15,467)

Operating income (loss)	28,325	(4,454)	—	(25,528)		(1,657)
Interest expense (income)	(7)	1,244	—	(1,223)	(X)	21
	—	—	—	7	(Y)
Other expense (income), net	—	28	—	—		28

Income (loss) before income taxes	28,332	(5,726)	—	(24,312)		(1,706)
Income tax benefit	—	—	—	—	(Z)	—

Net income (loss)	28,332	(5,726)	—	(24,312)		(1,706)
Net loss attributable to noncontrolling interest	—	—	—	(851)	(AA)	(851)
Net loss attributable to Nerdy, Inc.	$28,332	$(5,726)	$—	$(23,461)		$(855)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$0.50				(BB)	$(0.01)
Class F ordinary shares - basic and diluted	$0.50					$—
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	45,000,000					79,890,072
Class F ordinary shares - basic and diluted	11,250,000					—

Unaudited Pro Forma Condensed

Statement of Operations for the Three Months Ended

March 31 2021

(amounts in thousands, except share and per share amounts)

		Maximum Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Transaction Accounting Adjustments (Assuming Maximum redemptions)	Notes	Pro Forma (Assuming Maximum redemptions)
Revenue	$—	$—		$—
Cost of revenue	—	—		—

Gross profit	—	—		—

Sales and marketing expenses	—	—		—
Professional fees and other expenses	4,492	4,339	(ZZ)	8,831
General and administrative expenses	—			—
Change in fair value of derivatives	(32,817)	17,350	(AAA)	(15,467)
Gain (Loss) on equity method investment		—	(BBB)	—

Operating income (loss)	28,325	(21,689)		6,636

Interest expense (income)	(7)	7	(CCC)	—
	—	—
Other expense (income), net	—	—		—

Income (loss) before income taxes	28,332	(21,696)		6,636
Income tax benefit	—	—	(DDD)	—

Net income (loss)	$28,332	$(21,696)		$6,636

Net income per ordinary share
Class A ordinary shares - basic	$0.50		(EEE)	$0.10
Class A ordinary shares - diluted	$0.50		(EEE)	$0.04
Class F ordinary shares - basic and diluted	$0.50		(EEE)	$—
Weighted average shares outstanding
Class A ordinary shares - basic	45,000,000			59,102,747
Class A ordinary shares - diluted	45,000,000			164,325,342
Class F ordinary shares - basic and diluted	11,250,000			—

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Year Ended

December 31, 2020

(amounts in thousands, except share and per share amounts)

				No Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassifications	Transaction Accounting Adjustments (Assuming no redemptions)	Notes		Pro Forma Combined (Assuming no redemptions)
Revenue	$—	$103,968	$—	$—			$103,968
Cost of revenue	—	34,834	—	—			34,834

Gross profit	—	69,134	—	—			69,134

Sales and marketing expenses	—	43,838		—			43,838
Professional fees and other expenses	1,396	—	(1,396)				—
General and administrative expenses	—	43,231	1,396	38,482	(CC	)	83,109
Change in fair value of derivatives	31,927	—	—	(17,970)	(DD	)	13,957

Operating loss	(33,323)	(17,935)	—	(20,512)			(71,770)

Interest expense (income)	(6)	4,904	—	(4,844)	(EE	)	54
	—	—	—	1,947	(FF	)	1,947
				6	(GG	)	6
Other expense (income), net	—	1,824	—	—			1,824

Loss before income taxes	(33,317)	(24,663)	—	(17,621)			(75,601)
Income tax benefit	—	—	—	—	(HH	)	—

Net loss	(33,317)	(24,663)	—	(17,621)			(75,601)
Net loss attributable to noncontrolling interest	—	—	—	(30,497)	(II	)	(30,497)
Net loss attributable to Nerdy, Inc.	$(33,317)	$(24,663)	$—	$12,876			$(45,104)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$(2.58)				(JJ	)	$(0.44)
Class F ordinary shares - basic and diluted	$(0.37)						$—
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	10,327,869						101,526,296
Class F ordinary shares - basic and diluted	18,050,376						—

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Year Ended

December 31, 2020

(amounts in thousands, except share and per share amounts)

				Illustrative Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassifications	Transaction Accounting Adjustments (Assuming Illustrative redemptions)	Notes		Pro Forma Combined (Assuming Illustrative redemptions)
Revenue	$—	$103,968	$—	$—			$103,968
Cost of revenue	—	34,834	—	—			34,834

Gross profit	—	69,134	—	—			69,134

Sales and marketing expenses	—	43,838		—			43,838
Professional fees and other expenses	1,396	—	(1,396)	—			—
General and administrative expenses	—	43,231	1,396	38,482	(CC	)	83,109
Change in fair value of derivatives	31,927	—	—	(17,970)	(DD	)	13,957

Operating loss	(33,323)	(17,935)	—	(20,512)			(71,770)

Interest expense (income)	(6)	4,904	—	(4,844)	(EE	)	54
	—	—	—	1,947	(FF	)	1,947
				6	(GG	)	6
Other expense (income), net	—	1,824	—				1,824

Loss before income taxes	(33,317)	(24,663)	—	(17,621)			(75,601)
Income tax benefit	—	—	—	—	(HH	)	—

Net loss	(33,317)	(24,663)	—	(17,621)			(75,601)
Net loss attributable to noncontrolling interest	—	—	—	(37,615)	(II	)	(37,615)
Net loss attributable to Nerdy, Inc.	$(33,317)	$(24,663)	$—	$19,994			$(37,986)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$(2.58)				(JJ	)	$(0.48)
Class F ordinary shares - basic and diluted	$(0.37)						$—
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	10,327,869						79,890,072
Class F ordinary shares - basic and diluted	18,050,376						—

Unaudited Pro Forma Condensed

Statement of Operations for the Year Ended

December 31, 2020

(amounts in thousands, except share and per share amounts)

		Maximum Redemption Scenario
	TPG Pace Tech Opportunities Corp. (Historical)	Transaction Accounting Adjustments (Assuming Maximum redemptions)	Notes		Pro Forma (Assuming Maximum redemptions)
Revenue	$—	$—			$—
Cost of revenue	—	—			—

Gross profit	—	—			—

Sales and marketing expenses	—	—			—
Professional fees and other expenses	1,396	8,500	(FFF)		9,896
General and administrative expenses	—	123,072	(GGG)		123,072
Change in fair value of derivatives	31,927	(17,970)	(HHH)		13,957
Loss on equity method investments		—	(III)		—

Operating loss	(33,323)	(113,602)			(146,925)

Interest expense (income)	(6)	6	(JJJ)		—
	—	—
Other expense (income), net	—	—			—

Loss before income taxes	(33,317)	(113,608)			(146,925)
Income tax benefit	—	—	(KKK)		—

Net loss	$(33,317)	$(113,608)			$(146,925)

Net loss per ordinary share
Class A ordinary shares - basic and diluted	$(2.58)		(LLL	)	$(2.49)
Class F ordinary shares - basic and diluted	$(0.37)				$—
Weighted average shares outstanding
Class A ordinary shares - basic and diluted	10,327,869				59,102,747
Class F ordinary shares - basic and diluted	18,050,376				—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Transaction consist of those necessary to account for the Transaction. The pro forma adjustments are prepared to illustrate the estimated effect of the Transaction, the PIPE Financing, the Forward Purchase Agreements, and certain other adjustments.

Under either the no redemption or illustrative redemption scenarios, the Transaction will be accounted for as a reverse recapitalization because Nerdy has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and illustrative redemption scenario:

•

Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with two managers being designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will hold the majority of, among others, voting rights in Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will have the right to appoint the majority of the directors on the Nerdy Inc. Board;

•	Senior management of Nerdy will comprise the senior management of Nerdy Inc.;

•	Operations of Nerdy will comprise the ongoing operations of Nerdy Inc; and

•	Nerdy is significantly larger than TPG Pace in terms of revenue, total assets (excluding cash) and employees.

Under the reverse recapitalization model, the Transaction will be treated as Nerdy issuing equity for the net assets of TPG Pace, with no goodwill or intangible assets recorded.

Under the maximum redemption scenario, the Transaction will be accounted for as an acquisition of a minority interest in Nerdy LLC by TPG Pace which will be accounted for as an equity method investment in conformity with GAAP. In the event that redemptions exceed 52.2%, such Managers shall be designated as follows: (i) two (2) Persons shall be individuals designated by PubCo; (ii) one (1) Person shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its affiliates, so long as TCV VIII, L.P. remains a member; and (iv) one (1) Person shall be designated by Davis VT LLC or its affiliates, so long as Davis VT LLC remains a member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the member holding the next greatest number of OpCo Units after PubCo and any other members then holding Manager designation rights. TPG Pace expects to account for Nerdy as an equity method investment. The ongoing financial statements of the registrant will reflect the net assets of TPG Pace at historical cost and the TPG Pace investment in Nerdy will be accounted for as an equity method investment.

Note 2—Reclassifications

Certain reclassification adjustments have been made to the No Redemption and Illustrative Redemption scenarios to conform TPG Pace’s financial statement presentation to that of Nerdy’s as noted below:

a.

TPG Pace’s Accrued professional fees and other expenses was reclassified to Other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021. The reclassification has no impact on Total current liabilities.

b.

TPG Pace’s Professional fees and other expenses were reclassified to General and administrative expenses on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 and the three months ended March 31, 2021. The reclassification had no impact on Operating loss.

Note 3—Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)

Represents the release of the restricted investments and cash held in the TPG Pace trust account upon consummation of the Transaction at closing under the no redemption scenario. Accordingly, Cash and cash equivalents increased $450,013 thousand with a corresponding decrease to Investments held in Trust Account.

(B)

Represents the gross proceeds from the issuance, in the PIPE Financing to certain investors of 15,000,000 shares of Class A Common Stock with a par value of $0.01 per share at a price of $10.00 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital. Transaction costs incurred related to the PIPE financing are discussed in tick mark (H) below.

(C)

Represents the issuance in the Forward Purchase Agreements to certain investors of 16,116,750 shares of Class A Common Stock with a par value of $0.01 at a blended price of $9.31 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital. Transaction costs incurred related to the Forward Purchase Agreements are discussed in tick mark (H), below. In conjunction with the Forward Purchase Arrangements Nerdy Inc. will issue 3,000,000 warrants to purchase Class A common Stock, which are included within the Company’s derivative liabilities.

(D)

Represents the amount paid to TPG Pace shareholders who are assumed to exercise redemption rights under the illustrative redemption scenario. Under the illustrative redemption scenario 22,500,000 Class A shares would be redeemed for aggregate redemption payments of $225,007 thousand allocated to Additional paid-in capital with a par value of $0.01 per share and a redemption price of $10.00 per share with a corresponding decrease to Investments held in Trust Account. The remaining $225,007 of cash held in the trust account is released upon consummation of the transaction at closing. Accordingly, Cash and cash equivalents increased $225,007 with a corresponding decrease to Investments held in Trust Account.

(E)

Represents an exchange of equity interests in Nerdy, including all issued and outstanding Class B Redeemable Preferred Units, Class C Redeemable Preferred Units, Class A Preferred Units, Class A-1 Preferred Units, and Common Units. Under the no redemption scenario, in exchange for their equity interests in Nerdy, investors will receive 17,526,296 Class A Shares with a par value of $0.01 per share and 68,658,382 Class B Shares with a par value of $0.01 per share, including shares issued to settle the Companies’ vested PIUs and UARs, as well as the cash consideration payable to Nerdy shareholders of $388,153 thousand. Under the illustrative redemption scenario, in exchange for their interest in Nerdy, investors will receive 18,390,072 Class A shares with a par value of $0.01 per share and 79,109,928 Class B shares with a par value of $0.01 per share as well as cash consideration payable to Nerdy shareholders of $275,007 thousand.

(amounts in thousands)	No Redemption Scenario	Illustrative Redemption Scenario
Retirement of Nerdy LLC ownership interests
Nerdy Class B Redeemable Preferred Units	$(259,638)	$(259,638)
Nerdy Class C Redeemable Preferred Units	(119,158)	(119,158)
Nerdy Class A Preferred Units	(3,309)	(3,309)
Nerdy Class A-1 Preferred Units	(3,398)	(3,398)
Nerdy Class A Ordinary shares	(86)	(86)

	$(385,589)	$(385,589)

Cash consideration to Nerdy LLC shareholders	$388,153	$275,007

(F)

Nerdy Inc. Underwriting fees are due based on the number of shares of Nerdy Inc. Class A Common Stock issued to the current holders of TPG Pace Class A Common Stock. Under a no redemption scenario, $15,750 thousand of deferred underwriting costs will be paid to the underwriters at the closing of the Transaction. Accordingly, the payment results in a decrease to Cash and cash equivalents of $15,750 with a corresponding decrease to Deferred underwriting compensation. In the illustrative redemption scenario, only 22,500,000 shares of Class A Common Stock will be issued to the current TPG Pace Class A Stockholders. Accordingly, only half of the underwriting fees will be paid and Deferred underwriting compensation will decrease by $15,750 thousand with a corresponding decrease in Cash and cash equivalents of $7,875 thousand and an increase of $7,875 thousand of Additional paid-in capital.

(G)

Represents payment of TPG Pace’s and Nerdy’s accrued transaction expenses of $4,161 thousand and $2,906 thousand, respectively. Accordingly, Cash and cash equivalents decreased $7,067 thousand, Accounts payable decreased $1,439 thousand and Other current liabilities decreased by $5,628 thousand.

(H)

Reflects the payment of $29,716 thousand of estimated transaction costs at close in connection with the Transaction. Of the total, $6,216 thousand relates to advisory, legal and other fees, $15,000 thousand relates to capital market advisory expenses, $3,000 thousand relates to PIPE fees and $5,500 thousand relates to Forward Purchase Agreement fees. Of these expenses, $28,083 thousand are expected to be recorded within Additional paid-in capital and the remaining $1,633 thousand will be included within Accumulated Deficit. These costs exclude amounts accrued in tickmark (G) and amounts which were previously paid and expensed of $2,218 thousand.

(I)

Reflects cash payments to extinguish Nerdy’s existing Loan and Security Agreement in the amount of approximately $41,287 thousand (inclusive of approximately $1,834 thousand of debt extinguishment costs). Accordingly, Cash and cash equivalents decreased by $41,287 thousand with a corresponding decrease in long-term debt of $39,453 thousand and an increase in interest expense of $1,834 thousand which is reflected on the Unaudited Pro Forma Condensed Combined Balance Sheet as a decrease in Accumulated Deficit.

(amounts in thousands)	No Redemption Scenario	Illustrative Redemption Scenario
Repayment of Loan and Security Agreement	$(39,000)	$(39,000)
Payment of accrued paid-in-kind interest	(337)	(337)
Payment of accrued end of term charge	(474)	(474)
Write-off of unamortized debt issuance costs	358	358

Pro forma decrease in long-term debt	$(39,453)	$(39,453)

Payment of end of term charge	$(696)	$(696)
Payment of early repayment penalty	(780)	(780)
Write-off of Unamortized debt issuance costs	(358)	(358)

Pro forma debt extinguishment expense	$(1,834)	$(1,834)

Pro forma decrease in cash to extinguish LSA	$(41,287)	$(41,287)

(J)

Represents adjustments to reflect applicable deferred tax assets. Under both the no redemption and illustrative redemption scenarios, the Companies’ deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. As such, the Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. The deferred taxes are primarily related to (1) the tax basis step up in Nerdy, Inc.’s investment in Nerdy, and (2) the Combined Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4.4%; and (3) a valuation allowance of $65,084 thousand and $57,805 thousand in the no redemption and illustrative redemption scenarios, respectively.

(K)

Upon the completion of the Transaction, Nerdy, Inc. will be a party to a tax receivable agreement. Under the terms of that agreement, Nerdy Inc. generally will be required to pay to certain parties to the agreement 85% of the tax savings that Nerdy, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement.

In both the no redemptions and illustrative redemption scenarios, the Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Class B Units in Nerdy LLC as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. Accordingly, the Company has not recorded a liability related to the tax receivable agreement as of March 31, 2021, as the liability is not considered to be probable in accordance with ASC 450 - Contingencies.

In the no redemption scenario, $388,153 thousand of cash will be paid to historical owners of Nerdy, which results in a gross potential tax receivable agreement liability of $115,969 thousand assuming: (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (net of the federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. Nerdy Inc. anticipates that it will account for the income tax effects resulting from future taxable exchanges of Nerdy Common Units by historical owners of Nerdy for Nerdy Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Nerdy, Inc. will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, Nerdy, Inc. will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of Nerdy Common Units by historical owners of Nerdy, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in Nerdy Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. As no tax benefits arising from the results of future exchanges have been included in the unaudited pro forma condensed combined financial statements, the related tax receivable agreement liability is also excluded. However, if all of the Nerdy Common Units were exchanged (in each case, together with a corresponding number of shares of Nerdy Inc. Class B Common Stock), immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $371,724 thousand and a non-current liability of approximately $315,965 thousand based on our estimate of the aggregate amount that we will pay under the tax receivable agreement as a result of such future exchanges, assuming: (i) a price of $10.00 per share; (ii) a constant corporate tax rate of 25.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Assuming no change in the other assumptions, a $1.00 increase (decrease) in the assumed price per share would increase (decrease) the incremental deferred tax asset and non-current liability that we would recognize if all of Nerdy Common Units were exchanged, immediately following the completion of this offering by approximately $34,390 thousand and $29,231 thousands, respectively.

(L)

Assuming no change in the other assumptions, if only 50% of Nerdy Common Units were exchanged (rather than all), immediately following the completion of this offering we would recognize only 50% of the incremental deferred tax asset and non-current liability that we would recognize if all of the Nerdy Common Units were exchanged. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we may recognize as a result of any such future exchanges will differ based on, among other things: (i) the amount and timing of future exchanges of Nerdy Common Units, and the extent to which such exchanges are taxable; (ii) the price per share of Nerdy, Inc. Class A shares at the time of the exchanges; (iii) the amount and timing of future income against which to offset the tax benefits; and (iv) the tax rates then in effect.

Under the illustrative redemption scenario, $275,007 thousand of cash will be paid to historical owners of Nerdy, which results in a gross potential tax receivable liability of $84,160 thousand, assuming: (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (net of the federal benefit) (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. Nerdy Inc. anticipates that it will account for the income tax effects resulting from future taxable exchanges of Nerdy Common Units by historical owners of Nerdy for Nerdy Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Nerdy, Inc. will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, Nerdy, Inc. will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of Nerdy Common Units by historical owners of Nerdy, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in Nerdy Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. As no tax benefits arising from the results of future exchanges have been included in the unaudited pro forma condensed combined financial statements, the related tax receivable agreement liability is also excluded.

(M)

Reflects the recording of the liability for contingent earnout share consideration due to Nerdy’s equity holders and TPG Pace’s equity holders. These shares are outstanding and participate in any Company dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to Nerdy and TPG Pace equity holders and will be forfeited if set market share price milestones are not met within a period of 60 months following the Transaction. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. Due to conditions surrounding the change in control of the earnout agreement, earnout consideration is recorded as a noncurrent liability at the fair market value of the earnout shares of $62,583 thousand with a corresponding decrease to Additional paid-in capital.

(N)

Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing. Accordingly, this adjustment reflects a decrease in TPG Pace Class A ordinary shares of $450,013 thousand with a corresponding increase to Additional paid-in capital.

(O)

The respective controlling interests and noncontrolling interests in Nerdy as reflected in Nerdy Inc.’s financial statements depend on the level of redemptions. The possible range of controlling interests is 50.2%-59.7% and the possible range of noncontrolling interests is 49.8% - 40.3%. For purposes of the unaudited pro forma condensed combined financial information, 59.7% controlling interest and 40.3% noncontrolling interests had been used assuming no redemption scenario. For the illustrative redemption scenario, 50.2% controlling interest and 49.8% noncontrolling interest has been applied. Following the Closing of the Transaction, Class A shareholders will own direct controlling interests in the combined results of Nerdy and Nerdy Inc. while the Nerdy unitholders will own an economic interest in Nerdy shown as noncontrolling interest in the financial statements of Nerdy Inc. The indirect economic interests are held by the Nerdy unitholders in the form of Nerdy Common Units that can be redeemed for Class A shares or cash in an amount equal to the fair market value of Class A shares at the option of Nerdy Inc. Exchanges of indirect economic interests for cash are required to be funded by the sale of Class A shares within 5 business days of the Redemption Notice Date. If Nerdy Inc. elects that the redeemed Nerdy Common Units will be settled in cash, the cash used to settle the redemption of the Nerdy Common Units must be funded through a private or public offering of Class A Shares no later than five business days after the Redemption Notice Date.

The noncontrolling interest will decrease as Class B shares and Nerdy Common Units are exchanged for Class A shares in Nerdy Inc. The calculation of noncontrolling interest is based on the net assets of Nerdy LLC following the completion of the Transaction. Both the Nerdy Earnout Consideration Shares and the Sponsor Earnout Consideration shares will be excluded from the calculation of the Companies’ noncontrolling interest until such time they become vested. Accordingly, in the no redemption scenario, noncontrolling interest increased by $78,678 thousand with a corresponding decrease in accumulated other comprehensive income (“AOCI”) and additional paid in capital (“APIC”) of $133 thousand and $78,545 thousand, respectively. In the illustrative redemption scenario, noncontrolling interest increased by $45,294 thousand with a corresponding decrease in AOCI and APIC of $164 thousand and $45,130 thousand, respectively.

(P)	Reflects the elimination of TPG Pace’s historical Accumulated deficit of $46,685 thousand.

(Q)	Represents the conversion of TPG Pace Class F shares with a par value of $0.01 per share to Nerdy Inc. Class A Shares with a par value of $0.01 per share.

(R)

Represents expense related to Unit Appreciation Rights (“UARs”) held by Nerdy employees which will be converted into Stock Appreciation Rights (“SARs”) in conjunction with the Transaction. In connection with the transaction, Nerdy will modify these awards to allow for vesting upon the completion of the Transaction subject to the existing service conditions being achieved and as a result the compensation cost will be measured based on the modification date fair value. The $21,047 thousand adjustment is calculated as only the amount of compensation expense for awards that had their service condition achieved as of March 31, 2021, the assumed date of the Transaction for purposes of the pro forma balance sheet. The adjustment does not include any amounts related to unvested awards as of March 31, 2021 since the compensation expense related to unvested awards measured at the Type III modification date is required to be recognized prospectively from the date of the Transaction to the service completion dates.

Accordingly, Additional paid-in capital increases by $21,047 thousand with a corresponding increase of $21,047 thousand in Accumulated Deficit.

(S)

Represents the reclassification of the Forward Purchase Agreement (“FPA”) liability to equity. TPG Pace entered into Forward Purchase Agreements with certain investors at the time of its initial public offering that provided (i) Class A shares of Nerdy Inc. at a price of $10.00 per share for 15,000,000 shares and (ii) 3,000,000 warrants to purchase ordinary shares under similar terms as the Company’s private warrants. In conjunction with the consummation of the Transaction, the investors that entered into the Company’s FPA will receive their shares of Class A stock and will retain their warrants. The proceeds from the FPA shares are recorded in tickmark (C). The liability for the FPA shares of $620 thousand will be reclassified to Additional paid-in capital.

(T)	Represents the repayment of a note payable which is due on the date of the Transaction. Accordingly, a decrease to Note payable to Sponsor and Cash decreased by $2,000 thousand.

(U)

Represents deferred expenses related to the Company’s S-4 being netted against proceeds from the Transaction. Accordingly, Deferred issuance costs and Additional paid-in capital decreased by $1,788 thousand.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2021

(V)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $8,178 thousand, which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved.

(W)

Represents the mark-to-market activity on the FPA derivative liability for the three months ended March 31, 2021. Upon the consummation of the Transaction, the FPA liability will be reclassified to equity as described in tickmark (S), above. Accordingly, the change in the fair value of derivative liabilities related to the Forward Purchase Agreement will be decreased by $17,350 thousand.

(X)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $1,223 thousand.

(Y)	Reflects the elimination of investment income on the trust account.

(Z)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(AA)	The net loss of Nerdy Inc. was reduced by the noncontrolling interest ownership indicated in the no redemption scenario of 40.3% and the illustrative redemption scenario of 49.8%.

(amounts in thousands)	No Redemption Scenario	Illustrative Redemption Scenario
Pro forma net loss	$(1,706)	$(1,706)
Noncontrolling interest percentage	40.3%	49.8%
Noncontrolling interest pro forma adjustment	(686)	(851)

Net loss attributable to Nerdy, Inc.	$(1,020)	$(855)

(BB)

Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional Nerdy Inc. shares of Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

The combined financial information has been prepared assuming both a no redemption and illustrative redemption scenario. As the Company was in a net loss under both scenarios presented, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Illustrative Redemptions
Pro forma net loss attributable to Nerdy Inc.	$(1,020)	$(855)
Weighted average Common Stock outstanding, basic and diluted	101,526,296	79,890,072
Net loss per share of Common Stock, basic and diluted	$(0.01)	$(0.01)

TPG Pace Public Shareholders	45,000,000	22,500,000
Nerdy Shareholders	17,526,296	18,390,072
Sponsor and its affiliates (1)	10,552,200	10,552,200
PIPE Shareholders	15,000,000	15,000,000
Forward purchase agreement investors (2)	13,447,800	13,447,800

Pro forma shares outstanding, basic and diluted	101,526,296	79,890,072

(1)	Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.
(2)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(CC)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $38,482 thousand. which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved. Of the $38,482 thousand, $19,962 thousand of stock-based compensation expense is associated with the vested portion of these awards becoming exercisable in conjunction with the Transaction. The additional $18,520 thousand of stock-based compensation expense is related to unvested awards and the portion of requisite service rendered during the year ended December 31, 2020. The actual compensation expense that will be recorded at the time of the completion of the transaction will be based on the amount of awards vested at that date.

(DD)

Represents the mark-to-market activity on the Forward Purchase Arrangement derivative liability for the year December 31, 2020. Upon the consummation of the Transaction, the derivative liability related to the FPA shares will be reclassified to equity; the FPA warrants will retain their liability classification until exercised. Accordingly, the Change in the fair value of derivatives related to the Forward Purchase Arrangement is decreased by $17,970 thousand.

(EE)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $4,844 thousand.

(FF)	Represents the debt extinguishment expense of $1,947 thousand associated with the payoff of the Loan and Security Agreement.

(GG)	Reflects the elimination of investment income on the trust account.

(HH)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(II)	The net loss of Nerdy Inc. was reduced by the noncontrolling interest ownership indicated in the no redemption scenario of 40.3% and the illustrative redemption scenario of 49.8%.

(amounts in thousands)	No Redemption Scenario	Illustrative Redemption Scenario
Pro forma net loss	$(75,601)	$(75,601)
Noncontrolling interest percentage	40.3%	49.8%
Noncontrolling interest pro forma adjustment	(30,497)	(37,615)

Net loss attributable to Nerdy, Inc.	$(45,104)	$(37,986)

(JJ)

Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional Nerdy Inc. shares of Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

The combined financial information has been prepared assuming both a no redemption and illustrative redemption scenario. As the Company was in a net loss under both scenarios presented, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Illustrative Redemptions
Pro forma net loss attributable to Nerdy Inc.	$(45,104)	$(37,986)
Weighted average Common Stock outstanding, basic and diluted	101,526,296	79,890,072
Net loss per share of Common Stock, basic and diluted	$(0.44)	$(0.48)

TPG Pace Public Shareholders	45,000,000	22,500,000
Nerdy Shareholders	17,526,296	18,390,072
Sponsor and its affiliates (1)	10,552,200	10,552,200
PIPE Shareholders	15,000,000	15,000,000
Forward purchase agreement investors (2)	13,447,800	13,447,800

Pro forma shares outstanding, basic and diluted	101,526,296	79,890,072

(1)	Amounts also include 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.
(2)	Excludes 2,668,950 shares of Class A Common Stock to be issued to officers and directors of TPG Pace and other affiliates of TPG Pace pursuant to the Forward Purchase Agreements.

Adjustments to the Unaudited Pro Forma Condensed Balance Sheet as of March 31, 2021 (Maximum Redemption Scenario)

(KK)

Represents the gross proceeds from the issuance, in the PIPE Financing to certain investors of 15,000,000 shares of Class A Common Stock with a par value of $0.01 per share at a price of $10.00 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital.

(LL)

Represents the issuance in the Forward Purchase Agreements to certain investors of 16,116,750 shares of Class A Common Stock with a par value of $0.01 at a blended price of $9.31 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to Additional paid-in capital. In conjunction with the Forward Purchase Arrangements Nerdy Inc. will issue 3,000,000 warrants to purchase Class A common Stock which are included within the Company’s derivative liabilities.

(MM)

Represents the amount paid to TPG Pace shareholders who are assumed to exercise redemption rights under the maximum redemption scenario. Under the maximum redemption scenario all 45,000,000 Class A shares would be redeemed for aggregate redemption payments of $450,013 thousand allocated to Redeemable preferred units with a corresponding decrease to Investments held in Trust Account.

(NN)

Represents consideration paid for the equity method investment in Nerdy LLC of $283,000 thousand in conjunction with the issuance of the Class A shares for the PIPE Investment and the Forward Purchase Agreement. This includes the $261,000 thousand cash paid to Nerdy LLC in return for the equity method investment, and $22,000 thousand of costs incurred by Nerdy LLC that will be reimbursed by TPG Pace as part of the Transaction. These payments represent consideration paid by Nerdy Inc. for 38.1% of the outstanding voting securities in Nerdy LLC. Although TPG Pace will not have a controlling voting interest in Nerdy LLC, the interest is sufficient to demonstrate significant influence over the operating and financial policies of Nerdy LLC.

(OO)

Nerdy Inc. underwriting fees are due based on the number of shares of Nerdy Inc. Class A Common Stock issued to the current holders of TPG Pace Class A Common Stock. Under a maximum redemption scenario, no deferred underwriting costs will be paid to the underwriters at the closing of the Transaction. Accordingly, Deferred underwriting compensation will decrease by $15,750 thousand with a corresponding increase in Additional paid-in capital.

(PP)

Represents payment of TPG Pace’s accrued transaction expenses of $4,161 thousand. Accordingly, Cash and cash equivalents decreased $4,161 thousand and Other current liabilities decreased by $4,161 thousand.

(QQ)

Represents the payment of estimated transaction expenses in connection with the Transaction. The Company estimates that TPG Pace will pay a total of $17,000 thousand of transaction costs including $8,500 thousand of costs which are expected to be netted against deal proceeds within Additional paid-in capital, and $4,339 thousand of those costs are expected to be charged to Accumulated deficit in addition to the $4,161 thousand of costs which were previously expensed and are currently accrued as discussed in tickmark (PP).

(RR)

Represents adjustments to reflect applicable deferred tax assets. The Company’s’ deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. As such, the Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. The deferred taxes are primarily related to (1) the tax basis step up in Nerdy, Inc.’s investment in Nerdy, and (2) the Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4.4%; and (3) a valuation allowance of $2,526 thousand in the maximum redemption scenario.

(SS)

Upon the completion of the Transaction, Nerdy, Inc. will be a party to a tax receivable agreement. Under the terms of that agreement, Nerdy Inc. generally will be required to pay to certain parties to the agreement 85% of the tax savings that Nerdy, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement.

The Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Class B Units in Nerdy LLC as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. Accordingly, the Company has not recorded a liability related to the tax receivable agreement as of March 31, 2021, as the liability is not considered to be probable in accordance with ASC 450 - Contingencies.

In the maximum redemption scenario, $50,000 thousand of cash will be paid to historical owners of Nerdy, which results in a gross potential tax receivable agreement liability of $19,059 thousand assuming: (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (net of the federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. Nerdy Inc. anticipates that it will account for the income tax effects resulting from future taxable exchanges of Nerdy Common Units by historical owners of Nerdy for Nerdy Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Nerdy, Inc. will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, Nerdy, Inc. will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of Nerdy Common Units by historical owners of Nerdy, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in Nerdy Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed financial information. As no tax benefits arising from the results of future exchanges have been included in the unaudited pro forma condensed financial statements, the related tax receivable agreement liability is also excluded. However, if all of the Nerdy Common Units were exchanged (in each case, together with a corresponding number of shares of Nerdy Inc. Class B Common Stock), immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $369,037 thousand and a non-current liability of approximately $313,682 thousand based on our estimate of the aggregate amount that we will pay under the tax receivable agreement as a result of such future exchanges, assuming: (i) a price of $10.00 per share; (ii) a constant corporate tax rate of 25.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law.

(TT)

Reflects the recording of the liability for contingent earnout share consideration due to Nerdy’s equity holders and TPG Pace’s equity holders. These shares are outstanding and participate in any Company dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to Nerdy and TPG Pace equity holders and will be forfeited if set market share price milestones are not met within a period of 60 months following the Transaction. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. Due to conditions surrounding the change in control of the earnout agreement, earnout consideration is recorded as a noncurrent liability at the fair market value of the earnout shares of $62,583 thousand with a corresponding decrease to Additional paid-in capital.

(UU)

Represents the reclassification of the derivative liability related to the Forward Purchase Agreement shares to equity; the FPA warrants will retain their liability classification until exercised. TPG Pace entered into Forward Purchase Agreements with certain investors at the time of its initial public offering that provided (i) 15,000,000 Class A shares of Nerdy Inc. at a price of $10.00 per share and (ii) 3,000,000 warrants to purchase ordinary shares under similar terms as the Company’s private warrants. In conjunction with the consummation of the transaction, the investors that entered into the Company’s FPA will receive their shares of Class A stock and will retain their warrants. The proceeds from the FPA shares are recorded in tickmark (LL). The liability for the Class A shares under the FPA of $620 thousand will be recorded within Additional paid-in capital.

(VV)	Represents the conversion of TPG Pace Class F shares with a par value of $0.01 per share to Nerdy Inc. Class A Shares with a par value of $0.01 per share.

(WW)	Represents the repayment of a note payable which is due on the date of the Transaction. Accordingly, a decrease to Note payable to Sponsor and Cash decreased by $2,000 thousand.

(XX)	Reclassification of negative cash balance to accounts payable of $291 thousand.

(YY)

TPG Pace holds Founder shares which will vest and convert into Class A shares upon the consummation of the Transaction and the satisfaction of a service condition through the date of the Transaction. Of the 11,723,250 Founder Shares, 4,000,000 are included within the Sponsor Earnout. Due to the nature of the conditions assigned to these shares, they are accounted for as stock-based compensation. In conjunction with the vesting of these awards, they will be modified and will be revalued as of the date of the modification. Upon their modification, the TPG Pace Founder shares not subject to the Earnout Agreement are valued at $76,537 thousand and the Earnout shares are valued at $31,292 thousand. These expenses are included in General and administrative expenses and recorded in Additional paid in capital and Accumulated deficit.

Adjustments to the Unaudited Pro Forma Condensed Statements of Operations for the Three Months Ended March 31, 2021 (Maximum Redemption Scenario)

(ZZ)	Represents fees incurred in conjunction with the Transaction.

(AAA)

Represents the mark-to-market activity on the Forward Purchase Arrangement derivative liability for the three months ended March 31, 2021. Upon the consummation of the Transaction, the FPA liability related to the FPA shares will be recorded in equity and will cease being marked-to-market. The FPA warrants will continue to be accounted for as liabilities until they are exercised. Accordingly, the Change in the fair value of derivatives related to the Forward Purchase Arrangement is decreased by $17,350 thousand.

(BBB)

The Company’s current expected treatment for the equity method investment in Nerdy LLC is to elect the fair value option as permitted under ASC 825: Financial Instruments. Under this accounting election, the equity method investment held by Nerdy Inc. will be marked-to-market each reporting period, and the corresponding gains and losses will be recorded in the Statement of Operations of Nerdy Inc. For the purposes of the pro forma presentation, the acquisition cost of the equity method investment as of January 1, 2020 is based on the expected transaction value. As a result, the pro forma condensed statements of operations do not reflect any mark-to-market gains or losses under the fair value option. The Company assumed that the initial acquisition cost for the investment in Nerdy LLC would remain unchanged for all periods presented and as such, no mark-to-market gain or loss is presented. The gains or losses that the Company records from mark-to-market adjustments may materially differ from period to period following the completion of the Transaction. Furthermore, given that the investment in Nerdy LLC will represent the sole operations of the Company, this mark-to-market adjustment will correspond directly to the Company’s results of operations from period to period, likely resulting in significant volatility in the Company’s results of operations from period to period.

(CCC)	Reflects the elimination of investment income on the trust account.

(DDD)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes.

As the Company has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(EEE)

Represents the basic and diluted net income per share calculated using the weighted average shares outstanding and the issuance of additional Nerdy Inc. shares of Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net income per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented. Basic and diluted earnings per share allocated undistributed earnings to the Company’s earnout shares in conformity with the two-class method required for participating securities. Diluted earnings per share incorporates dilutive securities calculated using the treasury stock method for stock-based compensation awards. It also assumes the exchange of all 99,897,253 Class B common shares of the Company with the membership units of Nerdy LLC in exchange for Class A common shares using the if-converted method.

The Company’s warrants were excluded from the computation of pro forma diluted net income per share because including them would have had an anti-dilutive effect

(in thousands except for shares and per share amounts)
Numerator:
Net income	$6,636
Less: Undistributed earnings attributable to earnout shares	791

Net income attributable to Class A common stock holders - basic	5,845
Add: Undistributed earnings reallocated to participating securities	483

Net income attributable to Class A common stockholders - diluted	6,328

Denominator - Basic:
Weighted average Class A ordinary shares outstanding	59,102,747

Earnings per Class A share - basic	$0. 10

Denominator - Dilutive:
Weighted average Class A ordinary shares outstanding - basic	59,102,747
Weighted average effect of dilutive securities:
Effect of the exchange of Class B common stock	99,897,253
Effect of dilutive profits interests	3,655,990
Effect of dilutive stock appreciation rights	1,669,352

Weighted average Class A ordinary shares outstanding - dilutive	164,325,342

Earnings per Class A share - dilutive	$0.04

The Company notes that the assumed exchange of the 99,897,253 membership units along with the Class B common stock into Class A common stock may result in a triggering event which would necessitate consolidation of Nerdy LLC by Nerdy Inc. For purposes of the calculation of earnings per share as reflected in the pro forma condensed financial statements for the maximum redemption scenario, the Company assumed that the Company would continue to apply the equity method of accounting for illustrative purposes.

Adjustments to the Unaudited Pro Forma Condensed Statements of Operations for the Year Ended December 31, 2020 (Maximum Redemption Scenario)

(FFF)	Represents expenses incurred in conjunction with the Transaction.

(GGG)

TPG Pace holds Founder shares which will vest and convert into Class A shares upon the consummation of the Transaction and the satisfaction of a service condition through the date of the Transaction. Of the 11,723,250 Founder Shares, 4,000,000 are included within the Sponsor Earnout. Due to the nature of the conditions assigned to these shares, they are accounted for as stock-based compensation. In conjunction with the vesting of these awards, they will be modified and will be revalued as of the date of the modification. Upon their modification, the TPG Pace Founder shares not subject to the Earnout Agreement are valued at $85,728 thousand and the Earnout shares are valued at $37,344 thousand. The stock-based compensation expense of $123,072 thousand is recorded in General and administrative expenses.

(HHH)

Represents the mark-to-market activity on the Forward Purchase Arrangement derivative liability for the year ended December 31, 2020. Upon the consummation of the Transaction, the FPA liability related to the FPA shares will be recorded in equity and will cease being marked-to-market. The FPA warrants will continue to be accounted for as liabilities until they are exercised. Accordingly, the Change in the fair value of derivatives related to the Forward Purchase Arrangement is decreased by $17,970 thousand.

(III)

The Company’s current expected treatment for the equity method investment in Nerdy LLC is to elect the fair value option as permitted under ASC 825: Financial Instruments. Under this accounting election, the equity method investment held by Nerdy Inc. will be marked-to-market each reporting period as of January 1, 2020 based on the expected transaction value. As a result, the pro forma condensed statements of operations do not reflect any mark-to-market gains or losses under the fair value option. The Company assumed that the initial acquisition cost for the investment in Nerdy LLC would remain unchanged for all periods presented and as such, no mark-to-market gain or loss is presented. The gains or losses that the Company records from mark-to-market adjustments may materially differ from period to period following the completion of the Transaction. Furthermore, given that the investment in Nerdy LLC will represent the sole operations of the Company, this mark-to-market adjustment will correspond directly to the Company’s results of operations from period to period, likely resulting in significant volatility in the Company’s results of operations from period to period.

(JJJ)	Reflects the elimination of investment income on the trust account.

(KKK)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes.

As the Company has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(LLL)

Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional Nerdy Inc. shares of Class A Common Stock in connection with the Pro Forma Transactions, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented. As the Company is in a net loss under the maximum redemption scenario, the inclusion of warrants would be anti-dilutive.

BUSINESS OF TPG PACE AND CERTAIN INFORMATION ABOUT TPG PACE

General

TPG Pace is a blank check company incorporated on July 11, 2019 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. TPG Pace also has neither engaged in any operations nor generated any revenue to date. Based on its business activities, TPG Pace is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. TPG Pace is an “emerging growth company” as defined under Section 2(a) of the Securities Act.

Prior to the TPG Pace IPO, on August 12, 2019, TPG Pace Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. On October 2, 2020, TPG Pace Sponsor transferred 40,000 Founder Shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.002 per share. Also, on October 2, 2020, TPG Pace Sponsor forfeited 7,062,500 Founder Shares for no consideration. Subsequent to the closing date of the TPG Pace IPO, 1,687,500 Founder Shares were forfeited because the underwriters’ over-allotment was not exercised in full within 45 days after the TPG Pace IPO. Following the forfeiture, TPG Pace Sponsor held 11,090,000 Founder Shares and each of TPG Pace’s four independent directors held 40,000 Founder Shares.

On October 9, 2020, TPG Pace consummated the TPG Pace IPO of 45,000,000 units at a price of $10.00 per unit, generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each unit consists of one Class A Share and one-fifth of a TPG Pace Public Warrant. Prior to the closing of the TPG Pace IPO, TPG Pace completed the private sale of an aggregate of 7,333,333 Private Placement Warrants to TPG Pace Sponsor, each exercisable to purchase one Class A Share for $11.50 per share at a price of $1.50 per Private Placement Warrant.

TPG Pace received gross proceeds from the TPG Pace IPO and the sale of the Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds was deposited in the Trust Account with the Trustee. At the closing of the TPG Pace IPO, the remaining $1,100,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to TPG Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to TPG Pace to pay tax obligations. On October 14, 2020, TPG Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. At March 31, 2021 the Trust Account held $450,012,700.

On March 29, 2021, the Sponsor received a promissory note from TPG Pace for borrowings of up to $7,000,000. The promissory note does not bear interest, and any borrowings made are due on the earlier of March 29, 2022 or the consummation of a Business Combination, except in the event of a default, as defined in the promissory note agreement, at which point any outstanding borrowings become due immediately. On March 29, 2021, TPG Pace borrowed $2,000,000 under the promissory note.

Initial Business Combination

The NYSE rules require that the business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account, net of any deferred underwriting discounts and taxes payable on interest earned, at the time of TPG Pace’s signing a definitive agreement in connection an initial business combination. The TPG Pace Board has determined that the fair market value of the Business Combination meets the test.

Submission of TPG Pace’s Initial Business Combination to a Shareholder Vote

The extraordinary general meeting of TPG Pace to which this proxy statement/prospectus relates is to solicit your approval of, among other things, the Business Combination. The TPG Pace public shareholders may exercise their redemption rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The TPG Pace Initial Shareholders, including TPG Pace Sponsor and TPG Pace’s directors and officers, have agreed to vote any Founder Shares and Class A Shares purchased during or after the TPG Pace IPO in favor of the Business Combination.

Redemption Rights for Public Shareholders

TPG Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Class A Shares in connection with the Business Combination. Because the Domestication will occur immediately prior to the redemption, public shareholders will exchange their Class A Shares for Class A Common Stock prior to the redemption and, as a result, the redemption will be effected with respect to the Class A Common Stock held by public shareholders following the Domestication. The redemptions will be effected at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, which interest shall be net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10 per public share as of December 31, 2020. The per-share amount TPG Pace will pay to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that TPG Pace will pay to the underwriters. The TPG Pace Initial Shareholders, officers and directors of TPG Pace have entered into a letter agreement with TPG Pace, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Class A Shares they may hold in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, TPG Pace’s amended and restated memorandum and articles of association provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, will be restricted from seeking redemption rights with respect to public shares held in excess of 15% of the total public shares issued as part of the public units sold in the TPG Pace IPO, or 6,750,000 public shares. However, TPG Pace has not restricted public shareholders’ ability to vote all of their shares, including any such shares held in excess of 15% of the total public shares issued as part of the public units sold in the TPG Pace IPO, for or against a business combination. TPG Pace Initial Shareholders, officers and directors have, pursuant to a letter agreement entered into with TPG Pace, waived their right to have any Founder Shares or public shares held by them redeemed in connection with a business combination. Unless any of TPG Pace’s other affiliates acquires Founder Shares through a permitted transfer from a TPG Pace Initial Shareholder, and thereby becomes subject to the letter agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires public shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any such shares held in excess of 15% of the total public shares issued as part of the public units sold in the TPG Pace IPO.

Redemption of Public Shares and Liquidation if No Business Combination

TPG Pace has until October 9, 2022 to complete a business combination. Pursuant to Section 49.7 of its amended and restated memorandum and articles of association, if TPG Pace is unable to complete a business combination prior to October 9, 2022, TPG Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidation distributions, if any, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the TPG Pace remaining shareholders and board of directors, dissolve and liquidate, subject in each case to TPG Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the TPG Pace Public Warrants and Private Placement Warrants, which will expire worthless if TPG Pace fails to complete a business combination by October 9, 2022.

The TPG Pace Initial Shareholders, officers and directors have entered into a letter agreement with TPG Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if TPG Pace fails to complete a business combination by October 9, 2022. However, to the extent the TPG Pace Initial Shareholders, directors or officers own public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if TPG Pace fails to complete a business combination within the allotted 24-month time period.

TPG Pace Sponsor and TPG Pace executive officers and directors have agreed, pursuant to a written letter agreement with TPG Pace, that they will not propose any amendment to TPG Pace’s amended and restated memorandum and articles of association that would affect the substance or timing of TPG Pace’s obligation to redeem 100% of public shares if TPG Pace does not complete a business combination prior to October 9, 2022, unless TPG Pace provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, TPG Pace may not redeem its public shares in an amount that would cause TPG Pace’s net tangible assets to be less than $5,000,001 so that TPG Pace is not subject to the SEC’s “penny stock” rules.

TPG Pace expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the TPG Pace IPO held outside the Trust Account, although TPG Pace cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the Trust Account, net of any funds required to pay taxes, TPG Pace may request the Trustee to release to TPG Pace an additional amount of up to $100,000 of such earned interest to pay those costs and expenses.

If TPG Pace were to expend all proceeds of the TPG Pace IPO held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by public shareholders upon TPG Pace’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of TPG Pace creditors which would have higher priority than the claims of TPG Pace public shareholders. TPG Pace cannot assure that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. While Pace intends to pay such amounts, if any, it cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

Although TPG Pace will seek to have all vendors, service providers other than TPG Pace’s independent auditors, prospective target businesses or other entities with which TPG Pace does business execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against TPG Pace assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, TPG Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to TPG Pace than any alternative. Examples of possible instances where TPG Pace may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by TPG Pace management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TPG Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of Class A Shares, if TPG Pace is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, TPG Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against TPG Pace within the ten years following redemption. In order to protect the amounts held in the Trust Account, TPG Pace Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then TPG Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. TPG Pace cannot assure, however, that TPG Pace Sponsor would be able to satisfy those obligations. None of TPG Pace’s other officers will indemnify TPG Pace for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and TPG Pace Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, TPG Pace’s independent directors would determine whether to take legal action against TPG Pace Sponsor to enforce its indemnification obligations. While TPG Pace currently expects that its independent directors would take legal action on TPG Pace’s behalf against TPG Pace Sponsor to enforce its indemnification obligations to TPG Pace, it is possible that TPG Pace’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, TPG Pace cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

TPG Pace will seek to reduce the possibility that TPG Pace Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers other than TPG Pace’s independent auditors, prospective target businesses or other entities with which TPG Pace does business execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. TPG Pace Sponsor will also not be liable as to any claims under TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. At December 31, 2020 TPG Pace had access to up to $1,100,000 from the proceeds of the TPG Pace IPO and the sale of the Private Placement Warrants, with which to pay any such potential claims (including costs and expenses incurred in connection with TPG Pace’s liquidation, currently estimated to be no more than approximately $100,000). In the event that TPG Pace liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If TPG Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against TPG Pace that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in TPG Pace’s bankruptcy estate and subject to the claims of third parties with priority over the claims of TPG Pace’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, TPG Pace cannot assure that it will be able to return $10.00 per share to public shareholders. Additionally, if TPG Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against TPG Pace that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by TPG Pace shareholders. Furthermore, the TPG Pace Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and TPG Pace to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. TPG Pace cannot assure that claims will not be brought against TPG Pace for these reasons.

Amended and Restated Memorandum and Articles of Association

TPG Pace’s amended and restated memorandum and articles of association contain certain requirements and restrictions that apply to TPG Pace until the consummation of a business combination. If TPG Pace seeks to amend any provisions of its amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, TPG Pace will provide public shareholders with the opportunity to redeem their public shares in connection with any such vote. The TPG Pace Initial Shareholders, officers and directors have agreed to waive any redemption rights with respect to their Founder Shares and any Class A Shares held in connection with the completion of a business combination. Specifically, the amended and restated memorandum and articles of association provide, among other things, that:

•

prior to the consummation of a business combination, TPG Pace shall either (i) seek shareholder approval of the business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, or (ii) provide public shareholders with the opportunity to tender their shares to TPG Pace by means of a tender offer, and thereby avoid the need for a shareholder vote, for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, in each case subject to the limitations described herein;

•

TPG Pace will consummate a business combination only if it has net tangible assets of at least $5,000,001 upon such consummation and, solely if TPG Pace seeks shareholder approval, a majority of the outstanding TPG Pace Ordinary Shares voted are voted in favor of the business combination;

•	if TPG Pace’s business combination is not consummated by October 9, 2022, then TPG Pace will liquidate and distribute all funds held in the Trust Account to its public shareholders; and

•

prior to a business combination, TPG Pace may not issue additional TPG Pace Ordinary Shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any business combination.

These provisions cannot be amended without the approval of holders of at least two-thirds of TPG Pace Ordinary Shares. TPG Pace’s amended and restated memorandum and articles of association provide that TPG Pace may consummate a business combination only if approved by holders of a majority of TPG Pace Ordinary Shares voting at a duly held shareholders meeting.

Conflicts of Interest

TPG manages several investment vehicles. Funds managed by TPG or its affiliates may compete with TPG Pace for acquisition opportunities in the same industries and sectors as TPG Pace may target for a business combination. If these funds decide to pursue any such opportunity, TPG Pace may be precluded from procuring such opportunities. In addition, investment ideas generated within TPG, including by Mr. Peterson and other persons who may make decisions for TPG Pace, may be suitable for both TPG Pace and for a current or future TPG fund, and may be directed to such investment vehicle rather than to TPG Pace, subject to applicable fiduciary duties. Neither TPG nor members of TPG Pace’s management team who are also employed by TPG have any obligation to present TPG Pace with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or managing directors of TPG. TPG and/or TPG Pace’s management, in their capacities as officers or managing directors of TPG or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future TPG investment vehicles, or third parties, before they present such opportunities to TPG Pace.

Each of TPG Pace’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of TPG Pace’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such a business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. TPG Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect TPG Pace’s ability to complete a business combination.

TPG Pace Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account are also an exception to this agreement with TPG Pace Sponsor, as are any claims under TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, TPG Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. TPG Pace has not independently verified whether TPG Pace Sponsor has sufficient funds to satisfy its indemnification obligations and believes that TPG Pace Sponsor’s only assets are securities of TPG Pace and, therefore, TPG Pace Sponsor may not be able to satisfy those obligations. TPG Pace has not asked TPG Pace Sponsor to reserve for such eventuality. TPG Pace believes the likelihood of TPG Pace Sponsor having to indemnify the Trust Account is limited because TPG Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

TPG Pace currently has three executive officers. Members of the TPG Pace management team are not obligated to devote any specific number of hours to TPG Pace matters but they intend to devote as much of their time as they deem necessary to TPG Pace’s affairs until it has completed an initial business combination. The amount of time that Mr. Peterson or any other members of TPG Pace management will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the current stage of the business combination process.

Directors, Executive Officers and Corporate Governance.

The current directors and executive officers of TPG Pace are as follows:

Name	Age	Title
Karl Peterson	50	Non-Executive Chairman and Director
David Bonderman	78	Director
Julie Hong Clayton	39	Director
Chad Leat	65	Director
Kathleen Philips	54	Director
Wendi Sturgis	54	Director
Kneeland Youngblood	65	Director
Greg Mrva	51	President
Martin Davidson	44	Chief Financial Officer
Eduardo Tamraz	37	Executive Vice President of Corporate Development, Secretary

Karl Peterson has been TPG Pace’s Non-Executive Chairman and Director since July 2020. Mr. Peterson is a Senior Partner of TPG and the founder and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson currently serves as the Non-Executive Chairman and Director of TPG Pace Beneficial Finance Corp. since July 2020 and TPG Pace Beneficial II Corp., TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. since March 2021. Mr. Peterson has served as a director, President and Chief Executive Officer of TPG Pace Holdings Corp. from its inception in February 2017 through its business combination with Accel in November 2019, and is currently the Chairman and a member of the board of directors of Accel. Mr. Peterson also served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in June 2015 through its business combination with Playa in March 2017, and is currently a member of the board of directors of Playa. He also served as the founding president and CEO of TPG Pace Energy in 2017.

From 2010 through 2016, Mr. Peterson was Managing Partner of TPG Europe LLP. Since rejoining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services and travel sectors. Prior to 2004, he was a co-founder of Hotwire.com and served as the company’s President and Chief Executive Officer. He led the business from its inception through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995, he was a financial analyst at Goldman Sachs & Co. LLC. Mr. Peterson is currently the chairman of the board of directors of Sabre Corporation. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor’s of Business Administration Degree with High Honors. We believe that Mr. Peterson’s prior experience with high growth companies, especially in technology, media, financial services and travel sectors, makes him well qualified to serve as our Non-Executive Chairman and Director.

David Bonderman has served as a member of TPG Pace’s board of directors since October 6, 2020. He is a Founding Partner of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves or has served on the board of directors of the following public companies, among others: Allogene Therapeutics, Inc. from May 2018 to present, RyanAir Holdings, plc, of which he was Chairman from August 1996 until May 2020, China International Capital Corporation Limited from November 2010 to February 2020, Pace-II from April 2017 to November 2019, Pace Energy from April 2017 to July 2018, Energy Future Holdings Corp. from October 2007 to March 2018, Cushman & Wakefield from August 2015 to February 2018, Kite Pharma, Inc. from February 2011 to October 2017, Caesars Entertainment Corporation from January 2008 to October 2017, Pace-I, of which he was Chairman from September 2015 to March 2017, and CoStar Group, Inc. from May 1995 to June 2015. Mr. Bonderman also serves or has served on a number of boards of private companies, including Univision Communications, Inc., XOJET, Inc., and Evolution Media Growth Partners. Prior to forming TPG, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (“RMBG”), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Mr. Bonderman has also served on the board of directors of TPG

Pace Beneficial Finance Corp. since August 2020, TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. since March 2021. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was a Special Assistant to the U.S. Attorney General in the Civil Rights division. From 1967 to 1968, Mr. Bonderman was an Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman holds a bachelor’s degree from the University of Washington and a J.D. from Harvard Law School. Mr. Bonderman graduated magna cum laude from Harvard Law School, where he was a member of the Harvard Law Review and a Sheldon Fellow.

Julie Hong Clayton has served as a member of TPG Pace’s board of directors since October 6, 2020. Ms. Clayton is a Partner of TPG and has led TPG Capital’s equity capital markets across its private equity platforms since 2013. Since its inception in June 2015, Ms. Clayton has served as a capital markets advisor for TPG Pace Group, TPG’s dedicated initiative to provide permanent capital solutions for companies. Ms. Clayton served on the board of directors of Univision Communications Inc. from December 2015 until December 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. Prior to joining TPG in 2013, Ms. Clayton was a Director in the Equity Capital Markets group at Bank of America Merrill Lynch. Ms. Clayton holds an A.B. in Economics from Harvard College. Ms. Clayton is well-qualified to serve as a director because of her prior experience with high-growth companies and significant directorship experience.

Chad Leat has served as a member of TPG Pace’s board of directors since October 6, 2020. Mr. Leat is a retired Vice Chairman of Global Banking at Citigroup Inc., and has nearly 30 years of markets and banking experience on Wall Street. He is a leader and innovator in corporate credit and M&A finance. Mr. Leat joined Salomon Brothers in 1997 as a partner in High Yield Capital Markets and then joined Citigroup in 1998, from which he retired in 2013 as Vice Chairman of Global Investment Banking. Over the years, he served on the firm’s Investment Banking Management Committee, the Fixed Income Management Committee and the Capital Markets Origination Committee. From 1998 until 2005, he served as the Global Head of Loans and Leveraged Finance. He grew this business from a small second-tier position to one of the largest loan and high-yield businesses on Wall Street. During the financial crisis, Mr. Leat helped Citigroup work through many challenging risk, regulatory and client issues.

Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985, where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. This group was on the cutting edge of the fast-developing loan market, and Mr. Leat was one of a handful of market professionals associated with the development and creation of this now vibrant capital market. Previously, Mr. Leat served as a member of the board of directors of Pace-II from June 2017 until its business combination with Accel in November 2019. Mr. Leat also served as a member of the board of directors of Pace Energy from March 2017 until its business combination with Magnolia in July 2018, and as a member of the board of directors of Pace-I from September 2015 until its business combination with Playa in March 2017.

Mr. Leat serves on the board of directors of Norwegian Cruise Line Holdings Ltd. and TPG Pace Beneficial Finance Corp. and is a director nominee of TPG Pace Beneficial II Corp. and TPG Pace Tech Opportunities II Corp. Mr. Leat is the Chairman of the board of directors of MidCap Financial, PLC, a middle-market direct commercial lending business, and of J. Crew Group, Inc. He has previously served as Chairman of the board of directors of HealthEngine LLC, a healthcare technology company, a member of the board of directors of Global Indemnity, PLC, a Cayman-based provider of property and casualty insurance and BAWAG P.S.K., one of the largest banks in Austria.

Mr. Leat is dedicated to many civic and philanthropic organizations. Mr. Leat is a member of the Economic Club of New York and has served on the boards of several charitable organizations. Currently, Mr. Leat is a member of the Board of Directors of The Hampton Classic Horse Show and is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science degree. We believe that Mr. Leat’s prior experience with high growth companies and significant directorship experience makes him well qualified to serve as a member of our board of directors.

Kathleen Philips has served as a member of TPG Pace’s board of directors since October 6, 2020. Ms. Philips has served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel in November 2018, and is currently a member of the board of directors of Accel. Ms. Philips served as an advisor at Zillow Group, Inc., from January 2019 until August 2020. Prior to that, Ms. Philips held many leadership positions at Zillow Group, including chief legal officer from September 2014 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Ms. Philips also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998.

Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from The University of Chicago. Ms. Philips is well-qualified to serve as a director because of her senior management experience at a growth-oriented, publicly traded company. We believe that Ms. Philip’s wide range of legal experience with rapidly growing companies makes her well qualified to serve as a member of our board of directors.

Wendi Sturgis has served as a member of TPG Pace’s board of directors since October 6, 2020. Ms. Sturgis currently serves as the CEO of Yext Europe since February 2019. She has over twenty years of experience as a technology and marketing leader at some of the world’s largest tech companies. Ms. Sturgis has been a leader at Yext since joining the company in 2011, and has held a variety of executive roles, including leading Sales, Partnerships, Customer Success, Consulting and Global Operations.

She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for the Container Store Group, Inc. since August 2019 and Kustomer, a private company based in New York City since April 2019. She has served on multiple boards including Dailyworth.com, Student Transportation of America, Nasdaq: STI, Step Up Women’s Network, Chair of Georgia Tech Advisory Board, and the Georgia Tech Foundation. Ms. Sturgis is also a director nominee of TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp.

Ms. Sturgis is a graduate of the Georgia Institute of Technology and has served as an adjunct professor of business at Columbia Business School. She was named to the 40 Women to Watch Over 40 list in 2013. We believe that Ms. Sturgis’ significant experience in executive positions at public companies makes her well qualified to serve as a member of our board of directors.

Kneeland Youngblood has served as a member of TPG Pace’s board of directors since October 6, 2020. Since 1998, Mr. Youngblood has served as a founding partner of Pharos Capital Group, LLC, a private equity firm that focuses on providing growth and expansion capital/buyouts in the health care service sector. Mr. Youngblood is a director of Mallinckrodt Pharmaceuticals, a director of Scientific Games Corporation and Chairman of the Finance Committee of the President’s Advisory Board of the UT Southwestern Medical Center. Previously, Mr. Youngblood served as a member of the board of directors of Pace-I from September 2015 through its business combination with Playa in March 2017. Mr. Youngblood has also served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel. Mr. Youngblood is also a former director of Burger King Corporation, Starwood Hotels and Lodging, Gap Inc. and Energy Future Holdings (formerly TXXU). He also serves on several private company and not-for-profit boards. Mr. Youngblood is also a director nominee of TPG Pace Beneficial II Corp. and TPG Pace Solutions Corp.

Mr. Youngblood graduated from Princeton University in 1978 with an A.B in Politics/Science in Human Affairs and earned an M.D. degree from The University of Texas, Southwestern Medical School. He is a member of the Council on Foreign Relations.

Greg Mrva has been TPG Pace’s President since August 2020. Mr. Mrva has 25 years of experience leading finance and operations teams for technology businesses and leading investment banking teams advising global technology companies. Mr. Mrva was most recently the Chief Financial Officer of StubHub, where from 2018 to 2020 he sat on both the StubHub and eBay finance leadership teams. He was responsible for StubHub’s financial planning, analysis and forecasting, controllership, financial operations and strategic planning. Mr. Mrva also led the North American business for StubHub and completed the successful sale of StubHub to Viagogo in February 2020 for $4 billion. Prior to StubHub, Mr. Mrva was managing director at Morgan Stanley from 2013 to 2018 where he led the firm’s Global Internet Banking practice. Mr. Mrva advised multiple companies on capital markets and strategic acquisition transactions including the initial public offerings of Alibaba, Snap, LendingClub, GoDaddy and Yext and capital markets financings for Amazon, eBay, Google, Facebook, PayPal, MercadoLibre and Zynga. Prior to Morgan Stanley, Mr. Mrva served as global head of internet investment banking for Barclays from 2010 to 2013. Prior to Barclays, Mr. Mrva was the head of corporate development for Yahoo from 2007 to 2010, during which time he led a team that acquired and integrated over a dozen businesses for Yahoo. Mr. Mrva was also an investment professional as a member of TPG’s technology team from 2003 to 2005. Mr. Mrva has also served as the President of TPG Pace Tech Opportunities II Corp. since March 2021.

Martin Davidson has been TPG Pace’s Chief Financial Officer since July 2020. Mr. Davidson is a Partner and Chief Accounting Officer of TPG. Mr. Davidson is responsible for all financial operations and reporting related to TPG Holdings, TPG’s parent company, and accounting and operations for TPG’s private equity and real estate funds, as well as TPG’s firm-wide accounting policies. Currently, Mr. Davison serves as the Chief Financial Officer of TPG Pace Beneficial Finance Corp. since July 2020 and as Chief Financial Officer of TPG Pace Beneficial II Corp., TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. since March 2021. Previously, Mr. Davidson served as the Chief Financial Officer of Pace-II from its inception in February 2017 until its business combination with Accel in November 2019. Mr. Davidson also served as the Chief Financial Officer of Pace Energy from its inception in February 2017 until its business combination with Magnolia in July 2018. In addition, he has held the position of Chief Financial Officer and Financial Operations Principal of TPG’s broker/dealers and served on the board of multiple special purpose investment vehicles of TPG’s investment funds. Prior to joining TPG in 2005, Mr. Davidson was an audit manager at KPMG, where he primarily served clients in the financial services industry, including private equity funds and hedge funds. Mr. Davidson received a BBA in accounting from Texas Christian University and a Masters of Professional Accounting from The University of Texas at Austin. Mr. Davidson is a Certified Public Accountant.

Eduardo Tamraz has been TPG Pace’s Executive Vice President of Corporate Development and Secretary since July 2020. Mr. Tamraz is a senior executive on the investment team for TPG Pace Group, TPG’s dedicated initiative to provide permanent capital solutions for companies. Previously, he was a Vice President of TPG Capital in Europe from 2014 to early 2017. Currently, Mr. Tamraz serves as the Secretary and Executive Vice President of Corporate Development for TPG Pace Beneficial Finance Corp. since July 2020, Secretary of TPG Pace Beneficial II Corp. and Executive Vice President of Corporate Development and Secretary of TPG Pace Tech Opportunities II Corp. since March 2021. He has also served as the President of TPG Pace Solutions Corp. since March 2021. Mr. Tamraz has served as Secretary and Executive Vice President of Corporate Development of Pace-II from its inception in February 2017 until its business combination with Accel in November 2019. Mr. Tamraz has also served as Secretary and Executive Vice President of Corporate Development of Pace

Energy from its inception in February 2017 until its business combination with Magnolia in July 2018. Mr. Tamraz is responsible for leading the evaluation of opportunities for TPG Pace Group. From 2008 until 2014, Mr. Tamraz was a senior member of the private equity team at Eton Park, a global alternative investment firm. He previously worked at BC Partners and Merrill Lynch. Mr. Tamraz received an MA in economics from the University of Cambridge. He is a Co-Chair of Lincoln Center YP Education and Co-Chair of Young Glimmerglass Opera.

Number and Terms of Office of Officers and Directors

The TPG Pace Board consists of seven members. Holders of Founder Shares have the right to appoint all of TPG Pace’s directors prior to the consummation of a business combination and holders of public shares will not have the right to vote on the designation of directors during such time. These provisions of TPG Pace’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by holders of at least 90% of TPG Pace Ordinary Shares voting at a general meeting. Each of TPG Pace’s directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the TPG Pace Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the TPG Pace Board or by a majority of the holders of Founder Shares.

TPG Pace’s officers are appointed by the TPG Pace Board and serve at the discretion of the TPG Pace Board, rather than for specific terms of office. The TPG Pace Board is authorized to appoint persons to the offices set forth in its amended and restated memorandum and articles of association as it deems appropriate.

Committees of the Board of Directors

The TPG Pace Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee is composed solely of independent directors.

Audit Committee

The TPG Pace Board has established an audit committee of the TPG Pace Board. The audit committee is comprised of Chad Leat, Kathleen Philips and Kneeland Youngblood. Mr. Leat serves as the chair of the audit committee.

Each member of the audit committee is financially literate, and the TPG Pace Board has determined that Mr. Leat qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

TPG Pace has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by TPG Pace;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by TPG Pace, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with TPG Pace in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to TPG Pace entering into such transaction; and

•

reviewing with management, the independent auditors, and TPG Pace’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding TPG Pace’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

A copy of the audit committee charter is available on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents.

Compensation Committee

The TPG Pace Board has established a compensation committee of the TPG Pace Board. The compensation committee is comprised of Kathleen Philips, Wendi Sturgis and Kneeland Youngblood. Ms. Philips serves as the chair of the compensation committee.

TPG Pace has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to TPG Pace’s Chief Executive Officer’s compensation, evaluating TPG Pace’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration, if any, of TPG Pace’s Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of TPG Pace’s other executive officers;

•	reviewing TPG Pace’s executive compensation policies and plans;

•	adopting TPG Pace’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with TPG Pace’s proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in TPG Pace’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

•	A copy of the compensation committee charter is available on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents

Nominating and Corporate Governance Committee

The TPG Pace Board has established a nominating and corporate governance committee of the TPG Pace Board. The nominating and corporate governance committee is comprised of Kneeland Youngblood, Wendi Sturgis and Chad Leat. Mr. Youngblood serves as the chair of the nominating and corporate governance committee.

TPG Pace has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the TPG Pace Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the TPG Pace Board;

•	developing, recommending to the TPG Pace Board and reviewing the effectiveness of TPG Pace’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the TPG Pace Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis TPG Pace’s overall corporate governance and recommending improvements as and when necessary.

•	A copy of the nominating and corporate governance committee charter is available on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents

Director Nominations

The nominating and corporate governance committee of the TPG Pace Board will recommend to the TPG Pace Board candidates for nomination for appointment at the annual general meeting. Prior to TPG Pace’s initial business combination, the TPG Pace Board will also consider director candidates recommended for nomination by holders of Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to TPG Pace’s initial business combination, holders of Class A Shares will not have the right to recommend director candidates for nomination to the TPG Pace Board.

TPG Pace has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the TPG Pace Board considers educational background, diversity of professional experience, knowledge of TPG Pace’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of TPG Pace’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of TPG Pace’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee or board of directors of any entity with one or more executive officers that has served on the TPG Pace Board or the compensation committee of the TPG Pace Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires TPG Pace’s officers, directors and persons who beneficially own more than ten percent of the Class A Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish TPG Pace with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, TPG Pace believes that during the year ended December 31, 2020, there were no delinquent filers.

Code of Business Conduct and Ethics

TPG Pace has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents. Any amendments to the Code of Business Conduct and Ethics will be posted on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents.

Corporate Governance Guidelines

The TPG Pace Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE that serves as a flexible framework within which the TPG Pace Board and its committees operate. The Corporate Governance Guidelines cover a number of areas including membership criteria for the TPG Pace Board and director qualifications, director responsibilities, the TPG Pace Board agenda, roles of the chairman of the TPG Pace Board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, the TPG Pace Board’s access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of the Corporate Governance Guidelines is available on TPG Pace’s website at https://www.tpg.com/story/tpg-pace-tech-opportunities-corporate-documents.

Conflicts of Interest

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company including but not limited to the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty not to improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the articles of association of TPG Pace or alternatively by shareholder approval at general meetings.

Each of TPG Pace’s officers and directors have fiduciary and contractual duties to TPG and to certain companies in which TPG has invested pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of TPG Pace’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary duties or contractual obligations, he or she will honor his or her fiduciary duties or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. TPG Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors will materially affect its ability to complete a business combination.

In addition to the above, TPG Pace’s officers and directors are not required to commit any specified amount of time to TPG Pace affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities. Moreover, certain of TPG Pace’s officers and directors have time and attention requirements for private investment funds of which affiliates of TPG are the investment managers.

TPG Pace Sponsor and TPG Pace’s executive officers and directors may become involved with subsequent blank check companies similar to TPG Pace. Potential investors should also be aware of the following other potential conflicts of interest:

•

None of the TPG Pace officers or directors is required to commit his or her full time to TPG Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, TPG Pace’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to TPG Pace, as well as the other entities with which they are affiliated. TPG Pace’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

The TPG Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to Founder Shares and Class A Shares held in connection with the consummation of a business combination. Additionally, the TPG Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares if TPG Pace fails to consummate a business combination by October 9, 2022. If TPG Pace does not complete a business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by TPG Pace Sponsor until the earlier of (i) one year after the completion of a business combination and (ii) the date on which TPG Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of TPG Pace’s shareholders having the right to exchange their TPG Pace Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of TPG Pace Ordinary Shares equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, the Founder Shares will be released from the lock-up. With certain limited exceptions, the Private Placement Warrants and the underlying TPG Pace Ordinary Shares, will not be transferable, assignable or salable by TPG Pace Sponsor until 30 days after the completion of a business combination. Since TPG Pace Sponsor and officers and directors directly or indirectly own 20% of the TPG Pace Ordinary Shares and all of the Private Placement Warrants, TPG Pace’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate a business combination.

•

TPG Pace’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a business combination.

The conflicts described above may not be resolved in TPG Pace’s favor.

Accordingly, as a result of multiple business affiliations, TPG Pace’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which TPG Pace’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Karl Peterson	Accel Entertainment, Inc.	Gaming	Chairman and Director
	Playa Hotels and Resorts B.V.	Resorts	Director
	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner
	Sabre Corporation and related entites	Technology	Director
	TPG Pace Beneficial Finance Corp.	Investment	Non-Executive Chairman and Director (1)
	TPG Pace Beneficial II Corp.	Investment	Non-Executive Chairman and Director (1)
	TPG Pace Tech Opportunities II Corp.	Investment	Non-Executive Chairman and Director (1)
	TPG Pace Solutions Corp.	Investment	Non-Executive Chairman and Director (1)

David Bonderman	Allogene Therapeutics, Inc.	Biotechnology	Director
	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Chairman
	TPG Pace Beneficial Finance Corp.	Investment	Director
	TPG Pace Tech Opportunities II Corp.	Investment	Director (2)
	TPG Pace Solutions Corp.	Investment	Director (2)

Julie Hong Clayton	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner
	TPG Pace Tech Opportunities II Corp.	Investment	Director (3)
	TPG Pace Solutions Corp.	Investment	Director (3)

Chad Leat	Midcap Financial, PLC	Commercial Lending	Director
	J. Crew Group Inc.	Retail	Director
	Norwegian Cruise Line Holding Ltd.	Travel	Director
	TPG Pace Beneficial Finance Corp.	Investment	Director
	TPG Pace Beneficial II Corp.	Investment	Director (4)
	TPG Pace Tech Opportunities II Corp.	Investment	Director (4)

Kathleen Philips	Accel Entertainment, Inc.	Gaming	Director
	TPG Pace Beneficial Finance Corp	Investment	Director
	TPG Pace Tech Opportunities II Corp.	Investment	Director (5)
	TPG Pace Solutions Corp.	Investment	Director (5)

Individual	Entity	Entity’s Business	Affiliation

Wendi Sturgis	Container Store Group, Inc.	Retail	Director
	Yext Europe	Technology	Chief Executive Officer
	TPG Pace Tech Opportunities II Corp.	Investment	Director (6)
	TPG Pace Solutions Corp.	Investment	Director (6)

Kneeland Youngblood	Mallinckrodt Pharmaceuticals	Pharmaceutical	Director
	Pharos Capital Group, LLC	Alternative Investment Manager	Officer
	TPG Pace Beneficial Finance Corp	Investment	Director
	TPG Pace Beneficial II Corp.	Investment	Director (7)
	TPG Pace Solutions Corp.	Investment	Director (7)

Greg Mrva	TPG Pace Tech Opportunities II Corp.	Investment	President (8)

Martin Davidson	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner and Chief Accounting Officer
	TPG Pace Beneficial Finance Corp	Investment	Chief Financial Officer
	TPG Pace Beneficial II Corp.	Investment	Chief Financial Officer (9)
	TPG Pace Tech Opportunities II Corp.	Investment	Chief Financial Officer (9)
	TPG Pace Solutions Corp.	Investment	Chief Financial Officer (9)

Eduardo Tamraz	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Principal
	TPG Pace Beneficial Finance Corp	Investment	Secretary
	TPG Pace Beneficial II Corp.	Investment	Secretary (10)
	TPG Pace Tech Opportunities II Corp.	Investment	EVP of Corporate Development, Secretary (10)
	TPG Pace Solutions Corp.	Investment	President (10)

(1)	Karl Peterson is expected to serve as member of the Board of Directors of Pace Beneficial II, Pace Tech Opportunities II, and Pace Solutions, upon completion of their respective offerings.
(2)	David Bonderman is expected to serve as a member of the Board of Directors of Pace Tech Opportunities II and Pace Solutions, upon completion of its offering.
(3)	Julie Hong Clayton is expected to serve as member of the Board of Directors of Pace Tech Opportunities II and Pace Solutions, upon completion of its offering.
(4)	Chad Leat is expected to serve as a member of the Board of Directors of Pace Beneficial II and Pace Tech Opportunities II, upon completion of its offering.
(5)	Kathleen Philips is expected to serve as a member of the Board of Directors of Pace Tech Opportunities II and Pace Solutions, upon completion of its offering.

(6)	Wendi Sturgis is expected to serve as a member of the Board of Directors of Pace Tech Opportunities II and Pace Solutions, upon completion of its offering.
(7)	Kneeland Youngblood is expected to serve as a member of the Board of Directors of Pace Beneficial II and Pace Tech Opportunities II, upon completion of its offering.
(8)	Greg Mrva is expected to serve as the President of Pace Tech Opportunities II, upon completion of its offering.
(9)	Martin Davidson is expected to serve as the Chief Financial Officer of Pace Beneficial II, Pace Tech Opportunities II, and Pace Solutions, upon completion of their respective offerings.
(10)

Eduardo Tamraz is expected to serve as the President of Pace Solutions, EVP of Corporate Development and Secretary of Pace Tech Opportunities II, and Secretary of Pace Beneficial II, upon completion of their respective offerings.

Accordingly, if any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to TPG Pace if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as TPG Pace; and (ii) TPG Pace renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and TPG Pace, on the other. TPG Pace does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect TPG Pace’s ability to complete a business combination.

TPG Pace is not prohibited from pursuing a business combination with a company that is affiliated with TPG Pace Sponsor, officers or directors. In the event TPG Pace seeks to complete a business combination with such a company, TPG Pace, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to TPG Pace from a financial point of view. TPG Pace is not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by TPG Pace any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, we will also reimburse our Sponsor for office space and administrative support services provided to us in the amount of $50,000 per month.

The TPG Pace Initial Shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with TPG Pace, to vote any Founder Shares held by them, and their permitted transferees will agree, and any Class A Shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. TPG Pace’s amended and restated memorandum and articles of association provide for indemnification of TPG Pace’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. TPG Pace has purchased a policy of directors’ and officers’ liability insurance that insures TPG Pace’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures TPG Pace against its obligations to indemnify its officers and directors.

TPG Pace’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to TPG Pace and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by TPG Pace if it has sufficient funds outside the Trust Account or TPG Pace completes an initial business combination.

TPG Pace’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against TPG Pace’s officers and directors, even though such an action, if successful, might otherwise benefit TPG Pace and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent TPG Pace pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TPG Pace pursuant to the foregoing provisions, TPG Pace has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Officer and Director Compensation

None of TPG Pace’s executive officers or directors have received any cash compensation for services rendered to TPG Pace. Commencing on October 9, 2020, through the earlier of the consummation of a business combination or TPG Pace’s liquidation, TPG Pace pays monthly recurring expenses of $50,000 to an affiliate of TPG Pace Sponsor for office space, administrative and support services. TPG Pace Sponsor and TPG Pace’s executive officers, directors or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on TPG Pace’s behalf (of which approximately $2.0 million is owed as of the date hereof), such as identifying potential target businesses and performing due diligence on suitable business combinations. TPG Pace’s Audit Committee will review on a quarterly basis all payments that were made to TPG Pace Sponsor, its executive officers and directors, TPG Pace and their respective affiliates. TPG Pace notes that some named executive officers have an economic interest in TPG Pace Sponsor. For more information about the interests of TPG Pace Sponsor in the Business Combination, please see the section entitled “Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

TPG Pace is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. After the completion of a business combination, directors or members of TPG Pace’s management team who remain with TPG Pace may be paid consulting, management or other fees from the combined company.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth information available to TPG Pace at                 , 2021 with respect to TPG Pace Ordinary Shares held by:

•	each person known by TPG Pace to be the beneficial owner of more than 5% of the outstanding TPG Pace Ordinary Shares;

•	each of TPG Pace’s executive officers and directors; and

•	all of TPG Pace’s executive officers and directors as a group.

Unless otherwise indicated, TPG Pace believes that all persons named in the table have sole voting and investment power with respect to all TPG Pace Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the shares of Class A Common Stock to be issued to certain qualified institutional buyers and accredited investors (including an entity in which a related person of TPG Pace has an interest) in the PIPE Financing or pursuant to the Forward Purchase Agreements.

Name and Address of Beneficial Owners (1)	Number of Shares	%
TPG Pace Tech Opportunities Sponsor, Series LLC (2)(5)	11,090,000	19.6%
Light Street Capital Management, LLC (3)	4,700,000	10.4%
Millennium Management LLC (4)	3,298,518	7.3%
Karl Peterson (2)(5)	11,090,000	19.6%
David Bonderman (2)(5)	11,090,000	19.6%
Julie Hong Clayton	—	*
Chad Leat (2)	40,000	*
Kathleen Philips (2)	40,000	*
Wendi Sturgis (2)	40,000	*
Kneeland Youngblood (2)	40,000	*
Greg Mrva	—	*
Martin Davidson	—	*
Eduardo Tamraz	—	*
All executive officers and directors as a group (10 individuals)	11,250,000	20%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 301 Commerce St., Suite 3300 Fort Worth, Texas 76102.
(2)

Prior to the Business Combination, interests shown consist solely of Class F Shares, which will convert into shares of Class A Common Stock in conjunction with the Business Combination on a one-for-one basis, subject to adjustment.

(3)

The information in the table above is based on a Schedule 13G (the “Light Street 13G”) filed with the SEC on October 19, 2020 by Light Street Capital Management, LLC (“LSCM”). According to the Light Street 13G, LSCM holds the Class A Shares reported therein for the accounts of, and serves as investment adviser and general partner to, Light Street Mercury Master Fund, L.P. (“Mercury”), which beneficially owns and has shared voting and dispositive power over 4,500,000 Class A Shares. Glen Thomas Kacher serves as the Chief Investment Officer of LSCM. Each of LSCM, as the investment advisor and general partner to Mercury, and Mr. Kacher as the Chief Investment Officer of LSCM may be deemed to have beneficial ownership of the securities beneficially owned by Mercury. The address of the business office of each of LSCM, Mercury and Mr. Kacher is 525 University Avenue, Suite 300, Palo Alto, CA 94301.

(4)

The information in the table above is based on a Schedule 13G (the “Millennium 13G”) filed with the SEC on January 27, 2021 by Millennium Group Management LLC (“MGM”). According to the Millennium 13G, Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) beneficially owned 1,470,000 Class A Shares, Riverview Group LLC (“Riverview Group”) beneficially owned 1,000,000 Class A Shares and ICS Opportunities, Ltd. (“ICS Opportunities”) beneficially owned 828,518 Class A Shares. MGM is the general partner of Millennium Management LLC (“Millennium Management”), which is the general partner of Integrated Core Strategies, Riverview Group and ICS Opportunities. Israel A. Englander is the sole voting trustee of MGM. The address of the business office of each of Mr. Englander, MGM, Millennium Management, Integrated Core Strategies, Riverview Group and ICS Opportunities is 666 Fifth Avenue New York, New York 10103.

(5)

Represents interests directly held by the Sponsor. The managing member of the Sponsor is TPG Pace Governance, LLC, a Cayman Islands limited liability company, which is controlled by a committee whose members are David Bonderman, James G. Coulter and Karl Peterson. Messrs. Bonderman, Coulter and Peterson may therefore be deemed to beneficially own the shares held by the Sponsor. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the shares held by TPG Pace Sponsor, except to the extent of their pecuniary interest therein.

The TPG Pace Initial Shareholders beneficially own 20% of TPG Pace’s issued and outstanding ordinary shares and have the right to elect all of TPG Pace’s directors prior to a business combination as a result of holding all of the Founder Shares. Holders of public shares will not have the right to elect any directors to the TPG Pace Board prior to a business combination. In addition, because of their ownership block, the TPG Pace Initial Shareholders may be able to effectively influence the outcome of all other matters requiring approval by TPG Pace’s shareholders, including amendments to TPG Pace’s amended and restated memorandum and articles of association and approval of significant corporate transactions.

Prior to the TPG Pace IPO, on August 12, 2019, TPG Pace Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. On October 2, 2020, TPG Pace Sponsor transferred 40,000 Founder Shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.002 per share. Also, on October 2, 2020, TPG Pace Sponsor forfeited 7,062,500 Founder Shares for no consideration. Subsequent to the closing date of the TPG Pace IPO, 1,687,500 Founder Shares were forfeited because the underwriters’ over-allotment was not exercised in full within 45 days after the TPG Pace IPO. Following the forfeiture, TPG Pace Sponsor held 11,090,000 Founder Shares and each of TPG Pace’s four independent directors held 40,000 Founder Shares.

On October 9, 2020, TPG Pace consummated the TPG Pace IPO of 45,000,000 units at a price of $10.00 per unit generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each unit consists of one Class A Share, and one-fifth of one TPG Pace Public Warrant. Prior to October 9, 2020, TPG Pace completed the sale of the Private Placement Warrants.

TPG Pace Sponsor and TPG Pace’s executive officers and directors are deemed to be TPG Pace’s “promoters” as such term is defined under the federal securities laws. Please see the section entitled “Certain Relationships and Related Transactions—TPG Pace Relationships and Related Party Transactions” for additional information regarding TPG Pace’s relationships with its promoters.

Director Independence

Listing standards of the NYSE require that a majority of the TPG Pace Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The TPG Pace Board has determined that Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. The TPG Pace independent directors have regularly scheduled meetings at which only independent directors are present.

TPG PACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of TPG Pace included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting TPG Pace’s current expectations, estimates and assumptions concerning events and financial trends that may affect TPG Pace’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). We have reviewed a number of opportunities to enter into a Business Combination and intend to enter into the Proposed Business Combination described below under “Recent Developments.”

We intend to consummate a Business Combination using cash from the proceeds of our initial public offering (the “TPG Pace IPO”) that closed on October 9, 2020 (the “Close Date”), and the private placement of warrants to purchase our Class A ordinary shares (“Private Placement Warrants”) that occurred at the Close Date, and from additional issuances of, if any, our capital stock and our debt, or a combination of cash, stock and debt.

At March 31, 2021, we held cash of $1,708,663 and current liabilities of $32,881,911. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

At December 31, 2020, we held cash of $534,095 and current liabilities of $60,070,575.

Recent Developments

On January 28, 2021, TPG Pace, TPG Pace Merger Sub, TCV Blocker, Learn Blocker, Blocker Merger Sub I, Blocker Merger Sub II, Nerdy and certain other parties affiliated with the Blockers entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a) On the Closing Date, prior to the Effective Time, (i) TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware, upon which TPG Pace will change its name to “Nerdy Inc.”; (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (subject to substantially the same terms and conditions, including the applicable vesting requirements) and (iii) TCV Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy.

(b) TPG Pace Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) OpCo Units, subject to applicable vesting requirements, and an equivalent number of shares of Class B Common Stock, in the case of converted Nerdy profit units, subject to substantially the same terms and conditions, including applicable vesting requirements, as those in effect prior the Effective Time, or (y) Class A Common Stock, and (C) certain Nerdy warrants and (ii) each holder of unit appreciation rights granted under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for (1) corresponding stock appreciation rights in Nerdy Inc., which will be subject to substantially the same terms and conditions, including applicable vesting requirements, as the prior unit appreciation rights or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Simultaneously with the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (ii) immediately following the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Nerdy Inc. (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with Nerdy Inc. surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Nerdy Inc. warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, Nerdy Inc. will contribute all of its assets (other than the OpCo Units it then holds), which will consist of the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts and including the net cash proceeds to TPG Pace resulting from the Subscription Agreements and the Forward Purchase Agreements) (collectively, “Available Cash”) less the cash consideration paid to Nerdy equity holders, to OpCo in exchange for a number of additional OpCo Units and a number of OpCo warrants, such that Nerdy Inc. will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo warrants equal to the total number of Nerdy Inc. warrants, in each case, issued and outstanding immediately after giving effect to the Business Combination. The amount of cash to be contributed by Nerdy Inc. to OpCo at the Closing of the Business Combination is estimated to be approximately $266 million, assuming no redemptions by TPG Pace shareholders.

This business combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the Existing Nerdy Holders (other than the owners of the Blockers) to retain their equity ownership in Nerdy, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units and OpCo warrants, and provides potential future tax benefits for Nerdy Inc. (a substantial portion of which the post-merger Nerdy holders of OpCo Units will benefit from pursuant to the Tax Receivable Agreement) in connection with the Business Combination and when the post-merger Nerdy holders of OpCo Units ultimately exchange their OpCo Units for shares of Class A Common Stock. Nerdy Inc. will be a holding company and, immediately after the consummation of the business combination, and its only direct assets will consist of OpCo Units and OpCo warrants. Immediately following the Closing, Nerdy Inc. is expected to own approximately 60% of the OpCo Units.

The Existing Nerdy Holders will be issued at closing 4,000,000 (i) shares of Class A Common Stock or (ii) OpCo Units (and a corresponding number of shares of Class B Common Stock), as applicable, that will be subject to forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date (the “Nerdy Earnout Consideration”).

Concurrently with the execution of the Business Combination Agreement, TPG Pace entered into the Subscription Agreements with certain investors, pursuant to which such investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale will be consummated concurrently with the Business Combination (the “PIPE Financing”). The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE Financing have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities

Act. TPG Pace will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreement, the OpCo LLC Agreement, the Tax Receivable Agreement, the Stockholders’ Agreement, the Waiver Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Proposal No. 1—The Business Combination Proposal—Related Agreements” for more information.

Results of Operations

For the three months ended March 31, 2021 and 2020, we earned net income of $28,331,159 and $0, respectively. Net income for the three months ended March 31, 2021 consisted primarily of a $32,816,667 gain due to a change in the fair value of our derivative liabilities offset by professional fees and other expenses of $4,492,271. We anticipate that changes to the fair value of our derivative instruments, consisting of certain of our warrants and forward purchase agreements exercisable for our Class A ordinary shares, may fluctuate significantly in future quarters, but these fluctuations do not impact our cash flows. Our business activities since our TPG Pace IPO have consisted solely of identifying and evaluating prospective acquisition targets for a Business Combination.

For the year ended December 31, 2020 and the period from July 11, 2019 (“Inception”) to December 31, 2019, we incurred net losses of $33,316,784 and $8,494, respectively. Our business activities from Inception to December 31, 2020 consisted primarily of costs associated with our formation. Our business activities since our TPG Pace IPO have consisted solely of identifying and evaluating prospective acquisition targets for a Business Combination.

Liquidity and Capital Resources

Prior to the closing of the TPG Pace IPO (as described below), our only source of liquidity was an initial sale of Class F ordinary shares (the “Founder Shares”), par value $0.0001 per share, to our sponsor, TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (“Sponsor”), and the proceeds of a promissory note (the “Note”) from TPG Pace Sponsor, in the amount of $300,000.

The registration statement for our initial public offering (“TPG Pace IPO”) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on October 6, 2020. In our TPG Pace IPO, we sold 45,000,000 units at a price of $10.00 per unit, generating proceeds of $450,000,000. Simultaneously with the effectiveness of our TPG Pace IPO, we closed the private placement of an aggregate of 7,333,333 warrants (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share, to TPG Pace Sponsor, at a price of $1.50 per Private Placement Warrant, generating proceeds of $11,000,000. On the Close Date, we placed $450,000,000 of proceeds from the TPG Pace IPO and the Private Placement Warrants into an interest bearing U.S. based trust account at J.P. Morgan Chase, N.A, with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”), and held the remaining portion (net of offering expenses, other than underwriting discounts, paid upon the consummation of the TPG Pace IPO) of such proceeds outside the Trust Account.

On October 14, 2020, the funds in the Trust Account were invested only in specified U.S. government treasury bills with a maturity of 180 days or less and in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. During the year ended December 31, 2020, we earned interest income of $5,937 on investments held in the Trust Account.

At December 31, 2020, we had cash of $534,095 and working capital of $374,997,347 including investments held in the Trust Account.

At December 31, 2020, we had current liabilities of $60,070,575, including derivative liabilities of $59,536,667 related to the fair value of certain of our warrants and forward purchase agreements exercisable for our Class A ordinary shares, and accrued professional fees and other expenses of $533,908 primarily due to costs associated with our identification and evaluation of potential Business Combinations. The identification and evaluation of potential Business Combinations is continuing after December 31, 2020, and we therefore expect to incur additional expenses, which may be significant. We expect some portion of these expenses to be paid upon consummation of a Business Combination. We may, however, need to raise additional funds in order to meet the expenditures required for operating our business prior to a Business Combination. We may request loans from our Sponsor, affiliates of our Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that we will be able to raise such funds

At March 31, 2021, we had cash held outside of the Trust Account of $1,708,663, which is available to fund our working capital requirements.

At March 31, 2021, we had current liabilities of $32,881,911, including derivative liabilities of $26,270,000 related to the fair value of certain of our warrants and forward purchase agreements exercisable for our Class A ordinary shares, a promissory note payable to our Sponsor of $2,000,000, and accrued professional fees and other expenses of $4,161,911 primarily due to costs associated with our identification and evaluation of potential Business Combinations. The identification and evaluation of potential Business Combinations is continuing after March 31, 2021, and we therefore expect to incur additional expenses, which may be significant. We expect some portion of these expenses to be paid upon consummation of a Business Combination. We may, however, need to raise additional funds in order to meet the expenditures required for operating our business prior to a Business Combination. We may request loans from our Sponsor, affiliates of our Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that we will be able to raise such funds

We may also need to obtain additional financing either to complete a Business Combination or because we become obligated to redeem a significant number of our Class A ordinary shares upon completion of a Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

We have 24 months from the Close Date to complete our Business Combination. If we do not complete a Business Combination within this period, we shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Initial Shareholders and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete the Business Combination within 24 months from the Close Date. However, if the Initial Shareholders acquire Public Shares after the Close Date, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination within the allotted 24-month time period.

We intend to use substantially all of the funds held in the Trust Account, including earned interest (which interest shall be net of taxes payable) to consummate a Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate a Business Combination, the remaining proceeds held in the Trust Account after completion of the Business Combination and redemptions of Class A ordinary shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets as of March 31, 2021.

Contractual Obligations

At both March 31, 2021 and December 31, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than the following:

•

cash borrowings of $2,000,000 due to the Sponsor on a non-interest bearing promissory note dated March 29, 2021 for up to $7,000,000 as of March 31, 2021. The promissory note terminates, with any outstanding balance due, upon the earlier of the completion of a Business Combination or the liquidation of the Company.

•

an administrative agreement to pay monthly recurring expenses of $50,000 for office space, administrative and support services to an affiliate of our Sponsor. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company.

We are committed to pay the deferred discount of 3.50% of the gross proceeds of the TPG Pace IPO, or $15,750,000 (the “Deferred Discount”), to the underwriters upon the completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of Accounting Standards Codification 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” We incurred offering costs of $1,094,456 in connection with our TPG Pace IPO primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, together with the portions of the underwriter discount and Deferred Discount allocated to the issuance and sale of Class A ordinary shares, totaling $25,091,705, were charged to temporary equity upon completion of the TPG Pace IPO. Offering costs of $752,751, attributed to the issuance and sale of the Public Warrants were expensed at the Close Date.

Derivative Liabilities

We evaluated our warrants included in our Units and Private Placement Warrants (collectively, “Warrant Securities”), and the Forward Purchase Agreements and forward purchase agreements with other third parties (“Additional Forward Purchase Agreements” and collectively, “FPAs”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that the Warrant Securities and FPAs could not be accounted for as components of equity. As the Warrant Securities and FPAs meet the definition of a derivative in accordance with ASC 815, the Warrant Securities and FPAs are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Redeemable Ordinary Shares

All of the 45,000,000 Class A ordinary shares sold as part of the Units in the TPG Pace IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to our second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within our control require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of our equity instruments, are excluded from the provisions of ASC 480.

We had previously classified 2,046,599 shares in permanent equity given our Charter provides that currently, we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. We restated our financial statements for the year ended December 31, 2020 to classify all Class A ordinary shares as redeemable as the threshold in our charter does not change the nature of the underlying shares as redeemable.

TPG Pace recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Income or Loss per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At March 31, 2021, we had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At March 31, 2020 we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings under the treasury stock method. As a result, diluted net income per ordinary share is the same as basic net loss per ordinary share for the three months ended March 31, 2021 and 2020, respectively.

At December 31, 2020, we had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At December 31, 2020 and 2019, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings under the treasury stock method. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the years ended December 31, 2020 and 2019, respectively. We have two classes of ordinary shares, Class A ordinary shares and Class F ordinary shares. Earnings and losses are shared pro rata between the two classes of ordinary shares.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the TPG Pace IPO and the identification and evaluation of prospective acquisition targets for a business combination. We have neither engaged in any operations nor generated any revenues. As the net proceeds from the TPG Pace IPO and the sale of the Private Placement Warrants held in the Trust Account have been invested in Permitted Investments, we do not believe there will be any material exposure to interest rate risk.

At December 31, 2020, the net proceeds from our Public Offering and the sale of the Private Placement Warrants held in the Trust Account were comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that there will be an associated material exposure to interest rate risk.

At December 31, 2020, Public Offering proceeds and interest earned of $450,005,937 was held in the Trust Account for the purposes of consummating a Business Combination. If we complete a Business Combination within 24 months from the Close Date, funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, deferred underwriting compensation of $15,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to us to provide working capital to finance our operations.

We have not engaged in any hedging activities since our Inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Principal Executive Officer and Principal Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our President and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2021. On February 16, 2021, we filed our original Annual Report on Form 10-K for the year ended December 31, 2020 (the “Original Report”). Based upon their evaluation at that earlier time, our President and Chief Financial Officer had concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective. Subsequently, in connection with the preparation of our Form 10-K/A, our management re-evaluated, with the participation of our President and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of December 31, 2020. Based upon that evaluation, and in light of the SEC Staff Statement, our President and Chief Financial Officer concluded that, due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments resulting in the Company’s restatement of its financial statements as described in the Explanatory Note to TPG Pace’s Form 10-K/A, filed with the SEC on May 14, 2021, our disclosure controls and procedures were not effective as of December 31, 2020.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TPG Pace’s annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the evaluation of the SEC’s recent statement regarding SPAC accounting matters and management’s subsequent broader re-evaluation of its previously issued financial statements, the Company determined that there were errors in its accounting for its warrants, Class A ordinary shares and stock-based compensation as of and for the year ended December 31, 2020. Management concluded that a deficiency in internal control over financial reporting existed relating to the accounting treatment for complex financial instruments and that the failure to properly account for such instruments constituted a material weakness as defined in the SEC regulations. This material weakness resulted in the restatement of TPG Pace’s audited financial statements as of and for the year ended December 31, 2020.

TPG Pace performed additional analysis and procedures with respect to accounts impacted by the material weakness in order to conclude that its unaudited financial statements in our Form 10-Q as of and for the three months ended March 31, 2021, are fairly presented, in all material respects, in accordance with US GAAP.

Remediation Plan

TPG Pace is remediating this material weakness by, among other things, devoting significant effort and resources to the remediation and improvement of its internal control over financial reporting as it relates to the accounting treatment for complex financial instruments. While TPG Pace has processes to identify and appropriately apply applicable accounting requirements, the Company plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its securities and financial statements. TPG Pace’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The actions taken by TPG Pace are subject to ongoing senior management review and Audit Committee oversight. The foregoing actions will begin immediately, and management expects that efforts to remediate the material weakness will be completed by the end of the second quarter of 2021. As TPG Pace continues to evaluate and work to improve its internal control over financial reporting, management may execute additional measures to address the material weakness or modify the remediation plan described above and will continue to review and make necessary changes to the overall design of TPG Pace’s internal controls.

INFORMATION ABOUT NERDY

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Nerdy,” “we,” “us,” “our” and other similar terms refer to Nerdy and its subsidiaries prior to the Business Combination and to Nerdy Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Introduction

Almost every consumer category has undergone a radical digital transformation. Nerdy is now leading that digital transformation in learning and reinventing for consumers what online learning can be.

The inspiration for our mission has its roots in my own challenges as a student while attending college. Like many students before me, I struggled in a calculus course - after all, derivatives and integrals aren't the easiest thing to learn. Simply attending class wasn't sufficient. The professor taught the course the same way he taught it every other semester, but there were 100+ other students in the class. We'd typically spend more time on the concepts I already understood, and far too little time on the ones where I was struggling. I needed to get personalized help. I tried to find help on my own - asking friends for referrals, looking online, trying to find a brick and mortar solution that could provide the help - but struggled to find someone who could credibly help me. There was an inherent discovery problem in the market and I realized my frustrations weren't specific to my own experience but were, in fact, a pervasive problem for learners of all ages and backgrounds. I thought that there had to be a better way - one that actually leveraged technology - to allow anyone to access the expert they needed when they needed it.

When I founded Nerdy it was to solve this problem of personalized live learning - experts matched with learners. I wanted to provide learners one single destination for finding the expertise they needed in any subject. And I wanted to help people with expert knowledge find clients and generate supplemental earnings. In the early days, I would personally meet with each prospective expert to personally interview, vet, and test whether they had the subject matter expertise, communication abilities, and confidence to effectively help learners in a given subject. For learners who needed help, I would painstakingly attempt to identify the expert best suited for their particular needs. The results and feedback were terrific from both experts and learners. However, it was such a labor-intensive process that I realized I needed to invest heavily in technology to figure out how to scale that experience.

We began investing in a platform and technology that would make it possible to scale high quality live instruction in a way that had never been done before. We started building capabilities, eventually including leaning heavily into AI and machine learning, that were purposefully designed to eliminate friction in the experience for learners and experts with the aim of improving quality, lowering cost, and increasing convenience. Thus began our journey to transform learning through technology.

Fast forward to 2021. Our direct-to-consumer platform allows people to learn how they want, when they want, where they want, and what they want. We've scaled a learning experience for both Learners and Experts that is effective, engaging, and convenient. We believe that each learner deserves an experience that is as unique as they are. To deliver on this, we offer a wide range of subjects on our platform - we're at 3,000 and counting - and we deliver personalized learning across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. We're fundamentally transforming how knowledge is exchanged across the entirety of the learning lifecycle.

We now are a leader in a category that is undergoing a rapid digital disruption and is at an inflection point in the shift from offline to online learning. In the past year, we've seen COVID-19 accelerate this long-term trend as more and more consumers realize the accessibility and superiority of the online learning experience vs. the antiquated in-person solutions. While we believe we stand to gain disproportionately from this powerful trend in the years to come, COVID-19 created some short-term challenges for our business.

Many schools went to optional grading and many standardized and professional exams were suspended, which reduced demand for supplemental learning. During this period, though, we were able to lean into product evolution and completed our long-term transition to 100% online in April of 2020, a goal we had been working toward since first launching our online platform in 2014, and shut down the in-person component of our marketplace. We invested heavily in our product capabilities to innovate our way through the short-term challenges, including bringing together what had been four disparate product formats we were building into a single cohesive destination that allowed us to extend and strengthen the extent to which we can help learners beyond what had been just one-on-one instruction.

Our investments in innovation during COVID-19 enabled us to hit key financial milestones we had established for ourselves, namely improving our unit-level economics and demonstrating to ourselves we could be self-sustaining in the back of the year. The fact that we had such a productive year in terms of growth, unit-level economic improvements, and product innovation during such a disruptive year truly speaks to the caliber of the team who have elected to join me on our mission to transform learning. I'm proud of the value we were able to provide to both sides of our platform during a time when they needed it most.

But as much as we have accomplished since launching Nerdy, this is just the beginning and as we are now positioned to accelerate our investments, I believe the best is still in front of us. We have an incredible opportunity ahead of us to build an exceptional business, seize an enormous commercial opportunity, and transform how people learn. To help even one person to learn is an important accomplishment. To do it at this scale is truly transformational. We have a tremendous team, we're just getting started, and I cannot wait to show you what we're going to build in the years to come.

Sincerely,

Charles Cohn

Chuck Cohn

Founder, Chairman & CEO at Nerdy

Mission

Our mission is to transform how people learn through technology. We are enabling access to high quality, personalized, live learning in any subject, anywhere, at any time.

Business Overview

Nerdy is a leading direct-to-consumer platform for live online learning. We have built a comprehensive online learning destination that enables the delivery of scaled, high-quality, live instruction for Learners of all ages across more than 3,000 subjects. Through our flagship business, Varsity Tutors, we delivered over 4.7 million hours of live learning in 2020, including 1.6 million paid hours of live learning and 3.1 million hours of free live learning, across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Our purpose-built proprietary platform leverages technology, including AI, to source, evaluate, and match tutors, instructors, subject matter experts, educators and other professional (“Experts”) directly with students, users, parents, guardians, and purchasers (“Learners”).

Every day millions of student and professional learners in our country struggle to get the help they need to master the subjects they are attempting to learn. Whether it is seeking help understanding algebra, chemistry, learning to code, studying for a nursing exam or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance.

We attract Learners across a variety of audiences and subjects including K-8, High School, College, Graduate, Professional, and other Adult Learners to get the knowledge that they need. The breadth of our platform offering in terms of both subject and learning format, combined with our ability to build trust, own the customer relationship, and make good on our customer promises has allowed us to generate high customer satisfaction as evidenced by our Net Promoter Score of 68 for customers surveyed in 2020. This relationship with our customers and a relentless focus on delivering an exceptional customer experience enables longer-term and higher lifetime value relationships with Learners.

We attract Experts to our platform who are highly qualified to instruct across a variety of audiences and subjects. We offer Experts the opportunity to generate income from the convenience of home with less hassle, deliver a superior online instruction experience, and empower them to help people learn. Our technology platform matches Learners to the Experts who are qualified to provide the unique assistance our Learners need, which results in long-term highly-satisfied customer relationships that generate sustained income for our Experts.

Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, which enables us to match Learners to the Experts who are ideally qualified to help them learn. The result is an exceptional experience for Learners. We use AI to select the ideal Expert for a given Learner’s needs, taking into account more than 100 variables, including

Learner and Expert attributes, diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for Nerdy, something that legacy offline models and online directories struggle to do well.

Nerdys Model Open Online Marketplace Directories / Models Online Offline / Legacy Models Technology driven-process for Limited qualifying and vetting of Limited ability to find top Experts due identifying and curating top Experts Experts to constraint of local geography Technology-driven matching process Limited effort to match the Experts best Limited ability to optimize matching helps Learners identify the right suited to help a specific Learner and due to geographic constraints Expert for their particular needs limited data captured programmatically and limited data captured to inform personalization programmatically to inform personalization Multiple learning formats woven Limited formats typically involving one Multiple offline formats requiring together into one comprehensive online format or only facilitating off- in-person attendance online experience platform learning Efficient, convenient, Inefficient, inconsistent customer Inefficient, inconvenient and costly and high customer satisfaction experience and satisfaction

A recent industry report estimates that the global market for supplemental education in 2020 is $1.3 trillion, excluding government-funded education. The vast majority, approximately 98%, of this direct-to-consumer market remains offline. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning. COVID-19 has further highlighted the inadequacies of traditional in-person models as well as the efficacy of online supplemental learning. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024.

Nerdy’s multi-format online learning destination improves access and lowers cost barriers to high-quality, live learning and other additive learning resources. In addition to our paid one-on-one instruction and small group class products, we offer free live large-format online classes that are interactive and can accommodate 500 to 50,000+ Learners. In 2020, over 500,000 Learners experienced over 3 million hours of free live online instruction, including classes taught by celebrity scientists, astronauts, and wildlife experts completely free of charge to Learners. In addition, Nerdy’s library of hundreds of thousands of resources, including online adaptive diagnostic tests and practice problems, are offered completely free for Learners. Our free content helps attract new users to our platform and complements our paid product offerings by increasing retention of our existing users.

Our platform and multiple learning formats allow us to deliver value in more ways and establish lasting relationships between Learners and Experts. This generates powerful network effects in our business: high customer satisfaction attracts more Learners to our platform which in turn attracts more Experts as well. Our business has delivered growth and healthy unit economics.

Active Learner growth is up 67% for the quarter ended March 31, 2021 compared to the same period in 2020, while paid online sessions have grown 186% in the same time frame. For the year ended December 31, 2020, Active Learners increased by 37% from approximately 63 thousand in 2019 to approximately 87 thousand in 2020, while paid online sessions increased by 103% in the same time frame from 549,000 to 1.1 million sessions.

Revenue for the quarter ended March 31, 2021 was $34.6 million, up 50% from $23.0 million in the quarter ended March 31, 2020, driven by strong user and engagement growth, which drove an 100% increase in online revenue for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020. Revenue for the year ended December 31, 2020 increased $13.5 million from $90.5 million to $104.0 million, or 15% compared to the same period in 2019. Online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year over year.

We experienced increased gross margins of 67.6% for the quarter ended March 31, 2021 as compared to 63.2% in the quarter ended March 31, 2020. For the year ended December 31, 2020, gross margins increased to 66.5% from 65.9% in the year ended December 31, 2019. Margin expansion for both the quarter and year ended December 31, 2020 was primarily driven by increased adoption of our online services.

We experienced net loss of $5.7 million in the quarter ended March 31, 2021 as compared to a net loss of $8.0 million in the same period in 2020. Net loss in the year ended December 31, 2020 was $24.7 million, compared to a net loss of $22.4 million in the same period in 2019.

Our Two-Sided Network

Nerdy connects Learners of all ages with the Experts they need to advance and develop in-demand skills, pass critical exams and certifications, excel academically, and live up to their potential. Nerdy allows people to learn in over 3,000 subjects, online, when they want, from the convenience of home, and at the click of a button.

Note:

[1]

Percentage of Net Bookings by Audience is data for 2020. Net Bookings by Audience is a non-GAAP measure representing client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers. Amounts exclude Legacy Businesses and VT+.

[2]	45% of 2020 Active Experts hold a Graduate degree or more represents the percentage of 2020 active tutors who have a postgraduate degree.

The Learners

We serve a diverse population of audiences across the entire learning life cycle from kindergarten all the way through professional and adult. Learners use our platform for a broad set of purposes:

•	to proactively improve their academic performance;

•	to remediate academic underperformance;

•	for enrichment to learn about a subject they are passionate about or to advance a foundational skill they want to develop;

•	to learn new professional and technical skills;

•	to obtain professional and technical designations and certifications; and

•	to maximize their chances of admission into their school or program of choice, spanning private schools, to undergraduate programs, to graduate school, and beyond.

Through a platform and product-led approach to growth, combined with brand and marketing efforts, we continue to engage, retain and grow our Learner base. In 2020, we had approximately 87 thousand Active Learners, representing a 37% increase compared to 2019, and in 2019, we had approximately 63 thousand Active Learners, representing a 34% increase compared to approximately 47 thousand Active Learners in 2018.

Our value proposition for Learners

•

Trust: We are relentlessly focused on delighting our Learners and building a powerful brand founded on the principle of trust. 87% of our Learners believe that Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

•

Quality experience: Learners choose our platform because of the superior learning experience we provide and the intuitive and purpose-built technology we offer to interact with the Experts. Our AI-powered Learner-Expert matching engine intelligently matches Learners with Experts who best fit their specific needs in order to deliver effective live learning. In addition, Learners benefit from our modern technology and learning tools, including adaptive testing capabilities, that support a collaborative interaction and optimize the learning experience.

•

Convenience: Our platform makes learning engaging and accessible. Learners can access thousands of Experts on Nerdy’s platform using numerous devices, providing them with the ability to learn across our various learning formats anytime and from anywhere, including at pre-scheduled times and on-demand. Our Instant Tutoring service empowers Learners to connect with an Expert in any of over 200 subjects in just minutes for an on-demand live video chat-based session, without prior scheduling.

•

Purpose-Built Technology: Our platform was designed specifically for learning with interactive technology tools such as two-way video, collaborative work-spaces, recording and replay capabilities, and integrated personalization features to facilitate instruction and provide a more engaging and enjoyable experience to Learners.

•

Expansive range of subjects: We are focused on developing breadth and depth in our catalog. The over 3,000 subjects we currently offer our Learners serves their needs across the entire learning lifecycle.

•

Cost effective: We believe we provide the best value for money for our Learners by offering a cost-effective and superior learning experience in comparison to traditional offline learning models. The flexibility of access provided by our platform along with the expansive subject catalog and multi-format learning experience at varying price points alleviates the inefficiencies of legacy models.

The Experts

Our platform attracts highly qualified and experienced Experts who are passionate about helping people learn and interested in earning supplemental income in a flexible and convenient manner. Approximately 45% of the Experts on our platform hold a Graduate degree or higher. They come from varied backgrounds, including teachers, professors, professionals, graduate and college students, retirees and self-employed individuals. Our rigorous multi-step interview and vetting process leverages AI, and conditional human review for candidate evaluation. This confluence of technology, process automation, and AI allows us to source high quality experts at scale with minimal human labor, making the process highly scalable and efficient. We have strong and growing engagement in the Expert network, yet have the ability to scale significantly with demand as the average active Expert on the platform provides less than five hours of instruction per week.

Our value proposition for Experts

•

Strong income potential, less hassle: Our platform empowers Experts with the convenience of immediate access to a large audience of Learners, providing the opportunity for meaningful supplementary earnings without the required effort to find new customers and without geographical constraints.

•

Flexibility: As the modern workforce mindset shifts toward flexibility and choice, our platform empowers Experts to work from wherever, whenever and however they want, giving them convenience and control over their work schedule.

•

Purpose-Built Technology: Our platform empowers Experts with interactive technology features such as two-way video, collaborative work-spaces, recording and replay capabilities, and integrated personalization features to make delivering online instruction easy.

•

Frictionless payment processing: We ensure the Experts are paid on-time and securely with frequent direct deposits, alleviating administrative burden and hassle and allowing them to focus on helping Learners learn.

Marketplace Network Effects

Our platform benefits from several positive and reinforcing network effects. As we leverage technology to improve the match quality between Experts and Learners, we are able to improve the experience on both sides of our network. Our AI leverages over 80 million usable data points to personalize the experience for each Learner and Expert. The result is a high-quality learning experience across over 3,000 subjects and is evidenced by our Net Promoter Score of 68. The higher the quality of Experts the more Learners are attracted to our platform.

More Learners leads to more earning opportunities for Experts and more high quality and rewarding interactions. Our algorithms allocate more work to the best Experts, which has led to a 4.9 out of 5 instructor rating and increased engagement among Learners and Experts with paid sessions per Expert being up 60% in the first quarter of 2021 compared to the same period in 2020. In addition, access to the best Experts has enabled us to add more subjects and more learning formats to our platform. We have built a comprehensive online learning destination that provides Learners of all ages with multiple ways to learn beyond one-on-one instruction. This has resulted in 67% Active Learner growth for the first quarter of 2021 compared to the same period in 2020.

1.

Active Learners defined as the unique number of learners attending a paid online one-on-one session or a paid online class in a given period. Amounts exclude Legacy Businesses and VT+. YoY growth as of Q1 2021.

2.

Net Promoter or Net Promoter Score is the percentage of customers rating their likelihood to recommend a company, a product, or a service to a friend or colleague as 9 or 10 minus the percentage rating this at 6 or below on a scale from 0 to 10. Nerdy client trigger-based NPS survey data, Q1-Q4 2020; n=700. Amounts exclude Legacy Businesses.

3.

Defined as data points generated from student attributes, instructor attributes, past matching, learning interactions from online platform, website and marketing event interactions, and self study interaction. Amounts exclude Legacy Businesses.

4.	Sources: Average session rating on customer feedback (all time through December 2020). Amounts exclude Legacy Businesses.

Industry Background and Key Trends

There are several favorable trends in the learning market that make our platform and proposition appealing on both sides of the network and we believe that our business will disproportionately win as these category dynamics shift.

•

Gig economy is changing the dynamics of the workforce: The advent of Technology has dramatically changed how people view work, and platforms that enable interactions directly between providers and consumers are disrupting traditional, antiquated models. The shifting mindset of today’s workforce towards seeking flexibility, freedom, and personal fulfillment has enabled the gig economy to transform several categories in recent years. We believe these dynamics will also fundamentally change the way people learn. We have a significant opportunity to leverage technology to connect highly qualified Experts directly to Learners of all ages and to enable high quality live learning at scale.

•

Secular digitization of learning: While the learning industry has historically been a laggard for online adoption, we believe it is at an inflection point and is now undergoing rapid digital transformation.

Technology has lowered the barriers for individuals to access learning opportunities and connect with Experts on a global scale and is removing the inefficiencies of in-person interactions, increasing affordability, extending geographic access and providing flexibility and convenience through on-demand online models. AI is the theory and development of computer systems able to perform tasks that normally require human intelligence. Machine learning is a method of data analysis that automates analytical model building. It is a branch of artificial intelligence based on the idea that systems can learn from data, identify patterns and make decisions with minimal human intervention. We leverage both internally developed and externally licensed capabilities related to AI, which allows large data sets to be leveraged and understood in a way that can generate substantial insights that drive the personalization of the learning experience. Increased digital connectivity between Learners, Experts, and other key stakeholders is improving communication and accountability to provide increased transparency into Learner achievement. These trends have only accelerated as the COVID-19 pandemic has provided an enormous catalyst, with global digital learning projected to grow at a 30% CAGR over the next seven years, according to GSV Ventures.

•

Pandemic’s impact on learning proficiency: The abrupt shelter-in-place directives led to prolonged closures in 2020 of K-12 schools, colleges and universities, and testing centers throughout the US. Many of the public K-12 schools, in particular, shut down and did not reopen virtually until the fall semester. These closures have been a significant driver of learning loss in the last year for students across the United States. According to a recent industry report, math achievement of students in grades 3 to 8 in Fall 2020 was about 5 to 10 percentile points lower compared to same-grade students in the prior year. Additionally, as the world continues to grapple with the uncertainty of the pandemic, the long-term effect on learning outcomes is unknown but thought to be potentially significant. To combat the learning loss created by the pandemic, Learners are in need of significant additional learning support that our platform is ideally positioned to provide.

•

Consumerization of learning: The transition in modern Learners’ preferences towards finding, curating, and managing their own learning is reshaping the learning markets and contributing to the digitization of learning. These consumers experience the same level of agency and modern technology-enabled approach they experience in other categories that have digitized. As a result of this shift in consumer behavior, learning providers have emerged that focus on direct-to-consumer models making learning resources, including live learning, available broadly and on-demand. By providing numerous learning formats to help Learners access top Experts across a multitude of formats and leverage adaptive self-study tools, our platform empowers both Learners and Experts to have more agency, optimize interactions, and enhance their learning and instructing experience.

•

Shift to lifelong and skills-based learning: Our economy has evolved to a knowledge-based economy, with employers competing for workers with the most job-appropriate and up to-date skill sets. Additionally, technological advancements and their resulting transformational changes across industries are impacting skill requirements in today’s workplace. According to the Future of Jobs Report 2018 published by the World Economic Forum, no less than 54% of all employees will require significant training to maintain and improve their skillsets by 2022. As a result, today’s workforce needs to constantly learn new concepts and skills to keep pace with fast-changing job requirements without the heavy penalty of having to temporarily exit the workforce. Our learning platform is ideally positioned to provide today’s professionals the flexibility to continue their learning journey at their convenience while acquiring the requisite skills across a vast range of subjects and multiple learning modalities.

Our Market Opportunity

A recent industry report estimates that the global market for supplemental education in 2020 is estimated to be $1.3 trillion, excluding government-funded education. Gold Standard Ventures Corp. estimates that online penetration of this market is expected to grow 5 fold over the next seven years, which represents a CAGR of 30%, providing significant macroeconomic tailwinds for our business. COVID-19 has further highlighted the need for consumers to take ownership of their own education. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students conducted by a third-party indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward.

The market for direct-to-consumer learning is large, fragmented, and ripe for disruption. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning platforms. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024. We believe that a significant portion of our market opportunity is currently being served by traditional in-person learning models but is rapidly transitioning online. We view our market opportunity across a handful of major categories:

•

Academic Tutoring: Academic Tutoring encompasses private tutoring services availed by students from third-party training providers to supplement learning through academic education, including subjects such as STEM, arts, and foreign languages. The Academic Tutoring market in the U.S. as of 2019 is estimated to be $10.7 billion and is projected to reach $13.5 billion by 2024, according to Technavio’s US Private Tutoring Market Report.

•

Test Preparation: Test Preparation encompasses tools, study materials, and live instruction delivered through online and blended learning models, serving students in their preparation for elementary, high school, undergraduate, and graduate school exams. The Test Preparation market size in the U.S. as of 2019 is estimated to be $19.9 billion and is projected to reach $27.1 billion by 2024, according to Technavio’s US Test Preparation Market Report.

•

Professional Certifications, Training, & Skills: Professional Certifications, Training, & Skills encompasses test preparation services tools, study materials, and live instruction delivered through online and blended learning models, serving professionals seeking new training, upskilling, or certifications. The size of this market in the US is estimated to be $10.7 billion in 2019 and is projected to be $14.3 billion by 2024, according to Technavio’s US Test Preparation Market Report.

•

Other Education: Other Education encompasses instruction in non-academic segments such as enrichment, visual arts, and technology. The size of this market in the US is estimated to be $5.8 billion in 2019 and is projected to grow to $6.9 billion by 2024, according to IBISWorld research from June 2020.

Our Solution—A Comprehensive Online Learning Destination

To address the large market opportunity, we built Nerdy and our flagship business, Varsity Tutors, to be a leading, multi-format, online learning destination. We incorporate one-on-one instruction, live small and large group classes, and adaptive self-study tools to address the needs of Learners of all ages across more than 3,000 subjects.

One-on-One Instruction

Through our one-on-one instruction format, Learners receive a completely personalized learning experience. Our award-winning and purpose-built Live Learning Platform enables collaboration and interaction including features such as two-way video, collaborative workspace, and session recording that not only seeks to replicate the best aspects of the in-person learning experience online, but actually delivers an enhanced experience that was simply not possible offline. Learners use our platform to access highly qualified Experts, on a flexible schedule, and from wherever they want, whether that is the comfort of their own home, while they are on the go, or on vacation.

We also created Instant Tutoring, an on-demand solution that, provides Learners immediate access to live online one-on-one instruction 24 hours a day and 7 days a week with no prior appointment necessary. One-on-one instruction is typically purchased in packages of hours. Students can buy as little as one hour and use as little as 15 minutes at a time; however, Learners typically purchase a package of 9 to 50 hours, which can be used in any subject, with a variety of Experts, at any time. Hourly prices for one-on-one instruction range from $45 per hour to more than $75 per hour.

Live Group Classes

We offer a comprehensive, multi-format, learning experience to meet our Learners’ needs beyond one-on-one instruction. Our interactive, live, online classes allow Learners of all ages to connect in a collaborative and social environment and provide a lower cost solution than one-on-one instruction.

•

Small Group Classes: Our Small Group Class format is re-inventing the in-person classroom online, allowing Learners to join up to 20 other peers for live lessons in a virtual classroom across a range of topics, including academic, enrichment, foreign languages, test prep, and professional certification. By using adaptive assessments to determine the proficiency of each Learner before placement, the class experience is more tailored to the individualized needs of participants. Classes are taught by highly qualified Experts with deep tutoring and classroom experience. Through Q&A sessions, student projects, and individualized attention, the Experts are able to intimately engage with each Learner while providing a lower cost solution than one-on-one instruction. Prices for Small Group Classes range from $10 per hour to more than $45 per hour.

•

Large Group Classes: Through our Large Group Class format, we can facilitate high quality scaled live learning experiences for 500 to over 50,000 students at any given time. Subjects offered range from academic, to test prep, to enrichment, all offered completely free of charge. This is both a “top of funnel” strategy that builds trust and awareness and that drives engagement among existing Learners. It also allows us to improve educational accessibility in a scalable way. Large Group Classes are often taught by celebrity Experts, who bring notoriety and additional excitement to the live class format. In 2020, we delivered over 3 million hours of free live instruction to more than 500,000 Learners.

Self-Study

Our adaptive self-study solutions drive engagement with both new and existing Learners on the platform. Tools and resources, such as adaptive assessments, practice problems, and videos to help Learners progress at a pace that works for them, are offered completely free of charge. Our collection of over 200,000 curriculum-aligned practice problems, quizzes, flashcards, and diagnostic assessments are delivered on our platform and via our mobile apps at no cost, enabling millions of Learners to access quality asynchronous tools to improve learning outcomes. Using the latest advances in learning science and AI, our adaptive assessments can measure a Learner’s proficiency in a given subject in as little as 20 minutes.

Our Competitive Strengths

Innovative highly scalable technology platform purpose-built for online learning.

We have built our proprietary technology platform from the ground up with the purpose of transforming how people learn. We leverage AI and process automation to scale high quality, live instruction, and our platform is designed to optimize online Learner-Expert interactions through tech-enabled features. Our platform is built to scale quickly to accommodate high volumes, and the rapid introduction of new learning formats and subjects. In the first quarter of 2021, our platform hosted 477 thousand paid online sessions serving approximately 47 thousand Active Learners, representing 186% and 67% year-over-year growth, respectively. Our recently introduced large classes format served over 500,000 Active Learners in 2020. We believe our highly scalable platform provides us with opportunities to continue to grow with relatively low capital expenditure requirements.

Trusted online learning destination with a leading consumer brand

We provide an engaging and enjoyable learning experience for both our Learners and the Experts, as reflected in our Net Promoter Score of 68 and average all-time session rating of 4.9 out of 5.0 for each quarter in 2020. The engagement of Experts on the platform is growing, demonstrated by the increase in paid sessions per active Expert in the first quarter 2021 of 60% from the same period in 2020. Our high-quality free large class format drives incremental traffic, brand awareness, and engagement on our platform. Our aided brand awareness is rapidly increasing, growing from 31% in 2019 to 64% in 2020 based on a survey of 1,000 parents of K-12 learners conducted by a third party. As a result of our commitment to quality, we have become a trusted online learning destination with 90% of Learners believing Varsity Tutors offers high quality instruction and 87% believing Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

Strong unit economics

We generate revenue from our Learner’s consumption of paid online sessions across both one-on-one instruction and group classes. In 2020, we generated approximately $1,100 per Active Learner. As a result, our customers are profitable on their first package purchase, unlike many other gig-economy business models that depend on substantial retention before an individual customer is profitable. Additional formats and our adaptive self-study capability provide the opportunity to consume more free and paid resources through our platform, which has proven to even further extend the lifetime value of our Learners.

Superior learning experience powered by a rich dataset

As a result of our online direct-to-consumer model, we are able to instrument and capture a rich dataset that we utilize to enhance the learning experience throughout the customer journey, which also creates a data driven competitive advantage that would be hard for competitors to replicate. We leverage AI and process automation to rigorously identify and vet highly qualified Experts to ensure high quality instruction at scale is consistently delivered to Learners. Our AI powered proprietary matching algorithm analyzes over 100 attributes per Learner and Expert to identify the Learner-to-Expert matches with the highest projected probability of a successful interaction. Our data asset grows more valuable as the platform scales, allowing us to better leverage the growing dataset of learning interactions to better personalize the Learner experience. We are leveraging software and AI to scale personalized learning in a way that we believe is unparalleled and nearly impossible to replicate via an antiquated in-person model.

Founder-led, seasoned management team

We are a company of thinkers, builders, and innovators with a passion for learning. Our management team brings extensive technology, consumer brand, and e-commerce experience and, together with our founder, are deeply passionate about transforming how people learn through technology. We embrace diversity of experience, thought, and skill sets to ensure our team has complementary strengths to succeed in a rapidly evolving industry.

Our Growth Strategy

We have multiple growth vectors that will enable us to further scale our platform by attracting and retaining more Learners and Experts through more deep and meaningful relationships.

As a leading provider of direct-to-consumer, live, online learning and one of the largest platforms for live, online learning in the United States, we attract and help Learners across multiple audience segments and subjects. We are continually investing in broadening our existing catalogue of over 3,000 subjects for audiences across the learning lifecycle, including live instruction solutions, as well as proprietary content used for adaptive self-study. Most recently, we have made investments to enter the learning market for professionals by expanding our subject coverage to include one-on-one and group instruction for professional certifications. There is also considerable and relatively untapped opportunity to extend our platform to reach audiences beyond the United States. We believe that as our range of subjects offered and audiences served grows across learning categories, our market presence and brand recognition will expand, driving more Learners and Experts to our platform.

Learning formats expansion and class penetration

We’ve added several learning formats beyond one-on-one instruction and are constantly exploring new methods of learning that will allow us to broaden our appeal to more Learners. As we continue to improve the breadth of our class products, including small group classes, make the class experience more immersive and interactive; add selection; and optimize pricing, we aim to grow the live class business in the coming years as we seek to penetrate this large and growing market. We have seen strong initial demand for live online classes and believe there is an opportunity to further monetize this learning format and expand gross margins.

Cross-sell existing Learners to new offerings and new learning formats

Our comprehensive learning platform provides an opportunity to engage Learners across multiple formats as we continue to expand beyond one-on-one instruction to large group classes, small group classes, and self-study formats. Our platform has evolved from an episodic, needs-based solution to a continuous, multi-format, learning experience. As Learners diversify their experiences to meet more learning needs, multi-format engagement is driving recurring relationships and expanding revenue per Learner. Average revenue per Learner is more than 60% higher in the first year from Learners who use just one additional learning format beyond one-on-one instruction, including free products. We believe our revenues will continue to increase as we further capitalize with our Learners by delivering great experiences through our free large classes and adaptive self-study tool, expanding subject coverage, increasing the number of learning formats, and improving the personalized learning experience on our platform.

Product innovation and expansion

We make continuous innovations to our technology that power meaningful improvements to the experiences for Learners and Experts. As we gain further scale, our ability to leverage data to infuse more personalization throughout the experience compounds. This leads to improved retention, monetization, and organically driven growth of new Learners and Experts using the platform. We continue to evolve and enhance our product experience to build relevance and find solutions to unmet needs across all of our audiences, which opens up new avenues for new growth and LTV expansion.

Targeted acquisitions

We intend to leverage our leadership position, deep experience in the sector, and the scale of our platform to opportunistically acquire businesses that unlock additional technology capabilities, and provide our Learners with transformative learning technologies that drive continuous improvements across our platform and the user experience.

Our Technology Platform

Technology is at the core of everything we do. Our direct-to-consumer model is driven by a scalable technology infrastructure that is engineered for learning. We consistently invest in improving our technology architecture and developing new solutions backed by a team of highly experienced and talented developers. At our core, we are a technology business and technology investments persist throughout all aspects of the Learner and Expert journey. There are specific groupings of core competencies, or layers, highlighted below, that we believe to be particularly differentiated and powerful. We collectively call them AI for HITM, short for Artificial Intelligence for Human Interaction. The four layers collectively form our operating system that is engineered for learning.

The core layers that form the foundation of our platform are:

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Data Lake: We have built a rich database of learning interactions, capturing years of critical Learner and Expert data that we use to optimize learning on our platform. We have accumulated millions of hours of recorded live instruction, instrumented every interaction, captured a multitude of individualized attributes for Learners and Experts, and have built an adaptive self-study platform that records every practice problem and answer. We leverage technology and software to take our vast dataset to build personalized learning pathways and to enhance the learning experience. As the platform grows, the dataset and our cumulative intelligence grows. This enables even more personalization and unlocks powerful network effects that serve as a competitive advantage that is difficult for others to replicate.

•

Curation Layer: The curation layer of the platform utilizes our database of past learning interactions, built over several years through over 100,000 hours of recorded video interviews, to identify critical traits, knowledge, and experience in Experts that correlate to better learning outcomes, which allows us to be highly selective and source the best Experts.

•

Matching Layer: Our AI-powered Learner-Expert matching engine analyzes over 100 high dimensional features per Learner and Expert to identify the Learner-to-Expert combination with the highest projected probability of a successful interaction. Since 2012 our platform has identified over 800,000 successful Learner-to-Expert matches based on over 80 million usable data points generated from Learner and Expert attributes, past matching, learning interactions, website and marketing event interactions, and self- study interactions.

•

Adaptive Learning Layer: Our platform delivers personalized learning at scale. The system adapts after every learning interaction, which matures and compounds its intelligence to deliver increasingly better guidance to the Learner. Model-derived insights using our rich database of past interactions and Learner attributes continuously adapt the sequencing of the content and learning after every learning interaction, which personalizes the learning path to mastery.

•

Interaction Layers: We have designed our platform to optimize the Learner-Expert interaction through two-way video, collaborative workspaces purpose-built for learning, a companion app to enhance the interactivity of sessions in real-time, reference tools, proprietary and third party content integrations, and additional subject-specific tools. These features enable effective on-demand, integrated and personalized live learning interaction that increases engagement and Learner satisfaction. Our interactive learning platform serves multiple learning formats meeting the individual preferences of each Learner and empowering them to acquire knowledge in any chosen subject.

Competition

Although we have built a scaled and differentiated direct-to-consumer platform for live learning, we compete with a variety of competitors both online and offline. We believe that the vast majority of our competition is from offline competitors. Within this market, there exist thousands of companies and hundreds of thousands of individuals that provide supplemental instruction and learning services. These span academics, test preparation, professional training and skills, adult learning, enrichment, and other categories. We believe that offline solutions are inferior to the online solution we have developed. Specifically, we believe that our platform is more efficient, convenient, effective and affordable than most offline solutions. We believe this value proposition is a big factor in driving consumer adoption of online solutions like ours.

The offline market for live learning—both one-on-one tutoring and small group classes is large and fragmented. We compete for time and attention with many small and local businesses, small proprietorships, and larger national companies including franchises. While we believe our online technology driven solution offers significant benefits when compared to these offline options, we compete with them to attract Learners and Experts to our platform.

While we believe we are one of the few companies that offers a comprehensive destination for live learning online, we compete with other direct-to-consumer businesses for time, attention and share of wallet. Consumers have a variety of choices in terms of competitive options across our more than 3,000 subjects offered on the platform. Some of these competitors are well capitalized. We compete against a variety of tutor and class marketplaces and directories and also against companies that offer asynchronous and self-study products. We believe that consumer awareness is one of the primary barriers to the adoption of our online solution. While we have scaled to hundreds of thousands of users, many Americans are not aware of the direct-to-consumer online solutions we offer. Many still believe they need to drive to a brick and mortar location often during rush hour traffic to find supplemental learning assistance. We have invested millions of dollars to drive consumer awareness and believe that we will continue to raise awareness of the value and availability of our platform. See “Risk Factors—Risks Related to Our Business Model, Operations and Growth Strategy—We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, and significantly reduce our revenue” for more information.

Human Capital

Nerdy is a remote-first company, meaning that for the vast majority of roles, our employees have the option to work remotely. Much like online learning affords Learners the ability to ignore geographical constraints and find the best Expert for their needs irrespective of location, we believe a remote-first orientation allows us the ability to access a significantly larger talent pool from which to hire, which can serve as a long-term competitive advantage. As of the end of 2020, we have approximately 530 full-time employees of which approximately 98% are working remotely.

Facilities

Our corporate headquarters is located in St. Louis, Missouri and consists of approximately 19,280 square feet of office space under a lease with an initial term that expires in August 2023, subject to two, 5 year lease extension options. We believe that our facilities are adequate to meet our needs for the immediate future and that we will be able to secure additional space to accommodate expansion of our operations, as necessary, and if needed.

Legal Proceedings

Independent Contractor Classification Matters

Varsity Tutors is subject to various legal and regulatory proceedings at the federal, state, and municipal levels challenging the classification of third-party Experts on Nerdy’s platform as independent contractors, and claims that, by the alleged misclassification, we have violated various labor and other laws that would apply to employees. Laws and regulations that govern the status and classification of independent contractors are subject to change and divergent interpretations by various authorities, which can create uncertainty and unpredictability for Nerdy. Nerdy disputes any allegations of wrongdoing and intends to continue to defend itself vigorously in these matters.

We are currently involved in a representative action brought under the Private Attorneys General Act, or PAGA, and an individual claim in arbitration and other matters challenging the classification of third-party delivery providers on the Platform as independent contractors. These actions and claims include the following:

On May 1, 2019, Plaintiffs Alexander Charles and Henry Mulak filed a Complaint in the Superior California Court, County of Santa Clara against Varsity Tutors alleging that Varsity Tutors misclassified California tutors as independent contractors as opposed to employees in violation of the California Labor Code and seeks penalties and other remedies under PAGA. Varsity Tutors filed its Answer on July 15, 2019. Varsity Tutors believes it has meritorious defenses and disputes the allegations of misclassification in this action.

On March 3, 2020, Aziz Tazi filed a Demand for Arbitration with the AAA in Los Angeles, CA. The Demand asserted claims under the California Labor Code for failure to pay minimum and overtime wages, failure to maintain and provide certain records, a violation of the Unfair Competition Law under the Business and Professions Code, and other claims. Plaintiff filed an Amended Demand/Statement of Claims on April 8, 2020. On May 4, 2020, Varsity Tutors filed its Answer and Affirmative Defenses to the Amended Demand. The parties are currently working through a process related to the selection of arbitrators. Varsity Tutors believes it has meritorious defenses and disputes the allegations in this arbitration.

In December 2015, Varsity Tutors appealed the finding of the Hawaii Department of Labor and Industrial Relations (“DLIR”) that tutor John Quinn had been misclassified by Varsity Tutors as an independent contractor pursuant to Hawaii statute. The Appeals Officer affirmed the agency’s decision that Mr. Quinn had been misclassified. Varsity Tutors filed its appeal with the First Circuit Court of Hawaii on December 23, 2016. On February 6, 2019, the Circuit Court found that Varsity Tutors could not modify or reverse the agency’s finding but remanded the matter to the DLIR to allow the cross-examination of the auditor. There has been no action taken by the DLIR since the matter was remanded to it by the Circuit Court.

In May 2016, Varsity Tutors appealed the Vermont Department of Labor’s finding that tutor Sandra Lynch had been misclassified by Varsity Tutors as an independent contractor pursuant to Vermont statute. The Office of Administrative Hearings affirmed the Administrative Law Judge’s determination that Varsity Tutors misclassified Dr. Lynch. In late 2016, Varsity Tutors filed its appeal which remains pending.

There is no other pending litigation or arbitration related to the issue of misclassification of Experts, although there are other administrative proceedings pending that have been brought by various state agencies.

New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented, and interpreted in response to the issue of misclassification and related technologies. For example, the California Legislature passed AB 5, which was signed into law on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. A campaign for the 2020 California ballot initiative to address AB 5 and preserve flexibility for certain independent contractors, known as Proposition 22, passed, which changes the impact of AB 5 in certain instances. In addition, several other states may be considering adopting legislation similar to the 2020 California ballot initiative, which may increase costs in such jurisdictions and could also adversely impact results of operations. Even with the passage of the 2020 California ballot initiative and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. Additionally, an increasing number of jurisdictions are considering implementing standards similar to AB 5 to determine worker classification.

Other Action

Varsity Tutors received a cease and desist letter dated May 15, 2017, from counsel for Varsity Brands LLC regarding Varsity Tutors’ stylized “V” (U.S. Registration No. 5232131). Varsity Brands filed a Notice of Opposition to the Varsity Tutors LLC trademark registration application on April 8, 2019. On September 13, 2019, Varsity Tutors filed its Answer and Affirmative Defenses with the USPTO Trademark Trial and Appeal Board. The matter remains in the discovery stage. On March 1, 2021, Varsity Spirit LLC, an affiliated and related entity of Varsity Brands, filed a lawsuit against us in the Northern District of Texas, Dallas Division, asserting various trademark infringement claims.

Regulatory and Administrative Investigations, Audits, and Inquiries

Varsity Tutors and its related and/or affiliated entities, have in the past been, are currently, and may in the future be the subject of regulatory and administrative investigations, audits, and inquiries conducted by federal, state, or local governmental agencies concerning the classification and compensation of Experts, data security, tax issues, unemployment insurance, workers’ compensation insurance, business practices, and other matters. Results of investigations, audits, and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, or inquiry having a material impact on Nerdy’s business, financial condition, and results of operations, particularly in the event that an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of the outcome, these matters can have an adverse impact on Nerdy in light of the costs associated with cooperating with, or defending against, such matters, reputational risks, and the diversion of management resources and other factors.

See the sections titled “Risk Factors,” including the sections titled “Risk Factors—We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business would be adversely impacted,” “Risk Factors—Individuals that appear in content hosted on our platform may claim violation of their rights,” and “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change” for additional information about the legal proceedings we may be subject to and the risks to our business associated with such legal proceedings.

Government Regulation

There are a variety of regulations that apply to how Nerdy operates its business, including, for example, regulations related to marketing efforts (such as the CAN-SPAM Act of 2003, the Telephone Consumer Protection Act of 1991 (TCPA), FTC guidelines related to communications with consumers, the Children’s Online Privacy Protection Act (COPPA), among others); regulations related to data privacy of consumers (such as the California Consumer Privacy Act (CCPA)) and how Nerdy processes such information (such as the CCPA and other similar legislation that is or may be enacted (including the forthcoming California Privacy Rights Act (CPRA)), as well as data security and data breaches; regulations related to background checks as regulated by the Fair Credit Reporting Act (FCRA) and similar state laws and new hire reporting (for employees and independent contractors depending on the state) and other federal, state, and local laws of general applicability to employers, direct-to-consumer companies, and companies in general (these laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, whistleblowing and worker confidentiality obligations, personal injury, text messaging, subscription services, intellectual property, consumer protection and warnings, marketing, taxation, privacy, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application and website accessibility, money transmittal, and background checks).

There have been statutory changes and resulting ballot initiatives regarding independent contractor status that demonstrate certain sentiment among certain legislatures and the public (both favorable and unfavorable). There are also ongoing proposals as it relates to the classification of independent contractors in various states and cities, and there is potential for federal legislation regarding test(s) to determine whether independent contractors are properly classified by their putative employers. It is not possible to predict whether or when such legislative or judicial changes could or would be adopted or implemented, and there are certain proposals that, if adopted, could harm our business through a decrease in the number of Experts available through our platform or through a change to Nerdy’s unit level economics (in the event Experts are deemed to be employees). Nerdy may also run the risk of retroactive applications of new laws to our business model that could result in liability or losses. This issue exists for a variety of publicly traded companies.

Nerdy is also subject to data privacy and data security laws related to the personal information we collect from Learners (and Experts). It is not possible to predict whether or when such legislation may be adopted in additional jurisdictions (such as the CCPA that recently entered into force in California and the CPRA that was recently passed), and certain proposals, if adopted, could harm our business through a decrease in consumer registrations and revenues, or through a change in marketing strategies; however, a federal data privacy and security standard, which is also a possibility, may provide substantial clarity and benefits for businesses that collect and maintain such data.

These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

As stated above, Nerdy and its related and/or affiliated remain subject to a variety of laws and regulations. Nerdy monitors changes to applicable state and federal regulations and believes they are in compliance with the existing interpretations or applications of such applicable state and federal regulations. There is also a possibility of retroactive application of new laws to the business as well.

See the sections titled “Risk Factors,” including the sections titled “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change,” “Risk Factors—Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business,” and “Risk Factors—We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business would be adversely impacted for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.”

Data Privacy and Security

Nerdy prioritizes the trust of Learners, Experts, vendors, and employees, and places an emphasis on data privacy and security. The security and privacy programs are designed and implemented in an effort to address the security and compliance requirements of data related to Learners, Experts, vendors, and employees.

Nerdy has a dedicated team of professionals that focus on application, network, and system security, as well as security compliance, education, and incident response. Nerdy maintains a documented vulnerability management program that includes periodic scans designed to identify security vulnerabilities on servers, workstations, network equipment and applications, and subsequent remediation of vulnerabilities. Regular internal and external penetration tests are also conducted and open items remediated according to severity for any results found.

Nerdy relies on Internet systems and infrastructure to operate our business. Nerdy has implemented physical, technical, and administrative safeguards designed to help protect our systems. Nerdy systems must be constantly updated, monitored, patched, and upgraded to optimize performance and protect against known and unknown vulnerabilities, material disruptions, or slowdown. Nerdy encrypts external data in transit and uses security controls in order to control access to the resources containing personal data or other confidential information.

Nerdy designs the platform, offerings, and policies to facilitate compliance with evolving privacy and data security laws and regulations. Nerdy posts privacy policies online, and maintains certain other policies and practices relating to data security and concerning processing, use, and disclosure of personal information. Nerdy collects and uses aggregated, end-user information to develop, provide, and improve our platform and offerings.

Nerdy’s publication of the privacy policy and other statements regarding privacy and security may subject Nerdy to investigation or enforcement actions by state and federal regulators if they are found to be deficient, lacking transparency, deceptive, or misrepresentative of the practices. Nerdy also may be bound from time to time by contractual obligations related to its collection and use of certain personally identifiable information.

The privacy and data security laws and regulations to which Nerdy is subject, as well as their interpretation, are evolving and expected to continue to change over time. Nerdy continues to monitor the current landscape of privacy and security laws as well as pending and emerging legislation, both in the US and abroad. It is not possible to predict whether or when such legislation may be adopted in additional jurisdictions (such as the CCPA that recently went into effect in California and the CPRA that was recently enacted in California), and certain proposals, if adopted, could harm our business through a decrease in consumer registrations and revenues, or through a change in marketing strategies; however, a federal data privacy and security standard, which is also a possibility, may provide substantial clarity and benefits for businesses that collect and maintain such data.

Other privacy and data security laws and regulations laws and regulations to which Nerdy may be subject include emerging state legislation, the California Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the TCPA, and Section 5(c) of the Federal Trade Commission Act. In addition, the Company may be subject to foreign privacy rand data protection requirements including the European General Data Protection and Canada’s Persona Information Protection and Electronic Documents Act. More generally, the various privacy and data security legal obligations that apply to Nerdy may evolve in a manner that relates to its practices or the features of its mobile application or website. Nerdy may need to take additional measures to comply with the new and evolving legal obligations and to maintain and improve the information security posture in an effort to avoid information security incidents or breaches affecting personal information or other sensitive or proprietary data.

See the section titled “Risk Factors,” including the sections titled “Risk Factors—If our security measures are breached or fail and result in unauthorized disclosure of data, we could lose Learners, Experts, and employees; fail to attract new Learners, Experts, and employees; and could be exposed to protracted and costly litigation,” “Risk Factors—Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations,” “Risk Factors—Our business accepts payment by credit card that, among other payment methods, are subject to government regulations and other requirements,” “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change,” “Risk Factors-Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business,” for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.

Intellectual Property

Nerdy believes that its intellectual property rights are valuable and important to the business. Nerdy relies on trademarks, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. Though Nerdy relies in part upon these legal and contractual protections, Nerdy believes that factors such as the skills and ingenuity of its employees and the functionality and frequent enhancements to the platform are larger contributors to our success in the marketplace.

Nerdy has an ongoing trademark and service mark registration program pursuant to which it registers our brand names and product names, taglines, and logos in the United States and other countries to the extent it is determined to be appropriate and cost-effective. As of January 31, 2021, Nerdy, through Varsity Tutors, held 6 registered trademarks in the United States and 9 registered trademarks in foreign jurisdictions. In addition, Nerdy had 4 pending trademark applications in the United States and 17 pending trademark applications in foreign jurisdictions. Nerdy also has common law rights in some trademarks and numerous pending trademark applications in the United States and foreign jurisdictions. In addition, Nerdy has at least 90 registered copyrights in the United States. Nerdy also has numerous registered domain names for websites that are used in the business, such as www.nerdy.com, and the businesses of the subsidiary entities, such as www.varsitytutors.com, and other businesses and their respective variations.

Nerdy continues to evaluate and act upon additional intellectual property protections to the extent it believes it would be beneficial and cost-effective. Despite efforts to protect Nerdy’s intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. For additional information, see the sections titled “Risk Factors—The Company operates in an industry with extensive intellectual property litigation, and has, and may be in the future, be subject to claims related to a violation of third party’s intellectual property rights. Such claims against Nerdy or our important vendors and suppliers, even where meritless, can be costly to defend and may hurt the business, results of operations, and financial condition” and “Risk Factors—Failure to adequately protect our intellectual property and other proprietary rights could adversely affect our business, results of operations, and financial conditions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF NERDY

The following discussion should be read in conjunction with the consolidated financial statements and related notes as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and our unaudited interim financial statements and related notes thereto as of March 31, 2021 and for the three months ended March 31, 2021 and March 31, 2020, which are included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion and analysis of the Company’s financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise stated or the context otherwise indicates, all references the succeeding paragraphs to “Nerdy,” “the Company,” “us,” “our” or “we” mean Live Learning Technologies LLC and its consolidated subsidiaries.

Overview

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000+ subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages, delivering superior value to both sides of the network across multiple learning formats. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company believes it has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Our revenue for the years ended December 31, 2020, 2019, and 2018 was $104.0 million, $90.5 million, and $72.0 million, respectively. We completed our multi-year transition to delivering 100% online learning in April 2020. Our online revenues were $97.4 million for the year ended December 31, 2020, an increase of 51%; and were $64.4 million, for the year ended December 31, 2019, an increase of 54%.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors.

Seasonality of Our Business

We have experienced in the past, and expect to continue to experience seasonal fluctuations in our revenues and earnings due to Learner spending and consumption habits, and the timing of the academic year. Historically, we experience lower than normal revenues during the summer and during November and December when schools and universities are out of session in the United States and when people travel for vacations and holidays. With the diversification of our business into new categories including Professional Certifications and Small Group Classes, we are growing into areas that are less correlated with school calendars, which we expect will decrease some seasonal aspects of the business. Due to seasonality, comparisons of our historical quarterly results of operations on a sequential basis may not provide meaningful insight into our overall financial performance.

COVID-19 Pandemic

The COVID-19 pandemic has caused and continues to cause global economic disruption and uncertainty, including in our business. We are closely monitoring the impact of the COVID-19 pandemic and developments related thereto and are taking necessary actions to ensure our ability to safeguard the health of our employees, maintain our operations to serve Learners and Experts, and preserve financial liquidity to navigate the uncertainty caused by the pandemic.

In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The loss of in-person one-on-one instruction has been offset by increases in the Company’s online offerings. We estimate that approximately 11 thousand offline Learners converted to online Learners during the year ended December 31, 2020. Online revenue from these existing Learners that previously received in-person instruction during the period January 1, 2019 to February 29, 2020 totaled an estimated $8.8 million for the period March 1, 2020 through December 31, 2020, which was approximately 9% of our online revenue in 2020. Our online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year over year. Our online revenues increased $17.2 million to $34.6 million in the three months ended March 31, 2021, an increase of 100% year over year with a corresponding decrease in in-person learning from $5.7 million to $0.0 million, resulting in a decline of 100% for the three months ended March 31, 2021. Total revenue for the three months ended March 31, 2021 increased $11.6 million or 50% year-over-year to $34.6 million.

For additional discussion, refer to “Liquidity and Capital Resources” within this section, as well as “Cautionary Statement on Forward-Looking Statements” and “Risk Factors” elsewhere in the proxy statement/prospectus.

Components of our Results of Operations

Revenue

The Company generates revenue by selling services to Learners for one-on-one instruction and classes that are fulfilled by Experts, who deliver instruction on the Company’s behalf through its proprietary platform.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments) and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first payment. Beginning with the adoption of Topic 606, Revenue from contracts with customers on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

The Company recognizes revenues from its one-on-one and class services as performance obligations are satisfied. Given the customer receives benefit from the completion of each session (as Learners are not obligated to meet with the same Expert for a minimum number of sessions), the Company has concluded that each session is a separate performance obligation. Revenue is recognized and deferred revenue is relieved on the date services are delivered to Learners in an amount that reflects the consideration the Company is contractually entitled to receive in exchange for those services.

The Company provides a significant service of integrating instruction services, which are provided by Experts on the Company’s behalf through its platform, using the Company’s curation and matching technologies, and features in order to deliver a combined output to meet the Company’s performance obligation to Learners. The Company is primarily responsible for the services provided, and sets pricing. The Company has determined that collectively, these factors reflect that it is the principal in transactions with Learners.

Prior to the adoption of Topic 606, the Company’s revenue recognition policy was as follows: when cash for services was collected in advance from Learners, who are the Company’s customers, the Company recorded the associated amounts to deferred revenue until services were provided to the Learner. Revenue was recognized when services were provided to Learners and learning services were consumed. Advanced payments for services were recognized in revenue when the related services were used, or deposits were forfeited in accordance with the related contractual terms.

Cost of Revenue

Cost of revenue includes the cost of Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners. Cost of Experts are recognized as services are provided to Learners.

Sales and Marketing

Sales expenses consist of salaries and benefits for our employees engaged in our consultative sales process, which is an important part of the Learner experience and decision making process given the high consideration and degree of personalization and uniqueness of our products and platform. Marketing expenses primarily include costs related to media costs, including television, radio, podcasts, paid social, paid search and other paid channels. Costs associated with the delivery of our Large Group Classes, including celebrity-led StarCourse costs, and expenditures across new marketing channels to drive brand awareness and reach. We drive a significant portion of our Learner acquisition through performance marketing investments. We will continue to diversify and strengthen our performance marketing capabilities and invest in both data science personnel and approaches aimed at acquiring more Learners to the platform and improving their customer lifetime value once on the platform. We believe that content strategies—including adaptive self-study and large group classes—can be a scalable way to attract Learners to the platform and differentiate the experience when on the platform. Some of these content strategies, like Large Group Classes, allow us to establish a relationship with an audience, drive greater brand awareness, and establish trust and credibility. Marketing costs are expensed as incurred by the Company.

General and Administrative

General and administrative expenses are recorded in the period which they are incurred and include salaries, benefits, and stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations. General and administrative expenses also include engineering and product design expenses intended to support continued product innovation. We believe that the quality of the product and platform experience are significant drivers of Learner and Expert acquisition and retention and that in the fullness of time “the best product will win.” We intend to continue making significant investments in developing new products and services and enhancing existing products and services over the next several years to support our anticipated growth and develop product and platform leadership. These costs include salaries and benefits for employees on our product, engineering, design, and business intelligence teams who are responsible for developing new and improving existing products, maintaining our website, and improving efficiencies across our organization through the use of automation and AI.

Interest Expense

Interest expense consists of interest and costs incurred to obtain financing. Debt issuance costs are reflected as a reduction of long-term debt on the consolidated balance sheets, and are amortized to interest expense over the term of the Company’s debt agreements.

Tax Expense

Nerdy is an LLC taxed as a partnership. As such, its income and losses are allocated to its members.

Other Expense (Income), net

Other expense (income), net consists primarily of interest income on our cash and cash equivalents and investment balances as well as the impacts of non-operating transactions.

Key Financial and Operating Metric

We monitor the following key financial and operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

“Active Learners” is defined as the unique number of Learners attending a paid online one-on-one instruction or a paid online class in a given period. Variations in the number of Active Learners are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new products and learning formats and therefore is a key indicator of our ability to attract and engage Learners. During the year ended December 31, 2020, the Company transitioned to 100% online learning. The following table summarizes the number of Active Learners for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Active Learners	47,231	28,355	86,614	63,060	47,137

In conjunction with that change, it is estimated that approximately 11 thousand offline learners converted to online learners during the year ended December 31, 2020. During the year ended December 31, 2019, the Company had approximately 23 thousand unique paid offline learners.

“Revenue per Active Learner” is calculated as online revenue divided by the number of Active Learners in a given year or period. The Company estimates that online revenue from existing Learners that previously received in-person instruction during the period January 1, 2019 to February 29, 2020 totaled approximately $8.8 million for the period March 1, 2020 through December 31, 2020. The following table summarizes Revenue per Active Learner for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue per Active Learner	$732	$611	$1,125	$1,021	$888

“Paid Sessions” is defined as the total number of online one-on-one sessions and the number of paid online group classes attendees in a given period (excluding Legacy Businesses and VT+). The following table summarizes total Paid Sessions for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Paid Sessions	477	167	1,113	549	381

“Sessions Taught per Active Expert” is calculated as the number of one-on-one sessions and the number of paid online group classes per active Expert in a given period. The following table summarizes Sessions Taught per Active Experts for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Sessions Taught per Active Expert	43	27	67	54	45

“One-on-One Average Session Length” is defined as a session (e.g., an instructional meeting) between a single Learner and a single Expert in an online, one-on-one setting (excluding Legacy Businesses and VT+). The following table summarizes total One-on-One Average Session Length for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018 (in hours):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
One-on-One Average Session Length	1.30	1.44	1.39	1.49	1.52

Results of Operations

Comparison of the Three Months ended March 31, 2021 and 2020

The following table summarizes our results of operations for the three months ended March 31, 2021 and 2020 (in thousands, except percentages):

	2021	%	2020	%
Revenue	$34,565	100%	$22,995	100%
Cost of revenue	11,192	32%	8,459	37%

Gross profit	23,373	68%	14,536	63%
Sales and marketing expenses	14,582	42%	10,205	44%
General and administrative expenses	13,245	38%	11,173	49%

Operating loss	(4,454)	-13%	(6,842)	-30%
Interest expense	1,244	4%	1,122	5%
Other expense, net	28	0%	34	0%

Net loss	$(5,726)	-17%	$(7,998)	-35%

Revenue

Revenue during the three months ended March 31, 2021 increased $11.6 million to $34.6 million, or 50%, compared to the prior year period, due to increased online revenue, which was partially offset by a decline in in-person revenues. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company scaled and integrated several new services, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination. These initiatives resulted in revenue growth throughout the second half of 2020 which continued through the three months ended March 31, 2021.

The following table sets forth our total revenue for the periods shown for our online and in-person revenue (in thousands, except for percentages):

	Three Months Ended March 31,
	2021	%	2020	%
Online	$34,565	100%	$17,318	75%
In-person	—	—	5,677	25%

Revenue	$34,565	100%	$22,995	100%

For the three months ended March 31, 2021, online revenue increased $17.2 million to $34.6 million, or 100% compared to the same period in the prior year; in-person revenue decreased $5.7 million to $0.0 million, or 100% from the same period in the prior year as a result of the transition to deliver live learning 100% online. Going forward, we expect to focus on our online products and revenue streams.

Cost of Revenue

The following table sets forth our Cost of revenue for the periods shown (in thousands, except for percentages):

	Three Months Ended March 31,		Change
	2021	2020	$	%
Revenue	$34,565	$22,995	$11,570	50%
Cost of revenue	11,192	8,459	2,733	32%

Gross Profit	$23,373	$14,536	$8,837	61%

% Margin	68%	63%

Cost of revenue includes the cost of independently contracted Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners.

For the three months ended March 31, 2021, Cost of revenue increased by $2.7 million to $11.2 million, or 32% compared to the same period in 2020. The increase was primarily attributable to higher Expert costs of $2.5 million due to higher session volume and higher non-cash capitalized software amortization of $0.2 million. Gross margins of 68% in the three months ended March 31, 2021, increased by 5% compared to the same period in 2020. Gross margin increases as the result of increased adoption of our online products were partially offset by increased capitalized software amortization costs.

Operating Expenses

The following table sets forth our operating expenses for the periods shown (in thousands, except for percentages):

	Three Months Ended March 31,		Change
	2021	2020	$	%
Sales and marketing expenses	$14,582	$10,205	$4,377	43%
General and administrative expenses	13,245	11,173	2,072	19%

Total operating expenses	$27,827	$21,378	$6,449	30%

Sales and Marketing

Sales and marketing expenses as a percentage of revenue were 42% during the three months ended March 31, 2021, compared to 44% during the same period in 2020. Total sales and marketing expenses were $14.6 million during the three months ended March 31, 2021, an increase of $4.4 million, or 43% compared to the same period in 2020. During the three months ended March 31, 2021, we gained considerable leverage in our sales expenses through the utilization of automation, machine learning, and AI to streamline our consultative sales organization. Sales expenses were $3.6 million during the three months ended March 31, 2021, which is a decrease of $0.8 million, or 19% compared to the same period in 2020. Marketing expenses were $11.0 million during the three months ended March 31, 2021, which was an increase of $5.2 million, or 90% compared to the same period in 2020. We deliberately reinvested the sales cost savings into new marketing vehicles, including Star Courses, our free celebrity-led live large group classes, and television advertising to drive brand awareness and reach. Marketing expenses may fluctuate from period-to-period based on revenue levels and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses of $13.2 million during the three months ended March 31, 2021 increased by $2.1 million, or 19% compared to the same period in 2020. General and administrative expenses as a percentage of revenue were 38% during the three months ended March 31, 2021, compared to 49% during the same period in 2020. The transition to delivering live learning 100% online in the year ended December 31, 2020, lowered support related expenses as the Company was able to capture additional labor cost leverage through the use of automation, machine learning and AI across the curation and matching layers of our platform. The Company was also able to drive significant operating leverage across office expenses as we became a remote-first company.

Partially offsetting these savings were investments in engineering, product and design headcount to help drive the development of new products and services, or that enhance existing products and services of $0.3 million, or 12% in 2021 compared to the same period in 2020. Accounting and legal fees of $2.0 million related to the business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”) were recorded during the three months ended March 31, 2021. We expect that our general and administrative expenses will increase for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with being a publicly listed company.

Interest Expense

Interest expense increased during the three months ended March 31, 2021 by $0.1 million to $1.2 million, compared to the same period in 2020. The increases were primarily attributable to the increased borrowings under the Company’s Loan and Security Agreement (“LSA”).

Comparison of the Years ended December 31, 2020, 2019 and 2018

The following table summarizes our results of operations for the years ended December 31, 2020, 2019 and 2018 (in thousands, except percentages):

	Year Ended December 31,
	2020	%	2019	%	2018	%
Revenue	$103,968	100%	$90,452	100%	$72,038	100%
Cost of revenue	34,834	34%	30,830	34%	26,501	37%

Gross profit	69,134	66%	59,622	66%	45,537	63%
Sales and marketing expenses	43,838	42%	37,967	42%	30,494	42%
General and administrative expenses	43,231	42%	42,192	47%	40,592	56%

Operating loss	(17,935)	-17%	(20,537)	-23%	(25,549)	-35%
Interest expense	4,904	5%	2,101	2%	157	0%
Other expense (income), net	1,824	2%	(199)	0%	(329)	0%

Net loss	$(24,663)	-24%	$(22,439)	-25%	$(25,377)	-35%

Revenue

Revenue during the year ended December 31, 2020 increased $13.5 million to $104.0 million, or 15%, compared to the same period in 2019. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company executed at a high level, successfully scaling and integrating existing and new solutions, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination, as well as increasing brand awareness, to deliver significant year-over-year revenue growth. In conjunction with the transition to 100% online live instruction, we successfully converted a significant portion of our in-person Learners to online instruction post COVID-19. The Company estimates that online revenue from existing Learners that previously received in-person instruction during the period January, 1 2019 to February, 29 2020 were approximately $8.8 million for the period March 1, 2020 thru December 31, 2020. During the year ended December 31, 2019, the Company had approximately 23 thousand unique paid offline learners.

Revenue during the year ended December 31, 2019 increased $18.4 million to $90.5 million, or 26%, compared to the same period in 2018, driven primarily by increased utilization of our services and $3.8 million related to the acquisition of Veritas Prep.

The following table sets forth our total revenue for the periods shown for our online and in-person revenue (in thousands, except for percentages):

	Year Ended December 31,
	2020	%	2019	%	2018	%
Online	$97,440	94%	$64,378	71%	$41,860	58%
In-person	6,528	6%	26,074	29%	30,178	42%

Revenue	$103,968	100%	$90,452	100%	$72,038	100%

For the year ended December 31, 2020, online revenue increased $33.1 million to $97.4 million, or 51% compared to the prior year; in-person revenue decreased $19.5 million to $6.5 million, or 75% from the prior year as we completed the transition to delivering live learning 100% online. Going forward, we expect to focus on our online products and revenue streams.

For the year ended December 31, 2019, online revenue increased $22.5 million to $64.4 million, or 54% compared to the prior year, primarily driven by increased utilization of our services, and $3.8 million related to the acquisition of Veritas Prep. We also successfully launched our online class product. In-person revenue decreased $4.1 million to $26.1 million, or 14% from the prior year due to increased adoption of our online services.

Cost of Revenue

The following table sets forth our Cost of revenue for the periods shown (in thousands, except for percentages):

	Year Ended December 31,
	2020	2019	2018
Revenue	$103,968	$90,452	$72,038
Cost of revenue	34,834	30,830	26,501

Gross profit	69,134	59,622	45,537
% Margin	66%	66%	63%

Cost of revenue includes the cost of independent contracted Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners.

For the year ended December 31, 2020, Cost of revenue increased by $4.0 million to $34.8 million, or 13% compared to the same period in 2019. The increase was primarily attributable to higher Expert costs of $2.8 million due to higher session volume and higher non-cash capitalized software amortization of $1.2 million. Gross margins of 66% in the year ended December 31, 2020, were consistent with those during the same period in 2019. Gross margin increases as the result of increased adoption of our online products were offset by increased capitalized software amortization costs.

For the year ended December 31, 2019, Cost of revenue increased by $4.3 million to $30.8 million, or 16% compared to the same period in 2018. The increase was primarily attributable to higher Expert costs of $2.9 million driven by higher session volume, coupled with higher capitalized internal use software amortization of $1.4 million. Gross margins increased to 66% in the year ended December 31, 2019, from 63% during the same period in 2018.

Operating Expenses

The following table sets forth our operating expenses for the periods shown (in thousands):

	Year Ended December 31,
	2020	2019	2018
Sales and marketing expenses	$43,838	$37,967	$30,494
General and administrative expenses	43,231	42,192	40,592

Total operating expenses	$87,069	$80,159	$71,086

Sales and Marketing

Sales and marketing expenses were flat as a percentage of revenue at 42% during the years ended December 31, 2020 and 2019. Total sales and marketing expenses were $43.8 million during the year ended December 31, 2020 an increase of $5.9 million, or 15% compared to the same period in 2019. In 2020, we gained considerable leverage in our Sales expenses through the utilization of automation, machine learning, and AI to streamline our consultative sales organization. Sales expenses were $14.6 million during the year ended December 31, 2020, which is a decrease of $2.9 million, or 16% compared to the same period in 2019. We deliberately reinvested the sales cost savings in 2020 into launching new marketing vehicles, including our free celebrity-led live large group classes and television advertising to drive brand awareness and reach. As a result of these investments, costs attributable to providing free large group class instruction, and television advertising increased $2.1 million and $2.4 million, respectively, when compared to the prior year. Marketing expenses were $29.3 million during the year ended December 31, 2020, which was an increase of $8.7 million, or 43% compared to the same period in 2019. Marketing expenses may fluctuate from period-to-period based on revenue levels and the timing of our investments in marketing activities.

Sales and marketing expenses of $38.0 million during the year ended December 31, 2019 increased by $7.5 million, or 25% compared to the same period in 2018 due to higher headcount and marketing costs to support growth. Sales and marketing expenses as a percentage of revenue were 42% during the years ended December 31, 2019 and 2018. Sales expenses of $17.5 million during the year ended December 31, 2019, increased by $3.4 million, or 24%, compared to the same period in 2018. Marketing expenses of $20.6 million during the year ended December 31, 2019, increased $4.1 million, or 25%, compared to the same period in 2018.

General and Administrative

General and administrative expenses of $43.2 million during the year ended December 31, 2020 decreased by $1.0 million, or 2% compared to the same period in 2019. The transition to delivering live learning 100% online in the year ended December 31, 2020, improved support related expenses as the Company was able to capture additional labor cost leverage through the use of automation, machine learning and AI across the curation and matching layers of our platform. The Company was also able to drive significant operating leverage across headcount, office expenses, and third-party expenditures. Partially offsetting these savings were investments in engineering, product and design headcount for the development of new products and services, or that enhance existing products and services of $1.7 million, or 17% in 2020, compared to the same period in 2019. Accounting and legal fees related to the Company’s process of becoming a publicly listed company of $1.3 million were recorded in the year ended December 31, 2020. We expect that our general and administrative expenses will increase for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with being a publicly listed company.

General and administrative expenses of $42.2 million during the year ended December 31, 2019 increased by $1.6 million, or 4% compared to the same period in 2018. The increase was primarily due to increased headcount costs to support product innovation and growth. General and administrative expenses as a percentage of revenue were 47% during the year ended December 31, 2019 compared to 56% of revenue for the same period in 2018.

Interest Expense

Interest expense increased during the year ended December 31, 2020 by $2.8 million to $4.9 million, compared to the same period in 2019. Interest expense during the year ended December 31, 2019 increased by $1.9 million to $2.1 million, compared to the same period in 2018. The increases were attributable to the Company’s Loan and Security Agreement (“LSA”) entered into in 2019, and the related increases in outstanding debt.

Other Income (Expense), Net

Other income (expense), net, decreased $2.0 million to a loss of $1.8 million during the year ended December 31, 2020, compared to a gain of $0.2 million during the same period in 2019. The majority of the decrease was due to a charge of $1.8 million upon entering into a sublease agreement for the Company’s Tempe, Arizona office, a space the Company no longer intends to occupy.

Other income (expense), net, decreased $0.1 million to income of $0.2 million during the year ended December 31, 2019, compared to income of $0.3 million during the same period in 2018. The decrease was primarily due to a decrease in interest income on the Company’s cash and cash equivalents.

Liquidity and Capital Resources

As of March 31, 2021, the Company’s principal sources of liquidity were cash and cash equivalents of $25.6 million, as well as amounts available under the Company’s Loan and Security Agreement (“LSA”) and promissory note. The Company’s principal short-term financing needs consist of working capital requirements and debt service obligations on the Loan and Security Agreement (“LSA”) and promissory note.

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million, which was the full amount available under the Tranche 1 Advance, were used to extinguish existing debt consisting entirely of an unsecured revolving credit facility (the “Facility”), and for general corporate purposes. After the Tranche 1 Advance has been fully drawn and continuing through September 15, 2021, additional borrowings in an aggregate amount of $15.0 million may be requested as long as the total funded amount that is outstanding does not exceed 45% of consolidated GAAP revenue for the trailing 12-month period, and Gross Margin for such 12-month period is at least 62%. The LSA bears interest equal to the greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% for the years ended December 31, 2020 and 2019. Monthly payments on the LSA are interest only. Payment of principal and accrued PIK interest is dependent on the Company achieving in a timely manner Performance Milestone 1, which states that on or before September 30, 2022, the Company has either (i) achieved a trailing 12-months GAAP revenue of at least $150.0 million and trailing 12-month Gross Margin is at least 65%, or the Company has received at least $50.0 million in cash proceeds from the sale and issuance of its equity interests and/or convertible promissory notes that constitute subordinated indebtedness. If Performance Milestone 1 is achieved, the payment of principal and accrued PIK interest, along with the end of term charge, are due on the maturity date of August 1, 2023. If Performance Milestone 1 has not been achieved by February 1, 2022 (“Amortization Date”), the Company must repay the aggregate principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest beginning on the Amortization Date and continuing on the first business day of each month thereafter until the secured obligations are repaid, with remaining amounts of unpaid principal, accrued PIK interest, and end of term charge due in full on August 1, 2023. The LSA is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The LSA contains a prepayment charge, which is equal to the following percentage of the advance amount being prepaid: if such advance amounts are prepaid in any of the first 12 months following the advance date, 3%; after 12 but prior to 24 months, 2%; and 1% thereafter. Unused capacity under the LSA does not bear a commitment fee. The Company will pay off the LSA in full at the consummation of the Business Combination.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note is scheduled to mature on April 16, 2022 and has a 1.00% interest rate. The promissory note is to be paid in 18 monthly payments of $0.5 million consisting of both principal and interest starting November 16, 2020. The Company is not required to make monthly payments at this time since the Company has applied for forgiveness of the promissory note. As of December 31, 2020, the promissory note has not been forgiven. If only a portion of the promissory note is forgiven, or if the forgiveness application is denied, any remaining balance due on the promissory note must be repaid by the Company on or before April 16, 2022. The promissory note may be prepaid by the Company with no prepayment penalties.

As of March 31, 2021, we have incurred cumulative losses from our operations, and we expect to incur additional losses in the future. Our operations have historically been financed primarily through capital contributions, and debt financing.

Operations will continue to be financed primarily by equity issuances, our LSA and cash on hand. The Company believes its existing sources of liquidity will be sufficient to fund operations, working capital requirements, and debt service obligations for at least the next 12 months.

The following table sets forth our cash flows (in thousands):

	March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(2,415)	$(4,725)	$(6,654)	$(16,318)	$(14,668)
Net cash used in investing activities	$(848)	$(701)	$(2,874)	$(6,356)	$(15,842)
Net cash (used in)/provided by financing activities	$(444)	$4,000	$12,293	$24,387	$11,033

Cash Flows Used in Operating Activities

Net cash used in operating activities during the three months ended March 31, 2021 of $2.4 million improved by $2.3 million compared to the same period in 2020, primarily driven by a lower net loss of $2.3 million compared to the prior year. Our net loss of $5.7 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $1.6 million, stock-based compensation expense of $0.5 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2020 was $6.7 million. Our net loss of $24.7 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $6.0 million, stock-based compensation expense of $1.7 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2019 was $16.3 million. Our net loss of $22.4 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $5.0 million, stock-based compensation expense of $1.7 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2018 was $14.7 million. Our net loss of $25.4 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $2.5 million, stock-based compensation expense of $1.4 million, and net changes to working capital.

Cash Flows Used in Investing Activities

Cash flows from investing activities primarily relate to capital expenditures for the development of internal use software. Net cash used in investing activities was $0.8 million and $0.7 million for the three months ended March 31, 2021 and 2020, respectively.

Cash flows from investing activities primarily relate to capital expenditures for the development of internal use software, as well as the acquisition of Veritas Prep for $10.0 million in 2018. Net cash used in investing activities was $2.9 million, $6.4 million, and $15.8 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Cash Flows (Used in) Provided by Financing Activities

Cash flows used in financing activities of $0.4 million for the three months ended March 31, 2021 relate to deferred equity issuance costs related to the Company’s process of becoming a publicly listed company. Cash flows from financing activities of $4.0 million relate to additional borrowings under the Company’s LSA during the three months ended March 31, 2020.

Net cash provided by financing activities during the year ended December 31, 2020, of $12.3 million included $4.0 million of additional proceeds from the LSA; and $8.3 million of proceeds from the Promissory note.

Net cash provided by financing activities during the year ended December 31, 2019 of $24.4 million included $35.0 million of initial proceeds from the LSA, net of issuance costs; and the corresponding $10.0 million extinguishment of the Company’s legacy revolving debt facility (“Facility”).

Net cash provided by financing activities during the year ended December 31, 2018 of $11.0 million included $10.0 million of proceeds from the Facility and $1.0 million of net capital contributions.

Contractual Obligations and Other Commitments

As of March 31, 2021, there have been no material changes to our contractual obligations and commitments from those disclosed below as of December 31, 2020.

The following is a summary of our contractual obligations and other commitments as of December 31, 2020 (in thousands):

	Total	Less than 1 Year	1-3 Years	3-5 Years
Loan and security agreement (1)	$39,000	$—	$39,000	$—
Promissory note (2)	8,293	6,535	1,758	—
Operating lease obligations (3)	7,121	1,891	4,598	632
CARES Act payroll obligation (4)	1,178	589	589	—

Total contractual obligations	$55,592	$9,015	$45,945	$632

(1)

The Company’s LSA matures in August 2023, subject to certain conditions, and does not contain any financial covenants. Total principal borrowings of $39.0 million are outstanding as of December 31, 2020.

(2)

The Company’s Promissory note matures in April 2022, subject to certain conditions, and does not contain any financial covenants. Total principal borrowings of $8.3 million are outstanding as of December 31, 2020, of which $6.5 million of borrowings are due in less than one year.

(3)

As of December 31, 2020, the Company leased office space in St. Louis, Missouri and Tempe, Arizona. During the year ended December 31, 2020, the Company entered into a sublease agreement for its Tempe, Arizona office space, resulting in a charge of $1.8 million. The Company’s sublease contract includes receipts of $4.1 million over the remaining term of the Tempe, Arizona office lease, which will be used to partially offset future minimum lease payments. All lease amounts are presented gross of any sublease obligations.

(4)

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act allowed employers the opportunity to defer payment of the employer portion of FICA taxes (6.2%) for payroll paid between March 27, 2020 and December 31, 2020. Fifty percent (50%) of deferred amounts are payable by December 31, 2021, and the remaining 50% by December 31, 2022.

Off-Balance Sheet Arrangements

Through March 31, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make judgments, estimates and assumptions. We make these subjective determinations after considering our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 within the “Notes to Consolidated Financial Statements.” Our critical accounting policies and estimates are those that have a meaningful impact on the reporting of our financial condition and results of operations.

Revenue Recognition and Deferred Revenue

The Company recognizes revenues from its services as performance obligations are satisfied. Performance obligations are satisfied throughout the term of its contracts with customers when customers are provided its services. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company has determined that it operates as the principal in the arrangements and thus recognizes revenue gross for the price paid by the Learners for instruction. This determination is subject to judgment. The Company has sole discretion in establishing pricing for the purchase of instruction by Learners.

The Company provides a significant service of integrating instruction provided by Experts on the Company’s behalf, through its Live Learning Platform to deliver instructional hours purchased by Learners and includes the Company’s proprietary content, learning tools, diagnostic tests, applications, website, mobile application, and technology in order to deliver a combined output to meet the Company’s performance obligation to Learners. Instruction services received by Learners are fulfilled by independently contracted Experts, who are under contract with the Company, and perform instruction services for Learners at the Company’s direction and on behalf of the Company. The Company determines which Expert to direct to each Learner based on its assignment technology, which utilizes inputs from both the Expert and the Learner. Experts are responsible for the preparation of, and the manner, means, and method of delivery of the services based on the Expert’s best judgment of the tutoring support required to achieve the goal of the Learner, throughout the course of the Expert’s interactions with the Learner. The Company is primarily responsible for the acceptability of the instruction and for the remediation of any service failures. In the event that a Learner finds the services provided by an Expert to be unacceptable or the Expert declines to provide services to a Learner, the Company retains its performance obligation for the delivery of services to the Learner by finding a suitable replacement and assigning a new Expert, by issuing a refund, and/or by providing replacement hours to the Learner’s account. The Company has determined based on the totality of these factors that it is the principal in transactions with Learners, and thus recognizes revenue on a gross basis.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments)

and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first payment. Beginning with the adoption of Topic 606 on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired are recorded as goodwill. Significant judgment is often required in estimating the fair value of assets acquired, particularly intangible assets. As a result, in the case of significant acquisitions, we normally obtain the assistance of a third party valuation specialist in estimating fair values of tangible and intangible assets and liabilities. The fair value estimates are based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While we believe that those assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. During the measurement period, which does not exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Fixed Assets, Net

Expenditures for fixed assets are capitalized and primarily include costs related to software developed or acquired for internal use and purchases of furniture and equipment. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation of fixed assets other than capitalized internal use software costs is calculated on a straight-line basis over estimated useful lives of one to seven years and is included in “General and administrative expenses.” When fixed assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in Consolidated Statements of Operations.

The Company capitalizes certain costs associated with software developed or obtained for internal use and website and application development. The Company capitalizes development stage internal and external costs. These costs are capitalized when management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. Once the software is ready for its intended use it is placed into service, such costs are amortized on a straight-line basis within “Cost of revenue”, generally over a four year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades.

Goodwill

Goodwill relates to the acquired assets of Veritas LLC (“Veritas”), through our subsidiary Veritas Prep LLC (“Veritas Prep”). Goodwill represents the excess of the fair value of purchase consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination. We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment, we consider factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of our reporting unit is less than the carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a quantitative goodwill impairment test. We performed a qualitative test for the Company’s single reporting unit in 2020, 2019, and 2018 and, for each year, determined there were no adverse trends that could negatively impact the fair value of the business. No impairment charges were recorded for the years ended December 31, 2020, 2019, and 2018.

Definite-lived Intangible assets

Intangible assets consist of definite-lived tradenames. Intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date. Intangible assets are amortized on a straight-line basis over 10 years.

We review definite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of definite-lived intangible assets is measured by a comparison of the carrying amount of an asset group with its undiscounted cash flows. Estimating the fair value of definite-lived intangible assets and the associated cash flows requires significant judgments, estimates and assumptions.

No impairments were recorded for the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020, and 2019, the Company had intangible assets, net, of $8.5 million and $9.5 million, respectively.

Stock-based Compensation Expense

We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all stock-based payment awards made to employees, including Profits interest units (“PIUs”) and Unit Appreciation Rights (“UARs”), based on estimated grant date fair values, to the extent that the conditions associated with those awards are probable of being achieved. The determination of fair value involves a number of significant estimates. We use the Black Scholes option pricing model to estimate the value of PIUs and UARs, which requires a number of assumptions to determine the model inputs, including the expected volatility of our equity. Stock-based compensation expense is based on awards ultimately expected to vest. Forfeitures are recorded as they occur.

Redeemable Preferred Units

The Company accounts for its Class B and Class C redeemable preferred units in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. The Company’s Class B and Class C redeemable preferred units feature certain redemption rights that are redeemable upon the occurrence of an event that is not solely within the control of the Company. Accordingly, Class B and Class C redeemable preferred units are presented at redemption value as temporary equity, outside of the members’ equity section of the Company’s Consolidated Balance Sheet.

Recently Issued and Adopted Accounting Standards

See Note 3 within “Notes to Consolidated Financial Statements” for a discussion regarding recently issued and adopted accounting pronouncements.

We are exposed to market risk, including changes to interest rates and foreign currency exchange rates.

Emerging Growth Company Status

We expect to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We expect to remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the Market Value of our Class A ordinary shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

Long-term debt

As of March 31, 2021, the Company has indebtedness of $47.7 million related to its LSA and Promissory Note. Of the total $47.7 million outstanding indebtedness, $39.3 million bears interest at a weighted-average fixed interest rate of 10.75%. As of December 31, 2020, the Company had principal value of indebtedness of $47.6 million, related to its LSA and Promissory note. Of the total $47.6 million outstanding indebtedness at December 31, 2020, $39.3 million bears interest at a weighted interest rate of 10.75%. The Promissory note bears interest at a fixed interest rate of 1.00%.

Cash and cash equivalents

We had cash and cash equivalents totaling $25.6 million and $29.3 million as of March 31, 2021 and December 31, 2020, respectively. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less, are stated at cost, and approximate fair value. Our investment policy and strategy are focused on preservation of capital, supporting our liquidity requirements, and delivering competitive returns subject to prevailing market conditions. We were not exposed to material risks due to changes in market interest rates given the liquidity of the cash and investments with original maturities of three months.

Foreign Currency Risk

We believe that we have no significant exposure to foreign currency risk as we have no significant international operations denominated in foreign currencies.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Nerdy Inc.,” “we,” “us” or “our” refers to Nerdy and its consolidated subsidiaries prior to the consummation of the Business Combination and to Nerdy Inc. and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of Nerdy who would have been “named executive officers” for 2020 and who will serve as the executive officers of Nerdy following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	Charles Cohn, our Founder, Chairman & Chief Executive Officer;

•	Jason Pello, our Chief Financial Officer; and

•	Heidi Robinson, our Chief Product Officer.

Each of our named executive officers will serve the Company in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the compensation earned or received by certain of our executive officers for services rendered during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Charles Cohn,	2020	270,375	—	—	—	2,352	272,727
Chief Executive Officer
Jason Pello,	2020	280,868	25,000	—	554,199	—	860,067
Chief Financial Officer
Heidi Robinson	2020	369,829	25,000	188,370	—	1,978	585,176
Chief Product Officer

(1)	Amounts represents a discretionary cash bonus paid to certain employees to reflect our performance in 2020.
(2)

Amounts reported reflect the grant date fair value of any profits units and unit appreciation rights granted to our named executive officers in 2020, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used in the valuation of these awards are set forth in the notes to the audited consolidated financial statements included in this proxy statement/prospectus.

(3)	Amounts represent matching 401(k) contributions made by the Company.

Narrative Disclosure to Summary Compensation Table

Base Salaries.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Bonus Compensation

We do not have a formal cash incentive plan, but may provide discretionary cash bonuses to reward performance. We awarded Mr. Pello and Ms. Robinson a bonus of $25,000 each to recognize their extraordinary performance in 2020.

Equity Compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Employment agreements with our named executive officers

We have entered into at-will offer letters or executive agreements with each of our named executive officers, other than Mr. Cohn.

We entered into an offer letter with Mr. Pello dated August 2019, as subsequently amended in October 2020 in connection with his promotion to Chief Financial Officer. Mr. Pello’s offer letter sets forth the standard terms of his employment, including his entitlement to base compensation and employee benefits. Pursuant to his offer letter, in the event we terminate Mr. Pello’s employment without cause, subject to his execution of a departure agreement that includes a general release of claims, he will be entitled to receive severance of two months’ base salary.

We entered into an executive agreement with Ms. Robinson dated May 2016, which was subsequently amended in 2018 and 2019. Ms. Robinson’s executive agreement sets forth the terms and conditions of Ms. Robinson’s employment, including her entitlement to base compensation and employee benefits. In the event we terminate Ms. Robinson’s employment without cause (as defined in her executive agreement) or she resigns for good reason (as defined in her executive agreement), subject to her execution of a departure agreement that includes a general release of claims, she will be entitled to severance equal to three months’ base compensation.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020.

Name	Vesting Commencement Date	Unit Appreciation Rights Awards				Profits Units Awards
		Number of Common Units Underlying Unexercised Unit Appreciation Rights (#) Exercisable	Number of Common Units Underlying Unexercised Unit Appreciation Rights (#) (1) Unexercisable	Unit Appreciation Rights Base Value ($)	Expiration Date	Number of Profits Units that have not Vested (#) (2)	Market Value of Profits Units that have not Vested ($) (3)
Charles C. Cohn, Chief Executive Officer		—	—	—	—	—	—
Jason Pello	1/16/2020	—	473,500	1.58	1/16/2030	—	—
Chief Financial Officer	6/12/2020	—	140,000	1.27	6/12/2030	—	—
	10/5/2020	—	550,000	1.27	10/5/2030	—	—
Heidi Robinson	2/28/2018	—	—	—	—	93,670	469,375
Chief Product Officer	4/26/2019	—	—	—	—	291,667	1,409,023
	7/26/2019	—	—	—	—	209,896	1,013,993
	6/12/2020	—	—	—	—	450,000	2,313,421

(1)

The unit appreciation rights vest in four equal annual installments following the vesting commencement date. Vested unit appreciation rights were not exercisable prior to a public offering or sale event. In connection with the Business Combination, unit appreciation rights will convert into stock appreciation rights and will thereafter be exercisable upon vesting.

(2)	Profits units vest over four years, with 25% vesting on the first anniversary of the grant date, with the remaining Profits units vesting in 36 equal monthly installments thereafter.
(3)

There is no public market for the Profits units. The amount reported above under the heading “Market Value of Profits Units That Have Not Vested” reflects the intrinsic value of the unvested profits units based on the estimated per unit value in the business combination. In connection with the business combination, the Profits units will be exchanged for OpCo Units.

Employee benefit and equity compensation plans and arrangements

Incentive Unit Plan

We have historically granted our senior executives profit units pursuant to our Incentive Unit Plan, which are intended to constitute “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43. These profits units generally vest over four years from the date of grant. In connection with the Business Combination and prior to the consummation thereof, Nerdy will effectuate a recapitalization, pursuant to which any outstanding profits units will be converted or exchanged pursuant to the Nerdy Recapitalization into OpCo Units in accordance with and to be set forth in the OpCo LLC Agreement, and shall continue to be subject to the same vesting conditions as applied to such profits units prior to the recapitalization. In addition, in connection with the consummation of the Business Combination, Pace will issue each holder of an OpCo Unit one share of Class B Common Stock, in accordance with, and as set forth in more detail in, the Business Combination Agreement. In the event these OpCo Units are forfeited or cancelled prior to vesting, the equivalent number of shares of Class A Common Stock will become available for issuance under the Equity Incentive Plan.

2016 Unit Appreciation Rights Plans

We have maintained the 2016 U.S. Unit Appreciation Rights Plan (the “U.S. UAR Plan”) and 2016 Canadian Unit Appreciation Rights Plan (the “Canadian Plan” and, together with the U.S. UAR Plan, the “UAR

Plan”), pursuant to which we have granted Unit Appreciation Rights, or UARs. Following the effectiveness of the Equity Incentive Plan, we will not make any further awards under the UAR Plan. However, in connection with the Business Combination, any outstanding awards granted under the UAR Plan will be converted into stock appreciation rights, or SARs. References in the summary below to UARs and common units shall refer, following the Business Combination, to SARs and shares of Class A Common Stock, respectively. Shares of Class A Common Stock subject to the converted SARs that expire unexercised or are cancelled, terminated or forfeited in any manner without issuance of shares thereunder following the effective date of the Equity Incentive Plan will become available for issuance under the Equity Incentive Plan.

Our U.S. employees were eligible to participate in the U.S. UAR Plan and our Canadian contractors were eligible to participate in our Canadian Plan. The UAR Plan is administered by our board of directors. Subject to the provisions of the UAR Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the UAR Plan. UARs entitle their holder, upon exercise, to receive from us a number of units equal to the appreciation of the common units subject to the award between the grant date and the exercise date. The exercise price of a UAR may not be less than 100% of the fair market value of the underlying common unit on the grant date. The term of a UAR may not be longer than ten years. Following the business combination, UARs shall be converted to SARs and shall entitled the holder to receive a number of shares of Class A Common Stock equal to the appreciation in value between the grant date and the exercise date. In the event of certain changes in our capitalization such as a stock split, reverse stock split or spin-off, the plan administrator will make equitable adjustments to the UAR Plan and outstanding awards. In a sale event, except as may be set forth in an award agreement or otherwise, all vested awards will automatically be exercised. In addition, all awards shall be terminated unless the plan administrator, in its discretion, provides that outstanding awards be continued or assumed or substituted by the acquiring or surviving entity. In the event of a transaction where the consideration is solely cash, the administrator may determine that unvested awards shall be converted into the right to receive cash consideration subject to the same vesting conditions as applied to the unvested award.

Employee Benefits

Our named executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We also maintain a 401(k) plan for the benefit of our eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) plan.”

401(k) plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Live Learning Technologies SR 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, we are permitted to make discretionary matching contributions equal to a uniform percentage of the individual’s salary deferrals. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Director Compensation

In 2020, we did not provide any cash compensation to our non-employee directors. In November 2020, we granted 630,244 profits units to Catherine Beaudoin with an aggregate grant date fair value of $1,193,153, computed in accordance with ASC Topic 718. The assumptions used in the valuation of this award are set forth in the notes to the audited consolidated financial statements included in this proxy statement/prospectus. As of December 31, 2020, Catherine Beaudoin held 630,244 unvested profits units and Erik Blachford held 337,577 unvested profits units.

In connection with the Business Combination, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined.

MANAGEMENT OF NERDY INC. FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Nerdy Inc. following the consummation of the Business Combination.

Name	Age	Position
Charles Cohn (1)	35	Chief Executive Officer, Chairman and Class I Director
Ian Clarkson	49	President and Chief Operating Officer
Jason Pello	42	Chief Financial Officer
Heidi Robinson	47	Chief Product Officer
Chris Swenson	50	Chief Legal Officer
Catherine Beaudoin (1)	57	Class III Director
Erik Blachford (1)	54	Class III Director
Rob Hutter (2)	49	Class II Director
Christopher (Woody) Marshall (3)	52	Class II Director
Greg Mrva (4)	50	Class I Director
Kathleen Philips (5)	54	Class III Director

(1)	Nominated by Cohn.
(2)	Nominated by Learn Capital.
(3)	Nominated by TCV.
(4)	Nominated by the Sponsor.
(5)	Mutually agreed to by the Sponsor and Cohn.

Charles Cohn is the Founder, Chairman & Chief Executive Officer of Nerdy. Mr. Cohn founded the company in 2007 during his junior year of college after experiencing frustration finding the personalized help he needed for a calculus course. He spent his early career working in energy & power investment banking at Wells Fargo Securities and venture capital at Ascension Ventures. Mr. Cohn bootstrapped Nerdy before leaving his venture capital role to focus on growing Nerdy full-time at the end of 2011. He serves on the national council board of the entrepreneurship program at Washington University in St. Louis and on the Leadership Council of the Danforth Plant Science Center. Mr. Cohn has a BSBA in Finance & Entrepreneurship from Washington University in St. Louis. We believe that Mr. Cohn should serve as a member of our board of directors due to the perspective and experience he brings as our Founder, Chairman, & Chief Executive Officer, and as our largest stockholder.

Ian Clarkson has served as Nerdy’s President and Chief Operating Officer since January 2016. In his role, Mr. Clarkson oversees Nerdy’s product, technology, sales, support, and instructor supply. Prior to joining Nerdy in January 2016, Mr. Clarkson served as the Chief Operating Officer of Sears Home Services, a $3.5 billion revenue direct-to-consumer business, where he oversaw operations in the product, technology, sales, and field operations from July 2014 through December 2015. Mr. Clarkson has a BS in Accounting from University of Connecticut and a MBA from the University of Michigan.

Jason Pello is Nerdy’s Chief Financial Officer. Mr. Pello is responsible for Nerdy’s financial planning and analysis, investor relations, accounting, and treasury functions. Prior to joining Nerdy, Mr. Pello served as Vice President, Corporate Finance at SAVE-A-LOT, a $4 billion revenue grocery chain owned by private equity from December 2017 until September 2019. Prior to that role, Mr. Pello served as Vice President, Internal Audit from November 2015 through November 2017, and Interim Vice President of Financial Planning & Analysis from October 2016 through November 2017, at Caleres (formerly Brown Shoe Company), a $3 billion publicly traded shoe retailer. Mr. Pello received his Bachelor’s and Master’s degree in Accounting from the University of Missouri.

Heidi Robinson has served as Nerdy’s Chief Product Officer since July 2016. Ms. Robinson is responsible for product management, design, human resources, and recruiting at Nerdy. Prior to joining Nerdy, Ms. Robinson served as Vice President of Product & Customer Experience at Sears Home Services where she led the product management, engineering, and design teams from November 2014 through May 2016. Ms. Robinson has a Bachelor’s degree from Pacific Lutheran University and an MBA from the University of Washington.

Chris Swenson has served as Nerdy’s Chief Legal Officer and Corporate Secretary since August 2019, having started Nerdy’s legal department in May 2015 as its Vice President and General Counsel. Prior to joining Nerdy, Chris was a partner at the national law firm of Polsinelli PC, and began serving as Nerdy’s outside counsel in 2008, shortly after it was founded. Chris received his BSBA (marketing, with distinction) and BA (political science) from Washington University in St. Louis and his law degree from University of Missouri-Kansas City’s School of Law (Order of the Bench and Robe) and is admitted to practice law in Missouri (1996) and Illinois (1997).

Catherine Beaudoin joined the Nerdy board in November 2020 as an Independent Director. Ms. Beaudoin previously served as President of Amazon Fashion for eight years. During this time, she brought hundreds of reputable brands to Amazon, led Amazon’s 2012 sponsorship of the Met Ball, the opening of Amazon’s 40,000-square-foot photo studio in Williamsburg, New York, and a multi-year partnership with The Council of Fashion Designers of America (CFDA) to sponsor New York Fashion Week: Men’s. Prior to Amazon, she served as General Manager of Gap’s Piperlime, the e-commerce shoe platform she founded in 2005. While at Gap, she held a number of senior marketing positions across the company’s Old Navy and Banana Republic brands. Ms. Beaudoin began her career at Ogilvy One Worldwide. Ms. Beaudoin has also been a director of Torchy’s Tacos since April 2021.

Erik Blachford has served on Nerdy’s board of managers since 2015. He is currently a partner at Narrative Fund, an early stage venture capital firm. He has worked as an independent venture capital investor and advisor since January 2011. He focuses on consumer tech companies and has invested in companies such as Peloton, Zillow, Glassdoor, Grove Collaborative, and Hotel Tonight. Mr. Blachford was a member of the founding team at Expedia, and served as the company’s second Chief Executive Officer, then as the Chief Executive Officer of IAC/InterActiveCorp’s travel division, IAC Travel, until 2005. He was the Chief Executive Officer at Terrapass, Inc. from April 2007 to September 2009, and the Chief Executive Officer at Butterfield & Robinson, Inc. from September 2009 to January 2011. Mr. Blachford has also previously consulted as a Venture Partner at Technology Crossover Ventures, a private equity and venture capital firm. Mr. Blachford currently serves on the board of directors of Zillow Group, Inc., Peloton, Inc., and several private companies. He holds a B.A. in English and theater from Princeton University, an M.B.A. from Columbia Business School, and an M.F.A. in Creative Writing from San Francisco State University. We believe Mr. Blachford is qualified to serve on our board of directors based on his strategic and operational experience as a former executive officer and his extensive experience working with the management teams of, and investing in, a number of privately and publicly held companies.

Rob Hutter has served on Nerdy’s board of managers since November 2017. Mr. Hutter is a founder and Managing Partner at Learn Capital where he oversees the investing practice of the firm. He currently serves on the board or as board observer for a number of Learn Capital companies, including Andela, Brilliant, Coursera, Higher Ground Education, Merlyn Mind, Photomath, Prenda, and SoloLearn. Mr. Hutter is a graduate of Harvard University.

Christopher (Woody) Marshall has served on Nerdy’s board of managers since June 2015. In addition to his role on our board of managers, Mr. Marshall currently serves on the boards of directors of Spotify and a number of private companies. Since 2008, he also has served as a general partner of Technology Crossover Ventures, a private equity firm. Prior to that, Mr. Marshall spent 12 years at Trident Capital, a venture capital firm. Mr. Marshall holds a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Greg Mrva has been President of TPG Pace since August 2020. Mr. Mrva has 25 years of experience leading finance and operations teams for technology businesses and leading investment banking teams advising global technology companies. Mr. Mrva was most recently the Chief Financial Officer of StubHub, where from 2018 to 2020 he sat on both the StubHub and eBay finance leadership teams. He was responsible for StubHub’s financial planning, analysis and forecasting, controllership, financial operations and strategic planning. Mr. Mrva also led the North American business for StubHub and completed the successful sale of StubHub to Viagogo in February 2020 for $4 billion. Prior to StubHub, Mr. Mrva was managing director at Morgan Stanley from 2013 to 2018 where he led the firm’s Global Internet Banking practice. Mr. Mrva also has been the President of TPG Pace Tech Opportunities II Corp. since March 2021. Mr. Mrva advised multiple companies on capital markets and strategic acquisition transactions including the public offerings of Alibaba, Snap, LendingClub, GoDaddy and Yext and capital markets financings for Amazon, eBay, Google, Facebook, PayPal, MercadoLibre and Zynga. Prior to Morgan Stanley, Mr. Mrva served as global head of internet investment banking for Barclays from 2010 to 2013. Prior to Barclays, Mr. Mrva was the head of corporate development for Yahoo from 2007 to 2010, during which time he led a team that acquired and integrated over a dozen businesses for Yahoo. Mr. Mrva was also an investment professional as a member of TPG’s technology team from 2003 to 2005.

We believe that Mr. Mrva’s prior experience with high growth companies makes him well qualified to serve as a member of our board of directors.

Kathleen Philips has served as a member of TPG Pace’s board of directors since October 6, 2020. Ms. Philips has served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel in November 2018, and is currently a member of the board of directors of Accel. Ms. Philips served as an advisor at Zillow Group, Inc., from January 2019 until August 2020. Prior to that, Ms. Philips held many leadership positions at Zillow Group, including chief legal officer from September 2014 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Ms. Philips also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998.

Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from The University of Chicago. Ms. Philips is well-qualified to serve as a director because of her senior management experience at a growth-oriented, publicly traded company. We believe that Ms. Philip’s wide range of legal experience with rapidly growing companies makes her well qualified to serve as a member of our board of directors.

Directors

Following the Closing, it is expected that the Nerdy Inc. Board will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and Class II each consisting of two directors and Class III consisting of three directors.

Upon consummation of the Business Combination, Nerdy Inc. will be subject to the terms of the Stockholders Agreement, including those regarding Nerdy Inc. Board director nomination rights. For further details, see “Business Combination Proposal—Related Agreements—Stockholders Agreement.”

Director Independence

The NYSE listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). It is anticipated that each individual expected to serve on the Nerdy Inc. Board upon consummation of the Business Combination, other than Mr. Cohn, will qualify as an independent director under NYSE listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the Nerdy Inc. Board will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Pursuant to the Stockholders Agreement, committee assignments shall be mutually agreed upon by the Sponsor and Cohn.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of                ,                 and                , and                 is expected to serve as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the audit committee meets the financial literacy requirements of the NYSE and it is expected that                 will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of at least three members of the Nerdy Inc. Board, all of which will be independent directors. The members of the compensation committee are expected to be                 ,                and                , and                is expected to serve as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, our nominating and corporate governance committee will consist of at least three members of the Nerdy Inc. Board, all of which will be independent directors. The members of the nominating and corporate governance committee are expected to be                 ,                 and                 , and                 is expected to serve as the chairperson of the nominating and corporate governance committee.

Code of Ethics

Nerdy Inc. will adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees. A copy of the Code of Business Conduct and Ethics will be available on Nerdy Inc.’s website following the Closing. Any amendments to or waivers of certain provisions of the Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Post-Combination Company Director and Executive Officer Compensation

Except as described below, determinations with respect to director and executive compensation after the Business Combination have not yet been made.

Founder Equity Award

TPG Pace, the Nerdy Board of Directors, and Mr. Cohn have agreed that as soon as possible following the Business Combination, Mr. Cohn will be granted a performance restricted stock unit award covering a maximum of 9,258,298 shares of Class A Common Stock, referred as the Founder and CEO Performance Award. This award vests upon the satisfaction of a service condition and achievement of certain stock price goals, as described below.

In determining the terms and conditions of the Founder and CEO Performance Award, the parties considered many factors in determining whether to grant the award and the size and terms of the award. The parties considered the desire to conserve cash that could be used for other purposes, including the hiring of additional personnel to grow the business. The parties were intent on establishing an award that would align Mr. Cohn’s long-term interests with those of stockholders, would require significant and sustained company performance and growth, and would not incentivize short-term risk taking to achieve performance. The parties considered Mr. Cohn’s significant ownership percentage in the company and that traditional compensation structures might not be particularly material or motivating to Mr. Cohn and wanted to create an incentive for him to continue his leadership of Nerdy Inc. as its Chief Executive Officer and to execute on his vision to further drive the growth of Nerdy Inc.’s business over a sustained period.

In awarding Mr. Cohn the Founder and CEO Performance Award, the parties intend for Mr. Cohn’s compensation through 2028 to be through the award, and to otherwise be a $1 annual base salary, unless there are unexpected changes in the Nerdy Inc. business or other unforeseen factors that the Nerdy Inc. Board of Directors determines would merit providing additional cash or equity compensation opportunities.

The Founder and CEO Performance Award is eligible to vest based on Nerdy Inc.’s stock price performance over a seven-year period after the effective date of the Business Combination (referred to as the Effective Date). To vest in the award, Mr. Cohn must remain employed as Nerdy Inc.’s Chief Executive Officer or Executive Chairman through the date a stock price hurdle is achieved, subject to certain exceptions. The Founder and CEO Performance Award is divided into seven equal tranches that are eligible to vest based on the achievement of stock price goals that occur at $18.00, $22.00, $26.00, $30.00, $34.00, $38.00, and $42.00 per share, measured based on an average of our stock price over a consecutive 90 calendar-day period during the performance period, which will be adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events. To the extent a stock price hurdle is achieved and shares of Class A Common Stock are delivered to Mr. Cohn, he will generally be limited in his ability to transfer the net after-tax shares, except for estate planning purposes, for two years following the vesting date. The foregoing is a summary of the terms of the Founder and CEO Performance Award and is qualified in its entirety by the award agreement to be entered into with Mr. Cohn following the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of TPG Pace ordinary shares as of the record date and of Class A Common Stock immediately following consummation of the Business Combination by:

•	each person known by TPG Pace to be the beneficial owner of more than 5% of TPG Pace’s outstanding ordinary shares on the record date;

•	each of TPG Pace’s current executive officers and directors;

•	all of TPG Pace’s current executive officers and directors as a group; and

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of                , 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of                , 2021 or subject to restricted stock units that vest within 60 days of                , 2021 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to TPG Pace, TPG Pace believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners (1)(2)	Number of Shares	%
Directors and officers prior to the Business Combination:
TPG Pace Tech Opportunities Sponsor, Series LLC (3)	11,090,000	19.7
Karl Peterson (3)	11,090,000	19.7
David Bonderman (3)	11,090,000	19.7
Julie Hong Clayton	—	—
Chad Leat	40,000	*
Kathleen Philips	40,000	*
Wendi Sturgis	40,000	*
Kneeland Youngblood	40,000	*
Greg Mrva	—	—
Martin Davidson	—	—
Eduardo Tamraz	—	—
All directors and officers prior to the Business Combination (10 individuals)	11,250,000	19.7
Five Percent Holders:
Millennium Group Management LLC (4)	3,298,518	7.3%
Light Street Capital Management, LLC (5)	4,700,000	10.4%

*	Less than 1%
1.	Unless otherwise noted, the business address of each of the following entities or individuals is 301 Commerce St., Suite 3300 Fort Worth, Texas 76102.
2.

The percentage of beneficial ownership of TPG Pace on the record date is calculated based on (i) 45,000,000 Class A ordinary shares and (ii) 11,250,000 Class B ordinary shares, in each case, outstanding as of such date.

3.	Represents the interest directly held by TPG Pace Tech Opportunities Sponsor, Series LLC. The managing member of TPG Pace Tech Opportunities Sponsor, Series LLC is TPG Pace Governance, LLC, a Cayman

Islands limited liability company, which is controlled by a committee whose members are David Bonderman, James G. Coulter and Karl Peterson. Messrs. Bonderman, Coulter and Peterson may therefore be deemed to beneficially own the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC except to the extent of their pecuniary interest therein. The address of each of the entities and individuals in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.
4.

Consists Class A ordinary shares held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), a Cayman Islands limited liability company. Millennium International Management LP (“Millennium International Management”) is the investment manager to Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The mailing address of Integrated Core Strategies is 666 Fifth Avenue, New York, New York 10103. The beneficial ownership information in the table is based solely on the Schedule 13G filed by the holder on October 14, 2020.

5.

Consists of Class A ordinary shares held by Light Street Capital Management, LLC, a Cayman Islands limited liability company (“LSCM”). LSCM serves as the general partner to Light Street Mercury Master Fund, L.P., a Cayman Islands limited liability company (“Mercury”), and, in such capacity, exercises voting and investment power over Class A ordinary shares held by Mercury. Glen Thomas Kacher is the Chief Investment Officer of LSCM and may be deemed to have shared voting control and investment discretion over securities owned by LSCM. The mailing address for LSCM is 525 University Avenue, Suite 300, Palo Alto, CA 94301. The beneficial ownership information in the table is based solely on the Schedule 13G filed by the holder on October 19, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—TPG Pace

Founder Shares

On August 12, 2019, TPG Pace Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to TPG Pace Sponsor’s initial investment in TPG Pace of $25,000, TPG Pace had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to TPG Pace by the number of Founder Shares issued. On October 2, 2020, TPG Pace Sponsor forfeited 7,062,500 Founder Shares for no consideration. Also, on October 2, 2020, TPG Pace Sponsor transferred 40,000 Founder Shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.002 per share. Subsequent to the closing date of the TPG Pace IPO, 1,687,500 Founder Shares were forfeited because the underwriters’ overallotment was not exercised in full within 45 days after the TPG Pace IPO.

The Founder Shares are identical to the Class A Shares included in the units sold in TPG Pace IPO except that (i) only holders of the Founder Shares have the right to vote on the appointment of directors prior to the Business Combination; (ii) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; (iii) the initial shareholders and TPG Pace’s officers and directors entered into a letter agreement with TPG Pace, pursuant to which they have agreed (a) to waive their redemption rights with respect to the Founder Shares and in connection with the completion of the Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if TPG Pace fails to complete the Business Combination by October 9, 2022. The TPG Pace Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Class A Shares purchased during or after the TPG Pace IPO in favor of the Business Combination; and the Founder Shares are automatically convertible into Class A Shares on the first business day following the completion of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the initial shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (i) one year after the completion of the Business Combination; (ii) subsequent to the Business Combination, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (iii) the date following the completion of the Business Combination on which TPG Pace completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of TPG Pace’s public shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Private Placement Warrants

On October 9, 2020, TPG Pace completed the private sale of an aggregate of 7,333,333 Private Placement Warrants, to TPG Pace Sponsor, at a price of $1.50 per Private Placement Warrant. The Private Placement Warrants are substantially similar to the TPG Pace Public Warrants underlying the units issued in the TPG Pace IPO, except that if held by TPG Pace Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption. If the Private Placement Warrants are held by holders other than TPG Pace Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by TPG Pace and exercisable by the holders on the same basis as the TPG Pace Public Warrants.

If TPG Pace does not complete an initial business combination by October 9, 2022, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless, resulting in a loss of approximately $11,000,000.

Forward Purchase Agreements

TPG Pace entered into the Forward Purchase Agreements, in connection with the TPG Pace IPO. Pursuant to the Forward Purchase Agreements, TPG Pace has agreed to issue to (i) certain third parties and (ii) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”), an aggregate of 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A Share at $11.50 per share, for an aggregate purchase price of $150,000,000. Affiliates of TPG Global have agreed to purchase an aggregate of 2,602,000 Class A Shares, together with an aggregate of 520,400 warrants to purchase Class A Shares for a purchase price of approximately $26.0 million pursuant to the Forward Purchase Agreements. Of the amounts included in the previous sentence, officers and directors of TPG Pace have agreed to purchase an aggregate of 392,500 Class A Shares, together with an aggregate of 78,500 warrants to purchase Class A Shares, for a purchase price of $3.925 million. The forward purchase warrants are identical to the public warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants— Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants or forward purchase warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. In addition, the forward purchase warrants and private placement warrants (along with the Class A Shares underlying the forward purchase warrants and private placement warrants) will have certain registration rights as long as they are held by initial purchasers or any of their permitted transferees. The transactions contemplated by the Forward Purchase Agreements are expected to close substantially concurrently with the closing of the Business Combination. In connection with the Domestication, the Class F ordinary shares, $0.0001 par value in the capital of TPG Pace will convert into an equivalent number of shares of Class F Common Stock, par value $0.0001 per share of Nerdy Inc. and the Proposed Certificate of Incorporation will include a conversion adjustment substantially identical to the existing conversion adjustment in the amended and restated memorandum and articles of association of TPG Pace, which provides that the Nerdy Inc. Founder Shares will automatically convert at the time of an initial business combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements). Accordingly, pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, the TPG Pace Initial Shareholders will be entitled to receive an additional aggregate 3,750,000 shares of Class A Common Stock as a result of the issuance of 15,000,000 shares of Class A Common Stock pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace has agreed to issue an additional number of shares of Class A Common Stock equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional shares of Class A Common Stock, of which 66,950 Class A Shares will be issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

Pursuant to the Waiver Agreement, TPG Pace Sponsor has agreed to (i) forfeit a corresponding 1,116,750 shares of Class A Common Stock in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any Excess Shares and (ii) waive its right to any conversion adjustment with respect to any Excess Shares or shares issued pursuant to the Subscription Agreements in the PIPE Financing.

The terms of the forward purchase securities and additional forward purchase securities, respectively, will generally be identical to the terms of the Class A Shares and the redeemable warrants included in the units issued in the TPG Pace IPO, except that the forward purchase shares and additional forward purchase shares will have no redemption rights and will have no right to liquidating distributions from the Trust Account. In connection with the sale of the forward purchase shares and additional forward purchase shares, except to the extent of any forfeitures of Founder Shares by TPG Pace Sponsor in connection with the Waiver Agreement, TPG Pace expects that TPG Pace Sponsor will receive an aggregate number of additional Class A Shares so that the initial shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Class A Shares at the time of the closing of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that TPG Pace register the Private Placement Warrants, Class A Shares underlying the Private Placement Warrants and Class F Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by TPG Pace subsequent to its completion of an initial business combination and rights to require TPG Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that TPG Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. TPG Pace will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, Nerdy Inc. will enter into a Registration Rights Agreement with the Holders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Holders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Business Combination Agreement and Related Agreements—Related Agreements—Registration Rights Agreement.”

Related Party Note Payable

Between July 11, 2019 (inception) and October 9, 2020 (the closing date of the TPG Pace IPO), TPG Pace Sponsor loaned TPG Pace $300,000 under an unsecured promissory note. The funds were used to pay up front expenses associated with the TPG Pace IPO. These notes were non-interest bearing and were repaid in full to TPG Pace Sponsor on October 9, 2020.

Indemnification

TPG Pace Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, TPG Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. TPG Pace has not independently verified whether TPG Pace Sponsor has sufficient funds to satisfy its indemnification obligations and believes that TPG Pace Sponsor’s only assets are securities of TPG Pace and, therefore, TPG Pace Sponsor may not be able to satisfy those obligations. TPG Pace has not asked TPG Pace Sponsor to reserve for such eventuality as TPG Pace believes the likelihood of TPG Pace Sponsor having to indemnify the Trust Account is limited because TPG Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Administrative Services Agreement

On October 9, 2020, TPG Pace entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of TPG Pace Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of TPG Pace.

Certain Relationships and Related Person Transactions—Nerdy Inc.

In addition to the compensation arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding Common Units, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Operating Agreement

Nerdy is party to an operating agreement, dated as of December 31, 2018, pursuant to which certain entities affiliated with LCSOF XI VT, Inc., Learn Capital Special Opportunities Fund XIV, L.P. and Learn Capital Special Opportunities Fund XV, L.P. (collectively “Learn Capital”) and TCV have a right to purchase equity interests if certain of Nerdy’s common members propose to sell such interests to other parties. This right will terminate upon Closing. Christopher (Woody) Marshall and Rob Hutter, members of our board of managers, are affiliated with TCV and Learn Capital, respectively. In addition, pursuant to Nerdy’s operating agreement, certain holders of Nerdy’s equity interests, including entities affiliated with TCV and Learn Capital, have agreed to vote their equity interests on certain matters as more fully described in the operating agreement, including with respect to the election of managers. Upon Closing, the operating agreement will be amended and restated as otherwise described herein.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2020, Nerdy has not entered into any transactions, nor are there any currently proposed transactions, between Nerdy and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. Nerdy believes the terms of the transactions described above were comparable to terms Nerdy could have obtained in arm’s-length dealings with unrelated third parties.

Registration Rights Agreement

Nerdy is party to a Registration Rights Agreement, dated as of December 31, 2018, which provides, among other things, that certain holders of Nerdy’s equity, including entities affiliated with Learn Capital and TCV, have the right to demand that Nerdy files a registration statement or request that their equity interests be covered by a registration statement that Nerdy is otherwise filing. Christopher (Woody) Marshall and Rob Hutter, members of Nerdy’s board of managers, are affiliated with TCV and Learn Capital, respectively. In addition, pursuant to the Registration Rights Agreement, the Cohn Entities have certain “piggyback” registration rights in the event that Nerdy files a registration statement. Charles Cohn, a member of Nerdy’s board of managers and our Chief Executive Officer, is affiliated with the Cohn Entities.

Indemnification of Directors and Officers

In connection with the Closing, Nerdy intends to enter into agreements to indemnify Nerdy’s directors and executive officers. These agreements will, among other things, require Nerdy to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Nerdy’s right, on account of any services undertaken by such person on behalf of Nerdy’s company or that person’s status as a member of Nerdy’s board of directors to the maximum extent allowed under Delaware law.

The Certificate of Incorporation of Nerdy Inc. will provide Nerdy Inc. we will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation will provide that Nerdy Inc.’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Statement of Policy Regarding Transactions with Related Persons

Nerdy Inc. will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that the Nerdy Inc.’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Nerdy Inc.’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Nerdy Inc. without the approval of the Nerdy Inc.’s audit committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination—Related Person Policy of the Company.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

TPG Pace is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of Nerdy Inc., your rights will differ in some regards as compared to when you were a shareholder of TPG Pace.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of TPG Pace and Nerdy Inc. according to applicable law and/or the organizational documents of TPG Pace and Nerdy Inc. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of Nerdy Inc. attached hereto as Annex C and Annex D, respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to TPG Pace and Nerdy Inc.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	Delaware	Cayman Islands

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NERDY INC. SECURITIES

The following summary of certain provisions of Nerdy Inc. securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws.

The Proposed Certificate of Incorporation will authorize the issuance of (i)                shares of Class A Common Stock, par value $0.0001 per share, of Nerdy Inc., (ii)                shares of Class F common stock, par value $0.0001 per share of Nerdy Inc., (iii)                shares of Class B common stock, par value $0.0001 per share of Nerdy Inc., in order to provide for our “Up-C” structure and (iv)                shares of preferred stock, par value $0.0001 per share.

We expect to have approximately 106,208,679 shares of Class A Common Stock and 71,975,999 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of TPG Pace’s outstanding public shares are redeemed in connection with the Business Combination, 84,511,904 shares of Class A Common Stock and 82,488,096 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming the illustrative redemption scenario, and 63,659,275 shares of Class A Common Stock and 103,340,725 shares of Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming the maximum redemption scenario. The shares of Class A Common Stock, Class B Common Stock and Class F Common Stock issuable pursuant to or in connection with the Business Combination Agreement will be duly authorized, validly issued, fully paid and non-assessable.

Class A Common Stock

Voting Rights. Except as provided by law or in a preferred stock designation, holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Nerdy Inc. Board out of funds legally available for dividend payments.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.

Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Generally. Shares of Class B common stock will not be transferrable except in connection with a permitted transfer of a corresponding number of OpCo Units. Accordingly, each holder of Class B Common Stock will have a number of votes in Nerdy Inc. equal to the aggregate number of OpCo Units that it holds.

Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the holders of Common Stock. Holders of shares of our Class A Common Stock, Class B Common Stock and Class F Common Stock (to the extent any shares of Class F Common Stock are outstanding) vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of Nerdy Inc.

Class F Common Stock

The shares of Class F Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the TPG Pace IPO and related to the Closing, the ratio at which shares of Class F Common Stock shall convert into shares of Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F Common Stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class F Common Stock will equal, in the aggregate, 20% of the sum of the total number of all shares of Common Stock outstanding as of the completion of the TPG Pace IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination. However, pursuant to the Waiver Agreement, our Sponsor and the other holders of our Class F Common Stock have agreed, among other things, to waive their right to any conversion adjustment with respect to any Excess Shares or shares issued pursuant to the Subscription Agreements in the PIPE Financing.

Preferred Stock

The Nerdy Inc. Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of Nerdy Inc., diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of Nerdy Inc., or delaying or preventing a change in control of Nerdy Inc.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders Agreement, the number of directors of the Nerdy Inc. Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Nerdy Inc. Board, but shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors.

Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Nerdy Inc. Board.

Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Nerdy Inc. Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Nerdy Inc., subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

For more information on the Stockholders Agreement, see the section entitled “Business Combination Proposal—Related Agreements—Stockholders Agreement.”

Quorum

The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Nerdy Inc. Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Nerdy Inc. by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Nerdy Inc., for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after Nerdy Inc.’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the Nerdy Inc. Board or of any committee thereof may be taken without a meeting, if all members of the Nerdy Inc. Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Nerdy Inc. Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of Nerdy Inc. to Nerdy Inc. or its stockholders, (iii) any action asserting a claim against Nerdy Inc. or any director or officer or other employee of Nerdy Inc. arising pursuant to any provision of the DGCL, the certificate of incorporation or bylaws, or (iv) any action asserting a claim against Nerdy Inc. or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless Nerdy Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the TPG Pace IPO and 30 days after the completion of the Business Combination, provided in each case that Nerdy Inc. has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means that only a whole redeemable warrant may be exercised at any given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon the separation of the redeemable warrants, no cash will be paid in lieu of fractional redeemable warrants and only whole redeemable warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole redeemable warrant. The redeemable warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the redeemable warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No redeemable warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the shares of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the redeemable warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any redeemable warrant. In the event that a registration statement is not effective for the exercised redeemable warrants, the purchaser of a unit containing such redeemable warrant will have paid the full purchase price for the unit solely for share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty (20) business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the redeemable warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redeemable warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of redeemable warrants who exercise their redeemable warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the redeemable warrants is not effective by the 60th day after the closing of the Business Combination, redeemable warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the redeemable warrants become exercisable, we may call the redeemable warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per redeemable warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder, provided that holders will be able to exercise their redeemable warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment as described under the heading “—Redeemable Warrants—Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we elect to require any holder wishing to exercise their warrants to do so on a cashless basis, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (subject to adjustment as described under the heading “Description of Securities—Redeemable Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

In addition, once the redeemable warrants become exercisable, we may call the redeemable warrants (and the private placement warrants) for redemption:

•	in whole and not in part;

•	at a price of $0.10 per redeemable warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per public share (subject to adjustment as described under the heading “—Anti-dilution Adjustments” below) on the trading day prior to the date on which we send the notice of redemption to the redeemable warrant holders; and

•

if the last reported sale price of our Class A Common Stock is less than $18.00 per share (subject to adjustment as described under the heading “Description of Securities—Redeemable Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding redeemable warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$	10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.

The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of redeemable warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for Class A Common Stock.

Any redeemable warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such redeemable warrants so redeemed (“fair market value” for such redeemable warrants held by our officers or directors being defined as the last sale price of the redeemable warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem such warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as such warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of such redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove such redeemable warrants and pay the redemption price to the redeemable warrant holders.

As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if we had not called the redeemable warrants for redemption, in which case the redeemable warrant holders would have been able to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the redeemable warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the redeemable warrants become exercisable for a security other than shares of Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the redeemable warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a share dividend payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (a) as described above, (b) certain cash dividends that, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Business Combination, then the redeemable warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the redeemable warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of Class A Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for the public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Nerdy Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Nerdy Inc. is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Nerdy Inc. was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Common Stock shares for at least six months but who are affiliates of Nerdy Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of New Nerdy Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Nerdy Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Nerdy Inc.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the TPG Pace Initial Shareholders will be able to sell their Class A Common Stock issuable upon conversion of their Nerdy Inc. Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

Nerdy Inc.’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Nerdy Inc.’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in Nerdy Inc.’s notice of such meeting (or any supplement or amendment thereto), (ii) by or at the direction of the Nerdy Inc. Board or any committee thereof, subject to the obligations of Nerdy Inc. set forth in any nomination agreements between the Nerdy Inc. and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms) or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in Nerdy Inc.’s Proposed Bylaws. To be timely for Nerdy Inc.’s annual meeting of stockholders, Nerdy Inc.’s secretary must receive the written notice at Nerdy Inc.’s principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for Nerdy Inc.’s 2021 annual meeting) or Nerdy Inc. holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Nerdy Inc. begins to print and send out its proxy materials for such 2022 annual meeting (and Nerdy Inc. will publicly disclose such date when it is known).

Stockholder Director Nominees

Nerdy Inc.’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by Nerdy Inc.’s Proposed Bylaws. In addition, the stockholder must give timely notice to Nerdy Inc.’s secretary in accordance with Nerdy Inc.’s Proposed Bylaws, which, in general, require that the notice be received by Nerdy Inc.’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the TPG Pace Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TPG Pace Tech Opportunities Corp., 301 Commerce St., Suite 3300 Fort Worth, TX 76102. Following the Business Combination, such communications should be sent in care of Nerdy Inc., 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Vinson & Elkins L.L.P. has passed upon the validity of the securities of Nerdy Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of TPG Pace Tech Opportunities Corp. as of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period from July 11, 2019 (inception) through December 31, 2019 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Live Learning Technologies LLC d/b/a Nerdy as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, TPG Pace and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of TPG Pace’s annual report to shareholders and TPG Pace’s proxy statement. Upon written or oral request, TPG Pace will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that TPG Pace delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that TPG Pace delivers single copies of such documents in the future. Shareholders may notify TPG Pace of their requests by calling or writing TPG Pace at its principal executive offices at 301 Commerce St., Suite 3300 Fort Worth, TX 76102 or (212) 405-8458.

ENFORCEABILITY OF CIVIL LIABILITY

TPG Pace is a Cayman Islands exempted company. If TPG Pace does not change its jurisdiction of registration from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon TPG Pace. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against TPG Pace in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, TPG Pace may be served with process in the United States with respect to actions against TPG Pace arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of TPG Pace’s securities by serving TPG Pace’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for TPG Pace’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

TPG Pace has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

TPG Pace files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TPG Pace at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, TPG Pace’s corporate website at https://www.tpg.com/pace-tech-opportunities. TPG Pace’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to TPG Pace has been supplied by TPG Pace, and all such information relating to Nerdy Inc. has been supplied by Nerdy Inc. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: pace.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                .

All information contained in this document relating to TPG Pace has been supplied by TPG Pace and all such information relating to Nerdy Inc. has been supplied by the Nerdy Inc. Shareholders. Information provided by TPG Pace or Nerdy Inc. does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Financial Statements of TPG Pace Tech Opportunities Corp
Condensed Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-2
Condensed Statements of Operations for the Three Months Ended March 31, 2021 and for the Three Months Ended March 31, 2020 (unaudited)	F-3
Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three Months Ended March 31, 2020 and for the Three Months Ended March 31, 2021 (unaudited)	F-4
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and for the Three Months Ended March 31, 2020 (unaudited)	F-5
Notes to Condensed Financial Statements (unaudited)	F-6

Audited Financial Statements of TPG Pace Tech Opportunities Corp
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheets as of December 31, 2020 (As Restated) and December 31, 2019	F-23
Statements of Operations for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-24
Statements of Shareholders’ Equity for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-25
Statements of Cash Flows for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-26
Notes to Financial Statements	F-27

Unaudited Financial Statements of Live Learning Technologies LLC d/b/a Nerdy
Condensed Consolidated Statement of Operations for the three months ended March 31, 2021 and March 31, 2020 (unaudited)	F-45
Condensed Consolidated Statement of Comprehensive Loss for the three months ended March 31, 2021 and March 31, 2020 (unaudited)	F-46
Condensed Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020 (unaudited)	F-47
Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2021 and March 31, 2020 (unaudited)	F-48
Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity for the three months ended March 31, 2021 and March 31, 2020 (unaudited)	F-49
Notes to Condensed Financial Statements (unaudited)	F-50

Audited Financial Statements of Live Learning Technologies LLC d/b/a Nerdy
Report of Independent Registered Public Accounting Firm	F-58
Consolidated Statements of Operations for Years Ended December 31, 2020, 2019 and 2018	F-59
Consolidated Statements of Comprehensive Loss for Years Ended December 31, 2020, 2019 and 2018	F-60
Consolidated Balance Sheets for December 31, 2020 and 2019	F-61
Consolidated Statements of Cash Flows for Years Ended December 31, 2020, 2019 and 2018	F-62
Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity for Years Ended December 31, 2020, 2019 and 2018	F-63
Notes to Consolidated Financial Statements	F-64

TPG Pace Tech Opportunities Corp.

Condensed Balance Sheets

(unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$1,708,663	$534,095
Prepaid expenses	239,054	277,890

Total current assets	1,947,717	811,985
Investments held in Trust Account	450,012,700	450,005,937

Total assets	$451,960,417	$450,817,922

Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accrued professional fees and other expenses	$4,161,911	$533,908
Note payable to Sponsor	2,000,000	—
Derivative liabilities	26,720,000	59,536,667

Total current liabilities	32,881,911	60,070,575
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	48,631,911	75,820,575
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 45,000,000 shares at a redemption value of $10.00 per share	450,012,700	450,005,937
Shareholders’ (deficit) equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 45,000,000 shares subject to possible redemption)	—	—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(46,685,319)	(75,009,715)

Total shareholders’ (deficit) equity	(46,684,194)	(75,008,590)

Total liabilities and shareholders’ (deficit) equity	$451,960,417	$450,817,922

The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Revenue	$—	$—
Professional fees and other expenses	4,492,271	—
Change in fair value of derivatives	(32,816,667)	—

Income from operations	28,324,396	—
Interest income	6,763	—

Net income attributable to ordinary shares	$28,331,159	$—

Net income per ordinary share:
Class A ordinary shares - basic and diluted	$0.50	$—
Class F ordinary shares - basic and diluted	$0.50	$—

Weighted average ordinary shares outstanding:
Class A ordinary shares - basic and diluted	45,000,000	—
Class F ordinary shares - basic and diluted	11,250,000	20,000,000

The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Statements of Changes in Shareholders’ Equity (Deficit)

(unaudited)

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	—	—

Balance at March 31, 2020	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	11,250,000	$1,125	$—	$(75,009,715)	$(75,008,590)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of March 31, 2021	—	—	—	—	—	—	—	(6,763)	(6,763)
Net income attributable to ordinary shares	—	—	—	—	—	—	—	28,331,159	28,331,159

Balance at March 31, 2021	—	$—	—	$—	11,250,000	$1,125	$—	$(46,685,319)	$(46,684,194)

The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020
Cash flows from operating activities:
Net income attributable to ordinary shares	$28,331,159	$—
Changes in operating assets and liabilities:
Prepaid expenses	38,836	—
Accrued professional fees and other expenses	3,628,003	—
Change in fair value of derivatives	(32,816,667)	—
Interest on investments held in Trust Account	(6,763)	—

Net cash used in operating activities	(825,432)	—

Cash flows from financing activities:
Proceeds of notes payable from Sponsor	2,000,000	—

Net cash provided by financing activities	2,000,000	—

Net change in cash	1,174,568	—
Cash at beginning of period	534,095	25,093

Cash at end of period	$1,708,663	$25,093

The accompanying notes are an integral part of these condensed financial statements.

TPG Pace Tech Opportunities Corp.

Notes to Condensed Financial Statements

(unaudited)

1. Organization and Business Operations

Organization and General

TPG Pace III Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 11, 2019. On July 27, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Tech Opportunities Corp. On October 6, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association in connection with its Proposed Offering (as defined below). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

All activity for the period from Inception to March 31, 2021 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares (“Public Shares”) and one-fifth of one warrant to purchase one Class A ordinary share (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and generates non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Proposed Business Combination

On January 28, 2021, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Nerdy Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Nerdy Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (“Blocker Holders”) entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Proposed Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein:

(a) Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of closing of the Proposed Business Combination (the “Closing”), prior to the Effective Time (as defined in the Business Combination Agreement), (i) the Company will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Nerdy Inc.”, and (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profits units to be automatically converted into Nerdy common units (subject to applicable vesting requirements).

(b) Nerdy Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) certain limited liability company units in Nerdy (“OpCo Units”), subject to applicable vesting requirements, and an equivalent number of shares of the Company’s class B common stock, par value $0.0001 per share (“Class B Common Stock”), or (y) certain shares of the Company’s class A common stock, par value $0.0001 per share (“Class A Common Stock” and, together with Class B Common Stock, “Common Stock”), and (C) (x) certain Nerdy warrants to purchase OpCo Units at an exercise price of $11.50 (the “OpCo Warrants”) or (y) certain Company warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 (“Pace Warrants”) and (ii) each holder of unit appreciation rights under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for either (1) corresponding stock appreciation rights in the Company or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Immediately following the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (such mergers in clauses (i) and (ii), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iv) immediately following the Reverse Blocker Mergers, each surviving Blocker will merge with and into the Company (one after another) (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with the Company surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Pace Warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, the Company will contribute all of its assets (other than the OpCo Units it then holds) to Nerdy in exchange for a number of additional OpCo Units and a number of OpCo Warrants, such that the Company will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo Warrants equal to the total number of Pace Warrants, in each case, issued and outstanding immediately after giving effect to the Proposed Business Combination. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in the Nerdy equity) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of available cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain OpCo Warrants or Pace Warrants, as applicable, plus (iv) the Nerdy Earnout (as defined below), if payable.

Following the Closing, the combined company will be organized in an “Up-C” structure, and the Company’s only direct assets will consist of OpCo Units and OpCo Warrants. Immediately following the Closing, the Company is expected to own approximately 60% of the OpCo Units and approximately 90% of the OpCo Warrants, and will control Nerdy as the managing member of Nerdy in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy to be entered into in connection with the Closing (the “OpCo LLC Agreement”). The amount of cash to be contributed by the Company to Nerdy at the Closing of the Proposed Business Combination is estimated to be approximately $265 million.

In addition to the consideration described above, the existing holders of Nerdy equity will be issued an aggregate of 4 million additional issued (i) shares Class A Common Stock or (ii) OpCo Units (and a corresponding number of Class B Common Stock), as applicable, in earn-out consideration that will be subject to forfeiture if the achievement of certain stock price thresholds are not met within five years of the Closing Date (the “Nerdy Earnout”).

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the Company obtaining the requisite approval of its shareholders and the holders of Nerdy membership interests, which the Company expects to seek at an extraordinary general meeting of the Company in the second quarter of 2021. The Business Combination Agreement may be terminated at any time prior to the closing of the Proposed Business Combination by mutual written consent of the Company and Nerdy and, among other things, if the Proposed Business Combination has not occurred prior to the date that is 180 days after the date of the Business Combination Agreement. As such, the closing of the Proposed Business Combination cannot be assured.

Concurrently with the execution of the Business Combination Agreement, the Company entered into the following agreements:

Transaction Support Agreements, pursuant to which the Nerdy equity holders agreed to, among other things, vote in favor of the Business Combination Agreement and the Proposed Business Combination and to be bound by certain other covenants and agreements related to the Proposed Business Combination;

A Stockholders Agreement, pursuant to which certain unit holders in Nerdy and our Sponsor were provided with certain governance and board nomination rights;

Subscription Agreements with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 15,000,000 newly issued shares of Class A Common Stock in connection with the closing of the Proposed Business Combination for aggregate gross proceeds of $150,000,000 (the “Pipe Financing”); and

A Waiver Agreement with each holder of Founder Shares, including the Sponsor, pursuant to which such holders agreed to waive their right to receive certain shares of Class A Common Stock in connection with a conversion adjustment applicable to the Pipe Financing and other issuances of securities in excess of 15,000,000 shares under the forward purchase agreements. Such holders also agreed (i) to forfeit (a) 2,000,000 shares, (b) certain shares of Class A Common Stock in connection with the consummation of issuances pursuant to the forward purchase agreements of any shares in excess of an aggregate 15,000,000 shares and (c) 2,444,444 warrants, and (ii) to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout.

Other than as specifically discussed herein, this quarterly report on Form 10-Q does not give effect to the Proposed Business Combination or the transactions contemplated thereby.

Financing

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective by the United States Securities and Exchange Commission on October 6, 2020. The Public Offering closed on October 9, 2020 (the “Close Date”). The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on October 6, 2020 (the “Private Placement”). The warrants are included in derivative liabilities at the balance sheet. At December 31, 2020, the Sponsor and each of the Company’s four independent directors (collectively, the “Initial Shareholders”) held 11,250,000 Class F ordinary shares (“Founder Shares”) for which the Initial Shareholders had paid $25,000.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 3) and $11,000,000 Private Placement (see Note 4). At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited into an interest bearing U.S. based Trust Account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Trust Account

On October 14, 2020, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the Close Date and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the Close Date to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s four independent directors and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. However, if the Initial Shareholders acquire Public Shares after the Close Date, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares were recorded at their redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at March 31, 2021 and December 31, 2020, and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of March 31, 2021 or December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Derivative Liabilities

The Company evaluated the Warrants (as defined below in Note 5) and Private Placement Warrants (as defined below in Note 5) (collectively, “Warrant Securities”), and the Forward Purchase Agreements and Additional Forward Purchase Agreements (as defined below in Note 5, and collectively, “FPAs”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that the Warrant Securities and FPAs could not be accounted for as components of equity. As the Warrant Securities and FPAs meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Key ranges of inputs for the valuation models used to calculate the fair value of the Warrant Securities and FPAs were as follows:

	December 31, 2020	March 31, 2021
Implied volatility	22%	19%
Risk-free interest rate	0.10% - 0.43%	1.04%
Instrument exercise price for one Class A ordinary share	$11.50	$11.50
Expected term	5.5 years	5.5 years

Redeemable Ordinary Shares

All of the 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,094,456 allocated to the issuance and sale of Class A ordinary shares in connection with the Public Offering. These costs, together with the portions of the underwriter discount and Deferred Discount (as defined below) allocated to the issuance and sale of Class A ordinary shares included in the Units, totaling $25,091,705, were charged to temporary equity upon completion of the Public Offering. Offering costs of $752,751 attributed to the issuance and sale of the warrants included in the Units were expensed at the Close Date.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of March 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the latest modification date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At March 31, 2021, the Company had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At March 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the three months ended March 31, 2021 and 2020, respectively.

As of March 31, 2021, the Company has two classes of ordinary shares, Class A ordinary shares and Class F ordinary shares. As of March 31, 2020, the Company only had Class F ordinary shares. For the three months ended March 31, 2021, earnings and losses are shared pro rata between the two classes of ordinary shares as follows,

	For the Three Months Ended March 31, 2021
	Class A	Class F
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$22,664,927	$5,666,232
Denominator:
Weighted average ordinary shares outstanding:	45,000,000	11,250,000
Basic and diluted net income per ordinary share	$0.50	$0.50

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-fifth of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at March 31, 2021.

4. Related Party Transactions

Founder Shares

On August 12, 2019, the Sponsor purchased 20,000,000 of the Company’s Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued.

On October 2, 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On October 2, 2020, the Sponsor forfeited 7,062,500 Founder Shares for no consideration. On November 20, 2020, the Sponsor forfeited 1,687,500 Founder Shares on the expiration of the underwriters’ over-allotment option. At each of March 31, 2021 and December 31, 2020, the Initial Shareholders held 11,250,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units being sold in the Proposed Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination;

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the Initial Shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to the Founder Shares and in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares on the first business day following the completion of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”). See Note 9 – Subsequent Events.

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Forward Purchase Agreements

Prior to the Close Date, an affiliate of the Company (the “TPG Forward Purchaser”) entered into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser agreed to purchase an aggregate of 5,000,000 Class A ordinary shares at a price of $10.00 per Class A ordinary share (the “Forward Purchase Shares”), plus an aggregate of 1,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate purchase price of $50,000,000. The purchase of the 5,000,000 Forward Purchase Shares and 1,000,000 Forward Purchase Warrants will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Company’s Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward Purchaser. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Securities, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee, or up to an aggregate of 500,000 additional Class A ordinary shares, for no additional cash consideration, potentially lowering the effective purchase price per Class A ordinary share. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee, or up to an aggregate of 500,000 Founder Shares, at the time of the forward purchase.

The Company also entered into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional

Forward Purchasers will purchase up to an aggregate of 11,000,000 Class A ordinary shares (the “Additional Forward Purchase Shares”), plus up to an aggregate of 2,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Additional Forward Purchase Warrants” and, together with the Additional Forward Purchase Shares, the “Additional Forward Purchase Securities”), for an aggregate purchase price of approximately $100,000,000. Any purchases of the up to 11,000,000 Additional Forward Purchase Shares and up to 1,000,000 Additional Forward Purchase Warrants will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor. The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into the Company’s operating account. In connection with the Additional Forward Purchase Agreements, the Sponsor shall forfeit 1,000,000 Founder Shares at the time of the forward purchase.

The terms of the Forward Purchase Securities and Additional Forward Purchase Securities, respectively, are generally identical to the terms of the Class A ordinary shares and the Redeemable Warrants included in the Units sold in the Public Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from our trust account. In addition, as long as the Forward Purchase Securities and the Additional Forward Purchase Securities are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the Initial Shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

On September 15, 2020, the Company’s Sponsor loaned the Company $300,000 under an unsecured non-interest bearing promissory note. The funds were used to pay up front expenses associated with the Proposed Offering. The note was repaid on October 9, 2020.

On March 29, 2021, the Sponsor received a promissory note from the Company for borrowings of up to $7,000,000. The promissory note does not bear interest, and any borrowings made are due on the earlier of March 29, 2022 or the consummation of a Business Combination, except in the event of a default, as defined in the promissory note agreement, at which point any outstanding borrowings become due immediately. On March 29, 2021, the Company borrowed $2,000,000 under the promissory note.

Independent Financial Advisory Services

In connection with the Public Offering, TPG Capital BD, LLC, an affiliate of the Company, acted as the Company’s independent financial advisor as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with the Public Offering, for which it received a fee of $832,500, which was paid on the Close Date. TPG Capital BD, LLC was engaged to represent the Company’s interests only and is independent of the underwriters. TPG Capital BD, LLC did not act as an underwriter in the Public Offering and did not sell or offer to sell any securities in the Public Offering, nor did it identify or solicit potential investors in the Public Offering.

Administrative Services Agreement

On October 9, 2020, the Company entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of the Sponsor upon completion of the Proposed Offering, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.

In addition to the transactions described above, the Company and the Sponsor, among others, entered into certain agreements in connection with the signing of the Business Combination Agreement pursuant to which, among other things, the Sponsor and the Company’s directors and officers have certain interests. For more information, please see Note 1 – Proposed Business Combination.

5. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On October 14, 2020, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the three months ended March 31, 2021, the Permitted Investments generated interest income of $6,763 all of which was reinvested in Permitted Investments.

At March 31, 2021, the balance of funds held in the Trust Account was $450,012,700.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At each of March 31, 2021 and December 31, 2020, there were 45,000,000 Class A ordinary shares issued and outstanding. Of the 45,000,000 Class A ordinary shares outstanding at March 31, 2021 and December 31, 2020, 45,000,000 shares were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At each of March 31, 2021 and December 31, 2020, there were 11,250,000 Class F ordinary shares (Founder Shares) issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At March 31, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

8. Fair Value Measurements

The following table presents information about the Company’s derivative liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$12,150,000	$—	$—	$12,150,000
Private Placement Warrants	—	9,900,000	—	9,900,000
Forward purchase agreements (FPAs)	—	—	4,670,000	4,670,000

Total	$12,150,000	$9,900,000	$4,670,000	$26,720,000

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$19,350,000	$—	$—	$19,350,000
Private Placement Warrants	—	15,766,667	—	15,766,667
Forward purchase agreements (FPAs)	—	—	24,420,000	24,420,000

Total	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The following table presents the changes in the fair value of the Company’s derivative liabilities that are measured at fair value for the three months ended March 31, 2021. The Company did not hold any derivative liabilities measured at fair value as of or for the three months ended March 31, 2020.

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at December 31, 2020	$19,350,000	$15,766,667	$24,420,000	$59,536,667
Change in fair value	(7,200,000)	(5,866,667)	(19,750,000)	(32,816,667)

Fair value at March 31, 2021	$12,150,000	$9,900,000	$4,670,000	$26,720,000

The valuation methodology used in the determination of the fair value of financial instruments for which Level 3 inputs were used at March 31, 2021 and December 31, 2020 was a market approach.

The following tables summarize the changes in the fair value of financial instruments for which the Company has used Level 3 inputs to determine fair value for the three months ended March 31, 2021. The Company did not hold any Level 3 financial instruments as of or for the three months ended March 31, 2020.

	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at December 31, 2020	$24,420,000	$24,420,000
Change in fair value	(19,750,000)	(19,750,000)

Fair value at March 31, 2021	$4,670,000	$4,670,000

9. Subsequent Events

On May 12, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through August 31, 2022, and further to defer any required repayment of existing loans, or any loans made through August 31, 2022, until after August 31, 2022.

Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other subsequent events which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TPG Pace Tech Opportunities Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TPG Pace Tech Opportunities Corp. (the Company) as of December 31, 2020 and 2019, the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2020 and for the period from July 11, 2019 (inception) to December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from July 11, 2019 (inception) to December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Correction of Misstatements

As discussed in Note 3 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Fort Worth, Texas

February 16, 2021, except for Note 10 and the effects of the restatement disclosed in Note 3, as to which the date is May 14, 2021

TPG Pace Tech Opportunities Corp.

Balance Sheets

	December 31, 2020	December 31, 2019
	(As Restated)
Assets
Current assets:
Cash	$534,095	$25,093
Prepaid expenses	277,890	—

Total current assets	811,985	25,093
Investments held in Trust Account	450,005,937	—

Total assets	$450,817,922	$25,093

Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accrued professional fees and other expenses	$533,908	$8,587
Derivative liabilities	59,536,667	—

Total current liabilities	60,070,575	8,587
Deferred underwriting compensation	15,750,000	—

Total liabilities	75,820,575	8,587
Commitments and contingencies
Class A ordinary shares subject to possible redemption: 45,000,000 and 0 shares at December 31, 2020 and 2019, respectively, at a redemption value of $10.00 per share	450,005,937	—
Shareholders’ (deficit) equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 45,000,000 shares subject to possible redemption) at December 31, 2020, 0 shares issued and outstanding at December 31, 2019	—	—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 and 20,000,000 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,125	2,000
Additional paid-in capital	—	23,000
Accumulated deficit	(75,009,715)	(8,494)

Total shareholders’ (deficit) equity	(75,008,590)	16,506
Total liabilities and shareholders’ (deficit) equity	$450,817,922	$25,093

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Operations

	For the Year Ended December 31, 2020	For the Period from July 11, 2019 (Inception) to December 31, 2019
	(As Restated)
Revenue	$—	$—
Professional fees, offering costs and other expenses	1,396,054	8,587
Change in fair value of derivatives	31,926,667	—

Loss from operations	(33,322,721)	(8,587)

Interest income	5,937	93

Net loss attributable to ordinary shares	$(33,316,784)	$(8,494)

Net loss per ordinary share:
Class A ordinary shares - basic and diluted	$(2.58)	$—

Class F ordinary shares - basic and diluted	$(0.37)	$(0.00)

Weighted average ordinary shares outstanding:
Class A ordinary shares - basic and diluted	10,327,869	—

Class F ordinary shares - basic and diluted	18,050,376	16,321,839

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 11, 2019 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on August 12, 2019 at $0.001 per share	—	—	—	—	20,000,000	2,000	23,000	—	25,000
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(8,494)	(8,494)

Balance at December 31, 2019	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506

Class F ordinary shares forfeited by Sponsor on October 2, 2020 (As Restated)	—	—	—	—	(7,062,500)	(706)	—	—	(706)
Class F ordinary shares forfeited by Sponsor on November 20, 2020 (As Restated)	—	—	—	—	(1,687,500)	(169)	—	—	(169)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of December 31, 2020 (As Restated)	—	—	—	—	—	—	(23,000)	(41,684,437)	(41,707,437)
Net loss attributable to ordinary shares (As Restated)	—	—	—	—	—	—	—	(33,316,784)	(33,316,784)

Balance at December 31, 2020 (As Restated)	—	$—	—	$—	11,250,000	$1,125	$—	$(75,009,715)	$(75,008,590)

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Cash Flows

	For the Year Ended December 31, 2020	For the Period from July 11, 2019 (Inception) to December 31, 2019
	(As Restated)
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(33,316,784)	$(8,494)
Changes in operating assets and liabilities:
Prepaid expenses	(277,890)	—
Accrued professional fees and other expenses	1,193,073	8,587
Change in fair value of derivatives	31,926,667	—
Interest on investments held in Trust Account	(5,937)	—

Net cash (used in) provided by operating activities	(480,871)	93
Cash flows from investing activities:
Proceeds deposited into Trust Account	(450,000,000)	—

Net cash used in investing activities	(450,000,000)	—
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	450,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	11,000,000	—
Proceeds of notes payable from Sponsor	300,000	—
Payment of underwriters discounts	(9,000,000)	—
Payment of accrued offering costs	(1,010,127)	—
Repayment of notes payable from Sponsor	(300,000)	—

Net cash provided by financing activities	450,989,873	25,000
Net change in cash	509,002	25,093
Cash at beginning of period	25,093	—

Cash at end of period	$534,095	$25,093

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000	$—
Accrued offering costs	84,999	—

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

TPG Pace III Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 11, 2019. On July 27, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Tech Opportunities Corp. On October 6, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association in connection with its Proposed Offering (as defined below). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

On January 28, 2021, the Company entered into the Business Combination Agreement (as defined below in Note 10) with a Business Combination target. Please see Note 10 – Subsequent Events.

All activity for the period from Inception to December 31, 2020 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares (“Public Shares”) and one-fifth of one warrant to purchase one Class A ordinary share (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective by the United States Securities and Exchange Commission on October 6, 2020. The Public Offering closed on October 9, 2020 (the “Close Date”). The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on October 6, 2020 (the “Private Placement”). The warrants are included in derivative liabilities at the balance sheet. At December 31, 2020, the Sponsor and each of the Company’s four independent directors (collectively, the “Initial Shareholders”) held 11,250,000 Class F ordinary shares (“Founder Shares”) for which the Initial Shareholders had paid $25,000.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 4) and $11,000,000 Private Placement (see Note 5). At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited into an interest bearing U.S. based Trust Account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Trust Account

On October 14, 2020, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the Close Date and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Initial Shareholders and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the closing of the Proposed Offering. However, if the Initial Shareholders acquire Public Shares after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares will be recorded at their redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2020 and 2019, and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet owing to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Derivative Liabilities

The Company evaluated the Warrants (as defined below in Note 4) and Private Placement Warrants (as defined below in Note 5) (collectively, “Warrant Securities”), and the Forward Purchase Agreements and Additional Forward Purchase Agreements (as defined below in Note 5, and collectively, “FPAs”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that the Warrant Securities and FPAs could not be accounted for as components of equity. As the Warrant Securities and FPAs meet the definition of a derivative in accordance with ASC 815, the Warrant Securities and FPAs are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change. See Note 3.

Key ranges of inputs for the valuation models used to calculate the fair value of the Warrant Securities and FPAs were as follows,

	Inception (October 2020)	December 31, 2020
Implied volatility	20% - 25%	22%
Risk-free interest rate	0.13% - 0.40%	0.10% - 0.43%
Instrument exercise price for one Class A ordinary share	$ 11.50	$ 11.50
Expected term	5.5 years	5.5 years

Redeemable Ordinary Shares

All of the 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company had previously classified 2,046,599 shares in permanent equity given its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A ordinary as redeemable as the threshold in its charter does not change the nature of the underlying shares as redeemable. See Note 3.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,094,456 allocated to the issuance and sale of Class A ordinary shares in connection with the Public Offering. These costs, together with the portions of the underwriter discount and Deferred Discount (as defined below) allocated to the issuance and sale of Class A ordinary shares included in the Units, totaling $25,091,705, were charged to temporary equity upon completion of the Public Offering. Offering costs of $752,751 attributed to the issuance and sale of the warrants included in the Units were expensed at the Close Date.

Stock-Based Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

Compensation expense related to the Founders Shares (as defined below in Note 6) is recognized only when the performance condition is probable of occurrence. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the latest modification date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At December 31, 2020, the Company had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At December 31, 2020 and 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company has two classes of ordinary shares, Class A ordinary shares and Class F ordinary shares. As of December 31, 2019, the Company only had Class F ordinary shares. For the year ended December 31, 2020, earnings and losses are shared pro rata between the two classes of ordinary shares as follows,

	For the Year Ended December 31, 2020 (As Restated)
	Class A	Class F
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(26,653,427)	$(6,663,357)
Denominator:
Weighted average ordinary shares outstanding:	10,327,869	18,050,376
Basic and diluted net loss per ordinary share	$(2.58)	$(0.37)

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Restatement of Previously Issued Financial Statements

The Company previously accounted for its Warrant Securities and FPAs as components of equity rather than as derivative liabilities. In light of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC issued on dated April 12, 2021 (the “SEC Staff Statement”), the Company’s management further evaluated the Warrant Securities under Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”),

which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary shares.

Based on management’s evaluation, the Audit Committee, in consultation with management, concluded that the Company’s Warrant Securities and forward purchase agreements are not indexed to the Company’s Class A ordinary shares in the manner contemplated by ASC Section 815-40. As a result, the Company is reclassifying the Warrant Securities and forward purchase agreements as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognizing changes in the estimated fair value of the derivative instruments in the Company’s operating results.

In the process of evaluating its financial statements the Company also restated its December 31, 2020 financial statements to classify all Class A ordinary shares in temporary equity. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified 2,046,599 shares in permanent equity at December 31, 2020. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its December 31, 2020 financial statements to classify all Class A ordinary shares as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

The Company also determined its Class A ordinary shares and Class F ordinary shares represented two distinct classes of ordinary shares and restated its reported earnings per share for the year ended December 31, 2020 to reflect the presentation of earnings per share for each class of its ordinary shares.

The Company’s accounting for the Warrant Securities and FPAs as derivative liabilities instead of components of equity, the reclassification of amounts from permanent equity to temporary equity and separate earnings per share reporting for each class of its ordinary shares result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

The following table summarizes the effect of the restatement on each financial statement line items as of December 31, 2020, or for the year ended December 31, 2020, as indicated:

	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet:
Derivative liabilities	$—	$59,536,667	$59,536,667
Total current liabilities	533,908	59,536,667	60,070,575
Total liabilities	16,283,908	59,536,667	75,820,575
Redeemable Equity	429,534,010	20,471,927	450,005,937
Class A ordinary shares	205	(205)	—
Additional paid-in capital	5,644,534	(5,644,534)	—
Accumulated deficit	(645,860)	(74,363,855)	(75,009,715)
Total shareholders’ (deficit) equity	5,000,004	(80,008,594)	(75,008,590)

	For the Year Ended December 31, 2020
	As Previously Reported	Adjustments	As Restated
Statement of Operations:
Professional fees, offering costs and other expenses	$643,303	$752,751	$1,396,054
Change in fair value of derivatives	—	31,926,667	31,926,667
Loss from operations	(643,303)	(32,679,418)	(33,322,721)
Net loss attributable to ordinary shares	(637,366)	(32,679,418)	(33,316,784)
Basic and diluted net loss per Class A ordinary share	—	(2.58)	(2.58)
Basic and diluted net loss per Class F ordinary share	—	(0.37)	(0.37)
Statement of Cash Flows:
Net loss attributable to ordinary shares	$(637,366)	$(32,679,418)	$(33,316,784)
Change in accrued professional fees and other expenses	440,322	752,751	1,193,073
Change in fair value of derivatives	—	31,926,667	31,926,667

4. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-fifth of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount.

5. Related Party Transactions

Founder Shares

On August 12, 2019, the Sponsor purchased 20,000,000 of the Company’s Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued.

On October 2, 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On October 2, 2020, the Sponsor forfeited 7,062,500 Founder Shares for no consideration. On November 20, 2020, the Sponsor forfeited 1,687,500 Founder Shares on the expiration of the underwriters’ over-allotment option. At December 31, 2020 and December 31, 2019, the Initial Shareholders held 11,250,000 and 20,000,000 Founder Shares, respectively.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the Initial Shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Shareholders agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Forward Purchase Agreements

Prior to the Close Date, an affiliate of the Company (the “TPG Forward Purchaser”) entered into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser agreed to purchase an aggregate of 5,000,000 Class A ordinary shares at a price of $10.00 per Class A ordinary share (the “Forward Purchase Shares”), plus an aggregate of 1,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate purchase price of $50,000,000. The purchase of the 5,000,000 Forward Purchase Shares and 1,000,000 Forward Purchase Warrants will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Company’s Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward Purchaser. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Securities, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee, or up to an aggregate of 500,000 additional Class A ordinary shares, for no additional cash consideration, potentially lowering the effective purchase price of the forward purchase shares. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee, or up to an aggregate of 500,000 Founder Shares, at the time of the forward purchase.

The Company also entered into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional Forward Purchasers will purchase up to an aggregate of 11,000,000 Class A ordinary shares (the “Additional Forward Purchase Shares”), plus up to an aggregate of 2,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Additional Forward Purchase Warrants” and, together with the Additional Forward Purchase Shares, the “Additional Forward Purchase Securities”), for an aggregate purchase price of approximately $100,000,000. Any purchases of the up to 11,000,000 Additional Forward Purchase Shares and up to 1,000,000 Additional Forward Purchase Warrants will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor. The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into the Company’s operating account. In connection with the Additional Forward Purchase Agreements, the Sponsor shall forfeit 1,000,000 Founder Shares at the time of the forward purchase.

The terms of the Forward Purchase Securities and Additional Forward Purchase Securities, respectively, are generally identical to the terms of the Class A ordinary shares and the Redeemable Warrants included in the Units sold in the Public Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from our trust account. In addition, as long as the Forward Purchase Securities and the Additional Forward Purchase Securities are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the Initial Shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

On September 15, 2020, the Company’s Sponsor loaned the Company $300,000 under an unsecured non-interest bearing promissory note. The funds were used to pay up front expenses associated with the Proposed Offering. The note was repaid on October 9, 2020.

Independent Financial Advisory Services

In connection with the Public Offering, TPG Capital BD, LLC, an affiliate of the Company, acted as the Company’s independent financial advisor as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with the Public Offering, for which it received a fee of $832,500, which was paid on the Close Date. TPG Capital BD, LLC was engaged to represent the Company’s interests only and is independent of the underwriters. TPG Capital BD, LLC did not act as an underwriter in the Public Offering and did not sell or offer to sell any securities in the Public Offering, nor did it identify or solicit potential investors in the Public Offering.

Administrative Services Agreement

On October 9, 2020, the Company entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of the Sponsor upon completion of the Proposed Offering, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.

In addition to the transactions described above, the Company and the Sponsor, among others, entered into certain agreements in connection with the signing of the Business Combination Agreement (as defined below in Note 8), pursuant to which, among other things, the Sponsor and the Company’s directors and officers have certain interests. For more information, please see Note 8 – Subsequent Events.

6. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On October 14, 2020, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the year ended December 31, 2020, the Permitted Investments generated interest income of $5,937 all of which was reinvested in Permitted Investments.

At December 31, 2020, the balance of funds held in the Trust Account was $450,005,937.

7. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

8. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At December 31, 2020 and December 31, 2019, there were 45,000,000 and 0 Class A ordinary shares issued and outstanding, respectively. Of the 45,000,000 Class A ordinary shares outstanding at December 31, 2020, 45,000,000 shares were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At December 31, 2020 and December 31, 2019, there were 11,250,000 and 20,000,000 Class F ordinary shares (Founder Shares) issued and outstanding, respectively.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

9. Fair Value Measurements

The following table presents information about the Company’s derivative liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$19,350,000	$—	$—	$19,350,000
Private Placement Warrants	—	15,766,667	—	15,766,667
Forward purchase agreements (FPAs)	—	—	24,420,000	24,420,000

Total	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The following table presents the changes in the fair value of the Company’s derivative liabilities that are measured at fair value for the year ended December 31, 2020.

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value when issued (October 2020)	$13,500,000	$11,000,000	$3,110,000	$27,610,000
Change in fair value	5,850,000	4,766,667	21,310,000	31,926,667

Fair value at December 31, 2020	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The valuation methodologies used in the determination of the fair value of financial instruments for which Level 3 inputs were used at December 31, 2020 included a market approach.

The following tables summarize the changes in the fair value of financial instruments for which the Company has used Level 3 inputs to determine fair value (in thousands):

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value when issued (October 2020)	$13,500,000	$11,000,000	$3,110,000	$27,610,000
Change in fair value	—	—	21,310,000	21,310,000
Transfers	(13,500,000)	(11,000,000)	—	(24,500,000)

Total	$—	$—	$24,420,000	$24,420,000

Transfers between Level 3 and Level 1 and Level 3 and Level 2 during the year ended December 31, 2020 occurred due to a change in observable inputs for the related derivatives. There were no transfers between Level 2 and Level 1 during the year ended December 31, 2020.

Total realized and unrealized gains and losses recorded for Level 3 investments are reported in change in fair value of derivatives on the Statement of Operations.

10. Subsequent Events

On January 28, 2021, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Nerdy Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Nerdy Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (“Blocker Holders”) entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Proposed Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein:

(a) Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of closing of the Proposed Business Combination (the “Closing”), prior to the Effective Time (as defined in the Business Combination Agreement), (i) the Company will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Nerdy Inc.”, and (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profits units to be automatically converted into Nerdy common units (subject to applicable vesting requirements).

(b) Nerdy Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) certain limited liability company units in Nerdy (“OpCo Units”), subject to applicable vesting requirements, and an equivalent number of shares of the Company’s class B common stock, par value $0.0001 per share (“Class B Common Stock”), or (y) certain shares of the Company’s class A common stock, par value $0.0001 per share (“Class A Common Stock” and, together with Class B Common Stock, “Common Stock”)), and (C) (x) certain Nerdy warrants to purchase OpCo Units at an exercise price of $11.50 (the “OpCo Warrants”) or (y) certain Company warrants to purchase shares of

Class A Common Stock at an exercise price of $11.50 (“Pace Warrants”) and (ii) each holder of unit appreciation rights under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for either (1) corresponding stock appreciation rights in the Company or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Immediately following the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (such mergers in clauses (i) and (ii), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iv) immediately following the Reverse Blocker Mergers, each surviving Blocker will merge with and into the Company (one after another) (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with the Company surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Pace Warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, the Company will contribute all of its assets (other than the OpCo Units it then holds) to Nerdy in exchange for a number of additional OpCo Units and a number of OpCo Warrants, such that the Company will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo Warrants equal to the total number of Pace Warrants, in each case, issued and outstanding immediately after giving effect to the Proposed Business Combination. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in the Nerdy equity) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of available cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain OpCo Warrants or Pace Warrants, as applicable, plus (iv) the Nerdy Earnout (as defined below), if payable.

Following the Closing, the combined company will be organized in an “Up-C” structure, and the Company’s only direct assets will consist of OpCo Units and OpCo Warrants. Immediately following the Closing, the Company is expected to own approximately 60% of the OpCo Units and approximately 90% of the OpCo Warrants, and will control Nerdy as the managing member of Nerdy in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy to be entered into in connection with the Closing (the “OpCo LLC Agreement”). The amount of cash to be contributed by the Company to Nerdy at the Closing of the Proposed Business Combination is estimated to be approximately $265 million.

In addition to the consideration described above, the existing holders of Nerdy equity will be issued an aggregate of 4 million additional issued (i) shares Class A Common Stock or (ii) OpCo Units (and a corresponding number of Class B Common Stock), as applicable, in earn-out consideration that will be subject to forfeiture if the achievement of certain stock price thresholds are not met within five years of the Closing Date (the “Nerdy Earnout”).

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the Company obtaining the requisite approval of its shareholders and the holders of Nerdy membership interests, which the Company expects to seek at an extraordinary general meeting of the Company in the second quarter of 2021. The Business Combination Agreement may be terminated at any time prior to the closing of the Proposed Business Combination by mutual written consent of the Company and Nerdy and, among other things, if the Proposed Business Combination has not occurred prior to the date that is 180 days after the date of the Business Combination Agreement. As such, the closing of the Proposed Business Combination cannot be assured.

Concurrently with the execution of the Business Combination Agreement, the Company entered into the following agreements:

•

Transaction Support Agreements, pursuant to which the Nerdy equity holders agreed to, among other things, vote in favor of the Business Combination Agreement and the Proposed Business Combination and to be bound by certain other covenants and agreements related to the Proposed Business Combination;

•	A Stockholders Agreement, pursuant to which certain unit holders in Nerdy and our Sponsor were provided with certain governance and board nomination rights;

•

Subscription Agreements with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 15,000,000 newly issued shares of Class A Common Stock in connection with the closing of the Proposed Business Combination for aggregate gross proceeds of $150,000,000 (the “Pipe Financing”); and

A Waiver Agreement with each holder of Founder Shares, including the Sponsor, pursuant to which such holders agreed to waive their right to receive certain shares of Class A Common Stock in connection with a conversion adjustment applicable to the Pipe Financing and other issuances of securities in excess of 15,000,000 shares under the forward purchase agreements. Such holders also agreed (i) to forfeit (a) 2,000,000 shares, (b) certain shares of Class A Common Stock in connection with the consummation of issuances pursuant to the forward purchase agreements of any shares in excess of an aggregate 15,000,000 shares and (c) 2,444,444 warrants, and (ii) to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout.

Other than as specifically discussed herein, this annual report on Form 10-K does not give effect to the Proposed Business Combination or the transactions contemplated thereby.

On February 3, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through April 1, 2022, and further to defer any required repayment of existing loans, or any loans made during the year ended December 31, 2021 or the quarter ended March 31, 2022, until after April 1, 2022.

On March 29, 2021, the Sponsor received a promissory note from the Company for borrowings of up to $7,000,000. The promissory note does not bear interest, and any borrowings made are due on the earlier of March 29, 2022 or the consummation of a Business Combination, except in the event of a default, as defined in the promissory note agreement, at which point any outstanding borrowings become due immediately. On March 29, 2021, the Company borrowed $2,000,000 under the promissory note.

On May 12, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through August 31, 2022, and further to defer any required repayment of existing loans, or any loans made through August 31, 2022, until after August 31, 2022.

Other than the foregoing, management has performed an evaluation of subsequent events through the date the financial statements were issued, noting no items which require adjustment or disclosure.

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Financial Statements (Unaudited)

As of March 31, 2021 and December 31, 2020, and for the three months ended March 31, 2021 and 2020

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Operations

(amounts in thousands, except per unit data)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$34,565	$22,995
Cost of revenue	11,192	8,459

Gross Profit	23,373	14,536
Sales and marketing expenses	14,582	10,205
General and administrative expenses	13,245	11,173

Operating loss	(4,454)	(6,842)
Interest expense	1,244	1,122
Other expense, net	28	34

Net loss	$(5,726)	$(7,998)

Net loss per common unit, basic and diluted	$(0.07)	$(0.10)
Weighted average common units outstanding, basic and diluted	85,565	85,565

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Comprehensive Loss

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Net loss	$(5,726)	$(7,998)
Other comprehensive income (loss)
Foreign currency translation	34	(267)

Total comprehensive loss	$(5,692)	$(8,265)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Balance Sheets

(amounts in thousands, except unit data)

(unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$25,565	$29,265
Accounts receivable, net	1,260	475
Other current assets	2,043	1,821

Total current assets	28,868	31,561
Fixed assets, net	9,953	10,297
Goodwill	5,717	5,717
Intangible assets, net	8,293	8,534
Deferred issuance costs	1,788	—
Other assets	1,184	1,165

Total assets	$55,803	$57,274

Liabilities, Redeemable Preferred Units & Members’ Equity
Current liabilities
Accounts payable	$4,324	$4,446
Deferred revenue	18,640	17,270
Current portion of long-term debt	7,936	6,535
Other current liabilities	8,444	6,090

Total current liabilities	39,344	34,341
Other liabilities	1,504	1,554
Long-term debt, net	39,810	41,044

Total liabilities	80,658	76,939
Redeemable preferred units:
Class B Redeemable Preferred Units, no par value - 40,499,299 units authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	259,638	259,638
Class C Redeemable Preferred Units, no par value - 18,586,623 units authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	119,158	119,158
Members’ Equity:
Class A Preferred Units, no par value - 7,906,980 units authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3,309	3,309
Class A-1 Preferred Units, no par value - 7,822,681 units authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3,398	3,398
Common units, $0.000001 par value - 85,564,605 units authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	86	86
Additional paid-in capital	7,335	6,833
Accumulated deficit	(418,109)	(412,383)
Accumulated other comprehensive income	330	296

Total redeemable preferred units and members’ equity	(24,855)	(19,665)

Total liabilities, redeemable preferred units and members’ equity	$55,803	$57,274

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(5,726)	$(7,998)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation & amortization	1,317	1,221
Amortization of intangibles	268	261
Stock-based compensation	502	396
Amortization of deferred debt charges	167	154
Changes in assets and liabilities
Accounts receivable	(785)	426
Other current assets	(222)	494
Other assets	(19)	(41)
Accounts payable	(482)	(858)
Other current liabilities	2,646	786
Other liabilities	(1,451)	—
Deferred revenue	1,370	434

Net Cash Used In Operating Activities	(2,415)	(4,725)

Cash Flows From Investing Activities
Capital expenditures	(848)	(701)

Net Cash Used In Investing Activities	(848)	(701)

Cash Flows From Financing Activities
Deferred issuance costs	(444)	—
Proceeds from loan and security agreement	—	4,000

Net Cash (Used In) Provided By Financing Activities	(444)	4,000

Effect of Exchange Rate Change on Cash	7	(67)
Net decrease in Cash, cash equivalents and restricted cash	(3,700)	(1,493)

Cash, cash equivalents and restricted cash at beginning of period	30,682	27,896

Cash, cash equivalents and restricted cash at end of period	$26,982	$26,403

Supplemental Cash Flow Information
Cash paid for interest	$1,056	$953

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity

(amounts in thousands, except unit data)

(unaudited)

	Three Months Ended March 31, 2021
	Reedemable Preferred Units				Class A		Class A-1		Common		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C
	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
December 31, 2020	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$6,833	$(412,383)	$296	$(19,665)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	502	—	—	502
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,726)	—	(5,726)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	34	34

March 31, 2021	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$7,335	$(418,109)	$330	$(24,855)

	Three Months Ended March 31, 2020
	Reedemable Preferred Units				Class A		Class A-1		Common		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C
	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
December 31, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,103	$(168,463)	$176	$3,148
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	396	—	—	396
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,998)	—	(7,998)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(267)	(267)

March 31, 2020	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,499	$(176,461)	$(91)	$(4,721)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.	Organization and Description of Business

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000 subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors UK.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with existing accounting principles generally accepted in the United States of America (“GAAP”), under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), and on a basis consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with such audited consolidated financial statements.

These unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair statement of the Company’s results of operations, comprehensive income, financial condition, cash flows, and redeemable preferred units and members’ equity for the interim periods presented. Interim results are not necessarily indicative of the results to be expected for the full year.

3.	Recently Issued Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements (other than the ones described below) that had or will have an impact on the results of operations, other comprehensive income, financial condition, cash flows, or redeemable preferred units and members’ equity based on current information.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, which provides entities with a new transition method where comparative periods presented in the financial statements in the period of adoption will not need to be restated. Under the new transition method, an entity initially applies the provisions of the standard at the adoption date, versus at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is required to adopt Topic 842 on January 1, 2022. Early application is permitted. The Company is in the process of assessing the impact of this ASU.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for the Company beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts, and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as a reduction in the amortized cost of the securities, and provides for additional disclosure requirements. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by this ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. This ASU is elective and effective for all entities as of March 12, 2020, the date this ASU was issued. An entity may elect to apply the amendments for contract modifications provided by this ASU as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. Once elected, this ASU must be applied prospectively for all eligible contract modifications. The Company is in the process of assessing the impact of this ASU as it relates to its debt relationships that reference LIBOR.

4.	Fair Value Measurement

The Company holds certain items that are required to be disclosed at fair value, primarily debt instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair values for debt are based on published forward interest rate curves for similar liabilities and are categorized as Level 2 measurements. As of March 31, 2021 and December 31, 2020, the fair values of the Company’s borrowings under its Loan and Security Agreement (“LSA”) and its promissory note approximate their carrying value.

The Company’s financial assets and liabilities also include cash and cash equivalents, restricted cash, receivables, and accounts payable for which the carrying value approximates fair value due to their short maturities (less than 12 months). Certain assets and liabilities, including long-lived assets and goodwill, are measured at fair value on a non-recurring basis.

5.	Cash, cash equivalents, and restricted cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the unaudited Condensed Consolidated Balance Sheets to the unaudited Condensed Consolidated Statements of Cash Flows (in thousands):

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$25,565	$29,265
Restricted cash included in Other current assets	270	270
Restricted cash included in Other assets	1,147	1,147

Total Cash Restricted Cash and Cash Equivalents shown in the Consolidated Statements of Cash Flows	$26,982	$30,682

Amounts included in restricted cash represent amounts required to be set aside by contractual agreement. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. Restricted cash amounts for contractual obligations with an expected duration of greater than one year are included within other assets.

6.	Revenues

The following table presents the Company’s revenues by service category (in thousands):

	Three Months Ended March 31,
	2021	2020
Online	$34,565	$17,318
In-person	—	5,677

Revenue	$34,565	$22,995

The following table presents our “Accounts receivable, net”, and “Deferred revenue” balances (in thousands):

	March 31, 2021	December 31, 2020
Accounts receivable, net	$1,260	$475
Deferred revenue	$18,640	$17,270

“Accounts receivable, net”, is shown net of reserves of less than $0.3 million as of March 31, 2021 and December 31, 2020. The Company has recognized and expects to recognize substantially all of the deferred revenue balance in the next twelve months.

7.	Fixed Assets, Net

Fixed assets, net, as of March 31, 2021 and December 31, 2020, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Fixed assets	$23,781	$22,838
Accumulated depreciation	(13,828)	(12,541)

Fixed assets, net	$9,953	$10,297

Amortization expense related to capitalized internal use software for the three months ended March 31, 2021 and 2020 totaled $1.1 and $1.0 million, respectively, and is included as a component of “Cost of revenue” in the accompanying unaudited Condensed Consolidated Statements of Operations.

Depreciation expense for all other fixed assets for the three months ended March 31, 2021 and 2020 totaled $0.2 million and $0.3 million, respectively, and is included as a component of “General and administrative expenses” in the accompanying unaudited Condensed Consolidated Statements of Operations.

The company added $1.0 million of fixed assets during the three months ended March 31, 2021, of which $0.1 million is included in accounts payable and is excluded from the unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021.

8.	Definite-Lived Intangible Assets, Net

Trade-names as of March 31, 2021 and December 31, 2020, consist of the following (in thousands):

	March 31, 2021
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,401)	$7,971
Foreign currency translation adjustment	328	(6)	322

Intangible Assets, Net	$10,700	$(2,407)	$8,293

	December 31, 2020
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,099)	$8,273
Foreign currency translation adjustment	295	(34)	261

Intangible Assets, Net	$10,667	$(2,133)	$8,534

9.	Other Current Liabilities

As of March 31, 2021 and December 31, 2020, other current liabilities consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued professional services	$1,905	$1,037
Accrued payroll	1,492	742
Accrued CARES Act FICA deferral	589	589
Accrued sublease liability	513	688
Other	3,945	3,034

Total	$8,444	$6,090

10.	Debt

The Company’s total indebtedness as of March 31, 2021, and December 31, 2020, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Loan and security agreement	$39,000	$39,000
Promissory note	8,293	8,293
Paid-in-kind interest	337	283
End of term charge	474	399
Less: Debt issuance costs, net	(358)	(396)

Total debt	$47,746	$47,579
Less: current maturities of long-term debt	7,936	6,535

Total long-term debt	$39,810	$41,044

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million were used to extinguish previously issued long-term debt and for general corporate purposes. The LSA bears interest equal to the greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% at both March 31, 2021 and December 31, 2020. Monthly payments on the LSA are interest only, with the principal, accrued PIK interest and the end of term charge due in full at maturity. Unused capacity under the LSA does not bear a commitment fee.

The LSA matures on August 1, 2023, subject to certain conditions, is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The Company incurred debt issuance costs of $0.6 million associated with the LSA. On March 19, 2020, the Company borrowed an additional $4.0 million from the LSA (the maximum borrowing capacity available at the time), increasing total borrowings from $35.0 million to $39.0 million. There was $11.0 million of available borrowing capacity under the LSA as of March 31, 2021.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note is scheduled to mature on April 16, 2022 and has a 1.00% interest rate. The promissory note is forgivable under certain conditions. The promissory note has not been forgiven.

11.	Deferred Issuance Costs

On January 28, 2021, the Company executed a definitive business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”). As a result of the proposed business combination, TPG Pace will be redomesticated to Delaware and renamed Nerdy Inc. The combined company will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the post-merger Nerdy equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in Nerdy Inc.

Nerdy Inc. will be a holding company, and immediately after the consummation of the business combination, its primary assets will consist of Nerdy units. Nerdy’s management will continue to manage the

Company and all of its related and affiliated entities (subject to Nerdy Inc.’s board of directors) and Nerdy Inc.’s executive officers will serve as the executive officers for all of its related and affiliated entities. The boards of directors of TPG Pace and the board of managers and the members of Nerdy have approved the proposed transaction. We expect the transaction to close in the second quarter of 2021.

The Company recorded $2.0 million of expenditures related to this transaction in “General and administrative expense” during the three months ended March 31, 2021. Additionally, the Company capitalized certain costs related to the preparation of the related transaction documents within noncurrent assets of $1.8 million, of which $1.3 million were accrued as of March 31, 2021. Capitalized costs consisted principally of professional fees incurred through the balance sheet date.

12.	Earnings per Unit

Basic earnings per unit is calculated as the sum of net loss less undeclared cumulative dividends on preferred stock divided by the average number of units of common units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of profit interest units using the “treasury stock” method to the extent they are dilutive. Unit appreciation rights would be considered a participating security in the event of settlement. The impact of potentially dilutive preferred units is calculated using the “if-converted” method.

The following table sets forth the computation of basic and diluted earnings per unit (in thousands, except per unit amounts):

	Three Months Ended March 31,
	2021	2020
Basic and diluted earnings per unit:
Net loss	$(5,726)	$(7,998)
Undeclared dividends on nonredeemable preferred units	(145)	(145)

	(5,871)	(8,143)
Weighted average common units outstanding:	85,564,605	85,564,605

Basic and diluted earnings per unit	$(0.07)	$(0.10)

The following table details the securities that have been excluded from the calculation of weighted-average units for diluted earnings per unit as they were anti-dilutive.

	Three Months Ended March 31,
	2021	2020
Anti-dilutive units:
Class A preferred units	7,906,980	7,906,980
Class A-1 preferred units	7,822,681	7,822,681
Class B preferred units	40,499,299	40,499,299
Class C preferred units	18,586,623	18,586,623
Profits interest units	30,732,995	28,452,751

13.	Related Parties

The Company’s Chief Executive Officer (“CEO”) is the majority owner of the outstanding common units. Members of the executive leadership team, although not including the CEO, have also been granted profits interest units (PIUs), and have received compensation (guaranteed wages) at contracted rates per written executive agreements. The CEO’s compensation is determined annually by the Company’s Compensation Committee (which also determines executive team bonuses, increases in base guaranteed wages, and equity awards, as applicable).

For the three months ended March 31, 2021 and 2020, $2.0 million and $0.7 million, respectively, of certain products and services were purchased from companies in which certain of our Class B and C preferred unit holders have active investments.

As of March 31, 2021 and December 31, 2020, $0.8 million, and $0.5 million, respectively, of amounts due to companies in which certain of our Class B and C preferred unit holders have active investments were included in Other current liabilities.

14.	Legal Proceedings

The Company has received inquiries from certain statutory authorities regarding the designation of Experts as independent contractors. The Company is responding to these inquiries and believes this designation to be appropriate based on the nature of its relationship with such individuals and entities. The Company believes that it is only reasonably possible and not probable that the Company will incur a loss under various legal and regulatory proceedings challenging the classification of Experts as independent contractors because of the Company’s significant experience with such claims. Additionally, the amount of loss cannot be reasonably estimated because the amount of loss contingency is often based on certain variable inputs (e.g., Platform usage by the Expert, number of plaintiffs/claimants, jurisdiction, etc.) which make the determination of a range of loss not possible.

The Company is subject to various other legal proceedings and actions in the normal course of business. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from such pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accrual for estimated liabilities (if any), are not expected to be material individually or in the aggregate to the consolidated financial condition, result of operations or cash flows of the Company. In addition, although it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the consolidated financial condition, results of operations or cash flows of the Company.

15.	Subsequent Events

The Company has evaluated subsequent events in accordance with U.S. GAAP through May 24, 2021, the date the financial statements were available to be issued.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Live Learning Technologies LLC d/b/a Nerdy

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Live Learning Technologies LLC d/b/a Nerdy and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in redeemable preferred units and members’ equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

March 19, 2021

We have served as the Company’s auditor since 2016.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Operations

December 31, 2020, 2019 and 2018

(amounts in thousands, except per unit data)

	Year Ended December 31,
	2020	2019	2018
Revenue	$103,968	$90,452	$72,038
Cost of revenue	34,834	30,830	26,501

Gross profit	69,134	59,622	45,537
Sales and marketing expenses	43,838	37,967	30,494
General and administrative expenses	43,231	42,192	40,592

Operating loss	(17,935)	(20,537)	(25,549)
Interest expense	4,904	2,101	157
Other expense (income), net	1,824	(199)	(329)

Net loss	$(24,663)	$(22,439)	$(25,377)

Net loss per common unit, basic and diluted	$(2.86)	$(0.27)	$(0.30)
Weighted average common units outstanding, basic and diluted	85,565	85,565	85,565

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Comprehensive Loss

December 31, 2020, 2019 and 2018

(amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(24,663)	$(22,439)	$(25,377)
Other comprehensive income (loss)
Foreign currency translation	120	141	(270)

Total comprehensive loss	$(24,543)	$(22,298)	$(25,647)

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Balance Sheets

December 31, 2020 and 2019

(amounts in thousands, except for units)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$29,265	$25,044
Accounts receivable, net	475	758
Other current assets	1,821	2,307

Total current assets	31,561	28,109
Fixed assets, net	10,297	12,878
Goodwill	5,717	5,717
Intangible assets, net	8,534	9,481
Other assets	1,165	2,606

Total assets	$57,274	$58,791

Liabilities, Redeemable Preferred Units & Members’ Equity
Current liabilities
Accounts payable	$4,446	$2,267
Current portion of long-term debt	6,535	—
Other current liabilities	6,090	4,024
Deferred revenue	17,270	14,723

Total current liabilities	34,341	21,014
Other liabilities	1,554	—
Long-term debt, net	41,044	34,629

Total liabilities	76,939	55,643
Commitments and Contingencies (See Note 14)
Redeemable Preferred Units:
Class B Redeemable Preferred Units, no par value—40,499,299 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	259,638	109,492
Class C Redeemable Preferred Units, no par value—18,586,623 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	119,158	50,047
Members’ Equity:
Class A Preferred Units, no par value—7,906,980 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	3,309	3,309
Class A-1 Preferred Units, no par value—7,822,681 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	3,398	3,398
Common units, $0.000001 par value—85,564,605 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	86	86
Additional paid-in capital	6,833	5,103
Accumulated deficit	(412,383)	(168,463)
Accumulated other comprehensive loss	296	176

Total redeemable preferred units and members’ equity	(19,665)	3,148

Total liabilities, redeemable preferred units and members’ equity	$57,274	$58,791

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash Flows Used In Operating Activities
Net loss	$(24,663)	$(22,439)	$(25,377)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation & amortization	4,997	3,956	2,535
Amortization of intangibles	1,046	1,053	—
Loss (gain) on asset dispositions	458	(4)	7
Stock-based compensation	1,730	1,747	1,405
Amortization of deferred debt charges	657	242	—
Changes in assets and liabilities
Accounts receivable	283	(239)	632
Other current assets	343	(283)	270
Other assets	149	71	50
Accounts payable	2,179	953	186
Other current liabilities	2,066	(1,401)	793
Other liabilities	1,554	—	—
Deferred revenue	2,547	26	4,831

Net Cash Used In Operating Activities	(6,654)	(16,318)	(14,668)

Cash Flows Used In Investing Activities
Capital expenditures	(2,874)	(6,356)	(5,842)
Acquisitions	—	—	(10,000)

Net Cash Used In Investing Activities	(2,874)	(6,356)	(15,842)

Cash Flows Provided By Financing Activities
Proceeds from revolving debt facility	—	—	10,000
Repayment of revolving debt facility	—	(10,000)	—
Proceeds from loan and security agreement	4,000	35,000	—
Proceeds from promissory note	8,293	—	—
Debt issuance costs	—	(613)	—
Capital contributions	—	—	1,083
Settlement redemption	—	—	(50)

Net Cash Provided By Financing Activities	12,293	24,387	11,033

Effect of Exchange Rate Change on Cash	21	28	(13)
Net increase (decrease) in Cash, cash equivalents and restricted cash	2,786	1,741	(19,490)

Cash, cash equivalents and restricted cash at beginning of year	27,896	26,155	45,645

Cash, cash equivalents and restricted cash at end of year	$30,682	$27,896	$26,155

Supplemental Cash Flow Information
Cash paid for interest	$4,148	$1,442	$—

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity

Years ended December 31, 2020, 2019 and 2018

(amounts in thousands, except for units)

	Redeemable Preferred Units				Class A		Class A-1		Common		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C
	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
December 31, 2017	40,539,397	$109,542	18,185,918	$48,964	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$1,951	$(137,414)	$305	$30,141
Capital contribution	—	—	400,705	1,083	—	—	—	—	—	—	—	—	—	1,083
Settlement redemption	(40,098)	(50)	—	—	—	—	—	—	—	—	—	—	—	(50)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,405	—	—	1,405
Net loss	—	—	—	—	—	—	—	—	—	—	—	(25,377)	—	(25,377)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(270)	(270)

December 31, 2018	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$3,356	$(162,791)	$35	$6,932

Balance at January 1, 2019, as previously reported	40,499,299	109,492	18,586,623	50,047	7,906,980	3,309	7,822,681	3,398	86,564,605	86	3,356	(162,791)	35	6,932
Impact of change in accounting policy	—	—	—	—	—	—	—	—	—	—		16,767	—	16,767

Adjusted balance at January 1, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$3,356	$(146,024)	$35	$23,699

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,747	—	—	1,747
Net loss	—	—	—	—	—	—	—	—	—	—	—	(22,439)	—	(22,439)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	141	141

December 31, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,103	$(168,463)	$176	$3,148

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,730	—	—	1,730
Net loss	—	—	—	—	—	—	—	—	—	—	—	(24,663)	—	(24,663)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	120	120
Redeemable Preferred Unit accretion	—	150,146	—	69,111	—	—	—	—	—	—	—	(219,257)	—	—

December 31, 2020	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$6,833	$(412,383)	$296	$(19,665)

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

1. Organization and Description of Business

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000 subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors UK.

2. Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are described below and are in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements comprise the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions among the Company and its consolidated subsidiaries have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. Significant estimates, assumptions, and judgments are used for, but not limited to: revenue recognition, stock-based compensation expense, useful lives assigned to long-lived assets and definite-lived intangibles for depreciation and amortization, impairment of goodwill, long-lived assets and definite-lived intangible assets, the valuation of acquired intangible assets, internal-use software and website development costs. We base our estimates on historical experience, knowledge of current business conditions, and various other factors we believe to be reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ from these estimates, and such differences could be material to our financial position and operating cash flows.

Business Combinations

The Company accounts for business combinations in accordance with ASC Topic 805, Business Combinations using the acquisition method of accounting. The Company allocates the fair value of purchase consideration to

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

the tangible assets acquired, liabilities assumed, and intangible assets acquired through a business combination based on their estimated fair values. The excess of fair value of purchase consideration over the fair values of these identifiable assets acquired and liabilities assumed is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates. During the measurement period, which does not exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”) which is the Company’s chief executive officer in determining how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements. Substantially all of the Company’s net assets and operations are located within the United States.

Fair Value

The Company holds certain items that are required to be disclosed at fair value, primarily debt instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level hierarchy is followed for disclosure to show the extent and level of judgment used to estimate fair value measurements:

Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2—Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3—Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Fair values for debt are based on published forward interest rate curves for similar liabilities and are categorized as Level 2 measurements. As of December 31, 2020, and 2019, the fair values of the Company’s borrowings under its Loan and Security Agreement (“LSA”) and its Promissory note approximate their carrying value. The Company’s financial assets and liabilities also include cash and cash equivalents, restricted cash, receivables, and accounts payable for which the carrying value approximates fair value due to their short maturities (less than 12

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

months). Certain assets and liabilities, including long-lived assets and goodwill, are measured at fair value on a non-recurring basis.

Foreign Currency Translation

The Company operates a single foreign business, First Tutors, in the United Kingdom. The functional currency of our foreign subsidiary is the local currency. Adjustments from the translation of foreign currency into U.S. dollars for balance sheet amounts are based on exchange rates as of the Consolidated Balance Sheet date. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in “Accumulated other comprehensive loss” as a component of redeemable preferred units and members’ equity in the Consolidated Balance Sheets.

Revenue Recognition and Deferred Revenue

In conjunction with the adoption of Topic 606 “Revenue from Contracts with Customers,” on January 1, 2019, the policy for recognizing revenue was updated. See Note 6 for a summary of the Company’s updated policy under Topic 606.

Prior to the adoption of Topic 606, the Company’s revenue recognition policy was as follows: when cash for services was collected in advance from Learners, who are the Company’s customers, the Company recorded the associated amounts to deferred revenue until services were provided to the Learner. Revenue was recognized when services were provided to Learners and learning services were consumed. Advanced payments for services were recognized in revenue when the related services were used, or deposits were forfeited in accordance with the related contractual terms.

Cost of Revenue

Cost of revenue includes the cost of Experts, who provide services to Learners on the Company’s behalf, performing instruction, amortization of capitalized technology costs, and other costs required to deliver services to Learners. Costs of Experts are recognized as services are provided to Learners.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. Our cash and cash equivalents, which consist of cash and certificates of deposit at financial institutions, are stated at cost, and approximate fair value.

The Company maintains bank accounts in the United States, which, at times may exceed the federally insured limits; and in the United Kingdom. As of December 31, 2020, and 2019, the Company had cash located in foreign banks totaling approximately $1.5 million and $1.6 million, respectively.

Restricted Cash

We classify certain restricted cash balances within other current assets and other assets in the accompanying Consolidated Balance Sheets. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. As of December 31, 2020, and 2019, the Company had $1.4 million and $2.9 million in restricted cash, respectively. See Note 5 for additional information.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Accounts Receivable, Net

The Company’s accounts receivables relate to sales of services which have not been collected and contractual amounts due to the Company.

Allowance for Doubtful Accounts

The Company assesses the creditworthiness of its customers based on multiple sources of information, and analyzes factors such as historical bad debt experience, industry and geographic concentrations of credit risk, and economic trends. Accounts receivable are written off as a decrease to the allowance for doubtful accounts when all collection efforts have been exhausted and an account is deemed uncollectible. The allowance for doubtful accounts as of December 31, 2020, and 2019, was immaterial.

Prepaid Expenses

Prepaid expenses are stated at historical cost, net of any related amortization, and consist of amounts paid in advance for insurance, rent, advertising and other operating costs which are of continuing benefit to the Company. As of December 31, 2020, and 2019, the Company had approximately $0.6 million and $1.5 million, respectively, of prepaid expenses recorded in “Other current assets” in the accompanying Consolidated Balance Sheets.

Fixed Assets, Net

Expenditures for fixed assets are capitalized and primarily include costs related to software developed or acquired for internal use and purchases of furniture and equipment. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation of fixed assets other than capitalized internal use software costs is calculated on a straight-line basis over estimated useful lives of one to seven years and is included in “General and administrative expenses.” When fixed assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in Consolidated Statements of Operations.

The Company capitalizes certain costs associated with software developed or obtained for internal use and website and application development. The Company capitalizes development stage internal and external costs. These costs are capitalized when management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. Once the software is ready for its intended use it is placed into service and such costs are amortized on a straight-line basis within “Cost of revenue”, generally over a four year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades.

The carrying value of fixed assets is assessed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairments were recorded for the years ended December 31, 2020, 2019, and 2018.

Goodwill

Goodwill relates to the acquired assets of Veritas LLC (“Veritas”) through our subsidiary Veritas Prep LLC (“Veritas Prep”) in 2018. Goodwill represents the excess of the fair value of purchase consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination. Goodwill and intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The Company conducts a goodwill impairment qualitative assessment for its single reporting unit during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an analysis to determine if it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the reporting unit to the extent that it is more likely than not that the fair value of the reporting unit is below its carrying value, a quantitative goodwill impairment test would be performed. Our qualitative assessment requires management to make judgments surrounding macroeconomic, industry, and market factors as well as the overall condition and performance of the Company and other relevant entity-specific events. For the years ended December 31, 2020, 2019, and 2018, the Company concluded that there were no significant adverse trends that made it more likely than not that the Company’s fair value of the reporting unit was below carrying value. No impairments of goodwill were recorded for the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020 and 2019, the Company had goodwill of $5.7 million.

Definite-lived Intangible Assets

Definite-lived intangible assets are definite-lived trade names. Intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date.

The carrying value of definite-lived intangible assets is assessed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairments of definite-lived intangible assets were recorded for the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020 and 2019, the Company had intangible assets, net of accumulated amortization, of $8.5 million, and $9.5 million, respectively.

Stock-based Compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. That cost is recognized over the period during which the service provider is required to provide service in exchange for the award over the requisite service period. Any forfeitures of stock-based compensation are recorded as they occur. See Note 11 for further information on the Company’s stock-based compensation accounting policy.

Marketing Expense

Marketing expenses primarily include media costs, including television, radio, podcasts, paid social, paid search and other paid channels. Costs associated with the delivery of our Large Group Classes, including celebrity-led StarCourse costs, and expenditures across new marketing channels to drive brand awareness and reach, are also included in marketing expenses. Marketing costs are expensed as incurred by the Company within “Sales and marketing expenses” in the Consolidated Statement of Operations. Advertising expenses were $29.3 million, $20.6 million, and $16.5 million, for years 2020, 2019, and 2018, respectively.

Income Taxes

Nerdy is an LLC taxed as a partnership. As such, its income and losses are allocated to its members.

Debt Issuance Costs

Debt issuance costs are presented in the Consolidated Balance Sheets as a direct deduction from the carrying value of debt. Debt issuance costs are amortized over the term of the related debt instrument using the effective-

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

interest method. Amortization of debt issuance costs are recorded as “Interest expense” in the Consolidated Statements of Operations.

3. Recently Issued and Adopted Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements (other than the ones described below) that had or will have an impact on the results of operations, other comprehensive income, financial condition, cash flows, or members’ equity based on current information.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which superseded all existing revenue recognition guidance under GAAP. This ASU’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expected to be entitled in exchange for those goods or services. This ASU also calls for additional disclosures around the nature, amount, timing, and uncertainty of revenue cash flows arising from contracts with customers. The Company adopted this ASU on January 1, 2019, using the modified retrospective transition method of adoption. See Note 6 for the required disclosures related to the adoption of this standard.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This ASU requires that a statement of cash flows explain the change in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents, and therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of year cash balance to the end of year cash balance as shown on the statement of cash flows. The Company adopted this ASU as of January 1, 2018, which did not have a material impact on the Company’s consolidated financial statements or disclosures. See Note 5 for the required disclosures related to the adoption of this standard.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, which provides entities with a new transition method where comparative periods presented in the financial statements in the period of adoption will not need to be restated. Under the new transition method, an entity initially applies the provisions of the standard at the adoption date, versus at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is required to adopt Topic 842 on January 1, 2022. Early application is permitted. The Company is in the process of assessing the impact of this ASU.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for the Company beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans,

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

accounts, and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as a reduction in the amortized cost of the securities, and provides for additional disclosure requirements. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by this ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. This ASU is elective and effective for all entities as of March 12, 2020, the date this ASU was issued. An entity may elect to apply the amendments for contract modifications provided by this ASU as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. Once elected, this ASU must be applied prospectively for all eligible contract modifications. The Company is in the process of assessing the impact of this ASU as it relates to its debt relationships that reference LIBOR.

4. Business Combinations

On December 21, 2018, the Company completed its acquisition of the assets of Veritas, through our subsidiary Veritas Prep to accelerate its class and adaptive diagnostic assessment capabilities, among other reasons, in a transaction accounted for under the acquisition method of accounting. Veritas Prep is a test preparation and admissions business. The Company funded the acquisition of Veritas’ assets with $10.0 million of borrowings from its unsecured revolving debt facility. The purchase consideration was paid in cash.

The purchase price was allocated to acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition. The following table presents the final total allocation of purchase consideration recorded in the Company’s Consolidated Balance Sheets as of the acquisition date (in thousands):

Purchase price	$10,000
Allocation of purchase price:
Other current assets	297
Fixed assets	16
Intangible assets	4,299
Other assets	152

Total assets	4,764
Accounts payable and accrued expenses	481

Net assets required	4,283

Goodwill	$5,717

The acquired intangible assets includes a tradename which is being amortized on a straight-line basis over a 10-year period. The fair value of goodwill related to the acquisition of Veritas Prep LLC is deductible for U.S. income tax purposes.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

During the year ended December 31, 2018, the Company incurred $0.4 million of acquisition-related expenses associated with the acquisition which have been included in “General and administrative expenses” in its Consolidated Statement of Operations.

5. Cash, cash equivalents, and restricted cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets to the Consolidated Statements of Cash Flows.

	December 31
	2020	2019	2018
Cash and cash equivalents	$29,265	$25,044	$23,278
Restricted cash included in Other current assets	270	412	—
Restricted cash included in Other assets	1,147	2,440	2,877

Total Cash, Cash Equivalents and Restricted Cash shown in the Consolidated Statements of Cash Flows	$30,682	$27,896	$26,155

Amounts included in restricted cash represent amounts required to be set aside by contractual agreement. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. Restricted cash amounts for contractual obligations with an expected duration of greater than one year are included within other assets.

6. Revenues

In conjunction with the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2019, the Company updated its policy for recognizing revenue. The Company utilized a comprehensive approach to assess the impact of this ASU by reviewing its customer contracts and existing accounting policies and procedures in order to identify potential differences that would result from applying the new requirements of Topic 606. A summary of the updated policy is included below:

Revenue Recognition Policy

Upon adoption of Topic 606, the Company recognizes revenues from its services as performance obligations are satisfied. Performance obligations are satisfied throughout the term of its contracts with Learners, who are our customers, when Learners are provided services. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company generates revenue by selling services to Learners for one-on-one instruction and classes that are fulfilled by Experts, who deliver instruction on the Company’s behalf through its proprietary Live Learning Platform.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments) and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

payment. Beginning with the adoption of Topic 606 on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

The Company recognizes revenues from its one-on-one and class services as performance obligations are satisfied. Given the customer receives benefit from the completion of each session (as Learners are not obligated to meet with the same Expert for a minimum number of sessions), the Company has concluded that each session is a separate performance obligation. Revenue is recognized and deferred revenue is relieved on the date services are delivered to Learners in an amount that reflects the consideration the Company is contractually entitled to receive in exchange for those services.

The Company provides a significant service of integrating instruction services, which are provided by Experts on the Company’s behalf through its platform, using the Company’s curation and matching technologies, and features in order to deliver a combined output to meet the Company’s performance obligation to Learners. The Company is primarily responsible for the services provided, and sets pricing. The Company has determined that collectively, these factors reflect that it is the principal in transactions with Learners.

The Company does not have any incremental costs to obtain or fulfill a contract that would require capitalization. The Company has elected as a practical expedient, not to disclose additional information about unsatisfied performance obligations for contracts with customers that have an expected duration of one year or less.

Impacts of Adoption

The Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. The Company recorded an adjustment to accumulated deficit as of January 1, 2019, to reflect the application of its updated revenue recognition policy, primarily related to the accounting for unredeemed payments for services, which are now recognized over the expected customer usage period rather than at the end of the contract period. The cumulative adjustment resulted in a decrease of $16.8 million recorded in “Accumulated deficit”, and “Deferred revenue”. Results for reporting periods beginning January 1, 2019 are presented under Topic 606, resulting in a decrease recorded in “Deferred revenue” of approximately $3.9 million and a corresponding increase recorded in “Revenue”, as of and for the year ended December 31, 2019, due to revenue from unredeemed payments for services being recognized in accordance with Topic 606. Prior period amounts were not adjusted and continue to be reported in accordance with the previous revenue recognition guidance.

Contract Balances and Accounts Receivable, net

Contract liabilities are recorded within “Deferred revenue” in the Company’s Consolidated Balance Sheets. Deferred revenue consists of advanced payments from customers for performance obligations that have not been satisfied. Deferred revenue is recognized when the services are provided, and all other revenue recognition criteria have been met.

The following table presents our “Accounts receivable, net”, and “Deferred revenue” balances (in thousands):

	December 31,
	2020	2019
Accounts receivable, net	$475	$758
Deferred revenue	$17,270	$14,723

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

“Accounts receivable, net”, is shown net of reserves of less than $0.3 million and $0.1 million as of December 31, 2020 and 2019, respectively. The Company has recognized and expects to recognize substantially all of the deferred revenue balance outstanding in any given period, over the next year.

The following table presents the Company’s revenues by service category (in thousands):

	Year Ended December 31,
	2020	2019	2018
Online	$97,440	$64,378	$41,860
In-person	6,528	26,074	30,178

Revenue	$103,968	$90,452	$72,038

7. Fixed Assets, Net

Fixed assets, net, as of December 31, 2020, and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Capitalized internal use software	$17,906	$15,077
Office equipment	1,702	1,978
Leasehold improvements	1,489	1,677
Furniture & fixtures	941	1,502
Other assets	800	800

Fixed assets	22,838	21,034
Less: accumulated depreciation and amortization	(12,541)	(8,156)

Fixed assets, net	$10,297	$12,878

Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives range from one to seven years for furniture and fixtures; the shorter of lease term or seven years for leasehold improvements; one to four years for capitalized internal use software; one to three years for office equipment; and one to four years for other assets. Repair and maintenance costs are expensed as incurred. Any gains and losses incurred on the sale or disposals of assets are included in “Other expenses (income), net” in the Consolidated Statements of Operations.

Amortization expense related to capitalized internal use software for the years ended December 31, 2020, 2019, and 2018 totaled $4.1 million, $2.9 million, and $1.5 million, respectively, and is included as a component of “Cost of revenue” in the accompanying Consolidated Statements of Operations.

Depreciation expense for all other fixed assets for the years ended December 31, 2020, 2019, and 2018 totaled $0.9 million, $1.1 million, and $1.1 million, respectively, and is included as a component of “General and administrative expenses” in the accompanying Consolidated Statements of Operations.

Internal Use Software

The Company accounts for costs incurred to develop computer software for internal use in accordance with Accounting Standards Codification (“ASC”) 350-40 Internal Use Software and 350-50, Website Development

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Costs. The Company capitalizes the costs incurred during the development stage, which generally include personnel and related costs to design the software configuration and interfaces, coding, installation, and testing.

The Company begins capitalization of qualifying costs when both the preliminary project stage is completed, and management has authorized further funding for the completion of the project. Costs incurred during the preliminary project stage along with post implementation stages of internal-use computer software are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized development costs are recorded in “Property and equipment, net”, in the Consolidated Balance Sheets and are amortized over the lesser of the estimated useful life of the software up to four years.

8. Goodwill and Intangible Assets, Net

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the reporting unit, a quantitative goodwill impairment test is performed. No impairments of goodwill were recorded for the years ended December 31, 2020, 2019, and 2018. Goodwill as of December 31, 2020, and 2019, was $5.7 million.

Intangible assets consist of trade names subject to amortization. Amortization expense, which is provided on a straight-line basis over a 10 year period, was $1.0 million, $1.1 million and $0.0 million for the years ended December 31, 2020, 2019 and 2018 respectively and is reflected in “General and administrative expenses” in the Consolidated Statement of Operations.

Trade-names as of December 31, 2020, and 2019, consist of the following (in thousands):

	December 31, 2020
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,099)	$8,273
Foreign currency translation adjustment	295	(34)	261

Intangible Assets, Net	$10,667	$(2,133)	$8,534

	December 31, 2019
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(1,053)	$9,319
Foreign currency translation adjustment	162	—	162

Intangible Assets, Net	$10,534	$(1,053)	$9,481

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The estimated future amortization expense related to our trade-names is as follows (in thousands):

2021	$1,046
2022	1,046
2023	1,046
2024	1,046
2025	1,046
Thereafter	3,304

Total	$8,534

9. Other current liabilities

As of December 31, 2020, and 2019, other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued professional services	$1,037	$123
Accrued payroll	742	771
Accrued sublease liability	688	—
Accrued CARES Act FICA deferral	589	—
Other	3,034	3,130

Total	$6,090	$4,024

10. Debt

The Company’s total indebtedness as of December 31, 2020, and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Loan and security agreement	$39,000	$35,000
Promissory note	8,293	—
Paid-in-kind interest	283	69
End of term charge	399	109
Less: Debt issuance costs, net	(396)	(549)

Total debt	$47,579	$34,629

Less: current maturities of long-term debt	6,535	—
Total long-term debt	$41,044	$34,629

On January 10, 2017, the Company entered into an unsecured revolving credit facility (the “Facility”). The Facility allowed for aggregate borrowings of up to $15.0 million. Monthly payments under the Facility were interest only with aggregate outstanding borrowings due at the termination of the Facility. The Facility contained affirmative and negative covenants customary for agreements of this type. The Facility contained a financial covenant that required the Company to either maintain a deposit balance of $5.0 million at the Facility lender or obtain minimum revenue requirements.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

On June 22, 2018, the Company amended the Facility by increasing the total amount available to borrow on the Facility to $30.0 million, based on certain financial covenants being met. Monthly payments on the Facility were interest only, with the principal and accrued interest due in full at maturity. Total borrowings of $10.0 million for the acquisition of Veritas Prep were outstanding on the Facility at December 31, 2018. The Facility bore interest equal to the variable prime rate established by the Facility lender plus 0.30%. The Company was in compliance with all debt covenants as of December 31, 2018.

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million were used to extinguish the Facility, and for general corporate purposes. The Company incurred a loss of less than $0.1 million on the extinguishment of the Facility and the associated unamortized issuance costs. The LSA bears interest equal to the greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% for the years ended December 31, 2020 and 2019. Monthly payments on the LSA are interest only, with the principal, accrued PIK interest and the end of term charge due in full at maturity. Unused capacity under the LSA does not bear a commitment fee.

The LSA matures on August 1, 2023, subject to certain conditions, is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The Company incurred debt issuance costs of $0.6 million associated with the LSA. On March 19, 2020, the Company borrowed an additional $4.0 million from the LSA (the maximum borrowing capacity available at the time), increasing total borrowings from $35.0 million to $39.0 million. Total borrowings of $39.0 million are outstanding as of December 31, 2020. There was $7.8 million of available borrowing capacity under the LSA as of December 31, 2020.

Interest and debt issuance amortization costs of $4.9 million, $2.1 million, and $0.2 million were incurred by the Company in conjunction with the LSA and the Facility for the years ended December 31, 2020, 2019, and 2018, respectively, and are included as “Interest expense” in the accompanying Consolidated Statements of Operations.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note is scheduled to mature on April 16, 2022 and has a 1.00% interest rate. The promissory note is forgivable under certain conditions. The promissory note has not been forgiven.

11. Members’ Equity

Nonredeemable Preferred Units

Class A Preferred Units

The Company has authorized 7,906,980 units of Class A preferred voting units (“Class A Units”), of which 7,906,980 were issued and are outstanding as of December 31, 2020. Class A Units were issued in fiscal 2014 with an original issuance price (“OIP”) of $0.430000 per unit and carry a mandatory dividend at the rate of 8.5%, accruing cumulatively and quarterly in arrears (the “Class A Mandatory Dividend Amount”). As of December 31, 2020, 2019 and 2018, $1.9 million, $1.6 million and $1.3 million of cumulative dividends would be payable in the event of a qualifying distribution.

Class A-1 Preferred Units

The Company has authorized 7,822,681 units of Class A-1 preferred voting units (“Class A-1 Units”), of which 7,822,681 were issued and are outstanding as of December 31, 2020. Class A-1 Units were issued in fiscal 2015

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

with an OIP of $0.434634 per unit and carry a mandatory dividend at the rate of 8.5%, accruing cumulatively and quarterly in arrears (the “Class A-1 Mandatory Dividend Amount”). As of December 31, 2020, 2019, and 2018, $1.7 million, $1.4 million, and $1.1 million of cumulative dividends would be payable in the event of a qualifying distribution.

Nonredeemable Preferred Units Rights

Class A Units are eligible to receive, in the aggregate, an amount equal to 3x the Class A OIP (the “Class A Preferred Return”) in accordance with and subject to the Company’s distribution waterfall. Class A-1 Units are eligible to receive, in the aggregate, an amount equal to 3x the Class A-1 OIP (the “Class A-1 Preferred Return” and together with the Class A Preferred Return, the “Preferred Return”) in accordance with and subject to the Company’s distribution waterfall. Alternatively, at the election of a holder at any time, or automatically in connection with a qualified Initial Public Offering (“IPO”), the Class A Units and Class A-1 Units convert to common units in accordance with the then-applicable conversion ratio.

Redeemable Preferred Units

Class B Redeemable Preferred Units

The Company has authorized 40,499,299 units of Class B redeemable preferred voting units (“Class B Units”), of which 40,499,299 were issued and are outstanding as of December 31, 2020. Class B Units were issued in 2015 with an OIP of $1.246935 per unit.

Class C Redeemable Preferred Units

The Company has authorized 18,586,623 units of Class C redeemable preferred voting units (“Class C Units”), of which 18,586,623 were issued and are outstanding as of December 31, 2020. Class C Units were issued in 2017 and 2018 with an OIP of $2.703557 per unit.

Redeemable Preferred Units Rights

The Company’s Amended and Restated Operating Agreement (the “Operating Agreement”) states that starting on November 24, 2022 (the fifth anniversary of the Operating Agreement), holders of a majority of the Class B and Class C units (collectively the “Senior Preferred Units”) may elect to have the Company redeem one-third of the outstanding Senior Preferred Units within 60 days from the election date and then on each of the following two anniversaries, at a redemption price equal to the greater of (i) the applicable OIP of such class of Senior Preferred Units or (ii) the fair market value of the Senior Preferred Units as of the redemption election date. The Company’s Senior Preferred Units are accreted to the greater of OIP or fair market value, which is the redemption value, at the end of each reporting date. During the year ended December 31, 2020, the Company recognized accretion of $150.1 million and $69.1 million on the Class B Redeemable Preferred Units and the Class C Redeemable Preferred Units, respectively. Senior Preferred Units are convertible into common units at any time at the option of the holders, or automatically upon a qualified IPO, at a conversion price equal to the applicable OIP of such class of Senior Preferred Units, subject to adjustment for subsequent issuances of common units.

Upon any liquidation, dissolution, winding up, or change in control of the Company, the holders of the Redeemable Preferred Units are entitled to receive, prior and in preference to any distribution or payment made to any other equity holders, an amount equal to the aggregate Class B OIP and Class C OIP.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Common Units

The Company has authorized 85,564,605 units of common membership voting units, of which 85,564,605 were issued and are outstanding as of December 31, 2020. Common units have an OIP of $0.000001 per unit and represent the initial capital contributions of approximately $0.1 million. Common unit holders share in the Company’s profits and distributions after the holders of Class A Units, Class A-1 Units, Class B Units, Class C Units, and the Class A Units and Class A-1 Units Preferred Return, or on a pro rata basis in the event of a Qualified IPO.

As of December 31, 2020, there were no authorized and unissued Class A Units, Class A-1 Units, Class B Units, Class C Units or Common Units.

Profits Interest Units

As of December 31, 2020, and 2019, 30,732,995 and 28,452,751 of profits interest units (“PIU”), respectively, had been issued. Each PIU represents a non-voting equity interest in the Company that entitles the holder to appreciation in the equity value of the Company arising after the date of grant and after such time as an applicable hurdle amount is met. The Company recognizes the cost of services received in exchange for PIUs based on the grant-date fair value. That cost is recognized on a straight-line basis over the period during which a service provider is required to provide service in exchange for the award—the requisite service period. Any forfeitures of equity-based compensation are recorded as they occur.

The Company uses the Black-Scholes-Merton pricing model to estimate the fair value of PIU awards, using the following assumptions:

•	Equity price per unit is based on an enterprise valuation of the Company in effect at the time of grant

•	The expected term varies from 6 to 10 years and is determined using the simplified method based on the weighted average term to vest and the contractual term for each individual grant

•	The dividend yield is set at zero as the underlying security does not pay a dividend

•

The volatility rate varies from 45% to 55% based on observed historical stock price movements over a period commensurate with the expected life of each PIU, as well as, consideration for the implied volatility of the guideline companies as of each grant date

•	The risk-free rate varies from 1.28% to 2.95% to correspond with the expected life as of each grant date, based on observation of yields on U.S. Treasury constant maturities

The value resulting from the Black-Scholes-Merton option pricing model is then discounted to reflect the lack of marketability of the PIUs. The size of the discount is determined as a function of market participant assumptions as to the estimated time for the Company to reach a liquidity event, using both empirical studies and quantitative analysis.

PIUs are subject to multi-year, time-based, graded, vesting schedules, typically over a four to six year period. Stock-based compensation expense is based on the grant date fair value of the awards, and is recognized over the requisite service period for the entire award.

The PIUs are classified as equity awards, and are subject to forfeiture or repurchase consistent with the Operating Agreement. Forfeitures are recorded based on actual forfeiture experience, and result in an adjustment to stock-based compensation expense recognized in the Consolidated Statements of Operations. Upon a termination event or involuntary transfer of Company units, the Board may elect to cause the Company to purchase all or any portion of the PIUs that are not forfeited at their fair market value of such units.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Once vested, holders of PIUs are eligible to participate in distributions upon the occurrence of certain qualifying events, which would trigger the waterfall liquidation schedule and result in a distribution to holders of PIUs.

The following tables summarize PIU activity:

	Number of Units	Weighted Average Fair Value Per Unit
Non-vested profits interest units at December 31, 2017	6,827,138	$0.22

Granted	11,414,684	0.45
Vested	(2,942,987)	0.22
Settled	(402,284)	0.23
Forfeited	(477,250)	0.34

Non-vested profits interest units at December 31, 2018	14,419,301	$0.40
Granted	6,354,248	0.59
Vested	(4,604,155)	0.34
Forfeited	(3,864,945)	0.46

Non-vested profits interest units at December 31, 2019	12,304,449	$0.50
Granted	2,280,244	0.83
Vested	(4,071,402)	0.50
Forfeited	—	—

Non-vested profits interest units at December 31, 2020	10,513,291	$0.57

For the years ended December 31, 2020, 2019, and 2018, $1.7 million, $1.7 million, and $1.4 million, respectively, was recorded as stock-based compensation expense as a component of “General and administrative expenses” in the accompanying Consolidated Statements of Operations. As of December 31, 2020, total unrecognized compensation related to unvested PIUs of $5.4 million is expected to be recognized over a weighted average period of 2.0 years.

Unit Appreciation Rights

Unit Appreciation Rights (“UARs”) have been granted to U.S. employees of the Company as well as a defined group of qualifying independent contractors in Canada. UARs are considered liability classified awards and are subject to multi-year, time-based, graded, vesting schedules, typically over a four or five year period; and are only eligible for payment upon certain triggering events or as determined by the Board of Managers. UARs are settled prior to settlement with equity holders of the Company with the holder of the UAR receiving the difference between the hurdle rate at issuance and the fair market value of a common unit at the time of settlement. Because UARs are only settled upon the outcome of certain events, there is no compensation expense to be recorded until such time that a triggering event is deemed to be probable.

As of December 31, 2020, 13,428,010 UARs were outstanding at an average hurdle rate of $1.35. If there was a qualifying liquidity event under the terms of the UAR Plan, the vested UARs would be valued at $11.9 million based on the Company’s January 1, 2021 valuation.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

12. Earnings per Unit

Basic earnings per unit is calculated as the sum of net loss less undeclared cumulative dividends on preferred stock and redeemable preferred unit accretion divided by the average number of units of common units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of PIUs using the “treasury stock” method to the extent they are dilutive. The UARs would be considered a participating security in the event of settlement. The impact of potentially dilutive preferred units is calculated using the “if-converted” method.

The following table sets forth the computation of basic and diluted earnings per unit (in thousands, except per unit amounts).

	Year Ended December 31,
	2020	2019	2018
Basic and diluted earnings per unit:
Net loss	$(24,663)	$(22,439)	$(25,377)
Undeclared dividends on nonredeemable preferred units	(578)	(578)	(578)
Redeemable Preferred Unit accretion	(219,257)	—	—

	(244,498)	(23,017)	(25,955)
Weighted average common units outstanding:	85,564,605	85,564,605	85,564,605

Basic and diluted earnings per unit	$(2.86)	$(0.27)	$(0.30)

The following table details the securities that have been excluded from the calculation of weighted-average units for diluted earnings per unit as they were anti-dilutive.

	Year Ended December 31,
	2020	2819	2018
Anti-dilutive units:
Class A preferred units	7,906,980	7,906,980	7,906,980
Class A-1 preferred units	7,822,681	7,822,681	7,822,681
Class B preferred units	40,499,299	40,499,299	40,499,299
Class C preferred units	18,586,623	18,586,623	18,586,623
Profits interest units	30,732,995	28,452,751	25,963,448

13. Related Parties

The Company’s Chief Executive Officer (“CEO”) is the majority owner of the outstanding common units, and the CEO and other members of the executive leadership team own Class B Units. Members of the executive leadership team, although not including the CEO, have also been granted PIUs, and have received compensation (guaranteed wages) at contracted rates per written executive agreements. The CEO’s compensation is determined annually by the Company’s Compensation Committee (which also determines executive team bonuses, increases in base guaranteed wages, and equity awards, as applicable).

In 2020, 2019, and 2018, $4.5 million, $1.8 million, and $0.8 million, respectively, of certain products and services purchased from companies in which certain of our Class B and C Unit holders have active investments.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

As of December 31, 2020, and 2019, $0.5 million, and $0.2 million, respectively, of amounts due to companies in which certain of our Class B and C Unit holders have active investments were included in Other current liabilities.

14. Commitments and Contingencies

Leases

As of December 31, 2020, the Company leased office space in St. Louis, MO and Tempe, AZ. During fiscal 2020, the Company entered into a sublease agreement for the Tempe, AZ office space. The cash flows from the sublease were less than those the Company was required to make under the original lease agreement. As such, the Company recognized a loss on the sublease of $1.8 million, which was recorded in “Other expense (income), net.”

Future minimum lease payments due in each of the following fiscal years under the terms of the leases are as follows (in thousands):

2021	$1,891
2022	1,749
2023	1,599
2024	1,250
2025	632
Thereafter	—

Total	$7,121

Future sublease income in each of the following fiscal years under the terms of the subleases are as follows (in thousands):

2021	$588
2022	981
2023	1,000
2024	1,019
2025	516
Thereafter	—

Total	$4,104

Rent expense was $1.6 million, $2.5 million, and $2.2 million for the years ended December 31, 2020, 2019, and 2018, respectively.

The Company also maintains executive agreements with certain members of its executive management team which contain separation from service clauses that provide for severance upon termination by Company without cause, or certain other contractual terms.

15. Legal Proceedings

The Company is subject to various legal and regulatory proceedings with statutory authorities alleging that the Company violated labor or other laws that would apply to employees by misclassifying Experts as independent

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

contractors. The Company has and is responding to these claims and believes this designation to be appropriate based on the nature of its relationship with such individuals and entities. The Company believes that it is only reasonably possible and not probable that the Company will incur a loss under various legal and regulatory proceedings challenging the classification of Experts as independent contractors because of the Company’s significant experience with such claims. Additionally, the amount of loss cannot be reasonably estimated because the amount of loss contingency is based on certain variable inputs (e.g., Platform usage by the Expert, number of plaintiffs/claimants, jurisdiction, etc.) which make the determination of a range of loss not possible.

The Company is subject to various other legal proceedings and actions in the normal course of business. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from such pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accrual for estimated liabilities (if any), are not expected to be material individually or in the aggregate to the consolidated financial condition, result of operations or cash flows of the Company. In addition, although it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the consolidated financial condition, results of operations or cash flows of the Company.

16. Subsequent Events

The Company has evaluated subsequent events in accordance with U.S. GAAP through March 19, 2021, the date the financial statements were available to be issued.

On January 28, 2021, the Company executed a definitive business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”). As a result of the proposed business combination, TPG Pace will be redomesticated to Delaware and renamed Nerdy Inc. The combined company will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the post-merger Nerdy equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in Nerdy Inc.

Nerdy Inc. will be a holding company, and immediately after the consummation of the business combination, its primary assets will consist of Nerdy units. Immediately following the closing of the transaction, Nerdy Inc. will control Nerdy in accordance with the terms of Nerdy’s Operating Agreement. Nerdy’s management will continue to manage the Company and all of its related and affiliated entities (subject to Nerdy Inc.’s board of directors) and Nerdy Inc.’s executive officers will serve as the executive officers for all of its related and affiliated entities in the United States. The boards of directors of TPG Pace and the board of managers and the members of Nerdy have approved the proposed transaction. We expect the transaction to close in the second quarter of 2021. The Company recorded $1.3 million of expenditures related to this transaction in “General and administrative expense” for the year ended December 31, 2020.

Annex A-I

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and is the type that the registrant treats as private or confidential.

BUSINESS COMBINATION AGREEMENT

by and among

TPG PACE TECH OPPORTUNITIES CORP.,

TPG PACE TECH MERGER SUB LLC,

TCV VIII (A) VT, INC.,

LCSOF XI VT, INC.,

TPG PACE BLOCKER MERGER SUB I INC.,

TPC PACE BLOCKER MERGER SUB II INC.,

LIVE LEARNING TECHNOLOGIES LLC

and,

solely for the purposes of Section 9.13, Section 9.14 and Section 9.18,

BLOCKER HOLDERS (as hereinafter defined)

Dated as of January 28, 2021

Annex A-I-i

Annex A-I-ii

Exhibit A	Form of Pace Certificate of Incorporation
Exhibit B	Form of Pace Bylaws
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Second A&R LLCA
Exhibit F	Form of Written Consent
Exhibit G	Capitalization
Exhibit H	Form of Tax Receivable Agreement
Schedule A	Company Knowledge Parties
Schedule B	Key Company Holders and Blocker Holders
Schedule C	Blocker Restructuring

Annex A-I-iii

BUSINESS COMBINATION AGREEMENT, dated as of January 28, 2021 (this “Agreement”), by and among TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353460 (“Pace”), TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Company Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (the “Company”), and, solely for the purposes of Section 9.13, Section 9.14 and Section 9.18, the Blocker Holders (as hereinafter defined, (“Blocker Holders”). Pace, the Blockers, the Merger Subs and the Company shall be referred to herein from time to time collectively as the “Parties” or individually as a “Party”.

WHEREAS, prior to Closing, the Company will convert into a Delaware limited liability company (the “Company LLC Conversion”);

WHEREAS, in connection with the Closing, Pace shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Act (2021 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Pace shall file a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Pace Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached hereto as Exhibit B (the “Pace Bylaws”);

WHEREAS, as a result of and at the effective time of the Domestication: (a) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Pace Class A Common Stock; (b) each then issued and outstanding Cayman Pace Founders Share shall convert automatically on a one-for-one basis into one share of Pace Founders Stock (which will thereafter convert into shares of Pace Class A Common Stock as described herein); (c) each then issued and outstanding Cayman Pace Warrant shall convert automatically, on a one-for-one basis, into a Pace Warrant; (d) each then issued and outstanding Cayman Pace Unit shall convert automatically into a Pace Unit; and (e) Pace shall immediately be renamed “Nerdy Inc.” upon the effective time of the Domestication;

WHEREAS, Company Merger Sub is a wholly owned direct subsidiary of Pace;

WHEREAS, each Blocker Merger Sub is a wholly owned direct subsidiary of Pace;

WHEREAS, upon the terms and subject to the conditions of this Agreements and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Parties will enter into a business combination transaction pursuant to which (a) Company Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, (b) immediately thereafter, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, (c) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger, (such mergers in clauses (b) and (c), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (d) immediately thereafter, each surviving Blocker will merge (one after the other) with and into Pace (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers”), with Pace surviving each Direct Blocker Merger;

WHEREAS, for U.S. federal income tax purposes, (a) the Domestication is intended to be treated as a reorganization under Section 368(a)(1)(F) of the Code (as defined herein), (b) each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, is intended to constitute an integrated plan described in

Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code, (c) and this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that the Merger and the Transactions are fair to, and in the best interests of, the Company and the Company Holders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Merger and the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement, the Merger and the Transactions by the Company Holders entitled to vote thereon;

WHEREAS, the Board of Directors of Pace (the “Pace Board”) has (a) determined that the Merger and the Transactions are fair to, and in the best interests of, Pace and its shareholders and has approved and adopted, among other things, this Agreement the other Transaction Documents and declared their advisability and approved the Merger and the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement, the Merger and the Transactions by the shareholders of Pace entitled to vote thereon;

WHEREAS, the Board of Directors of each Blocker Merger Sub has unanimously (a) determined that the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker Merger Sub and Pace, and have approved and adopted, among other things, this Agreement and the other Transaction Documents and declared its advisability and approved the applicable Reverse Blocker Merger and the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement, the applicable Reverse Blocker Merger and the Transactions by Pace;

WHEREAS, the Board of Directors of each Blocker has unanimously (a) determined that the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions are fair to, and in the best interests of, such Blocker and its shareholders, and has approved and adopted this Agreement the other Transaction Documents and declared their advisability and approved the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions, and (b) has recommended the approval and adoption of this Agreement, the applicable Direct Blocker Merger, the applicable Reverse Blocker Merger and the Transactions by the applicable shareholders;

WHEREAS, contemporaneously with the execution of this Agreement, each Company Holder and Blocker Holder listed on Schedule B attached hereto (collectively, the “Supporting Equity Holders”) has duly executed and delivered a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Equity Holder has agreed to, among other things, support and vote in favor of this Agreement, the Transaction Documents to which, the Company, the applicable Blocker or the applicable Blocker Holder, as applicable, is or will be a party and the transactions contemplated hereby and thereby (including, without limitation, the Domestication, the Company LLC Conversion, the Company Recapitalization, the Blocker Mergers and the Merger, as applicable);

WHEREAS, in connection with the Closing, Pace, certain equityholders of the Company and certain shareholders of Pace shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and certain Company Holders have entered into a Stockholders Agreement (the “Stockholders Agreement”) related to certain governance matters of Pace;

WHEREAS, Pace, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated October 9, 2020 (the “Letter Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the holders of the Cayman Pace Founders Shares are entering into a letter agreement (the “Waiver Agreement”) pursuant to which the holders of the Cayman Pace Founders Shares shall agree to (a) waive the receipt of certain shares of Pace Class A Common Stock otherwise issuable in connection with the Transactions, (b) forfeit certain shares of Pace Class A Common Stock received in connection with the consummation of the Transactions and certain Pace Warrants at Closing (the “Forfeited Pace Warrants”) and (c) subject certain shares of Pace Class A Common Stock received in connection with the consummation of the Transactions to an earnout, in each case as more particularly described therein;

WHEREAS, prior to the date hereof, Pace has entered into certain forward purchase agreements (as amended, the “Forward Purchase Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase certain shares of Pace Class A Common Stock and Pace Warrants immediately prior to the consummation of the Transactions;

WHEREAS, Pace, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Pace Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the Transactions; and

WHEREAS, in connection with the Closing, Pace and certain Company Holders shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit H.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, except with respect to Section 12.11, none of TPG Global, LLC or any of its Affiliates (other than Pace or any subsidiary of Pace), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an affiliate of Pace or Sponsor for purposes of this Agreement.

“Ancillary Agreements” means the Second A&R LLCA, Registration Rights Agreement, the Stockholders Agreement, the Transaction Support Agreements, the Written Consent, the Waiver Agreement, the Forward Purchase Agreements, the Subscription Agreements, the Tax Receivable Agreement and all other agreements, certificates and instruments executed and delivered by Pace, Merger Subs, the Blockers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the Pace Shareholder Redemption Amount) plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to Pace resulting from the Subscription Agreements and the Forward Purchase Agreements.

“Blocker Holders” means each of Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P., Learn Capital Special Opportunities Fund XVI, L.P., and TCV VIII (A), L.P.

“Blocker Mergers” means, collectively, the Reverse Blocker Mergers and the Direct Blocker Mergers.

“Blocker Organizational Documents” means the certificate of incorporation, bylaws and any other organizational document of each Blocker, as amended, modified or supplemented from time to time.

“Blocker Securities” means the Equity Interests in each Blocker.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Cayman Pace Articles” means the Amended and Restated Memorandum and Articles of Association of Pace adopted and effective on October 6, 2020.

“Cayman Pace Class A Ordinary Share” means, prior to the Domestication, a Class A ordinary share $0.0001 par value in the capital of Pace.

“Cayman Pace Ordinary Shares” means, prior to the Domestication, the Cayman Pace Class A Ordinary Shares and the Cayman Pace Founders Shares.

“Cayman Pace Founders Share” means, prior to the Domestication, a Class F ordinary share $0.0001 par value in the capital of Pace.

“Cayman Pace Unit” means, prior to the Domestication, one Cayman Pace Class A Ordinary Share and one-fifth of one Cayman Pace Warrant.

“Cayman Pace Warrants” means, prior to the Domestication, whole warrants to purchase Cayman Pace Class A Ordinary Shares as contemplated under the Pace Warrant Agreement, with each whole warrant exercisable for one Cayman Pace Class A Ordinary Share at an exercise price of $11.50.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Pace or any of its subsidiaries, or the Company Holders and the Blocker Holders), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Pace or any of its subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which, the voting securities of Pace or any of its subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Pace to any person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Cash Consideration” means an amount (which amount shall not in any event be less than $0.00) equal to the aggregate Available Cash in excess of $250,000,000; provided, that in no event shall the total Company Cash Consideration exceed $388,200,000.

“Company Class A Preferred Units” means the “Class A Preferred Units” as defined in the Company LLCA.

“Company Class A-1 Preferred Units” means the “Class A-1 Preferred Units” as defined in the Company LLCA.

“Company Class B Preferred Units” means the “Class B Preferred Units” as defined in the Company LLCA.

“Company Class C Preferred Units” means the “Class C Preferred Units” as defined in the Company LLCA.

“Company Common Units” means the “Common Units” as defined in the Company LLCA.

“Company Credit Agreement” means that certain Loan and Security Agreement by and between the Company and its qualified subsidiaries, as the borrower, the financial institutions party thereto, as the lender, and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for the lender.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (b) indebtedness evidenced by any note, bond, debenture or other debt security.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Securities” means, collectively, the Equity Interests in the Company, including the Company Class A Preferred Units, the Company Class A-1 Preferred Units, the Company Class B Preferred Units, the Company Class C Preferred Units, the Company Common Units and the Company Profit Units.

“Company Equity Consideration” means a number equal to the quotient determined by dividing (a) the Company Equity Value minus the Company Cash Consideration by (b) $10.00.

“Company Equity Value” means $1,250,000,000 plus the aggregate amount of Company Debt set forth on Section 1.1, subject to the satisfaction of the conditions set forth on Section 1.1 of the Company Disclosure Schedules.

“Company Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Pace Expenses.

“Company Holders” means each holder of Company Equity Securities, including the Blockers.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company LLCA” means the Amended and Restated Operating Agreement of the Company dated December 31, 2018, as such may have been amended, supplemented or modified from time to time.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate, including changes in the education, education technology and tutoring industries, business to consumer markets, and businesses in the so-called “gig economy” platforms; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 and any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect attributable to any outage of the Company online learning platform that is not sustained; (ix) any Effect attributable to the death or disability of any key employees; (x) any Effect attributable to disruptions in sales and marketing channels and disruptions in service providers, in each case that is not sustained, including software/algorithmic changes by vendors with short-term Effects; or (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which Pace has requested in writing or to which it has consented in writing.

“Company Merger Conversion Number” means a number equal to (a) the Company Equity Consideration minus (b) the Company UAR Number.

“Company Organizational Documents” means the certificate of formation, limited liability company agreement and any other organizational documents of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Profit Units” means the “Profit Units” as defined in the Company LLCA.

“Company Subsidiary” means each subsidiary of the Company.

“Company UAR” means a “Unit Appreciation Right” as defined in the Company UAR Plan.

“Company UAR Plan” means the 2016 U.S. Unit Appreciation Rights Plan of the Company and the 2016 Canadian Unit Appreciation Right Plan of the Company.

“Company Up-C Units” means a “Unit” as defined in the Second A&R LLCA.

“Company Warrants” means a “Company Warrant” as defined in the Second A&R LLCA.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is bound by any confidentiality agreements or other confidentiality restriction or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“Earnout Consideration” means those (1) shares of Pace Class A Common Stock or (2) Company Up-C Units (and a corresponding number of shares of Pace Class B Common Stock) set forth on the Allocation Schedule and identified as Earnout Consideration; provided that such Earnout Consideration shall not exceed 4,000,000 in the aggregate (treating for such calculation each Company Up-C Unit and corresponding share of Pace Class B Common Stock as one).

“Earnout Period” means the time period between the date hereof and the five-year anniversary of the Closing Date.

“Employee Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program, policy, agreement, program, practice, understanding or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hurdle Rate” has the meaning set forth in the Company LLCA.

“Incidental Entity Obligations” means, with respect to a corporation, limited partnership or limited liability company, those liabilities or obligations incidental to its existence and status as such an entity, such as annual fees owed to the state of its formation and fees owed to a registered agent.

“Income Tax Returns” means any Internal Revenue Service Form 1065 (and any similar form for U.S. state and local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment).

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Pace, the actual knowledge of Karl Peterson, Greg Mrva and Eduardo Tamraz, in each case after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Losses” means any and all losses, claims, obligations, causes of action, payments, demands, costs, damages, liabilities, obligations, reasonable expenses of any nature (including costs of investigation and attorneys’ fees and disbursements), judgments, fines, settlements, charges, assessments, Taxes and other amounts, of any nature whatsoever, whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or liquidated or unliquidated.

“Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of each Merger Sub, as applicable, and as each may be amended, modified or supplemented from time to time.

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (c) any Reciprocal License.

“Pace Class A Common Stock” means, following the Domestication, Pace’s Class A Common Stock, par value $0.0001 per share, as described in the Pace Certificate of Incorporation.

“Pace Class B Common Stock” means, following the Domestication, Pace’s Class B Common Stock, par value $0.0001 per share, as described in the Pace Certificate of Incorporation.

“Pace Disclosure Schedule” means Pace’s disclosure schedule delivered by Pace in connection with this Agreement.

“Pace Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Pace or any Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Pace or any Merger Sub, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Pace or any Merger Sub pursuant to this Agreement or any other Transaction Document and (c) the repayment of any outstanding Sponsor loans incurred in the ordinary course and in furtherance of the Transactions. Notwithstanding the foregoing or anything to the contrary herein, Pace Expenses shall not include any Company Expenses.

“Pace Founders Stock” means, following the Domestication, Pace’s Class F common stock, par value $0.0001 per share, as described in the Pace Certificate of Incorporation.

“Pace Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Pace, or (b) would prevent, materially delay or materially impede the performance by Pace or Merger Subs of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Pace Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Pace operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Pace as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the Transactions), or (c) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Pace is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which Pace operates.

“Pace Organizational Documents” means (a) prior to the Domestication, the Cayman Pace Articles and the Trust Agreement and (b) following the Domestication, the Pace Certificate of Incorporation, the Pace Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Pace Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Pace of the Redemption Rights.

“Pace Unit” means, following the Domestication, one share of Pace Class A Common Stock and one-fifth of one Pace Warrant.

“Pace Warrant Agreement” means that certain warrant agreement dated October 9, 2020 by and between Pace and Continental Stock Transfer & Trust Company.

“Pace Warrants” means, following the Domestication, whole warrants to purchase shares of Pace Class A Common Stock as contemplated under the Pace Warrant Agreement, with each whole warrant exercisable for one share of Pace Class A Common Stock at an exercise price of $11.50.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Audited Financial Statements, and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by PCI DSS.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” means any Tax Proceeding relating to Income Taxes for a Pre-Closing Tax Period.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article 49 of the Cayman Pace Articles.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, Workers, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Pace Shareholder Approval” means the approval of the Domestication, the Merger, the Blocker Mergers, this Agreement and the Transactions contemplated thereby and by each of the other Transaction Documents by the affirmative vote of the holders of the requisite number of Cayman Pace Ordinary Shares, whether in person or by proxy, at a duly convened meeting of the Pace shareholders.

“Requisite Nerdy Approval” means the affirmative vote of the requisite Company Holders and Blocker Holders required to approve and adopt the Agreement, the Allocation Schedule and Transaction Documents and consummate the Transactions (including, as applicable, each Blocker Merger and the Merger) in accordance with the DLLCA, the DGCL, the Company Organizational Documents and the Blocker Organizational Documents, as applicable.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second A&R LLCA” means the Second Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit E.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Sponsor” means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Straddle Period Tax Proceeding” means any Tax Proceeding relating to Income Taxes for a Straddle Period.

“subsidiary” or “subsidiaries” of the Company, Pace or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case, imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Trading Day” means any day on which shares of Pace Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Pace Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Pace, Merger Subs or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer” means the (i) (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of (B) or agreement to dispose of, directly or indirectly, or (C) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, in each case (A), (B) and (C), any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Transfer Taxes” means state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the closing sale price of one share of Pace Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Pace Class A Common Stock are then listed) is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the closing sale price of one share of Pace Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Pace Class A Common Stock are then listed) is greater than or equal to $14.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the closing sale price of one share of Pace Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Pace Class A Common Stock are then listed) is greater than or equal to $16.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Pace in connection with its due diligence investigation of the Company relating to the Transactions.

“Worker” means any individual located in the United Kingdom who is a “worker” under Laws that are applicable in the United Kingdom.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 5.09
Agreement	Preamble
Aggregate Consideration	§ 4.01(a)
Allocation Schedule	§ 4.01(b)
Alternative Transaction	§ 9.04
Antitrust Laws	§ 9.11(a)
Audited Financial Statements	§ 5.07(a)
Balance Sheet Date Blocker Holders	§ 5.07(a) Preamble
Blocker Merger Sub I	Preamble
Blocker Merger Sub II	Preamble
Blocker Merger Subs	Preamble
Blocker Restructuring	§ 2.02(a)
Blocker Surviving Corporation	§ 3.02(a)
Blockers	Preamble
Blue Sky Laws	§ 5.05(b)
Certificate of Merger	§ 2.03(b)
Claims	§ 8.03
Closing	§ 2.02(d)
Closing Date	§ 2.02(d)
Closing Filing	§ 9.09
Closing Payoff	§ 9.17(a)
Closing Press Release	§ 9.09
Company	Preamble
Company Board	Recitals
Company D&O Persons	§ 9.06(a)
Company LLC Conversion	Recitals
Company Merger Sub	Preamble
Company Permits Company Prepared Returns	§ 5.06 § 9.13(a)
Company Recapitalization	§ 2.02(b)
Company UAR Exchange Ratio	§ 4.01(b)
Company UAR Number	§ 4.01(b)
Confidentiality Agreement	§ 9.03(b)
Continuing Employees	§ 9.05(b)
Contracting Parties	§ 12.11
Converted Company Profit Unit	§ 2.02(b)
Data Security Requirements	§ 5.13(j)
Delivered Financial Statements	§ 9.16
Direct Blocker Certificate of Merger	§ 3.02(b)
Direct Blocker Effective Time	§ 3.02(b)
Direct Blocker Mergers	Recitals
DGCL	Recitals
DLLCA	Recitals
Domestication	Recitals
Earnout Consideration	§ 4.03(a)
Effect	Definition of Company Material Adverse Effect
Effective Time	§ 2.03(b)

Defined Term	Location of Definition
Environmental Permits	§ 5.15
ERISA Affiliate	§ 5.10(c)
Exchange Act	§ 5.05(b)
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Forfeited Pace Warrants	Recitals
Forward Purchase Agreements	Recitals
GAAP	§ 5.07(a)
Governmental Authority	§ 5.05(b)
Insurance Policies	§ 5.17(a)
Intended Tax Treatment	§ 9.13(c)(v)
IRS	§ 5.10(b)
Learn Blocker	Preamble
Lease	§ 5.12(b)
Lease Documents	§ 5.12(b)
Letter Agreement	Recitals
Letter of Transmittal	§ 4.02(b)(i)
Material Contracts	§ 5.16(a)
Maximum Premium	§ 9.06(b)
Merger	Recitals
Merger Subs	Preamble
Modified Withholding Statement	§ 4.04(c)
Nonparty Affiliates	§ 12.11
Outside Date	§ 11.01(b)
Pace	Preamble
Pace Board	Recitals
Pace Bylaws	Recitals
Pace Certificate of Incorporation	Recitals
Pace Equity Plan	§ 9.05(c)
Pace Preferred Shares Pace Prepared Returns	§ 7.03(a) § 9.13(a)
Pace Proposals	§ 9.02(a)
Pace SAR	§ 4.01(d)(iv)
Pace SEC Reports	§ 7.07(a)
Pace Shareholders’ Meeting	§ 9.02(a)
Pace Tail Policy	§ 9.06(c)
Parties	Preamble
Payoff Letters	§ 9.17(a)
Plans	§ 5.10(a)
PPACA	§ 5.10(f)
Private Placements	Recitals
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 9.01(a)
Release Documentation	§ 9.17(a)
Remedies Exceptions	§ 5.04
Reverse Blocker Certificate of Merger	§ 3.01(b)
Reverse Blocker Effective Time	§ 3.01(b)
Reverse Blocker Merger	Recitals
Reverse Blocker Surviving Corporation	§ 3.01(a)
Securities Act	§ 5.05(b)
Signing Filing	§ 9.09

Defined Term	Location of Definition
Signing Press Release	§ 9.09
Special Resolution Proposals	§ 9.02(a)
Stockholders Agreement	Recitals
Special Resolution Proposals	§ 9.02(a)
Subscription Agreements	Recitals
Supporting Equity Holders	Recitals
Surviving Entity	§ 2.03(a)
Tax Receivable Agreement	Recitals
TCV Blocker	Preamble
Terminating Company Breach	§ 11.01(e)
Terminating Pace Breach	§ 11.01(f)
Transaction Support Agreements	Recitals
Trust Account	§ 7.13
Trust Agreement	§ 7.13
Trust Fund	§ 7.13
Trustee	§ 7.13
Waiver Agreement	Recitals
Written Consent	§ 9.15(a)
Written Consent Deadline	§ 9.15(a)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (x) words importing the singular shall also include the plural, and vice versa; (xi) references to “$” or “dollar” or “US$” shall be references to United States dollars; the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (xii) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (xiii) all references to any contract or agreement are to that contract or agreement as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

CLOSING; REORGANIZATION; DOMESTICATION; AGREEMENT AND PLAN OF MERGER

SECTION 2.01 Closing Transactions. In connection with the Closing, on the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) the Blocker Restructuring and the Company Recapitalization shall be consummated;

(b) the Domestication shall become effective;

(c) the investors party to the Subscription Agreements shall purchase, and Pace shall issue and sell to the investors the number of shares of Pace Class A Common Stock set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements;

(d) the investors party to the Forward Purchase Agreements shall purchase, and Pace shall issue and sell to such investors, the number of shares of Pace Class A Common Stock set forth in the Forward Purchase Agreements against payment of the amounts set forth in the Forward Purchase Agreements;

(e) Pace shall pay or cause to be paid any payments required to be made by Pace in connection with the exercise of the Redemption Rights;

(f) the Merger shall be consummated;

(g) the Reverse Blocker Mergers shall be consummated;

(h) the Direct Blocker Mergers shall be consummated;

(i) Pace shall contribute all of the assets then held by Pace (other than Company Up-C Units) to the Company in exchange for such number of Company Up-C Units and warrants in the Company such that, after giving effect to such exchange, the Merger and the Blocker Mergers, Pace shall hold (i) a number of Company Up-C Units equal to the number of shares of Pace Class A Common Stock issued and outstanding immediately after giving effect to the Transactions and (ii) a number of warrants in the Company equal to the number of Pace Warrants issued and outstanding immediately after giving effect to the Transactions;

(j) as of immediately following Closing, the Pace Board shall consist of the number of directors, and be comprised of the individuals and classes, consistent with the Shareholders Agreement.

SECTION 2.02 Company Recapitalization; Domestication.

(a) Prior to the Effective Time, the Company and TCV Blocker shall have caused the restructuring set forth on Schedule C (the “Blocker Restructuring”) to have been completed such that, after giving effect to such restructuring, TCV Blocker shall directly hold Company Equity Securities.

(b) Immediately prior to the Effective Time and subject to receipt of the Requisite Nerdy Approval: (i) the Company shall cause each Company Class A Preferred Unit, Company Class A-1 Preferred Unit, Company Class B Preferred Unit and Company Class C Preferred Unit (and any other Company Equity Securities, other than the Company Profit Units) that is issued and outstanding immediately prior to the Effective Time to be automatically converted into Company Common Units at the then-effective conversion rate as calculated pursuant to the Company LLCA; (ii) the Company shall cause each Company Profit Unit that is issued and outstanding, whether vested or unvested, immediately prior to the Effective Time to be automatically converted into Company Common Units, subject to the same terms and conditions (including applicable vesting requirements) applicable to such Company Profit Unit pursuant to the Company LLCA, the Varsity Tutors, LLC Incentive Unit Plan (as amended), the applicable award agreement or otherwise in effect immediately prior to the Effective Time, at a conversion rate taking into account the Company Equity Value and the applicable Hurdle Rate of such Company Profit Unit and the application of the Company LLCA (each, as converted, a “Converted Company Profit Unit”); and (iii) the Company shall effect the Company LLC Conversion and convert to a

Delaware limited liability company by filing a certificate of conversion and certificate of formation (in forms reasonably acceptable to the Company and Pace) with the Secretary of State of the State of Delaware (such transactions in clauses (i), (ii) and (iii), the “Company Recapitalization”).

(c) On the Closing Date and immediately prior to the Effective Time and in connection with Closing, Pace shall cause the Domestication to become effective, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Pace Certificate of Incorporation in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, and (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication. In accordance with applicable Law, the Domestication and related documentation shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Pace, without duplication, (A) each then issued and outstanding Cayman Pace Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Pace Class A Common Stock; (B) each then issued and outstanding share of Cayman Pace Founders Share shall convert automatically, on a one-for-one basis, into a share of Pace Founders Stock (which, following the Domestication and the Merger, will convert into shares of Pace Class A Common Stock) as described in the following sentence; (C) each then issued and outstanding Cayman Pace Warrant shall convert automatically into a Pace Warrant, pursuant to the Pace Warrant Agreement; and (D) each then issued and outstanding Cayman Pace Unit shall convert automatically into a Pace Unit. Immediately following the Merger, the shares of Pace Founders Stock will convert into shares of Pace Class A Common Stock in accordance with the Pace Certificate of Incorporation (which, for the avoidance of doubt, will result in the issuance of an additional 3,750,000 shares of Pace Class A Common Stock as a result of a modification to the conversion ratio in respect of the transactions contemplated by the Forward Purchase Agreements), subject to subsequent application of the Waiver Agreement and consistent with the calculations on Exhibit G.

(d) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures on the third (3rd) Business Day, after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or such other place, date and/or time as Pace and the Company may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 The Merger.

(a) Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DLLCA, at the Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company of the Merger (in such capacity, the “Surviving Entity”).

(b) Immediately prior to the first Reverse Blocker Effective Time, and immediately after the Domestication, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

SECTION 2.05 Certificate of Formation; LLCA.

(a) At the Effective Time, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by the DLLCA and such certificate of formation.

(b) At the Effective Time, the Company LLCA, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the Second A&R LLCA, and such Second A&R LLCA, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such limited liability company agreement. Pursuant to the Second A&R LLCA, Pace shall become the Managing Member (as defined in the Second A&R LLCA) of the Surviving Entity at the Effective Time.

ARTICLE III.

BLOCKER MERGERS

SECTION 3.01 Reverse Blocker Mergers.

(a) Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the applicable Reverse Blocker Effective Time, (i) Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger and (ii) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger. As a result of each Reverse Blocker Merger, the separate corporate existence of the applicable Blocker Merger Sub shall cease and the applicable Blocker shall continue as the surviving entity of each such Reverse Blocker Merger (in such capacity and as applicable, the “Reverse Blocker Surviving Corporation”).

(b) On the Closing Date and immediately prior to the Direct Blocker Effective Time but immediately after the Effective Time, the parties hereto shall cause each Reverse Blocker Merger to be consummated in the order described in Section 3.01(a) by filing a certificate of merger (a “Reverse Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of each such Reverse Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Reverse Blocker Certificate of Merger), as applicable, being the “Reverse Blocker Effective Time”).

(c) At the applicable Reverse Blocker Effective Time, the effect of each Reverse Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the applicable Reverse Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker Merger Sub shall vest in the Reverse Blocker Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Reverse Blocker Surviving Corporation.

(d) At the applicable Reverse Blocker Effective Time, the applicable Blocker certificate of incorporation, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the certificate of incorporation of the Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker certificate of incorporation.

(e) At the applicable Reverse Blocker Effective Time, the applicable Blocker bylaws, as in effect immediately prior to such Reverse Blocker Effective Time, shall be the bylaws of such Reverse Blocker Surviving Corporation until thereafter amended as provided by the DGCL and such Blocker bylaws.

(f) At the applicable Reverse Blocker Effective Time, the directors of the Board of Directors of the applicable Blocker, as in effect immediately prior to such Reverse Blocker Effective Time, shall remain the directors of the Board of Directors of such Reverse Blocker Surviving Corporation until their successors shall be duly elected and qualified or until their death, resignation or removal.

SECTION 3.02 Direct Blocker Mergers.

(a) Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the applicable Direct Blocker Effective Time, (i) TCV Blocker will merge with and into Pace, with Pace surviving such merger and (ii) immediately thereafter, Learn Blocker will merge with and into Pace, with Pace surviving such merger. As a result of each Direct Blocker Merger, the separate corporate existence of the applicable Blocker shall cease and Pace shall continue as the surviving entity of each such Direct Blocker Merger (in such capacity, the “Blocker Surviving Corporation”).

(b) On the Closing Date, and immediately following the last Reverse Blocker Merger Effective Time, the parties hereto shall cause each Direct Blocker Merger to be consummated by filing a certificate of merger (a “Direct Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of each such Direct Blocker Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in each such Direct Blocker Certificate of Merger), as applicable, being the “Direct Blocker Effective Time”).

(c) At the applicable Direct Blocker Effective Time, the effect of each Direct Blocker Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the applicable Direct Blocker Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of each Blocker (including the Company Up-C Units held by such Blocker) shall vest in the Blocker Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each Blocker shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Blocker Surviving Corporation.

(d) At the applicable Direct Blocker Effective Time, the Pace Certificate of Incorporation, as in effect immediately prior to the Direct Blocker Effective Time, shall be the certificate of incorporation of the Blocker Surviving Corporation until thereafter amended as provided by the DGCL and the Pace Certificate of Incorporation.

(e) At the Direct Blocker Effective Time, the Pace Bylaws, as in effect immediately prior to the applicable Direct Blocker Effective Time, shall be the bylaws of the Blocker Surviving Corporation until thereafter amended as provided by the DGCL and the Pace Bylaws.

(f) At the applicable Direct Blocker Effective Time, the Pace Board shall be as set forth in the Shareholders’ Agreement.

ARTICLE IV.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 4.01 Conversion of Securities; Allocation of Aggregate Consideration.

(a) The aggregate consideration (the “Aggregate Consideration”) to be paid to the holders of Company UARs, Company Holders and the Blocker Holders in accordance with this Agreement shall consist of the Company Cash Consideration, the Company Equity Consideration, a number of Pace Warrants and Company Warrants collectively equal to the number of Forfeited Pace Warrants and the Earnout Consideration (if payable), to be allocated in accordance with the Allocation Schedule.

(b) On the date hereof, the Company has delivered to Pace a schedule (as may be updated pursuant to Section 4.01(c), the “Allocation Schedule”), allocating the Aggregate Consideration in the amount and among the Company Holders, the Blocker Holders and the holders of Company UARs based on Company Cash

Consideration of $388,200,000, including setting forth (i) the number of the Company Common Units held by each Company Holder (after giving effect to the Company Recapitalization), (ii) the portion of the Company Equity Consideration that will be allocated to a portion of the Company UARs held by current employees of the Company or a Company Subsidiary, such number to be calculated consistent with the Company UAR Plan and the Company Organizational Documents taking into account the value of each Company Common Unit implied by the Company Equity Value and the base value of each such Company UAR and a value of one share of Pace Class A Common Stock of $10.00 (the aggregate portion of the Company Equity Consideration allocated to the Company UARs, the “Company UAR Number”), as well as the exchange ratio (i.e., the ratio of the Company UAR Number as compared to the aggregate number of Company Common Units underlying the Company UARs based on such calculation) on which such calculations are based (the “Company UAR Exchange Ratio”) and the portion of the Company Cash Consideration that will be allocated to a portion of the Company UARs, (iii) the portion of the Company Merger Conversion Number, the Company Cash Consideration, the Pace Warrants and Company Warrants included in the Aggregate Consideration and the Earnout Consideration to be allocated to each Company Holder and Blocker Holder and holder of Company UARs and (iv) with respect to each Company Holder, whether such Company Holder will receive either (A) a number of shares of Pace Class A Common Stock or (B) a number of Company Up-C Units and a corresponding number of shares of Pace Class B Common Stock, in each case, with respect to the Company Merger Conversion Number and the Earnout Consideration allocated to such Company Holder. The Company represents and warrants that the Allocation Schedule (and the calculations and determinations set forth therein) complies in all respects with the Company Organizational Documents and the Company UAR Plan.

(c) Prior to the Closing Date (but no later than the fifth (5th)) Business Day prior thereto), the Company shall be entitled to amend the Allocation Schedule solely to the extent necessary to give effect to a change in the amount of the Company Cash Consideration from the assumption set forth in the Allocation Schedule as of the date hereof (and the corresponding changes to the Company Equity Consideration and the Company Merger Conversion Number). On the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Pace a certification, duly executed by an authorized officer of the Company, certifying that (i) the information set forth in the Allocation Schedule (as amended, if applicable) is true and correct in all respects and compliant in all respects with the Company Organizational Documents and the Company UAR Plan and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 4.01(e). The Company will review any comments to the Allocation Schedule provided by Pace and consider such comments in good faith.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Pace, Company Merger Sub, the Company or the holders of any of the following securities:

(i) each Company Common Unit issued and outstanding after the Company Recapitalization immediately prior to the Effective Time (other than any Company Common Units held by the Blockers) shall be canceled and converted into the right to receive (A) the portion of the Company Cash Consideration, (B) the number of (x) shares of Pace Class A Common Stock or (y) Company Up-C Units and a corresponding number of shares of Pace Class B Common Stock including, with respect to clause (x) or (y), if payable, in respect of the Earnout Consideration (in each case, in the case of a Converted Company Profit Unit, subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to the corresponding Company Profit Unit pursuant to the Company LLCA, the Varsity Tutors, LLC Incentive Unit Plan (as amended), the applicable award agreement or otherwise in effect immediately prior to the Effective Time), and (C) the portion of Pace Warrants or Company Warrants, in each case as set forth on the Allocation Schedule;

(ii) each Company Common Unit issued and outstanding after the Company Recapitalization prior to the Effective Time and held by the Blockers shall be canceled and converted into certain Company Up-C Units as set forth on the Allocation Schedule;

(iii) each Equity Interest held by Pace in Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be canceled and converted into certain Company Up-C Units;

(iv) each Company UAR listed on Section 4.01(d)(iv) of the Company Disclosure Schedule that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a stock appreciation right (each, a “Pace SAR”) corresponding to a number of shares of Pace Class A Common Stock equal to the number of Company Common Units underlying such Company UAR based on the calculations described in Section 4.01(b) multiplied by the Company UAR Exchange Ratio as set forth on the Allocation Schedule, on the same terms and conditions (including applicable vesting requirements) as such Company UAR and the applicable award agreement in effect immediately prior to the Effective Time, except that each such Pace SAR shall be exercisable at a per-share base price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the base price per Company Common Unit at which such Company UAR was exercisable immediately prior to the Effective Time by (II) the Company UAR Exchange Ratio as set forth on the Allocation Schedule; and

(v) each Company UAR listed on Section 4.01(d)(v) of the Company Disclosure Schedule that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into the right to receive an amount in cash per Company Common Unit underlying such Company UAR as set forth on the Allocation Schedule, based on the calculations described in Section 4.01(b) and calculated consistent with the Company UAR Plan and the Company Organizational Documents taking into account the value of each Company Common Unit implied by the Company Equity Value and the base price per Company Common Unit at which such Company UAR was exercisable immediately prior to the Effective Time.

(e) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company LLCA and the Company UAR Plan (and the underlying grant, award or similar agreements) or otherwise (including any amendments or modifications thereto or the delivery of any notices or the procurement of any required consents thereunder) to give effect to the provisions of Article III and this Section 4.01, including the allocation of consideration contemplated by the Allocation Schedule;

(f) At the applicable Reverse Blocker Effective Time, by virtue of each Reverse Blocker Merger and without any action on the part of Pace or the applicable Blocker or the applicable Blocker Merger Sub:

(i) 100% of the Blocker Securities as of the applicable Reverse Blocker Effective Time shall be canceled and converted into the right to receive (A) the portion of the Company Cash Consideration and (B) the number of shares of Pace Class A Common Stock (including, if payable, in respect of the Earnout Consideration), in each case as set forth on the Allocation Schedule;

(ii) each issued and outstanding share of common stock in each Blocker Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock in the applicable Blocker Surviving Corporation; and

(iii) the Company Up-C Units held by each Blocker immediately prior to the Reverse Blocker Effective Time shall remain outstanding and held by such Blocker.

(g) At the Direct Blocker Effective Time, by virtue of the Direct Blocker Mergers and without any action on the part of Pace or the Blockers:

(i) 100% of the Blocker Securities as of the Direct Blocker Effective Time in each Blocker shall be canceled; and

(ii) the Company Up-C Units held by each Blocker immediately prior to the Direct Blocker Effective Time shall remain outstanding and held by Pace.

(h) Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of shares of Pace Class A Common Stock and Company Up-C Units that the Company Holders and the Blocker Holders collectively will have a right to receive pursuant to this Agreement in no event shall exceed the Company Merger Conversion Number (excluding the Earnout Consideration) and (B) in no event shall the number of shares of Pace Class A Common Stock issuable in respect of the Pace SARs be in excess of the Company UAR Number as of the Closing (assuming a price of the Pace Class A Common Stock of $10.00).

(i) Notwithstanding the foregoing or anything to the contrary herein, in the event of a conflict or discrepancy between this Section 4.01 and/or Section 4.03 of this Agreement and the Allocation Schedule, the Allocation Schedule shall govern the distribution of the Aggregate Consideration in all respects.

SECTION 4.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, Pace shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Pace and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Company Holders, holders of Company UARs and Blocker Holders, for exchange in accordance with this Article IV, the number of shares of Pace Class A Common Stock and Pace Class B Common Stock, the number of Company Up-C Units, the number of Forfeited Pace Warrants and an amount of immediately available funds sufficient to deliver the aggregate consideration payable pursuant to this Agreement (such shares of Pace Class A Common Stock and Pace Class B Common Stock, Forfeited Pace Warrants, Company Up-C Units and cash, together with any dividends or distributions with respect thereto pursuant to Section 4.02(c), being hereinafter referred to as the “Exchange Fund”). Pace shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable consideration out of the Exchange Fund in accordance with this Agreement; provided, that, cash payments to holders of Company UARs shall be effected through the Company’s payroll policies and procedures in effect at the Effective Time. Except as contemplated by Section 4.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the date hereof, Pace shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Holder and Blocker Holder entitled to receive the consideration set forth in this Agreement a letter of transmittal, which shall be in a form reasonably acceptable to Pace and the Company (the “Letter of Transmittal”) and shall specify instructions for use in effecting the surrender of the applicable Company Equity Securities and Blocker Securities (whether or not certificated). Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Company Equity Securities and Blocker Securities held by the holder thereof for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder thereof shall be entitled to receive in exchange therefore, and Pace shall cause the Exchange Agent to deliver in accordance with the provisions of Section 4.01, the consideration contemplated by this Agreement, and such Company Equity Securities and Blocker Securities so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.02, the Company Equity Securities and Blocker Securities shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable consideration that such holder is entitled to receive in accordance with the provisions of Section 4.01.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Pace Class A Common Stock or Company Up-C Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Equity Securities or Blocker Securities with respect to the shares of Pace Class A Common Stock or Company Up-C Units represented thereby until surrendered in accordance with Section 2.02(c). Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, Pace shall pay or cause to be paid to the holder of the shares of Pace Class A Common Stock or Company Up-C Units issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Pace Class A Common Stock or Company Up-C Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Pace Class A Common Stock or Company Up-C Units.

(d) No Further Rights. The consideration payable upon conversion of the Company Equity Securities and Blocker Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities and Blocker Securities. From and after the Effective Time, the holders of Company Equity Securities and Blocker Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law.

(e) Adjustments. The equity consideration set forth in this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Pace Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one year after the Effective Time shall be delivered to Pace, upon demand, and any holders of Company Equity Securities or Blocker Securities who have not theretofore complied with this Section 4.02 shall thereafter look only to Pace for the applicable consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Securities and Blocker Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Pace free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Pace or the Company shall be liable to any holder of Company Equity Securities or Blocker Securities for any Pace Class A Common Stock, Pace Class B Common Stock or Company Up-C Units (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.02.

(h) Lost Certificates. If any certificate representing Company Equity Securities or Blocker Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the applicable consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 4.01.

(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Pace Class A Common Stock or Pace Class B Common Stock, Forfeited Pace Warrants or Company Up-C Units shall be issued upon the exchange of Company Equity Securities or Blocker Securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pace or a holder of shares of Pace Class A Common Stock or Pace Class B Common Stock Forfeited Pace Warrants or Company Up-C Units. In lieu of any fractional share of Pace Class A Common Stock, Pace Class B Common Stock, Forfeited Pace Warrants or Company Up-C Units to which any holder of Company Equity Securities or Blocker Securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Pace Class A Common Stock, Pace Class B Common Stock, Forfeited Pace Warrants or Company Up-C Units, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(j) Capitalization. Exhibit G sets forth an illustrative calculation of the capitalization of the Company immediately following the consummation of the Transactions.

SECTION 4.03 Earnout.

(a) Following the Closing, and as additional consideration for the Blocker Mergers, the Merger and the other Transactions and as an incentive to generate future growth of the Company, the Earnout Consideration shall become subject to potential forfeiture if a Triggering Event does not occur within the Earnout Period as set forth in Section 4.03(b) with the applicable portion of such Earnout Consideration no longer being subject to forfeiture upon the occurrence of the applicable Triggering Event. Certificates or book entries representing the Earnout Consideration shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for such Earnout Consideration will be given appropriate stop transfer orders with respect to the Earnout Consideration until the occurrence of the applicable Triggering Event; provided, however, that upon a Triggering Event in accordance with the terms herein, Pace shall immediately cause the removal of such legend with respect to the applicable Earnout Consideration and direct such transfer agent that such stop transfer orders are no longer applicable.

(b) The Earnout Consideration shall no longer be subject to forfeiture as follows:

(i) Upon the occurrence of Triggering Event I, 1,333,333 of, as applicable, (A) shares of Pace Class A Common Stock or (B) Company Up-C Units and a corresponding number of shares of Pace Class B Common Stock (as set forth on the Allocation Schedule);

(ii) Upon the occurrence of Triggering Event II, 1,333,333 of, as applicable, (A) shares of Pace Class A Common Stock or (B) Company Up-C Units and a corresponding number of shares of Pace Class B Common Stock (as set forth on the Allocation Schedule); and

(iii) Upon the occurrence of Triggering Event III, 1,333,334 of, as applicable, (A) shares of Pace Class A Common Stock or (B) Company Up-C Units and a corresponding number of shares of Pace Class B Common Stock (as set forth on the Allocation Schedule).

(c) For the avoidance of doubt, the aggregate number of shares of Pace Class A Common Stock and Company Up-C Units (and corresponding number of shares of Pace Class B Common Stock) comprising the Earnout Consideration and subject to forfeiture pursuant to this Section 4.03 will not exceed 4,000,000 (treating for such calculation each Company Up-C Unit and corresponding share of Pace Class B Common Stock as one).

(d) If, during the Earnout Period, there is a Change of Control, each Triggering Event that has not yet occurred as of immediately prior to the Change of Control shall be deemed to have occurred and the Earnout Consideration shall no longer be subject to forfeiture.

(e) The Pace Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Pace Class A Common Stock occurring on or after the Closing (other than the conversion of the Cayman Pace Founders Shares into Pace Class A Common Stock at the Closing in connection with the Domestication).

(f) In the event any Triggering Event does not occur during the Earnout Period, the applicable Earnout Shares shall immediately be forfeited to Pace for no consideration as a contribution to the capital of Pace (including for purposes of Section 118 of the Code) and immediately cancelled.

SECTION 4.04 Withholding.

(a) Notwithstanding anything in this Agreement to the contrary, each of Pace, Company Merger Sub, the Company, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable or issuable pursuant to this Agreement such amounts required to be deducted or withheld under applicable Law; provided, that other than with respect to withholding (i) with respect to any payments in the nature of compensation, or (ii) attributable to the failure of any person to provide the documents described in Section 4.04(b) and Section 4.04(c), Pace will, prior to any deduction or withholding, use commercially reasonable efforts to (A) notify the person in respect of which such deduction or withholding is proposed to be made of any anticipated withholding, (B) reasonably consult with such person in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with such person to minimize the amount of any such applicable withholding to the extent permissible under applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

(b) At the Closing, each Blocker shall deliver to Pace (i) a certification, dated as of the Closing Date, in accordance with Sections 1445(b)(3) of the Code (and meeting the requirements described in Treasury

Regulations Section 1.1445-2(c)(3) and Treasury Regulation Section 1.897-2(h)(2)), certifying that the Equity Interests in such Blocker are not “United States real property interests” along with the related notice to the IRS and (ii) a properly executed IRS Form W-9 dated as of the Closing Date.

(c) At the Closing, the Company shall deliver to Pace with respect to each Company Holder (or, if such Company Holder is classified as an entity disregarded as separate from another person, then by such other person), either (i) a properly executed IRS Form W-9 dated as of the Closing Date, or (ii) a properly executed IRS Form W-8IMY and a Modified Withholding Statement, each dated as of the Closing Date. A “Modified Withholding Statement” means a statement reasonably acceptable to Pace that provides the information and certifications required by, and otherwise meets the requirements described in, Treasury Regulations Section 1.1446(f)-2(c)(2)(iv)(C), including, for the avoidance of doubt, (i) the percentage of gain allocable to each direct or indirect partner of the applicable Company Holder providing such Modified Withholding Statement, (ii) whether each such person is a United States person, a foreign partner eligible for treaty benefits, or a presumed foreign taxable person, and (iii) any certification of non-foreign status or any certification of treaty benefits from each direct or indirect partner of the applicable Company Holder providing such Modified Withholding Statement that is not a presumed foreign taxable person. If the Company delivers to Pace a properly executed IRS Form W-8IMY and a Modified Withholding Statement with respect to a Company Holder unless there is a change in applicable Law occurring after the date of this Agreement, then each of Pace, Company Merger Sub, the Company, the Surviving Entity and the Exchange Agent shall, with respect to such Company Holder, treat the “modified amount realized” set forth on the Modified Withholding Statement (so long as such amount is reasonably determined in accordance with Treasury Regulations Section 1.1446(f)-2(c)(2)(iv)(B)) as the “amount realized” by such Company Holder for purposes of Section 1446(f) of the Code with respect to the transfer of partnership interests by such Company Holder pursuant to this Agreement (including, for the avoidance of doubt, for purposes of calculating the amount to be withheld under Section 1446(f) of the Code with respect to such Company Holder with respect to the transactions contemplated by this Agreement).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Pace and Merger Subs as follows:

SECTION 5.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a limited liability company or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

SECTION 5.02 Organizational Documents. The Company has prior to the date of this Agreement made available to Pace in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the material provisions of its organizational documents.

SECTION 5.03 Capitalization.

(a) Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. All such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. The Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth in Section 5.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Securities or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Securities or any of the Equity Interests or other securities of the Company. The Company does not own any Equity Interests in any person.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Section 5.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each Company UAR outstanding: (i) the name of the Company UAR recipient; (ii) the Company UAR Plan pursuant to which such Company UAR was granted; (iii) the number of Company Common Units subject to such Company UAR; (iv) the exercise or base price of such Company UAR; (v) the date on which such Company UAR was granted; (vi) the number of Company UARs that are vested and exercisable; and (vii) the date on which such Company UAR expires. The Company has made available to Pace in the Virtual Data Room accurate and complete copies of each Company Plan pursuant to which the Company has granted the Company UARs that are currently outstanding and the form of all award agreements evidencing such Company UARs. No Company UAR was granted with an exercise or base price per share less than the fair market value of the underlying Company Common Units as of the date such Company UAR was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company UAR or as a result of the Transactions.

SECTION 5.04 Authority Relative to this Agreement. The Company has all necessary organizational power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party thereto, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Nerdy Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Requisite Nerdy Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DLLCA). The Supporting Equity Holders comprise the necessary number of the Company Holders and Blocker Holders to constitute Requisite Nerdy Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Pace, the Blockers and Company Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule, including the Written Consent have been made, obtained or given, the performance of this Agreement by the Company, will not (i) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.06 Permits; Compliance. Except as set forth in Section 5.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2019, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.07 Financial Statements.

(a) The Company has made available to Pace in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019 (the balance sheet as of December 31, 2019, the “Balance Sheet Date”), and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the Balance Sheet Date, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 5.07(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any Company Debt.

(d) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 31, 2019 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.01.

SECTION 5.09 Absence of Litigation. There is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all material Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary, including all forms of offer letter and agreement pursuant to which all individuals who are (or who at any time in the last twelve (12) months have been) employed or engaged as employees, Workers, or independent contractors by the Company or any Company Subsidiary and no such individual is or has been employed or engaged on terms that differ to a material extent from such forms of offer letter or agreement. Section 5.10(a) of the Company Disclosure Schedule sets forth a true and correct list of any employment or similar agreement with any senior executive of the Company. For purposes of this Agreement, “Plans” shall mean all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, Worker, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any liability (contingent or otherwise).

(b) With respect to each material Plan, the Company has made available to Pace, as applicable (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(h) There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(j) Each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of

Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.

SECTION 5.11 Labor and Employment Matters.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) hire date; (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; and (vi) for those employees outside of the United States, the period of required notice, if any, prior to termination of their employment if such notice period is longer than the statutory minimum under applicable local Laws.

(b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, Workers or independent contractors, except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2019 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees, Workers and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Each employee of the Company and each Company Subsidiary and any Worker and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

SECTION 5.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 5.12(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each material amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Pace in the Virtual Data Room. (i) Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect, and (iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to have Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not have reasonably be expected to have a Company Material Adverse Effect. In the past three years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not reasonably be expected to have Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have Company Material Adverse Effect. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(e) The assets owned by the Company and the Company Subsidiaries and the employees of the Company and the Company Subsidiaries are all of the assets and individuals used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business, and such assets and individuals comprise all of the assets, individuals and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

SECTION 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000 and (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $500,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as conducted as of the date hereof.

(b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims filed and served or, to the Company’s knowledge, threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Except as would have a Company Material Adverse Effect, all persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Company Merger Sub or Pace in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a) of the Company Disclosure Schedule.

(g) The Company and Company Subsidiaries do not use and since January 1, 2019 have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge, except as would not have a Company Material Adverse Effect.

(h) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently under development which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s commercialization timeline as currently planned.

(i) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2019. To the Company’s knowledge, since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(j) Except as would not reasonably be expected to have Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and since January 1, 2019 have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable publicly posted privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) PCI DSS, (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security; and (v) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere (collectively, the “Data Security Requirements”). Without limiting the generality of the foregoing, the Company has provided all notices and obtained all consents required to be provided or received, respectively, pursuant to COPPA. The Company and the Company Subsidiaries have each implemented reasonable physical, technical, organizational and administrative data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has, to the Company’s knowledge (A) experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or (B) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy/Data Security Laws, and, to the Company’s knowledge, there is no reasonable basis for the same.

(k) Except as would not reasonably be expected to have Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the

Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Company Merger Sub or Pace from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l) Except as would create a Company Material Adverse Effect, all past and current employees, Workers and independent contractors of the Company and the Company Subsidiaries that provide services for the Company and are directly involved in the development of Products are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(m) Neither the Company nor any Company Subsidiary is, nor since January 1, 2019 has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

SECTION 5.14 Taxes.

(a) All U.S. federal income and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All U.S. federal income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(f) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(h) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(j) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

(l) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has made available to Pace true, correct and complete copies of all material income Tax Returns filed by the Company or any Company Subsidiary for the 2018 and 2019 tax years.

(n) Neither the Company nor any Company Subsidiary has received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) For U.S. federal income tax purposes, the Company and each Company Subsidiary is, and has been since its formation, classified as either a partnership or a disregarded entity. The Company and each Company Subsidiary that is a partnership for U.S. federal income tax purposes has made or will make a valid election under Section 754 of the Code.

(p) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

SECTION 5.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

SECTION 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth on Section 5.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other Workers and consultants;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $250,000 over any 12-month period;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix) all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a)(ii) of the Company Disclosure Schedule;

(x) contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xi) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xii) agreement for the development of Company-Owned IP for the benefit of the Company.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract. The Company has furnished or made available to Pace in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

SECTION 5.17 Insurance.

(a) Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 5.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and the Company Holders, (b) approved this Agreement and the Transactions, including the Merger, and declared their advisability, and (c) recommended that the Company Holders approve and adopt this Agreement and approve the Transactions, including the Merger, and directed that this Agreement and the Transactions, including the Merger, be submitted for consideration by the Company Holders. The Requisite Nerdy Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions, including the Merger. The Written Consent, if executed and delivered, would qualify as the Requisite Nerdy Approval and no additional approval or vote from any holders of any Company Equity Securities would then be necessary to adopt this Agreement and approve the Transactions, including the Merger.

SECTION 5.19 Certain Business Practices.

(a) Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge any of their respective directors, officers, Workers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, Workers or employees, or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective officers, directors, employees, Workers or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 5.20 Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii)  materially modified any term of any such extension or maintenance of credit.

SECTION  5.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 5.22 Brokers. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Pace with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Goldman Sachs & Co., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 5.23 Sexual Harassment and Misconduct. Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, Worker or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct in writing by an executive officer, director, Worker or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and since the Balance Sheet Date, there have not been any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director, Worker or employee of the Company or any of the Company Subsidiaries. Since January 1, 2019, the Company and its Subsidiaries have used reasonable best efforts to investigate all sexual harassment or other discrimination allegations with respect to current or former employees or Workers of which the Company or a Company Subsidiary has or had knowledge.

SECTION 5.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pace, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pace, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BLOCKERS

Each Blocker, severally and not jointly, hereby represents and warrants to Pace as follows:

SECTION 6.01 Corporate Organization; No Employees.

(a) Such Blocker is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to prevent or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

(b) No Blocker has, or has ever had, any employees or Workers.

SECTION 6.02 Capitalization.

(a) Section 6.02(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in such Blocker. All such Equity Interests are held by the applicable Blocker Holders free and clear of all Liens, options, rights of first refusal and limitations on the such Blocker’s voting or transfer rights other than transfer restrictions under applicable securities Laws and such Blocker’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which such Blocker is a party and such Blocker’s organizational documents.

(b) Except as set forth in Section 6.02(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of such Blocker or obligating such Blocker to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, such Blocker. Such Blocker is not a party to, or otherwise bound by, and such Blocker has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in such Blocker. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which such Blocker is a party or among any holder of any Equity Interests in such Blocker to which such Blocker is not a party, with respect to the voting or transfer of the Equity Interests in such Blocker.

SECTION 6.03 Authority. Such Blocker has all necessary corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Nerdy Approval, to consummate the Transactions, including the applicable Blocker Merger. The execution and delivery of this Agreement by such Blocker and the consummation by the Company of the Transactions, including the applicable Blocker Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions, including the applicable Blocker Merger (other than the Requisite Nerdy Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by such Blocker and, assuming the due authorization, execution and delivery by Pace, the Company, the other Blockers and Merger Subs, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, except as limited by the Remedies Exceptions.

SECTION 6.04 No Conflict.

(a) The execution and delivery of this Agreement by such Blocker does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.04(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 6.04(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by such Blocker will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of such Blocker, (ii) conflict with or violate any Law applicable to such Blocker or by which any property or asset of such Blocker is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, consent, notice, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of such Blocker pursuant to, any contract to which such Blocker is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

(b) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent, materially delay or materially impede the performance by such Blocker of its obligations under this Agreement or the consummation of the applicable Blocker Merger or any of the other Transactions.

SECTION 6.05 Litigation. There is no Action pending or threatened in writing against such Blocker or any property or asset of such Blocker. Neither such Blocker nor any property or asset of such Blocker is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 6.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.

SECTION 6.07 Assets; Liabilities.

(a) Where such Blocker is not a party to the Blocker Restructuring, (i) such Blocker has never owned any assets other than its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) its sole assets at all times up to the Closing will be its direct ownership of Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests. Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never owned any assets, and will own no assets prior to the Blocker Restructuring, other than its direct ownership of an intermediate entity through which such Blocker holds an indirect interest in the Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests, and (ii) upon consummation of the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker’s sole assets will be Equity Interests of the Company, cash and tax attributes incidental to or arising out of its ownership of such interests (or out of its previous ownership of interests in any intermediate entity through which such Blocker held an indirect interest in the Equity Interests of the Company).

(b) Where such Blocker is not a party to the Blocker Restructuring, such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Closing, other than Incidental Entity Obligations and liabilities arising out of its ownership of Equity Interests of the Company. Where such Blocker is a party to the Blocker Restructuring, (i) such Blocker has never had any operations or liabilities, and will have no operations or liabilities prior to the Blocker Restructuring, other than Incidental Entity Obligations and liabilities arising out of its ownership of interest in any intermediate entity through which such Blocker holds an indirect interest in the Equity Interests of the Company, and (ii) following the Blocker Restructuring and at all times thereafter up to the Closing, such Blocker will have no operations or liabilities other than Incidental Entity Obligations and liabilities arising out of its direct ownership of Equity Interests of the Company (or out of its previous ownership of interests in any intermediate entity through which such Blocker held an indirect interest in the Equity Interests of the Company).

SECTION 6.08 Taxes.

(a) All U.S. federal income and all other material Tax Returns required to be filed by such Blocker have been duly and timely filed (taking into account any extension of time to file).

(b) All U.S. federal income and all other material Taxes owed by such Blocker (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim currently pending against such Blocker for any material Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened, in each case, in writing against such Blocker by any Taxing Authority with respect to any Taxes or Tax Returns of such Blocker, which assessment, deficiency or adjustment has not been resolved.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending or being conducted or has been threatened, in each case, in writing and not resolved against such Blocker.

SECTION 6.09 Exclusivity of Representations. Except as otherwise expressly provided in this Article VI, such Blocker hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to such Blocker, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, such Blocker, and any such representations or warranties are expressly disclaimed.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF PACE AND MERGER SUBS

Except as set forth in the Pace SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Pace SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Pace hereby represents and warrants to the Company as follows:

SECTION 7.01 Corporate Organization.

(a) Each of Pace and each Merger Sub is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Pace Material Adverse Effect.

(b) Merger Subs are the only subsidiaries of Pace. Except for Merger Subs, Pace does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 7.02 Organizational Documents. Each of Pace and each Merger Sub have heretofore furnished to the Company complete and correct copies of the Pace Organizational Documents and the Merger Sub Organizational Documents. The Pace Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Pace nor any Merger Sub is in violation of any of the material provisions of the Pace Organizational Documents and the applicable Merger Sub Organizational Documents.

SECTION 7.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Pace consists of (i) 200,000,000 Cayman Pace Class A Ordinary Shares, (ii) 20,000,000 Cayman Pace Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Pace Preferred Shares”). As of the date of this Agreement (i) 45,000,000 Cayman Pace Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 11,250,000 Cayman Pace Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no Cayman Pace Class A Ordinary Shares or Cayman Pace Founders Shares are held in the treasury of Pace, (iv) 16,333,333 Cayman Pace Warrants are issued and outstanding, and (v) 16,333,333 Cayman Pace Class A Ordinary Shares are reserved for future issuance pursuant to the Cayman Pace Warrants. As of the date of this Agreement, there are no Pace Preferred Shares issued and outstanding. Each Cayman Pace Warrant is exercisable for one Cayman Pace Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such Cayman Pace Warrant and the Pace Warrant Agreement.

(b) As of the date of this Agreement, 100% of the Equity Interests in each Merger Sub are held by Pace. All such Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Pace free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c) All outstanding Cayman Pace Units, Cayman Pace Class A Ordinary Shares, Cayman Pace Founders Shares and Cayman Pace Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents.

(d) The shares of Pace Class A Common Stock and Pace Class B Common Stock being delivered by Pace hereunder shall be (i) duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Pace Organizational Documents and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) As of the date of this Agreement, after giving effect to the Domestication (and the conversion of the Cayman Pace Founders Shares in connection therewith) and except for the Subscription Agreements, the Forward Purchase Agreements, this Agreement, and the Pace Warrants, Pace has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pace or obligating Pace to issue or sell any shares of capital stock of, or other Equity Interests in, Pace. All shares of Pace Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Pace nor any subsidiary of Pace is a party to, or otherwise bound by, and neither Pace nor any subsidiary of Pace has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, the Stockholders Agreement and the Waiver Agreement, Pace is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Pace Class A Common Stock or any of the Equity Interests or other securities of Pace or any of its subsidiaries.

(f) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Merger Sub or obligating any Merger Sub to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the applicable Merger Sub. As of the date of this Agreement, no Merger Sub is a party to, or otherwise bound by, and no Merger Sub has granted any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the applicable Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Merger Sub is a party, or to Pace’s knowledge, among any holder of Equity Interests to which a Merger Sub is not a party, with respect to the voting or transfer of such Equity Interests.

SECTION 7.04 Authority Relative to This Agreement. Each of Pace and each Merger Sub have all necessary organizational corporate and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the condition set forth in Section 10.01(b), to consummate the Transactions. The execution and delivery of this Agreement by each of Pace and each Merger Sub and the consummation by each of Pace and each Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Pace or such Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the applicable Transactions (other than the Domestication), the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at the Pace Shareholders’ Meeting and who vote at such meeting and the holders of a majority of the then outstanding shares of common stock in the applicable Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) with respect to the Domestication, the approval and adoption of the Domestication by the holders of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares represented in person or by proxy at such meeting and who vote at such meeting and the filing and recordation of appropriate merger documents as required by the DGCL). The Pace Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Pace Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Pace, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 7.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Pace and each Merger Sub do not, and the performance of this Agreement by each of Pace and each Merger Sub will not, (i) conflict with or violate the Pace Organizational Documents or the applicable Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to each of Pace or each Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Pace or each Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Pace or each Merger Sub is a party or by which each of Pace or each Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Pace Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Pace and each Merger Sub do not, and the performance of this Agreement by each of Pace and each Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands, (iii) approval of the shareholders of Pace, (iv) such filings with, and approvals of, the New York Stock Exchange to permit the Pace Shares to be issued in connection with the Transactions and to be listed on the New York Stock Exchange and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Pace or Merger Subs from performing its respective material obligations under this Agreement.

SECTION 7.06 Compliance. Neither Pace nor any Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Pace or such Merger Sub or by which any property or asset of Pace or such Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pace or such Merger Sub is a party or by which Pace or such Merger Sub or any property or asset of Pace or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Pace Material Adverse Effect. Each of Pace and each Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Pace or such Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 7.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Pace has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since October 6, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Pace SEC Reports”). Pace has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Pace with the SEC to all agreements, documents and other instruments that previously had been filed by Pace with the SEC and are currently in effect. As of their respective dates, the Pace SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Pace SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Pace SEC Report. Each director and executive officer of Pace has filed with the SEC on a timely basis all documents required with respect to Pace by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Pace SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Pace as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to individually or in the aggregate be material). Pace has no off-balance sheet arrangements that are not disclosed in the Pace SEC Reports. No financial statements other than those of Pace are required by GAAP to be included in the consolidated financial statements of Pace.

(c) Except as and to the extent set forth in the Pace SEC Reports, neither Pace nor any Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Pace’s and such Merger Sub’s business since the date of the last Pace SEC Report.

(d) Pace is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Pace has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Pace and other material information required to be disclosed by Pace in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Pace’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Pace’s principal executive officer and principal financial officer to material information required to be included in Pace’s periodic reports required under the Exchange Act.

(f) Pace maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Pace maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Pace has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Pace to Pace’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Pace to record, process, summarize and report financial data. Pace has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Pace. Since September 30, 2020, there have been no material changes in Pace’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Pace to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Pace, and Pace has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Pace nor Pace’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Pace, (ii) any fraud, whether or not material, that involves Pace’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Pace or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Pace SEC Reports. To the knowledge of Pace, none of the Pace SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 7.08 Absence of Certain Changes or Events. Since its formation, except as expressly contemplated by this Agreement, (a) Pace has conducted its business in all material respects in the ordinary course and (b) there has not been a Pace Material Adverse Effect.

SECTION 7.09 Absence of Litigation. There is no Action pending or, to the knowledge of Pace, threatened against Pace, or any property or asset of Pace, before any Governmental Authority. Neither Pace nor any material property or asset of Pace is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pace, continuing investigation by, any Governmental Authority.

SECTION 7.10 Board Approval; Vote Required.

(a) The Pace Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Pace and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Pace approve and adopt this Agreement, the Domestication and the Merger, and directed that this Agreement, the Domestication and the Merger, be submitted for consideration by the shareholders of Pace at the Pace Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of Pace necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Pace Shareholders’ Meeting representing (i) with respect to the Pace Proposals (other than the Special Resolution Proposals) a majority of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting and (ii) with respect to the Special Resolution Proposals, a majority of at least 2/3 of the then-outstanding Cayman Pace Ordinary Shares of such holders present and voting.

(c) The board of directors of each Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the applicable Blocker Merger(s) are fair to and in the best interests of such Merger Sub and its stockholders, (ii) approved this Agreement and the applicable Blocker Merger(s) and declared their advisability and (iii) recommended that the stockholders of such Merger Sub approve and adopt this Agreement and approve the applicable Blocker Merger(s) and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of such Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of each Merger Sub necessary to approve this Agreement, the applicable Blocker Merger(s) and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of common stock in such Merger Sub.

SECTION 7.11 No Prior Operations of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by its organization and this Agreement.

SECTION 7.12 Brokers. Except as set forth on Section 7.12 of the Pace Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pace or any Merger Sub. Pace has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letters, with Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 7.13 Pace Trust Fund. As of the date of this Agreement, Pace has no less than $450,000,000 in the trust fund established by Pace for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $15,750,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 9, 2020, between Pace and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Pace has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Pace or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Pace and the Trustee that would cause the description of the Trust Agreement in the Pace SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Pace who shall have elected to redeem their shares of Pace Class A Common Stock pursuant to the Pace Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Pace as a result of assets of Pace or interest or other income earned on the assets of Pace, (B) upon the exercise of Redemption Rights in accordance with the provisions of the Pace Organizational Documents and (C) otherwise in accordance with the Trust Agreement. To Pace’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of Pace is entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising Redemption Rights. There are no Actions pending or, to the knowledge of Pace, threatened in writing with respect to the Trust Account. Pace has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Pace at the Effective Time.

SECTION 7.14 Employees. Other than any officers as described in the Pace SEC Reports, Pace and Merger Subs have no employees on their payroll, and have not retained any Workers or individuals as contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Pace’s officers and directors in connection with activities on Pace’s behalf in an aggregate amount not in excess of the amount of cash held by Pace outside of the Trust Account, Pace has no unsatisfied material liability with respect to any officer or director. Pace and Merger Subs have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

SECTION 7.15 Taxes.

(a) All U.S. federal income and all other material Tax Returns required to be filed by or with respect to Pace have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All U.S. federal income and all other material Taxes owed by Pace for which Pace may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against Pace for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Pace.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Pace;

(e) Pace has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Pace does not file Tax Returns stating that Pace is or may be subject to Tax in such jurisdiction.

(f) Pace has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for material Taxes upon any of the assets of Pace except for Permitted Liens.

(h) Pace is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) Pace has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Pace was the common parent).

(j) Pace has not had any material liability for the Taxes of any person (other than Pace) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) Pace does not have any request for a material ruling in respect of Taxes pending between Pace, on the one hand, and any Taxing Authority, on the other hand.

(l) Pace has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Pace has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Pace.

(n) Pace has not received a written notice from Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

SECTION 7.16 Registration and Listing. Prior to the Domestication, the issued and outstanding Cayman Pace Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PACE.U.” The issued and outstanding Cayman Pace Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PACE.” The issued and outstanding Cayman Pace Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “PACE.WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Pace, threatened in writing against Pace by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Cayman Pace Units, Cayman Pace Class A Ordinary Shares, or Cayman Pace Warrants or terminate the listing of Pace on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Pace or any of its affiliates has taken any action in an attempt to terminate the registration of the Cayman Pace Units, the Cayman Pace Class A Ordinary Shares, or the Cayman Pace Warrants under the Exchange Act.

SECTION 7.17 Pace’s and Merger Subs’ Investigation and Reliance. Each of Pace and each Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Pace and Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Pace, Merger Subs and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Pace nor any Merger

Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Pace, Merger Subs or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Pace or Merger Subs or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Pace and Merger Subs acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

SECTION 7.18 Exclusivity of Representations. Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedule), Pace hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pace, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pace, its affiliates or any of their respective Representatives by, or on behalf of, Pace, and any such representations or warranties are expressly disclaimed.

ARTICLE VIII.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 8.01 Conduct of Business Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(ii) the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and

(iii) the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries taken as a whole.

(b) Each Blocker agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(b) of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority) and (4) the Blocker Restructuring, unless Pace shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), such Blocker shall conduct its business in the ordinary course of business and in a manner consistent with past practice in all material respects.

(c) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Pace (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) sell any assets of the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among the Company and its Subsidiaries or (2) indebtedness that is incurred in the ordinary course of business consistent with past practice (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of the Company and its Subsidiaries); or (C) merge, consolidate, combine or amalgamate with any person;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause (E)), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers; (E) hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsections (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice (and not to exceed 10% with respect to any such executive officer);

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

(x) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes);

(xi) amend in a manner that is material and adverse to the Company or any Company Subsidiary any Material Contract;

(xii) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, except where the failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

(xiii) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xiv) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate; or

(xvi) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Pace to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to Pace, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Notwithstanding anything to the contrary herein, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, subject to applicable Law, the Company shall reasonably consult with Pace, and shall consider in good faith Pace’s input, in respect of any matters brought to the board of managers of the Company for its approval; provided that the Company shall not be required to provide to Pace any information if and to the extent doing so would (A) violate any applicable Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any contract with such third-party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine. In addition, any action taken, or omitted to be taken, by the Company or any of the Company Subsidiaries to the extent that the Company or any of the Company Subsidiaries reasonably determine that such action or omission is necessary in response to new restrictions imposed by any Governmental Authority related to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 8.01. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 8.02 Conduct of Business by Pace and Merger Subs Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with the Domestication and entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Pace agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Pace and Merger Subs shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the

Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Pace nor Merger Subs shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Pace Organizational Documents or the applicable Merger Sub Organizational Documents or form any subsidiary of Pace other than Merger Subs;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Pace Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Cayman Pace Ordinary Shares or Cayman Pace Warrants except for redemptions from the Trust Fund and conversions of the Cayman Pace Founders Shares as contemplated by this Agreement and the Cayman Pace Articles;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Pace or Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Pace or Merger Subs, except in connection with conversion of the Pace Founders Stock as contemplated by this Agreement and the Pace Certificate of Incorporation;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pace, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Pace’s officers and directors to finance Pace’s transaction costs in connection with the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Pace or any Merger Sub;

(j) enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Pace to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Pace prior to the Closing Date. Prior to the Closing Date, each of Pace and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 8.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Pace on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Pace, Merger Subs or any other person (a) for legal relief against monies or other assets of Pace or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Pace to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Pace (or any successor entity) or Merger Subs in the event this Agreement is terminated for any reason and Pace consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Pace shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Pace prevails in such action or proceeding.

ARTICLE IX.

ADDITIONAL AGREEMENTS

SECTION 9.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof (which, for the avoidance of doubt, shall be no earlier than the availability of the Delivered Financial Statements), Pace and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Pace shall file with the SEC, a registration statement on Form S-4 relating to the Transactions (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to Pace and that will be used as a proxy statement with respect to the Pace Shareholders’ Meeting to adopt and approve the Pace Proposals (as defined below) and other matters reasonably related to the Pace Proposals, all in accordance with and as required by the Pace Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the New York Stock Exchange). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to the Company (which shall not be unreasonably withheld, conditioned or delayed). Each of Pace and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Pace and the Company shall promptly furnish the other all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that neither Pace nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Pace shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, if any, the issuance of any stop order relating thereto or the suspension of the qualification of the Pace Class A Common Stock for offering or sale in any jurisdiction, and each of Pace and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) Pace represents that the information supplied by Pace or on behalf of Pace for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to Pace or its officers or directors, should be discovered by Pace which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Pace shall promptly inform the Company. All documents that Pace is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Pace, (ii) the time of the Pace Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company, as applicable, shall promptly inform Pace. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement / Proxy Statement, (i) Goodwin Procter LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the Merger and the Company Recapitalization, (ii) Kirkland & Ellis LLP shall furnish such opinion, subject to customary assumptions and limitations, to the effect that the merger of Blocker Merger Sub I with and into TCV Blocker and the merger of TCV Blocker with and into Pace will qualify as a “reorganization” as described in Section 9.13(c)(ii), (iii) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to the Blocker Mergers as to the Learn Blocker, and (iv) Vinson & Elkins LLP shall furnish such opinion, subject to customary assumption and limitations, as requested or required by the SEC with respect to the Domestication. Pace, the Company, the Blockers, and their affiliates shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Pace, the Blockers or the Company of any opinion relating to the

Intended Tax Treatment, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Pace, the Company, the Blockers, or their affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

SECTION 9.02 Pace Shareholders’ Meeting; and Merger Subs Stockholder’s Approval.

(a) Pace shall: (i) take all action necessary under applicable Law and Pace Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “Pace Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement, including the Blocker Mergers and the Merger by the holders of Cayman Pace Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of shares of Pace Class A Common Stock and Pace Class B Common Stock in accordance herewith, (B) adoption and approval of the Domestication, including the approval of the provisions of the organizational documents of Pace as such approval may be required under applicable Law (the “Special Resolution Proposals”), (C) approval of the issuance of shares of Pace Class A Common Stock in the Private Placements as such approval may be required under applicable rules of the New York Stock Exchange), (D) the adoption and the approval of the Pace Equity Plan; (E) approval of any other proposals reasonably agreed by Pace and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or New York Stock Exchange (or their respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (F) the adoption and approval of a proposal for the adjournment of the Pace Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (F), together, the “Pace Proposals”), which Pace Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Pace Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Pace Proposals from, such holders at the Pace Shareholders’ Meeting. The Pace Board shall, by unanimous approval, recommend to its shareholders that they approve the Pace Proposals and shall include such recommendation in the Registration Statement / Proxy Statement. Notwithstanding the foregoing, the Pace Board may withdraw or modify its recommendation in the Registration Statement / Proxy Statement in response to any material event, change, fact, condition, occurrence or circumstance (x) first occurring after the date hereof or (y) first actually known (and not constructively known) by the Pace Board following the date hereof, if it determines in good faith, based on the advice of outside legal counsel, that a failure to withdraw or modify its recommendation would constitute a breach by the Pace Board of its fiduciary duties to Pace’s shareholders under applicable Law; provided, however, that the Pace Board may not withdraw or modify its recommendation in the Registration Statement / Proxy Statement unless Pace notifies the Company in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith during such three Business Day period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company and, following such good faith negotiations, the Pace Board determines in good faith, based on the advice of its outside legal counsel, that a failure to withdraw or modify its recommendation in the Registration Statement / Proxy Statement would constitute a breach by the Pace Board of its fiduciary duties under applicable law.

(b) Promptly following the execution of this Agreement, Pace shall approve and adopt this Agreement and approve the Reverse Blocker Mergers and the Transactions, as the sole stockholder of each Blocker Merger Sub. Promptly following the Reverse Merger Effective Time, Pace shall approve the Direct Blocker Mergers as the sole stockholder of each Blocker.

SECTION 9.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Pace shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s Representatives reasonable access at reasonable times upon prior notice to the officers, employees, Workers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Pace shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally-binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information previously provided in connection with this Agreement and the consummation of the transactions contemplated hereby and all information obtained by the parties pursuant to this Section 9.03 shall be kept confidential in accordance with the confidentiality agreement, dated December 2, 2020 (the “Confidentiality Agreement”), between Pace and the Company, the terms of which are incorporated herein by reference.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

SECTION 9.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries or (B) with respect to Pace, any transaction or series of related transactions under which Pace or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of (1), (2) and (3), whether by merger, consolidation, recapitalization, purchase or issuance of equity or debt securities, tender offer or otherwise) (each of A and B, an “Alternative Transaction”), other than with the other parties to this Agreement and their respective Representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04. Each party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 9.04 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 9.04 by such party.

SECTION 9.05 Employee Benefits Matters.

(a) The Company shall cause all notices to be timely provided to each participant under the Company UAR Plan as required by the Company UAR Plan in connection with the Transactions.

(b) Pace shall, or shall cause its applicable subsidiary to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by Pace or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs or vesting under any equity or incentive compensation plan or arrangement established or adopted following the Effective time) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary to the same extent such service was recognized by the Company or the applicable Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Pace shall use commercially reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Pace or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Pace will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(c) Prior to the filing of the definitive Registration Statement / Proxy Statement, Pace will adopt a customary omnibus equity incentive plan that is reasonably acceptable to the Company and Pace, which plan will include an unallocated reserve equal to 15.0% of the outstanding shares of Pace Class A Common Stock immediately following the Effective Time and after giving effect to the shares of Pace Class A Common Stock issuable upon exercise of the Pace Warrants using treasury stock method assuming an $18.00 stock price and Company Warrants using treasury stock method assuming an $18.00 stock price and assuming that the Earnout Consideration is issued in full (the “Pace Equity Plan”).

(d) Following the Effective Time and as soon as practical following the filing of an effective Form S-8 Registration Statement under the Securities Act to register shares available for issuance under the Pace Equity Plan, Pace shall, and hereby covenants and agrees to, take all necessary action to grant to Charles Cohn a performance-based restricted stock unit award under the Pace Equity Plan covering a number of shares of Pace Class A Common Stock and with the terms and conditions all as set forth in Section 9.05(d) of the Company Disclosure Schedule (the “CEO Award”). Pace is hereby committing to issue the CEO Award in consideration for Charles Cohn’s commitment to forego cash compensation following the Effective Time in excess of $1.00 per year through the end of the performance period of the CEO Award. Notwithstanding Section 9.05(e) below, Charles Cohn will be a third-party beneficiary to this covenant.

(e) Except as provided in Section 9.05(d), the provisions of this Section 9.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, Pace, and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 9.06 Directors’ and Officers’ Indemnification.

(a) Pace agrees that with respect to the provisions of the limited liability company agreements of the Company or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the transactions contemplated by this Agreement, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “Company D&O Persons”), unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Pace agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company LLCA or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such six (6)-year period, Pace shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.

(b) Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by the Company for its current directors’ and officers’ insurance policy (the “Maximum Premium”). If the Company elects to purchase such a “tail” policy prior to the Effective Time, Pace will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company may instead obtain as much comparable “tail” insurance as possible for an annual premium less than or equal to the Maximum Premium.

(c) Prior to or in connection with the Closing, Pace may purchase a prepaid “tail” policy (a “Pace Tail Policy”) with respect to Pace’s current directors’ and officers’ insurance policy covering those persons who are currently covered thereby. If Pace elects to purchase such a Pace Tail Policy prior to or in connection with the Closing, Pace will maintain such Pace Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, Pace may purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Pace. From and after the date of this Agreement, Pace and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e) If Pace or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Pace shall assume all of the obligations set forth in this Section 9.06.

(f) On the Closing Date, Pace shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Pace with the post-Closing directors and officers of Pace, which indemnification agreements shall continue to be effective following the Closing.

SECTION 9.07 Notification of Certain Matters. The Company shall give prompt notice to Pace, and Pace shall give prompt notice to the Company, of any event that a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XI), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article X to fail.

SECTION 9.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, prior to the Closing, Pace shall use its reasonable best efforts to consummate (i) the Private Placement in accordance with the Subscription Agreements and (ii) the transactions contemplated by the Forward Purchase Agreements in accordance with the terms thereof, and in each case the Company shall cooperate with Pace in such efforts. Pace shall not, without the prior written consent of the Company, permit or consent to any amendment, supplement or modification to the Letter Agreement, or any Subscription Agreement or Forward Purchase Agreement if such amendment, supplement or modification of such Subscription Agreement or Forward Purchase Agreement, as applicable, (A) changes (whether by reducing or increasing) the aggregate amount of proceeds contemplated by the Private Placements or Forward Purchase Agreements, or (B) amends the conditions precedent to the obligations of the investors party thereto to consummate the Private Placements or Forward Purchase Agreements. Prior to the Closing, Pace shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to the Trust Agreement or the Cayman Pace Warrants; provided, that the Cayman Pace Warrants may be amended in connection with the Transactions as contemplated by this Agreement.

SECTION 9.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Pace and the Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. After the execution of this Agreement, Pace shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Pace shall consider such comments in good faith. The Company, on the one hand, and Pace, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Pace, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Pace shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Pace and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 9.09 shall prevent Pace or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 9.09.

SECTION 9.10 Stock Exchange Listing. Pace will use its reasonable best efforts to cause: (a) the Pace Class A Common Stock issued in connection with the Transactions (including the Domestication) to be approved for listing on the New York Stock Exchange; (b) Pace to satisfy all applicable initial and continuing listing requirements of the New York Stock Exchange; and (c) the Pace Class A Common Stock and the Pace Warrants issuable in accordance with this Agreement, including the Domestication, the Merger and the Private Placements, to be approved for listing on the New York Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, prior to the Effective Time. During the period from the date hereof until the Domestication, Pace shall use its reasonable best efforts to keep the Cayman Pace Units, Cayman Pace Class A Ordinary Shares and Cayman Pace Warrants listed for trading on the New York Stock Exchange.

SECTION 9.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Pace each shall file

(or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, if the Closing occurs, the fees of each Party will be paid in accordance with Section 11.03. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Pace and the Company each shall, in connection with its efforts to obtain all Requisite Nerdy Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 9.12 Trust Account. As of the Effective Time, the obligations of Pace to dissolve or liquidate within a specified time period as contained in the Pace Certificate of Incorporation will be terminated and Pace shall have no obligation whatsoever to dissolve and liquidate the assets of Pace by reason of the consummation of the Merger or otherwise, and no shareholder of Pace shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Pace shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Pace (to be held as available cash for immediate use on the balance sheet of Pace, and to be used (a) to pay the Company’s and Pace’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 9.13 Tax Matters.

(a) The Company Holders’ Representative shall prepare and file, or cause to be prepared and filed (and, if applicable, Pace shall reasonably cooperate in filing), at the cost and expense of the Company, all applicable Income Tax Returns of the Company for any taxable period ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Pace for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Company Holders’ Representative shall consider in good faith all reasonable comments received from Pace in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions). No filed Company Prepared Return may be amended after the Closing without the prior written consent of Pace and the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Pace shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Company, all Income Tax Returns of the Company for any Straddle Period (the “Pace Prepared Returns”). Except as otherwise required by applicable Law, each Pace Prepared Return shall be prepared in a manner consistent with the Company’s past practices to the extent any deviation from such past practices would reasonably be expected to affect the allocations of Company items of income, gain, loss, deduction or credit under Section 706 of the Code for such Straddle Period or the allocation of any such items within the pre-closing portion of such Straddle Period. Each Pace Prepared Return shall be submitted to the Company Holders’ Representative for review no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). Pace shall revise any such Pace Prepared Return to reflect all reasonable comments received from the Company Holders’ Representative no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions) to the extent such comments relate to the portion of the Straddle Period ending on the Closing Date. No filed Pace Prepared Return may be amended after the Closing without the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return for the Company for any Straddle Period (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), and (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall effect such election (if not already in effect from a prior period, which election shall not be revoked). For the avoidance of doubt, all Tax Returns of the Company (other than Company Prepared Returns and the Pace Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Second A&R LLCA. Notwithstanding the deadlines set forth in this Section 9.13(a) with respect to any Tax Return described therein, the Company Holders’ Representative, Pace and the Company, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(b) After the Closing, without the prior written consent of the Company Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Pace shall not (and shall neither cause nor permit the Company to) take any of the following actions: (A) amend, re-file or otherwise modify any Income Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period or file any Income Tax Return with respect to the Company for any Pre-Closing Tax Period in any jurisdiction in which the Company has not previously filed such returns for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period, (C) make any Tax election or take any position on any Tax Return with respect to the Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period and that would reasonably be expected to increase the Tax liability of a Company Holder (or a direct or indirect owner of a Company Holder) with respect to such Pre-Closing Tax Period or Straddle Period, or (D) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.13.

(c) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), the Parties intend that:

(i) the Domestication be treated as a reorganization with the meaning of Section 368(a)(1)(F) of the Code;

(ii) each Reverse Blocker Merger and its corresponding Direct Blocker Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (such that, for the avoidance of doubt, there are three such integrated plans corresponding to the three separate integrated transactions) and qualify as a reorganization within the meaning of Section 368(a) of the Code;

(iii) (a) the Company Recapitalization be treated as a recapitalization event in which no taxable gain or loss is recognized and the Company be treated as continuing as a partnership pursuant to Section 708(a) of the Code following the Closing Date, and (b) where a Company Holder receives consideration (including Earnout Consideration) in the Merger (as set forth on the Allocation Schedule) in the form of cash or Pace Class A Common Stock, such Company Holder be treated as transferring Company Common Units to Pace in exchange for such consideration attributable to such transferred Company Common Units in a taxable exchange;

(iv) the Company Warrants be treated as noncompensatory options within the meaning of Treasury Regulations Section 1.721-2(f);

(v) the grant of Company Warrants to the Company Holders in exchange for no consideration be treated as an “open transaction” in which no gain or loss is recognized by the Company Holders at the time of grant; and

(vi) the contribution described in Section 2.01(i) be treated, in part, as a contribution of the assets held by Pace after the Merger and the Blocker Mergers (other than Company Up-C Units) to the Company in a contribution described in Section 721(a) of the Code and, in part, as a transfer of property to the Company in exchange for Company Warrants (such treatment in clauses (a)(i) through (vi), the “Intended Tax Treatment”).

(vii) The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d) By executing this Agreement, the applicable Parties hereby adopt an applicable “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Domestication and each applicable Blocker Merger, and each Party that is a party to such plan of reorganization (as determined for U.S. federal income tax purposes) agrees to file the statement required by Treasury Regulations Section 1.368-3(a).

(e) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 9.13(a), including Pace signing and filing or causing to be signed and filed Company Prepared Returns that have been prepared in accordance with Section 9.13(a) on behalf of the Company (provided that if any Company Prepared Return does not include the comments provided by Pace pursuant to Section 9.13(a), then the Company Holders’ Representative shall sign and file or cause to be signed and filed such Company Prepared Return), and any Tax Proceeding with respect to Taxes or Tax Returns of the Company, and in connection with any reasonable request made by a Company Holder (including a request for information) to enable such Company Holder to(i) determine the “amount realized” by such Company Holder for purposes of Section 1446(f) of the Code with respect to the transfer of partnership interests by such Company Holder pursuant to this Agreement, and (ii) provide a Modified Withholding Statement pursuant to Section 4.04(c). Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Pace, the Company, and the

other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Company after the Closing) to) provide any information reasonably requested to allow Pace or the Company or a Company Holder to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(f) Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Pre-Closing Period Tax Proceeding or Straddle Period Tax Proceeding. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(i) The Company Holders’ Representative shall have the right to control, at the cost and expense of the Company, any Pre-Closing Period Tax Proceeding; provided, however, that (A) Pace (at the cost and expense of the Company) shall have the right to participate in any such Tax Proceeding, (B) the Company Holders’ Representative shall use its commercially reasonable efforts to keep Pace reasonably informed with respect to such Tax Proceeding, (C) the Company Holders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Pace, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to adversely affect the Tax Liability or Tax position of Pace or the Company, as applicable, and (D) the Company Holders’ Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(ii) Pace, at the cost and expense of the Company, will control any Straddle Period Tax Proceeding and any Tax Proceeding that the Company Holders’ Representative would otherwise have the right to control under Section 9.13(f)(i) if the Company Holders’ Representative elects in writing not to control such Tax Proceeding; provided, however, the Company Holders’ Representative (at its sole cost and expense) shall have the right to participate in any such Tax Proceeding and Pace shall (x) use its commercially reasonable efforts to keep the Company Holders’ Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability of the Company Holders (or any direct or indirect owners of a Company Holder), and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(g) The Company shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to transfers that are the subject of this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(h) The Parties agree that (i) no election under Treasury Regulations Section 301.9100-22 shall be made with respect to the Company and (ii) no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date. To the extent permitted by applicable Law and within the scope of its authority, the Company Holders’ Representative shall cause itself, or a Person that the Company Holders’ Representative reasonably believes will act at the Company Holders’ Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S.

federal income tax purposes; provided that the Pace Board will determine whether to make an election under Section 6226 of the Code (or any similar provision of U.S. state or local law) with respect to any such taxable year.

(i) The Parties agree to allocate the amount of taxable consideration treated as received in the Merger for U.S. federal income tax purposes in accordance with the Intended Tax Treatment among the assets of the Company for purposes of applying Sections 751, 743, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder using the methodology set forth on Section 9.13(i) of the Company Disclosure Schedules.

(j) The Parties agree to treat, for U.S. federal income tax purposes, the taxable year of Pace as ending on the close of the date on which the Domestication occurs.

SECTION 9.14 Blocker Indemnification.

(a) Notwithstanding anything to the contrary herein, from and after the Closing, each Blocker Holder (and their respective successors and assigns) with respect to the Blocker owned by such Blocker Holder prior to the Closing shall be responsible for, and shall indemnify, defend and hold harmless Pace and its subsidiaries from and against all Losses to the extent arising from or related to any of the following:

(i) a failure of any of the representations or warranties of such Blocker contained in Article VI to be true and correct as of the Closing Date; and

(ii) the Blocker Restructuring.

(b) The indemnification obligations of the Blocker Holders set forth in Section 9.14(a) shall survive the Closing until the first year anniversary of the Closing.

(c) Prior to the expiration of the indemnity in Section 9.14(a) or the resolution of any claim with respect to the indemnity in Section 9.14(a), the Blocker Holders, with respect to their Blocker, will have rights with respect to the Tax Returns of such Blocker for any Pre-Closing Tax Period and with respect to any Tax Proceeding or Tax matter with respect to the Blocker for a Pre-Closing Tax Period, in each case that are substantially equivalent to the rights the Company and the Company Holders’ Representative have under Section 9.13.

SECTION 9.15 Written Consent.

(a) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Written Consent Deadline”), the Company shall obtain and deliver to Pace a true and correct copy of an irrevocable written consent (in the form of Exhibit F) approving this Agreement, the Allocation Schedule, other the Transaction Documents to which the Company or any Blocker, as applicable, is or will be a party and the Transactions (including the Company LLC Conversion, the Merger and each Blocker Merger, as applicable) that is duly executed by the Company Holders and Blocker Holders that constitute Requisite Nerdy Approval (the “Written Consent”). As contemplated by Section 9.17(b), such Written Consent shall also approve the termination of (i) the agreements set forth on Section 5.20 of the Company Disclosure Schedule and (ii) the agreements set forth on Section 9.17(b) of the Company Disclosure Schedule.

.SECTION 9.16 Delivered Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of as soon as reasonably practicable following the date of this Agreement, the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the three-year period ended December 31, 2020 audited in accordance with the auditing standards of the PCAOB and (collectively, the “Delivered Financial Statements”).

SECTION 9.17 Certain Company Matters.

(a) At the Closing, Pace shall repay, or cause to be repaid, all outstanding amounts owed by the Company under the Company Credit Agreement at the Closing Date pursuant to the Payoff Letters (as defined below) and the Company shall cause to be terminated all commitments of the applicable lenders in respect of the Company Credit Agreement (collectively, the “Closing Payoff”). With respect to the Company Credit Agreement, in order to facilitate the Closing Payoff, the Company shall, prior to Closing, (i) deliver all notices and take all other customary actions required to effect the Closing Payoff, (ii) obtain and deliver to Pace (A) customary payoff and termination documentation, in form and substance reasonably satisfactory to Pace (collectively, the “Payoff Letters”), which Payoff Letters shall provide that, to the extent applicable and unless otherwise agreed by Pace, the applicable lenders have agreed to release all guarantees of such indebtedness and all Liens in respect of such indebtedness relating to the assets and properties of the Company and the Company Subsidiaries, in each case, immediately upon receipt of the amounts indicated in such Payoff Letters and (B) customary release documentation for each related guarantee and each Lien in respect thereof (including mortgage releases, if applicable), in each case, in form and substance reasonably satisfactory to Pace (the “Release Documentation”).

(b) Immediately prior to the Closing, the Company shall, and shall cause its affiliates to, terminate or cause to be terminated (i) all of the agreements required to be set forth on Section 5.20 of the Company Disclosure Schedule and (ii) the agreements set forth on Section 9.17(b) of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all Liabilities thereunder effective as of the Closing.

SECTION 9.18 Transfer and Voting Restrictions. During the period commencing on the date of Closing and ending on the six-month anniversary of Closing, each Blocker Holder agrees not to (i) Transfer any shares of Pace Class A Common Stock or Pace Warrants or (ii) deposit any shares of Pace Class A Common Stock or Pace Warrants into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such shares of Pace Class A Common Stock or Pace Warrants or grant any proxy, consent or power of attorney with respect thereto. To the extent any Company Holder receives shares of Pace Class A Common Stock in connection with Closing, the Company shall cause such Company Holder to enter into an agreement with Pace pursuant to which such Company Holder agrees to the restrictions contained in this Section 9.18.

ARTICLE X.

CONDITIONS TO THE MERGER

SECTION 10.01 Conditions to the Obligations of Each Party. The obligations of the Company, Pace, the Blockers and Merger Subs to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Pace.

(b) Pace Shareholders’ Approval. The Pace Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Pace in accordance with the Registration Statement / Proxy Statement, the DGCL, the Pace Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Blocker Mergers and the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Blocker Mergers and the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Stock Exchange Listing. The Pace initial listing application with the New York Stock Exchange in connection with the transactions contemplated by this Agreement with respect to the shares of Pace Class A Common Stock shall have been approved and, immediately following the Effective Time, Pace shall satisfy any applicable initial and continuing listing requirements of the New York Stock Exchange with respect to the shares of Pace Class A Common Stock, and Pace shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of Pace Class A Common Stock shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 10.01(e)).

(f) Domestication. The Domestication shall have been completed as provided in Section 2.02(c) and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Pace and the Company.

(g) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(h) Pace Net Tangible Assets. Pace shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights (and following the Private Placements) in accordance with the Pace Organizational Documents.

SECTION 10.02 Conditions to the Obligations of Pace and Merger Subs. The obligations of Pace and Merger Subs to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Blockers contained in (i) Section 5.01, Section 5.03(a), Section 5.04, Section 5.07(c), Section 5.22, Section 6.01, Section 6.02(a), Section 6.03 and Section 6.06 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) (except, with respect to Section 5.03(a), for de minimis inaccuracies, and, with respect to Section 5.07(c), immaterial amounts and any amounts incurred in compliance with Section 8.01(c)) and (ii) the other provisions of Article V and Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to (A) with respect to Article V, have a Company Material Adverse Effect and (B) with respect to Article VI, prevent, materially delay or materially impede the performance by Blocker of its obligations under this Agreement or the consummation of the Blocker Mergers and the Transactions.

(b) Agreements and Covenants. Each of the Company and each Blocker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. (i) The Company shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) (other than as related to the Blockers) and (ii) each Blocker shall have delivered to Pace a certificate, dated the date of the Closing, signed by an officer of such Blocker, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b) with respect to such Blockers.

(d) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Pace and the Pace stockholders party thereto) shall have delivered, or cause to be delivered, to Pace copies of the Registration Rights Agreement duly executed by all such parties.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(f) Financial Statements. The Company shall have delivered to Pace (i) the Delivered Financial Statements and any other financial statements contemplated by Section 9.01 and (ii) true and complete copies of any audited financial statements (which shall be accompanied by an unqualified report of its independent registered public accounting firm) and any unaudited financial statements, in each case, that are required to be included under Item 2.01, 5.06 and/or 9.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by Pace under the Exchange Act as a result of consummation of the Transactions, assuming such Form 8-K is filed on the first Business Day immediately following the Closing Date (together with any consents of the Company’s independent registered public accounting firm required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K).

(g) Deliveries. The Company shall have delivered or cause to be delivered, (i) copies of the Second A&R LLCA, duly executed by Company Holders whose signatures are required to approve the Second A&R LLCA and (ii) copies of the Tax Receivable Agreement, duly executed by the Company.

SECTION 10.03 Conditions to the Obligations of the Company and the Blockers. The obligations of the Company and the Blockers to consummate the Transactions, including the Blocker Mergers and the Merger, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Pace and Merger Subs contained in (i) Section 7.01, Section 7.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), Section 7.04 and Section 7.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 7.03(a) and Section 7.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Pace, any Merger Sub or their affiliates and (iii) the other provisions of Article VII shall be true and correct in all respects (without giving effect to any “materiality,” “Pace Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Pace Material Adverse Effect.

(b) Agreements and Covenants. Pace and Merger Subs shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Pace shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Pace, certifying as to the satisfaction of the conditions specified in Section 10.03(a) and Section 10.03(b).

(d) Registration Rights Agreement. Pace shall have delivered a copy of the Registration Rights Agreement duly executed by Pace and the Pace stockholders party thereto.

(e) Material Adverse Effect. No Pace Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(f) Available Cash. The amount of Available Cash shall not be less than $250,000,000.

(g) Deliveries. Pace shall have delivered, or cause to be delivered, to the Company (i) a copy of the Second A&R LLCA, duly executed by Pace and (ii) a copy of the Tax Receivable Agreement, duly executed by Pace.

ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

SECTION 11.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Nerdy Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Pace, as follows:

(a) by mutual written consent of Pace and the Company; or

(b) by either Pace or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (as extended in accordance with this Agreement, the “Outside Date”); provided, however, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to the Outside Date, the Outside Date shall be automatically extended by thirty (30) days and (ii) this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c) by either Pace or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d) by either Pace or the Company if any of the Pace Proposals shall fail to receive the Required Pace Shareholder Approval at the Pace Shareholders’ Meeting;

(e) by Pace if any of the representations or warranties set forth in Article V or Article VI shall not be true and correct or if the Company or any Blocker has failed to perform any covenant or agreement on the part of the Company or any Blocker, as applicable, set forth in this Agreement, such that the conditions set forth in Sections 10.02(a) or 10.02(b) would not be satisfied (“Terminating Company Breach”); provided neither Pace nor any Merger Sub is then in breach of their respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Pace may not terminate this Agreement under this Section 11.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Pace to the Company and (y) the Outside Date;

(f) by the Company if any of the representations or warranties set forth in Article VII shall not be true and correct or if Pace or any Merger Sub has failed to perform any covenant or agreement on the part of Pace or any Merger Sub, as applicable, set forth in this Agreement such that the conditions set forth in Sections 10.03(a) or 10.03(b) would not be satisfied (“Terminating Pace Breach”); provided that neither the Company nor any Blocker is then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.02(a) or Section 10.02(b) from being satisfied; provided, however, that, if such Terminating Pace Breach is curable by Pace and Merger Subs, the Company may not terminate this Agreement under this Section 11.01(f) for so long as Pace and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to Pace and (y) the Outside Date; or

(g) by Pace, if the Company does not deliver, or cause to be delivered to Pace, the Written Consent in accordance with this Agreement on or prior to the Written Consent Deadline.

SECTION 11.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 9.03(a), Section 9.03(b), this Section 11.02 or Article XII, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

SECTION 11.03 Expenses. Except as set forth in this Section 11.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, Pace shall pay or cause to be paid, as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account, the unpaid Company Expenses and the unpaid Pace Expenses.

SECTION 11.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

SECTION 11.05 Waiver. At any time prior to the Effective Time, (a) Pace may (i) extend the time for the performance of any obligation or other act of the Company or the Blockers, (ii) waive any inaccuracy in the representations and warranties of the Company or the Blockers contained herein or in any document delivered by the Company and/or the Blockers pursuant hereto and (iii) waive compliance with any agreement of the Company or the Blockers or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Pace or Merger Subs, (ii) waive any inaccuracy in the representations and warranties of Pace or Merger Subs contained herein or in any document delivered by Pace and/or Merger Subs pursuant hereto and (iii) waive compliance with any agreement of Pace or Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XII.

GENERAL PROVISIONS

SECTION 12.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

if to Pace or Merger Subs:

TPG Pace Tech Opportunities Corp.

301 Commerce St., Suite 3300

Fort Worth, TX

Attention: Jerry Neugebauer

Email: gneugebauer@tpg.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

if to the Company:

Live Learning Technologies LLC (d/b/a Nerdy)

101 S. Hanley Rd., Suite 350

St. Louis, MO 63105

Attention: Charles Cohn

Email: Charles@varsitytutors.com and corporate@varsitytutors.com with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John Mutkoski and Jocelyn Arel

Email: jmutkoski@goodwinlaw.com and jarel@goodwinlaw.com

if to TCV Blocker:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, CA 94301

Attention: General Counsel

Email: legal@tcv.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Stephen L. Ritchie, P.C.

Fax: (312) 862-2200

Email: sritchie@kirkland.com

if to Learn Blocker:

Learn Capital

620 Congress Avenue, Suite 200

Austin, TX, 78701

Attention: Paul Strange

Email: paul@learncapital.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attention: Steve R. Ray

Email: sray@gunder.com

SECTION 12.02 Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties, covenants, set forth in Section 4.01, Section 5.24, Section 7.18 and Section 9.18, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XII and any corresponding definitions set forth in Article I and (c) the indemnification obligations contained in Section 9.14.

SECTION 12.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 12.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.

SECTION 12.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 12.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.

SECTION 12.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 12.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 12.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 12.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of ay of the foregoing.

SECTION 12.12 Company Holders’ Representative

(a) Each Company Holder irrevocably constitutes and appoints Charles Cohn as the “Company Holders’ Representative”, such Company Holder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Company Holder and in such Company Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully to all intents and purposes as such Company Holder might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Company Holders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications under this Agreement and the Ancillary Agreements;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Pace or its Affiliates arising out of or in respect of this Agreement or the Ancillary Agreements;

(iv) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(v) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Company Holders’ Representative, necessary or advisable to effectuate the foregoing.

(b) Each of the Company Holders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Company Holders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Company Holders’ Representative, such Company Holder shall be bound by such documents as fully as if such Company Holder had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the initial Company Holders’ Representative appointed pursuant to 12.12(a), each of the Company Holders acknowledges and agrees then such Person as is appointed by the Company Holders who held a majority of the outstanding Company Equity Securities immediately prior to the Closing shall be the Company Holders’ Representative. The Company Holders’ Representative may resign at any time; provided that it must provide the Company Holders who held a majority of the Company Equity Securities immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Company Holders’ Representative shall not receive compensation for service in such capacity. The designation of any Person as the Company Holders’ Representative is and shall be coupled with an interest, and, except as set forth in this Section 12.12, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Company Holders.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Company Holders’ Representative in connection herewith shall be absolutely and irrevocably binding upon the Company Holders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Pace may rely upon such action, exercise of right, power, or authority or such decision or determination of the Company Holders’ Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. Pace is hereby relieved from any liability to any Person for any acts done by the Company Holders’ Representative and any acts done by Pace in accordance with any decision, act, consent or instruction of the Company Holders’ Representative.

[Signature Page Follows.]

IN WITNESS WHEREOF, Pace, Merger Subs, the Blockers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE TECH OPPORTUNITIES CORP.

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

TPG PACE TECH MERGER SUB, LLC

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, Pace, Merger Subs, the Blockers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIVE LEARNING TECHNOLOGIES LLC

By:	/s/ Charles Cohn
Name:	Charles Cohn
Title:	Chief Executive Officer

TCV VIII (A) VT, INC.

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	President

LCSOF XI VT, INC.

By:	/s/ Paul Strange
Name:	Paul Strange
Title:	President and CEO

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, Pace, Merger Subs, the Blockers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE BLOCKER MERGER SUB I INC.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PACE BLOCKER MERGER SUB II INC.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Business Combination Agreement]

BLOCKER HOLDERS, solely for the purposes of Section 9.13, Section 9.14 and Section 9.18.

TCV VIII (A), L.P.

By: Technology Crossover Management VIII, L.P.
It: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By: Ric Fenton as authorized signatory

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND X, L.P.
By: Learn Capital Management X, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XI, L.P.
By: Learn Capital Management XI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

[Signature Page to Business Combination Agreement]

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XII, L.P.
By: Learn Capital Management XII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XIII, L.P.
By: Learn Capital Management XIII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XVI, L.P.
By: Learn Capital Management XVI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF PACE CERTIFICATE OF INCORPORATION

[Intentionally Omitted]

EXHIBIT B

FORM OF PACE BYLAWS

[Intentionally Omitted]

EXHIBIT C

FORM OF TRANSACTION SUPPORT AGREEMENT

[Intentionally Omitted]

EXHIBIT D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

EXHIBIT E

FORM OF SECOND A&R LLCA

[Intentionally Omitted]

EXHIBIT F

FORM OF WRITTEN CONSENT

[Intentionally Omitted]

EXHIBIT G

CAPITALIZATION

[Intentionally Omitted]

EXHIBIT H

FORM OF TAX RECEIVABLE AGREEMENT

[Intentionally Omitted]

SCHEDULE A

Company Knowledge Parties

[Intentionally Omitted]

SCHEDULE B

Key Company Holders and Blocker Holders

[Intentionally Omitted]

SCHEDULE C

Blocker Restructuring

[Intentionally Omitted]

Annex A-II

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of March 19, 2021 (the “Effective Date”), by and among TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353460 (“Pace”), TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Company Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (the “Company”), and, solely for the purposes of Section 9.13, Section 9.14 and Section 9.18 of the Agreement (as defined below), the Blocker Holders (as defined in the Agreement) (“Blocker Holders” and, together with Pace, the Blockers, the Merger Subs and the Company, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of January 28, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.04 thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.    Amendments Regarding Timing of Merger, Reverse Blocker Mergers and Direct Blocker Mergers.

(a)    Paragraph 7 of the Recitals of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Parties will enter into a business combination transaction pursuant to which (a) Company Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, (b) simultaneously with the Merger, (i) Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (such mergers in clauses (i) and (ii), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (c) immediately after the Merger and the Reverse Blocker Mergers, each surviving Blocker will merge with and into Pace (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers”), with Pace surviving each Direct Blocker Merger;”

(b)    Section 2.01(f) of the Agreement is hereby amended and restated in its entirety as follows:

“(f)    the Merger and the Reverse Blocker Mergers shall be simultaneously consummated;”

(c)    Section 2.01(g) of the Agreement is hereby amended and restated in its entirety as follows:

“(g)    RESERVED;”

(d)    Section 2.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)    Immediately after the Domestication and contemporaneously with the Reverse Blocker Effective Time, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).”

(e)    Section 2.05(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) At the Effective Time, the Company LLCA, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the Second A&R LLCA, and such Second A&R LLCA, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such limited liability company agreement.”

(f)    Section 3.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a)    Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, contemporaneously with the Effective Time, (i) Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger. As a result of each Reverse Blocker Merger, the separate corporate existence of the applicable Blocker Merger Sub shall cease and the applicable Blocker shall continue as the surviving entity of each such Reverse Blocker Merger (in such capacity and as applicable, the “Reverse Blocker Surviving Corporation”).”

(g)    Section 3.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)    On the Closing Date and immediately prior to the Direct Blocker Effective Time but contemporaneously with the Effective Time, the parties shall cause the Reverse Blocker Mergers to be consummated at the Effective Time by filing a certificate of merger (a “Reverse Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of each such Reverse Blocker Certificate of Merger, as applicable, being the “Reverse Blocker Effective Time”).”

(h)    Section 3.02(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DGCL, at the Direct Blocker Effective Time, (i) TCV Blocker will merge with and into Pace, with Pace surviving such merger, and (ii) Learn Blocker will merge with and into Pace, with Pace surviving such merger. As a result of each Direct Blocker Merger, the separate corporate existence of the applicable Blocker shall cease and Pace shall continue as the surviving entity of each such Direct Blocker Merger (in such capacity, the “Blocker Surviving Corporation”).”

(i)    Section 3.02(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)    On the Closing Date, and immediately following the Reverse Blocker Effective Time, the parties hereto shall cause each Direct Blocker Merger to be consummated by filing a certificate of merger (a “Direct Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of each such Direct Blocker Certificate of Merger, as applicable, being the “Direct Blocker Effective Time”).”

A-II-2

2.    Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3.    Governing Law; Waiver of Jury Trial. Section 12.06 and Section 12.07 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.

4.    Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5.    Counterparts. This First Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

A-II-3

IN WITNESS WHEREOF, Pace, Merger Subs, the Blockers, the Company and the Blocker Holders have caused this First Amendment to be executed as of the Effective Date by their respective officers thereunto duly authorized.

TPG PACE TECH OPPORTUNITIES CORP.

By	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LIVE LEARNING TECHNOLOGIES LLC

By	/s/ Charles Cohn
Name:	Charles Cohn
Title:	Chief Executive Officer

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TCV VIII (A) VT, INC.

By	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	President

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LCSOF XI VT, INC.

By	/s/ Paul Strange
Name:	Paul Strange
Title:	President and CEO

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TPG PACE TECH MERGER SUB, LLC

By	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PACE BLOCKER MERGER SUB I INC.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG PACE BLOCKER MERGER SUB II INC.

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TCV VIII (A), L.P.

By: Technology Crossover Management VIII, L.P.
It: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By: Ric Fenton as authorized signatory

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND X, L.P.

By: Learn Capital Management X, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Partner

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XI, L.P.

By: Learn Capital Management XI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Partner

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XII, L.P.

By: Learn Capital Management XII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Partner

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XIII, L.P.

By: Learn Capital Management XIII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Partner

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XVI, L.P.

By: Learn Capital Management XVI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Partner

SIGNATURE PAGE TO

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

Annex A-III

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and is the type that the registrant treats as private or confidential.

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Second Amendment”) is entered into as of July 14, 2021, by and among TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353460 (“Pace”), TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Company Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Company Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (the “Company”), and, solely for the purposes of Section 9.13, Section 9.14 and Section 9.18 of the Agreement (as defined below), the Blocker Holders (as defined in the Agreement) (“Blocker Holders” and, together with Pace, the Blockers, the Merger Subs and the Company, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of January 28, 2021 (the “Base Agreement), as amended by that certain First Amendment to the Base Agreement, dated as of March 19, 2021 (the Base Agreement, as so amended, and as may be further amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 11.04 thereof as more fully set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.    Amendments.

(a) Section 11.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)    by either Pace or the Company if the Effective Time shall not have occurred prior to August 31, 2021 (as extended in accordance with this Agreement, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension;”

(b) Section 9.18 of the Agreement is hereby amended and restated in its entirety as follows:

“During the period commencing on the date of Closing and ending on the six-month anniversary of Closing, each Blocker Holder agrees not to (i) Transfer any shares of Pace Class A Common Stock or Pace Warrants or (ii) deposit any shares of Pace Class A Common Stock or Pace Warrants into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such shares of Pace Class A Common Stock or Pace Warrants or grant any proxy, consent or power of attorney with respect thereto. To the extent any Company Holder receives shares of Pace Class A Common Stock in connection with Closing, the Company shall cause such Company Holder to enter into an agreement with Pace pursuant to which such Company Holder agrees to the restrictions contained in this Section 9.18; provided, however, that such agreement shall provide that to the extent that redemptions of Pace Class A Common Stock in connection with the Business Combination are in excess of the number of shares necessary for Pace to retain in excess of 50.0% of Nerdy, and any Company Holder elects to receive shares of Pace Class A Common Stock instead of Company Up-C Units (and a corresponding number of shares of Pace Class B Common Stock) at Closing solely to the extent necessary for Pace to retain in excess of 50.0% of Nerdy at Closing, such Company Holder shall be permitted to sell a number of shares of Pace Class A Common Stock necessary to cover the cost of income taxes incurred by such Member in connection with the receipt of such shares of Pace Class A Common Stock at Closing at any time.”

2.    LLCA. The Parties hereto acknowledge and agree that Exhibit E to the Agreement shall be replaced with Annex A hereto for all purposes of the Agreement.

3.    Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.

3.    Governing Law; Waiver of Jury Trial. Section 12.06 and Section 12.07 of the Agreement are hereby incorporated by reference into this Second Amendment, mutatis mutandis.

4.    Headings. The descriptive headings contained in this Second Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.

5.    Counterparts. This Second Amendment may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

A-III-2

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

TPG PACE TECH OPPORTUNITIES CORP.

By	/s/ Eduardo Tamraz
Name: Eduardo Tamraz
Title: Secretary

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LIVE LEARNING TECHNOLOGIES LLC

By	/s/ Charles Cohn
Name: Charles Cohn
Title: Chief Executive Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TCV VIII (A) VT, INC.

By	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: President

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LCSOF XI VT, INC.

By	/s/ Paul Strange
Name: Paul Strange
Title: President and CEO

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TPG PACE TECH MERGER SUB LLC

By	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PACE BLOCKER MERGER SUB I INC.

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PACE BLOCKER MERGER SUB II INC.

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

TCV VIII (A), L.P.

By:	Technology Crossover Management VIII, L.P.
Its:	General Partner

By:	Technology Crossover Management VIII, Ltd.
Its:	General Partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND X, L.P.

By:	Learn Capital Management X, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XI, L.P.

By:	Learn Capital Management XI, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XII, L.P.

By:	Learn Capital Management XII, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XIII, L.P.

By:	Learn Capital Management XIII, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XVI, L.P.

By:	Learn Capital Management XVI, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

SIGNATURE PAGE TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

Annex A

Exhibit E

FORM OF SECOND A&R LLCA

[Intentionally Omitted]

ANNEX A TO

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

Annex B

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TPG PACE TECH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION

DATED 6 OCTOBER 2020 AND EFFECTIVE ON 6 OCTOBER 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TPG PACE TECH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION

DATED 6 OCTOBER AND EFFECTIVE ON 6 OCTOBER 2020)

1	The name of the Company is TPG Pace Tech Opportunities Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class F ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TPG PACE TECH OPPORTUNITIES CORP.

(ADOPTED BY SPECIAL RESOLUTION

DATED 6 OCTOBER 2020 AND EFFECTIVE ON 6 OCTOBER 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Forward Purchase Agreements”	means the agreements that provides for the sale of Class A Shares and warrants to other third parties in a private placement that will close substantially concurrently with the closing of any Business Combination.

“Additional Forward Purchase Shares”	means any Class A Shares to be issued pursuant to the Additional Forward Purchase Agreements.

“Additional Forward Purchase Warrants”	means any warrants to purchase Class A Shares to be issued pursuant to the Additional Forward Purchase Agreements.

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class F Share”	means a Class F ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreement”	means an agreement that provides for the sale of Class A Shares and warrants to the Sponsor and its permitted transferees in a private placement that will close substantially concurrently with the closing of any Business Combination.

“Forward Purchase Shares”	means any Class A Shares to be issued pursuant to the Forward Purchase Agreement.

“Forward Purchase Warrants”	means any warrants to purchase Class A Shares to be issued pursuant to the Forward Purchase Agreement.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class F Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(o)	reference to a dollar or dollars or USD (including $ and US$) and to a cent or cents is reference to dollars and cents of the United States of America; and

(p)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class F Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class F Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2

The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper in accordance with the Statute (including, without limitation, for nil consideration). In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class F Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class F Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class F Shares shall rank pari passu in all respects, and the Class A Shares and Class F Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class F Share shall have the Conversion Rights referred to in this Article.

17.2	Class F Shares shall convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): automatically on the first business day following the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class F Shares in issue shall automatically convert into Class A Shares on the first business day following the closing of such Business Combination such that the total number of Class A Shares issuable upon conversion of all Class F Shares in issue will equal, in the aggregate, on an as converted basis, 20 per cent of the sum of the total number of Class A Shares and Class F Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued, or deemed issued in connection with a Business Combination (including the Forward Purchase Shares and Additional Forward Purchase Shares but not the Forward Purchase Warrants and Additional Forward Purchase Warrants), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans minus the number of Public Shares redeemed by holders of Public Shares in connection with a Business Combination.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class F Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class F Shares in issue.

17.6

Each Class F Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class F Shares will be determined as follows: each Class F Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class F Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class F Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class F Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class F Shares have been converted or exchanged at a price per Class F Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class F Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 29.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class F Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class F Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of

Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in the case of (b) and (c) above to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

49.8	In the event that any amendment is made to this Article that would affect the substance or timing of the Company’s obligation to:

(a)	provide for the redemption of the Public Shares in connection with a Business Combination; or

(b)

redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

CERTIFICATE OF INCORPORATION OF

NERDY INC.

Nerdy Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Nerdy Inc.

SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is [•] shares of stock, classified as (i) [•] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) [•] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (iii) [•] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and (iv) [20,000,000] shares of Class F common stock, par value $0.0001 per share (“Class F Common Stock” and, together with Class A Common Stock and Class B Common Stock, the “Common Stock”).

1.    Provisions Relating to Preferred Stock.

(a)    Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board and included in a certificate or certificates of designation (each, a “Preferred Stock Designation”) as hereafter prescribed.

(b)    Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i)    whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii)    the number of shares to constitute the class or series and the designations thereof;

(iii)    the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv)    whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)    whether or not the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)    the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)    the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)    whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)    such other powers, privileges, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as may to the Board seem advisable.

(c)    The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2.    Provisions Relating to Common Stock.

(a)    Except as may otherwise be provided in this Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b)    Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)    Class F Common Stock

(i)    Shares of Class F Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically upon the consummation of that certain Business Combination Agreement, dated as of January 28, 2021 (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, TPG Pace Tech Opportunities Corp will acquire Live Learning Technologies LLC, d/b/a Nerdy, on the terms and subject to the conditions set forth therein (the “Business Combination”);

(ii)    Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities and related to the closing of the Business Combination, all issued and outstanding shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s Business Combination such that the total number of Class A Common Stock issuable upon conversion of all Class F Common Stock in issue will equal, in the aggregate, on an as converted basis, 20 percent of the sum of the total number of shares of Class A Common Stock and Class F Common Stock in issue upon completion of the Corporation’s initial public offering plus all Class A Common Stock and equity-linked securities issued, or deemed issued in connection with a Business Combination (including the Forward Purchase Shares and Additional Forward Purchase Shares but not the Forward Purchase Warrants and Additional Forward Purchase Warrants), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a business combination and any private placement warrants issued to the Sponsor or any of its affiliates upon conversion of working capital loans minus the number of Public Shares redeemed by holders of Public Shares in connection with a business combination.

As used herein, the term “Forward Purchase Agreements” means the agreements that provide for the sale of Class A Common Stock and warrants to other third parties in a private placement that will close substantially concurrently with the closing of any business combination; the term “Additional Forward Purchase Shares” means any shares of Class A Common Stock to be issued pursuant to the Forward Purchase Agreements; the term “Additional Forward Purchase Warrants” means any warrants to purchase Class A Common Stock to be issued pursuant to the Forward Purchase Agreements; the term “Forward Purchase Shares” means any shares of Class A Common Stock to be issued pursuant to the Forward Purchase Agreements; the term “Forward Purchase Warrants” means any warrants to purchase Class A Common Stock to be issued pursuant to the Forward Purchase Agreements; the term “Public Shares” means shares of Class A Common Stock issued in the Domestication that were previously Class A Ordinary Shares, par value $0.0001 per share, of the Corporation issued as part of the units issued in the Corporation’s initial public offering; and the term “Sponsor” means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company, and its successors or assigns.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class F Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 2(d) and (ii) in no event shall the Class F Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class F Common Stock.

Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 2(c)(ii). The pro rata share for each holder of Class F Common Stock will be determined as follows: Each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F

Common Stock shall be converted pursuant to this Section 2(c)(ii) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.

(d)    For so long as any shares of Class F Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class F Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class F Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class F Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class F Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class F Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class F Common Stock shall, to the extent required by law, be given to those holders of Class F Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class F Common Stock to take the action were delivered to the Corporation.

(e)    Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively).

(f)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(g)    Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of Live Learning Technologies LLC, dated as of January 28, 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.

(h)    The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(i)    No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the Nomination Agreements (as defined below), the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2022 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2023 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2024 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Certificate of Incorporation becomes effective, subject to the terms of any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”). Subject to applicable law, the rights of the holders of any series of Preferred Stock specified in the related Preferred Stock Designation and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the Nomination Agreements and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may only be removed for cause and only upon the affirmative vote of the holders of a majority of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Nomination Agreements, the number of directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors and directors shall be elected by a plurality vote of the holders of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors.

SIXTH: Except as otherwise provided in this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

SEVENTH: Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws; and provided further, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such bylaws had not been adopted.

NINTH:

(a)     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

(b)     Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

(c)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article Ninth subsection c, or otherwise. The rights to indemnification and advancement of expenses conferred by this Article Ninth subsection c, shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article Ninth subsection c, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article Ninth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of this Article Ninth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Ninth, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

This Article Ninth shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Section (c) of Article Ninth, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Tenth. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law or by this Certificate of Incorporation or required by the Nomination Agreements, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision of this Certificate that relates to, or is the result of, a proposal by a person in its capacity as a stockholder of the Company.

ELEVENTH:

(a)    Certain Definitions. For purposes of this Article Eleventh, “Sponsor-Affiliates” shall mean Sponsor and [TCV], and each of their respective Affiliates.

(b)    Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Twelfth are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

(c)    Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Twelfth in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity that may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (d) of this Article Twelfth. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Article Twelfth or which are stated in this Article Twelfth to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

(d)    Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section (c) of this Article Twelfth shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

(e)    Exclusion. In addition to and without limiting the foregoing provisions of this Article Twelfth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

(f)    Powers of the Board. The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board under the DGCL now or hereafter in force.

(g)    Amendment of this Article. Any amendment, repeal or modification of this Article Twelfth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

TWELFTH: Subject to the Nomination Agreements and unless otherwise required by law or this Certificate, each director shall have one vote on all matters presented to the Board for its consideration. If the Board considers any action that results in an equal number of the directors at the meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of the board shall be entitled to cast a tie-breaking vote with respect to such action. With respect to any committees established by the board, subject to the Nomination Agreements and unless otherwise required by law or this Certificate, each director serving on such committee shall have one vote on all matters presented to such committee for its consideration. If such committee considers any action that results in an equal number of the directors at the committee meeting voting for and against the action and such action would be effective if taken by a majority vote, then in such case the chairman of such committee shall be entitled to cast a tie-breaking vote with respect to such action.

THIRTEENTH: If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this [•] day of [●], 2021.

[●]

By:
Name:
Title:

Signature Page to Certificate of Incorporation

Annex D

AMENDED AND RESTATED BYLAWS OF

NERDY INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1.    Registered Office. The registered office and agent of Nerdy Inc. (the “Corporation”) in the State of Delaware shall be fixed in the Certificate of Incorporation of the Corporation, as it may be amended from time to time, including any preferred stock designation (the “Certificate of Incorporation”). The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

Section 1.2.    Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

Section 1.3.    Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II

STOCKHOLDERS

Section 2.1.    Annual Meeting. If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held at such date, time and place, if any, either within or without the State of Delaware, as may be fixed by resolution of the Board. Any proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 2.2.    Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock of the Corporation (“Preferred Stock”), special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer, the Chairman of the Board or the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Board, with such special meeting to be held at such date, time and place, if any, as may be fixed by such person(s) calling such special meeting. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

Section 2.3.    Record Date.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be greater than 60 nor fewer than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be greater than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)    Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.4.    Stockholder List. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is fewer than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

Section 2.5.    Place of Meeting. If no designation is made as to the place of any meeting of the Corporation, the place of meeting shall be the principal executive offices of the Corporation. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 2.6.    Notice of Meeting. Written or printed notice, stating the place, if any, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten days nor greater than 60 days before the date of the meeting, in a manner pursuant to Section 7.7 hereof, to each stockholder of record entitled to vote at such meeting. The notice shall specify (a) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (b) the place, if any, date and time of such meeting, (c) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (d) in the case of a special meeting, the purpose or purposes for which such meeting is called and (e) such other information as may be required by applicable law or as may be deemed appropriate by the Board, the Chairman of the Board or the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his/her address as it appears on the stock transfer books of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice in accordance with the DGCL. Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws.

Section 2.7.    Quorum and Adjournment of Meetings.

(a)    Except as otherwise provided by applicable law or by the Certificate of Incorporation, the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. For the avoidance of doubt, abstentions (that are marked as such) and broker non-votes shall be treated as present for purposes of determining the presence or absence of quorum. Only the person presiding over the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b)    Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for greater than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 2.8.    Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the DGCL) by the stockholder or by his/her duly authorized attorney-in-fact. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

Section 2.9.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”) or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures and other requirements set forth in these Bylaws and applicable law as to such business or nomination. For the avoidance of doubt, Section 2.9(a)(i)(C) of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the Corporation’s proxy statement pursuant thereto) before an annual meeting of the stockholders.

(ii)    For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and in the case of business other than nominations, such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation by registered mail at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which anniversary, in the case of the first annual meeting of stockholders following the close of the Corporation’s business combination, shall be deemed to be [●], 2022); provided, however, that in the event that the date of the annual meeting is greater than 30 days before or greater than 60 days after such anniversary date, or if no annual meeting was held in the preceding year (other than with respect to the Corporation’s first annual meeting of stockholders following the close of the Corporation’s business combination), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the [120]th day prior to the date of such annual meeting and not later than the close of business on the later of the [90]th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, postponement or recess of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.9(a)(ii) or Section 2.9(b)) to the Secretary of the Corporation must:

(A)    set forth, as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), (1) the name and address of such stockholder or Stockholder Associated Person, as they appear on the Corporation’s books, and of such Stockholder Associated Person, if any, (2) (I) the class or series and number of shares of stock or other securities of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder or Stockholder Associated Person as of the date of the notice, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such stockholder or Stockholder Associated Person, in each case, as of the date of the notice, (III) a description of any agreement, proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Corporation or among such stockholder, Stockholder Associated Person and any other person that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), (IV) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) by such stockholder or Stockholder Associated Person, (V) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (VI) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (VII) any performance-related fees (other than an asset-based fee) that such stockholder or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the record date for the meeting to disclose such information as of the record date), (3) any other information relating to such stockholder or Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (4) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (5) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends to (I) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or to elect each such nominee or (II) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required under clauses (A)(1) and (A)(2) of the preceding sentence of this Section 2.9(a)(ii) shall be supplemented by such stockholder and any such Stockholder Associated Person not later than five days after the record date for notice of the meeting to disclose such information as of such record date;

(B)    if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) the reasons for conducting such business at the meeting and any material interest of such stockholder or Stockholder Associated Person, if any, in such business and (2) a description of all agreements, arrangements and understandings between such stockholder or Stockholder Associated Person, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C)    set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving a full term as a director if elected), (2) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election, and (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or Stockholder Associated Person, and each proposed nominee, and his/her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D)    with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws and such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(iii)    Notwithstanding anything in the second sentence of Section 2.9(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(iv)    To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver (in accordance with the method, means and time periods prescribed for delivery of notice under Section 2.9(a)(ii) of these Bylaws and applicable law) to the Secretary at the principal executive offices of the Corporation (A) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire the proposed nominee shall request in writing from the Secretary with at least 7 days’ prior notice); (B) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (I) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote in such capacity on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable law and all applicable rules of the U.S. exchanges upon which the Common Stock (as defined in the Certificate of Incorporation) of the Corporation is listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines of the Corporation, (4) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation and (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (C) a written director agreement (which agreement shall be provided by the Secretary upon written request and shall include, without limitation, such person’s agreement to abide by all of the Corporation’s policies and procedures applicable to directors of the Corporation, including a requirement to preserve and maintain the confidentiality of the Corporation’s material non-public information).

(v)    For purposes of this Section 2.9(a), “Stockholder Associated Person” of any stockholder shall mean (A) any person acting in concert with such stockholder, (B) any other beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) if any such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity, where “control person” includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such beneficial owner.

(b)    Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (i) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in the Nomination Agreements or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures and other requirements set forth in these Bylaws. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by

Section 2.9(a)(ii) of these Bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the [120]th day prior to such special meeting and not later than the close of business on the later of the [90]th day prior to such special meeting or, if the first public announcement of the date of such special meeting is fewer than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment, postponement or recess of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)    General.

(i)    Only such persons who are nominated in accordance with the procedures set forth in these Bylaws and the Nomination Agreements shall be eligible to serve as directors, and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws and applicable law. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. For the avoidance of doubt, unless otherwise required by law or otherwise determined by the Chairman of the Board, the Board or the person presiding over the meeting, if the stockholder does not provide the information required under Section 2.9 of these Bylaws to the Corporation within the time frames specified herein, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)    For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)    Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Sections 2.9(a) or 2.9(b) of these Bylaws or the Nomination Agreements. Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) of the holders of any series of Preferred Stock if and to the extent provided for under applicable law, the Certificate of Incorporation or these Bylaws or (C) set forth in the Nomination Agreements.

(iv)    The Corporation may require any proposed stockholder nominee for director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.9 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 2.10.    Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) restrictions on the use of any audio or video recording devices at the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (h) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.11.    Required Vote. Except as otherwise required by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the matter shall be deemed the recommendation of the stockholders if it has received a plurality of the votes.

Section 2.12.    Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other entity it controls, and such shares of its own stock will not be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation, to vote stock of the Corporation held in a fiduciary capacity.

Section 2.13.    Inspectors of Elections; Opening and Closing the Polls. At any stockholder meeting, the Board by resolution may, and when required by applicable law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by applicable law, the person presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his/her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his/her ability. The inspectors shall have the duties prescribed by applicable law.

Section 2.14.    Stockholder Action by Written Consent. Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock and except to the extent provided in the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with these Bylaws. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 3.2.    Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the Nomination Agreements, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The election and term of directors shall be as set forth in the Certificate of Incorporation.

Section 3.3.    Regular Meetings. Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, as are determined from time to time by resolution of the Board.

Section 3.4.    Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, date and time of the meetings. Any business may be conducted at a special meeting of the Board.

Section 3.5.    Notice. Notice of any meeting of directors shall be given to each director at his/her business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 48 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 48 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 48 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

Section 3.6.    Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, including by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.

Section 3.7.    Conference Telephone Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.8.    Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice unless (a) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.9.    Vacancies. Subject to applicable law, the rights of holders of any series of Preferred Stock and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled in accordance with the Certificate of Incorporation.

Section 3.10.    Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to the Certificate of Incorporation (including any certificate of designation thereunder) and any Nomination Agreements, directors may be removed only for cause and only upon the affirmative vote of the holders of a majority of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, the Certificate of Incorporation and these Bylaws.

Section 3.11.    Chairman of the Board. The Chairman of the Board shall be chosen from among the directors. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board. The Chairman of the Board shall perform all duties incidental to his/her office that may be required by law and all such other duties as are properly required of him/her by the Board. The Chairman of the Board shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

Section 3.12.    Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13.    Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him/her in connection with such service.

Section 3.14.    Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

ARTICLE IV

COMMITTEES

Section 4.1.    Designation; Powers. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the obligations of the Corporation set forth in the Nomination Agreements. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 4.2.    Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall choose its own chairman by a majority vote of the members then in attendance in the event the chairman has not been selected by the Board, shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of these Bylaws or any such charter, and each committee may adopt its own rules and regulations of governance, to the extent not inconsistent with these Bylaws or any charter or other rules and regulations adopted by the Board.

Section 4.3.    Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 5.1.    Officers. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee thereof or by the Chief Executive Officer, as the case may be.

Section 5.2.    Election and Term of Office. The officers of the Corporation shall be elected or appointed from time to time by the Board. Each officer shall hold office until his/her successor shall have been duly elected or appointed and shall have qualified or until his/her death or until he/she shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his/her successor, his/her death, his/her resignation or his/her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 5.3.    Chief Executive Officer. The Chief Executive Officer shall act in a general executive capacity and, subject, to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation. If the Chief Executive Officer is also a member of the Board, the Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation.

Section 5.4.    Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. The Chief Financial Officer shall assist the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs.

Section 5.5.    President. The President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.6.    Senior Vice Presidents and Vice Presidents. Each Senior Vice President and Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.7.    Treasurer. The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He/she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him/her from time to time by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.8.    Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he/she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law; he/she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he/she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he/she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him/her by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.9.    Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board or any committee thereof for the unexpired portion of the term at any meeting of the Board or any committee thereof. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation, or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

Section 5.10.    Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

STOCK CERTIFICATES AND TRANSFERS

Section 6.1.    Uncertificated Shares and Transfers. The shares of the Corporation shall be uncertificated, provided that the Corporation shall be permitted to issue such nominal number of certificates to securities depositories and further provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be represented by certificates. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third party registrar or transfer agent, by the holder thereof in person or by his/her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Each certificated share of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

Section 6.2.    Lost, Stolen or Destroyed Certificates. If at any time shares of the Corporation’s stock are represented by certificates, no certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or his/her discretion require.

Section 6.3.    Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 6.4.    Regulations Regarding Certificates. If at any time shares of the Corporation’s stock are represented by certificates, the Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of such certificates. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1.    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year unless otherwise determined by the Board.

Section 7.2.    Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or shares of stock of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.3.    Seal. The seal of the Corporation shall be in such form as the Board may adopt.

Section 7.4.    Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, including by electronic transmission, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.5.    Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice, including by electronic transmission, of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such earlier or later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Section 7.6.    Indemnification and Advancement of Expenses.

(a)    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he/she, or a person for whom he/she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent, or in any other capacity while serving as a director, officer, employee, trustee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(b)    The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

(c)    The rights to indemnification and advancement of expenses under this Section 7.6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of his/her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(d)    If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 7.6 or otherwise shall be on the Corporation.

(e)    The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

(f)    This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(g)    Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 7.6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Section 7.6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Section 7.6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

Section 7.7.    Notices. Except as otherwise specifically provided herein or required by applicable law, all notices required to be given to any stockholder, director, officer, employee, trustee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee, trustee or agent at his/her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 7.8.    Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, facsimile or electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Section 7.9.    Time Periods. In applying any provision of these Bylaws that require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.10.    Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his/her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.11.    Severability. Whenever possible, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of these Bylaws is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and these Bylaws will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.12.    Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, trustee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.12.

ARTICLE VIII

AMENDMENTS

Section 8.1.    Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal these Bylaws.

Notwithstanding the foregoing, so long as the Nomination Agreement with TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (“Sponsor”) and Charles Cohn (“Cohn”) remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then applicable terms of such Nomination Agreement without the prior written consent of Sponsor and Cohn.

Date of Adoption: [                    ], 2021

Annex E

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated as of January 28, 2021, is made by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company (the “Company”), TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (“TPG Pace”), Cohn (as hereinafter defined), Learn (as hereinafter defined), and TCV. The Company and any other Stockholders may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, and Live Learning Technologies LLC, a Delaware limited liability company (“LLT LLC”), and the other parties thereto, have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, the Company will acquire LLT LLC on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Transaction”);

WHEREAS, prior to the Transaction, on the terms and conditions set forth in the Business Combination Agreement, the Company shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Cayman Islands Companies Law (2020 Revision) (the “Domestication”) and in connection therewith, among other things, each Class A ordinary share, par value $0.0001 (“Class A Ordinary Share”), of the Company will convert into Pace Class A Common Stock (as defined below) on a one-for-one basis and (iii) each warrant to purchase a Class A Ordinary Share will convert into one Company Warrant (as defined below);

WHEREAS, in connection with the Transaction and as a result of the Domestication, the Parties expect to receive shares of Common Stock (as defined below) pursuant to the Business Combination; and

WHEREAS, it is contemplated by the Parties that in connection with the Transaction, each Party shall execute and deliver this Agreement in connection with the execution of the Business Combination Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Stockholder shall be deemed an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Chief Executive Officer” shall mean the chief executive officer of the Company.

“Closing” shall mean the closing of the Transactions.

“Closing Date” shall have the meaning given to such term in the Business Combination Agreement.

“Cohn” shall mean each of Cohn Investments, LLC and Charles K. Cohn VT Trust U/A/D May 26, 2017.

“Cohn Director” shall have the meaning set forth in Section 3.1(b).

“Common Stock” shall mean, collectively, the Pace Class A Common Stock and Pace Class B Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Company Charter” shall mean that Certificate of Incorporation of the Company, to be executed and adopted in connection with the Closing.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Designated Director” shall mean any director designated for nomination by any Party to this Agreement.

“Earnout Shares” has the meaning assigned to such term under the Waiver Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on September 24, 2020.

“Initial Cohn Share Ownership” shall mean the shares of Common Stock owned by Cohn immediately following the Closing (and following the sale of shares in connection with the Transaction), including shares of Common Stock relating to Charles Cohn’s vested and unvested equity awards, but specifically excluding any vested and unvested equity awards that might be issued in connection with the Closing or thereafter.

“Initial Learn Share Ownership” shall mean the shares of Common Stock owned by Learn immediately following the Closing.

“Initial TCV Share Ownership” shall mean the shares of Common Stock owned by TCV immediately following the Closing.

“Initial TPG Share Ownership” shall mean the shares of Common Stock owned by TPG Pace immediately following the Closing, excluding shares of Common Stock that may be subject to potential forfeiture as Earnout Shares under the Waiver Agreement.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“Learn” shall mean each of LCSOF XI VT, Inc, Learn Capital Special Opportunities Fund XIV, L.P., Learn Capital Special Opportunities Fund XV, L.P., Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P., and Learn Capital Special Opportunities Fund XVI, L.P.

“Learn Director” shall have the meaning set forth in Section 3.1(b).

“Letter Agreement” means that certain Letter Agreement, dated October 9, 2020, between the Company and TPG Pace.

“Mutual Director” shall have the meaning set forth in Section 3.1(b).

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“Non-Voting Observer” shall have the meaning set forth in Section 3.1(l).

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Pace Class A Common Stock” means, following the Domestication, Pace’s Class A Common Stock, par value $0.0001 per share.

“Pace Class B Common Stock” shall have the meaning set forth in the Business Combination Agreement.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Registration Rights Agreement” shall have the meaning given to such term in the Business Combination Agreement.

“Registration Statement/Proxy Statement” shall have the meaning given to such term in the Business Combination Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder.

“Stockholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.“TCV” shall have the meaning set forth in the preamble.

“TCV Director” shall have the meaning set forth in Section 3.1(b).

“TPG Director” shall have the meaning set forth in Section 3.1(b).

“Transaction” shall have the meaning set forth in the Recitals.

“TPG Pace” shall have the meaning set forth in the preamble.

“TCV” shall mean each of TCV VIII (A) VT, Inc. and TCV VIII (A), L.P.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, the Exchange Act and SOX and otherwise qualified to serve on the Audit Committee of the Board.

“Waiver Agreement” shall mean that certain Waiver Agreement, dated as of the date of the Business Combination Agreement, by and among the Company, TPG Pace and the other parties named therein.

Section 1.2 Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3 Consents. Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 Board.

(a) Board Classes. The Company shall, and the Stockholders shall take all Necessary Action to, cause a majority of the Board to consist of Unaffiliated Directors and cause the Board to be divided into three classes of directors, as nearly as equal in number as reasonably possible in accordance with the Company Charter, each of which directors shall serve for staggered three-year terms. The Class I directors shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2022, the Class II directors shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2023 and the Class III directors shall have an initial term that expires at the annual meeting of stockholders of the Company held in 2024.

(b) Composition of the Board. The Company shall, and the Stockholders shall take all Necessary Action to, cause the Board to be comprised at the Closing of seven directors. The Board shall be comprised of (A) three directors who shall be designated by Cohn (each, a “Cohn Director”) who initially shall be Erik Blachford, Cathy Beaudoin, and Charles Cohn and thereafter shall be designated pursuant to Section 3.1(c) of this Agreement, provided that all but one of the Cohn Directors shall have been determined by the Company to be an “independent director” under NYSE Rules, and (B) one director who shall be designated by Learn and initially shall be Rob Hutter and thereafter shall be designated pursuant to Section 3.1(d) of this Agreement (the “Learn Director”), provided that the Learn Director shall have been determined by the Company to be an “independent director” under NYSE Rules, (C) one director who shall be designated by TCV and initially shall be Woody Marshall and thereafter shall be designated pursuant to Section 3.1(e) of this Agreement (the “TCV Director”), provided that the TCV Director shall have been determined by the Company to be an “independent director” under NYSE Rules, (D) one director who shall be designated by TPG Pace and initially shall be Greg Mrva and thereafter shall be designated pursuant to Section 3.1(f) of this Agreement (the “TPG Director”), provided that the TPG Director shall have been determined by the Company to be an “independent director” under NYSE Rules, and (E) one director, who shall initially be mutually designated by Cohn and TPG Pace before the mailing of the Registration Statement/Proxy Statement (the “Mutual Director”), provided that the Mutual Director shall (i) be an Unaffiliated Director and (ii) meet diversity standards mutually agreed upon between Cohn and TPG Pace, and thereafter shall be a person nominated by the Board in accordance with the Company’s governing documents. The initial Board shall be divided in three classes as follows:

(ii) Class I: Charles Cohn and Greg Mrva

(iii) Class II: Rob Hutter and Woody Marshall

(iv) Class III: Erik Blachford, Cathy Beaudoin and the Mutual Director

(c) Cohn Representation. Subject to Section 3.1(k), for so long as Cohn holds at least the Percentage of the Initial Cohn Share Ownership shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Cohn that, if elected, will result in Cohn having the number of directors serving on the Board that is shown below. To the extent the Percentage of the Initial Cohn Share Ownership falls below the level that would entitle Cohn to nominate any Cohn Director pursuant to this Section 3.1 but Charles Cohn is serving as the Company’s Chief Executive Officer, the Company shall, and the Stockholders shall take all Necessary Action to, include Charles Cohn on the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected. For purposes of calculating the Percentage of the Initial Cohn Share Ownership on and after the date of the Closing, shares of Common Stock relating to Charles Cohn’s vested and unvested equity awards issued in connection with the Closing or thereafter (the “New Awards”) shall be counted as being held by Cohn, such that the Percentage of the Initial Cohn Share Ownership shall be calculated as follows: (i) all shares of Common Stock held by Cohn plus vested and unvested equity awards (including New Awards) divided by (ii) the Initial Cohn Share Ownership.

Percentage of the Initial Cohn Share Ownership Owned	Number of Cohn Directors
30% or greater	3
Between 20% and 30%	2
Between 10% and 20%	1

(d) Learn Representation. For so long as Learn holds at least 50% of the Initial Learn Share Ownership, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Learn that, if elected, will result in Learn having one (1) director serving on the Board; provided that, if the Learn Director is not Rob Hutter, the person designated as the Learn Director shall be subject to the consent of Cohn so long as Charles Cohn serves as the Company’s Chief Executive Officer, which consent shall not be unreasonably withheld.

(e) TCV Representation. For so long as TCV holds at least 50% of the Initial TCV Share Ownership, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TCV that, if elected, will result in TCV having one (1) director serving on the Board; provided that, if the TCV Director is not Woody Marshall, the person designated as the TCV Director shall be subject to the consent of Cohn so long as Charles Cohn serves as the Company’s Chief Executive Officer, which consent shall not be unreasonably withheld.

(f) TPG Pace Representation. For so long as TPG Pace holds at least 50% of the Initial TPG Share Ownership, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TPG Pace that, if elected, will result in TPG Pace having one (1) director serving on the Board, which person shall be subject to the consent of Cohn so long as Charles Cohn serves as the Company’s Chief Executive Officer, which consent shall not be unreasonably withheld. For purposes of calculating the Percentage of the Initial TPG Share Ownership on and after the date of the Closing, shares of Common Stock that may be subject to potential forfeiture as Earnout Shares under the Waiver Agreement shall not be counted as being held by TPG Pace, such that the Percentage of the Initial TPG Share Ownership shall be calculated as follows: (i) all shares of Common Stock held by TPG Pace less any shares of Common Stock that are subject to potential forfeiture as Earnout Shares under the Waiver Agreement as of the date of calculation divided by (ii) the Initial TPG Share Ownership less the 4,000,000 shares of Common Stock that are subject to potential forfeiture as Earnout Shares under the Waiver Agreement immediately post-Closing.

(g) Nomination of Other Directors. Following the Closing, except as set forth in Sections 3.2(c) – (f), the nomination of directors at annual meetings will be the responsibility of the Nominating and Governance Committee and the Board.

(h) Decrease in Directors. Upon any decrease in the number of directors that a Stockholder is entitled to designate for nomination to the Board, (i) such Stockholder shall take all Necessary Action to cause the appropriate number of its Designated Directors, to offer to tender their resignation (and, if such decrease is with respect to the TPG Director, to cause the Non-Voting Observer to waive its rights) to the Board, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee and (ii) to the extent the Company accepts any such resignation, the corresponding vacancy on the Board shall be filled in accordance with the Company’s governing documents; provided, however, that clause (i) of this Section 3.1(h) shall not require either Erik Blachford or Cathy Beaudoin to tender his or her resignation and such director shall be entitled to serve out the remainder of his or her term, subject to the terms of the Company’s governing documents.

(i) Removal; Vacancies. Except as provided in Section 3.1(h), (i) each Stockholder shall have the exclusive right to remove its designees (and, if applicable, the Non-Voting Observer) from the Board (including any committees thereof), and the Company and the Stockholders shall take all Necessary Action to cause the removal of any such designee (or, if applicable, the Non-Voting Observer) at the request of the designating Stockholder and (ii) each Stockholder shall have the exclusive right to designate directors (or, if applicable, the Non-Voting Observer) for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees (or, if applicable, the Non-Voting Observer) to the Board (including any committees thereof), and the Company and the Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors (or, if applicable, a Non-Voting Observer) designated by such designating Stockholder as promptly as reasonably practicable, in each case subject to any restrictions set forth in, and after obtaining any consents required by, Sections 3.1(b) – (f) and 3.1(l) applicable to such Stockholder appointing such replacement director (or, if applicable, a Non-Voting Observer). For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Stockholder shall have the right to designate a replacement director (or, if applicable, Non-Voting Observer), and the Company and the Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee (or, if applicable, Non-Voting Observer) to the Board would result in a number of directors (or, if applicable, the Non-Voting Observer) designated by such Stockholder in excess of the number of directors that such Stockholder is then entitled to designate for membership on the Board (or, if applicable, as the Non-Voting Observer) pursuant to this Agreement. Following the Closing, except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee and the Board.

(j) Forced Resignation. Each Stockholder shall take all Necessary Action to cause any of its Designated Directors, to resign promptly from the Board (or, if applicable, the Non-Voting Observer waiving its rights) if such Designated Director (or, if applicable, the Non-Voting Observer), as determined by the Board in good faith after consultation with outside legal counsel (i) is prohibited or disqualified from serving as a director (or, if applicable, as Non-Voting Observer) of the Company under any rule or regulation of the SEC, the NYSE, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and its stockholders or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law; provided, however, that, subject to the limitations set forth in Section 3.1, the applicable Stockholder shall have the right to replace such resigning Designated Director (or, if applicable, the Non-Voting Observer) with a new Designated Director (or, if applicable, Non-Voting Observer), such newly named Designated Director (or, if applicable, Non-Voting Observer) to be appointed promptly to the Board in place of the resigning Designated Director (or, if applicable, Non-Voting Observer) in the manner set forth in the Company’s governing documents for filling vacancies on the Board and in Section 3.1(i). Nothing in this paragraph (j) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director (or, if applicable, the Non-Voting Observer), whether during or after such person’s service on the Board (or, if applicable, as a Non-Voting Observer).

(k) Size of Board. The Board may increase its size in accordance with the Company’s governing documents; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors shall result in a proportional increase in the number of Cohn Directors that may be appointed pursuant to this Section 3.1 of one additional designee for every two additional directors added to the Board from the initial Board size. To the extent the size of the Board is subsequently reduced, the number of Cohn Directors that may be appointed pursuant to this Section 3.1 would be subsequently reduced and Cohn shall take all actions pursuant to Section 3.1(h) with respect to such eliminated Director Designee. For the avoidance of doubt, if the Board size is increased by one director (which shall require the prior written consent of Cohn), there shall be no increase in the number of Cohn Directors and if the number of Cohn Directors has increased as a result of the Board being increased by two directors and the Board is subsequently reduced by one director (which shall require the prior written consent of Cohn), the number of Cohn Directors would decrease by one Director Designee.

(l) Board Observer. For so long as a TPG Director serves on the Board, TPG Pace shall have the right to designate one (1) natural person, which person shall be subject to the consent of Cohn so long as Charles Cohn serves as the Company’s Chief Executive Officer, which shall not be unreasonably withheld, who shall initially be Karl Peterson, to attend each regularly scheduled, special and other meeting (including telephonic meetings) of the Board and any committees thereof as a non-voting observer (in such capacity, a “Non-Voting Observer”); provided, that the Non-Voting Observer shall enter into a customary confidentiality agreement with the Company on terms reasonably acceptable to the Company, which shall be no less favorable to the Company than the confidentiality provisions applicable to TPG Pace under Section 3.4. Notice of the time and place of each such meeting shall be given to the Non-Voting Observer in the same manner and at the same time as notice is given to the Board. The Non-Voting Observer shall be given copies of all notices, reports, minutes, consents and other documents and materials at the time and in the manner as are provided to the Board or the applicable committee thereof. Notwithstanding the foregoing, the Non-Voting Observer may be excluded from access to the portion of any meeting of the Board or any committee thereof or the portion of material relating thereto if the Board or such committee reasonably determines in good faith that such access would be reasonably likely to (a) prevent the members of the Board or such committee from engaging in attorney-client privileged communication with counsel, or (b) result in a material conflict of interest with the Company or one or more of its subsidiaries, so long as, in each case, the Company promptly notifies the Non-Voting Observer of such determination and provides the Non-Voting Observer a general description of the information or materials that have been withheld to the extent that providing such description does not jeopardize the attorney-client privilege to be preserved or result in the material conflict to be avoided (it being understood and agreed that the Company will take, and will cause its subsidiaries to take, reasonable steps to minimize any such exclusions).

(m) Committee Appointments. Composition of the committees of the Board shall be determined by mutual agreement between Cohn and TPG Pace.

Section 3.2 The Company shall reimburse any Stockholder for any reasonable out-of-pocket expenses incurred as a result of any Necessary Action required to be taken under the foregoing provisions of Section 3.1.

Section 3.3 Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees not to take action to remove each other’s or the Nominating and Governance Committee’s director nominees from office. Except as set forth in Section 3.1, each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee.

Section 3.4 Sharing of Information. Each Stockholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its Subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company that it will not (and will cause its Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Stockholder, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information does not relate to the assets, business or liabilities that were contributed or sold to the Company at the Closing and was available or becomes available to such Stockholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the Stockholder or its representatives without the use of or access to the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Stockholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Stockholder; provided, that such Stockholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5 Reimbursement of Expenses. The Company shall reimburse the Designated Directors and Non-Voting Observer for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.6 Indemnity Agreements. Simultaneously with any person becoming a Designated Director or Non-Voting Observer, the Company shall execute and deliver to each such Designated Director or Non-Voting Observer, as applicable, an Indemnity Agreement dated the date such Designated Director or Non-Voting Observer becomes a director of the Company or is designated as the Non-Voting Observer.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors under Section 3.6 and any Non-Voting Observer.

Section 4.2 Freedom to Pursue Opportunities. Subject to any other agreement with the Company or any of its Subsidiaries to which any Stockholder (or any of its Affiliates) or any Designated Director (or, if applicable, any Non-Voting Observer) may be bound, the Parties expressly acknowledge and agree that: (i) each Stockholder and Designated Director (and, if applicable, any Non-Voting Observer) (and each Affiliate thereof) has the right to, and shall have no duty (contractual or otherwise) not to, (x) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of their Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder or a Designated Director (or, if applicable, any Non-Voting Observer) (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries and such Stockholder or any other Person, the Stockholder and such Designated Director (and, if applicable, any Non-Voting Observer) (and any such Affiliate) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its Subsidiaries or their respective Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder or Designated Director (or, if applicable, any Non-Voting Observer) (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

Section 4.3 Termination. This Agreement shall terminate automatically (without any action by any Party) as to each Stockholder upon the time at which such Stockholder or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement, and upon such termination, such Stockholder’s rights (including any consent rights) and obligations shall cease; provided, that the provisions in Section 3.4 and this Article IV shall survive such termination.

Section 4.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.5 Entire Agreement; Amendment.

(a) This Agreement, together with the Waiver Agreement, sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersede and replace any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.7 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to the Company to:

TPG Pace Tech Opportunities Corp.

301 Commerce St., Suite 3300

Fort Worth, Texas 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Sarah K. Morgan

Email: smorgan@velaw.com;

if to Cohn, to:

Charles Cohn

101 S. Hanley Rd., Suite 350

St. Louis, MO 63105

Attention: Charles Cohn

Email: Charles@varsitytutors.com and corporate@varsitytutors.com if to Learn Blocker:

Learn Capital

620 Congress Avenue, Suite 200

Austin, TX, 78701

Attention: Paul Strange

Email: paul@learncapital.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attention: Steve R. Ray

Email: sray@gunder.com

If to TCV to:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, CA 94301

Attention: General Counsel

Email: legal@tcv.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Stephen L. Ritchie, P.C.

Fax: (312) 862-2200

Email: sritchie@kirkland.com

if to TPG Pace, to:

TPG Global, LLC

301 Commerce St., Suite 3300

Fort Worth, Texas 76102

Attention: Jerry Neugebauer

Email: GNeugebauer@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Sarah K. Morgan

Email: smorgan@velaw.com

Section 4.8 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.9 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY

WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 4.11 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.12 Subsequent Acquisition of Shares. Any Common Stock of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

TPG PACE TECH OPPORTUNITIES CORP.

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

TPG PACE TECH OPPORTUNITIES SPONSOR LLC

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

COHN INVESTMENTS, LLC

By:	/s/ Charles Cohn
Name:	Charles Cohn
Title:	Member

CHARLES K. COHN VT TRUST U/A/D MAY 26, 2017

By:	/s/ Charles Cohn
Name:	Charles Cohn
Title:	Trustee

Signature Page to Stockholder Agreement

TCV VIII (A), L.P.

By: Technology Crossover Management VIII, L.P.
It: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Authorized Signatory

TCV VIII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV VIII (A) VT, L.P.
a Delaware limited partnership, acting by its general partner
Technology Crossover Management VIII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney in Fact

Signature Page to Stockholder Agreement

TCV VIII (B), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney in Fact

TCV VIII (B), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner
Technology Crossover Management VIII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney in Fact

DAVIS VT LLC

By:	/s/ David Karadish
Name: David Karandish
Title: Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND X, L.P.
By: Learn Capital Management X, LLC

By:	/s/ Rob Hutter
Name: Rob Hutter
Title: Managing Member

Signature Page to Stockholder Agreement

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XI, L.P.
By: Learn Capital Management XI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XII, L.P.
By: Learn Capital Management XII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XIII, L.P.
By: Learn Capital Management XIII, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XIV, L.P.

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	President and CEO

Signature Page to Stockholder Agreement

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XV, L.P.

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	President and CEO

LEARN CAPITAL SPECIAL OPPORTUNITIES FUND XVI, L.P.
By: Learn Capital Management XVI, LLC

By:	/s/ Rob Hutter
Name:	Rob Hutter
Title:	Managing Member

LCSOF XI VT, INC.

By:	/s/ Paul Strange
Name:	Paul Strange
Title:	President and CEO

Signature Page to Stockholder Agreement

Annex F

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2021 (the “Effective Date”), by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).1

RECITALS

WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of October 9, 2020 (the “Initial Agreement”) with the Company and TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company;

WHEREAS, pursuant to the Initial Agreement, the Company granted certain registration rights with respect to, among other things, certain shares of its Class A ordinary shares, par value $0.0001 per share;

WHEREAS, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy”), and the other persons party thereto, entered into that certain Business Combination Agreement, dated as of January 28, 2021 (the “Business Combination Agreement”), pursuant to which, through a series of steps, the Company has acquired Nerdy (such transactions, and all other transactions contemplated by the Business Combination Agreement, together, the “Transactions”);

WHEREAS, certain Holders may receive shares of Class A Common Stock or certain units of Company Up-C Units and a corresponding number of shares of Class B Common stock (the “Earn Out Shares”) pursuant to the earn-out provisions in the Business Combination Agreement; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, as contemplated by the Business Combination Agreement, to terminate and replace the Initial Agreement (with respect to the Holders party thereto) upon the closing of the Transactions (the “Closing”) and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

SECTION 1.    DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

[1]	NTD: Holders shall include TPG Pace and Nerdy shareholders who will be affiliates of the combined entity, per executed LOI. List of Nerdy Holders to be provided at Closing.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 3.3.

“Block Trade Notice” has the meaning set forth in Section 3.3.

“Block Trade Offer Notice” has the meaning set forth in Section 3.3.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” has the meaning set forth in the recitals to this Agreement.

“Company Up-C Units” means a “Unit” as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Holders” means TPG Sponsor and any Successor Holders.

“Demand Registration Notice” has the meaning set forth in Section 2.1(a).

“Demand Registration Statement” has the meaning set forth in Section 2.1(a).

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1(a).

“$” means United States dollars.

“Earn Out Shares” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Holder” or “Holders” has the meaning set forth in the Preamble and shall include any Successor Holder.

“Holder Indemnified Party” has the meaning set forth in Section 8.1.

“Indemnified Party” has the meaning set forth in Section 8.3.

F-2

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Individual Holders” has the meaning set forth in Section 3.1(c).

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initiating Holder” has the meaning set forth in Section 4.2.

“Learn Holder” means [●].

“Lock-Up Agreement” has the meaning set forth in Section 7.5.

“Nerdy” has the meaning set forth in the recitals to this Agreement.

“Nerdy Holders” means [●].2

“Offer Notice” has the meaning set forth in Section 2.1(a).

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person, or any Successor Holder.

“Piggyback Registration Statement” has the meaning set forth in Section 4.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Registrable Securities” shall mean, with respect to any Holder or Successor Holder, (a)(i) the Shares and Warrants held by such Holder in the Company or any successor to the Company (including Shares and Warrants acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor) and (ii) the Shares or Company Up-C Units and a corresponding number of shares of Class B Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares or issuable upon the conversion of any Earn Out Shares and (b) any other equity security of the Company issued or issuable upon the exercise, conversion, exchange or redemption of any of the securities referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities when: (i) such securities shall have been disposed of pursuant to any offering or sale in accordance with a Registration Statement or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144); (ii) such securities shall have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement; (iii) have been repurchased by the Company or a subsidiary of the Company or (iv) such securities shall have ceased to be outstanding. Notwithstanding the foregoing, with respect to any Holder or Successor Holder, such person or entity’s Shares, Warrants or Earn Out Shares shall not constitute Registrable Securities if all of such person or entity’s Shares, Warrants or Earn Out Shares (together with any Shares, Warrants or Earn Out Shares held by Affiliates of such person or entity) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding anything to the contrary hereunder, if a Holder and/or its Affiliates then hold shares of Class B

[2]	NTD: To be provided at Closing.

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Common Stock, then each share of Class B Common Stock shall be deemed to have a value equal to the value of one share of Class A Common Stock for all purposes under this Agreement, including for purposes of determining satisfaction with the various value thresholds set forth in Section 2 and Section 5 of this Agreement.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iii) fees and expenses of compliance with securities or “blue sky” laws; (iv) reasonable fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (v) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (vi) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (vii) the reasonable and documented fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration. For purposes of clarity, Registration Expenses shall not include any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

“Registration Statement” and “Prospectus” refer, as applicable, to the Shelf Registration Statement and related prospectus (including any preliminary prospectus), the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy the Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” has the meaning set forth in Section 2.1(a).

“S-3 Registration Statement” has the meaning set forth in Section 3.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Class A Common Stock.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(a).

“Successor Distribution” shall mean a transfer or distribution of Registrable Securities by TPG Sponsor to its members after the Effective Date.

“Successor Holder” shall mean any direct or indirect member, limited partner, or equityholder of TPG Sponsor that receives Registrable Securities in a Successor Distribution and becomes a signatory to this Agreement or an amendment thereto.

“Suspension Event” has the meaning set forth in Section 6.1.

“Takedown Holder” has the meaning set forth in Section 3.1(c).

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“Takedown Offer Notice” has the meaning set forth in Section 3.1(d).

“Takedown Request Notice” has the meaning set forth in Section 3.1(d).

“TCV Holder” means [●].

“TPG Sponsor” means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company and any Successor Holder that is an Affiliate of TPG Group Holdings (SBS) Advisors, Inc., provided that any such Successor Holder executes a joinder agreement that provides that such Successor Holder agrees to be fully bound by, and subject to, the terms of this Agreement applicable to TPG Pace Tech Opportunities Sponsor, Series LLC as though an original party hereto, and upon such execution shall be entitled to all rights granted to TPG Sponsor hereunder.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Underwritten Demand Registration” has the meaning set forth in Section 2.1(b).

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).

“Warrants” means whole warrants to purchase Shares as contemplated under that certain warrant agreement dated October 9, 2020 by and between the Company and Continental Stock Transfer & Trust Company, with each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50.

SECTION 2.    DEMAND REGISTRATION RIGHTS

2.1    Demand Rights.

(a)    At any time, and from time to time, after the expiration of any lock-up to which the Registrable Securities are subject, if any Holder (together with its Affiliates) then holds not less than $[•] million3 of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date, then such Holder (the “Demanding Holder”), or group of Demanding Holders, as the case may be, may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its, or their, desire to have some or all of its, or their, Registrable Securities registered for sale. Each Demand Registration Notice shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an underwritten public offering. Upon receipt of the Demand Registration Notice, if the Company has not already caused such Registrable Securities to be registered on a Shelf Registration Statement that the Company then has on file with, and has been declared effective by, the SEC and that remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration Statement pursuant to Section 3.1(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 6.1 and 7.2 hereof) to use reasonable best

[3]	NTD: To be agreed at Closing.

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efforts to cause the Demand Registration Statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer to such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 6.1 hereof, the Company agrees to use commercially reasonable efforts to keep any Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earliest of (i) the Holders cease to hold any Registrable Securities, (ii) the date on which all of the Registrable Securities held by the Holders that are registered for resale under any such Demand Registration Statement may be sold without restriction under Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) with no volume or other restrictions or limitations that may be applicable to affiliates under Rule 144 and (ii) the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under any such Demand Registration Statement.

(b)    If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering with an estimated market value of at least $[•]4 million (the “Underwritten Demand Registration”), it shall so advise the Company as a part of the Demand Registration Notice. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the holders initiating the Demand Registration Statement, and subject to the approval of the Company. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the number of Registrable Securities that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2    The Company shall not be obligated to effect (i) more than one (1) Demand Registration during any six-month period; (ii) any Demand Registration Statement at any time there is an effective Shelf Registration Statement on file with the SEC pursuant to Section 3.1; or (iii) more than seven (7) Underwritten Demand Registrations in respect of all Registrable Securities, each of which will also count as an Underwritten Shelf Takedown under Section 3.1(c). Notwithstanding anything to contrary set forth herein, the Company is not obligated to take any action to effect any Demand Registration Statement upon receipt of a Demand Registration Notice if a Piggyback Registration Statement was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days.

SECTION 3.    Shelf Registration.

3.1    Shelf Registration Statement

(a)    The Company agrees to use commercially reasonable efforts to submit to or file with the SEC within thirty (30) days after the Closing Date a registration statement on Form S-1 or such other form of

[4]	NTD: To be agreed at Closing.

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registration statement as is then available to effect a registration under the Securities Act permitting the offer and resale of Registrable Securities from time to time under Rule 415 under the Securities Act (the “Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. A Registration Statement filed pursuant to this Section 3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder pursuant to its review of such Registration Statement under Section 7.1(k) of this Agreement. The Company shall use its commercially reasonable efforts to effect any such Shelf Registration Statement and to keep it continuously effective until such date on which the securities covered by such Shelf Registration Statement are no longer Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

(b)    With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration Statement”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration Statement. In such event, the Company shall be required to effect an S-3 Registration Statement in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering

(c)    At any time and from time to time after the effectiveness of a Shelf Registration Statement or S-3 Registration Statement, any Holder (other than Chad Leat, Wendi Strugis, Kathleen Philips and Kneeland Youngblood (collectively, the “Individual Holders”) and each of their Permitted Transferees) with Registrable Securities included on such Shelf Registration Statement or S-3 Registration Statement (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration Statement or S-3 Registration Statement (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $[●]5 million. Notwithstanding the foregoing, the Company shall only be obligated to effect (i) one (1) Underwritten Shelf Takedown within any quarterly period; (ii) no more than two (2) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the Company Holders after giving effect to Section 2.1; (iii) no more than seven (7) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the Nerdy Holders after giving effect to Section 2.1; (iv) no more than four (4) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the Learn Holders after giving effect to Section 2.1 and (v) no more than four (4) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the TCV Holders after giving effect to Section 2.1.

(d)    Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) calendar days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders (other than the Individual Holders and each of their Permitted Transferees) and, subject to the provisions of Section 3.1(e) hereof, shall

[5]	NTD: To be agreed at Closing.

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include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) calendar days after sending the Takedown Offer Notice.

(e)    Notwithstanding any other provision of this Section 3.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

3.2    Selection of Underwriter. A Demanding Holder or Takedown Holder shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration Statement or S-3 Registration Statement; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

3.3    Block Trades. Notwithstanding anything contained in this Section 3, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving (i) any “roadshow” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Takedown Holder, as applicable, shall (i) give at least five Business Days’ prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (ii) identify the potential underwriter(s) in such notice; and (2) the Company shall reasonably cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days (or such shorter period as may be reasonably requested) following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. The Company shall not be required to effectuate more than two Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

SECTION 4.    INCIDENTAL OR “PIGGY-BACK” REGISTRATION

4.1    Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (a) a Demand Registration Statement (in which case the ability of a Holder to participate in such Registration Statement shall be governed by Section 2) or (b) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries, (iii) relating to a transaction pursuant to Rule 145 under the Securities Act,

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(iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least ten (10) calendar days prior to the proposed filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within five (5) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 4.2, 4.3 and 7.2, the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 4 shall be referred to as a “Piggyback Registration Statement.”

4.2    Withdrawal of Exercise of Rights. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration Statement for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration Statement prior to (a) in the case of a Piggyback Registration Statement not involving an underwritten offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration Statement involving an underwritten offering, prior to the pricing of such underwritten offering. The Company (whether on its own good faith determination or as a result of a request for withdrawal by any other holder of securities that initiated such registration (an “Initiating Holder”)) shall determine for any reason not to proceed with the proposed registration and the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

4.3    Underwritten Offering. If a registration pursuant to this Section 4 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (a) first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; (b) second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (c) third, such other securities requested to be included in such registration, which, in the opinion of such managing underwriter can be sold without having the adverse effect described above.

4.4    Selection of Underwriter. Except to the extent Section 3.2 applies, Registrable Securities proposed to be registered and sold under this Section 4 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company, provided that such underwriter(s) shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

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SECTION 5.    LIMITATIONS ON REGISTRATION RIGHTS

5.1    Limitations on Registration Rights. Each Holder, together with all Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 3.1(c) and Section 4.1 of this Agreement until such Holder (and its Permitted Transferees) no longer holds Registrable Securities representing at least $10 million, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date, and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $10 million of the outstanding Registrable Securities of the Company (or all of the Registrable Securities of such Holder or Holders, if less than $10 million of the outstanding Registrable Securities of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date.

SECTION 6.    SUSPENSION OF OFFERING

6.1    Suspension of Offering. Notwithstanding the provisions of Section 2 or 4, the Company shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (a) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 11.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion, destroy all copies of the Prospectus covering the Registrable Securities in such Holder’s possession. In the event it provides written notice of a Suspension Event to the Holders, the Company agrees to concurrently provide a copy of such written notice to ControlRoom@tpg.com.

SECTION 7.    REGISTRATION PROCEDURES

7.1    Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall as expeditiously as possible:

(a)    use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such

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registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b)    prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c)    promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d)    reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates and/or book entry notations representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates and/or book entry notations shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent and upon receipt of a reasonably requested certificates and/or letters of representation from such Holder, the Company will reasonably promptly, after the effective time of a Registration Statement, cause an opinion of its outside legal counsel as to the effectiveness of such Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Registrable Securities without any such legend;

(e)    promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(f)    use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(g)    until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event

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that has resulted, or could reasonably be expected to result, in (A) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement including an untrue statement of a material fact or omitting to state a material fact necessary in order to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(h)    if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 7.1(f) takes place, subject to Section 6.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (i) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i)    use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(j)    if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(k)    in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement prior to the filing of such Registration Statement, and, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

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(l)    provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(m)    enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. The Company will use its reasonable best efforts to participate in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an underwritten offering of Registrable Securities with aggregate gross proceeds of less than $[50] million;

(n)    furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder, (ii) a negative assurance letter, dated such date, of the counsel representing the Company, in the form and substance as is customarily given to underwriters, if any, to such Holder, and (iii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o)    make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p)    take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

7.2    Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus. The Company may exclude from such Registration Statement or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

7.3    Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell its

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Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (a) and (b) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

7.4    Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

7.5    Lock-up. In connection with any underwritten public offering of securities of the Company, each Holder (other than the Individual Holders and each of their Permitted Transferees and any Holder that no longer holds Registrable Securities representing at least $10 million, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five trading days immediately preceding the applicable determination date) shall agree (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable (directly or indirectly) for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) beginning on the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements.

SECTION 8.    INDEMNIFICATION; CONTRIBUTION

8.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s partners, members, managers, officers, directors, trustees, employees, agents, Affiliates, and representatives, and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Holder Indemnified Party”), from and against:

(a)    any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel to such Holders of one law firm (and one firm of local counsel)), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; and

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(b)    any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration.

(c)    The Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such loss, liability, claim, damage, judgment or expense provided, however, that the indemnity provided pursuant to Sections 8.1 through 8.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), (ii) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred, (iii) such Holder’s violation of the federal securities laws (including Regulation M) or (iv) such Holder’s failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

8.2    Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless, to the extent permitted by law, the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against:

(a)    any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 8.1 through 8.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred, (iii) such Holder’s violation of the federal securities laws (including Regulation M) or (iv) such Holder’s failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus. Notwithstanding the provisions of Sections 8.1 through 8.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

8.3    Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (a) shall not relieve it from any liability which it may have under the indemnity provisions of Section 8.1 or 8.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (b) shall not, in any event, relieve the Indemnifying Party from any

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obligations to any Indemnified Party other than the indemnification obligation provided under Section 8.1 or 8.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that each such counsel will cooperate with the other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 8.3, the Indemnifying Party will pay the reasonable and documented fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section 8.3, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

8.4    Contribution.

(a)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 8.1 through 8.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)    The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 8.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c)    Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not

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guilty of such fraudulent misrepresentation. For purposes of this Section 8.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

SECTION 9.    EXPENSES

9.1    Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Section 2 or 4. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

SECTION 10.    RULE 144 REPORTING

10.1    Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

SECTION 11.    CONFIDENTIALITY

11.1    Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it if such Holder or the Company is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated

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confidentially. For purposes of this Section 11.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 11.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 12.    MISCELLANEOUS

12.1    Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

12.2    Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 12.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five (5) calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

12.3    Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 11.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure.

12.4    Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

12.5    Entire Agreement; Amendment. This Agreement (including all schedules and all agreements entered into pursuant hereto) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Closing, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and each Holder that, at the time of such amendment, modification or discharge, is entitled pursuant to Section 5.1 to exercise registration rights under this Agreement; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification; provided, further, that no provision of this Agreement may be amended or modified if such amendment or modification would adversely affect a Successor Holder in a manner different than the Holders unless such Successor Holder expressly consents in writing to such amendment or modification.

12.6    Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause

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the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the assignment, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein. Notwithstanding anything to the contrary set forth herein, prior to the expiration of the applicable lock-up period with respect to the Registrable Securities, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee or as otherwise permitted pursuant to the terms of the applicable lock-up.

12.7    Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

12.8    Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

12.9    Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

12.10    Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

12.11    Service of Process and Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 12.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 12.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

12.12    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS

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WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13    Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.14    No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

12.15    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b)    references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c)    a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d)    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e)    the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f)    the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

12.16    Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remaining outstanding.

12.17    Termination of Initial Agreement. Upon this Agreement coming into effect at the Effective Time (as defined in the Business Combination Agreement), the Initial Agreement, shall be amended in full with its terms replaced by the terms hereof pursuant to Section 5.6 of the Initial Agreement, and the parties thereto shall take all necessary actions and cooperate with the Company to ensure that the Initial Agreement is terminated without any further liability.

F-20

12.18    No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

F-21

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

HOLDERS:

TPG PACE TECH OPPORTUNITIES SPONSOR, SERIES LLC

By:
Name:
Title:

INDIVIDUAL NERDY HOLDERS

[●]

Chad Leat

Wendi Strugis

Kathleen Philips

Kneeland Youngblood

F-22

SCHEDULE I

COMPANY:

c/o TPG Pace Tech Opportunities Sponsor, Series LLC

301 Commerce St., Suite 3300

Fort Worth, TX
Attention: Jerry Neugebauer
Email: gneugebauer@tpg.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Keith Fullenweider; Sarah K. Morgan

Email: kfullenweider@velaw.com; smorgan@velaw.com

c/o Live Learning Technologies LLC (d/b/a Nerdy)

101 S. Hanley Rd., Suite 350

St. Louis, MO 63105

Attention: Charles Cohn

Email: Charles@varsitytutors.com and

corporate@varsitytutors.com

with a required copy to (which copy shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John Mutkoski, Jocelyn Arel and Audrey S. Leigh

Email: jmutkoski@goodwinlaw.com;     jarel@goodwinlaw.com and

aleigh@goodwinlaw.com

HOLDERS: [ ]: [ ] c/o [ ] [ ] [ ] [ ]: [ ] c/o [ ] [ ] [ ] [ ]: [ ] c/o [ ] [ ] [ ]

Schedule I - 1

F-23

Annex G

FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[●], LLC

DATED AS OF [●], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN [●], LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

G-i

G-ii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[●], LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2021, by and among [●], LLC, a Delaware limited liability company (the “Company”), TPG Pace Tech Opportunities Corp., a Delaware corporation (“PubCo”), [●]1, and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is governed by that certain Amended and Restated Operating Agreement of the Company dated December 31, 2018, as such may have been amended, supplemented or modified from time to time (the “Existing LLC Agreement”);

WHEREAS, the Persons party to this Agreement, among others, previously entered into that certain Business Combination Agreement, dated as of [●], 2021 (the “Business Combination Agreement”), pursuant to which, such Persons agreed to the transactions contemplated thereby (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, and as more fully described therein, (a) a merger subsidiary of PubCo will merge with and into the Company, with the Company surviving the Merger (the “Merger”), (b) immediately thereafter, certain other merger subsidiaries of PubCo will merge with and into to certain blocker corporations of certain existing indirect owners of Equity Interests in the Company, with the blocker corporations surviving, (c) immediately thereafter, each surviving corporation will merge with and into PubCo, with PubCo surviving each such merger, and (d) PubCo will contribute all of the assets then held by it (other than any Equity Interests of the Company) to the Company in exchange for such number of Units and warrants in the Company such that, after giving effect to such contribution, the Merger and the Blocker Mergers, PubCo shall hold (i) a number of Units equal to the number of shares of issued and outstanding immediately after giving effect to the transactions contemplated by the Business Combination Agreement and (ii) a number of warrants in the Company equal to the number of PubCo Warrants issued and outstanding immediately after giving effect to the transactions contemplated by the Business Combination Agreement;

WHEREAS, the Units owned by each of the Members immediately after the Business Combination are set forth on Exhibit A; and

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement, which shall supersede and replace the Existing LLC Agreement in its entirety and become effective at the effective time of the Merger.

[1]	Note to Draft: Other members necessary to amend the Company’s LLCA to be included here.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account” means, with respect to any Member, (a) the Capital Account balance of such Member, plus (b) such Member’s share of Member Minimum Gain or Company Minimum Gain (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

“Adjusted Capital Account Deficit” means, with respect to any Member the deficit balance, if any, in such Member’s Adjusted Capital Account at the end of any Fiscal Year or other taxable period, after crediting such Member’s Adjusted Capital Account for any amount such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Assumed Tax Liability” means, with respect to any Member for any Fiscal Quarter, an amount, which in the good faith estimation of the Board, equals the product of (a) the amount of taxable income of the Company allocable to such Member in respect of such Fiscal Quarter (which shall include gross or net income allocations of items of Profit or Loss and guaranteed payments for the use of capital), determined (x) without regard to adjustments under Section 732(d), 734(b) and 743(b) of the Code, (y) by including adjustments to taxable income in respect of Section 704(c) of the Code and (z) by reducing such taxable income by net taxable losses of the Company allocated to such Member for taxable periods (or portions thereof) beginning after the date hereof to the extent that such losses are of a character (ordinary or capital) that would permit the losses to be deducted by such Member against the current taxable income of the Company allocable to the Member for such Fiscal Quarter and have not previously been taken into account in determining such Member’s Assumed Tax Liability, multiplied by (b) the Assumed Tax Rate; provided that, with respect to the PubCo Holdings Group, the Assumed Tax Liability for any Fiscal Quarter shall be an amount sufficient for the PubCo Holdings Group to receive a distribution pursuant to Section 5.2(a) sufficient to enable the PubCo Holdings Group to satisfy any U.S. federal, state and local and non-U.S. tax obligations owed by the PubCo Holdings Group with respect to such Fiscal Quarter.

“Assumed Tax Rate” means the combined maximum U.S. federal, state, and local income tax rate applicable to a taxable individual or corporation, in each case that is a Member, in any jurisdiction in the United States (whichever is higher), including pursuant to Section 1411 of the Code, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Fiscal Quarter (making an appropriate adjustment for any rate changes that take place during such period and taking into account the character of the income); provided, for the avoidance of doubt, that a single Assumed Tax Rate shall apply to all Members.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” is defined in Section 6.1(a).

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination Agreement Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement Closing Date” means the closing date of the Business Combination Agreement Closing.

“Business Combination TRA” means the Tax Receivable Agreement, dated as of the date hereof, by and among PubCo and certain current Members of the Company, as the same may be amended, supplemented or restated from time to time.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.

“Business Opportunities Exempt Party” is defined in Section 7.4.

“Call Election Notice” is defined in Section 3.6(f)(ii).

“Call Right” is defined in Section 3.6(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by PubCo (or such designated member(s) of the PubCo Holdings Group) to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 3.6(f).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, an amount of cash (in U.S. dollars) equal to the product of (a) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (b) the price per Class A Share sold in the private sale or Public Offering (reduced in the case of a Public Offering by the amount of any Discount associated with such Class A Share) consummated by PubCo to fund such Cash Election as set forth in Section 3.6(f)(i).

“Change of Control Redemption Date” is defined in Section 3.6(g).

“Class A Shares” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Shares” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cohn Director” has the meaning assigned to such term in the Stockholder Agreement.

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning of “partnership representative” set forth in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.

“Company Warrants” means the warrants issued by the Company and exercisable for Units.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.2(a).

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of any member of the PubCo Holdings Group.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company Representative.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions, including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of any Public Offering.

“Effective Date” means the date of the closing of the Business Combination.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as reasonably determined by the Board after taking into account such factors as the Board shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board or as required by the Code.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Company Warrant or other noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Company Representative to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Company Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Company Warrants or other noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties to properly reflect any change in the Fair Market Value of such Company Warrants or other noncompensatory options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Company Representative determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article IV.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable, and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and Company Warrants and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 10.1.

“Manager” is defined in Section 6.1(a).

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Affiliate” is defined in Section 11.17.

“Member Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“NCO Target Balance” means (a) with respect to a Unit received upon the exercise of a Company Warrant, the Per Unit Balance, and (b) with respect to any interest in the Company received upon the exercise of any other noncompensatory option, such other amount determined in the Company Representative’s reasonable discretion that reflects the economic intent of such interest in the Company.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Per Unit Balance” means, as of any relevant date and immediately prior to the exercise of a Company Warrant or other noncompensatory option, the quotient of (a) the Adjusted Capital Account balance of the PubCo Holdings Group, to the extent attributable to the ownership of Units of the PubCo Holdings Group and computed on a hypothetical basis after all allocations have been tentatively made pursuant to Section 4.1 and Section 4.2, based on an interim closing of the books pursuant to Section 706 of the Code as of such date, divided by (b) the total number of Units held by the PubCo Holdings Group on such date.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Post-Business Combination TRA” means any tax receivable agreement (or comparable agreement), other than the Business Combination TRA, entered into by PubCo or any of its Subsidiaries pursuant to which any member of the PubCo Holdings Group is obligated to pay over amounts with respect to tax benefits resulting from any tax attributes to which any member of the PubCo Holdings Group becomes entitled.

“Proceeding” is defined in Section 6.2(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)    if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)    any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“Private Placement Warrant” shall have the meaning ascribed to such term in the Warrant Agreement.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Board” means the board of directors of PubCo.

“PubCo Change of Control” means the occurrence of any of the following events or series of events after the closing of the transactions contemplated by the Business Combination:

(a)    any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the shareholders of PubCo in substantially the same proportions as their ownership of the stock of PubCo) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

(b)    the Incumbent Directors cease for any reason, other than by reason of any party to the Stockholder Agreement waiving its rights to a Designated Director (as defined in the Stockholder Agreement) or an amendment to the Stockholder Agreement eliminating or modifying the number of Designated Directors, to constitute a majority of the number of directors of PubCo then serving; for purposes of this clause (b), “Incumbent Directors” means (x) individuals who, on the Business Combination Agreement Closing Date, constitute the PubCo Board, (y) any individual whose appointment or election by the PubCo Board or nomination for election by PubCo’s stockholders was made pursuant to the Stockholder Agreement (including any Cohn Director), and (z) any new director whose appointment or election by the PubCo Board or nomination for election by PubCo’s stockholders was approved or recommended by either (1) a vote of at least two-thirds (2/3) of the Incumbent Directors then in office or (2) a majority of the Cohn Directors, in each of clauses (1) and (2), either by a specific vote or by approval of the proxy statement of PubCo in which such person is named as a nominee for director, without written objection to such nomination; or

(c)    there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the PubCo Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)    the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all of the equity interests in the Company held by PubCo), other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(x) above, a “PubCo Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“PubCo Holdings Group” means PubCo and each Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares and the Class B Shares.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“PubCo Warrants” means the warrants issued by PubCo and exercisable for Class A Shares.

“Qualifying Owners” means [●], and any affiliated funds or investment vehicles managed by [●].2

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

[2]	Note to Draft: To list non-TPG parties to Stockholder Agreement.

“Redeemed Units” is defined in Section 3.6(a)(ii)(A).

“Redeeming Member” is defined in Section 3.6(a).

“Redemption” is defined in Section 3.6(a)(i).

“Redemption Date” means (a) the date that is five (5) Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 3.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 3.6(a)(ii).

“Redemption Notice Date” is defined in Section 3.6(a)(ii).

“Redemption Right” is defined in Section 3.6(a)(i).

“Regulatory Allocations” is defined in Section 4.2(i).

“Retraction Notice” is defined in Section 3.6(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Stockholder Agreement” means the Stockholder Agreement, dated January 28, 2021, by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company, Cohn (as defined in the Stockholders Agreement), Learn (as defined in the Stockholders Agreement), and TCV (as defined in the Stockholders Agreement).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Distribution” is defined in Section 5.2(a).

“Tax Offset” is defined in Section 9.5(c).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 3.6(a)(ii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued or purchased pursuant to the Business Combination Agreement or issued pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Unvested Units” is defined in Section 3.1(b).

“Vested Units” means any Units that are not Unvested Units.

“Warrant Agreement” means that certain warrant agreement, dated October 9, 2020, by and between PubCo and Continental Stock Transfer & Trust Company, as such agreement may be amended from time to time.

“Winding-Up Member” is defined in Section  10.2(a).

Section 1.2    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)    all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)    “or” is disjunctive and is not exclusive;

(g)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(h)    references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;

(i)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(j)    whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1    Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2    Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3    Name. The name of the Company is “[Nerdy] LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.

Section 2.4    Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Board may designate from time to time.

Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.

Section 2.6    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1    Authorized Equity Securities; General Provisions With Respect to Equity Securities.

(a)    Subject to the provisions of this Agreement and with the consent of PubCo, the Company shall be authorized to issue from time to time such number of Units, Company Warrants and other Equity Securities as the Board shall determine in accordance with Section 3.3. Each authorized Unit, Company Warrant and other Equity Security may be issued pursuant to such agreements as the Board (with the consent of PubCo) shall approve. The Company may reissue any Units or other Equity Securities that have been repurchased or acquired by the Company.

(b)    Except to the extent explicitly provided otherwise herein (including pursuant to Section 3.3), each outstanding Unit shall be identical, subject to any vesting and forfeiture restrictions applicable to any Units as set forth in this Agreement or any other written agreement related to such Units, including the Existing LLC Agreement (any such Units subject to vesting restrictions, “Unvested Units”).

(c)    Initially, none of the Units will be represented by certificates. If the Board determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)    The Company Warrants held by the Members other than a member of the PubCo Holdings Group shall be exercisable for Units at the same price and on substantially the same terms as the Private Placement Warrants and shall be subject, mutatis mutandis, to the terms of the Warrant Agreement; provided that that the number of Units to be received and the exercise price of such Company Warrants will be adjusted consistent with the mechanics in the Warrant Agreement and this Agreement without duplication. The Company Warrants are intended to constitute “noncompensatory options,” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as partnership interests pursuant to Treasury Regulations Section 1.761-3(a). The total number of Units and Company Warrants issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Units, Company Warrants or other Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), in each case, in accordance with the terms of this Agreement. In connection with the receipt of Units upon the exercise of Company Warrants, PubCo shall deliver to the Member exercising such Company Warrants a number of Class B Shares equal to the number of Units received by such Member upon exercise of the Company Warrants.

(e)    If, at any time after the final delivery of Class A Shares by PubCo in the Business Combination, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares), (i) one or more members of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued; provided, however, that if PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition. For the avoidance of doubt, if PubCo issues any Class A Shares or other Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then the PubCo Holdings Group shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo (including, for the avoidance of doubt, stock appreciation rights, restricted stock, restricted stock units or performance based awards), but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property (including, for the avoidance of doubt, stock appreciation rights, restricted stock, restricted stock units or performance based awards). Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells an equal number of newly issued PubCo’s Class A Shares to another Person, and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by PubCo in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any PubCo Warrant or other Equity Security outstanding at PubCo is exercised or otherwise converted or exchanged and, as a result, any Class A Shares or other Equity Securities of PubCo are issued, (1) the corresponding Company Warrant or other Equity Security outstanding at the Company shall be similarly exercised or otherwise converted or exchanged, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (2) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

(f)    No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (i) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.6, any Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Class A Shares or other Equity Securities of PubCo consists (in whole or in part) of Class A Shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant other than those issued under PubCo’s employee benefit plans), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units or other Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(i), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)    Notwithstanding any other provision of this Agreement, the Company may redeem Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person; provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(i)    Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, PubCo may, in its sole discretion:

(i)    contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and distribute to the holders of Class A Shares (if the Company issues Units to PubCo) or such other Equity Security of PubCo (if the Company issues Equity Securities of the Company other than Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company issued, or

(ii)    use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo and the Company and to the one-to-one exchange ratio between Units and Class A Shares, as PubCo and the Board in Good Faith determine to be fair and reasonable to the shareholders of PubCo and to the Members to preserve the intended economic effect of this Section 3.1, Section 3.6 and the other provisions hereof

Section 3.2    Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this

Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3    Capital Contributions; Unit Ownership.

(a)    Capital Contributions. Except as otherwise set forth in Section 3.1(e) with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(b)    Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Board (with the consent of PubCo) shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Board (with the consent of PubCo) (i) subject to the limitations of Section 3.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Board (with the consent of PubCo), which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the sole discretion of the Board. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Board shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, PubCo shall have the right to cause the Board, and the Board is hereby authorized, to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Board (with the consent of PubCo) determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, PubCo shall have the right to cause the Board to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 3.4    Capital Accounts.

(a)    A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). If a Transfer of Units is made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(a)(iii)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.5    Other Matters.

(a)    No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Board. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.7 or as otherwise contemplated by this Agreement.

(c)    The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)    The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6    Redemption of Units.

(a)    Redemption Right.

(i)    Upon the terms and subject to the conditions set forth in this Section 3.6, each of the Members (other than the members that are part of the PubCo Holdings Group) (each such Member, a “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Vested Units (together with the surrender and delivery of the same number of Class B Shares) for an equivalent number of Class A Shares (a “Redemption” with such right referred to herein as the “Redemption Right”). Absent the prior written consent of the Board and PubCo, with respect to each Redemption, a Redeeming Member shall be (A) required to redeem at least a number of Units equal to the lesser of [●] Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) and all of the Units then held by such Redeeming Member (excluding any Unvested Units) and (B) permitted to effect a Redemption of Units no more frequently than once per month. In its discretion with the consent of PubCo, the Board may adopt a policy to limit monthly exchanges to a particular date or period during each month by providing notice of such limitation to all Members prior to the beginning of the relevant month. Notwithstanding the foregoing, but subject to Section 3.6(j), a Redeeming Member may exercise its Redemption Right (x) with respect to at least [●] Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time and (y) with respect to any of the then-held Units of such Member if such Redemption right is exercised in connection with a valid exercise of such Member’s rights to have the Class A Shares issuable in connection with such Redemption to participate in a Public Offering. Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)    In order to exercise the Redemption Right under Section 3.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)    the number of Vested Units the Redeeming Member elects to have the Company redeem (the “Redeemed Units”);

(B)    if the Class A Shares to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the Class A Shares are to be issued;

(C)    whether the exercise of the Redemption Right is to be contingent (including as to timing) upon (x) the closing of a Public Offering of the Class A Shares for which the Units will be redeemed or (y) the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the Class A Shares would be exchanged or converted (or become exchangeable for or convertible into) cash or other property; and

(D)    if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day, provided that any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

(E)    Notwithstanding anything to the contrary in this Agreement, no Member shall be entitled to deliver a Redemption Notice or exercise its Redemption Rights (or otherwise cause the consummation of a Redemption) prior to the six-month anniversary of the Effective Date.

If the Redeemed Units (or the Class B Shares to be transferred and surrendered) are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or Class B Shares) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Board, any certificate for Units and any certificate for Class B Shares (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Board and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iii)    For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company, and PubCo (and, to the extent applicable, any other member of the PubCo Holdings Group), agrees to treat each Redemption and, in the event PubCo (or such designated member(s) of the PubCo Holdings Group) exercises its Call Right, each transaction between the Redeeming Member and PubCo (or such designated member(s) of the PubCo Holdings Group), as a sale of such Redeeming Member’s Units (together with the same number of Class B Shares) to PubCo (or, if applicable, such designated member(s) of the PubCo Holdings Group) for Class A Shares or cash (and any associated payments made pursuant to the Business Combination TRA or any applicable Post-Business Combination TRA), as applicable.

(b)    Redemption Mechanics.

(i)    Subject to the satisfaction of any contingency described in Section 3.6(a)(ii)(C) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver more than one Retraction Notice in any calendar quarter. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s (and, as applicable, any other member of the PubCo Holdings Group’s) rights and obligations arising from the retracted Redemption Notice.

(ii)    Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 3.6(b)(i) or PubCo (or such designated member(s) of the PubCo Holdings Group) has elected its Call Right pursuant to Section 3.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (w) the Redeeming Member shall transfer and surrender the Redeemed Units (and a corresponding number of Class B Shares) to the Company, in each case free and clear of all liens and encumbrances, (x) PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) shall contribute to the Company the Class A Shares the Redeeming Member is entitled to receive under Section 3.6(a)(i) and, as described in Section 3.1(e), the Company shall issue to PubCo (or such designated member(s) of the PubCo Holdings Group) a number of Units as consideration for such contribution, (y) the Company shall (I) cancel the Redeemed Units, (II) transfer to the Redeeming Member the Class A Shares the Redeeming Member is entitled to receive under Section 3.6(a)(i), and (III) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(w) of this Section 3.6(b) and the number of Redeemed Units, and (z) PubCo shall cancel the surrendered Class B Shares.

(c)    If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(i), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution, or (B) any such distribution of Indebtedness or assets, in either case (A) or (B) received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the Class A Shares or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(d)    PubCo shall at all times keep available out of its authorized but unissued shares, solely for the purpose of issuance upon a Redemption, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the PubCo Holdings Group). PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act). In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(e)    The issuance of Class A Shares upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any such Class A Shares are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo (or such designated member(s) of the PubCo Holdings Group) the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable. Each of the Company and any member of the PubCo Holdings Group shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Member agrees to indemnify the Company and the PubCo Holdings Group with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. Prior to making such deduction or withholding, the Company shall give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Shares, the relevant withholding party shall be treated as having sold such Class A Shares on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

(f)    Call Right.

(i)    Notwithstanding anything to the contrary in this Section 3.6, but subject to Section 3.6(g), a Redeeming Member shall be deemed to have offered to sell its Redeemed Units to each member of the PubCo Holdings Group, and PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 3.6(f), elect to purchase directly and acquire such Units (together with the surrender and delivery of the same number of Class B Shares) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of Class A Shares the Redeeming Member (or its designee) would otherwise receive pursuant to Section 3.6(a)(i) or, at the election of PubCo (or such designated member(s) of the PubCo Holdings Group), an amount of cash equal to the Cash Election Amount of such Class A Shares (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of Class B Shares to PubCo for cancellation). PubCo (or such designated member(s) of the PubCo Holdings Group) shall be treated for all purposes of this Agreement as the owner of such Units. Notwithstanding any other provisions of this Agreement to the contrary, in the event that PubCo makes a valid Cash Election, (i) the Cash Election Amount shall be funded through a private sale or Public Offering by PubCo of Class A Shares on or no later than five (5) Business Days after the relevant Redemption Notice Date and (ii) PubCo shall have no obligation to pay any portion of a Cash Election Amount that exceeds the net proceeds (after deduction of any Discount) from the private sale or Public Offering by PubCo of a number of Class A Shares equal to the number of Redeemed Units to be purchased with such cash.

(ii)    PubCo (or such designated member(s) of the PubCo Holdings Group) may, at any time prior to the Redemption Date, in its sole discretion, deliver a written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by the applicable member of the PubCo Holdings Group at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 3.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if a member of the PubCo Holdings Group had not delivered a Call Election Notice.

(g)    In connection with a PubCo Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than members of the PubCo Holdings Group) to exchange some or all of its

Company Warrants for equivalent PubCo Warrants and to effect a Redemption of some or all of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(g). Any warrant exchange and Redemption pursuant to this Section 3.6(g) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Company Warrants and the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption) and with respect to the Company Warrants. PubCo shall provide written notice of an expected PubCo Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such PubCo Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Change of Control, any election with respect to types of consideration that a holder of Class A Shares, as applicable, shall be entitled to make in connection with such PubCo Change of Control, the number of Units (and corresponding Class B Shares) held by such Member that PubCo intends to require to be subject to such Redemption and the number of Company Warrants to be exchange for PubCo Warrants. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption and exchange of Company Warrants, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption.

(h)    No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Redeemed Units pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Redeemed Units by the Company from such Redeeming Member and on Class A Shares received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(i)    Any Units acquired by the Company under this Section 3.6 and transferred by the Company to any member of the PubCo Holdings Group shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, the applicable member(s) of the PubCo Holdings Group shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 3.6 in connection with any Redemption).

(j)    PubCo may cause the Board to impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent PubCo determines, in its sole discretion, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, PubCo may cause the Board to require that any Member (or group of Members) redeem all of its (or their) Units pursuant to the Redemption Right to the extent PubCo determines, in its sole discretion, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board to such Member (or group of Members) requiring such Redemption, such Member (or group of Members) shall exchange, subject to exercise by PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) of the Call Right pursuant to Section 3.6(f)(i), all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.6 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1    Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.4, Profits and Losses (and, to the extent determined by the Company Representative to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. For purposes of this Article IV, any Unvested Units shall be treated as Vested Units, including, for the avoidance of doubt, for purposes of determining the amount that would be distributed to the Members pursuant to the previous sentence and the hypothetical distribution in accordance with Section 10.2(b).

Section 4.2    Special Allocations. The following allocations shall be made in the following order:

(a)    Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)    Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)    Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)    Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)    Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)    If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)    The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)    Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as reasonably determined by the Company Representative.

(k)    Special Allocations with Respect to Company Warrants and Other Noncompensatory Options. Upon an exercise of a Company Warrant or other noncompensatory option to acquire a Unit or other interest in the Company:

(i)    An adjustment shall be made to the Gross Asset Value of Company assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s)(1) and clause (b) of the definition of “Gross Asset Value” as of immediately after the exercise of such option.

(ii)    The Capital Account of the holder to the extent attributable to the Unit (or other interest in the Company) acquired upon the exercise of such option will be credited with the amount paid for the option and the exercise price of the option in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(b) and 1.704-1(b)(2)(iv)(d)(4) and Section 3.4(a)(a)(ii).

(iii)    To the extent that, after crediting such holder’s Capital Account in accordance with Section 4.2(k)(ii), such holder’s Capital Account balance, to the extent attributable to such Unit (or other interest in the Company) received upon the exercise of such option, is not equal to the NCO Target Balance, (A) such holder shall be allocated any unrealized income, gain or loss in Company assets (that has not been reflected in the Members’ Capital Accounts previously) to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, and (B) thereafter, any remaining amounts of such unrealized income, gain or loss shall be allocated in accordance with the other provisions of Section 4.1 and this Section 4.2, in each case, accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(iv)    If, after making the foregoing allocations, such holder’s Capital Account balance, to the extent attributable to such Unit (or other interest in the Company) received upon the exercise of such option, is still not equal to the NCO Target Balance, the Members’ Capital Accounts shall be reallocated to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3).

Section 4.3    Allocations for Tax Purposes in General.

(a)    Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.

(b)    In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such reasonable method or methods determined by the Company Representative to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Company Representative will not use any method other than the “traditional method” under Treasury Regulations Section 1.704-3(c).

(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d)    Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)    Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement

(f)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including any Company Warrants), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4    Other Allocation Rules.

(a)    The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, and Section 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Company Representative determines that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, or Section 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Company Representative is authorized to make any appropriate adjustments to such provisions.

(c)    Subject to Section 9.13(a) of the Business Combination Agreement, all items of income, gain, loss, deduction and credit allocable to an interest in the Company that is Transferred after the Effective Date shall be allocated between the Transferor and the Transferee in accordance with a method reasonably determined by the Company Representative and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined by the Company Representative.

ARTICLE V

DISTRIBUTIONS

Section 5.1    Distributions.

(a)    Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.2, distributions to Members may be declared by the Board out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Board shall determine using such record date as the Board may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with the number of Vested Units owned by each Member as of the close of business on such record date (provided that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis); provided, however, that the Board shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.2(b)(iii). Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Board shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)    Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property) so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.

Section 5.2    Tax-Related Distributions.

(a)    Tax Distributions. To the extent funds of the Company are legally available for distribution by the Company with respect to each Fiscal Quarter, and subject to any restrictions contained in any credit agreement to which the Company or any Subsidiary is bound, the Company shall distribute to each Member (including, for the avoidance of doubt, in respect of Unvested Units) an amount of cash (each a “Tax Distribution”) equal to such Member’s Assumed Tax Liability for such Fiscal Quarter minus all distributions previously made to such Member during such Fiscal Quarter pursuant to Section 5.1. The Company will use reasonable best efforts to make Tax Distributions on a quarterly basis at least five business days prior to the date on which a corporation on a calendar year would be required to make quarterly estimated tax payments. To the extent a holder of Units would receive for any Fiscal Quarter less than its pro rata share (in accordance with the number of Units owned by each Member) of the aggregate Tax Distributions to be paid pursuant to the preceding sentence, the Tax Distributions to such Member shall be increased to ensure that all Tax Distributions to holders of Units are made on a pro rata basis (in accordance with the number of Units owned by each Member). The Board shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 5.2(a) based on subsequent information. In the event that the funds available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 5.2(a), the Company shall use its reasonable best efforts to distribute to the Members the amount of funds that are available on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 5.2(a) if available funds existed in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for distribution, the Company shall use its reasonable best efforts to immediately distribute such funds to the Members on a pro rata basis (according to the amounts that would have been distributed to each Member pursuant to this Section 5.2(a) if available funds would have existed in a sufficient amount to make such Tax Distribution in full).

(b)    Additional Tax Distributions. In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 (or any similar provision of state or local law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest and penalties) and the Tax Distributions that would have been owed to such Member for such year pursuant to Section 5.2(a) shall be determined. Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent distributions were made to such Members and former Members pursuant to Section 5.1 in the relevant taxable years sufficient to cover such shortfall.

Section 5.3    Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.1    The Board; Fiduciary Duties.

(a)    The Company shall be shall be managed by a board of managers (the “Board”). Except as otherwise required by Law or for matters in which vote or approval of any Member is specifically required under this Agreement, (i) the Board shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Board, and the Board shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the consent of any other Member, and (iii) the Members (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)    The size of the Board shall initially be fixed at five (5) Persons (each a “Manager” and collectively, the “Managers”). As of the Effective Date, the Managers shall be as follows:

(i)    Three (3) Persons shall be individuals designated by PubCo (each a “PubCo Manager”). The initial PubCo Managers shall be Greg Mrva, [●] and [●].

(ii)    Two (2) Persons shall be designated by the Members holding a majority of the then outstanding vested units held by Members other than PubCo Holdings Group (each a “Non-PubCo Manager”). The initial Non-PubCo Manager shall be Charles Cohn and [●].

From time to time following the date hereof, PubCo shall increase or decrease (i) the size of the Board and/or (ii) the number of PubCo Managers and Non-PubCo Managers on such Board, in order to reflect as closely as reasonably practicable the relative ownership of the Company held by PubCo on the one hand and the Members other than PubCo Holdings Group on the other hand. Following any such adjustment, the Members shall be obligated to remove any Managers and to elect (i) the applicable number of the PubCo Managers as designated by PubCo and (ii) the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the vested Units then outstanding held by Members other than PubCo Holdings Group in accordance with such adjusted Board membership requirements. Notwithstanding anything to the contrary set forth in this Agreement, in the event that PubCo holds less than a majority of the outstanding Units of the Company, the Board shall be fixed at five (5) Managers and such Managers shall be designated as follows: (i) two (2) Persons shall be individuals designated by PubCo; (ii) one (1) Person shall be designated by Charles Cohn, so long as an entity controlled by Charles Cohn remains a Member; (iii) one (1) Person shall be designated by TCV VIII, L.P. or its Affiliates, so long as TCV VIII, L.P. remains a Member; and (iv) one (1) Person shall be designated by Davis VT LLC or its Affiliates, so long as Davis VT LLC remains a Member; provided that if any of an entity controlled by Charles Cohn, TCV VIII, L.P. or Davis VT LLC cease to be Members, the Manager designated with respect to clause (ii), (iii) or (iv) of this sentence, as applicable, shall instead be designated by the Member holding the next greatest number of Units after PubCo and any other Members then holding Manager designation rights.

(c)    A Manager may only be removed from the Board (with or without cause) upon the written consent of PubCo and any vacancy on the Board may be filled by PubCo until the next annual meeting or vote of the Members contemplated by Section 6.4.

(d)    In connection with the performance of their duties as members of the Board, the Managers acknowledge that they will owe to the Members the same fiduciary duties as they would owe to the stockholders of a Delaware corporation under the DGCL if they were members of the board of directors of such a corporation and the Members were stockholders of such corporation.

(e)    Meetings of the Board may be called by any Manager. Notice of any meeting shall be given pursuant to Section 11.11 below to all Managers not less than twenty-four (24) hours prior to the meeting. A majority of Managers then serving on the Board shall constitute a quorum for the transaction of business by the Board; provided, however, that if there are four (4) or fewer Managers then serving on the Board, all Managers shall constitute a quorum for the transaction of business by the Board. Except as otherwise provided in this Agreement, the approval of a majority of the Managers present at any duly constituted meeting of the Board at which a quorum is present shall be required for the Board to take any action, provided, however, that if there are four (4) or fewer Managers then serving on the Board, approval by all Managers shall be required for the Board to take any action. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or other means of electronic communication so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.

(f)    Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent setting forth the specific action to be taken, which written consent is signed by all of the Managers then serving on the Board.

Section 6.2    Indemnification; Exculpation.

(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under the Existing LLC Agreement, or is a Member, or acting as a Manager or Company Representative of the Company or, while being a person entitled to indemnification under the Existing LLC Agreement, a Member, or acting as a Manager or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.

(b)    Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.

Section 6.3    Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Board) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.4    Election of Board. Following the Effective Time, the Board shall be elected annually by the Members in accordance with this Section 6.4, and the Managers so elected to the Board shall serve as the Managers until a successor has been duly elected to the Board in accordance with this Section 6.4. Not more than one year after the later of (a) the Effective Time and (b) the last meeting of the Members or action by written consent of the Members at which or pursuant to which the Managers were elected in accordance with this Section 6.4, the Board at such time (or the Members if the Board shall fail to take such action) shall either (i) call and hold a meeting of the Members for purposes of electing the Managers or (ii) seek written consents from the requisite Members to elect the Managers pursuant to Section 7.2(d). A Person shall be elected as a Manager if the election of such Manager is approved by Members holding a majority of the outstanding Vested Units by vote at a meeting held for such purpose or by action by written consent; provided, however, that if the Person so elected as a Manager was not a Manager immediately prior to such election, such election shall not be effective, and such Person shall not become a Manager, unless and until such Person has executed and delivered to the Company the written agreement of such Person to be bound by the terms of this Agreement applicable to the Managers, in form and substance reasonably satisfactory to the Managers serving immediately prior to such election or to the Members holding a majority of the outstanding Vested Units. Each Member hereby irrevocably agrees, in connection with each such meeting of the Members or written consent contemplated by this Section 6.4, to vote for such Managers as follows: (i) with respect to the PubCo Managers (as determined pursuant to Section 6.1(b)), as designated by PubCo and (ii) with respect to the Non-PubCo Managers (as determined pursuant to Section 6.1(b)), the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the vested Units then outstanding held by Members other than PubCo Holdings Group or, in the event that PubCo holds less than a majority of the outstanding Units of the Company, as designated in accordance with Section 6.1(b) and Section 6.4.

Section 6.5    Resignation or Removal of Managers; Vacancy. A Manager may resign as a Manager at any time and may be removed at any time, with or without cause, by the Members entitled to designate such Managers pursuant to Section 6.1(c).

Section 6.6    Reclassification Events of PubCo. If a Reclassification Event occurs, the Board shall amend this Agreement in compliance with Section 11.1, and enter into supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the Redemption Right of holders of Units set forth in Section 3.6 provide that each Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event, and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 6.7    Certain Costs and Expenses. The Managers shall not be compensated for their services as Managers of the Company. The Company shall reimburse the Managers for any costs, fees or expenses incurred in connection with serving as a Manager. To the extent that PubCo determines that its expenses are related to the business and affairs of PubCo that are conducted through the Company or its Subsidiaries (including expenses that relate to the business and affairs of the Company or its Subsidiaries and that also relate to other activities of any member of the PubCo Holdings Group), PubCo may cause the Board to cause the Company to pay or bear all expenses of the PubCo Holdings Group, including costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs, provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group or any obligations of any member of the PubCo Holdings Group pursuant to the Business Combination TRA or any Post-Business Combination TRA.

ARTICLE VII

ROLE OF MEMBERS

Section 7.1    Rights or Powers.

(a)    Other than the Board or as otherwise expressly set forth in this Agreement, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than as a Manager) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than as a Manager) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)    The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 7.2    Voting.

(a)    Meetings of the Members may be called upon the written request of the Board or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)    Each meeting of Members shall be conducted by the Board or such individual Person as the Board deems appropriate.

(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing (including the election of the Managers pursuant to Section 6.4).

Section 7.3    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4    Investment Opportunities.

(a)    To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates (other than the Company, the Managers or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.1    Restrictions on Transfer.

(a)    Except as provided in Section 3.6, no Member shall Transfer all or any portion of its Interest without the Board’s prior written consent, which consent shall be granted or withheld in the Board’s sole discretion (with the consent of PubCo). If all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Board consents in writing to such Transfer, which consent shall be granted or withheld in the Board’s sole discretion (with the consent of PubCo). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; except that in no circumstance may Class B Shares be Transferred unless a corresponding number of Units are Transferred to the same Person and in no circumstance may Units may be Transferred unless a corresponding number of Class B Shares are also Transferred to the same Person.

(b)    In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests or Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests or Equity Securities in the Company; (ii) if PubCo (in consultation with the Board) reasonably determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or Equity Securities issued upon any exchange of such Interests or Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

(c)    A Member making a Transfer permitted by this Agreement shall (i) at least five (5) Business Days before such Transfer, deliver to the Company a validly executed IRS Form W-9, or (ii) contemporaneously with the Transfer cause the Transferee to properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter); provided that the Company shall timely provide whatever information is reasonably requested by the Transferor to calculate the tax to be withheld.

Section 8.2    Transferee Members. A Transferee of Interests or Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Board agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other representations as requested by the Board, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Board agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Board, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 8.3    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [•], LLC DATED AS OF [●], 2021, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE IX

ACCOUNTING; CERTAIN TAX MATTERS

Section 9.1    Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2    Tax Elections.

(a)    The Company and any eligible Subsidiary of the Company (A) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election and (B) shall use commercially reasonable efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein will have in effect an election pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law). In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i)    to adopt the calendar year as the Company’s Fiscal Year;

(ii)    to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)    to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)    except where the Company Representative elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(v)    except as otherwise provided herein, any other election the Company Representative may in Good Faith deem appropriate.

(b)    Upon request of the Company Representative, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section  9.2.

Section 9.3    Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member a copy of each return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable. The Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for each Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information, (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within 60 days after the end of Fiscal Year, including any appropriate state and local apportionment information and (c) deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, as soon as practicable, but in no event more than seventy-five (75) days after the end of each Fiscal Year. Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the

Company (including a validly executed IRS Form W-9, if such Member qualifies to deliver such form), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement shall require, or give any Person the right to require, any Person to file any amended tax return.

Section 9.4    Company Representative. PubCo is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). Subject to the Business Combination Agreement, the Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause PubCo (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company (other than, for the avoidance of doubt, any taxable year ending on or before the Effective Date) with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 9.5    Withholding Tax Payments and Obligations.

(a)    Withholding Tax Payments. Upon providing reasonable advance written notice of its intention to withhold and giving a Member a reasonable opportunity to demonstrate that withholding may not be required or, alternatively, that withholding of a lesser tax rate may be permissible, each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Company Representative determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)    Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Company Representative determines, in Good Faith, that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5. Any determinations made by the Company Representative pursuant to this Section 9.5 shall be binding on the Members.

(c)    Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.2(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Company Representative, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, for the avoidance of doubt, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.2(b), as applicable, at the time such offset is made. To the extent that the Company Representative determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Contribution Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Board from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)    Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until thirty (30) days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member. If the Board determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Board may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.

(e)    Board Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Board may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Board determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Section 9.6    Coordination with Business Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 9.13 of the Business Combination Agreement and this Agreement, Section 9.13 of the Business Combination Agreement shall control. No Pre-Closing Period Tax Proceeding or Straddle Period Tax Proceeding (as those terms are used in the Business Combination Agreement) may be settled, compromised or abandoned without the prior written consent of TCV VIII, L.P. if such settlement, compromise, or abandonment would reasonably be expected to materially, adversely, and disproportionately affect any of TCV VIII (A) VT, L.P., TCV VIII (A) VT, Inc., TCV VIII (A), L.P., TCV VIII, L.P., TCV VIII (B), L.P., or TCV Member Fund, L.P. (or their direct or indirect equityholders) as compared to the impact on the other applicable Company Holders (as defined in the Business Combination Agreement).

ARTICLE X

DISSOLUTION AND TERMINATION

Section 10.1    Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)    the sale of all or substantially all of the assets of the Company; and

(b)    the determination of the Board (with the consent of PubCo) to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2    Procedure.

(a)    In the event of the dissolution of the Company for any reason, the Board or such other Person as is designated by the Board (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.3(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Board or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)    Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)    first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)    second, to set up such cash reserves which the Board reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) below); and

(iii)    third, the balance to the Members holding Vested Units, pro rata in accordance with the number of Vested Units owned by each Member.

(c)    Except as provided in Section 10.3(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Board or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3    Rights of Members.

(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.4    Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XI

GENERAL

Section 11.1    Amendments; Waivers.

(a)    The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the prior written approval of (x) PubCo, (y) the Company and (z) the holders of a majority of the outstanding vested Units held by Members other than PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i)    modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member; or

(ii)    materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner

(b)    Notwithstanding the provisions of Section 11.1(a), the Board, acting alone, may, and PubCo may cause the Board to, amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Board, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)    Notwithstanding the provisions of Section 11.1(a), in connection with any acquisition, merger, business combination or other similar transaction in which Units will be issued as consideration, upon the prior written approval of the holders of at least 50% of the outstanding Vested Units (prior to giving effect to such transaction), the terms and provisions of Section 6.1 of this Agreement (and the related provisions and references) may be amended to modify the governance structure of the Company.

(d)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.2    Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

Section 11.4    Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and PubCo, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (iii) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.6.

Section 11.5    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Business Combination Agreement, the Business Combination TRA and the Warrant Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7    Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 11.8    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.9    Headings. The descriptive headings of the Articles, Sections  and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10     Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11    Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or PubCo, addressed to it at:

[●]

With copies (which shall not constitute notice) to:

[●]

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12    Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.13    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15    Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGERS AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16    No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.2(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 11.17    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members (each, but excluding for the avoidance of doubt, the Members, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Member Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Member Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Member. Each Member Affiliate is expressly intended as a third-party beneficiary of this Section 11.17.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:

[●], LLC

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

[●], LLC

MEMBERS:

[●]

By:
Name:	[●]
Title:	[●]

[●]

By:
Name:	[●]
Title:	[●]

[●]

By:
Name:	[●]
Title:	[●]

[●]

By:
Name:	[●]
Title:	[●]

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

[●], LLC

Exhibit A

Member	Number of Units	Number of Company Warrants
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]
[●]	[●]	[●]
Total	[●]	[●]

A-1

Annex H

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 28, 2021, by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company (“TPG Pace”), and [●], a [●] (the “Holder”). Each of TPG Pace and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on January 28, 2021, TPG Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TPG Pace (“Company Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, collectively with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, and Live Learning Technologies LLC, d/b/a Nerdy, a limited liability company (the “Company”) and the other Persons party thereto, have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, TPG Pace will acquire the Company on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Business Combination”);

WHEREAS, the Holder is the owner of the number and type of [Company Equity Securities][Blocker Securities] set forth on Schedule A hereto (together with any other [Company Equity Securities][Blocker Securities] that the Holder acquires after the date hereof, collectively, the “Subject Shares”);

WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to TPG Pace and the other parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that TPG Pace and the other parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    Holder Consent and Related Matters.

(a)    As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Holder shall duly execute, and become party to, a true and correct copy of an irrevocable written consent to be delivered by the Company to TPG Pace approving the Business Combination Agreement, the Allocation

Schedule, the Transaction Documents to which the Company or any Blocker, as applicable, is or will be a party and the Transactions (including the Merger and each Blocker Merger, as applicable) in the form of Exhibit F to the Business Combination Agreement. Without limiting the generality of the foregoing, prior to the Closing, the Holder shall vote (or cause to be voted) its [Company Equity Securities][Blocker Securities] against and/or withhold consent with respect to (A) any Alternative Transaction or (B) any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (x) a breach of any of the [Company’s][Blocker’s] covenants, representation or warranty or any other agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 10.1 or 10.2 of the Business Combination Agreement not being satisfied.

(b)    Without limiting any other rights or remedies of TPG Pace, the Holder hereby irrevocably appoints TPG Pace or any individual designated by TPG Pace as the Holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Holder, to attend on behalf of the Holder any meeting of the [Company Holders][Blocker Holders] with respect to the matters described in Section 1(a), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the [Company Holders][Blocker Holders], to vote (or cause to be voted) the Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the [Company Holders][Blocker Holders] or any action by written consent by the [Company Holders][Blocker Holders] (including the Written Consent), in each case, in the event that the Holder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c)    The proxy granted by the Holder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for TPG Pace entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Holder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Holder and shall revoke any and all prior proxies granted by the Holder with respect to the Subject Shares. The consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such consent by the proxyholder of the Subject Shares and a consent by the Holder of the Subject Shares (or any other Person with the power to vote the Subject Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Holder may vote the Subject Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

2.    Other Covenants and Agreements.

(a)    The Holder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the [the Company][Blocker] or its affiliates and, from and after the Effective Time, TPG Pace and its affiliates) shall have any further obligations or liabilities under each such agreement; provided, however, that the indemnification provisions that are contemplated to survive the agreement marked with an asterisk (*) on Schedule B shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b)    The Holder shall be bound by, subject to, and afforded the benefits of, as applicable, (i) the Confidentiality Agreement, as if the Holder is directly party thereto, and 9.09 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Holder is directly party thereto, and (ii) Section 9.04 (Exclusivity) and

Section 8.03 (Claims against Trust Account) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.

(c)    The Holder acknowledges and agrees that TPG Pace and the other parties are entering into the Business Combination Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, TPG Pace and the other parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3.    Holder Representations and Warranties. The Holder represents and warrants to TPG Pace as follows:

(a)    If the Holder is not an individual, the Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Holder is an individual, the Holder has the authority to enter into, deliver and perform its obligations under this Agreement.

(b)    If the Holder is not an individual, the Holder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder. If the Holder is an individual, the signature on this Agreement is genuine, and the Holder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by TPG Pace), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Holder with respect to the Holder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)    None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Holder is not an individual, result in any breach of any provision of the Holder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Holder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)    The Holder is the owner of the Subject Shares and has valid, good and marketable title to the Subject Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under any [Company][Blocker] Organizational Document). Except for the [Company Equity Securities][Blocker Securities] set forth on Schedule A hereto, together with any other [Company Equity Securities][Blocker Securities] that the Holder acquires after the date hereof, which may only occur where TPG Pace has provided its prior written consent, the Holder does not own, beneficially or of record, any equity securities of [the Company][Blocker] or its subsidiaries. Except as otherwise expressly contemplated by any [Company][Blocker] Organizational Document and any related acknowledgement agreement existing on the date hereof and made available to TPG Pace or that is entered into in accordance with the Business Combination Agreement, the Holder does not have the right to acquire any equity securities of [the Company][Blocker] or its subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Shares and, except for this Agreement, the Business Combination Agreement and any [Company][Blocker] Organizational Document, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer any of the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject Shares.

(f)    There is no Proceeding pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)    The Holder, on his, her or its own behalf and on behalf of his, her or its officers, directors, employees, partners, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”), acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, TPG Pace and (ii) he, she or it has been furnished with or given access to such documents and information about TPG Pace and its business and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)    In entering into this Agreement and the other Ancillary Agreements to which he, she or it is or will be a party, the Holder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party and no other representations or warranties of TPG Pace (including, for the avoidance of doubt, none of the representations or warranties of TPG Pace set forth in the Business Combination Agreement or any other Ancillary Document), any Nonparty Affiliate of TPG Pace or any other Person, either express or implied, and the Holder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party, none of TPG Pace, any Nonparty Affiliate of TPG Pace or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4.    Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of TPG Pace (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Holder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the Subject Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding anything to the contrary herein, the Holder may from time to time Transfer any of the Subject Shares to its Affiliates without TPG Pace’s prior written consent if, prior to such Transfer, such Affiliate enters into a joinder to this Agreement in a form reasonably acceptable to TPG Pace (and any other Transfer shall be void ab initio).

5.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination , (ii) Section 2(b)(i) (solely to the extent that it relates the Confidentiality Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 9.09 (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.03 (Claims Against Trust Account) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

6.    No Recourse. Except for claims expressly provided in the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against [the Company][Blocker] or any Nonparty Affiliate of [the Company][Blocker] (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of TPG Pace, and (b) none of [the Company][Blocker], any Nonparty Affiliates of [the Company][Blocker] (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of TPG Pace shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

7.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to TPG Pace, to:

c/o TPG Pace Tech Opportunities Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Sarah K. Morgan

Email: smorgan@velaw.com

If to the Shareholder, to:

[                    ]

[                    ]

[                    ]

Attention:       [                    ]

Facsimile:       [                     ]

Email:    [                     ]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Jocelyn M. Arel
John Mutkoski
Email:	jarel@goodwinlaw.com
jmutkoski@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.    Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9.    Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and TPG Pace. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Holder without TPG Pace’s prior written consent (to be withheld or given in its sole discretion).

10.    Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

11.    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13.    Miscellaneous. Sections 12.02 (Nonsurvival of Representations, Warranties and Covenants), 12.06 (Governing Law), 12.08 (Interpretation), 12.03 (Severability), 12.09 (Counterparts), and 12.07 (Waiver of Jury Trial) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[HOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities[1]	Number of Shares
Common Units	[	●]
Series A Preferred Units	[	●]
Series A-1 Preferred Units	[	●]
Series B Preferred Units	[	●]
Series C Preferred Units	[	●]
Profit Units	[	●]

Class/Series Securities[2]	Number of Shares
[●]	[●]

[1]	To be included for Company.
[2]	To be included for Blocker.

Schedule A

SCHEDULE B

[●]

Schedule B

Annex I

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 28th day of January, 2021, by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Business Combination (as defined herein) (the “Issuer”), and [                ] (“Subscriber”).

WHEREAS, the Issuer, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Issuer, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, and Live Learning Technologies LLC, d/b/a Nerdy, a limited liability company (“Nerdy”), and the other parties thereto, have entered into that certain Business Combination Agreement, dated as of January 28, 2021 (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, the Issuer will acquire Nerdy on the terms and subject to the conditions set forth therein (the “Business Combination”);

WHEREAS, prior to the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, the Issuer shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Domestication, the Issuer shall file a certificate of incorporation with the state of Delaware that, among other things, authorizes the issuance of shares of Class A Common Stock, par value $0.0001 per share (“Class A Shares”), by the Issuer;

WHEREAS, as a result of the Domestication, among other things, (i) each Class F ordinary share, par value $0.0001 (“Class F Ordinary Share”), of the Issuer will automatically, on a one-for-one basis, convert into a share of Class F common stock, par value $0.0001 (“Class F Common Share”), and immediately thereafter, each Class F Common Share will convert into certain Class A Shares of the Issuer in accordance with the Certificate of Incorporation, and (ii) each warrant to purchase a Class A Ordinary Share will convert into one warrant to purchase a Class A Share;

WHEREAS, in connection with the Business Combination, Subscriber desires to subscribe for and purchase from the Issuer that number of Class A Shares of the Issuer set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share, or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Subscription Closing (as defined below); and

WHEREAS, in connection with the Business Combination, certain other “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such investors (the “Other Subscribers”) have agreed to purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date, [                ] Class A Shares, in the aggregate, at the Purchase Price (the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a) The “Subscription Closing” shall occur on the date of, and immediately prior to, the consummation of the Business Combination (the “Closing Date”). At least three (3) business days before the anticipated Closing Date, the Issuer shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. No later than two (2) business days prior to the Closing Date set forth in the Closing Notice, the Subscriber shall deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Acquired Shares to the Subscriber. The Subscriber shall deliver to the Issuer, on or prior to the date that immediately precedes the Closing Date,1 to be held in escrow until the Subscription Closing, the Purchase Price in cash via wire transfer to the account specified in the Closing Notice. On the Closing Date, the Purchase Price shall be released from escrow against and concurrently with delivery by the Issuer to Subscriber of (i) the Acquired Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of, or correspondence from, the Issuer’s transfer agent (the “Transfer Agent”) reflecting Subscriber as the owner of the Acquired Shares on and as of the Closing Date. In the event the Business Combination does not occur within one (1) business day of the Closing Date specified in the Closing Notice, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber, and the Subscriber shall be deemed to have requested that the Acquired Shares be surrendered to the Issuer for nil consideration. If this Subscription Agreement terminates following the delivery by the Subscriber of the Purchase Price, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to the Subscriber, whether or not the closing of the Business Combination shall have occurred.

(b) For the purposes of this Subscription Agreement, “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(c) The obligation of the Issuer to consummate the transaction contemplated hereunder are subject to the conditions that, on the Closing Date:

(i) The Placement Agents (as defined herein) shall have received a signed copy of the “Eligibility Representations of Subscriber” questionnaire in substantially the form attached as Schedule A hereto no later than the Closing Date; and

[1]

For any Subscriber that is an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or that is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940 (the “Investment Advisers Act”), substitute the following closing mechanics in lieu of those described in the fourth and fifth sentences of this Section 2(a): “The Subscriber shall initiate funding of the Purchase Price to the Issuer by no later than 6:00 a.m. New York City time on the Closing Date, via wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; provided, that the Subscriber shall not be obligated to initiate funding of the Purchase Price or consummate the Subscription Closing until the Issuer has delivered to the Subscriber (i) the Acquired Shares in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of, or correspondence from, the Issuer’s transfer agent (the “Transfer Agent”) reflecting Subscriber as the owner of the Acquired Shares on and as of the Closing Date or the business day immediately preceding the Closing Date, as applicable. In the event the Purchase Price has not been delivered within one (1) business day of the issuance of the Acquired Shares, such issuance shall be deemed to be null and void and the Issuer shall promptly reverse and cancel any book entries reflecting the issuance of the Acquired Shares.”

(ii) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects), and consummation of the Subscription Closing shall constitute a reaffirmation by the Subscriber of each of the representations and warranties of the Subscriber contained in this Subscription Agreement as of the Closing Date, but in each case without giving effect to the consummation of the Business Combination.

(d) The obligations of the Subscriber to consummate the transactions contemplated hereunder are subject to the conditions that, at the Closing Date:

(i) all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects), and consummation of the Subscription Closing shall constitute a reaffirmation by the Issuer of each of the representations and warranties of the Issuer contained in this Subscription Agreement as of the Closing Date, but in each case without giving effect to consummation of the Business Combination;

(ii) the Issuer shall have performed, satisfied and complied (unless waived) in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by them at or prior to the Subscription Closing; and

(iii) the terms of the Business Combination Agreement shall not have been amended in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement unless Subscriber has consented in writing to such amendment, modification or waiver. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment or extension of the Outside Date (as defined in the Business Combination Agreement) shall not materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement.

(e) The obligations of each of the Issuer and Subscriber to consummate the transactions contemplated hereunder are subject to the conditions that, on the Closing Date;

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;

(ii) all conditions precedent to the closing of the Business Combination in Article X of the Business Combination Agreement, including all necessary approvals of the Issuer’s shareholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Business Combination, but subject to satisfaction of such conditions as of the closing of the Business Combination); and

(iii) no suspension of the qualification of the Acquired Shares for the offering, sale or trade shall have been initiated or, to the Issuer’s knowledge, threatened, in any jurisdiction, including by the Securities and Exchange Commission (the “Commission”).

(f) At the Subscription Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3. Issuer Representations and Warranties. The Issuer represents and warrants to the Subscriber and to the Placement Agents that:

(a) The Issuer has been duly incorporated and as of the date hereof, is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Subscription Closing, the Issuer shall be duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(c) As of the Subscription Closing, the Acquired Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation (as in effect at such time of issuance) or under the laws of the State of Delaware.

(d) This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, this Subscription Agreement is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(e) The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale by the Issuer of the Acquired Shares and the consummation of the other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with its obligations under this Subscription Agreement.

(f) There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.

(g) The Issuer is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(h) The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Commission of the Registration Statement (as defined below), (ii) the filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 8(s) of this Subscription Agreement, (v) those required by the New York Stock Exchange (the “NYSE”), including with respect to obtaining stockholder approval, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(i) As of the date of this Subscription Agreement, the authorized capital shares of the Issuer consists of (i) 200,000,000 Class A Ordinary Shares; (ii) 20,000,000 Class F Ordinary Shares; and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof: (i) no Preference Shares are issued and outstanding; (ii) 45,000,000 Class A Ordinary Shares are issued and outstanding; (iii) 11,250,000 Class F Ordinary Shares are issued and outstanding; and (iv) 16,333,333 warrants to purchase 16,333,333 Class A Ordinary Shares are outstanding.

(j) The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation, would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(k) The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “PACE”. Following the Domestication, the Acquired Shares are expected to be registered under the Exchange Act and to be listed for trading on the NYSE. Except as otherwise disclosed by the Issuer in the SEC Documents (as defined below), there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the NYSE, excluding, for the purposes of clarity, the customary ongoing review of the NYSE in connection with the Business Combination. The Issuer has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act prior to the Subscription Closing, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Class A Shares.

(l) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.

(m) Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

(n) Following the Subscription Closing, the Acquired Shares will not be subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Acquired Shares under any organizational document or agreement of, by or with the Issuer, but excluding the restrictions on transfer described in Section 4(f) hereof with respect to the status of the Acquired Shares as “restricted securities” pending their registration for resale under the Securities Act in accordance with the terms of this Subscription Agreement.

(o) The Issuer has not entered into any side letter or similar agreement with any Other Subscriber pursuant to Other Subscription Agreements or any other investor in connection with such investor’s direct or indirect investment in the Issuer other than (i) the Business Combination Agreement and any other agreement contemplated by the Business Combination Agreement, (ii) the Other Subscription Agreements and (iii) agreements or forms thereof that have been publicly filed via the Commission’s EDGAR system, including filings made by the Issuer. No Other Subscription Agreement (other than any Other Subscription Agreements entered into by investment companies registered under the Investment Company Act of 1940, as amended, or investors advised by an investment adviser subject to regulation under the Investment Advisers Act as contemplated by Section 2(a) hereof) contains terms (economic or otherwise) more favorable to any such other subscribers than as set forth in this Subscription Agreement. The Issuer has not agreed and will not agree to issue any warrant to any person in connection with the Business Combination.

(p) The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by the Issuer with the Commission since its initial registration of its Class A Ordinary Shares (the “SEC Documents”) and prior to the date of this Subscription Agreement, which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the Registration Statement on Form S-4 filed or to be filed by the Issuer, including the proxy statement/prospectus related thereto, with respect to the Business Combination or any other information relating to the Issuer, Nerdy or any of their respective affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. The financial statements of the Issuer included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly presents in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Issuer from the Commission Staff with respect to any of the SEC Documents.

(q) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, charge, complaint, arbitration, labor dispute or similar proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(r) The Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of the Issuer, and is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Acquired Shares, other than Deutsche Bank Securities Inc. (“DB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Barclays Capital Inc. (“Barclays,” and together with DB and J.P. Morgan, the “Placement Agents,” and each a “Placement Agent”), and TPG Capital BD, LLC.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Issuer and the Placement Agents that:

(a) If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Subscriber in connection with the consummation of the transactions contemplated by this Subscription Agreement.

(d) The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber and any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

(e) Subscriber is (i) an Institutional Account as defined in FINRA Rule 4512(c), (ii) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (iii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares. Subscriber qualifies under the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(f) Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or, (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called “Section 4(a)(1 1⁄2)”), and in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges and agrees that the Acquired Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144A promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Acquired Shares. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Acquired Shares.

(g) Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by or on behalf of the Issuer, Nerdy, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in Section 3 of this Subscription Agreement.

(h) Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, (“ERISA”) as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(i) In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Nerdy and the Business Combination. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Issuer, Nerdy, the Business Combination, the Acquired Shares or the offer and sale of the Acquired Shares.

(j) Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, the Placement Agents or a representative of the Issuer or the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer, the Placement Agents or a representative of the Issuer or the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares

(i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws or any applicable laws of any other jurisdiction.

(k) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(l) Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(m) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

(n) Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively “Sanctions Lists”), (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member states, or the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act or (vi) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(o) If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non- U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that none of the Issuer or any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.

(p) Subscriber has, and at the Subscription Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

(q) If Subscriber is located in the United Kingdom or a member state of the European Economic Area, it represents and warrants that it is a qualified investor (within the meaning of Regulation (EU) 2017/1129).

(r) If Subscriber is located in the United Kingdom, Subscriber represents and warrants that it is a person of a kind described in articles 19(5) or 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (SI 2005/1529) (as amended) or is otherwise a person to whom an invitation or inducement to engage in investment activity may be communicated without contravening section 21 of the Financial Services and Markets Act 2000.

(s) If Subscriber is located in Oman, it represents and warrants that it is a sophisticated investor (as described in Article 139 of the Executive Regulations of the Capital Market Law).

(t) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Acquired Shares.

(u) None of the Placement Agents nor any of their respective members, directors, officers, employees, representatives and controlling persons have made any independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer.

(v) In connection with the issue and purchase of the Acquired Shares, no Placement Agent has acted as the Subscriber’s financial advisor or fiduciary.

5. Registration Rights.

(a) The Issuer agrees (i) to use commercially reasonable efforts to submit to or file with the Commission within thirty (30) calendar days after the Subscription Closing (the “Filing Date”) a registration statement on Form S-3, or if the Issuer is ineligible to use Form S-3, on Form S-1, for the resale (including any successor registration statement covering the resale of the Acquired Shares, the “Registration Statement”) of the Acquired Shares (and any other equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization) pursuant to Rule 415 under the Securities Act, (ii) to use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Subscription Closing and (b) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”) and, in any event, shall use best efforts to cause the Registration Statement to be declared effective under the Securities Act within one year of the date of this Agreement; provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder. The Issuer shall maintain the Registration Statement in accordance with the terms of this Section 5, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act through the period contemplated by Section 5.01(a)(i). In the event the Issuer files a Registration Statement on Form S-1, the Issuer shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Issuer is eligible to use Form S-3. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 5.

In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three (3) years from the “Effective Date” of the Registration Statement. “Effective Date” as used herein shall mean the date on which the Registration Statement is first declared effective by the Commission. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise Subscriber within five (5) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein (in the case of a Registration Statement) or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 5(b)(ii)(5) above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Class A Shares have been listed; and

(vi) during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements or is otherwise necessary for the Registration Statement to not contain a material misstatement or omission (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein (in the case of a Registration Statement) or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(b) Subscriber may deliver written notice (including via email in accordance with Section 8(q)) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(b)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(c) The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Subscriber, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) and all other reasonable and documented out-of-pocket expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Subscriber furnished in writing to the Issuer by such Subscriber expressly for use therein.

The Issuer shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by such Subscriber.

(d) Each Subscriber shall, severally and not jointly with any other selling shareholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against all Losses, as incurred, caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Subscriber furnished in writing to the Issuer by such Subscriber expressly for use therein. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

(e) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto (and Nerdy) to terminate this Subscription Agreement, or (c) if any of the conditions to the Subscription Closing set forth in Section 2 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Subscription Closing; or (d) at the election of the Subscriber, on or after the “Outside Date” as defined in the Business Combination Agreement (as such Outside Date may be amended or extended from time to time); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Acquired Shares, the Company shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber without any deduction or set-off.

7. Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated October 6, 2020 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of its initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 7 shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement.

8. Miscellaneous.

(a) Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(b) Following the Subscription Closing, the Issuer shall cooperate with Subscriber, at its request, to facilitate the timely preparation and delivery of physical certificates representing the Acquired Shares and enable such certificates to be in such denominations or amounts, as the case may be, as Subscriber may reasonably request and registered in such names as Subscriber may request.

(c) If the Acquired Shares are eligible to be sold pursuant to an effective Registration Statement or without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Subscriber’s request, including in connection with any transfer by the Subscriber of to the account of a DTC participant without prior sale, the Issuer will cause the Transfer Agent to remove any remaining restrictive legend set forth on such Acquired Shares. In connection therewith, if required by the Transfer Agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Acquired Shares without any such legend.

(d) Subscriber acknowledges that the Issuer and the Placement Agents and others and, following the Closing, Nerdy, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. The Issuer acknowledges that the Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Issuer, Nerdy and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Subscriber set forth herein are no longer accurate in all material respects. The parties further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the parties contained in this Subscription Agreement.

(e) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Issuer, Nerdy, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Issuer expressly contained in Section 3 of this Subscription Agreement in making its investment or decision to invest in the Issuer. Subscriber agrees that none of (i) any Other Subscriber pursuant to Other Subscription Agreements entered into in connection with the offering of Acquired Shares (including the affiliates or controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser), (ii) the Placement Agents, their respective affiliates or any of its or their respective affiliates’ control persons, officers, directors or employees, (iii) any other party to the Business Combination Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, or (iv) any affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, Nerdy or any other party to the Business Combination Agreement shall be liable to Subscriber, or to any Other Subscriber, pursuant to this Subscription Agreement or the Other Subscription Agreements entered into in connection with the offering of Acquired Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares. On behalf of itself and its affiliates, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

(f) Each of the Issuer, the Placement Agents, Nerdy and Subscriber is entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned, except (x) with the written consent of the Issuer to be given in its sole discretion and (y) that Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber or an affiliate thereof), subject to, if such transfer or assignment is prior to the Subscription Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement; provided, that no such transfer or assignment shall relieve Subscriber of its obligations hereunder. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned except as set forth above.

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

(i) The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(j) This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

(k) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(m) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(o) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(p) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(q) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

c/o TPG Pace Tech Opportunities Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: officeofgeneralcounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Sarah K. Morgan

Email: smorgan@velaw.com

(iii) if to the Placement Agents, to:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Equity Capital Markets – Syndicate Desk

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Equity Syndicate Desk

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Syndicate Registration

with a required copy to (which copy shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Paul D. Tropp, Esq. and Christopher J. Capuzzi, Esq.

Paul.tropp@ropesgray.com and

Chistopher.Capuzzi@ropesgray.com

(r) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8(q) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER;

(III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(r).

(s) The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the Commission a Current Report on Form 8-K or a Form S-4 for the Business Combination (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Business Combination and any other material, nonpublic information that the Issuer or any of its officers, employees or agents on behalf of the Issuer, has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer or any of its affiliates, and, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received directly from the Issuer or any of its officers, directors or employees or indirectly from the Placement Agents. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, to not, publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or marketing materials, or for any similar or related purpose, or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) the filing of a form of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to Subscriber, and (iii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iii). Notwithstanding any of the foregoing, any Subscriber may elect to permit the Issuer (and the Placement Agents and their respective representatives) to publicly disclose the name of such Subscriber and any of its affiliates, or include the name of such Subscriber and any of its affiliates in any press release or marketing materials, or for any similar or related purpose, or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, by checking the box next to their name on the signature pages to this Subscription Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

Date: , 2021

Signature Page to

Subscription Agreement

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: , 2021

☐ Subscriber consents to the disclosure of its name in accordance with Section 8(s)	☐ Joint Subscriber consents to the disclosure of its name in accordance with Section 8(s)

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Signature Page to

Subscription Agreement

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Number of Acquired Shares subscribed for and Aggregate Purchase Price as of                 , 2021, accepted and agreed to as of this                  day of                 , 2021, by:

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

Signature of Subscriber:

[ ]

By:
Name:
Title:

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

3.	☐ We are an “Institutional Account” (as defined in FINRA Rule 4512(c)).

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an institutional “accredited investor.”

2.	☐ We are not a natural person.

3.	☐ We are an “Institutional Account” (as defined in FINRA Rule 4512(c)).

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall include any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	Any rural business investment company (“RBIC”) as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii).

Schedule A-2

Annex J

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is entered into as of January 28, 2021, by and among TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (“Sponsor”), TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands with limited liability under 353460, which shall be domesticated as a Delaware corporation prior to the Closing of the BCA Transactions (as defined herein) (“Pace”), and each holder (each, a “Class F Holder” and, collectively, the “Class F Holders”) of the issued and outstanding shares of Class F ordinary shares of Pace, par value $0.0001 per share (the “Class F Shares”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Class F Holders are currently the holders of (a) the number of Class F Shares set forth opposite such Class F Holder’s name on Exhibit A under the heading “Total Shares” and (b) the number of Cayman Pace Warrants set forth opposite such Class F Holder’s name on Exhibit A under the heading “Total Warrants”;

WHEREAS, concurrently with the execution of this Waiver Agreement, Pace, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, Live Learning Technologies LLC, a Delaware limited liability company (the “Company”), and the other persons party thereto, will enter into that certain Business Combination Agreement, to be dated as of the date hereof (the “Business Combination Agreement”), pursuant to which, through a series of steps, Pace will acquire equity interests in the Company and become the managing member of the Company (such transactions, and all other transactions contemplated by the BCA, together, the “BCA Transactions”);

WHEREAS, prior to the Business Combination, Pace shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Cayman Islands Companies Law (2018 Revision) (the “Domestication”) and each Cayman Pace Class A Ordinary Share shall convert into a share of Pace Class A Common Stock on a one-for-one basis;

WHEREAS, the Business Combination Agreement provides that, at Closing (as defined in the Business Combination Agreement), and as a consequence of the Domestication, (a) each Class F Share will be converted into one share of Pace Founders Stock and, immediately thereafter, the shares of Pace Founders Stock will convert into shares of Pace Class A Common Stock in accordance with the Pace Certificate of Incorporation and (b) each Cayman Pace Warrant will be converted into one Pace Warrant, all as set forth on Exhibit A;

WHEREAS, (i) Article 17 of the Amended and Restated Articles of Association of Pace (the “Articles of Association”) provides, and (ii) the Pace Certificate of Incorporation, which will be effective at Closing, will provide that (a) each share of Pace Founders Stock shall automatically convert into one share of Pace Class A Common Stock (such one-to-one conversion, the “Initial Conversion Ratio”) automatically upon the closing of the Business Combination (as defined in the Articles of Association and the Pace Certificate of Incorporation), and (b) the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Pace Class A Common Stock, or equity-linked securities are issued or deemed issued in excess of the amounts sold in Pace’s initial public offering and related to the closing of a Business Combination as set forth therein (the application of Article 17.3 of the Articles of Association or the Pace Certificate of Incorporation, the “Adjustment Provision”);

WHEREAS, prior to the date of the Business Combination Agreement, Pace entered into certain Forward Purchase Agreements and amendments to such Forward Purchase Agreements (as amended, the “Forward Purchase Agreements”) with certain investors pursuant to which such investors, among other things, have agreed to purchase, following the Domestication, certain shares of Pace Class A Common Stock and certain Pace Warrants, in each case immediately prior to the consummation of the BCA Transactions;

WHEREAS, concurrently with the execution of this Waiver Agreement, in connection with the execution of the Business Combination Agreement, Pace will enter into those certain Subscription Agreements, to be dated as of the date hereof (the “Subscription Agreements”), pursuant to which the investors named therein will purchase (the “PIPE Issuance”), following the Domestication, shares of Pace Class A Common Stock in a private placement or placements to be consummated concurrently with the consummation of the BCA Transactions;

WHEREAS, the application of the Adjustment Provision under the Pace Certificate of Incorporation is intended to mirror the effect of a Business Combination under the Articles of Association and, as such, the PIPE Issuance would result, absent this Waiver Agreement, in an Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision and similarly would be taken into account in the Adjustment Provision; and

WHEREAS, in connection with the BCA Transactions, the parties hereto desire to enter into this Waiver Agreement to modify the Adjustment Provision and agree to certain obligations with respect to the shares of Pace Class A Common Stock and Pace Warrants held by the Class F Holders as of the Closing as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.    Waiver. Upon and subject to the Closing, each Class F Holder, including Sponsor, hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights such Class F Holder has or will have under the Adjustment Provision to receive additional shares of Pace Class A Common Stock in excess of the Initial Conversion Ratio as a result of (i) any Adjustment caused by the PIPE Issuance that would otherwise be taken into account by the Adjustment Provision and (ii) any Adjustment caused by the issuance of any FPA Excess Share (as defined below) that would otherwise be taken into account by the Adjustment Provision.

Section 2.    FPA Issuance and Forfeiture. 3,750,000 additional shares of Pace Class A Common Stock shall be issued to the Class F Holders pursuant to the Adjustment Provision in connection with the issuance of 15,000,000 shares under the Forward Purchase Agreements, allocated as set forth on Exhibit A. To the extent more than 15,000,000 shares of Pace Class A Common Stock are issued by Pace under the Forward Purchase Agreements (each such Pace Class A Common Stock in excess of 15,000,000, an “FPA Excess Share”), the Class F Holders will collectively forfeit at Closing (as a capital contribution to Pace, including for purposes of Section 118 of the Internal Revenue Code of 1986, as amended (the “Code”)) for no consideration one share of Pace Class A Common Stock received as a result of the Adjustment Provision for each such FPA Excess Share (to be allocated among the Class F Holders pro rata in accordance with their ownership of Class F Shares).

Section 3.    Other Forfeitures. The Class F Holders will collectively forfeit at Closing (as a capital contribution to Pace, including for purposes of Section 118 of the Code), for no consideration, 2,000,000 shares of Pace Class A Common Stock received as a result of the Adjustment Provision (to be allocated among the Class F Holders pro rata as set forth in Exhibit A in accordance with their ownership of Class F Shares), which shares of Pace Class A Common Stock shall immediately be cancelled. Sponsor will forfeit at Closing, for no consideration, 2,444,444 Pace Warrants, which Pace Warrants shall immediately be cancelled (and shall be in addition to the pro rata share of Pace Class A Common Stock forfeited by the Sponsor as described above).

Section 4.    Earnout.

(a)     Upon and subject to Closing, 4,000,000 shares of Pace Class A Common Stock held by Sponsor (the “Earnout Shares”) shall become subject to potential forfeiture if a Triggering Event does not occur within the Earnout Period as set forth in Section 4(b), with the applicable portion of such Earnout Shares no longer being subject to forfeiture upon the occurrence of the applicable Triggering Event. Certificates or book entries representing the Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Waiver Agreement, and any transfer agent for the Pace Class A Common Stock will be given appropriate stop transfer orders with respect to the Earnout Shares until the occurrence of the applicable Triggering Event (subject to the ability of Sponsor to transfer any Earnout Shares in accordance with the terms of Section 7(c) of the Letter Agreement or to its permitted transferees and subject to the forfeiture provision described herein); provided, however, that upon a Triggering Event in accordance with the terms herein, Pace shall immediately cause the removal of such legend with respect to the applicable Earnout Shares and direct such transfer agent that such stop transfer orders are no longer applicable.

(b)    The Earnout Shares shall no longer be subject to forfeiture as follows:

(i) upon the occurrence of Triggering Event I, one-third of the Earnout Shares shall no longer be subject to forfeiture;

(ii) upon the occurrence of Triggering Event II, one-third of the Earnout Shares shall no longer be subject to forfeiture; and

(iii) Upon the occurrence of Triggering Event III, one-third of the Earnout Shares shall no longer be subject to forfeiture.

(c)     If, during the Earnout Period, there is a Change of Control, all the Triggering Events shall be deemed to have occurred and the Earnout Shares shall no longer be subject to forfeiture.

(d)     The number of Earnout Shares and Pace Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Pace Class A Common Stock occurring on or after the Closing (other than the conversion of the Class F Shares into Pace Class A Common Stock at the Closing in connection with the Domestication).

(e)     Sponsor shall be entitled to vote such Earnout Shares and receive dividends and other distributions in respect thereof prior to the occurrence of a Triggering Event in accordance with the terms herein.

(f)    In the event any Triggering Event does not occur during the Earnout Period, the applicable Earnout Shares shall immediately be forfeited to Pace for no consideration as a contribution to the capital of Pace (including for purposes of Section 118 of the Code) and immediately cancelled.

Section 5.    Successors and Assigns. No party hereto may assign either this Waiver Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Waiver Agreement shall be binding on the parties hereto and their respective successors and assigns.

Section 6.    Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform its obligations under this Waiver Agreement, (b) this Waiver Agreement has been duly authorized, executed and delivered by such party and (c) this Waiver Agreement is enforceable against it in accordance with its terms.

Section 7.    Counterparts. This Waiver Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.    Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. THIS WAIVER AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE

WITH THE LAWS OF THE STATE OF DELAWARE. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS WAIVER AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY PARTY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 9.    This Waiver Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

TPG PACE TECH OPPORTUNITIES CORP.

By:	/s/ Eduardo Tamraz
Name:	Eduardo Tamraz
Title:	Secretary

[Signature Page to Waiver Agreement]

TPG PACE TECH OPPORTUNITIES SPONSOR, SERIES LLC

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

[Signature Page to Waiver Agreement]

CHAD LEAT /s/ CHAD LEAT

WENDI STRUGIS

KATHLEEN PHILIPS

KNEELAND YOUNGBLOOD

[Signature Page to Waiver Agreement]

CHAD LEAT

WENDI STURGIS /s/ WENDI STURGIS

KATHLEEN PHILIPS

KNEELAND YOUNGBLOOD

[Signature Page to Waiver Agreement]

CHAD LEAT

WENDI STRUGIS

KATHLEEN PHILIPS /s/ KATHLEEN PHILIPS

KNEELAND YOUNGBLOOD

[Signature Page to Waiver Agreement]

CHAD LEAT

WENDI STURGIS

KATHLEEN PHILIPS

KNEELAND YOUNGBLOOD /s/ KNEELAND YOUNGBLOOD

[Signature Page to Waiver Agreement]

EXHIBIT A

Class F Holder	Total Shares	Total Warrants	FPA Issuance Shares	Forfeiture Shares	Maximum FPA Forfeiture Shares	Forfeiture Warrants	Post- Closing Shares		Post- Closing Warrants
TPG PACE TECH OPPORTUNITIES SPONSOR, SERIES LLC	11,090,000	7,333,333	3,750,000	2,000,000	1,500,000	2,444,444	11,340,000	*	4,888,889
CHAD LEAT	40,000	0	0	0	0	0	40,000		0
WENDI STRUGIS	40,000	0	0	0	0	0	40,000		0
KATHLEEN PHILIPS	40,000	0	0	0	0	0	40,000		0
KNEELAND YOUNGBLOOD	40,000	0	0	0	0	0	40,000		0
TOTAL	11,250,000	7,333,333	3,750,000	2,000,000	1,500,000	2,444,444	11,500,000		4,888,889

*	4,000,000 of such shares will be subject to forfeiture as set forth in Section 4 of this Agreement and share count assumes maximum forfeiture of FPA shares.

[Exhibit A to Waiver Agreement]

Annex K

NERDY INC.

2021 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Nerdy Inc. 2021 Equity Incentive Plan (the “Plan”) is to provide a means through which (a) Nerdy Inc., a Delaware corporation (the “Company”), and the Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and the Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and the Affiliates rest, and whose present and potential contributions to the Company and the Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and the Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.    Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)    “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)    “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)    “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d)    “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g)    “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)    any Person (excluding any Qualifying Owner (as defined in the LLC Agreement) or any group of Qualifying Owners acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(ii)    the Incumbent Directors cease for any reason, other than by reason of any party to the Stockholder Agreement (as defined in the LLC Agreement) waiving its rights to a Designated Director

(as defined in the Stockholder Agreement) or an amendment to the Stockholder Agreement eliminating or modifying the number of Designated Directors, to constitute a majority of the number of directors of the Company then serving; for purposes of this clause (b), “Incumbent Directors” means (x) individuals who, on the Closing Date, constitute the Board, (y) any individual whose appointment or election by the Board or nomination for election by the Company’s stockholders was made pursuant to the Stockholder Agreement (including any Cohn Director (as defined in the Stockholder Agreement)), and (z) any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by either (1) a vote of at least two-thirds (2/3) of the Incumbent Directors then in office or (2) a majority of the Cohn Directors, in each of clauses (1) and (2), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination; or

(iii)    there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets (including a sale of all of the equity interests in the Company held by the Company), other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions. Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)    “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)    “Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement by and among TPG PG Pace Tech Opportunities Corp., Live Learning Technologies LLC and the other parties thereto, dated as of January 28, 2021.

(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(k)    “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(l)    “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m)    “Effective Date” means the Closing Date.

(n)    “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p)    “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q)    “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)    “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Live Learning Technologies, LLC dated as of the Closing Date.

(s)    “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(t)    “Nonstatutory Option” means an Option that is not an ISO.

(u)    “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v)    “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(w)    “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x)    “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(y)    “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(z)    “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(aa)    “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(bb)    “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(cc)    “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(dd)    “SEC” means the Securities and Exchange Commission.

(ee)    “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ff)    “Stock” means the Company’s Class A Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(gg)    “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(hh)    “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (i) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (ii) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

(kk)    “Substitute Award” means an Award granted under Section 6(j).

(ll)    “UAR Plans” means the Varsity Tutors LLC 2016 U.S. Unit Appreciation Rights Plan and the Varsity Tutors LLC 2016 Canadian Unit Appreciation Rights Plan, for the avoidance of doubt, as either may be amended, restated or otherwise modified from time to time and including any successor arrangements.

3.    Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i)    designate Eligible Persons as Participants;

(ii)    determine the type or types of Awards to be granted to an Eligible Person;

(iii)    determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv)    determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled (including settlement in cash), exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v)    modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi)    determine the treatment of an Award upon a termination of employment or other service relationship;

(vii)    impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii)    interpret and administer the Plan and any Award Agreement or any other instrument relating to an Award made under the Plan;

(ix)    appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(x)    correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(xi)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)    Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c)    Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)    Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)    Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.    Stock Subject to the Plan.

(a)    Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, (i) [●] shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs; (ii) any shares of Stock issuable in respect of Unit Appreciation Rights (as such term is defined in the applicable UAR Plan) that are outstanding as of the Effective Date, including any substitute or successor awards, granted under the UAR Plans that are forfeited or canceled without payment, such number of shares of Stock determined as of the date of such forfeiture or cancelation, shall be available under the Plan for the issuance of shares with respect to Awards, including for the issuance of shares upon the exercise of ISOs; and (iii) any Unvested Units (as defined in the LLC Agreement) that are outstanding as of the Effective Date, that are forfeited or canceled prior to vesting, an equivalent number of shares of Stock determined as of the date of such forfeiture or cancelation, shall be available under the Plan for the issuance of shares with respect to Awards, including for the issuance of shares upon the exercise of ISOs. For the avoidance of doubt, any shares of Stock that become available for issuance under the Plan pursuant to clause (ii) of this Section 4(a) shall not be available for issuance pursuant to the UAR Plans, and any Unit Appreciation Rights that are forfeited or canceled without payment following the Effective Date shall not be available for issuance pursuant to the applicable UAR Plan.

(b)    Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)    Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award under the Plan that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without the actual delivery of shares (Awards of Restricted Stock shall not be considered “delivered shares” for this purpose), will again be available for Awards. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d)    Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan, nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e)    Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.    Eligibility.

(a)    Awards may be granted under the Plan only to Eligible Persons.

6.    Specific Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use one or more business criteria or other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. To the extent provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b)    Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)    Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii)    Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)    ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c)    SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)    Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)    Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(iii)    Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv)    Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d)    Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i)    Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)    Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)    Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i)    Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii)    Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f)    Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g)    Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents that are granted as free-standing awards shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h)    Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i)    Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j)    Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an

Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7.    Certain Provisions Applicable to Awards.

(a)    Limit on Transfer of Awards.

(i)    Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)    Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)    To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

(iv)    An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)    Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)    Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d)    Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)    Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.    Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)    Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)    Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)    Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)    If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii)    If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)    Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)    Change in Control and Other Events. Except to the extent otherwise specifically provided in an Award Agreement, acceleration of the time of vesting or exercisability of any Award or the lapse of forfeiture restrictions applicable to any Award shall not occur solely upon the occurrence of a Change in Control. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i)    accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii)    redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other property or consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii)    cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv)    make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.    General Provisions.

(a)    Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)    Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in St. Louis County, Missouri.

(d)    Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)    Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g)    Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h)    Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)    Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)    Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k)    Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)    Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)    Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)    Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is [●]. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.    Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Annex L

FORM OF TAX RECEIVABLE AGREEMENT

between

NERDY INC.

and

THE PERSONS NAMED HEREIN

Dated as of [                    ], 2021

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [], 2021, and is between Nerdy Inc., a Delaware corporation, each of the undersigned parties, and each of the other persons from time to time that becomes a party hereto (each, excluding [Nerdy] LLC, a Delaware limited liability company (“OpCo”), a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold units (the “Units”) in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, after the BCA Closing (as defined below) the Corporate Taxpayer (as defined below) will be the sole managing member of OpCo, and will hold, directly and/or indirectly, Units;

WHEREAS, the Units held by the TRA Parties may be exchanged for shares of Class A common stock (the “Class A Shares”) of the Corporate Taxpayer (as defined below), in accordance with and subject to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries (as defined below) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the U. S. Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) that includes the BCA Closing Date (as defined below) and for each Taxable Year (as defined below) in which a there is taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units by the Corporate Taxpayer or by OpCo from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or other consideration or a taxable distribution (or deemed distribution) from OpCo to any of the TRA Parties (each, an “Exchange”), including pursuant to that certain merger of TPG Pace Tech Merger Sub LLC, a Delaware limited liability company, with and into OpCo, with OpCo surviving the merger, pursuant to the BCA (as defined below), as set forth in Section 9.13 of the BCA (as defined below);

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Basis Adjustments and (ii) Imputed Interest (each as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes (as defined below) of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer as reported on its IRS Form 1120 (or any successor form) for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code (provided, that such amount set forth in clause (i) will be calculated excluding deductions of (and other impacts of) state and local income taxes) and (ii) the product of the amount of the U.S. federal taxable income or gain for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes) and the Assumed Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed Rate” means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year (expressed as a percentage) and (b) the sum, with respect to each state and local jurisdiction in which the Corporate Taxpayer files Tax Returns, of the products of (i) the Corporate Taxpayer’s tax apportionment rate(s) for such jurisdiction for such Taxable Year and (ii) the highest corporate tax rate(s) for such jurisdiction for such Taxable Year.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:

(i)    any Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Basis Adjustments, and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Exchange, and taking into account (i) Section 704(c) of the Code and (ii) any adjustment under Section 734(b) or Section 743(b) of the Code); and

(ii)     any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b)) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“BCA” means the Business Combination Agreement, dated as of January 28, 2021, by and among TPG Pace Tech Opportunities Corp., an exempted company incorporated in the Cayman Islands with limited liability under company number 353460, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company, TCV VIII (A) VT, Inc., a Delaware corporation, LCSOF XI VT, Inc., a Delaware corporation, TPG Pace Blocker Merger Sub I Inc., a Delaware corporation, TPG Pace Blocker Merger Sub II Inc., a Delaware corporation, Live Learning Technologies, LLC, a [Missouri] limited liability company, and the Blocker Holders (as defined therein).

“BCA Closing” means the closing of the transactions contemplated by the BCA.

“BCA Closing Date” means the closing date of the BCA Closing.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the transactions contemplated by the BCA:

(a)    any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the stock of the Corporate Taxpayer) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(b)    the Incumbent Directors cease for any reason, other than by reason of any party to the Stockholder Agreement waiving its rights to a Designated Director (as defined in the Stockholder Agreement) or an amendment to the Stockholder Agreement eliminating or modifying the number of Designated Directors, to constitute a majority of the number of directors of the Corporate Taxpayer then serving; for purposes of this clause (b), “Incumbent Directors” means (x) individuals who, on the BCA Closing Date, constitute the Board, (y) any individual whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was made pursuant to the Stockholder Agreement (including any Cohn Director), and (z) any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by either (1) a vote of at least two-thirds (2/3) of the Incumbent Directors then in office or (2) a majority of the Cohn Directors, in each of clauses (1) and (2), either by a specific vote or by approval of the proxy statement of the Corporate Taxpayer in which such person is named as a nominee for director, without written objection to such nomination; or

(c)    there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)    the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets (including a sale of all of the equity interests in OpCo held by the Corporate Taxpayer), other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Change of Control Acceleration Election” has the meaning set forth in Section 4.1(c)(i) of this Agreement.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Cohn” has the meaning assigned to such term in the Stockholder Agreement.

“Cohn Director” has the meaning assigned to such term in the Stockholder Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means Nerdy Inc. and any successor corporation and shall include any company that is a member of any consolidated Tax Return of which Nerdy Inc. is a member. For the avoidance of doubt, this term as used in the definition of “Board” and “Change of Control” means only Nerdy Inc. and any successor corporation.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Act” has the meaning assigned to such term in the LLC Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on OpCo (and OpCo’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule, including amendments thereto, for the Taxable Year and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year; provided, that Hypothetical Tax Liability shall be calculated (x) excluding deductions of state and local income taxes for U.S. federal income tax purposes and (y) assuming the liability for state and local Taxes (but not, for the avoidance of doubt, U.S. federal taxes) shall be equal to the product of (i) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (ii) the Assumed Rate. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.

“LIBOR” means, during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall (as determined by the Corporate Taxpayer to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” means a holder of Units other than the Corporate Taxpayer.

“Market Value” the volume-weighted average share price of the Class A Shares as displayed on the Corporate Taxpayer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the relevant trading day.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble of this Agreement.

“Person” has the meaning assigned to such term in the LLC Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of an LLC Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.

“Qualifying Owner” has the meaning assigned to such term in the LLC Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax

Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) that are allocable to the Corporate Taxpayer under Section 704 of the Code. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income tax purposes.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Stockholder Agreement” means the Stockholder Agreement, dated on or about the date hereof, by and among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company, Cohn, Learn (as defined therein), and TCV (as defined therein).

“Subsidiary” has the meaning assigned to such term in the LLC Agreement.

“Subsidiary Stock” means stock or other equity interest in a Subsidiary of OpCo that is treated as a corporation for U.S. federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the BCA Closing Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means Cohn (or any successor, as provided herein).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(1)    the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available,

(2)    any net operating loss carryovers, excess interest deductions, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such items or (y) the fifth (5th) anniversary of the Early Termination Date,

(3)    the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date,

(4)    any non-amortizable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date, unless such date has passed, in which case such assets will be deemed disposed of on the fifth (5th) anniversary of the Early Termination Date; provided, that in the event of a Change of Control which includes taxable sale of such Reference Assets (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Assets), such non-amortizable Reference Assets shall be deemed disposed of at the time of the Change of Control (if earlier than such fifteenth (15th) anniversary),

(5)    any Subsidiary Stock will be disposed of on the fifteenth (15th) anniversary of the Early Termination Date in a fully taxable transaction for U.S. federal income tax purposes; provided, that if any Subsidiary Stock is disposed of in a taxable sale in connection with a Change of Control, such Subsidiary Stock shall be deemed to be sold at the time of such Change of Control, and

(6)    if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be transferred pursuant to an Exchange for the Market Value of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1.    Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year in which an Exchange has been effected by a TRA Party, the Corporate Taxpayer shall deliver to each such TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, in respect of such TRA Party (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, if any, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any (calculated in the aggregate) and (iii) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules under this Agreement shall be borne by OpCo.

SECTION 2.2.    Tax Benefit Schedule.

(a)    Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)    Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to the Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets in the year of payment, (B) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

SECTION 2.3.    Procedures, Amendments.

(a)    Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a

TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”) in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year (including any subsequent changes in applicable law which are effective with respect to such Taxable Year) after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1.    Payments.

(a)    Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9 (as applicable), the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Notwithstanding anything herein to the contrary, unless otherwise specified by a TRA Party in connection with an Exchange, the aggregate Tax Benefit Payments payable under this Agreement in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed 60% of the fair market value of the consideration received on such Exchange.

(b)    A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt (but without prejudice to Section 3.5), that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the U.S. federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the BCA Closing Date, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (2), (4), and (5), substituting in each case the terms “date of a Change of Control” for an “Early Termination Date.”

SECTION 3.2.    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3.    Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amount of Net Tax Benefit that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4.    Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments (taking into account the operation of Section 3.3) and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

SECTION 3.5.    Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) in the amount it would have received if there had been no excess payment to such TRA Party.

ARTICLE IV

TERMINATION

SECTION 4.1.    Early Termination of Agreement; Breach of Agreement.

(a)    The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the payment of the Early Termination Payment to all TRA Parties as set forth in Section 4.3(a), and provided, further, that the Corporate Taxpayer may withdraw any notice to exercise its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clauses (a) or (b) are included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)    In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of the failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2) (A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, without duplication, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, (i) the Corporate Taxpayer has used commercially reasonable efforts to obtain such funds and (ii) that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior

Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to an election by a TRA Party for the acceleration upon a Change of Control contemplated by Section 4.1(c).

(c)    (i) Except as otherwise provided in Section 4.1(c)(ii) or Section 4.1(c)(iii), in the event of a Change of Control, (A) each TRA Party shall continue as a TRA Party under this Agreement after such Change of Control and will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c), and (B) Valuation Assumptions (1), (2), (4), and (5) shall apply.

(ii)    Unless the TRA Party Representative makes the election described in Section 4.1(c)(iii), in the event of a Change of Control, each TRA Party shall have the option to elect to cause all obligations hereunder with respect to any Basis Adjustments Attributable to Exchanges occurring prior to or in connection with such Change of Control to be accelerated (the “Change of Control Acceleration Election”) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. If a TRA Party makes the election described in the preceding sentence, (i) such TRA Party shall be entitled to receive, without duplication, the amounts set forth in clauses (1), (2) and (3) of the preceding sentence and (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting therein the phrase “date of a Change of Control” in each case where the phrase “Early Termination Date” appears.

(iii)    In the event of a Change of Control, the TRA Party Representative shall have the option to elect to cause all TRA Parties to be deemed for purposes of this Agreement to have made the Change of Control Acceleration Election, and in such case Section 4.1(c)(ii) shall apply as though each TRA Party had made the Change of Control Acceleration Election thereunder.

SECTION 4.2.    Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party.

SECTION 4.3.    Payment upon Early Termination.

(a)    Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)    “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of secured indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2.    Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable, together with any interest thereon computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1.    Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to Taxes; provided, however, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the TRA Party Representative, such consent not to be unreasonably withheld or delayed. The Corporate Taxpayer shall notify the TRA Party Representative of, and keep it reasonably informed with respect to, the any tax audit or other tax contest of the Corporate Taxpayer the outcome of which is reasonably expected to reduce or defer the Tax Benefit Payments payable to any TRA Party under this Agreement and the TRA Party Representative, and any affected TRA Party, shall have the right to (i) discuss with the Corporate Taxpayer, and provide input and comment to the Corporate Taxpayer regarding, any portion of any such tax audit or other tax contest and (ii) participate in, at the affected TRA Party’s and TRA Party Representative’s expense, any such portion of any such tax audit or other tax contest to the extent it relates to issues the resolution of which would reasonably be expected to reduce or defer the Tax Benefit Payments payable to any TRA Party under this Agreement. To the extent there is a conflict between this Agreement and either the BCA or the LLC Agreement relating to tax matters and the Corporate Taxpayer, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

SECTION 6.2.    Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3.    Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[    ]

with a copy to:

[    ]

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3.    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

SECTION 7.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6.    Successors; Assignment; Amendments; Waivers.

(a)    Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”). For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party continues to hold any interest in the Corporate Taxpayer or OpCo. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer or the TRA Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.6(a) and has been recorded on the books of the Corporate Taxpayer.

(b)    No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)    All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

SECTION 7.7.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8.    Resolution of Disputes.

(a)    Any and all disputes that are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)    Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c)    (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT OF THE DISTRICT OF DELAWARE OR THE DELAWARE COURT OF CHANCERY FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR

CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

SECTION 7.9.    Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner, principal or equivalent in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10.    Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the applicable TRA Party and shall consult in good faith with such TRA Party regarding the basis for such deduction or withholding.    To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the Corporate Taxpayer for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

SECTION 7.11.    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)    If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for U.S. federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for U. S. federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group) for U.S. federal income tax purposes , then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12.    Confidentiality.

(a)    Subject to the last sentence of Section 6.3, each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b)    If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.13.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.14.    Electronic Signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 7.15.    Independent Nature of TRA Parties’ and Interests Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 7.16.    TRA Party Representative.

(a)    Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b)    If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.16(b), it may do so at any time and from time to time in its sole discretion).

(c)    The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party, respectively, hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d)    Subject to Section 7.16(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

(e)    If the TRA Party Representative is unwilling to serve in such capacity, then the person then-serving as TRA Party Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of the TRA Parties who would be entitled to receive at least 50% of the total amount of the Early

Termination Payments payable to all TRA Parties hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange);.

SECTION 7.17.    LLC Agreement. This Agreement shall be incorporated by reference and treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

[NERDY LLC]

By:
Name:	[ ]
Title:	[ ]

NERDY INC.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TRA PARTY REPRESENTATIVE:

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to the Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TRA PARTY:

[ ]

By:
Name:	[ ]
[Title:	[ ]]

[Signature Page to the Tax Receivable Agreement]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among NERDY Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”),                      (“Transferor”) and                      (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee shall acquire                      percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [], between the Corporate Taxpayer, OpCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2    Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3    Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4    Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5    Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

[Signature Page to the Joinder to the Tax Receivable Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

NERDY INC.

By:
Name
Title:

[TRANSFEROR]

By:
Name
Title:

[PERMITTED TRANSFEREE]

By:
Name
Title:

Address for notices:

[Signature Page to the Joinder to the Tax Receivable Agreement]

Annex M-I

EXECUTION VERSION

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is entered into as of September 23, 2020, between TPG Pace Tech Opportunities Corp., a Cayman Islands exempted limited company (the “Company”), and TPG Holdings III, L.P. (the “Purchaser”), a Delaware limited partnership and an affiliate of TPG Global, LLC, a Delaware limited liability company (“TPG”). The amount of Units (as defined below) subject to forward purchase by the Purchaser will be set forth, from time to time, in an appendix hereto (as may be amended from time to time without further input from the Company provided that the Forward Purchase remains constant).

RECITALS

WHEREAS, the Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) for its initial public offering (“IPO”) of 45,000,000 units (or 51,750,000 units if the IPO over-allotment option is exercised in full), which amounts may be adjusted in connection with the Company’s marketing efforts relating to the IPO (the units so issued in the IPO, including any units issued in connection with an over-allotment exercise, are referred to herein as the “Units”), at a price of $10.00 per Unit, each Unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Shares,” and the Class A Shares included in the Units, the “Public Shares”), and one-fifth of one redeemable warrant (a “Redeemable Warrant”), where each whole Redeemable Warrant is exercisable to purchase one Class A Share at an exercise price of $11.50 per share;

WHEREAS, following the closing of the IPO (the “IPO Closing”), the Company will seek to identify and consummate a Business Combination; and

WHEREAS, pursuant to this Agreement, immediately prior to consummation of the Company’s Business Combination (the “Business Combination Closing”), the Purchaser shall purchase in the aggregate from the Company, on a private placement basis, no less than $50,000,000 of forward purchase securities, consisting of 5,000,000 Class A Shares at a price of $10.00 per Class A Share (the “Forward Purchase Shares”), plus an aggregate of 1,000,000 forward purchase warrants to purchase one Class A Share at $11.50 per share (such warrants, together with the Forward Purchase Shares, the “Forward Purchase Securities”), at an aggregate purchase price of $50,000,000 (the “Forward Purchase Price”), in accordance with Section 1 herein and otherwise in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Sale and Purchase.

(a)    Forward Purchase Securities.

(i)    Forward Purchase. As provided in this Agreement, immediately prior to the Business Combination Closing, the Purchaser shall purchase no less than $50,000,000 of Forward Purchase

Securities, consisting of up to 5,000,000 Forward Purchase Shares at a price of $10.00 per Forward Purchase Share, together with an aggregate of up to 1,000,000 Forward Purchase Warrants (the “Forward Purchase”). The Forward Purchase shall be effectuated, in one or more private placements of Forward Purchase Securities.

(ii)    The Company shall require the Purchaser to purchase the Forward Purchase Securities by delivering notice (a “Notice”) to the Purchaser, at least ten (10) Business Days before the funding of the Forward Purchase Price, specifying the anticipated date of the Business Combination Closing. At least two (2) Business Days before the anticipated date of the Business Combination Closing specified in a Notice, the Purchaser shall fund the Forward Purchase Price in an amount set forth in a Notice in full in free and clear funds (to an account notified by the Company to the Purchaser). If the Business Combination Closing does not occur within ten (10) days after the Purchaser funds the Forward Purchase Price in full, the Forward Purchase Price shall automatically return to the Purchaser, provided that the return of the Forward Purchase Price shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York. The obligation to consummate the Forward Purchase set forth in this Section 1(a)(ii) shall be transferable or assignable by the Purchaser to one or more third parties (the “Forward Transferees”) to the extent set forth in Section 4(c).

(iii)    The closing of the sale of the Forward Purchase Securities (the “Forward Closing”) shall be held on the same date and immediately prior to the Business Combination Closing. At the Forward Closing, the Company shall issue to the Purchaser the Forward Purchase Securities, equal to the amount of the Forward Purchase set forth in a Notice.

(iv)    If the Purchaser transfers its obligation to consummate the Forward Purchase to one or more of the Forward Transferees pursuant to Section 4(c), then at the Forward Closing, if agreed by each Forward Transferee and TPG Pace Tech Opportunities Sponsor, Series LLC, the Company shall also issue to each Forward Transferee, on a private placement basis, upon payment of the Forward Purchase Price, an additional number of Class A Shares (the “Additional Shares” and, together with the Forward Purchase Securities and the Forward Transferee Securities (as defined below), the “Securities”).

(v)    At the Forward Closing, upon payment of the Forward Purchase Price, the Company shall issue the Securities to the Purchaser (or any Forward Transferee, as applicable) in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable, pursuant to written instructions delivered by the Purchaser.

(b)    Legends. Each book entry for the Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(c)    Certificates. The Company shall cooperate with the Purchaser, at its request, to facilitate the timely preparation and delivery of physical certificates representing the Securities and enable such certificates to

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be in such denominations or amounts, as the case may be, as the Purchaser may reasonably request and registered in such names as the Purchaser may request. Any such physical certificates shall be stamped or otherwise imprinted with a legend substantially in the form set forth in Section 1(b).

(d)    Legend Removal. If the Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 1(b) and Section 1(c). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Securities without any such legend.

2.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof:

(a)    Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

(c)    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)    Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law (other than as set forth herein). By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than another Purchaser, if applicable) to sell, transfer or grant participations to such Person, with respect to any of the Securities. For

M-I-3

purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f)    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities, as well as the terms of the Company’s proposed IPO, with the Company’s management.

(g)    Restricted Securities. The Purchaser understands that the offer and sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except as provided herein (the “Registration Rights”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that the offering of the Securities is not and is not intended to be part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such Securities.

(h)    No Public Market. The Purchaser understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

(i)    High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.

(j)    Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(k)    No General Solicitation. Neither the Purchaser, nor, to its knowledge, any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

(l)    Residence. The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth on the signature page hereof.

(m)    Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

(n)    Adequacy of Financing. The Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.

(o)    Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with Deutsche Bank Securities, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Northland Securities, Inc. and Siebert Williams Shank & Co., LLC or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO, except that the Purchaser is affiliated with TPG Capital BD, LLC.

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(p)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

3.    Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a)    Organization and Corporate Power. The Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

(b)    Capitalization. On the date hereof, the authorized share capital of the Company consists of:

(i)    200,000,000 Class A Shares, par value $0.0001 per share, none of which are issued and outstanding.

(ii)    20,000,000 Class F ordinary shares of the Company, par value $0.0001 per share (the “Class F Shares”), 20,000,000 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class F Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii)    1,000,000 preferred shares, par value $0.0001 per share, none of which are issued and outstanding.

(c)    Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement and to issue the Securities, and the securities issuable upon conversion of exercise of the Securities, has been taken or will be taken prior to the Forward Closing, including all corporate action required to authorize the issuance of the related Redeemable Warrants. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Securities and the securities issuable upon conversion or exercise of the Securities has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)    Valid Issuance of Securities.

(i)    The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Securities and this Agreement, and registered in the register of members of the Company, will be validly issued, fully paid and

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nonassessable, as applicable, and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 3(e) below, the Securities and the securities issuable upon conversion or exercise of the Securities will be issued in compliance with all applicable federal and state securities laws.

(ii)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e)    Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities laws, if any, and pursuant to the Registration Rights.

(f)    Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Charter or other governing documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g)    Operations. As of the date hereof, the Company has not conducted, and prior to the IPO Closing the Company will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities.

(h)    No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

(i)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the proposed IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.    Registration Rights; Transfer

(a)    Registration. The Company agrees that the Purchaser shall have the registration rights set forth on Exhibit A.

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(b)    Indemnification.

(i)    The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless the Purchaser (to the extent a seller under a Forward Registration Statement (as defined in Exhibit A)), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of the Purchaser, each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use therein.

The Company shall notify the Purchaser promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Company.

(ii)    The Purchaser shall, severally and not jointly with any other selling shareholder named in a Forward Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use therein. In no event shall the liability of the Purchaser be greater in amount than the dollar amount of the net proceeds received by the Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)    Transfer. All of the Purchaser’s rights and obligations hereunder with respect to the Forward Purchase may be transferred or assigned, at any time and from time to time prior to the consummation of a Business Combination and in whole or in part, to any Forward Transferees. Upon any such transfer or assignment:

(i)    the applicable Forward Transferee(s) shall execute a joinder to this Agreement in the form attached hereto as Exhibit B (the “Joinder Agreement”), which shall, on the signature page to the

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Joinder Agreement, reflect the number of Forward Purchase Securities such Forward Transferee(s) shall have the right to purchase (the “Forward Transferee Securities”), and, upon such execution, such Forward Transferee(s) shall have all the same rights and obligations of the Purchaser hereunder with respect to the Forward Transferee Securities, and references herein to the “Purchaser” shall be deemed to refer to and include any such Forward Transferee(s) with respect to such Forward Transferee(s) and to their Forward Transferee Securities; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Forward Transferee(s) shall be several and not joint and shall be made as to the Purchaser or any such Forward Transferee(s), as applicable, as to itself only;

(ii)    all of the rights and obligations of each Forward Transferee with respect to the Forward Purchase may not be transferred or assigned, at any time and from time to time and in whole or in part, except the rights and obligations of each Forward Transferee with respect to the Forward Purchase may be transferred or assigned, at any time and from time to time and in whole or in part to any affiliate of TPG, subject to the same terms and procedures as a transfer or assignment from the Purchaser to the Forward Transferees;

(iii)    upon a Forward Transferee’s execution and delivery of a Joinder Agreement, the number of Forward Purchase Securities permitted to be purchased by the Purchaser in the Forward Purchase hereunder shall be reduced by the total number of Forward Purchase Securities permitted to be purchased by the applicable Forward Transferee pursuant to the applicable Joinder Agreement, which reduction shall be evidenced by the Purchaser and the Company amending Schedule A to this Agreement to reflect each transfer and updating the “Number of Forward Purchase Securities”, and “Aggregate Purchase Price for Forward Purchase Securities” on the Purchaser’s signature page hereto to reflect such reduced number of Forward Purchase Securities. For the avoidance of doubt, this Agreement need not be amended and restated in its entirety, but only Schedule A and the Purchaser’s signature page hereto need be so amended and updated and executed by the Purchaser and the Company upon the occurrence of any such transfer of Forward Transferee Securities.

5.    Additional Agreements and Acknowledgements of the Purchaser.

(a)    Trust Account.

(i)    The Purchaser hereby acknowledges that it is aware that the Company will establish a trust account (the “Trust Account”) for the benefit of its public shareholders upon the IPO Closing. The Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares, if any, held by it.

(ii)    The Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

(b)    Voting. The Purchaser hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, the Purchaser shall vote any Class A Shares owned by it in favor of any proposed Business Combination. If the Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of a proposed Business Combination, the Purchaser hereby grants hereunder to the Company and any representative designated by the Company without further action by the Purchaser a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.

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(c)    No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), each of such foregoing instruments that is naked short, and short sales and other short transactions through non-U.S. broker dealers or foreign regulated brokers.

6.    Listing. The Company will use commercially reasonable efforts to effect and maintain the listing of the Class A Shares and the Redeemable Warrants on the New York Stock Exchange (or another national securities exchange).

7.    Forward Closing Conditions.

(a)    The obligation of the Purchaser to purchase the Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to such Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i)    (A) With respect to the Forward Closing occurring on the date of the Business Combination Closing, the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Securities and (B) with respect to the Forward Closing occurring prior to the date of the Business Combination Closing, the Company shall not have delivered to the Purchaser a revocation of the Notice with respect to such Forward Purchase;

(ii)    The Company shall have delivered to the Purchaser a certificate evidencing the Company’s good standing as a Cayman Islands exempted company, as of a date within ten (10) Business Days of the Forward Closing;

(iii)    The representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of such Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;

(iv)    The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such Forward Closing; and

(v)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

(b)    The obligation of the Company to sell the Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to such Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i)    (A) With respect to the Forward Closing occurring on the date of the Business Combination Closing, the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Securities and (B) with respect to the Forward Closing occurring prior to the date of the Business Combination Closing, Company shall not have delivered to the Purchaser a revocation of the Notice with respect to such Forward Purchase;

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(ii)    The representations and warranties of the Purchaser set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of such Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii)    The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to such Forward Closing; and

(iv)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

8.    Termination. This Agreement may be terminated at any time prior to the Forward Closing:

(a)    by mutual written consent of the Company and the Purchaser; or

(b)    automatically:

(i)    if the IPO is not consummated on or prior to December 31, 2020; or

(ii)    if the Business Combination is not consummated within 24 months from the IPO Closing, unless extended upon approval of the Company’s shareholders in accordance with the Charter.

In the event of any termination of this Agreement pursuant to this Section 8, any Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, the Company shall ensure appropriate instruments are executed to ensure that the any holder of Class A Shares issued in the IPO will have no claim to such funds, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each of the parties shall cease; provided, however, that nothing contained in this Section 8 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

9.    General Provisions.

(a)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:

TPG Pace Tech Opportunities Corp.,

301 Commerce St., Suite 3300,

Fort Worth, TX 76102

Attention: Jerry Neugebauer and Michael LaGatta

E-mail: officeofthegeneralcounsel@tpg.com

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with a copy to the Company’s counsel at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Alexander D. Lynch, Esq.

E-mail: Alex.Lynch@weil.com

All communications to the Purchaser shall be sent to the Purchaser’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b)    No Finder’s Fees. Each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or their respective officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c)    Adjustments to Notional Amounts. In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend or share split, or any other dividend however described, the Forward Purchase Securities and the Forward Purchase Price will be adjusted to account for such changes.

(d)    Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the consummation of the transactions contemplated by this Agreement or (subject to Section 9 herein) the termination hereof.

(e)    Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(f)    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g)    Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(i)    Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

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(j)    Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

(k)    Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(l)    Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(m)    Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and the Purchaser.

(n)    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(o)    Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all The Depository Trust Company fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Securities.

(p)    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

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(q)    Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(r)    Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(s)    Specific Performance. The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:

TPG HOLDINGS III, L.P.

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

Address for Notices:

E-mail:

COMPANY:

TPG PACE TECH OPPORTUNITIES CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Non-Executive Chairman and Director

SCHEDULE A

SCHEDULE OF TRANSFERS OF FORWARD PURCHASE SECURITIES

The following transfers of a portion of the number of Forward Purchase Securities have been made:

Date of Transfer Transferee	Number of Forward Purchase Securities Transferred	Purchaser Revised Forward Purchase Securities Amount

TO BE EXECUTED UPON ANY ASSIGNMENT OR FINAL DETERMINATION OF FORWARD PURCHASE SECURITIES:

Schedule A as of                    , 202[    ], accepted and agreed to as of this day of                    , 202[    ] by:

PURCHASER:

TPG HOLDINGS III, L.P.

[Signature Page to Forward Purchase Agreement]

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PURCHASER:

By:
Name:
Title:

Address for Notices:

E-mail:

COMPANY:

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

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EXHIBIT A

REGISTRATION RIGHTS

1.    The Company shall (i) use commercially reasonable efforts to file within thirty (30) calendar days after the Business Combination Closing (the “Filing Date”) a registration statement on Form S-3, or if the Company is ineligible to use Form S-3, on Form S-1, for a secondary offering (including any successor registration statement covering the resale of the Registrable Securities a “Forward Registration Statement”) of (x) the Class A Shares and Redeemable Warrants (and underlying Class A Shares) comprising the Securities, (y) any other equity security of the Company issued or issuable with respect to the securities referred to in clause (x) by way of a share dividend or share split or by way of a conversion from a warrant, or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (z) any other shares or warrants of the Company that the Purchaser may have purchased in the open market (collectively, the “Registrable Securities”) pursuant to Rule 415 under the Securities Act; (ii) to use commercially reasonable efforts to cause a Forward Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Business Combination Closing and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided however, that the Company’s obligation to include the Registrable Securities in the Forward Registration Statement are contingent upon the Purchaser furnishing in writing to the Company such information regarding the Purchaser, the securities of the Company held by the Purchaser and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Purchaser shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Forward Registration Statement during any customary blackout or similar period or as permitted hereunder. The Company shall maintain each Forward Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Forward Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Forward Registration Statement. In the event the Company files a Forward Registration Statement on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Exhibit A.

2.    The Company further agrees that, in the event that the Forward Registration Statement has not been declared effective by the SEC by the Effectiveness Date, (a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights the Purchaser may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the Registration Default shall not have been cured by such date) until the Registration Default is cured, the Company shall pay to each Purchaser, except TPG and its affiliates, an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Forward Purchase Price paid by the Purchaser pursuant to this Agreement for any Registrable Securities held by the Purchaser on the Default Date; provided, however, that if the Purchaser fails to provide the Company with any information requested by the Company that is required to be provided in such Forward Registration Statement with respect to the Purchaser as set forth herein, then, for purposes of this Exhibit A, the Filing Date or Effectiveness Date, as applicable, for a Forward Registration Statement with respect

Exhibit A-1

M-I-16

to the Purchaser shall be extended until two (2) Business Days following the date of receipt by the Company of such required information from the Purchaser; and in no event shall the Company be required hereunder to pay to the Purchaser pursuant to this Agreement an aggregate amount that exceeds 5.0% of the aggregate Forward Purchase Price paid by the Purchaser for its Registrable Securities. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. The Company shall deliver the cash payment to the Purchaser with respect to any Liquidated Damages by the fifth Business Day after the date payable. If the Company fails to pay said cash payment to the Purchaser in full by the fifth Business Day after the date payable, the Company will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Purchaser, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Purchaser from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Exhibit A in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to the Purchaser with respect to any period during which all of such Purchaser’s Registrable Securities may be sold by the Purchaser without volume or manner of sale restrictions under Rule 144 and the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Notwithstanding the foregoing, any failure by the Company to have the Forward Registration Statement declared effective by the SEC by the Effectiveness Date as a result of the unavailability of Form S-3 for the registration of the Registrable Securities will not result in a Registration Default or the Company being obligated to pay or any Purchaser being entitled to receive any liquidated damages.

3.    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Purchaser as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Forward Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Purchaser, and to keep the applicable Forward Registration Statement or any subsequent shelf Forward Registration Statement free of any material misstatements or omissions, until the earlier of the following: (i) the Purchaser ceases to hold any Registrable Securities or (ii) the date all Registrable Securities held by the Purchaser may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Forward Registration Statement. The period of time during which the Company is required hereunder to keep a Forward Registration Statement effective is referred to herein as the “Registration Period”;

(ii) advise the Purchaser within five (5) Business Days:

(1) when a Forward Registration Statement or any amendment thereto has been filed with the SEC and when such Forward Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the SEC for amendments or supplements to any Forward Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the SEC of any stop order suspending the effectiveness of any Forward Registration Statement or the initiation of any proceedings for such purpose;

Exhibit A-2

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(4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Forward Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Forward Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Forward Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Forward Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by the Company have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Purchaser to sell the Registrable Securities under Rule 144.

4.    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Forward Registration Statement, and from time to time to require the Purchaser not to sell under the Forward Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Forward Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Forward Registration Statement would be expected, in the reasonable determination of the Company’s Board of Directors, upon the advice of legal counsel, to cause the Forward Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Forward Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Forward Registration Statement is effective or if as a result of a Suspension Event the Forward Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Purchaser agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Forward Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Purchaser receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or

Exhibit A-3

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unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Purchaser will deliver to the Company or, in the Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent the Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

5.    The Purchaser may deliver written notice (including via email) (an “Opt-Out Notice”) to the Company requesting that the Purchaser not receive notices from the Company otherwise required by this Section 5; provided, however, that the Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Purchaser (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Purchaser and the Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Purchaser’s intended use of an effective Forward Registration Statement, the Purchaser will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5 and the related suspension period remains in effect, the Company will so notify the Purchaser, within one (1) Business Day of the Purchaser’s notification to the Company, by delivering to the Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide the Purchaser with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Exhibit A-4

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EXHIBIT B

JOINDER TO FORWARD PURCHASE AGREEMENT

Each of the undersigned is executing and delivering this Joinder (this “Joinder”) pursuant to the Forward Purchase Agreement, dated as of September [●], 2020 (the “Forward Purchase Agreement”), between TPG Pace Tech Opportunities Corp., a Cayman Islands exempted limited company (the “Company”), and TPG Holdings III, L.P. (the “Purchaser”), a Delaware limited partnership.

By executing and delivering this Joinder to the Company, each of the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Forward Purchase Agreement as a Purchaser as of the date hereof in the same manner as if the undersigned were an original signatory to the Forward Purchase Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit B-1

M-I-20

TRANSFEREE:

Signature of Transferee:	Signature of Joint Transferee, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: ,	Name of Joint Transferee, if applicable:

Name of Transferee:	(Please Print. Please indicate name and
capacity of person signing above)

(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Transferee’s EIN:	Joint Transferee’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

                                                                                                   Exhibit B-2

M-I-21

[To be completed by the Company]

Number of Forward Purchase Shares:
Number of Forward Purchase Warrants:
Aggregate Purchase Price for Forward Purchase Securities:	$

Exhibit B-3

M-I-22

Annex M-II

EXECUTION VERSION

FORM OF

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is entered into as of September 23, 2020, among TPG Pace Tech Opportunities Corp., a Cayman Islands exempted limited company (the “Company”), and other third parties (each, a “Purchaser”, and collectively, the “Purchasers”). The amount of Units (as defined below) subject to forward purchase by each Purchaser will be set forth, from time to time, in an appendix hereto (as may be amended from time to time without further input from the Company).

RECITALS

WHEREAS, the Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) for its initial public offering (“IPO”) of 45,000,000 units (or 51,750,000 units if the IPO over-allotment option is exercised in full), which amounts may be adjusted in connection with the Company’s marketing efforts relating to the IPO (the units so issued in the IPO, including any units issued in connection with an over-allotment exercise, are referred to herein as the “Units”), at a price of $10.00 per Unit, each Unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Shares,” and the Class A Shares included in the Units, the “Public Shares”), and one-fifth of one redeemable warrant (a “Redeemable Warrant”), where each whole Redeemable Warrant is exercisable to purchase one Class A Share at an exercise price of $11.50 per share;

WHEREAS, following the closing of the IPO (the “IPO Closing”), the Company will seek to identify and consummate a Business Combination;

WHEREAS, TPG Holdings III, L.P. (“TPG Holdings III”), a Delaware limited partnership, will enter into a forward purchase agreement, pursuant to which, immediately prior to consummation of the Company’s Business Combination (the “Business Combination Closing”)), the Company shall issue and sell to TPG Holdings III, and TPG Holdings III shall purchase in the aggregate from the Company, on a private placement basis, no less than $50,000,000 of forward purchase securities, consisting of 5,000,000 Class A Shares at a price of $10.00 per Class A Share, plus an aggregate of 1,000,000 forward purchase warrants to purchase one Class A Share at $11.50 per share, at an aggregate purchase price of $50,000,000; and

WHEREAS, pursuant to this Agreement, immediately prior to the Business Combination Closing), the Purchasers shall purchase in the aggregate from the Company, on a private placement basis, up to $100,000,000 of forward purchase securities, consisting of up to 10,000,000 Class A Shares at a price of $10.00 per Class A Share (the “Forward Purchase Shares”), plus an aggregate of up to 2,000,000 forward purchase warrants to purchase one Class A Share at $11.50 per share (such warrants, together with the Forward Purchase Shares, the “Forward Purchase Securities”), at an aggregate purchase price of up to $100,000,000 (the “Forward Purchase Price”), in accordance with Section 1 herein and otherwise in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Sale and Purchase.

(a)    Forward Purchase Securities.

(i)    Forward Purchase. As provided in this Agreement, immediately prior to the Business Combination Closing, the Purchasers shall purchase up to $100,000,000 of Forward Purchase Securities, consisting of up to 10,000,000 Forward Purchase Shares at a price of $10.00 per Forward Purchase Share, together with an aggregate of up to 2,000,000 Forward Purchase Warrants, and each Purchaser shall severally and not jointly purchase such number of Forward Purchase Shares and Forward Purchase Warrants as set forth on such Purchaser’s signature page (the “Forward Purchase”). The Forward Purchase shall be effectuated, if at all, in one or more private placements of Forward Purchase Securities. The Forward Purchase is subject to the approval of the Company’s board of directors (“Board of Directors”). The Company and the Purchasers may determine, by mutual agreement, to increase the number of Forward Purchase Securities at any time prior to the Company’s Business Combination.

(ii)    The Company shall require the Purchasers to purchase the Forward Purchase Securities by delivering notice (a “Notice”) to each Purchaser, at least ten (10) Business Days before the funding of the Forward Purchase Price, specifying the anticipated date of the Business Combination Closing. At least two (2) Business Days before the anticipated date of the Business Combination Closing specified in each Notice, each Purchaser shall fund the Forward Purchase Price in an amount set forth in each respective Notice in full in free and clear funds (to an account notified by the Company to the Purchaser). If the Business Combination Closing does not occur within ten (10) days after the Purchasers fund the Forward Purchase Price in full, each respective amount of the Forward Purchase Price shall automatically return to each respective Purchaser, provided that the return of the Forward Purchase Price shall not terminate the Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York. Each Purchaser’s obligation to consummate the Forward Purchase set forth in this Section 1(a)(ii) shall not be transferable or assignable by each Purchaser.

(iii)    The closing of the sale of the Forward Purchase Securities by each Purchaser (the “Forward Closing”) shall be held on the same date and immediately prior to the Business Combination Closing. At the Forward Closing, the Company shall issue to each Purchaser the Forward Purchase Securities, equal to the amount of the Forward Purchase set forth in each Notice.

(iv)    At the Forward Closing, if agreed by the Purchaser and TPG Pace Tech Opportunities Sponsor, Series LLC, in writing in connection with the Purchaser entering into this Agreement, the Company shall also issue to each such Purchaser, on a private placement basis, upon payment of the Forward Purchase Price, an additional number of Class A Shares (the “Additional Shares” and, together with the Forward Purchase Securities, the “Securities”).

(v)    At the Forward Closing, upon payment of the Forward Purchase Price, the Company shall issue the Securities to the Purchasers in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), registered in the name of each Purchaser, or to a custodian designated by each Purchaser, as applicable, pursuant to written instructions delivered by each Purchaser.

M-II-2

(b)    Legends. Each book entry for the Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(c)    Certificates. The Company shall cooperate with a Purchaser, at its request, to facilitate the timely preparation and delivery of physical certificates representing the Securities and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchasers may reasonably request and registered in such names as the Purchasers may request. Any such physical certificates shall be stamped or otherwise imprinted with a legend substantially in the form set forth in Section 1(b).

(d)    Legend Removal. If the Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then at the Purchasers’ request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 1(b) and Section 1(c). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Securities without any such legend.

2.    Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company as follows, as of the date hereof:

(a)    Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

(c)    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)    Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or

M-II-3

mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law (other than as set forth herein). By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person (other than another Purchaser) to sell, transfer or grant participations to such Person, with respect to any of the Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

(f)    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities, as well as the terms of the Company’s proposed IPO, with the Company’s management.

(g)    Restricted Securities. The Purchaser understands that the offer and sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except as provided herein (the “Registration Rights”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that the offering of the Securities is not and is not intended to be part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to such Securities.

(h)    No Public Market. The Purchaser understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

(i)    High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.

(j)    Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(k)    No General Solicitation. Neither the Purchaser, nor, to its knowledge, any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

M-II-4

(l)    Residence. The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth on the signature page hereof.

(m)    Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

(n)    Adequacy of Financing. The Purchaser has available to it sufficient funds to satisfy its obligations under this Agreement.

(o)    Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with Deutsche Bank Securities, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Northland Securities, Inc. and Siebert Williams Shank & Co., LLC or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO.

(p)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

3.    Representations and Warranties of the Company. The Company represents and warrants to the Purchasers as follows:

(a)    Organization and Corporate Power. The Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

(b)    Capitalization. On the date hereof, the authorized share capital of the Company consists of:

(i)    200,000,000 Class A Shares, par value $0.0001 per share, none of which are issued and outstanding.

(ii)    20,000,000 Class F ordinary shares of the Company, par value $0.0001 per share (the “Class F Shares”), 20,000,000 of which are issued and outstanding as of the date hereof. All of the issued and outstanding Class F Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii)    1,000,000 preferred shares, par value $0.0001 per share, none of which are issued and outstanding.

(c)    Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement and to issue the Securities, and the securities issuable upon conversion of exercise of the Securities, has been taken or will be taken prior to the Forward Closing, including all corporate action required to authorize the issuance of the related Redeemable Warrants. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Securities and the securities issuable upon conversion or exercise of the Securities has been taken or will be taken prior to the

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Forward Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)    Valid Issuance of Securities.

(i)    The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Securities and this Agreement, and registered in the register of members of the Company, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described in Section 3(e) below, the Securities and the securities issuable upon conversion or exercise of the Securities will be issued in compliance with all applicable federal and state securities laws.

(ii)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e)    Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchasers in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities laws, if any, and pursuant to the Registration Rights.

(f)    Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Charter or other governing documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g)    Operations. As of the date hereof, the Company has not conducted, and prior to the IPO Closing the Company will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities.

(h)    No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.

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(i)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the proposed IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchasers in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.    Registration Rights

(a)    Registration. The Company agrees that the Purchasers shall have the registration rights set forth on Exhibit A.

(b)    Indemnification.

(i)    The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Purchaser (to the extent a seller under a Forward Registration Statement (as defined in Exhibit A)), the officers, directors, agents, partners, members, managers, shareholders, affiliates, employees and investment advisers of each Purchaser, each person who controls each Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the officers, directors, partners, members, managers, shareholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding a Purchaser furnished in writing to the Company by such Purchaser expressly for use therein.

The Company shall notify such Purchaser promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Company.

(ii)    Each Purchaser shall, severally and not jointly with any other selling shareholder named in a Forward Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or that are based upon any untrue or alleged untrue statement of a material fact contained in a Forward Registration Statement, any prospectus included in a Forward Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required

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to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein. In no event shall the liability of a Purchaser be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

5.    Additional Agreements and Acknowledgements of the Purchasers.

(a)    Trust Account.

(i)    Each Purchaser hereby acknowledges that it is aware that the Company will establish a trust account (the “Trust Account”) for the benefit of its public shareholders upon the IPO Closing. Each Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares, if any, held by it.

(ii)    Each Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it. In the event a Purchaser has any Claim against the Company under this Agreement, such Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, such Purchaser may have in respect of any Public Shares held by it.

(b)    Voting. Each Purchaser hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, such Purchaser shall vote any Class A Shares owned by it in favor of any proposed Business Combination. If a Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of a proposed Business Combination, such Purchaser hereby grants hereunder to the Company and any representative designated by the Company without further action by such Purchaser a limited irrevocable power of attorney to effect such vote on behalf of such Purchaser, which power of attorney shall be deemed to be coupled with an interest.

(c)    No Short Sales. Each Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Business Combination Closing. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), each of such foregoing instruments that is naked short, and short sales and other short transactions through non-U.S. broker dealers or foreign regulated brokers.

6.    Listing. The Company will use commercially reasonable efforts to effect and maintain the listing of the Class A Shares and the Redeemable Warrants on the New York Stock Exchange (or another national securities exchange).

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7.    Forward Closing Conditions.

(a)    The obligation of each Purchaser to purchase the Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i)    (A) With respect to the Forward Closing occurring on the date of the Business Combination Closing, the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Securities and (B) with respect to the Forward Closing occurring prior to the date of the Business Combination Closing, the Company shall not have delivered to each Purchaser a revocation of the Notice with respect to such Forward Purchase;

(ii)    The Company shall have delivered to such Purchasers a certificate evidencing the Company’s good standing as a Cayman Islands exempted company, as of a date within ten (10) Business Days of the Forward Closing;

(iii)    The representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;

(iv)    The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Forward Closing; and

(v)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Securities.

(b)    The obligation of the Company to sell the Securities at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i)    (A) With respect to the Forward Closing occurring on the date of the Business Combination Closing, the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of the Securities and (B) with respect to the Forward Closing occurring prior to the date of the Business Combination Closing, Company shall not have delivered to each Purchaser a revocation of the Notice with respect to such Forward Purchase;

(ii)    The representations and warranties of the Purchasers set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of such Forward Closing date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchasers or their ability to consummate the transactions contemplated by this Agreement;

(iii)    The Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to such Forward Closing; and

(iv)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or

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judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchasers of the Securities.

8.    Termination. This Agreement may be terminated at any time prior to the Forward Closing:

(a)    by mutual written consent of the Company and the Purchaser; or

(b)    automatically:

(i)    if the IPO is not consummated on or prior to December 31, 2020; or

(ii)    if the Business Combination is not consummated within 24 months from the IPO Closing, unless extended upon approval of the Company’s shareholders in accordance with the Charter.

In the event of any termination of this Agreement pursuant to this Section 8, any Forward Purchase Price (and interest thereon, if any), if previously paid, and each Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchasers, the Company shall ensure appropriate instruments are executed to ensure that the any holder of Class A Shares issued in the IPO will have no claim to such funds, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchasers or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each of the parties shall cease; provided, however, that nothing contained in this Section 8 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

9.    General Provisions.

(a)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:

TPG Pace Tech Opportunities Corp.,

301 Commerce St., Suite 3300,

Fort Worth, TX 76102

Attention: Jerry Neugebauer and Michael LaGatta

E-mail: officeofthegeneralcounsel@tpg.com

with a copy to the Company’s counsel at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Alexander D. Lynch, Esq.

E-mail: Alex.Lynch@weil.com

All communications to the Purchasers shall be sent to the Purchasers’ address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b)    No Finder’s Fees. Each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees, severally and not jointly, to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against

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such liability or asserted liability) for which such Purchaser or its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c)    Adjustments to Notional Amounts. In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend or share split, or any other dividend however described, the Securities and the Forward Purchase Price will be adjusted to account for such changes.

(d)    Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the consummation of the transactions contemplated by this Agreement or (subject to Section 9 herein) the termination hereof.

(e)    Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(f)    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g)    Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(i)    Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j)    Governing Law. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

(k)    Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(l)    Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

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(m)    Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and each Purchaser.

(n)    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(o)    Expenses. Each of the Company and each Purchaser will bear its own costs and expenses incurred in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent, stamp taxes and all The Depository Trust Company fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Securities.

(p)    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(q)    Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(r)    Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

(s)    Specific Performance. Each Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by such Purchaser in accordance with the terms hereof and that the Company shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:

[•]

By:
Name:
Title:

Address for Notices:

E-mail:

COMPANY:

TPG PACE TECH OPPORTUNITIES CORP.

By:
Name:
Title:

[To be completed by the Company]

Number of Forward Purchase Shares:
Number of Forward Purchase Warrants:
Aggregate Purchase Price for Forward Purchase Securities:	$

[Signature Page to Forward Purchase Agreement]

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EXHIBIT A

REGISTRATION RIGHTS

1.    The Company shall (i) use commercially reasonable efforts to file within thirty (30) calendar days after the Business Combination Closing (the “Filing Date”) a registration statement on Form S-3, or if the Company is ineligible to use Form S-3, on Form S-1, for a secondary offering (including any successor registration statement covering the resale of the Registrable Securities a “Forward Registration Statement”) of (x) the Class A Shares and Redeemable Warrants (and underlying Class A Shares) comprising the Securities, (y) any other equity security of the Company issued or issuable with respect to the securities referred to in clause (x) by way of a share dividend or share split or by way of a conversion from a warrant, or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (z) any other shares or warrants of the Company that the Purchasers may have purchased in the open market (collectively, the “Registrable Securities”) pursuant to Rule 415 under the Securities Act; (ii) to use commercially reasonable efforts to cause a Forward Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Business Combination Closing and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided however, that the Company’s obligation to include the Registrable Securities in the Forward Registration Statement are contingent upon the Purchaser furnishing in writing to the Company such information regarding the Purchaser, the securities of the Company held by the Purchaser and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Purchaser shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Forward Registration Statement during any customary blackout or similar period or as permitted hereunder. The Company shall maintain each Forward Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Forward Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Forward Registration Statement. In the event the Company files a Forward Registration Statement on Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Exhibit A.

2.    The Company further agrees that, in the event that the Forward Registration Statement has not been declared effective by the SEC by the Effectiveness Date, (a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights the Purchaser may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the Registration Default shall not have been cured by such date) until the Registration Default is cured, the Company shall pay to each Purchaser, an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Forward Purchase Price paid by the Purchaser pursuant to this Agreement for any Registrable Securities held by the Purchaser on the Default Date; provided, however, that if the Purchaser fails to provide the Company with any information requested by the Company that is required to be provided in such Forward Registration Statement with respect to the Purchaser as set forth herein, then, for purposes of this Exhibit A, the Filing Date or Effectiveness Date, as applicable, for a Forward Registration Statement with respect to the Purchaser shall be extended until two (2) Business Days following the date of receipt by the Company of such required information

Exhibit A-1

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from the Purchaser; and in no event shall the Company be required hereunder to pay to the Purchaser pursuant to this Agreement an aggregate amount that exceeds 5.0% of the aggregate Forward Purchase Price paid by the Purchaser for its Registrable Securities. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. The Company shall deliver the cash payment to the Purchaser with respect to any Liquidated Damages by the fifth Business Day after the date payable. If the Company fails to pay said cash payment to the Purchaser in full by the fifth Business Day after the date payable, the Company will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Purchaser, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Purchaser from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Exhibit A in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to the Purchaser with respect to any period during which all of such Purchaser’s Registrable Securities may be sold by the Purchaser without volume or manner of sale restrictions under Rule 144 and the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Notwithstanding the foregoing, any failure by the Company to have the Forward Registration Statement declared effective by the SEC by the Effectiveness Date as a result of the unavailability of Form S-3 for the registration of the Registrable Securities will not result in a Registration Default or the Company being obligated to pay or any Purchaser being entitled to receive any liquidated damages.

3.    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Purchaser as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Forward Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Purchaser, and to keep the applicable Forward Registration Statement or any subsequent shelf Forward Registration Statement free of any material misstatements or omissions, until the earlier of the following: (i) the Purchaser ceases to hold any Registrable Securities or (ii) the date all Registrable Securities held by the Purchaser may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Forward Registration Statement. The period of time during which the Company is required hereunder to keep a Forward Registration Statement effective is referred to herein as the “Registration Period”;

(ii) advise the Purchaser within five (5) Business Days:

(1) when a Forward Registration Statement or any amendment thereto has been filed with the SEC and when such Forward Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the SEC for amendments or supplements to any Forward Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the SEC of any stop order suspending the effectiveness of any Forward Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

Exhibit A-2

M-II-15

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Forward Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Forward Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Forward Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Forward Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by the Company have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Purchaser to sell the Registrable Securities under Rule 144.

4.    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Forward Registration Statement, and from time to time to require the Purchaser not to sell under the Forward Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s Board of Directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Forward Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Forward Registration Statement would be expected, in the reasonable determination of the Company’s Board of Directors, upon the advice of legal counsel, to cause the Forward Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Forward Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Forward Registration Statement is effective or if as a result of a Suspension Event the Forward Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Purchaser agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Forward Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Purchaser receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Purchaser will deliver to the Company or, in the Purchaser’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the

Exhibit A-3

M-II-16

Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent the Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

5.    The Purchaser may deliver written notice (including via email) (an “Opt-Out Notice”) to the Company requesting that the Purchaser not receive notices from the Company otherwise required by this Section 5; provided, however, that the Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Purchaser (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Purchaser and the Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Purchaser’s intended use of an effective Forward Registration Statement, the Purchaser will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5) and the related suspension period remains in effect, the Company will so notify the Purchaser, within one (1) Business Day of the Purchaser’s notification to the Company, by delivering to the Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide the Purchaser with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Exhibit A-4

M-II-17

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Proposed Certificate of Incorporation that will become effective immediately following the Business Combination contains provisions that limit the liability of the Nerdy Inc. directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Nerdy Inc.’s directors will not be personally liable to Nerdy Inc. or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Nerdy Inc. or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

The Proposed Certificate of Incorporation that will become effective immediately following the business combination and our bylaws provide that Nerdy Inc. is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Proposed Bylaws also provide that Nerdy Inc. is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit Nerdy Inc. to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Nerdy Inc. would otherwise be permitted to indemnify him or her under Delaware law. Nerdy Inc. expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Nerdy Inc. Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Nerdy Inc. will also maintain directors’ and officers’ liability insurance.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1*††	Business Combination Agreement, dated as of January 28, 2021, by and among TPG Pace Tech Opportunities Corp., TPG Pace Tech Merger Sub LLC, TCV VIII (A) VT, Inc., LCSOF XI VT, Inc., TPG Pace Blocker Merger Sub I Inc., TPG Pace Blocker Merger Sub II Inc., Live Learning Technologies LLC, and, solely for the purposes of specified therein, each of Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P., Learn Capital Special Opportunities Fund XVI, L.P., and TCV VIII (A), L.P. (included as Annex A-I to the proxy statement/prospectus forming a part of this registration statement).

2.2*	First Amendment to Business Combination Agreement, dated as of March 19, 2021, by and among TPG Pace Tech Opportunities Corp., TPG Pace Tech Merger Sub LLC, TCV VIII (A) VT, Inc., LCSOF XI VT, Inc., TPG Pace Blocker Merger Sub I Inc., TPG Pace Blocker Merger Sub II Inc., Live Learning Technologies LLC, and, solely for the purposes of specified therein, each of Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P., Learn Capital Special Opportunities Fund XVI, L.P., and TCV VIII (A), L.P. (included as Annex A-II to the proxy statement/prospectus forming a part of this registration statement).

Exhibit Number	Description

2.3††	Second Amendment to Business Combination Agreement, dated as of July 14, 2021, by and among TPG Pace Tech Opportunities Corp., TPG Pace Tech Merger Sub LLC, TCV VIII (A) VT, Inc., LCSOF XI VT, Inc., TPG Pace Blocker Merger Sub I Inc., TPG Pace Blocker Merger Sub II Inc., Live Learning Technologies LLC, and, solely for the purposes of specified therein, each of Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P., Learn Capital Special Opportunities Fund XVI, L.P., and TCV VIII (A), L.P. (included as Annex A-III to the proxy statement/prospectus forming a part of this registration statement).

3.1*	Amended and Restated Memorandum and Articles of Association of TPG Pace (included as Annex B to the proxy statement/prospectus).

3.2*	Form of Proposed Certificate of Incorporation of Nerdy Inc., to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).

3.3*	Form of Proposed Bylaws of Nerdy Inc., to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).

4.4*	Form of Certificate of Corporate Domestication of TPG Pace, to be filed with the Secretary of the State of Delaware.

4.5*	Warrant Agreement, dated as of October 9, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

4.6*	Stockholders Agreement, dated as of January 28, 2021, by and among TPG Pace Tech Opportunities Corp., each of (i) TPG Pace Tech Opportunities Sponsor, Series LLC, (ii) TCV VIII (A) VT, Inc. and TCV VIII (A), L.P., (iii) LCSOF XI VT, Inc, Learn Capital Special Opportunities Fund XIV, L.P., Learn Capital Special Opportunities Fund XV, L.P., Learn Capital Special Opportunities Fund X, L.P., Learn Capital Special Opportunities Fund XI, L.P., Learn Capital Special Opportunities Fund XII, L.P., Learn Capital Special Opportunities Fund XIII, L.P. and Learn Capital Special Opportunities Fund XVI, L.P. (A), L.P and (iv) Cohn Investments, LLC and Charles K. Cohn VT Trust U/A/D May 26, 2017. (included as Annex E to the proxy statement/prospectus).

4.7*	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus).

5.1*	Form of Opinion of Vinson & Elkins LLP.

8.1	Tax Opinion of Vinson & Elkins LLP.

10.1	Form of Second Amended and Restated Limited Liability Company Agreement of OpCo (included as Annex G to the proxy statement/prospectus).

10.2*	Form of Transaction Support Agreement, dated as of January 28, 2021, by and between TPG Pace Tech Opportunities Corp and the parties named therein (included as Annex H to the proxy statement/prospectus).

10.3*	Form of Subscription Agreement, dated as of January 28, 2021, by and between TPG Pace Tech Opportunities Corp. and the subscribers named therein (included as Annex I to the proxy statement/prospectus).

10.4*	Waiver Agreement, dated January 29, 2021, by and among TPG Pace, our Sponsor and each holder of issued and outstanding Founder Shares (included as Annex J to the proxy statement/prospectus).

10.5*	Form of TPG Pace 2021 Equity Incentive Plan (included as Annex K to the proxy statement/prospectus).

10.6*	Form of Tax Receivable Agreement (included as Annex L to the proxy statement/prospectus).

Exhibit Number	Description

10.7*	Form of Letter Agreements, dated October 9, 2020, between TPG Pace and each of its officers and directors, and the Sponsor.

10.8*	Form of Indemnity Agreement.

10.9*	Forward Purchase Agreement, dated as of September 23, 2020, between TPG Pace and an affiliate of TPG Global, LLC (included as Annex M-I to the proxy statement/prospectus).

10.10*	Form of Forward Purchase Agreements, dated as of September 23, 2020, between TPG Pace and other third parties (included as Annex M-II to the proxy statement/prospectus).

10.11*	Form of Amendments No. 1 to the Forward Purchase Agreements, dated as of October 6, 2020, between TPG Pace and other third parties.

10.12*	Form of Amendments No. 2 to the Forward Purchase Agreements, dated as of January 28, 2021, between TPG Pace and other third parties.

10.13*	Private Placement Warrants Purchase Agreement, dated as of October 6, 2020, between TPG Pace and the Sponsor

10.14*	Engagement Letter, dated October 6, 2020, between TPG Pace and TPG Capital BD, LLC.

10.15*	Investment Management Trust Agreement, dated as of October 9, 2020, between TPG Pace and Continental Stock Transfer & Trust Company

10.16*	Administrative Services Agreement, dated October 6, 2020 between TPG Pace and TPG Global, LLC

10.17*†	Promissory Note from the Company, dated April 16, 2020, in favor of Commerce Bank

21.1*	List of Subsidiaries of TPG Pace.

23.1	Consent of KPMG LLP, independent registered accounting firm for TPG Pace.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm for Live Learning Technologies LLC d/b/a Nerdy.

23.3*	Consent of Vinson & Elkins LLP (included as part of Exhibit 5.1).

23.4	Consent of Vinson & Elkins LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (contained on the signature page of this registration statement).

99.1*	Form of Proxy Card for Extraordinary General Meeting.

99.2*	Consent of Charles Cohn to be named as a Director.

99.3*	Consent of Greg Mrva to be named as a Director.

99.4*	Consent of Rob Hutter to be named as a Director.

99.5*	Consent of Christopher (Woody) Marshall to be named as a Director.

99.6*	Consent of Catherine Beaudoin to be named as a Director.

99.7*	Consent of Erik Blachford to be named as a Director.

99.8*	Consent of Kathleen Philips to be named as a Director.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
††

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 14th day of July, 2021.

TPG Pace Tech Opportunities Corp.

By:	/s/ Greg Mrva
Name: Greg Mrva
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Greg Mrva Karl Peterson	President	July 14, 2021

/s/ Martin Davidson Martin Davidson	Chief Financial Officer	July 14, 2021

By:	/s/ Greg Mrva
Name: Greg Mrva
Title: President